As filed with the U.S. Securities and Exchange Commission on July 24, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHECHE GROUP INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	6411	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8/F, Desheng Hopson Fortune Plaza

13-1 Deshengmenwai Avenue

Xicheng District, Beijing 100088, China

(86) 10 5083-0911

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

112 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Dan Ouyang, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
Unit 2901, 29F, Tower C, Beijing
Yintai Centre
No. 2 Jianguomenwai Avenue
Chaoyang District, Beijing 100022
People’s Republic of China
Tel: (86) 10-6529-8300	Daniel J. Espinoza, Esq. Craig Schmitz, Esq. Jeffrey A. Letalien, Esq. Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 Tel: (650) 752-3100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED JULY 24, 2023

PROXY STATEMENT

FOR EXTRAORDINARY GENERAL MEETING OF

PRIME IMPACT ACQUISITION I

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

65,535,067 CLASS A ORDINARY SHARES,

18,596,504 CLASS B ORDINARY SHARES,

AND

13,663,365 WARRANTS

AND

13,663,365 CLASS A ORDINARY SHARES

ISSUABLE UPON EXCHANGE OF WARRANTS

OF

CHECHE GROUP INC.

(AFTER THE MERGERS DESCRIBED HEREIN)

The board of directors of Prime Impact Acquisition I, a Cayman Islands exempted company (“Prime Impact”), has unanimously approved the Business Combination Agreement, dated as of January 29, 2023 (the “Business Combination Agreement”), by and among Prime Impact, Cheche Technology Inc., a Cayman Islands exempted company (“CCT”), Cheche Group Inc., a Cayman Islands exempted company and wholly owned direct subsidiary of Prime Impact Cayman LLC (“HoldCo”) and Cheche Merger Sub Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of HoldCo (“Merger Sub”), a copy of which is attached to this proxy statement/prospectus as Annex A.

Pursuant to the Business Combination Agreement, the business combination will be effected in two steps. Subject to the approval and adoption of the Business Combination Agreement by the shareholders of Prime Impact, on the date of the consummation of the Business Combination (the “Closing Date”): (1) Prime Impact will merge with and into HoldCo (the “Initial Merger”), with HoldCo surviving the Initial Merger as a publicly traded entity (the time at which the Initial Merger becomes effective is sometimes referred to herein as the “Initial Merger Effective Time”); and (2) immediately following the Initial Merger, Merger Sub will merge with and into CCT (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers,” and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo (CCT, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”).

At the Initial Merger Effective Time, pursuant to the Initial Merger: (1) each ordinary share of HoldCo, par value $0.00001 per share, issued and outstanding immediately prior to the Initial Merger Effective Time will be redeemed for par value; (2) each then issued and outstanding Class A Ordinary Share of Prime Impact, par value $0.0001 per share (“Prime Impact Class A Ordinary Share”) and Class B Ordinary Share of Prime Impact, par value $0.0001 per share (“Prime Impact Class B Ordinary Share”), will be canceled and convert automatically, on a one-for-one basis, into one Class A ordinary share of HoldCo, par value $0.00001 per share (“Class A Ordinary Shares”); (3) each then issued, outstanding and unexercised whole warrant exercisable for one Prime Impact Class A Ordinary Share (including public warrants sold as part of the units in Prime Impact’s initial public offering, and warrants sold to the Sponsor, collectively, the “Prime Impact Warrants”) will be assumed and converted automatically into one whole warrant exercisable for one Class A Ordinary Share (each resulting warrant, an “Assumed Public Warrant”); and (4) each then issued and outstanding Prime Impact Class A Ordinary Share and Prime Impact Class B Ordinary Share and held by shareholders of Prime Impact who have demanded properly in writing dissenters’ rights for such Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares, as applicable, shall be canceled and cease to exist in consideration for the right to receive payment of such Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares as provided in the Business Combination Agreement.

On the Closing Date and immediately prior to the effective time of the Acquisition Merger (the “Acquisition Merger Effective Time”), each CCT Preferred Share (as defined herein) that is issued and outstanding immediately prior to the Acquisition Merger Effective Time will convert automatically into a number of ordinary shares, par value $0.00001 per share, of CCT at the then-effective conversion rate in accordance with CCT’s sixth amended and restated articles of association (the “Conversion”).

At the Acquisition Merger Effective Time, pursuant to the Acquisition Merger: (1) each ordinary share of CCT, par value $0.00001 per share (“CCT Ordinary Shares”), including CCT Ordinary Shares resulting from the Conversion, that is (i) then issued and outstanding and (ii) held in CCT’s treasury, will be canceled and converted into the right to receive a number of Class A Ordinary Shares based on the Per Share Merger Consideration (as defined herein); (2) each then issued and outstanding CCT Ordinary Share held by Mr. Lei Zhang and Mutong Holding Limited (“CCT Founder Shares”) will be canceled and converted into the right to receive a number of Class B ordinary shares of HoldCo, par value $0.00001 per share (“Class B Ordinary Shares”), based on the Per Share Merger Consideration; (3) all CCT Ordinary Shares owned by HoldCo and Merger Sub or any other wholly-owned subsidiary of HoldCo or Merger Sub (collectively, the “Excluded Shares”) will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; (4) each outstanding and unexercised CCT Warrant will be assumed by HoldCo and converted into a warrant to acquire Class A Ordinary Shares (an “Assumed CCT Warrant”); (5) each CCT Option (as defined herein) to purchase a CCT Ordinary Share that is outstanding and unexercised will be assumed and converted into an option to purchase such number of Class A Ordinary Shares based on the Per Share Merger Consideration; (6) each CCT Restricted Share that is issued and outstanding shall be converted into such number of Class A Ordinary Shares based on the Per Share Merger Consideration, subject to the terms and conditions that applied to the corresponding CCT Restricted Share Awards; (7) each then issued and outstanding CCT Ordinary Share and CCT Preferred Share held by CCT shareholders who have demanded properly in writing dissenters’ rights for such shares will be canceled and cease to exist in consideration for the right to receive payment of such CCT Ordinary Share and CCT Preferred Share as provided in the Business Combination Agreement; and (8) each then issued and outstanding ordinary share of Merger Sub, par value $0.01 per share, will be converted into and exchanged for one ordinary share of the Surviving Subsidiary Company.

This proxy statement/prospectus covers (1) 65,535,067 Class A Ordinary Shares (including (i) Prime Impact Ordinary Shares and CCT Ordinary Shares (excluding CCT Founder Shares) that will convert into Class A Ordinary Shares in connection with the Initial Merger and the Acquisition Merger, respectively) and (ii) shares issuable upon exercise or vesting of the Assumed Public Warrants), (2) 18,596,504 Class B Ordinary Shares issuable upon the conversion of CCT Founder Shares, and (3) 13,663,365 Assumed Public Warrants and 13,663,365 Class A Ordinary Shares issuable pursuant to the exercise of Assumed Public Warrants. The number of Ordinary Shares covered in this proxy statement/prospectus represents the maximum number of Ordinary Shares that may be issued to holders of CCT Ordinary Shares in connection with the Acquisition Merger (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing holders of Prime Impact Class A Ordinary Shares, Prime Impact Class B Ordinary Shares, Prime Impact Warrants, and Prime Impact Units in connection with the Initial Merger.

The Prime Impact Units, Prime Impact Class A Ordinary Shares, and Prime Impact Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “PIAI.U,” “PIAI” and “PIAI.W,” respectively. Immediately prior to the Initial Merger, the Prime Impact Class A Ordinary Shares and the Prime Impact Public Warrants comprising each issued and outstanding Prime Impact Unit, consisting of one Prime Impact Class A Ordinary Share and one-third of one Prime Impact Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Prime Impact Class A Ordinary Share and one-third of one Prime Impact Public Warrant. Accordingly, there will be no Prime Impact Units nor any Nasdaq listing of Prime Impact Units following the consummation of the Business Combination. The parties anticipate that, following the Business Combination, the Class A Ordinary Shares and Assumed Public Warrants will be listed on the Nasdaq Stock Market (“Nasdaq”) under the symbols “CCG” and “CCGWW,” respectively, and the Prime Impact Units, Prime Impact Class A Ordinary Shares, and Prime Impact Public Warrants will cease trading on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, upon the consummation of the Business Combination.

CCT is an exempted company with limited liability incorporated under the laws of the Cayman Islands with no substantive operations. CCT carries out its business in China through its wholly-owned PRC subsidiary (“WFOE”) and its contractual arrangements, commonly known as the VIE structure, with a variable interest entity (the “VIE”) and its subsidiaries (collectively, the “Affiliated Entities”) based in China and the shareholders of the VIE, due to the Chinese regulatory restrictions on direct foreign investment in certain aspects of CCT’s business. As of the date of this proxy statement/prospectus, CCT does not have, and does not currently plan to have substantive operations in Hong Kong or Macau. Neither CCT nor WFOE owns any equity interests in the Affiliated Entities. CCT’s contractual arrangements with the VIE and its shareholders are not equivalent to an investment in the equity interest of the VIE. Instead, CCT is regarded as the primary beneficiary of the VIE and consolidates the financial results of the Affiliated Entities under U.S. GAAP in light of the VIE structure. Investors will not, and may never directly hold any equity interests in the operating entities of CCT. The VIE structure involves unique risks. It may not provide effective control over the Affiliated Entities and also faces risks and uncertainties associated with, among others, the interpretation and the application of the current and future PRC laws, regulations and rules to such contractual arrangements. The agreements under the contractual arrangements among WFOE, the VIE and its shareholders have not been tested in a court of law. If the PRC regulatory authorities find these contractual arrangements not in compliance with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations and rules or their interpretation change in the future, CCT could be subject to severe penalties or be forced to relinquish its interests in the VIE or forfeit its rights under the contractual arrangements. The PRC regulatory authorities could disallow the VIE structure at any time in the future, which would cause a material adverse change in CCT’s operations as well as a significant decline in the value of HoldCo’s securities following the completion of the Business Combination or cause such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to CCT’s Corporate Structure.”

CCT faces various legal and operational risks and uncertainties related to doing business in China, as CCT, through WFOE and the Affiliated Entities, conducts its operations in China. CCT is subject to complex and evolving laws and regulations in China. The PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated various regulatory actions and made various public statements, some of which are published with very short notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For example, CCT faces risks associated with regulatory approvals on overseas offerings and oversight on cybersecurity and data privacy, which may impact CCT’s ability to conduct certain business, accept foreign investments, or list and conduct offerings on a U.S. or other foreign stock exchange. These risks could result in a material adverse change in CCT’s operations, and following the completion of the Business Combination, significantly limit or completely hinder HoldCo’s ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China.”

CCT is, and following the completion of the Business Combination, HoldCo will be subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act (the “HFCAA”). Pursuant to the HFCAA and related regulations, if HoldCo has filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the Securities and Exchange Commission (the “SEC”) will identify HoldCo as a “Commission-identified Issuer,” and the trading of HoldCo’s securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if following the completion of the Business Combination, HoldCo is identified as a Commission-identified Issuer for two consecutive years. CCT’s auditor, PricewaterhouseCoopers Zhong Tian LLP, is an independent registered public accounting firm headquartered in Shanghai, China. In August 2022, the PCAOB, the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA, among other things, reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA as it was originally passed from three years to two, and thus, reduced the time before HoldCo’s securities may be prohibited from trading or delisted. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of HoldCo and its auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. Because the registered accounting firm of CCT is headquartered in Shanghai, China, if the PRC government adopts positions at any time in the future that would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong, or if HoldCo’s registered public accounting firm otherwise fails to meet the PCAOB’s requirements for two consecutive years, HoldCo’s securities will be delisted from the Nasdaq Stock Market and will not be permitted for trading over the counter in the United States under the HFCAA and related regulations. See “Risk Factors — Risks Related to HoldCo’s Securities — Trading in HoldCo’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of HoldCo’s securities, or the threat of being delisted, may materially and adversely affect the value of your investment.”

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. Based on the Overseas Listing Trial Measures and the clarification issued by at a press conference held by CSRC, CCT shall complete the filing procedures with the CSRC in connection with this Business Combination as required by the Overseas Listing Trial Measures prior to the listing of HoldCo’s securities on Nasdaq. CCT has submitted a filing with the CSRC with respect to the Business Combination. As of the date of this proxy statement/prospectus, CCT has not completed the filing procedures with the CSRC. Neither HoldCo nor CCT can assure you that CCT, its subsidiaries and the VIE can complete the filing procedures in a timely manner or at all. If CCT fails to complete required filing procedures for the Business Combination and the listing of HoldCo’s securities on Nasdaq, Prime Impact has the right to terminate the Business Combination Agreement in accordance with its terms, and the Business Combination may not be consummated. Prime Impact, HoldCo and CCT will not consummate the Business Combination without first completing the CSRC filing, even if the securityholders of Prime Impact have approved the Business Combination in the extraordinary general meeting. In addition, neither HoldCo nor CCT can guarantee that new rules or regulations promulgated in the future will not impose any additional requirement or otherwise tightening the regulations on companies with contractual arrangements. If CCT violates or is deemed to have violated any current or future rules or regulations, regulatory agencies in China may impose fines and penalties on CCT’s operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect CCT’s business, financial condition and results of operations, as well as the trading price of Class A Ordinary Shares following the consummation of the Business Combination. See “Proxy Statement/Prospectus Summary — Regulatory Matters — PRC Regulatory Permissions for the Business Combination,” and “Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC may be required in connection with the Business Combination, and CCT cannot predict whether it will be able to obtain such approval or complete such filing.”

Cash may be transferred within the group in the following manner: (1) CCT and HoldCo following the Business Combination may transfer funds to its subsidiaries by way of capital contributions, inter-group advances or loans; (2) CCT, HoldCo following the Business Combination and its subsidiaries may provide loans to the VIE and vice versa; (3) funds may be transferred from the VIE to WFOE, as service fees for services contemplated by the VIE agreements; and (4) the subsidiaries of CCT and HoldCo following the Business Combination, including WFOE, may make dividends or other distributions to CCT and HoldCo, as applicable. Cash is transferred within the group to satisfy working capital requirement of the respective operating entities, and is managed by the CCT’s finance department based on fund control policy and procedure. None of CCT, HoldCo and its subsidiaries is able to make direct capital contributions to the VIE or their respective subsidiaries, and the VIE is not able to make dividends or other distributions to CCT or HoldCo. As an offshore holding company, CCT and HoldCo following the Business Combination may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to subsidiaries in mainland China and Hong Kong or provide loans to the VIE, in each case subject to the satisfaction of applicable regulatory requirements. In 2021 and 2022, cash in the form of loans in the amount of RMB215.6 million and RMB34.8 million was transferred from CCT and its PRC Subsidiaries to the Affiliated entities. As of the date of this proxy statement/prospectus, no other transfers, dividends or distributions have been made among HoldCo, CCT, its subsidiaries and the VIE, or to investors; and no other cash flows and transfers of other assets by type have occurred among HoldCo, CCT, its subsidiaries, and the VIE. None of CCT, HoldCo, WFOE and the VIE intends to distribute earnings or settle amounts owed under the VIE agreements. See “Proxy Statement/Prospectus Summary — Summary Consolidated Financial Data of CCT — Financial Information Related to the Affiliated Entities.”

Following the completion of the Business Combination, in light of the holding company structure and the VIE structure as well as CCT’s operations through WFOE and the Affiliated Entities in China, HoldCo’s ability to pay dividends to the shareholders, and to service any debt it may incur, may highly depend upon dividends and other distributions on equity paid by WFOE to CCT and HoldCo, and service fees paid by the Affiliated Entities to WFOE, despite that HoldCo may obtain financing at the holding company level through other methods. HoldCo, CCT, WFOE and the Affiliated Entities in China are subject to certain statutory reserve and solvency conditions before they can distribute dividends or make payment to HoldCo, which, if failed, may restrict their ability to pay dividends or make payments to HoldCo, the Cayman Islands holding company, and thus significantly decline the value of HoldCo’s securities or cause it to be worthless. As of the date of this proxy statement/prospectus, none of HoldCo, CCT, WFOE and the VIE has ever declared any dividends or distributions to HoldCo or their respective shareholders outside of China. See “Proxy Statement/Prospectus Summary — Implication of Being a Company with the Holding Company Structure and the VIE Structure — Cash and Asset Flows through Organization.”

Following the completion of the Business Combination, the issued and outstanding share capital of HoldCo will consist of Class A Ordinary Shares and Class B Ordinary Shares. Mr. Lei Zhang, the founder of CCT and the chairman and chief executive officer of HoldCo (the “Founder”) following the completion of the Business Combination, will beneficially own all of such issued Class B Ordinary Shares and will be able to exercise 46.0% of the total voting power of such issued and outstanding share capital immediately following the completion of the Business Combination, assuming that no shareholders of Prime Impact exercise their redemption rights or the Assumed Public Warrants. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to three votes. At the option of the holder of Class B Ordinary Shares, each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. See “Description of HoldCo’s Share Capital.”

HoldCo is an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the completion of the Business Combination.

HoldCo is a foreign private issuer within the meaning of the rules under the Exchange Act, and as such HoldCo is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Moreover, the information HoldCo is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, HoldCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

NOTICE OF MEETING

NOTICE OF EXTRAORDINARY GENERAL MEETING OF

PRIME IMPACT ACQUISITION I

TO BE HELD ON August 23, 2023

To the Shareholders of Prime Impact Acquisition I:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Prime Impact Acquisition I, a Cayman Islands exempted company (“Prime Impact,” “we,” “our,” or “us”), will be held in person on August 23, 2023, at 10:00 A.M., Eastern time, at Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018, or such other date, time, and place to which such meeting may be adjourned. We are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”). At the extraordinary general meeting, Prime Impact shareholders will be asked to consider and vote upon the following proposals:

Proposal No. 1 — The Business Combination Proposals — to consider and vote upon proposals to: (1) approve and authorize, by ordinary resolution, the business combination agreement, dated as of January 29, 2023, by and among Prime Impact, Cheche Technology Inc. (“CCT”), Cheche Group Inc., a Cayman Islands exempted company (“HoldCo”), and Cheche Merger Sub Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of HoldCo (“Merger Sub”) (such agreement, the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Business Combination Agreement Proposal”); and (2) on the Closing Date (as defined in the Business Combination Agreement), subject to approval by special resolution, Prime Impact will merge with and into HoldCo (the “Initial Merger”), with HoldCo surviving the Initial Merger as a publicly traded entity (the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and becoming the sole owner of Merger Sub (the “Initial Merger Proposal,” and together with the Business Combination Agreement Proposal, the “Business Combination Proposals”). On the Closing Date and immediately following the Initial Merger Effective Time, subject to approval by special resolution, Merger Sub will merge with and into CCT (the “Acquisition Merger” and, together with the Initial Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo.

Proposal No. 2 — The Governance Proposal — to consider and vote upon a proposal to approve by special resolution the proposed amended and restated memorandum and articles of association of HoldCo (the “Proposed HoldCo Organizational Documents”) which, if approved, would take effect at the Initial Merger Effective Time (such proposal, the “Governance Proposal”). Copies of the Proposed HoldCo Organizational Documents are attached to the accompanying proxy statement/prospectus as Annex B.

Proposal No. 3 — The Advisory Organizational Documents Proposals — to consider and vote upon three separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Existing Organizational Documents and the Proposed HoldCo Organizational Documents, which are being presented separately in accordance with U.S. Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Organizational Documents Proposals”).

Proposal No. 4 — The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 79,198,432 Class A Ordinary Shares, par value $0.00001 per share (the “Class A Ordinary Shares”), and 18,596,504 Class B Ordinary Shares (the “Class B Ordinary Shares”), par value $0.00001 per

i

share, of HoldCo (collectively, the “Ordinary Shares”) in connection with the Initial Merger and the Acquisition Merger (the “Nasdaq Proposal”).

Proposal No. 5 — The Share Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the adoption of the HoldCo’s 2023 Equity Incentive Plan (the “2023 Plan”), effective immediately following the Acquisition Merger Effective Time (the “Share Incentive Plan Proposal”).

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal or the Share Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, and the Share Incentive Plan Proposal, the “Proposals”).

Each of the Business Combination Proposals, the Governance Proposal and the Nasdaq Proposal, (collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Share Incentive Plan Proposal is conditioned on the approval and adoption of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Only holders of record of Class A ordinary shares, par value $0.0001 per share, of Prime Impact (the “Prime Impact Class A Ordinary Shares”) and Class B ordinary shares, par value $0.0001 per share, of Prime Impact (the “Prime Impact Class B Ordinary Shares”) at the close of business on August 1, 2023 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments thereof.

Prime Impact is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination, and other related business to be considered by Prime Impact’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the extraordinary general meeting, all of Prime Impact’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 75 of the accompanying proxy statement/prospectus.

Pursuant to the Existing Organizational Documents, a holder of Prime Impact Class A Ordinary Shares issued as part of the units sold in Prime Impact’s initial public offering (the “Public Shares,” and holders of such Public Shares, the “Public Shareholders”), other than the initial shareholders, may request that Prime Impact redeems all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•

hold Public Shares, or if you hold Public Shares through Prime Impact units sold in Prime Impact’s initial public offering (the “Prime Impact Units”), you elect to separate your Prime Impact Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares;

•

submit a written request to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, in which you (1) request that Prime Impact redeem all or a portion of your Public Shares for cash; (2) identify yourself as the beneficial holder of the Public Shares and provide your legal name phone number, and address; and

•	deliver your Public Shares to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 P.M., Eastern time, on August 21, 2023 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.

Holders of Prime Impact Units must elect to separate the Prime Impact Units into the underlying Prime Impact Class A Ordinary Shares and warrants prior to exercising redemption rights with respect to the Public Shares. If Public Shareholders hold their Prime Impact Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the Prime Impact Units into the underlying Public Shares and warrants, or if a holder holds Prime Impact Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Prime Impact in order to validly redeem its shares. Public Shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their Public Shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption right with respect to all or a portion of the Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Prime Impact will redeem the related Public Shares for a per-share price, payable in cash, equal to the pro-rata portion of the Trust Account established at the consummation of Prime Impact’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.46 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will not own Public Shares or Class A Ordinary Shares following the redemption. See “Extraordinary General Meeting of Prime Impact Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Public Shares.

The approval of each of the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Share Incentive Plan Proposal, and the Adjournment Proposal are being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of each of the Initial Merger Proposal and the Governance Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF PRIME IMPACT CLASS A ORDINARY SHARES YOU OWN. To ensure your representation at the extraordinary general meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the meeting. If you hold your shares in “street name,” you should instruct your broker, bank, or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank, or other nominee.

After careful consideration, the board of directors of Prime Impact has unanimously approved the Business Combination Agreement and related transactions and the other Proposals described in the accompanying proxy statement/prospectus, and has determined that it is advisable to consummate the

Business Combination. The board of directors of Prime Impact recommends that you vote “FOR” the Business Combination Proposals, “FOR” the Governance Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Share Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC toll-free at (800) 662-5200 or (203) 658-9400.

            , 2023

By Order of the Board of Directors

Page
ABOUT THIS PROXY STATEMENT/PROSPECTUS	1
MARKET, INDUSTRY AND OTHER DATA	3
CONVENTIONS THAT APPLY TO THIS PROXY STATEMENT/PROSPECTUS	4
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING	10
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	27
PROXY STATEMENT/PROSPECTUS SUMMARY	29
SUMMARY CONSOLIDATED FINANCIAL DATA OF CCT	57
SUMMARY FINANCIAL DATA OF PRIME IMPACT	69
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA	71
RISK FACTORS	75
EXTRAORDINARY GENERAL MEETING OF PRIME IMPACT SHAREHOLDERS	144
PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSALS	149
PROPOSAL NO. 2—THE GOVERNANCE PROPOSALS	151
PROPOSAL NO. 3—THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS	152
PROPOSAL NO. 4—NASDAQ PROPOSAL	156
PROPOSAL NO. 5—SHARE INCENTIVE PLAN PROPOSAL	158
PROPOSAL NO. 6—ADJOURNMENT PROPOSAL	160
THE BUSINESS COMBINATION	161
CCT’S BUSINESS	204
INDUSTRY OVERVIEW	234
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CCT	245
GOVERNMENT REGULATIONS APPLICABLE TO CCT’S BUSINESS	263
PRIME IMPACT’S BUSINESS	292
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRIME IMPACT	297
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	306
MANAGEMENT OF PRIME IMPACT	317
MANAGEMENT OF CCT AND HOLDCO FOLLOWING THE BUSINESS COMBINATION	326
BENEFICIAL OWNERSHIP OF SECURITIES	334
CERTAIN RELATIONSHIPS AND RELATED PARTIES TRANSACTIONS	338
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	341
DESCRIPTION OF HOLDCO’S SHARE CAPITAL	352
COMPARISON OF RIGHTS OF HOLDCO SHAREHOLDERS AND PRIME IMPACT SHAREHOLDERS	362
ENFORCEABILITY OF CIVIL LIABILITIES	370
FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS	372
APPRAISAL RIGHTS UNDER THE CAYMAN COMPANIES ACT	373
SHAREHOLDER COMMUNICATIONS	375
LEGAL MATTERS	376
EXPERTS	377
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	378
TRANSFER AGENT AND REGISTRAR	379
WHERE YOU CAN FIND MORE INFORMATION	380

ANNEXES

Annex A: Agreement and Plan of Merger, dated as of January 29, 2023, by and among Cheche Technology Inc., Cheche Group Inc., Cheche Merger Sub Inc. and Prime Impact Acquisition I	A-1

Annex B: Form of Amended and Restated Memorandum and Articles of Association of Cheche Group Inc.	B-1

Annex C: Fairness Opinion of Houlihan Capital	C-1

Annex D: 2023 Equity Incentive Plan of Cheche Group Inc.	D-1

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC, constitutes a prospectus of HoldCo under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of up to (1) 8,980,919 Class A Ordinary Shares to Prime Impact’s shareholders, (2) 13,663,365 Class A Ordinary Shares issuable upon the exercise of Assumed Public Warrants, (3) 56,554,148 Class A Ordinary Shares to CCT’s shareholders (other than the Founder), (4) 18,596,504 Class B Ordinary shares to the Founder of CCT, and (5) 13,663,365 Assumed Public Warrants to be issued to Prime Impact securityholders, in each case in connection with the Business Combination. This document also constitutes a proxy statement of Prime Impact under Section 14(a) of the Exchange Act, as amended (the “Exchange Act”), and the rules thereunder, and a notice of meeting with respect to the extraordinary general meeting of Prime Impact shareholders to consider and vote upon the proposals to adopt the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposal, the Nasdaq Proposal, the Share Incentive Plan Proposal, and, if necessary, the Adjournment Proposal.

•

Proposal No. 1 — The Business Combination — to consider and vote upon proposals to: (1) approve and authorize, by ordinary resolution, the business combination agreement, dated as of January 29, 2023, by and among Prime Impact Acquisition I (“Prime Impact”), Cheche Technology Inc. (“CCT”), Cheche Group Inc., a Cayman Islands exempted company (“HoldCo”), and Cheche Merger Sub Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of HoldCo (“Merger Sub”) (such agreement, the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Business Combination Agreement Proposal”); and (2) on the Closing Date (as defined in the Business Combination Agreement), subject to approval by special resolution, Prime Impact will merge with and into HoldCo (the “Initial Merger”), with HoldCo surviving the Initial Merger as a publicly traded entity (the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and becoming the sole owner of Merger Sub (the “Initial Merger Proposal,” and together with the Business Combination Agreement Proposal, the “Business Combination Proposals”). On the Closing Date and immediately following the Initial Merger Effective Time, subject to approval by special resolution, Merger Sub will merge with and into CCT (the “Acquisition Merger” and, together with the Initial Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo.

•

Proposal No. 2 — The Governance Proposal — to consider and vote upon a proposal to approve by special resolution, the proposed amended and restated memorandum and articles of association of HoldCo (the “Proposed HoldCo Organizational Documents”) which, if approved, would take effect at the Initial Merger Effective Time (such proposal, the “Governance Proposal”). Copies of the Proposed HoldCo Organizational Documents are attached to the accompanying proxy statement/prospectus as Annex B.

•

Proposal No. 3 — The Advisory Organizational Documents Proposals — to consider and vote upon three separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Existing Organizational Documents and the Proposed HoldCo Organizational Documents, which are being presented separately in accordance with U.S. Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Organizational Documents Proposals”).

•

Proposal No. 4 — The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 79,198,432 Class A Ordinary Shares, par value $0.00001 per share, and 18,596,504 Class B Ordinary Shares, par value $0.00001 per share, of HoldCo (collectively, the “Ordinary Shares”) in connection with the Initial Merger and the Acquisition Merger (the “Nasdaq Proposal”).

•

Proposal No. 5 — The Share Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the adoption of the HoldCo’s 2023 Equity Incentive Plan (the “2023 Plan”), effective immediately following the Acquisition Merger Effective Time (the “Share Incentive Plan Proposal”).

•

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal or the Share Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, and the Share Incentive Plan Proposal, the “Proposals”).

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus contains estimates, projections and other information concerning CCT’s industry, including market size and growth of the markets in which it participates, that are based on industry publications, reports and forecasts prepared by its management. In some cases, CCT does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which CCT operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this proxy statement/prospectus include independent industry reports from iResearch Inc., a third-party research firm.

Certain estimates of market opportunity, including internal estimates of the addressable market for CCT and forecasts of market growth, included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size of CCT’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market CCT estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, CCT’s business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Certain other amounts that appear in this proxy statement/prospectus may not add up due to rounding.

CONVENTIONS THAT APPLY TO THIS PROXY STATEMENT/PROSPECTUS

“Acquisition Closing”	means the closing of the Acquisition Merger.

“Acquisition Closing Date”	means the date of closing of the Acquisition Merger.

“Acquisition Merger”	means the merger on the Closing Date of Merger Sub with and into CCT, with CCT surviving the merger as a wholly owned subsidiary of HoldCo.

“Acquisition Merger Effective Time”	means the date and time at which the Acquisition Merger becomes effective;

“Affiliated Entities”	means the VIE, Beijing Cheche Technology Co., Ltd., and its subsidiaries, Cheche Insurance Sales & Services Co., Ltd., Huicai Insurance Brokerage Co., Ltd. and Cheche Zhixing (Ningbo) Car Service Co., Ltd.

“Aggregate Capital Raised”	means the gross proceeds raised from the portion of the potential PIPE Investment, if any, that was procured through the efforts led by Prime Impact, its affiliates and/or representatives.

“Ancillary Documents”	means each agreement, document, instrument and/or certificate entered into in connection with the Business Combination Agreement or therewith and any and all exhibits and schedules thereto.

“Assumed CCT Warrant”	means the warrants to purchase Class A Ordinary Shares into which the CCT Warrants will convert at the Acquisition Merger Effective Time.

“Assumed Public Warrant”	means the warrants to purchase Class A Ordinary Shares into which the Prime Impact Warrants will convert at the Initial Merger Effective Time.

“Business Combination”	means the Initial Merger, the Acquisition Merger, and all other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement”	means that certain Business Combination Agreement, dated as of January 29, 2023, by and among Prime Impact, Merger Sub, HoldCo, and CCT.

“CAC”	means the Cyberspace Administration of the PRC.

“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands.

“CBIRC”	means the China Banking and Insurance Regulatory Commission

“CCT”	means Cheche Technology Inc., its subsidiaries and, in the context of describing the operations and consolidated financial statements, the Affiliated Entities.

“CCT Capital Shares”	means the CCT Ordinary Shares and CCT Preferred Shares.

“CCT Options”	means all outstanding options to purchase CCT Ordinary Shares, whether or not exercisable and whether or not vested, granted under the 2019 Equity Incentive Plan of CCT.

“CCT Preferred Shares”	means (1) Series Seed Preferred Shares of CCT, par value $0.00001 per share, (2) Series Pre-A Preferred Shares of CCT, par value $0.00001 per share, (3) Series A Preferred Shares of CCT, par value $0.00001 per share, (4) Series B Preferred Shares of CCT, par value $0.00001 per share, (5) Series C Preferred Shares of CCT, par value $0.00001 per share, (6) Series D1 Preferred Shares of CCT, par value $0.00001 per share, (7) Series D2 Preferred Shares of CCT, par value $0.00001 per share, and (8) Series D3 Preferred Shares of CCT, par value $0.00001 per share, in each case issued and outstanding immediately prior to the Acquisition Merger Effective Time.

“CCT Restricted Share Awards”	means all outstanding restricted share awards of CCT Ordinary Shares, whether or not vested, granted under the 2019 Equity Incentive Plan of CCT.

“CCT Warrant” or “Innoven Warrant”	means a warrant to purchase an aggregate of 865,228 shares of CCT Capital Shares issued to Innoven Capital China Pte. Ltd., which will be assumed by HoldCo at the Acquisition Merger Effective Time and convert into a warrant to purchase 63,552 Class A Ordinary Shares.

“Class A Ordinary Shares”	means Class A Ordinary Shares, par value $0.00001 per share, of HoldCo, each of which will be entitled to one vote.

“Class B Ordinary Shares”	means Class B Ordinary Shares, par value $0.00001 per share, of HoldCo, each of which will be entitled to three votes.

“Closing Date”	means the date on which the Initial Closing and the Acquisition Closing occur.

“Code”	means the U.S. Internal Revenue Code of 1986, as amended.

“Combination Period”	means the period within 24 months from the closing of the Prime Impact IPO, as may be extended pursuant to the Existing Organizational Documents. On March 8, 2023, the shareholders of Prime Impact approved an additional amendment to the Existing Organizational Documents to extend the date by which Prime Impact has to consummate its initial business combination for up to an additional six months to September 14, 2023.

“Conversion”	means the conversion of each share of CCT Preferred Shares into a number of CCT Ordinary Shares immediately prior to the Acquisition Merger Effective Time at the then-effective conversion rate as calculated pursuant to the CCT Charter.

“CSRC”	means the China Securities Regulatory Commission.

“Dissent Rights”	means the right of each holder of record of Prime Impact Ordinary Shares to dissent in respect of the Merger pursuant to Section 238 of the Cayman Companies Act.

“Dissenting Prime Impact Shareholders”	means holders of Dissenting Prime Impact Shares.

“Dissenting Prime Impact Shares”	means Prime Impact Ordinary Shares that are (1) issued and outstanding immediately prior to the Initial Effective Time, and (2) held by Prime Impact Acquisition I shareholders who have validly exercised their Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights).

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

"Exchanged Restricted Shares"	means the restricted Class A Ordinary Shares into which each CCT Restricted Share shall be converted, subject to the terms and conditions that applied to the corresponding CCT Restricted Share Awards, at the Acquisition Merger Effective Time.

“Existing Organizational Documents”	means Prime Impact’s Amended and Restated Memorandum and Articles of Association, dated and effective as of September 9, 2020.

“First Effective Date”	means the effective time of the Initial Merger.

“Founder”	means Mr. Lei Zhang.

“HoldCo” or “Combined Company”	means Cheche Group Inc.

“Proposed HoldCo Organizational Documents ” or “Proposed HoldCo Organizational Documents”	means the amended and restated memorandum and articles of association of HoldCo, substantially in the form attached to this proxy statement/prospectus as Annex B, to be adopted immediately prior to the Effective Time.

“HoldCo Board”	Means the board of directors immediately after the Acquisition Closing.

“HoldCo Existing Articles”	means the memorandum and articles of association of HoldCo adopted by special resolution dated January 3, 2023.

“HoldCo Warrants”	means the Assumed Public Warrants and the Assumed CCT Warrants.

“Hong Kong Subsidiaries”	means Cheche Technology (HK) Limited and any other Hong Kong-incorporated subsidiary that CCT may have in the future.

“Initial Business Combination”	means Prime Impact’s initial merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities after the Prime Impact IPO.

“Initial Closing”	means the closing of the Initial Merger.

“Initial Merger”	means the merger of Prime Impact with and into HoldCo, with HoldCo surviving the merger as a publicly traded entity.

“Initial Merger Effective Time”	means the date and time at which the Initial Merger becomes effective.

“initial shareholders”	means the Sponsor and each other holder of Prime Impact Founder Shares upon the consummation of the Business Combination.

“insurance carriers”	means companies that offer one or more types of insurance policies to individual consumers or corporate customers, either directly or through insurance agencies or brokers. Many insurance carriers in China maintain provincial and municipal branches, as under PRC Law, an insurance carrier can only issue auto insurance policies in the provinces, autonomous regions and municipalities where it is incorporated or has established branches.

“insurance carrier customers”	means provincial or municipal branches, as the case maybe, of insurance carriers that have entered into contracts with CCT.

“iResearch”	means iResearch Inc., a third-party research firm.

“Merger Sub”	means Cheche Merger Sub Inc.

“Ordinary Shares,” or “HoldCo Ordinary Shares”	means the Class A Ordinary Shares and Class B Ordinary Shares of HoldCo.

“PCAOB”	means the Public Company Accounting Oversight Board.

“Plans of Merger”	means the plans of merger pursuant to the Business Combination Agreement.

“PRC” or “China”	means the People’s Republic of China (including, for the avoidance of doubt, the Hong Kong Special Administrative Region and the Macau Special Administrative Region), and only in the context of describing the industry matters, including those derived from the report of iResearch, and the PRC laws, rules, regulations, regulatory authorities, and any PRC entities or citizens under such rules, laws and regulations and other legal or tax matters in this proxy statement/prospectus, excludes Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.

“PRC Subsidiaries”	means Baodafang Technology Co., Ltd., Cheche Technology (Ningbo) Co., Ltd. and any other PRC-incorporated subsidiary that CCT may have in the future.

“Prime Impact”	means Prime Impact Acquisition I.

“Prime Impact Articles”	means Prime Impact Acquisition I’s amended and restated memorandum and articles of association dated September 9, 2020, as amended by special resolution dated September 13, 2022 and as further amended by special resolution dated March 8, 2023.

“Prime Impact Board”	means the board of directors of Prime Impact.

“Prime Impact Class A Ordinary Shares”	means a Class A ordinary share of Prime Impact Acquisition I, par value $0.0001 per share.

“Prime Impact Class B Ordinary Shares”	means a Class B ordinary share of Prime Impact Acquisition I, par value $0.0001 per share.

“Prime Impact Founder Shares”	means the 7,500,000 Prime Impact Class B Ordinary Shares held by the Sponsor, which were acquired for an aggregate price of $25,000 prior to the Prime Impact IPO.

“Prime Impact IPO”	means the initial public offering of Prime Impact Acquisition I, which was consummated on September 14, 2020.

“Prime Impact Ordinary Shares”	means Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares.

“Prime Impact’s Public Shareholders” or “Public Shareholders”	means all holders of the Public Shares.

“Promissory Note”	means the amended and restated promissory note dated December 30, 2022 issued by Prime Impact to the Sponsor, pursuant to which the Sponsor has agreed to loan to Prime Impact up to $5,500,000 to be used for working capital purposes.

“Per Share Merger Consideration”	means a number of Ordinary Shares equal to (1) $760,000,000 divided by $10.00, and divided by (2) the aggregate fully diluted share capital of CCT, being, without duplication, the aggregate number of CCT ordinary shares that are (i) (x) issued and outstanding and (y) held in the CCT’s treasury immediately prior to the Acquisition Merger Effective Time, (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any equity interest in CCT issued and outstanding immediately prior to the Acquisition Merger Effective Time, including CCT Preferred Shares, CCT Options, CCT Restricted Shares Awards and CCT Warrant, in each case, that are issued and outstanding immediately prior to the Acquisition Merger Effective Time, or (iii) issuable pursuant to any permitted equity financing of CCT.

“Prime Impact Units”	means Prime Impact Acquisition I’s units, each consisting of one Prime Impact Class A Ordinary Share and one-third of one Public Warrant.

“Prime Impact Warrants”	means the Public Warrants and the Private Warrants.

“PIPE Investment”	means the commitment by the PIPE Investors to purchase the Prime Impact Class A Ordinary Shares, as described in the Business Combination Agreement. As of the date of this proxy statement/prospectus, none of Prime Impact, HoldCo and CCT has entered into any PIPE Subscription Agreements with respect to potential PIPE Investment.

“PIPE Investors”	means certain accredited investors that entered into the PIPE Subscription Agreements (as defined in the Business Combination Agreement).

“Private Warrants”	means the warrants sold to Sponsor in the private placement consummated concurrently with Prime Impact IPO, each entitling its holder to purchase one Prime Impact Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

“Public Shares”	means all Prime Impact Class A Ordinary Shares issued in the Prime Impact IPO.

“Public Warrants”	means the redeemable warrants issued in the Prime Impact IPO, each entitling its holder to purchase one Prime Impact Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

“RMB”	means Renminbi, the lawful currency of the PRC.

“SaaS”	means software as a service, a software licensing and delivery model in which software is licensed on a subscription basis and is centrally hosted.

“SEC”	means the Securities and Exchange Commission.

“Securities Act”	means the Securities Act of 1933, as amended.

“Sponsor”	means Prime Impact Cayman, LLC.

“Transactions”	means the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

“Trust Account”	means the U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer and Trust Company, acting as trustee, pursuant to an Investment Management Trust Agreement by and between Prime Impact and Continental Stock Transfer & Trust Company dated September 9, 2020.

“U.S. GAAP”	means accounting principles generally accepted in the United States of America.

“VATS”	means the value-added telecommunication services.

“VIE”	means Beijing Cheche Technology Co., Ltd., the variable interest entity that CCT consolidates through contractual arrangements.

“WFOE”	means Cheche Technology (Ningbo) Co., Ltd., a wholly foreign owned subsidiary of CCT domiciled in China.

“$”	means United States dollars, the lawful currency of the United States of America.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including the proposed Business Combination. The following questions and answers do not include all the information that is important to Prime Impact shareholders. We urge Prime Impact shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein. Throughout this section, unless otherwise noted, references to “Prime Impact Acquisition I,” “Prime Impact,” “our,” “us” or “we” refer to Prime Impact Acquisition I.

Q: Why am I receiving this proxy statement/prospectus?

A: Prime Impact is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their Prime Impact Ordinary Shares with respect to the matters to be considered at the extraordinary general meeting. Prime Impact shareholders are being asked to consider and vote upon, among other things, proposals to: (1) approve and authorize, by ordinary resolution, the Business Combination Agreement, and the transactions contemplated therein (the “Business Combination Agreement Proposal”); and (2) on the Closing Date (as defined in the Business Combination Agreement), subject to approval by special resolution, Prime Impact will merge with and into HoldCo (the “Initial Merger”), with HoldCo surviving the Initial Merger as a publicly traded entity (the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and becoming the sole owner of Merger Sub (the “Initial Merger Proposal”, and together with the Business Combination Agreement Proposal, the “Business Combination Proposals”). In addition, Prime Impact shareholders are being asked to consider and vote upon, for purposes of complying with applicable listing rules of Nasdaq, the issuance of up to an aggregate of 79,198,432 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares in connection with the Initial Merger and the Acquisition Merger.

The Business Combination cannot be completed unless Prime Impact shareholders approve the Business Combination Proposals, the Governance Proposal, and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) at the extraordinary general meeting.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes include important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

The approval of each of the Business Combination Agreement Proposal, Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Share Incentive Plan Proposal, and the Adjournment Proposal are being proposed as an ordinary resolution, requiring approval by the affirmative vote (in person or by proxy) of the holders of at least a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

The approval of each of the Initial Merger Proposals and the Governance Proposal is being proposed as a special resolution under Cayman Islands law, requiring approval by the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q: What is being voted on at the extraordinary general meeting?

A: Prime Impact shareholders will vote on the following proposals at the extraordinary general meeting:

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Proposal No. 1 — The Business Combination Proposals — to consider and vote upon proposals to: (1) approve and authorize, by ordinary resolution, the business combination agreement, dated as of January 29, 2023, by and among Prime Impact Acquisition I (“Prime Impact”), Cheche Technology Inc. (“CCT”), Cheche Group Inc., a Cayman Islands exempted company (“HoldCo”), and Cheche Merger Sub Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of HoldCo (“Merger Sub”) (such agreement, the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Business Combination Agreement Proposal”); and (2) on the Closing Date (as defined in the Business Combination Agreement), subject to approval by special resolution, Prime Impact will merge with and into HoldCo (the “Initial Merger”), with HoldCo surviving the Initial Merger as a publicly traded entity (the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and becoming the sole owner of Merger Sub (the “Initial Merger Proposal,” and together with the Business Combination Agreement Proposal, the “Business Combination Proposals”). On the Closing Date and immediately following the Initial Merger Effective Time, subject to approval by special resolution, Merger Sub will merge with and into CCT (the “Acquisition Merger” and, together with the Initial Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo.

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Proposal No. 2 — The Governance Proposal — to consider and vote upon a proposal to approve by special resolution the proposed amended and restated memorandum and articles of association of HoldCo (the “Proposed HoldCo Organizational Documents”) which, if approved, would take effect at the Initial Merger Effective Time (such proposal, the “Governance Proposal”). Copies of the Proposed HoldCo Organizational Documents are attached to the accompanying proxy statement/prospectus as Annex B.

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Proposal No. 3 — The Advisory Organizational Documents Proposals — to consider and vote upon three separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Existing Organizational Documents and the Proposed HoldCo Organizational Documents, which are being presented separately in accordance with U.S. Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Organizational Documents Proposals”).

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Proposal No. 4 — The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 179,198,432 Class A Ordinary Shares, par value $0.00001 per share, and 18,596,504 Class B Ordinary Shares, par value $0.00001 per share, of HoldCo (collectively, the “Ordinary Shares”) in connection with the Initial Merger and the Acquisition Merger (the “Nasdaq Proposal”).

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Proposal No. 5 — The Share Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the adoption of the HoldCo’s 2023 Equity Incentive Plan (the “2023 Plan”), effective immediately following the Acquisition Merger Effective Time (the “Share Incentive Plan Proposal”).

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Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal or the Share Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, and the Share Incentive Plan Proposal, the “Proposals”).

Q: Are the Proposals conditioned on one another?

A: Prime Impact may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Share Incentive Plan Proposal is conditioned on the approval and adoption of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals, and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q: What will happen in the Business Combination?

A: On January 29, 2023, Prime Impact, HoldCo and Merger Sub entered into the Business Combination Agreement with CCT. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in two steps: (1) on the Closing Date, Prime Impact will merge with and into HoldCo, with HoldCo surviving the Initial Merger, and (2) on the Closing Date and immediately after the Initial Merger, Merger Sub will merge with and into CCT, with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo. In connection with the Initial Merger, (a) each ordinary share of HoldCo issued and outstanding immediately prior to the Initial Merger Effective Time will be redeemed for par value; (b) each then issued and outstanding Prime Impact Class A Ordinary Share and Impact Class B Ordinary Share, will be canceled and convert automatically, on a one-for-one basis, into one Class A Ordinary Share; (c) each then issued, outstanding and unexercised whole Prime Impact Warrant will be assumed and converted automatically into one Assumed Public Warrant; and (d) each then issued and outstanding Prime Impact Class A Ordinary Share and Prime Impact Class B Ordinary Share and held by shareholders of Prime Impact who have demanded properly in writing dissenters’ rights for such Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares, as applicable, shall be canceled and cease to exist in consideration for the right to receive payment of such Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares as provided in the Business Combination Agreement. In connection with the Acquisition Merger, it is anticipated that (i) 56,554,148 Class A Ordinary Shares will be issued to the existing shareholders of CCT (excluding the Founder), and (ii) 18,596,504 Class B Ordinary Shares will be issued to the Founder. For more information about the Business Combination Agreement and the Business Combination, see “The Business Combination.”

Q: Why is Prime Impact proposing the Business Combination?

A: Prime Impact was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving Prime Impact and one or more businesses or entities.

The Prime Impact Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by Prime Impact’s management and Prime Impact’s advisors. As a result, the Prime Impact Board concluded that a transaction with CCT would present the most attractive opportunity to maximize value for Prime Impact’s shareholders. Please see “The Business Combination — Prime Impact Board’s Reasons for the Approval of the Business Combination.”

Q: How will HoldCo be managed and governed following the Business Combination?

A: Immediately after the Acquisition Closing, the HoldCo Board will consist of five directors, including three independent directors. See “Management of CCT and HoldCo following the Business Combination” for details the composition of HoldCo Board.

Q: What equity stake will Prime Impact’s current shareholders and the holders of the Prime Impact Founder Shares hold in HoldCo following the consummation of the Business Combination assuming no redemptions?

A: It is anticipated that, upon completion of the Business Combination, the ownership of HoldCo will be as follows:

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the existing shareholders of CCT will own 75,150,652 Ordinary Shares (including 56,554,148 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares), or approximately 89.3% of the outstanding Ordinary Shares;

•	the Public Shareholders will own 4,639,867 Class A Ordinary Shares, or approximately 5.5% of the outstanding HoldCo Ordinary Shares; and

•	the initial shareholders will own 4,341,052 Class A Ordinary Shares, or approximately 5.2% of the outstanding Ordinary Shares.

The number of shares and the interests set forth above (1) assume that (i) no Public Shareholders elect to have their Public Shares redeemed, (ii) there are no other issuances of equity interests of Prime Impact or CCT, (iii) none of Prime Impact’s initial shareholders or the existing shareholders of CCT purchase Prime Impact Class A Ordinary Shares in the open market, and (iv) full exercise of assumed CCT Options, and (2) do not take into account (i) HoldCo Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, and (ii) 63,552 Class A Ordinary Shares underlying the assumed Innoven Warrant and 785,796 unvested Exchanged Restricted Shares. The ownership percentage set below includes the Prime Impact Founder Shares, which will convert into Class A Ordinary Shares upon the Initial Merger. As a result of the Business Combination, the economic and voting interests of Prime Impact’s shareholders will decrease.

If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 4,639,867 Public Shares are redeemed, and the assumptions set forth in the foregoing clauses (1)(ii) – (v) and (2) remain true, the ownership of HoldCo upon the Business Combination will be as follows:

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the existing shareholders of CCT will own 75,150,652 Ordinary Shares (including 56,554,148 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares), or approximately 94.5% of the outstanding Ordinary Shares; and

•	the initial shareholders will own 4,341,052 Class A Ordinary Shares, or approximately 5.5% of the outstanding Ordinary Shares.

The ownership percentages with respect to HoldCo set forth above do not take into account HoldCo Warrants that will remain outstanding immediately following the Business Combination, but do include the Prime Impact Founder Shares, which will convert into Class A Ordinary Shares upon the Initial Merger. If the facts are different than these assumptions, the percentage ownership retained by Prime Impact’s existing shareholders in HoldCo following the Business Combination will be different. For example, if we assume that all outstanding 10,802,804 Public Warrants and 2,860,561 Private Warrants were exercisable and fully exercised following completion of the Business Combination and further assume that no Public Shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of HoldCo would be as follows:

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the existing shareholders of CCT will own 75,150,652 Ordinary Shares (including 56,554,148 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares), or approximately 76.8% of the outstanding Ordinary Shares on an as converted to Ordinary Share basis;

•	the Public Shareholders will own 4,639,867 Class A Ordinary Shares, or approximately 4.8% of the outstanding HoldCo Ordinary Shares on an as converted to Ordinary Share basis;

•	the initial shareholders will own 4,341,052 Class A Ordinary Shares, or approximately 4.4% of the outstanding Ordinary Shares on an as converted to Ordinary Share basis; and.

•	the warrant holders will own 13,663,365 Class A Ordinary Shares, or approximately 14.0% of the outstanding HoldCo Ordinary Shares on an as converted to Ordinary Share basis.

The Prime Impact Warrants will not become exercisable until 30 days after the completion of the Business Combination, and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. Following the Business Combination, there is no guarantee that the HoldCo Warrants will be exercised, and they may expire worthless.

See the “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q: How will the Initial Merger affect my Prime Impact Ordinary Shares and Prime Impact Warrants?

A: At the Initial Merger Effective Time, pursuant to the Initial Merger: (1) each then-outstanding Prime Impact Class A Ordinary Share and Prime Impact Class B Ordinary Share will be canceled and converted, on a one-for-one basis into one Class A Ordinary Share; and (2) each then-issued, outstanding and unexercised Prime Impact Warrant will be assumed and converted automatically into an Assumed Public Warrant.

Q: What are the U.S. federal income tax consequences of the Initial Merger?

A: As discussed more fully below under “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — The Initial Merger,” the Initial Merger is expected to qualify as a reorganization governed by Section 368(a)(1)(F) of the Code. The rules governing the U.S. federal income tax treatment of the Initial Merger are complex and will depend on a holder’s particular circumstances.

All holders of our Public Shares or public warrants are urged to consult with their tax advisors regarding the potential tax consequences to them of the Initial Merger and the tax consequences if the Initial Merger were to fail to qualify for such treatment. For a more complete discussion of the U.S. federal income tax considerations of the Initial Merger, see the discussion below under “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — The Initial Merger.”

Q: Why is Prime Impact proposing the Nasdaq Proposal?

A: Prime Impact is proposing the Nasdaq Proposal in order to comply with Nasdaq listing rules, which require shareholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or ordinary shares outstanding before the issuance of shares or securities. In connection with the Business Combination, HoldCo may issue up to an aggregate of 79,198,432 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares in connection with the Initial Merger and the Acquisition Merger. Because HoldCo may issue 20% or more of the outstanding voting power and outstanding Ordinary Shares of Prime Impact prior to the Business Combination in connection with the Acquisition Merger, Prime Impact is required to obtain its shareholders’ approval of such issuances pursuant to Nasdaq listing rules. See “Proposal No.4 — The Nasdaq Proposal” for additional information.

Q: Did the Prime Impact Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. A special committee of Prime Impact’s Board consisting solely of independent directors received a fairness opinion from Houlihan Capital, LLC (“Houlihan Capital”) concluding that, as of the date of the opinion, the consideration to be issued, paid or exchanged to shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with Sponsor. For additional information, please see “Proposal No.1—The Business Combination Proposals - Opinion of Financial Advisor to the Prime Impact Board” and the opinion of Houlihan Capital attached hereto as Annex C for additional information.

Q: What happens if I sell my Prime Impact Class A Ordinary Shares before the extraordinary general meeting?

A: The record date for the extraordinary general meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Ordinary Shares after the record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your Class A Ordinary Shares prior to the record date, you will have no right to vote those shares at the extraordinary general meeting or seek redemption of those shares.

Q: How has the announcement of the Business Combination affected the trading price of the Prime Impact Units, Prime Impact Class A Ordinary Shares, and public warrants?

A: The closing price of the Prime Impact Units, Prime Impact Class A Ordinary Shares, and Public Warrants on January 27, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.35, $10.42, and $0.05, respectively. On July 20, 2023, the Prime Impact Units, Prime Impact Class A Ordinary Shares, and Public Warrants closed at $10.68, $10.68 and $0.06, respectively.

Q: Following the Business Combination, will Prime Impact’s securities continue to trade on a stock exchange?

A: The parties anticipate that, following the Business Combination, the Class A Ordinary Shares and the Assumed Public Warrants will be listed on the Nasdaq under the new symbols “CCG” and “CCGWW,” respectively, and the Prime Impact Units, Prime Impact Class A Ordinary Shares, and Prime Impact Warrants will cease trading on the NYSE and will be deregistered under the Exchange Act.

Q: What vote is required to approve the Proposals presented at the extraordinary general meeting?

A: The approval of each of the Business Combination Agreement Proposal, Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Share Incentive Plan Proposal, and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. The approval of each of the Initial Merger Proposal and the Governance Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q: May the Sponsor, Prime Impact’s directors, officers, advisors, or any of their respective affiliates purchase Public Shares in connection with the Business Combination?

A: In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor, Prime Impact’s directors, officers, advisors, or any of their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Public Shares the Sponsor and Prime Impact’s directors, officers, advisors, or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the Sponsor and Prime Impact’s directors, officers, advisors, and their respective affiliates have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. None of the Sponsor, or Prime Impact’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Prime Impact’s directors, officers, advisors, or any of their respective affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met; however, pursuant to SEC guidance, if the Sponsor, Prime Impact’s directors, officers, advisors, or any of their respective affiliates purchase Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Public Shares would not be voted in favor of the Proposals. Any such purchases of Prime Impact’s Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, if such purchases are made, the public “float” of Prime Impact’s Class A Ordinary Shares may be reduced and the number of beneficial holders of Prime Impact’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Prime Impact’s securities on a national securities exchange. For more information, see “The Business Combination — Potential Purchases of Public Shares.”

Q: How many votes do I have at the extraordinary general meeting?

A: Prime Impact’s shareholders are entitled to one vote at the extraordinary general meeting for each Prime Impact Class A Ordinary Share or Prime Impact Class B Ordinary Share held of record as of August 1, 2023, the record date for the extraordinary general meeting. As of the close of business on the record date, there were 4,639,867 outstanding Prime Impact Class A Ordinary Shares, which are held by Prime Impact’s Public Shareholders, and 8,102,103 outstanding Prime Impact Class B Ordinary Shares, which are held by Prime Impact’s initial shareholders.

Q: What constitutes a quorum at the extraordinary general meeting?

A: Holders of a majority in voting power of Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares issued and outstanding and entitled to vote at the extraordinary general meeting, present in person, online, or by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the extraordinary general meeting. As of the record date for the extraordinary general meeting, an aggregate of 6,370,985 Prime Impact Ordinary Shares, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q: How will the Sponsor and Prime Impact’s directors and officers vote?

A: The Sponsor and Prime Impact’s directors and officers have agreed to vote any Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. Currently, they own approximately 63% of the outstanding Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares in the aggregate. See “The Business Combination — Related Agreements — Sponsor Support Agreement.”

Q: What interests do the current officers and directors of Prime Impact have in the Business Combination?

A: When you consider the Prime Impact Board’s recommendation of the Proposals, you should keep in mind that Prime Impact’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, including that the Sponsor or Prime Impact’s directors and officers can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. Prime Impact’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See “The Business Combination — Interests of the Sponsor and Prime Impact Directors and Officers in the Business Combination” for additional information. The Prime Impact Board was aware of and considered these interests, among other matters, in recommending that Prime Impact shareholders vote “FOR” each of the Proposals. These interests include, among other things:

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the fact that the Sponsor holds 5,400,000 Private Warrants acquired at a purchase price of $8,100,000, or $1.50 per warrant, and an additional 321,122 Private Warrants that were acquired by the Sponsor at a purchase price of $481,683, or $1.50 per warrant, upon an over-allotment exercise on October 6, 2020;

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the fact that the Sponsor and Prime Impact’s officers and directors have agreed not to redeem any Prime Impact Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

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the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 Prime Impact Founder Shares, 100,000 shares of which were subsequently transferred by the Sponsor to Prime Impact’s independent directors and advisors, 522,897 of which were forfeited due to the failure of the underwriters to fully execute their over-allotment option, and all of which are subject to certain transfer restrictions as described in this proxy statement/prospectus and that such remaining Prime Impact Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $84.6 million, based on the most recent closing price of the Prime Impact Class A Ordinary Shares of $10.44 per share on March 27, 2023. Such numbers of Prime Impact Founder Shares and Private Warrants may be reduced pursuant to the agreement of the Sponsor (a) to forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, 2,557,736 Prime Impact Founder Shares and 2,860,561 Private Warrants; and (b) if the Aggregate Capital Raised is less than $50 million, forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, an additional 1,203,315 Prime Impact Founder Shares;

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the fact that Michael Cordano and Mark Long are managers of Prime Impact and of the Sponsor and each may be deemed to have or share beneficial ownership of the Prime Impact Founder Shares held directly by the Sponsor;

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if the Trust Account is liquidated, including in the event Prime Impact is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify Prime Impact to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of (1) any third party (other than Prime Impact’s independent registered public accounting firm) for services rendered or products sold to Prime Impact or (2) a prospective target business with which Prime Impact has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

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the fact that Prime Impact’s independent directors and advisors own an aggregate of 80,000 Prime Impact Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, or $54, which if unrestricted and freely tradeable would be valued at approximately $835,000, based on the most recent closing price of the Prime Impact Class A Ordinary Shares of $10.44 per share on March 27, 2023. Cathleen Benko resigned from the board of directors on April 28, 2022 and currently holds 20,000 Prime Impact Founder Shares;

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the fact that the Sponsor will be repaid the Promissory Note upon the consummation of the Business Combination. As of July 20, 2023, an aggregate of approximately $3.73 million has been borrowed under the Promissory Note;

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the fact that the Sponsor and Prime Impact’s officers, and directors may be incentivized to complete the Initial Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor and Prime Impact’s officers, and directors would lose their entire investment. As a result, the Sponsor and Prime Impact’s officers, and directors may have a conflict of interest in determining whether CCT is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Initial Business Combination;

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the fact that the Sponsor and Prime Impact’s officers, directors and advisors will lose their entire investment in Prime Impact if an Initial Business Combination is not completed within 24 months from the Combination Period, as may be extended pursuant to the Existing Organizational Documents. On March 8, 2023, the shareholders of Prime Impact approved an additional amendment to the Existing Organizational Documents to extend the date by which Prime Impact has to consummate its initial business combination for up to an additional six months to September 14, 2023; and

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in addition to these interests of the Sponsor and Prime Impact’s officers, directors and advisors, to the fullest extent permitted by applicable laws, the Existing Organizational Documents waive certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Existing Organizational Documents or in the future, and Prime Impact will renounce any expectancy that any of the directors or officers of Prime Impact will offer any such corporate opportunity of which he or she may become aware to Prime Impact. Prime Impact does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, Prime Impact does not believe that the waiver of the application of the corporate opportunity doctrine in the Existing Organizational Documents had any impact on its search for a potential business combination target.

As a result of the lower price paid by our initial shareholders for their Prime Impact Founder Shares, the initial shareholders may generate a profit on those shares even at prices that would generate a significant loss for the Public Shareholders on their Public Shares. For more information regarding certain conflicts of interests of Prime Impact and its affiliates relating to the Business Combination and Proposals to be presented at the extraordinary general meeting, see “The Business Combination — Interests of the Sponsor and Prime Impact Directors and Officers in the Business Combination.”

The Class A Ordinary Shares to be received by the Sponsor in exchange of the Prime Impact Founder Shares will be subject to a six-month lockup. Based on the most recent closing price of the Prime Impact Class A Ordinary Shares of $10.44 per share on March 27, 2023, these shares would be worth approximately $83.8 million. If the price per share of Class A Ordinary Shares equals or exceeds $12.50 for at least 20 trading days out of any 30 consecutive trading days after the Closing Date, such Class A Ordinary Shares will be released from such lockup.

Q: What happens if I vote against the Business Combination Proposals?

A: Under the Existing Organizational Documents, if the Business Combination Proposals are not approved and Prime Impact does not otherwise consummate an alternative Initial Business Combination within the Combination Period, Prime Impact will be required to dissolved and liquidate the Trust Account by returning the then remaining funds in such account to Prime Impact’s Public Shareholders.

Q: Do I have redemption rights?

A: Pursuant to the Existing Organizational Documents, a Public Shareholder may request that Prime Impact redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•

hold Public Shares or, if you hold Public Shares through Prime Impact Units, you elect to separate your Prime Impact Units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares;

•

submit a written request to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, in which you (1) request that Prime Impact redeem all or a portion of your Public Shares for cash and (2) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number, and address; and

•	deliver your Public Shares to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern time, on August 21, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Prime Impact Units must elect to separate the Prime Impact Units into the underlying Prime Impact Class A Ordinary Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If Public Shareholders hold their Prime Impact Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the Prime Impact Units into the underlying Public Shares and Public Warrants, or if a holder holds Prime Impact Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Prime Impact in order to validly redeem its shares. Public Shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their Public Shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption right with respect to all or a portion of the Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Prime Impact will redeem the related Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.46 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will not own Public Shares or Class A Ordinary Shares following the redemption. See “Extraordinary General Meeting of Prime Impact Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your Public Shares.

If you are a holder of Prime Impact Class A Ordinary Shares and you exercise your redemption rights, such exercise will not result in the loss of any Prime Impact Public Warrants that you may hold. The amount of Prime Impact Class A Ordinary Shares redeemed will have no impact on your ability to exercise your redemption rights. Assuming the maximum redemption scenario where 4,639,867 Prime Impact Class A Ordinary Shares are redeemed, the Prime Impact Public Warrants retained by such redeeming holders would have an aggregate market value of approximately $77,331 based upon the closing price of $0.05 per warrant as of March 27, 2023. Additional Ordinary Shares may be issuable in the future, upon the exercise of the HoldCo Warrants, after the consummation of Business Combination. The issuance of such shares could adversely impact the market price of the Class A Ordinary Shares. Furthermore, while the exercise of redemption rights by holders will not decrease the amount of HoldCo Warrants, it will reduce the amount of cash in the Trust Account, which may heighten such impact. See “Risk Factors — Risks Related to the Business Combination,” Risk Factors — Risks Related to Prime Impact,” and “Risk Factors — Risks Related to HoldCo’s Securities” for further discussion of the risks related to the Assumed Warrants retained by such redeeming holders.

Q: Will how I vote affect my ability to exercise redemption rights?

A: No. You may exercise your redemption rights whether you vote your Prime Impact Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposals or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q: How do I exercise my redemption rights?

A: In order to exercise your redemption rights, you must (1) if you hold your Prime Impact Class A Ordinary Shares through Prime Impact Units, elect to separate your Prime Impact Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares and (2) prior to 5:00 p.m., Eastern time, on August 21, 2023 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that HoldCo redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Notwithstanding the foregoing, a Public Shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her, or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares included in the units sold in the Prime Impact IPO. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a group with any other shareholder, Prime Impact will require each Public Shareholder seeking to exercise redemption rights to certify to Prime Impact whether such shareholder is acting in concert or as a group with any other shareholder. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Prime Impact’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Prime Impact does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker, or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding Prime Impact Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold Prime Impact Units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into Public Shares and public warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates or electronic delivery of the Public Shares back to you so that you may then exercise your redemption rights with respect to the Public Shares following the separation of such Public Shares from the Prime Impact Units.

If a broker, dealer, commercial bank, trust company, or other nominee holds your Prime Impact Units, you must instruct such nominee to separate your Prime Impact Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Prime Impact Units to be split and the nominee holding such Prime Impact Units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant Prime Impact Units and a deposit of the corresponding number of Public Shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the Public Shares following the separation of such Public Shares from the Prime Impact Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with Prime Impact’s consent, until the vote is taken with respect to the Business Combination. If you delivered your Public Shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting Prime Impact’s transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q: What are the U.S. federal income tax consequences of exercising my redemption rights?

A: The receipt of cash by a beneficial holder of Class A Ordinary Shares in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below). See “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders – Tax Consequences for U.S. Holders Exercising Redemption Rights” for additional information. All Holders considering the exercise of their redemption rights should consult with their tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

All Holders of Prime Impact Public Shares and Public Warrants considering exercising their redemption rights are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Initial Merger and the exercise of their redemption rights.

Q: What happens if a substantial number of Public Shareholders vote in favor of the Business Combination and exercise their redemption rights?

A: Public Shareholders are not required to vote in respect of the Business Combination Proposals in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

If a shareholder does not redeem his, her or its Prime Impact Class A Ordinary Shares, but other Public Shareholders do elect to redeem, the non-redeeming shareholders would own shares with a lower book value per share. If no Public Shareholders exercise redemption rights with respect to their Prime Impact Class A Ordinary Shares, the pro forma book value per share as of December 31, 2022 would have been $0.97. If Public Shareholders exercise redemption rights with respect to Prime Impact Class A Ordinary Shares, representing 25% of the maximum redemption scenario, the pro forma book value per share as of December 31, 2022 would have been $0.84. If Public Shareholders exercise redemption rights with respect to Prime Impact Class A Ordinary Shares, representing 50% of the maximum redemption scenario, the pro forma book value per share as of December 31, 2022 would have been $0.70. If Public Shareholders exercise redemption rights with respect to Prime Impact Class A Ordinary Shares, representing 75% of the maximum redemption scenario, the pro forma book value per share as of December 31, 2022 would have been $0.57. If Public Shareholders exercise redemption rights with respect to 100% Prime Impact Class A Ordinary Shares, representing the maximum redemption scenario, the pro forma book value per share as of December 31, 2022 would have been $0.43.

Q: What are the possible sources and the extent of dilution that the Public Shareholders that elect not to redeem their shares will experience in connection with the Business Combination?

A: After the completion of the Business Combination, Public Shareholders will own a significantly smaller percentage of HoldCo than they currently own of Prime Impact. Consequently, the Public Shareholders, as a group, will have reduced ownership and voting power in HoldCo compared to their ownership and voting power in Prime Impact. The table below assumes (1) full exercise of Public Warrants and Private Warrants, and (2) no debt or equity financing is consummated prior to, or in connection with, the closing of the Business Combination, including any sale of Class A Ordinary Shares or other equity securities of HoldCo to Sponsor (or a Sponsor affiliate) that may be consummated in connection with the Business Combination in the event of an Overage Amount pursuant to the Business Combination Agreement. The following table illustrates the potential impact of redemptions on the ownership percentage of Public Shareholders in a range of redemption scenarios, with the maximum redemption scenario representing the redemption of all Public Shares.

	Assuming No Redemptions(1)		Assuming 25% of Maximum Redemptions(1)		Assuming 50% of Maximum Redemptions(1)		Assuming 75% of Maximum Redemptions(1)		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Existing CCT Shareholders (2)	75,150,652	76.8%	75,150,652	77.7%	75,150,652	78.7%	75,150,652	79.6%	75,150,652	80.6%
Public Shareholders	4,639,867	4.8%	3,479,000	3.6%	2,319,934	2.4%	1,159,967	1.2%	0	0.0%
Initial Shareholders	4,341,052	4.4%	4,341,052	4.5%	4,341,052	4.6%	4,341,052	4.6%	4,341,052	4.7%
Public Warrants	10,802,804	11.1%	10,802,804	11.2%	10,802,804	11.3%	10,802,804	11.5%	10,802,804	11.6%
Private Warrants (3)	2,860,561	2.9%	2,860,561	3.0%	2,860,561	3.0%	2,860,561	3.0%	2,860,561	3.1%
Total	97,794,936	100.0%	96,634,969	100.0%	95,475,003	100.0%	94,315,036	100.0%	93,155,069	100.0%

(1)	Reflects forfeiture by Sponsor of 3,761,051 Prime Impact Founder Shares immediately prior to consummation of the Business Combination pursuant to the terms of the Sponsor Support Agreement.
(2)	Excludes 63,552 Class A Ordinary Shares underlying the assumed Innoven Warrant and 785,796 unvested Exchanged Restricted Shares.
(3)	Reflects forfeiture by Sponsor of 2,860,561 Private Warrants immediately prior to consummation of the Business Combination pursuant to the terms of the Sponsor Support Agreement.

Q. What is the expected per share value of the cash consideration to be received by HoldCo in the Business Combination?

A. As described in “—What happens if a substantial number of Public Shareholders vote in favor of the Business Combination and exercise their redemption rights?” the net cash to the balance sheet of HoldCo and the total number of Ordinary Shares outstanding immediately following the consummation of the Business Combination will depend upon the extent to which Public Shareholders exercise their redemption rights. The Existing Organizational Documents do not provide a specified maximum redemption threshold, except that in no event will Prime Impact redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, if consummated (such that Prime Impact is not subject to the SEC’s “penny stock” rules). Although the parties to the Business Combination have deemed the value of Ordinary Shares to be equal to $10.00 per share for purposes of determining the number of Ordinary Shares issuable to CCT shareholders in the Acquisition Merger, the net cash per Public Share resulting from the proceeds of the Trust Account is expected to be less than $10.00 per share in the Business Combination. Set forth below is a calculation of the net cash per Ordinary Share resulting from the proceeds of the Trust Account in a no redemption scenario, 25% redemption scenario, 50% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. Such calculations are based upon (1) the aggregate cash held in the Trust Account as of March 8, 2023 of approximately $48,319,240 and (2) estimated transaction expenses of $15,000,000, including the amount expected to be outstanding under the Promissory Note issued by Prime Impact to the Sponsor that will be repaid at the closing of the Business Combination. The table below assumes no debt or equity financing is consummated prior to, or in connection with, the closing of the Business Combination, including any sale of Class A Ordinary Shares or other equity securities of HoldCo to Sponsor (or a Sponsor affiliate) that may be consummated in connection with the Business Combination in the event of an Overage Amount pursuant to the Business Combination Agreement.

	Assuming No Redemption(1)	Assuming 25% Redemption(2)	Assuming 50% Redemption(3)	Assuming 75% Redemption(4)		Assuming Maximum Redemption(5)
Public Shares not redeemed	4,639,867	3,479,900	2,319,934	1,159,967		0
Gross Cash Proceeds in Trust Account	$48,319,240	$36,239,431	$24,159,620	$12,079,810		0
Estimated Transaction Expenses	$15,000,000	$15,000,000	$15,000,000	$15,000,000		$15,000,000
Net Cash Proceeds In Trust Account	$33,319,241	$21,239,431	$9,159,620	N/A	*	N/A	*
Total Public Shares Outstanding	8,980,919	7,820,952	6,660,985	5,501,018		4,341,052
Net Cash per Prime Impact Ordinary Share Outstanding	$3.71	$2.72	$1.38	N/A	*	N/A	*

*	Amount is less than zero.
(1)	This scenario assumes that 4,639,867 Public Shares are not redeemed by Prime Impact shareholders.
(2)	This scenario assumes that 3,479,900 Public Shares are not redeemed by Prime Impact shareholders.
(3)	This scenario assumes that 2,319,934 Public Shares are not redeemed by Prime Impact shareholders.
(4)	This scenario assumes that 1,159,967 Public Shares are not redeemed by Prime Impact shareholders.
(5)	This scenario assumes that all Public Shares are redeemed by Prime Impact shareholders.

Q: If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A: No. The holders of Prime Impact Warrants have no redemption rights with respect to such warrants.

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: Holders of record of Prime Impact Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of Prime Impact Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Prime Impact Ordinary Shares must give written objection to the Initial Merger to Prime Impact prior to the shareholder vote to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of Prime Impact’s Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Prime Impact Articles. It is possible that if a Prime Impact shareholder exercises appraisal rights, the fair value of the Prime Impact Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Prime Impact believes that such fair value would equal the amount that Prime Impact shareholders would obtain if they exercise their redemption rights as described herein. Prime Impact shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise appraisal rights under the Cayman Companies Act. A Prime Impact shareholder which elects to exercise appraisal rights must do so in respect of all of the Prime

Impact Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See “Appraisal Rights under the Cayman Companies Act.” There are no appraisal rights available to holders of the Prime Impact Warrants in connection with the Business Combination under Cayman Islands law.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: If the Business Combination Proposals are approved, Prime Impact intends to use a portion of the funds held in the Trust Account to pay (1) any transaction costs associated with the Business Combination Agreement and Business Combination, (2) taxes and deferred underwriting discounts and commissions from the IPO, and (c) for any redemptions of Public Shares. The remaining balance in the Trust Account will be used for general corporate purposes of HoldCo. See the section entitled “The Business Combination” for additional information.

Q: What happens if the Business Combination is not consummated or is terminated?

A: There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Termination” for additional information regarding the parties’ specific termination rights. In accordance with the Existing Organizational Documents, if an Initial Business Combination is not consummated within the Combination Period, Prime Impact will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Prime Impact to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of Prime Impact’s remaining shareholders and the Prime Impact Board, liquidate and dissolve, subject in each case of (2) and (3) above to Prime Impact’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

It is expected that the amount of any distribution Prime Impact’s Public Shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Prime Impact’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of the Prime Impact Founder Shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to the outstanding Prime Impact Warrants. Accordingly, the Prime Impact Warrants will expire worthless.

Q: When is the Business Combination expected to be consummated?

A: It is currently anticipated that the Business Combination will be consummated promptly following the extraordinary general meeting to be held on August 23, 2023 provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement.”

Q: What do I need to do now?

A: You are urged to read carefully and consider the information included in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q: How do I vote?

A: If you were a holder of record of Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares on August 1, 2023, the record date for the extraordinary general meeting, you may vote with respect to the Proposals online at the virtual extraordinary general meeting or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the extraordinary general meeting and vote online, obtain a proxy from your broker, bank, or nominee.

Q: What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A: At the extraordinary general meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals.

Q: What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A: Signed and dated proxies received by Prime Impact without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the shareholders at the extraordinary general meeting

Q: If I am not going to attend the virtual extraordinary general meeting online, should I submit my proxy card instead?

A: Yes. Whether you plan to attend the extraordinary general meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q: If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A: No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Prime Impact believes the Proposals presented to Prime Impact’s will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q: May I change my vote after I have submitted my executed proxy card?

A: Yes. You may change your vote by sending a later-dated, signed proxy card to Prime Impact at the address listed below so that it is received by Prime Impact prior to the extraordinary general meeting or by attending the extraordinary general meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to Prime Impact, which must be received prior to the extraordinary general meeting.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/ prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares.

Q: Who can help answer my questions?

A: If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact Prime Impact’s proxy solicitor at:

MorrowSodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: HLA.info@investor.morrowsodali.com

To obtain timely delivery, Prime Impact’s shareholders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about Prime Impact from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to Prime Impact’s transfer agent at least two business days prior to the extraordinary general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q: Who will solicit and pay the cost of soliciting proxies?

A: The Prime Impact Board is soliciting your proxy to vote your Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares on all matters scheduled to come before the extraordinary general meeting. Prime Impact will pay the cost of soliciting proxies for the extraordinary general meeting. Prime Impact has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. Prime Impact has agreed to pay Morrow Sodali LLC a fee of $15,000.00 plus disbursements. Prime Impact will reimburse MorrowSodali LLC for reasonable out-of-pocket expenses and will indemnify MorrowSodali LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses.

Prime Impact will also reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares and in obtaining voting instructions from those owners. Prime Impact’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet, or in person. They will not be paid any additional amounts for soliciting proxies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding CCT’s, Prime Impact’s or HoldCo’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, CCT’s or Prime Impact’s expectations concerning the outlook for their or HoldCo’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of HoldCo as set forth in the sections of this proxy statement/prospectus titled “The Business Combination — Prime Impact’s Board’s Reasons for the Approval of the Business Combination.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between HoldCo, CCT and Prime Impact.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Prime Impact following announcement of the Business Combination;

•

the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Prime Impact, or satisfy the other conditions to closing in the Business Combination Agreement;

•	the ability to obtain or maintain the listing of the Class A Ordinary Shares on the Nasdaq following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of CCT or Prime Impact as a result of the announcement and consummation of the Business Combination;

•

Prime Impact’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of HoldCo to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	CCT’s markets are rapidly evolving and may decline or experience limited growth;

•	CCT’s ability to retain and expand its customer base;

•	CCT’s ability to compete effectively in the markets in which it operates;

•	CCT’s relationships with insurance carriers, referral partners and consumers;

•	failure to maintain and enhance the CCT’s brand;

•	failure to prevent security breaches or unauthorized access to CCT’s or its third-party service providers’ data;

•	the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection and data security;

•	the effects of health epidemics, including the COVID-19 pandemic;

•	risks related to CCT’s corporate structure, in particular the VIE structure; and

•	the other matters described in the section titled “Risk Factors” beginning on page 75.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for CCT.

HoldCo, CCT and Prime Impact caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. None of HoldCo, CCT and Prime Impact undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that HoldCo, CCT or Prime Impact will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in Prime Impact’s public filings with the SEC or, upon and following the consummation of the Business Combination, in HoldCo’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” on page 380.

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size, is based on independent industry surveys and publications, including reports by iResearch Inc. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While CCT is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCT” in this proxy statement/prospectus.

PROXY STATEMENT/PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Business Combination Agreement, the Business Combination and the other matters being considered at the extraordinary general meeting of the shareholders of Prime Impact Acquisition I. For additional information, see “Where You Can Find More Information” on page 380. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Cheche Group Inc.

HoldCo is an exempted company incorporated in the Cayman Islands with limited liability on January 3, 2023 for the purpose of effecting the Business Combination and will serve as the publicly traded parent company of CCT following the Business Combination. The address and telephone number for HoldCo’s principal executive offices following the Business Combination are the same as those for CCT.

Cheche Technology Inc.

CCT’s Business

CCT is an exempted company with limited liability incorporated under the laws of the Cayman Islands with no substantive operation. CCT carries out its business in China primarily through WFOE and its contractual arrangements, commonly known as the VIE Structure, with the Affiliated Entities. See “— Corporate History and Structure.” CCT is China’s largest independent technology-empowered platform for auto insurance transaction services by digital auto insurance transaction premiums and fourth-largest insurance technology company by gross written premiums in 2021, according to iResearch. Capitalizing on its leading position in auto insurance transaction services, CCT has evolved into a nationally leading platform with a nationwide network that offers a full suite of services and products for digital insurance transactions and insurance SaaS solutions in China. CCT offers a unified, cloud-based platform that delivers considerable value propositions to each of the participants in its ecosystem, including insurance carriers, insurance intermediaries, third-party platforms, referral partners and consumers. These participants access and utilize CCT’s flagship digital insurance transaction products Easy-Insur (车保易) and Insurance Marketplace, as well as the insurance SaaS solution products Digital Surge (澎湃保) and Sky Frontier (天境) on CCT’s platform. These products are designed and programmed in different forms, including mobile, web, WeChat and third-party applications. The open architecture of CCT’s platform also enables interoperability of these products with numerous applications, systems and other offerings adopted by CCT’s ecosystem participants.

CCT started its business in 2014 with the radical idea to transform China’s auto insurance market and digitalize the end-to-end insurance purchase process in a way that is transparent, accessible and efficient. Since its inception, CCT has consistently invested in data technology to improve the way insurance carriers attract and connect with consumers online as digitalization in China’s insurance market accelerates. As of December 31, 2022, CCT had facilitated a broad range of auto insurance transactions covering over 4,200 vehicle makes. Leveraging its strong foothold in the auto insurance market and trustworthy branding, CCT also diversifies its offerings with a broad and growing suite of non-auto insurance products. CCT facilitated the issuance of insurance policies with gross premiums of RMB11.1 billion and RMB16.6 billion in 2021 and 2022, respectively. The number of policies written through its platform in 2021 and 2022 was approximately 7.8 million and 12.3 million, respectively. CCT’s growth is propelled by rapid expansion in the number of its referral partners, which reached over 930,000 as of December 31, 2022. CCT’s track record of strong growth required minimal marketing efforts and was largely organic, with a substantial amount of business generated through word-of-mouth referrals. In 2021 and 2022, substantially all of the auto insurance transaction volumes on CCT’s platform came from its referral partner base.

CCT offers a unified, cloud-based platform that delivers considerable value propositions to each of the participants in its ecosystem, including insurance carriers, third-party platforms, referral partners, insurance intermediaries and consumers.

•

To insurance carriers: CCT provides insurance carriers with (1) easy access to diversified distribution channels, allowing them to lower consumer acquisition costs, (2) a digital channel to target desired consumers and distribute products cost-effectively, and (3) an AI-based and analytics-driven SaaS solution to optimize product pricing and control risks without incurring additional technology and infrastructure investments. As a result, by collaborating with CCT, insurance carriers will experience increased revenue and improved economic efficiency.

•

To third-party platforms: CCT provides direct access to insurance products underwritten by leading insurance carriers to customers of third-party platform partners, enabling such third-party platform partners to better serve their customers and expand the scope of services to customers. CCT pays third-party platform partners fees for referring insurance consumers who purchase insurance products through its platform, allowing CCT’s third-party platform partners to generate additional income, diversify revenue sources and achieve better financial performance.

•

To insurance referral partners: For its insurance referral partners, CCT (1) offers competitive and diverse insurance products, (2) provides an easy-to-use digital experience to enhance customer conversions, (3) enables the selling of different types of insurance products to enhance consumer stickiness, (4) provides a more efficient and transparent process for selling insurance, and (5) enables diversified income sources and better economics.

•

To insurance intermediaries: CCT (1) enables automation of core processes and improve operating efficiency, (2) fulfills regulatory digitalization requirements at zero to low costs, and (3) enhances competitiveness and diversity of insurance product offerings at minimum costs.

•

To insurance consumers: CCT (1) offers competitive pricing, (2) accesses to a comprehensive and diversified suite of insurance products, and (3) provides a digital, transparent and informed transaction experience.

As of December 31, 2022, CCT’s ecosystem participants included approximately 100 insurance carriers, 480 third-party platforms, 939,000 referral partners and 4,400 insurance intermediaries.

CCT’s registered address is at the offices Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. The mailing address of CCT’s principal executive office is 8/F, Desheng Hopson Fortune Plaza, 13-1 Deshengmenwai Avenue, Xicheng District, Beijing 100088, People’s Republic of China and its telephone number is +86 10 5083-0911.

Impact of Covid-19

The COVID-19 pandemic has severely impacted China and the rest of the world, and it has resulted in quarantines, travel restrictions, and the temporary closure of offices and facilities in China and many other countries. CCT’s business has not, to date, experienced material disruptions in insurance transaction volumes or insurance SaaS product subscriptions due to the COVID-19 pandemic. However, the extent to which the COVID-19 pandemic may impact CCT’s long-term results remains uncertain, and CCT is closely monitoring its impact. See “Risk Factors — Risks Related to CCT’s Business and Industry — The COVID-19 pandemic could adversely affect the business, results of operations and financial condition of CCT and HoldCo following the Business Combination.”

Corporate History and Structure

CCT is an exempted company with limited liability incorporated under the laws of the Cayman Islands with no substantive operation. CCT carries out its business in China primarily through WFOE and its contractual arrangements, commonly known as the VIE Structure, with the Affiliated Entities, which operate CCT’s applications and website. As of the date of this proxy statement/prospectus, CCT does not have, and does not currently plan to have substantive operations in Hong Kong or Macau.

Due to PRC laws and regulations restricting foreign ownership of companies that engage in internet and other related businesses, WFOE has entered into a series of contractual arrangements with the VIE and its shareholders. See “CCT’s Business — Contractual Arrangements with the VIE and its Shareholders.” As a result of CCT’s direct ownership in WFOE and the contractual arrangements with the VIE, CCT is considered the primary beneficiary of the VIE. CCT treats the Affiliate Entities as its consolidated affiliated entities under U.S. GAAP, and has consolidated the financial results of these entities in its consolidated financial statements in accordance with U.S. GAAP. Consolidation of VIE under U.S. GAAP generally occurs if CCT or its subsidiaries (1) have an economic interest in the VIE that provides significant exposure to potential losses or benefits from the VIE and (2) have power over the most significant economic activities of the VIE.

CCT does not directly own any equity interests in the Affiliated Entities, and therefore, investors will not, and may never directly hold any equity interests in the operating entities of CCT. Instead, CCT is regarded as the primary beneficiary of the Affiliated Entities, and consolidates the financial results of the Affiliated Entities under U.S. GAAP in light of such contractual arrangements. See “ — Implications of Being a Company with the Holding Company Structure and the VIE Structure” for more information. The VIE structure provides investors with exposure to foreign investment in China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies. Such VIE structure involves unique risks and uncertainties. See “Risk Factors — Risks Related to CCT’s Corporate Structure.”

Prime Impact Acquisition I

Prime Impact is a Cayman Islands exempted company formed on July 21, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving Prime Impact and one or more businesses.

The Prime Impact Class A Ordinary Shares, Public Warrants, and Prime Impact Units, consisting of one Prime Impact Class A Ordinary Share and one-third of one Public Warrant, are traded on the NYSE under the ticker symbols “PIAI,” “PIAI.W,” and “PIAI.U,” respectively. The parties anticipate that, following the Business Combination, the Class A Ordinary Shares and Assumed Public Warrants will be listed on the Nasdaq under the new symbols “CCG” and “CCGWW” respectively, and the Prime Impact Units, Prime Impact Class A Ordinary Shares, and Public Warrants will cease trading on the NYSE and will be deregistered under the Exchange Act.

The mailing address of Prime Impact’s principal executive office is 123 E San Carlos Street, Suite 12, San Jose, California 95112, and the telephone number is (650) 825-6965.

For more information about Prime Impact, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prime Impact,” “Prime Impact’s Business,” and the financial statements of Prime Impact included herein.

Cheche Merger Sub Inc.

Merger Sub is a newly formed Cayman Islands exempted company and a wholly owned subsidiary of HoldCo. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for CCT.

The Business Combination (page 161)

On January 29, 2023, Prime Impact entered into the Business Combination Agreement with Merger Sub, HoldCo and CCT. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in two steps: (1) on the Closing Date, Prime Impact will merge with and into HoldCo, with HoldCo surviving the Initial Merger, as a publicly traded entity and becoming the sole owner of Merger Sub, and (2) on the Closing Date and immediately after the Initial Merger, Merger Sub will merge with and into CCT, with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo.

The Initial Merger

At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of Prime Impact, Merger Sub, CCT, HoldCo or the holders of any of Prime Impact’s securities:

•	each then issued and outstanding Ordinary Share shall be redeemed for par value;

•

each then issued and outstanding Prime Impact Class A Ordinary Share and Prime Impact Class B Ordinary Share will be canceled and converted automatically, on a one-for-one basis into one Class A Ordinary Share;

•	each then issued, outstanding and unexercised Prime Impact Warrant will be assumed and converted automatically into one warrant exercisable for one Class A Ordinary Share; and

•

each Prime Impact Class A Ordinary Share and Prime Impact Class B Ordinary Share held by shareholders of Prime Impact who have demanded properly in writing dissenters’ rights for such Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares, as applicable, shall be canceled and cease to exist in consideration for the right to receive payment of such shares as provided in the Business Combination Agreement.

The Acquisition Merger

On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each then issued and outstanding CCT Preferred Share will convert automatically (the “Conversion”) into a number of CCT Ordinary Shares at the then-effective conversion rate in accordance with CCT’s sixth amended and restated articles of association.

At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of HoldCo, Merger Sub, CCT or the holders of the following securities:

•

each CCT Ordinary Share that is (x) then issued and outstanding (including CCT Ordinary Shares resulting from the Conversion) and (y) held in CCT’s treasury, will be canceled and converted into the right to receive a number of Class A Ordinary Shares based on the Per Share Merger Consideration;

•	each then issued and outstanding CCT Founder Shares will be canceled and converted into the right to receive a number of Class B Ordinary Shares based on the Per Share Merger Consideration;

•

all CCT Ordinary Shares owned by HoldCo and Merger Sub or any other wholly-owned subsidiary of HoldCo or Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•	the outstanding and unexercised CCT Warrant will be assumed by HoldCo and converted into an Assumed CCT Warrant;

•

each CCT Option to purchase CCT Ordinary Share that is outstanding and unexercised will be assumed and converted into an option to purchase such number of Class A Ordinary Shares based on the Per Share Merger Consideration;

•

each CCT Restricted Share that is issued and outstanding shall be converted into such number of Class A Ordinary Shares based on the Per Share Merger Consideration, subject to the terms and conditions that applied to the corresponding CCT Restricted Share Awards;

•

each then issued and outstanding CCT Ordinary Share and CCT Preferred Share held by CCT shareholders who have demanded properly in writing dissenters’ rights for such shares will be canceled and cease to exist in consideration for the right to receive payment of such CCT Ordinary Share and CCT Preferred Share as provided in the Business Combination Agreement; and

•	each then issued and outstanding ordinary share of Merger Sub will be converted into and exchanged for one ordinary share of the Surviving Subsidiary Company.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see “The Business Combination.”

Ownership Structure

The following diagrams depict CCT and Prime Impact’s ownership structure before and after giving effect to the Business Combination and related transactions, assuming a maximum redemption by Prime Impact’s Public Shareholders of Prime Impact’s Public Shares. The ownership structure of CCT and Prime Impact prior to the consummation of the Business Combination and related transactions is based on CCT and Prime Impact’s ownership as of the date of this proxy statement/prospectus.

Corporate Structure Before the Completion of the Business Combination

The following diagram summarizes CCT’s corporate structure as of the date of this proxy statement/prospectus.

(1) VIE equity interests holders include Lei Zhang, Zhendong Wang, Hangzhou Shunying Equity Investment Partnership (L.P.), Zhuhai Hengqin Huarong Zhifu Investment Management Co., Ltd., Beijing Cheche Technology Investment Center, LLP, Beijing Zhongjin Huicai Investment Management Co., Ltd., Shenzhen Ruiyuan Investment Enterprise, LLP, Huzhou Zhongze Jiameng Equity Investment Enterprise, LLP, Beijing Zhongyun Ronghui Investment Center, LLP and Guangzhou Lianzhan Enterprise Management Co., Ltd., which hold approximately 35.6%, 1.1%, 8.8%, 8.2%, 9.8%, 14.2%, 8.0%, 4.9%, 8.8% and 0.6% of the equity interests in the VIE, respectively.

The following diagram summarizes Prime Impact’s corporate structure as of the date of this proxy statement/prospectus.

Corporate Structure After the Completion of the Business Combination

The following diagram illustrates HoldCo’s corporate structure immediately after the completion of the Business Combination, assuming no shareholders of Prime Impact exercise their redemption rights or the Prime Impact Warrants, and excluding Class A Ordinary Shares underlying the HoldCo Warrants:

(1) VIE equity interests holders include Lei Zhang, Zhendong Wang, Hangzhou Shunying Equity Investment Partnership (L.P.), Zhuhai Hengqin Huarong Zhifu Investment Management Co., Ltd., Beijing Cheche Technology Investment Center, LLP, Beijing Zhongjin Huicai Investment Management Co., Ltd., Shenzhen Ruiyuan Investment Enterprise, LLP, Huzhou Zhongze Jiameng Equity Investment Enterprise, LLP, Beijing Zhongyun Ronghui Investment Center, LLP and Guangzhou Lianzhan Enterprise Management Co., Ltd., which hold approximately 35.6%, 1.1%, 8.8%, 8.2%, 9.8%, 14.2%, 8.0%, 4.9%, 8.8% and 0.6% of the equity interests in the VIE, respectively.

Conditions to the Acquisition Closing

The obligations of CCT, Prime Impact, Merger Sub and HoldCo to consummate the Business Combination are subject to the satisfaction or waiver by each of CCT and Prime Impact (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

•

the written consent of the requisite shareholders of CCT (the “Written Consent Parties”) in favor of the approval and adoption of the Business Combination Agreement, the Business Combination and all other transactions contemplated by the Business Combination Agreement (the “Written Consent”) having been delivered to Prime Impact;

•

the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of Prime Impact shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, Cayman Islands law, Prime Impact’s Existing Organizational Documents and the rules and regulations of the Nasdaq;

•

no governmental authority having enacted, issued, or enforced any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•

the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part having been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

•

the Class A Ordinary Shares to be issued pursuant to the Business Combination Agreement and the Assumed Public Warrants (and the Class A Ordinary Shares issuable upon exercise thereof) having been approved for listing on the Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof; and

•

Prime Impact having at least $5,000,001 of net tangible assets after giving effect to the transactions contemplated by the Business Combination Agreement, or the Class A Ordinary Shares to be issued pursuant to the Business Combination Agreement shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; provided, however, in no event will Prime Impact consummate the Business Combination unless Prime Impact has at least $5,000,001 of net tangible assets after giving effect to the transactions contemplated by the Business Combination Agreement, because the Existing Organizational Documents provide that in no event will Prime Impact redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that Prime Impact is not subject to the SEC’s “penny stock” rules).

Under the Business Combination Agreement, the obligations of the parties to consummate the Acquisition Merger are subject to the satisfaction or waiver by each of Prime Impact and CCT (where permissible) of certain customary closing conditions of the respective parties, including, without limitation:

•	The Initial Closing having been completed.

The obligations of Prime Impact, Merger Sub and HoldCo to consummate the Business Combination are subject to the satisfaction or waiver by Prime Impact (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of CCT as determined in accordance with the Business Combination Agreement;

•

CCT having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

•	since the date of the Business Combination Agreement, no CCT material adverse effect, as determined in accordance with the Business Combination Agreement, having occurred; and

•

CCT having delivered to Prime Impact a customary officer’s certificate, dated as of the Closing Date, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

The obligations of CCT to consummate the Business Combination are subject to the satisfaction or waiver by CCT (where permissible) at or prior to Acquisition Merger Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of Prime Impact, HoldCo and Merger Sub as determined in accordance with the Business Combination Agreement;

•

each of Prime Impact, HoldCo and Merger Sub having performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

•	each of the underwriting commission waiver letters remaining enforceable in accordance with their terms and not having been withdrawn or becoming invalid; and

•

Prime Impact having delivered to CCT a customary officer’s certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Prime Impact, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

At any time prior to the Acquisition Merger Effective Time, (1) Prime Impact may (i) extend the time for the performance of any obligation or other act of CCT required under the Business Combination Agreement, (ii) waive any inaccuracy in the representations and warranties of CCT contained in the Business Combination Agreement or in any document delivered by CCT pursuant to the Business Combination Agreement and (iii) waive compliance with any agreement of CCT or any condition to Prime Impact’s own obligations contained in the Business Combination Agreement and (2) CCT may (i) extend the time for the performance of any obligation or other act of Prime Impact, HoldCo or Merger Sub required under the Business Combination Agreement, (ii) waive any inaccuracy in the representations and warranties of Prime Impact, HoldCo or Merger Sub contained in the Business Combination Agreement or in any document delivered by Prime Impact, HoldCo and/or Merger Sub pursuant to the Business Combination Agreement and (iii) waive compliance with any agreement of Prime Impact, HoldCo or Merger Sub or any condition to CCT’s own obligations contained in the Business Combination Agreement, in each case to the extent permitted by applicable law and, in the case of Prime Impact, the Existing Organizational Documents. Any such extension or waiver must be set forth in an instrument in writing signed by the party or parties to be bound thereby.

Agreements Entered into in Connection with the Business Combination (page 176)

Shareholder Support Agreements

Concurrent with the execution and delivery of the Business Combination Agreement, CCT delivered to Prime Impact the shareholder support agreements (the “Shareholder Support Agreements”) duly executed by certain shareholders of CCT (the “Key Shareholders”) who own shares of CCT share capital sufficient to approve the Transactions in accordance with CCT’s organizational documents and applicable law. Pursuant to the Shareholder Support Agreements, among other things, the Key Shareholders agreed to: (1) within forty-eight (48) hours after the Registration Statement is declared effective by the SEC to execute and deliver a Written Consent approving the Business Combination Agreement and the Transactions; and (2) be bound by certain transfer restrictions with respect to the Class A Ordinary Shares and Class B Ordinary Shares issuable to such Key Shareholders in the Acquisition Merger in respect of the CCT Ordinary Shares (after giving effect to the Conversion) and CCT Founder Shares held by such Key Shareholders immediately prior to the Acquisition Merger Effective Time, on the terms and subject to the conditions set forth in the The Shareholder Support Agreements will terminate upon the earliest to occur of (i) the Acquisition Merger Effective Time, (ii) the date of the termination of the Business Combination Agreement in accordance with its terms, and (iii) the effective date of a written agreement of Prime Impact, CCT, and the Key Shareholders terminating the Support Agreement. Based on the actual redemption in connection with the Business Combination, Prime Impact and CCT may, on a pro rata basis, release certain Class A Ordinary Shares issuable to the Key Shareholders from the transfer restrictions under the Shareholder Support Agreements, in order to satisfy the initial listing requirements of the Nasdaq Capital Market.

Sponsor Support Agreement

Concurrent with the execution and delivery of the Business Combination Agreement, the Sponsor and certain officers, directors and advisors of Prime Impact entered into an agreement (the “Sponsor Support

Agreement”) with Prime Impact, CCT and HoldCo, pursuant to which, among other things, the Sponsor agreed to (1) effective upon the Acquisition Closing, waive the anti-dilution rights set forth in Existing Organizational Documents to have the Prime Impact Founder Shares convert into Class A Ordinary Shares in connection with the Transactions at a ratio of greater than one-for-one; (2) vote all Prime Impact Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Transactions; (3) waive, for no consideration, their redemption rights with respect to their Prime Impact Class B Ordinary Shares and any Public Shares they own in connection with the consummation of the Business Combination; (4) forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, 2,557,736 of its Prime Impact Founder Shares and 2,860,561 Prime Impact Warrants; and (5) if the Aggregate Capital Raised is less than $50 million, forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, an additional 1,203,315 Prime Impact Founder Shares.

The Sponsor and certain officers and directors of Prime Impact have agreed to amend the Letter Agreement, dated September 9, 2020, among Prime Impact, the Sponsor and each executive officer and director of Prime Impact (the “Letter Agreement”), to, among other things, to impose certain transfer restrictions with respect to the Prime Impact Founder Earn Back Shares as follows: (1) the Lockup Shares will be subject to a six-month lock-up; and (2) the Lockup Shares will be released from such lockup if Class A Ordinary Shares equals or exceeds $12.50 for at least 20 trading days out of any 30 consecutive trading days commencing after the Closing Date. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which a Change of Control (as defined in the Sponsor Support Agreement) of HoldCo occurs.

A&R Registration Rights Agreement

In connection with the Acquisition Closing, the IPO Registration Rights Agreement will be amended and restated, and HoldCo, the Sponsor, certain former directors of Prime Impact, and certain CCT shareholders (collectively, the “Registration Rights Holders”) will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, HoldCo will agree that, within 30 days after the consummation of the Business Combination (subject to certain exceptions), HoldCo will use commercially reasonable efforts to file with the SEC (at HoldCo’s sole cost and expense) the Resale Registration Statement for the resale of certain Ordinary Shares, and HoldCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand an unlimited number of block trades (provided, however, that HoldCo is not required to effect more than three block trades in any 12-month period) and the Registration Rights Holders will be entitled to customary piggyback registration rights.

The Business Combination Proposals

Proposal No. 1 — The Business Combination Proposals to consider and vote upon proposals to: (1) approve and authorize, by ordinary resolution, the business combination agreement, dated as of January 29, 2023, by and among Prime Impact Acquisition I (“Prime Impact”), Cheche Technology Inc. (“CCT”), Cheche Group Inc., a Cayman Islands exempted company (“HoldCo”), and Cheche Merger Sub Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of HoldCo (“Merger Sub”) (such agreement, the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Business Combination Agreement Proposal”); and (2) on the Closing Date (as defined in the Business Combination Agreement), subject to approval by special resolution, Prime Impact will merge with and into HoldCo (the “Initial Merger”), with HoldCo surviving the Initial Merger as a publicly traded entity (the time at which the Initial Merger becomes effective, the “Initial Merger Effective Time”) and becoming the sole owner of Merger Sub (the “Initial Merger Proposal,” and together with the Business Combination Agreement Proposal, the “Business Combination Proposals”). On the Closing Date and immediately following the Initial Merger Effective Time, subject to approval by special resolution, Merger Sub will merge with and into CCT (the “Acquisition Merger” and, together with the Initial Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo.

The Governance Proposal

Proposal No. 2 — The Governance Proposal — to consider and vote upon a proposal to approve by special resolution the proposed amended and restated memorandum and articles of association of HoldCo (the “Proposed HoldCo Organizational Documents”) which, if approved, would take effect at the Initial Merger Effective Time (such proposal, the “Governance Proposal”). Copies of the Proposed HoldCo Organizational Documents are attached to the accompanying proxy statement/prospectus as Annex B.

The Advisory Organizational Documents Proposal

Proposal No. 3 — The Advisory Organizational Documents Proposals — to consider and vote upon three separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Existing Organizational Documents and the Proposed HoldCo Organizational Documents, which are being presented separately in accordance with U.S. Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Organizational Documents Proposals”).

The Nasdaq Proposal

Proposal No. 4 — The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 79,198,432 Class A Ordinary Shares, par value $0.00001 per share, and 18,596,504 Class B Ordinary Shares, par value $0.00001 per share, of HoldCo (collectively, the “Ordinary Shares”) in connection with the Initial Merger and the Acquisition Merger (the “Nasdaq Proposal”).

The Share Incentive Plan Proposal

Proposal No. 5 — The Share Incentive Plan Proposal —to consider and vote upon a proposal to approve by ordinary resolution, the adoption of the HoldCo’s 2023 Equity Incentive Plan (the “2023 Plan”), effective immediately following the Acquisition Merger Effective Time (the “Share Incentive Plan Proposal”).

The Adjournment Proposal

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal or the Share Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, and the Share Incentive Plan Proposal, the “Proposals”).

Date, Time and Place of Extraordinary General Meeting of Prime Impact’s Shareholders

The extraordinary general meeting will be held in person on August 23, 2023, at 10:00 A.M., Eastern time, at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018, or such other date, time, and place to which such meeting may be adjourned, to consider and vote upon the Proposals. Prime Impact is also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and the Existing Organizational Documents.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual extraordinary general meeting if you owned Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares at the close of business on August 1, 2023, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Prime Impact Class A Ordinary Share or Prime Impact Class B Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 4,639,867 Prime Impact Class A Ordinary Shares and 8,102,103 Prime Impact Class B Ordinary Shares outstanding in the aggregate, of which 4,639,867 were Public Shares and 8,102,103 were Prime Impact Founder Shares held by the initial shareholders.

Redemption Rights

Pursuant to the Existing Organizational Documents, a holder of Prime Impact Class A Ordinary Shares issued as part of the units sold in Prime Impact’s initial public offering (the “Public Shares,” and holders of such Public Shares, the “Public Shareholders”), other than the initial shareholders, may request that Prime Impact redeems all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

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hold Public Shares, or if you hold Public Shares through the Prime Impact Units, you elect to separate your Prime Impact Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares;

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submit a written request to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, in which you (1) request that Prime Impact redeem all or a portion of your Public Shares for cash; (2) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number, and address; and

•	deliver your Public Shares to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 P.M., Eastern time, on August 21, 2023 (two business days before the extraordinary general meeting) in order for their Public Shares to be redeemed.

Holders of Prime Impact Units must elect to separate the Prime Impact Units into the underlying Prime Impact Class A Ordinary Shares and warrants prior to exercising redemption rights with respect to the Public Shares. If Public Shareholders hold their Prime Impact Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the Prime Impact Units into the underlying Public Shares and warrants, or if a holder holds Prime Impact Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Prime Impact in order to validly redeem its shares. Public Shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their Public Shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption right with respect to all or a portion of the Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Prime Impact will redeem the related Public Shares for a per-share price, payable in cash, equal to the pro-rata portion of the Trust Account established at the consummation of Prime Impact’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.46 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will not own Public Shares or Class A Ordinary Shares following the redemption. See “Extraordinary General Meeting of Prime Impact Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Public Shares.

Appraisal Rights under the Cayman Companies Act

Holders of record of Prime Impact Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of Prime Impact Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Prime Impact Ordinary Shares must give written objection to the Initial Merger to Prime Impact prior to the shareholder vote to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of Prime Impact’s Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Prime Impact Articles. It is possible that if a Prime Impact shareholder exercises appraisal rights, the fair value of the Prime Impact Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Prime Impact believes that such fair value would equal the amount that Prime Impact shareholders would obtain if they exercise their redemption rights as described herein. Prime Impact shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise appraisal rights under the Cayman Companies Act. A Prime Impact shareholder which elects to exercise appraisal rights must do so in respect of all of the Prime Impact Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See “Appraisal Rights under the Cayman Companies Act.” There are no appraisal rights available to holders of the Prime Impact Warrants in connection with the Business Combination under Cayman Islands law.

Prime Impact’s Board of Directors’ Reasons for the Business Combination

After careful consideration, the Prime Impact Board recommends that Prime Impact’s shareholders vote “FOR” the approval of the Business Combination Proposals.

For a more complete description of Prime Impact’s reasons for the approval of the Business Combination and the recommendation of the Prime Impact Board, see “The Business Combination — Prime Impact Board’s Reasons for the Approval of the Business Combination.”

Interests of Prime Impact’s Directors and Officers in the Business Combination and Recommendation

In considering the recommendation of the Prime Impact Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Prime Impact’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, including that the Sponsor or Prime Impact’s directors and officers can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. Prime Impact’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

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the fact that the Sponsor holds 5,400,000 Private Warrants acquired at a purchase price of $8,100,000, or $1.50 per warrant, and an additional 321,122 Private Warrants that were acquired by the Sponsor at a purchase price of $481,683, or $1.50 per warrant, upon an over-allotment exercise on October 6, 2020, which, if unrestricted and freely tradeable, would be valued at approximately $286,056, based on the most recent closing price of the public warrants of $0.05 per warrant on March 27, 2023;

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the fact that the Sponsor and Prime Impact’s officers and directors have agreed not to redeem their Prime Impact Founder Shares and any Public Shares purchased during or after the initial public offering in connection with (1) the completion of the initial business combination and (2) a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the obligation to provide holders of Prime Impact Class A Ordinary Shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of the Public Shares if the initial business combination is not completed within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of Prime Impact Class A Ordinary Shares or pre-initial business combination activity;

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the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 Prime Impact Founder Shares, 100,000 shares of which were subsequently transferred by the Sponsor to Prime Impact’s independent directors and advisors, 522,897 of which were forfeited due to the failure of the underwriters to fully execute their over-allotment option, and all of which are subject to certain transfer restrictions as described in this proxy statement/prospectus and that such remaining Prime Impact Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $84.6 million, based on the most recent closing price of the Prime Impact Class A Ordinary Shares of $10.44 per share on March 27, 2023. Such numbers of Prime Impact Founder Shares and Private Warrants may be reduced pursuant to the agreement of the Sponsor (a) to forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, 2,557,736 Prime Impact Founder Shares and 2,860,561 Private Warrants; and (b) if the Aggregate Capital Raised is less than $50 million, forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, an additional 1,203,315 Prime Impact Founder Shares;

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the fact that Michael Cordano and Mark Long are managers of Prime Impact and of the Sponsor and each may be deemed to have or share beneficial ownership of the Prime Impact Founder Shares held directly by the Sponsor;

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Prime Impact if and to the extent any claims by a third party for services rendered or products sold to Prime Impact, or a prospective target business with which Prime Impact has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act;

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the fact that Prime Impact’s independent directors and advisors own an aggregate of 80,000 Prime Impact Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, which if unrestricted and freely tradeable would be valued at approximately $835,200, based on the most recent closing price of the Prime Impact Class A Ordinary Shares of $10.44 per share on March 27, 2023. Cathleen Benko resigned from the board of directors on April 28, 2022 and currently holds 20,000 Prime Impact Founder Shares;

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the fact that the Sponsor will be repaid the Promissory Note upon the consummation of the Business Combination. As of July 20, 2023, an aggregate of approximately $3.73 million has been borrowed under the Promissory Note; and

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the fact that the Sponsor and Prime Impact’s officers, directors and advisors will lose their entire investment in Prime Impact if an Initial Business Combination is not completed within the Combination Period.

Recommendation to Prime Impact Shareholders

The Prime Impact Board submits each of the Business Combination Proposals, the Governance Proposals, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Share Incentive Plan Proposal, and the Adjournment Proposal for approval by its shareholders and recommends that its shareholders vote “FOR” each such Proposal being submitted to a vote of the shareholders at the extraordinary general meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposals,” “Proposal No. 2 — The Governance Proposals,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — Nasdaq Proposal,” “Proposal No. 5 — Share Incentive Plan Proposal,” and “Proposal No. 6 — Adjournment Proposal.”

When you consider the recommendation of the Prime Impact Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and certain of Prime Impact’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of the Sponsor and Prime Impact Directors and Officers in the Business Combination.

Certain Material U.S. Federal Income Tax Considerations (page 341)

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Prime Impact Ordinary Shares and the ownership and disposition of the Class A Ordinary Shares and HoldCo Public Warrants, please see “Certain Material U.S. Federal Income Tax Considerations” beginning on page 341.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a recapitalization under U.S. GAAP under both no redemptions and maximum redemptions scenarios. Under this method of accounting, Prime Impact will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the shareholders of CCT comprising the majority of the voting power of HoldCo and having the ability to nominate the members of the HoldCo Board, CCT’s operations prior to the acquisition comprising the only ongoing operations of HoldCo, and CCT’s senior management comprising a majority of the senior management of HoldCo. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of CCT with the Business Combination treated as the equivalent of CCT issuing shares for the net assets of Prime Impact, accompanied by a recapitalization. The net assets of Prime Impact will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of CCT in future reports of HoldCo.

Comparison of Rights of HoldCo Shareholders and Prime Impact Shareholders (page 362)

If the Business Combination is completed, holders of Prime Impact Ordinary Shares will become holders of Class A Ordinary Shares and their rights as shareholders will be governed by HoldCo’s organizational documents. Please see “Comparison of Rights of HoldCo Shareholders and Prime Impact Shareholders” beginning on page 362 for more information.

Emerging Growth Company

HoldCo is, and following the Business Combination, will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, HoldCo will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find HoldCo’s securities less attractive as a result, there may be a less active trading market for HoldCo’s securities and the prices of HoldCo’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. HoldCo does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, HoldCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of HoldCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

HoldCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which HoldCo has total annual gross revenue of at least $1.235 billion, or (iii) in which HoldCo is deemed to be a large accelerated filer, which means the market value of HoldCo Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which HoldCo has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

HoldCo is, and following the Business Combination, will be a foreign private issuer within the meaning of the rules under the Exchange Act, and as such HoldCo is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Moreover, the information

HoldCo is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, HoldCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market. As a result, HoldCo’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to the Nasdaq Stock Market corporate governance requirements.

Implication of Being a Company with the Holding Company Structure and the VIE Structure

The VIE Structure and its Associated Risks

CCT is, and following the completion of the Business Combination, HoldCo will be a Cayman Islands holding company with no substantive operations. CCT carries out its business through the VIE and its subsidiaries in China, due to PRC regulatory restrictions on direct foreign ownership of companies that engage in VATS and other internet related business.

The VIE structure was established through a series of agreements entered into between WFOE, the VIE and its shareholders, comprising an exclusive business cooperation agreement, an equity interest pledge agreement, an exclusive option agreement, the shareholders’ power of attorney and spousal consent letters. The contractual arrangements allow CCT to (1) consolidate the financial results of the Affiliated Entities, (2) receive substantially all of the economic benefits of the Affiliated Entities, (3) have the pledge right over the equity interests in the VIE as the pledgee to secure its fulfillment of obligations, and (4) have an exclusive option to purchase all or part of the equity interests and assets in the VIE when and to the extent permitted by PRC law. As a result of CCT’s direct ownership in WFOE and the contractual arrangements with the VIE, CCT is the primary beneficiary of the VIE for accounting purposes, and, therefore, has consolidated the financial results of the Affiliated Entities into CCT’s consolidated financial statements in accordance with U.S. GAAP. See “CCT’s Business — Corporate History and Structure.”

As of December 31, 2021 and 2022, the VIE and its subsidiaries accounted for an aggregate of 56.7% and 78.6%, respectively, of consolidated total assets and 84.4% and 85.4%, respectively, of consolidated total liabilities of CCT. In 2021 and 2022, the VIE and its subsidiaries accounted for an aggregate of 99.5% and 94.6%, respectively, of consolidated total net revenues of CCT.

For a condensed consolidating schedule depicting the results of operation, financial position and cash flow for CCT, WFOE and the Affiliated Entities, see “ — Summary Consolidated Financial Data of CCT” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCT.”

The VIE structure involves unique risks to investors. It may not be as effective as direct ownership in providing CCT with control over the VIE or its subsidiaries, and CCT may incur substantial costs to enforce the terms of the arrangements. The agreements under the contractual arrangements among WFOE, the VIE and its shareholders have not been tested in a court of law. There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the rights of CCT with respect to its contractual arrangements with the VIE and its shareholders. It is uncertain whether any new PRC laws or regulations relating to the VIE structure will be adopted or, if adopted, what they would provide. The PRC regulatory authorities could disallow the VIE structure at any time in the future. If the PRC government deems that the contractual arrangements with the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, CCT could be subject to severe penalties or be forced to relinquish its interests in these operations. CCT, its subsidiaries and the Affiliated Entities, and investors of Class A Ordinary Shares face uncertainty with respect to potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIE and, consequently, significantly affect the financial performance of the Affiliated Entities and CCT as a whole. See “Risk Factors — Risks Related to CCT’s Corporate Structure.”

Cash and Asset Flows through Organization

Dividend Distribution and Taxation: In light of CCT’s holding company structure and the VIE structure, CCT’s, and following the Business Combination, HoldCo’s ability to pay dividends to the shareholders, and to service any debt CCT may incur, may depend upon dividends paid by WFOE to CCT and service fees paid by the Affiliated Entities to WFOE, despite that CCT may obtain financing at the holding company level through other methods. However, the WFOE and the Affiliated Entities in China are subject to certain statutory reserve and solvency conditions before they can distribute dividends or make payment to CCT, which, if failed, may restrict their ability to pay dividends or make payment to CCT and HoldCo following the Business Combination. Under PRC laws and regulations, WFOE is permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, WFOE and the Affiliated Entities are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. The statutory reserve fund requires that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends, until the aggregate amount of such fund reaches 50% of their registered capital. As a result of such restrictions under PRC laws and regulations, CCT’s PRC Subsidiaries and the Affiliated Entities are restricted in their ability to transfer a portion of their net assets to CCT either in the form of dividends, loans or advances, which restricted portion amounted to RMB307.5 million and RMB448.0 million as of December 31, 2021 and 2022, respectively. As of the date of this proxy statement/prospectus, none of HoldCo, CCT and its subsidiaries has made any dividends or distributions to their respective shareholder(s), including any U.S. investors, nor do they have any present plan to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the respective board of HoldCo and CCT. As of the date of this proxy statement/prospectus, none of CCT, HoldCo, WFOE and the VIE intends to distribute earnings or settle amounts owed under the VIE agreements. HoldCo and CCT are not subject to any restrictions under Cayman Islands law on dividend distribution to their shareholders.

Subject to the “passive foreign investment company” rules and following the Business Combination, the gross amount of any distribution that HoldCo makes to a U.S. Holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) with respect to the Class A Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for United States federal income tax purposes, to the extent paid out of HoldCo’s current or accumulated earnings and profits, as determined under United States federal income tax principles.

Foreign Exchange Restriction: CCT, the PRC Subsidiaries and the Affiliated Entities are, and following the Business Combination, HoldCo will be subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors. Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government imposes legal requirements and procedures on the convertibility of RMB into foreign currencies and the remittance of funds out of China, which may restrict the transfer of cash between CCT and HoldCo following the Business Combination, its subsidiaries, the Affiliated Entities or the investors. Under PRC laws and regulations, the PRC Subsidiaries and the Affiliated Entities are subject to certain restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to us. Remittance of dividends by the PRC Subsidiaries out of China is also subject to certain procedures with the banks designated by SAFE. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of the PRC Subsidiaries and the net assets of the VIE in which neither CCT nor HoldCo have legal ownership. While there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between CCT and its Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to the Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, there can be no assurance that the PRC government will not impose restrictions on CCT and HoldCo following the Business Combination, its subsidiaries and the Affiliated Entities to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. See “Risk Factors — Risks Related to Doing Business in China — The requirements, restrictions and legal procedures of currency conversion may limit the ability of CCT, HoldCo following the Business Combination, their subsidiaries and the Affiliated Entities to utilize their net revenues effectively and their ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.”

Transfer of Cash and Asset: Cash may be transferred within the group in the following manner: (1) CCT may transfer funds to its subsidiaries, including the PRC Subsidiaries, by way of capital contributions, inter-group advances or loans; (2) CCT and its subsidiaries may provide loans to the VIE and vice versa; (3) funds may be transferred from the VIE to WFOE, as service fees for services contemplated by the VIE agreements; and (4) CCT’s subsidiaries, including WFOE, may make dividends or other distributions to CCT. Cash is transferred within the group to satisfy working capital requirement of the respective operating entities, and is managed by the CCT’s finance department based on fund control policy and procedure. Neither CCT nor its subsidiaries are able to make direct capital contributions to the VIE or their respective subsidiaries, and the VIE is not able to make dividends or other distributions to CCT. In 2021 and 2022, cash in the form of loans in the amount of RMB215.6 million and RMB34.8 million was transferred from CCT and its PRC Subsidiaries to the Affiliated entities. As of the date of this proxy statement/prospectus, no other transfers, dividends or distributions have been made among HoldCo, CCT, its subsidiaries and the VIE, or to investors; and no other cash flows and transfers of other assets by type have occurred between HoldCo, CCT, its PRC Subsidiaries, and the VIE. See “— Summary Consolidated Financial Data of CCT — Financial Information Related to the Affiliated Entities.”

As an offshore holding company, CCT and HoldCo following the Business Combination may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to the PRC Subsidiaries or provide loans to the VIE, in each case subject to the satisfaction of applicable regulatory requirements. See “— Dividend Distribution and Taxation” and “— Foreign Exchange Restriction.”

The Holding Foreign Companies Accountable Act

CCT is, and following the completion of the Business Combination, HoldCo will be subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act (the “HFCAA”). Pursuant to the HFCAA and related regulations, if HoldCo has filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the Securities and Exchange Commission (the “SEC”) will identify HoldCo as a “Commission-identified Issuer,” and the trading of HoldCo’s securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if following the completion of the Business Combination, HoldCo is identified as a Commission-identified Issuer for two consecutive years. CCT’s auditor, PricewaterhouseCoopers Zhong Tian LLP, is an independent registered public accounting firm headquartered in Shanghai, China. In August 2022, the PCAOB, the China

Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA, among other things, reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA as it was originally passed from three years to two, and thus, reduced the time before HoldCo’s securities may be prohibited from trading or delisted. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of HoldCo and its auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations under the HFCAA if needed. Because the registered accounting firm of CCT is headquartered in Shanghai, China, if the PRC government adopts positions at any time in the future that would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong, or if HoldCo fails to, among others, meet the PCAOB’s requirements, including retaining a registered public accounting firm that the PCAOB determines it is able to inspect and investigate completely, HoldCo will be identified as a “Commission-identified Issuer” following the filing of the annual report for the relevant fiscal year. In accordance with HFCAA, HoldCo’s securities will be delisted from the Nasdaq Stock Market, and will not be permitted for trading over the counter if HoldCo is identified as a Commission-identified Issuer for two consecutive years under the HFCAA and the CAA. See “Risk Factors — Risks Related to HoldCo’s Securities — Trading in HoldCo’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of HoldCo’s securities, or the threat of being delisted, may materially and adversely affect the value of your investment.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any federal or state regulatory requirement or approval, except for (1) the filings and registration with the Cayman Islands Registrar of Companies and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Business Combination, and (2) the PRC regulatory permission for the Business Combination as set forth below.

PRC Regulatory Permissions for the Business Combination

CAC Approval

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law (the “Opinions”). The Opinions stressed the need to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-related overseas listed companies.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security (Draft for Comments) (the “Draft CAC Regulation”), which has not yet become effective. The Draft CAC Regulation provides that data processors that conduct the following activities must apply for cybersecurity review: (1) merger, reorganization or spin-off of Internet platform operators holding a large amount of data resources related to national security, economic development or public interests, which may have an adverse effect on national security; (2) data processors intending to list their securities on a foreign stock exchange that handle personal information of more than one million people; (3) data processors intending to list their securities on a stock exchange in Hong Kong which may have an adverse effect on national security; and (4) other data processing activities that may have an adverse effect on national security.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security. The specific implementation rules on cybersecurity review are subject to further clarification by subsequent regulations.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data to overseas apply to CAC for security assessments if: (1) data processors provide important data to overseas parties; (2) critical information infrastructure operators and data processors process personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas parties since January 1 of the previous year, provide personal information to overseas parties; and (4) other scenarios required by the CAC to apply for security assessments are met. In addition, these measures require data processors to carry out self-assessments of risks of providing data to overseas parties before applying to the CAC for security assessments.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties. CCT believes that such requirement for cybersecurity review under the Draft CAC Regulation, if effective in the current form, and revised Cybersecurity Review Measures (2021), are applicable to the PRC Subsidiaries and the VIE. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021), CCT has applied for and completed a cybersecurity review with respect to the proposed overseas listing pursuant to the Cybersecurity Review Measures (2021).

CSRC Filing

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules - Overseas Offering and Listing No. 1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. In addition, according to the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Enterprises published by CSRC on its official website on February 17, 2023, companies that have already been listed on overseas stock exchanges prior to March 31, 2023 or the companies that have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the required CSRC filing procedure, the completion of which will be published on the CSRC website, before such companies’ overseas issuance and listing.

Because HoldCo had not obtained the approval from the SEC and Nasdaq for the Business Combination prior to March 31, 2023, CCT believes that in accordance with the abovementioned guidance and rules, it shall complete the filing procedure under the Overseas Listing Trial Measures before the consummation of the Business Combination and the listing of HoldCo’s securities on Nasdaq. CCT has submitted a filing with the CSRC with respect to the Business Combination. As of the date of this proxy statement/prospectus, CCT has not completed the filing procedures with the CSRC. If CCT fails to complete required filing procedures for the Business Combination and the listing of HoldCo’s securities on Nasdaq, Prime Impact has the right to terminate the Business Combination Agreement in accordance with its terms, and the Business Combination may not be consummated. As the Overseas Listing Trial Measures was newly published and there is uncertainty with respect to the filing requirements and their implementation, CCT cannot be sure that it will be able to complete such filing in a timely manner or at all. Any failure or perceived failure by CCT to comply with such filing requirements under the Overseas Listing Trial Measures may result in forced rectification, warnings and fines against CCT and could materially hinder its ability to consummate the Business Combination. Prime Impact, HoldCo and CCT will not consummate the Business Combination without first completing the CSRC filing, even if the securityholders of Prime Impact have approved the Business Combination in the extraordinary general meeting. See “Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC may be required in connection with the Business Combination, and CCT cannot predict whether it will be able to obtain such approval or complete such filing.”

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

•

in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

•

during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies or securities service providers and overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e. be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

•

working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Any failure or perceived failure by CCT to comply with the Archives Rules and the confidentiality requirements and other PRC laws and regulations may result in CCT being held legally liable by competent authorities.

Regulatory Licenses for CCT’s Operations in China

Many aspects of CCT’s business depend on obtaining and maintaining licenses, approvals, permits or qualifications from PRC regulators. Obtaining such approvals, licenses, permits or qualifications depends on CCT’s compliance with regulatory requirements. PRC regulatory authorities also have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement laws and regulations. Based on PRC laws and regulations currently in effect and the legal advice of CCT’s PRC legal counsel, Han Kun Law Offices, and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, the PRC Subsidiaries and the

Affiliated Entities have obtained the following licenses and approvals necessary to operate in China as of the date of this proxy statement/prospectus: (1) each of the PRC Subsidiaries and the Affiliated Entities has obtained a business license; (2) the VIE, through which CCT’s PRC Subsidiaries conduct their VATS business, has obtained a value-added telecommunications license for internet information services; and (3) Cheche Insurance Sales & Service Co., Ltd. has obtained the insurance intermediary license and the insurance agency business permit. Apart from these licenses and approvals, the PRC Subsidiaries and the Affiliated Entities may not be able to maintain existing licenses, permits and approvals and the government authorities may subsequently require the PRC Subsidiaries and the Affiliated Entities to obtain any additional licenses, permits and approvals. If the PRC Subsidiaries and the Affiliated Entities fail to obtain the necessary licenses, permits and approvals or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC Subsidiaries or the Affiliated Entities are required to obtain such permissions or approvals in the future, the PRC Subsidiaries and the Affiliated Entities may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC Subsidiaries and the Affiliated Entities may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact CCT. See “Risk Factors — Risks Related to Doing Business in China — CCT’s business is subject to complex and evolving laws and regulations, many of which are subject to change and uncertain interpretation, which could result in changes to CCT’s business practices, reduced revenue and increased compliance costs or otherwise harm its business. Any failure to comply with laws or regulations may subject CCT to fines, injunctions and other penalties that could harm its business.”

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 75.

Risks Related to CCT’s Business and Industry

Risks and uncertainties relating to CCT’s business and industry include, but are not limited to, the following:

•	CCT operates in a highly competitive and rapidly evolving market, which makes it difficult to evaluate CCT’s prospects.

•	CCT’s business is subject to risks related to China’s digital insurance and the automotive industries.

•

CCT’s business is subject to complex and evolving laws and regulations, many of which are subject to change and uncertain interpretation, which could result in changes to CCT’s business practices, reduced revenue and increased compliance costs or otherwise harm its business. Any failure to comply with laws or regulations may subject CCT to fines, injunctions and other penalties that could harm its business.

•	Failure to obtain or maintain permits necessary for CCT’s operations may subject it to regulatory penalties or require it to adjust its business model.

•	CCT has historically incurred net losses and negative operating cash flows, and may not achieve or maintain profitability in the future.

•	The effort of CCT to expand into non-auto insurance market and diversify its revenue may not be successful.

Risks Related to CCT’s Corporate Structure

CCT carries out its business in China primarily through WFOE and its contractual arrangements with the Affiliated Entities. CCT, HoldCo following the Business Combination and holders of HoldCo’s securities are therefore subject to various legal and operational risks and uncertainties related to CCT’s corporate structure, which could materially and adversely affect the operations of CCT and HoldCo following the Business Combination, cause the value of HoldCo’s securities to significantly decline or become worthless. Such risks and uncertainties include, but are not limited to, the following:

•

If the PRC government determines that the contractual arrangements in relation to the VIE structure do not comply with PRC regulatory restrictions on foreign investment in certain industries, or if these regulations or the way they are interpreted change, CCT, its subsidiaries and the Affiliated Entities could be subject to severe penalties or be forced to relinquish their interests in those operations, and the Class A Ordinary Shares may decline in value or become worthless.

•	Contractual arrangements with the VIE may result in adverse tax consequences to CCT, its subsidiaries or the Affiliated Entities.

•

CCT and its subsidiaries rely on contractual arrangements with the VIE and the VIE’s shareholders to operate their business, which may not be as effective as direct ownership in providing operational control.

•

Any failure by the VIE or its shareholders to perform their obligations under their contractual arrangements with WFOE would materially adversely affect CCT and its subsidiaries’ business, financial condition and results of operations.

•

The VIE’s shareholders may have potential conflicts of interest with CCT, its subsidiaries and the Affiliated Entities, which may materially adversely affect CCT and its subsidiaries’ business and financial condition.

•

CCT may rely principally on dividends and other distributions on equity paid by the PRC Subsidiaries to fund its cash and financing requirements, and any limitation on the ability of the PRC Subsidiaries to pay dividends to CCT could adversely affect CCT’s ability to conduct its business.

•

PRC regulations of loans to and direct investment in PRC entities by offshore holding companies and legal requirements and procedures of currency conversion may delay or prevent CCT and HoldCo following the consummation of the Business Combination from using proceeds from offshore fund-raising activities, to make loans or additional capital contributions to the PRC Subsidiaries, which could materially adversely affect CCT’s and HoldCo’s liquidity and CCT’s ability to fund and expand its business.

Risks Related to Doing Business in China

CCT and HoldCo following the Business Combination face various legal and operational risks and uncertainties related to being based in and having significant operations in China, and therefore are subject to risks associated with doing business in China generally. Risks and uncertainties related to doing business in China could result in a material adverse change in the operations of CCT and HoldCo following the Business Combination, significantly limit or completely hinder the ability of CCT and HoldCo to consummate the Business Combination, or continue to offer HoldCo’s securities to investors following the Business Combination, and cause the value of HoldCo’s securities to significantly decline or become worthless. Such risks and uncertainties include, but not limited to, the following:

•

Chinese government has significant authority to intervene or influence the operations of CCT and HoldCo following the Business Combination at any time, and to exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. For details, see “Risk Factors — Risks Related to Doing Business in China — The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as CCT, and HoldCo following the Business Combination. Changes in China’s economic or social conditions or government policies could have a material adverse effect on CCT’s, and following the Business Combination, HoldCo’s business, results of operations, financial condition, and the value of HoldCo’s securities” on pages 101 and 102, “Risk Factors — Risks Related to Doing Business in China — Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder CCT’s, and following the Business Combination, HoldCo’s ability in capital raising activities and materially and adversely affect its business and the value of your investment” on pages 102 and 103, “Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC may be required in connection with the Business Combination, and CCT cannot predict whether it will be able to obtain such approval or complete such filing” on pages 104 to 107.

•

Following the Business Combination, HoldCo’s securities may be delisted under the HFCAA if the PCAOB is unable to inspect auditors who are located in mainland China and Hong Kong. For details, see “Risk Factors — Risks Related to Doing Business in China — The PCAOB has historically been unable to inspect the auditor of CCT in relation to their audit work performed for the financial statements of CCT included elsewhere in this proxy statement/prospectus, and the inability of the PCAOB to conduct inspections of CCT’s auditor in the past has deprived investors with the benefits of such inspections” on page 113, and “Risk Factors — Risks Related to Doing Business in China — Trading in HoldCo’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of HoldCo’s securities, or the threat of being delisted, may materially and adversely affect the value of your investment” on pages 113 and 114.

•

CCT and HoldCo following the Business Combination are subject to impact from PRC economic and social conditions, as well as changes in any government policies, laws and regulations. For details, see “Risk Factors — Risks Related to Doing Business in China — The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as CCT, and HoldCo following the Business Combination. Changes in China’s economic or social conditions or government policies could have a material adverse effect on CCT’s, and following the Business Combination, HoldCo’s business, results of operations, financial condition, and the value of HoldCo’s securities” on pages 101 and 102, and “Risk Factors — Risks Related to Doing Business in China — Adverse changes in economic policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect CCT’s business” on pages 103 and 104.

•

CCT and HoldCo following the Business Combination are subject to uncertainties with respect to the PRC legal system, including such relating to the enforcement of rules and regulations in China and the risk that rules and regulations can change quickly with little advance notice. For details, see “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could materially adversely affect CCT’s business” on page 104.

Risks Related to Prime Impact

•	Prime Impact’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how Prime Impact’s Public Shareholders vote.

•

Prime Impact’s initial shareholders hold a significant number of Prime Impact Class B Ordinary Shares and the Sponsor holds a significant number of Prime Impact Warrants. They will lose their entire investment in Prime Impact if Prime Impact does not complete an Initial Business Combination.

•

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•

The exercise of discretion by Prime Impact’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Prime Impact’s shareholders.

Risks Related to the Redemption

•

Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares included in the units sold in the Prime Impact IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares included in the units sold in the Prime Impact IPO.

•	There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Risks Related to the Business Combination

•

If Prime Impact is not able to complete the Business Combination with CCT by September 14, 2023, nor able to complete another business combination by such date, in each case, Prime Impact would cease all operations except for the purpose of winding up, and Prime Impact would redeem the Prime Impact Class A Ordinary Shares and liquidate the Trust Account, in which case the Public Shareholders may only receive approximately $10.39 per share and the Prime Impact Warrants will expire worthless.

•

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares or the Public Warrants, potentially at a loss.

•	If Prime Impact is unable to consummate the initial business combination, its Public Shareholders may be forced to wait until after September 14, 2023 before redemption from the Trust Account.

Risks Related to HoldCo’s Securities

•	The price of HoldCo’s securities may be volatile, and the value of its securities may decline.

•

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for HoldCo’s unaffiliated investors.

•

Trading in HoldCo’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of HoldCo’s securities, or the threat of being delisted, may materially and adversely affect the value of your investment.

•

Outstanding Prime Impact Warrants will be assumed by HoldCo and converted into corresponding warrants to purchase Class A Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to HoldCo’s shareholders.

•

HoldCo will be a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

•

As a company incorporated in the Cayman Islands, HoldCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if HoldCo complied fully with the Nasdaq Stock Market corporate governance listing standards.

•

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because each of HoldCo is incorporated under the law of the Cayman Islands will conduct substantially all of its operations in China, and a majority of its directors and executive officers will reside outside of the United States.

SUMMARY CONSOLIDATED FINANCIAL DATA OF CCT

The following tables present the summary consolidated financial data of CCT. CCT prepares its consolidated financial statements in accordance with U.S. GAAP. The summary consolidated statement of operations data and statement of cash flows data for the years ended December 31, 2021 and 2022, and the summary consolidated balance sheet data as of December 31, 2021 and 2022 have been derived from CCT’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. In the opinion of CCT management, such consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair statement of the results for those periods.

The financial data set forth below should be read in conjunction with, and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCT” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Summary Consolidated Statements of Operations Data

	Year ended December 31,
	2021	2022
	(RMB in thousands)
Net revenues	1,735,404	2,679,059
Cost of revenues	(1,654,592)	(2,536,746)

Gross profit	80,812	142,313

Operating expenses:
Selling and marketing expenses	(110,064)	(138,970)
General and administrative expenses	(79,672)	(69,350)
Research and development expenses	(46,785)	(49,946)

Total operating expenses	(236,521)	(258,266)

Operating loss	(155,709)	(115,953)

Other expenses:
Interest income	278	1,890
Interest expense	(6,522)	(3,303)
Foreign exchange gains	2,100	13,409
Government grants	24,275	20,314
Changes in fair value of warrant	153	(196)
Changes in fair value of amounts due to related party	(11,242)	(6,451)
Others, net	(316)	(1,253)

Loss before income tax	(146,983)	(91,543)

Income tax credit	522	521

Net loss	(146,461)	(91,022)

Accretions to preferred shares redemption value	101,467	(188,271)
Net loss attributable to the Cheche Technology Inc.’s ordinary shareholders	(44,994)	(279,293)
Net loss	(146,461)	(91,022)
Other comprehensive (loss)/income
Foreign currency translation adjustments, net of nil tax	(10,278)	8,207
Fair value changes of amounts due to related party due to own credit risk	1,590	(476)
Total other comprehensive (loss)/income	(8,688)	7,731
Total comprehensive loss	(155,149)	(83,291)
Accretions to preferred shares redemption value	101,467	(188,271)

	Year ended December 31,
	2021	2022
	(RMB in thousands)
Comprehensive loss attributable to the Cheche Technology Inc.’s ordinary shareholders	(53,682)	(271,562)
Net loss attributable to the Cheche Technology Inc.’s ordinary shareholders per share
Basic	(0.10)	(0.65)
Diluted	(0.10)	(0.65)

Summary Consolidated Balance Sheet Data

	As of December 31,
	2021	2022
	(RMB in thousands)
ASSETS
Current assets:
Cash and cash equivalents	362,384	114,945
Restricted cash	5,000	5,000
Short-term investments	63,757	34,823
Accounts receivable, net	285,736	401,667
Prepayments and other current assets	35,687	44,412

Total current assets	752,564	600,847

Non-current assets:
Property, equipment and leasehold improvement, net	2,242	2,171
Intangible assets, net	12,250	10,150
Right-of-use assets	16,898	14,723
Goodwill	84,609	84,609

Total non-current assets	115,999	111,653

TOTAL ASSETS	868,563	712,500

	As of December 31,
	2021	2022
	(RMB in thousands)
LIABILITIES
Current liabilities:
Accounts payable	180,299	227,156
Short-term borrowings	10,000	—
Contract liabilities	8,706	888
Salary and welfare benefits payable	52,352	63,303
Tax payable	4,408	3,078
Amounts due to related party	53,005	—
Accrued Expenses and other current liabilities	30,211	40,888
Short-term lease liabilities	7,871	7,676
Warrant	771	1,045

Total current liabilities	347,623	344,034

Non-current liabilities:
Deferred tax liabilities	3,063	2,538
Long-term borrowings	10,506	—
Long-term lease liabilities	8,289	6,226

	As of December 31,
	2021	2022
	(RMB in thousands)
Amounts due to related party	—	59,932
Deferred revenue	1,132	1,432

Total non-current liabilities	22,990	70,128

TOTAL LIABILITIES	370,613	414,162

Commitments and contingencies
Mezzanine equity
Convertible redeemable preferred shares	1,503,139	1,558,881

Total Mezzanine equity	1,503,139	1,558,881

SHAREHOLDER’S DEFICIT
Ordinary shares	30	30
Treasury stock	(1,028)	(1,028)
Additional paid-in capital	3,894	—
Accumulated deficit	(1,000,288)	(1,259,479)
Accumulated other comprehensive loss	(7,797)	(66)

Total shareholders’ deficit	(1,005,189)	(1,260,543)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	868,563	712,500

Summary Consolidated Statements of Cash Flow Data

	Year ended December 31,
	2021	2022
	(RMB in thousands)
Net cash used in operating activities	(187,594)	(158,861)
Net cash (used in)/generated from investing activities	(65,330)	27,694
Net cash generated from/(used in) financing activities	583,674	(159,042)
Effect of foreign exchange rate changes on cash and cash equivalents	(1,911)	42,770
Net increase/(decrease) in cash and cash equivalents and restricted cash	328,839	(247,439)
Cash and cash equivalents and restricted cash at beginning of the year	38,545	367,384

Cash and cash equivalents and restricted cash at end of the year	367,384	119,945

Non-GAAP financial measure

CCT uses adjusted net loss, a non-GAAP financial measure, in evaluating its results of operations and for financial and operational decision-making purposes. Adjusted net loss represents net loss excluding share-based compensation expenses, amortization of intangible assets related to acquisition, change in fair value of warrant, change in fair value of amounts due to related party and listing related professional fees. Such adjustments have no impact on income tax.

CCT presents the non-GAAP financial measure because it is used by CCT’s management to evaluate its operating performance and formulate business plans. Adjusted net loss enables CCT’s management to assess its results of operations without considering the impact of non-cash and non-recurring expenses. CCT believes that adjusted net loss helps identify underlying trends in its business that could otherwise be distorted by the effect of certain expenses that are included in net loss. CCT also believes that the use of such non-GAAP measure facilitates investors’ assessment of CCT’s operating performance. Adjusted net loss should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of CCT’s operating performance. Investors are encouraged to review the reconciliation of CCT’s historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net loss presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to CCT’s data. CCT encourages investors and others to review its financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of CCT’s net loss to adjusted net loss for the years indicated:

	Year ended December 31,
	2021	2022
	(RMB in thousands)
Net loss	(146,461)	(91,022)
Add:
Share-based compensation expenses	18,532	16,208
Amortization of intangible assets related to acquisition	2,100	2,100
Change in fair value of warrant	(153)	196
Change in fair value of amounts due to related party	11,242	6,451
Listing related professional expenses	16,340	14,464

Adjusted net loss	(98,400)	(51,603)

Financial Information Related to the Affiliated Entities

The following tables present the condensed consolidating schedule of financial information for CCT, WFOE, CCT’s subsidiaries (other than WFOE), the VIEs and its subsidiaries for the periods and as of the dates presented.

Selected Condensed Consolidating Statements of Operations Data

	Year ended December 31, 2022
	CCT	Other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Net revenues	—	144,597	2,167	2,561,811	(29,516)	2,679,059
Earned from third-party customers	—	144,597	560	2,533,902	—	2,679,059
Earned from the intra-Group transactions(1)	—	—	1,607	27,909	(29,516)	—
Cost of revenues	—	(124,325)	(2,947)	(2,437,383)	27,909	(2,536,746)
Arising from non intra-Group transactions	—	(96,416)	(2,947)	(2,437,383)	—	(2,536,746)
Arising from the intra-Group transactions(1)	—	(27,909)	—	—	27,909	—
Selling and marketing expenses	—	(67,828)	—	(71,142)	—	(138,970)
General and administrative expenses(1)	(13,787)	(14,820)	(702)	(41,648)	1,607	(69,350)
Research and development expenses	—	(20,544)	—	(29,402)	—	(49,946)

Total operating costs and expense	(13,787)	(227,517)	(3,649)	(2,579,575)	29,516	(2,795,012)

	Year ended December 31, 2022
	CCT	Other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Operating loss	(13,787)	(82,920)	(1,482)	(17,764)	—	(115,953)
Share of income from other subsidiaries(2)	(77,878)	—	—	—	77,878	—
Share of loss of the WFOE(2)	—	(25,142)	—	—	25,142	—
Share of loss of the VIE(2)	—	—	(23,589)	—	23,589	—
Interest income from VIE(3)	1,692	674	93	—	(2,459)	—
Interest expense to WFOE(3)	—	—	—	(93)	93	—
Interest expense to Parent(3)	—	—	—	(1,692)	1,692	—
Interest expense to other subsidiaries(3)	—	—	—	(674)	674	—
Others, net	(1,049)	29,514	(164)	(3,891)	—	24,410
Loss before income taxes	(91,022)	(77,874)	(25,142)	(24,114)	126,609	(91,543)

Income tax expense	—	(4)	—	525	—	521
Net (loss)/profit	(91,022)	(77,878)	(25,142)	(23,589)	126,609	(91,022)

	Year ended December 31, 2021
	CCT	Other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Net revenues	—	8,444	1,064	1,747,402	(21,506)	1,735,404
Earned from third-party customers	—	8,444	627	1,726,333	—	1,735,404
Earned from the intra-Group transactions(1)	—	—	437	21,069	(21,506)	—
Cost of revenue	—	(27,830)	(1,256)	(1,646,575)	21,069	(1,654,592)
Arising from non intra-Group transactions	—	(6,761)	(1,256)	(1,646,575)	—	(1,654,592)
Arising from the intra-Group transactions(1)	—	(21,069)	—	—	21,069	—
Selling and marketing expenses	—	(19,455)	(477)	(90,132)	—	(110,064)
General and administrative expenses(1)	(15,135)	(7,013)	(776)	(57,185)	437	(79,672)
Research and development expenses	—	(11,621)	—	(35,164)	—	(46,785)

Total operating costs and expense	(15,135)	(65,919)	(2,509)	(1,829,056)	21,506	(1,891,113)

Operating loss	(15,135)	(57,475)	(1,445)	(81,654)	—	(155,709)
Share of income from other subsidiaries(2)	(131,142)	—	—	—	131,142	—
Share of loss of the WFOE(2)	—	(72,890)	—	—	72,890	—
Share of loss of the VIE(2)	—	—	(71,515)	—	71,515	—
Interest income from VIE(3)	971	177	101	—	(1,249)	—
Interest expense to WFOE(3)	—	—	—	(101)	101	—
Interest expense to Parent(3)	—	—	—	(971)	971	—
Interest expense to other subsidiaries(3)	—	—	—	(177)	177	—
Others, net	(1,152)	(954)	(31)	10,863	—	8,726
Loss before income taxes	(146,458)	(131,142)	(72,890)	(72,040)	275,547	(146,983)

	Year ended December 31, 2021
	CCT	Other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Income tax expense	(3)	—	—	525	—	522
Net (loss)/profit	(146,461)	(131,142)	(72,890)	(71,515)	275,547	(146,461)

Selected Condensed Consolidating Balance Sheets Data

	As of December 31, 2022
	CCT	Other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
ASSETS
Current assets:
Cash and cash equivalents	1,008	98,624	419	14,894	—	114,945
Restricted cash	—	—	—	5,000	—	5,000
Short-term investments	—	34,823	—	—	—	34,823
Accounts receivable, net	—	3,732	—	397,935	—	401,667
Prepayments and other current assets	287	5,246	95	38,784	—	44,412
Amount due from other subsidiaries(4)	—	—	—	26,336	(26,336)	—
Amount due from VIE and its subsidiaries(4)	—	—	938	—	(938)	—
Total current assets	1,295	142,425	1,452	482,949	(27,274)	600,847

Non-current assets:
Amount due from other subsidiaries(4)	461,274	—	—	—	(461,274)	—
Amount due from VIE and its subsidiaries(4)	177,836	188,002	20,000	—	(385,838)	—
Property, equipment and leasehold improvement, net	—	715	—	1,456	—	2,171
Intangible assets, net	—	—	—	10,150	—	10,150
Right-of-use assets	—	7,768	—	6,955	—	14,723
Goodwill	—	—	—	84,609	—	84,609

Total non-current assets	639,110	196,485	20,000	103,170	(847,112)	111,653

Total assets	640,405	338,910	21,452	586,119	(874,386)	712,500

LIABILITIES AND INVESTED EQUITY/SHAREHOLDERS’EQUITY
Current liabilities:
Accounts payable	—	10,838	—	216,318	—	227,156
Short-term borrowings	—	—	—	—	—	—
Contract liabilities	—	847	—	41	—	888
Salary and welfare benefits payable	—	10,501	584	52,218	—	63,303
Tax payable	—	309	2	2,767	—	3,078
Accrued expenses and other current liabilities	27,899	1,444	—	11,545	—	40,888

	As of December 31, 2022
	CCT	Other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Short-term lease liabilities	—	4,681	—	2,995	—	7,676
Amount due to WOFE(4)	—	—	—	938	(938)	—
Amount due to VIE and its subsidiaries(4)	—	26,336	—	—	(26,336)	—
Warrant	1,045	—	—	—	—	1,045
Deficit in other subsidiaries(5)	313,123	—	—	—	(313,123)	—
Deficit in WOFE(5)	—	133,308	—	—	(133,308)	—
Deficit in VIE and its subsidiaries(5)	—	—	154,174	—	(154,174)	—

Total current liabilities	342,067	188,264	154,760	286,822	(627,879)	344,034

Non-current liabilities:
Deferred tax liabilities	—	—	—	2,538	—	2,538
Long-term lease liabilities	—	2,495	—	3,731	—	6,226
Amount due to parent(4)	—	461,274	—	177,836	(639,110)	—
Amount due to other subsidiaries(4)	—	—	—	188,002	(188,002)	—
Amount due to WFOE(4)	—	—	—	20,000	(20,000)	—
Amounts due to related party	—	—	—	59,932	—	59,932
Deferred revenue	—	—	—	1,432	—	1,432

Total non-current liabilities	—	463,769	—	453,471	(847,112)	70,128

Total liabilities	342,067	652,033	154,760	740,293	(1,474,991)	414,162

Commitments and contingencies
Mezzanine equity
Total mezzanine equity:	1,558,881	—	—	—	—	1,558,881

Total shareholders’ deficit	(1,260,543)	(313,123)	(133,308)	(154,174)	600,605	(1,260,543)

Total liabilities, mezzanine equity and shareholders’ deficit	640,405	338,910	21,452	586,119	(874,386)	712,500

	As of December 31, 2021
	CCT	Other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
ASSETS
Current assets:
Cash and cash equivalents	252,950	49,333	463	59,638	—	362,384
Restricted cash	—	—	—	5,000	—	5,000
Short-term investments	63,757	—	—	—	—	63,757
Accounts receivable, net	—	1,169	—	284,567	—	285,736
Prepayments and other current assets	—	1,730	38	33,919	—	35,687
Amount due from other subsidiaries(4)	—	—	—	1,005	(1,005)	—
Amount due from VIE and its subsidiaries(4)	—	1,572	—	—	(1,572)	—
Total current assets	316,707	53,804	501	384,129	(2,577)	752,564

	As of December 31, 2021
	CCT	Other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Non-current assets:
Amount due from other subsidiaries(4)	281,926	—	—	—	(281,926)	—
Amount due from VIE and its subsidiaries(4)	129,580	173,177	22,820	—	(325,577)	—
Property, equipment and leasehold improvement, net	—	575	—	1,667	—	2,242
Intangible assets, net	—	—	—	12,250	—	12,250
Right-of-use assets	—	6,109	—	10,789	—	16,898
Goodwill	—	—	—	84,609	—	84,609

Total non-current assets	411,506	179,861	22,820	109,315	(607,503)	115,999

Total assets	728,213	233,665	23,321	493,444	(610,080)	868,563

LIABILITIES AND INVESTED EQUITY/SHAREHOLDERS’EQUITY
Current liabilities:
Accounts payable	—	6,148	448	173,703	—	180,299
Short-term borrowings	—	—	—	10,000	—	10,000
Contract liabilities	—	8,222	—	484	—	8,706
Salary and welfare benefits payable	—	5,962	451	45,939	—	52,352
Tax payable	—	261	2	4,145	—	4,408
Amounts due to related party	—	—	—	53,005	—	53,005
Accrued expenses and other current liabilities	19,119	135	—	10,957	—	30,211
Short-term lease liabilities	—	2,874	—	4,997	—	7,871
Amount due to other subsidiaries(4)	—	—	—	1,572	(1,572)	—
Amount due to VIE and its subsidiaries(4)	—	1,005	—	—	(1,005)	—
Warrant	771	—	—	—	—	771
Deficit in other subsidiaries(5)	199,867	—	—	—	(199,867)	—
Deficit in WOFE(5)	—	123,899	—	—	(123,899)	—
Deficit in VIE and its subsidiaries(5)	—	—	146,319	—	(146,319)	—

Total current liabilities	219,757	148,506	147,220	304,802	(472,662)	347,623

Non-current liabilities:
Deferred tax liabilities	—	—	—	3,063	—	3,063
Long-term lease liabilities	—	3,100	—	5,189	—	8,289
Amount due to parent(4)	—	281,926	—	129,580	(411,506)	—
Amount due to other subsidiaries(4)	—	—	—	173,177	(173,177)	—
Amount due to WFOE(4)	—	—	—	22,820	(22,820)	—
Long-term borrowings	10,506	—	—	—	—	10,506
Deferred revenue	—	—	—	1,132	—	1,132

	As of December 31, 2021
	CCT	Other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Total non-current liabilities	10,506	285,026	—	334,961	(607,503)	22,990

Total liabilities	230,263	433,532	147,220	639,763	(1,080,165)	370,613

Commitments and contingencies
Mezzanine equity
Total mezzanine equity:	1,503,139	—	—	—	—	1,503,139

Total shareholders’ deficit	(1,005,189)	(199,867)	(123,899)	(146,319)	470,085	(1,005,189)

Total liabilities, mezzanine equity and shareholders’ deficit	728,213	233,665	23,321	493,444	(610,080)	868,563

Summary Condensed Consolidating Cash Flows Data

	Year ended December 31, 2022
	CCT	other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Net cash provided by/received from transactions with intra-group companies(1)	—	(17,200)	—	17,200	—	—
Net cash provided by transactions with third-parties	(6,352)	(65,656)	(37)	(86,816)	—	(158,861)

Net cash used in operating activities	(6,352)	(82,856)	(37)	(69,616)	—	(158,861)

Investments in and loans to other subsidiaries(6)	(137,207)	—	—	—	137,207	—
Investments in and loans to VIE and its subsidiaries(6)	(34,823)	—	—	—	34,823	—
Purchase of property, equipment and leasehold improvement	—	(208)	(7)	(1,025)	—	(1,240)
Placement of short-term investments	—	(182,474)	—	—	—	(182,474)
Cash received from maturities of short-term investments	63,757	147,651	—	—	—	211,408
Net cash (used in)/provided by investing activities	(108,273)	(35,031)	(7)	(1,025)	172,030	27,694

Cash payment for redemption of Series C convertible redeemable preferred shares(6)	(137,202)	—	—	—	—	(137,202)

Loans received from parent company(6)	—	137,207	—	34,823	(172,030)	—
Loans received of short-term borrowings from bank	—	—	—	10,000	—	10,000
Cash repayment of short-term borrowings to bank	—	—	—	(20,000)	—	(20,000)
Cash repayment of long-term borrowings to a third party	(11,840)	—	—	—	—	(11,840)

Net cash provided by/(used in) financing activities	(149,042)	137,207	—	24,823	(172,030)	(159,042)

	Year ended December 31, 2022
	CCT	other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	11,725	29,971	—	1,074	—	42,770
Net increase/(decrease) in cash and cash equivalents and restricted cash	(251,942)	49,291	(44)	(44,744)	—	(247,439)
Cash, cash equivalents and restricted cash at the beginning of the period	252,950	49,333	463	64,638	—	367,384
Cash, cash equivalents and restricted cash at the end of the period	1,008	98,624	419	19,894	—	119,945

(1)

Represents the elimination of the intercompany licensing and other services charge at the consolidation level. In the year ended December 31, 2022, the total amount of the service fees that charged by VIE under the relevant agreements was RMB29.5 million. In the year ended December 31, 2022, the total amount of the service fees that the other subsidiaries paid to VIE under the relevant agreements was RMB17.2 million.

(2)	Represents the elimination of incurrence of losses by parent company, other subsidiaries and WFOE for their respective subsidiaries, WFOE and VIE and its subsidiaries.

(3)	Represents the elimination of interest income/expense from intercompany loans at the consolidation level.

(4)

Represents the elimination of intercompany balances among CCT, other subsidiaries, WFOE and the VIE and its subsidiaries. The balances as of December 31, 2022 were related to intercompany loans and prepayment related service charges under certain service agreements.

(5)	Represents the elimination of the deficit in other subsidiaries, WOFE and VIE and its subsidiaries by parent company, other subsidiaries and WFOE.

(6)

Represents the elimination of intra-group investments and loans related cash activities among CCT, other subsidiaries, and the VIE and its subsidiaries. During the year ended December 31, 2022, (i) CCT provided an aggregate of capital contribution of RMB137.2 million to other subsidiaries; (ii) CCT provided an intercompany loan of RMB34.8 million to the VIE and its subsidiaries. These transactions were eliminated at the consolidation level.

	Year ended December 31, 2021
	CCT	other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Net cash provided by/received from transactions with intra-group companies(1)	—	(24,000)	—	24,000	—	—
Net cash provided by transactions with third-parties	(22,275)	(17,569)	(750)	(147,000)	—	(187,594)

Net cash used in operating activities	(22,275)	(41,569)	(750)	(123,000)	—	(187,594)

Investments in and loans to other subsidiaries(6)	(223,150)	—	—	—	223,150	—
Investments in and loans to VIE and its subsidiaries(6)	(81,609)	(134,000)	—	—	215,609	—
Cash received from intra-Group loan to VIE and its subsidiaries(6)	—	1,300	200	—	(1,500)	—
Net cash used in transactions with third-parties	(63,757)	(678)	—	(895)	—	(65,330)

	Year ended December 31, 2021
	CCT	other subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated totals
	(RMB in thousands)
Net cash (used in)/provided by investing activities	(368,516)	(133,378)	200	(895)	437,259	(65,330)

Capital contribution from parent company(6)	—	223,150	—	—	(223,150)	—

Loans received from parent company(6)	—	—	—	81,609	(81,609)	—
Loans received from other subsidiaries(6)	—	—	—	134,000	(134,000)	—
Cash repayment of borrowings under loan from other subsidiaries(6)	—	—	—	(1,300)	1,300	—
Cash repayment of borrowings under loan from WFOE(6)	—	—	—	(200)	200	—
Net cash provided by/(used in) transactions with third-parties	645,687	—	—	(40,685)	—	605,002
Net cash used in transactions with related parties	—	—	—	(21,328)	—	(21,328)

Net cash provided by/(used in) financing activities	645,687	223,150	—	152,096	(437,259)	583,674

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2,958)	1,047	—	—	—	(1,911)
Net increase/(decrease) in cash and cash equivalents and restricted cash	251,938	49,250	(550)	28,201	—	328,839
Cash, cash equivalents and restricted cash at the beginning of the period	1,012	83	1,013	36,437	—	38,545
Cash, cash equivalents and restricted cash at the end of the period	252,950	49,333	463	64,638	—	367,384

(1)

Represents the elimination of the intercompany licensing and other services charge at the consolidation level. In the fiscal year ended December 31, 2021, the total amount of the service fees that charged by VIE and WFOE under the relevant agreements was RMB21.5 million. In the fiscal year ended December 31, 2021, the total amount of the service fees that the other subsidiaries paid to VIE under the relevant agreements was RMB24.0 million.

(2)	Represents the elimination of incurrence of losses by parent company, other subsidiaries and WFOE for their respective subsidiaries, WFOE and VIE and its subsidiaries.

(3)	Represents the elimination of interest income/expense from intercompany loans at the consolidation level.

(4)

Represents the elimination of intercompany balances among CCT, other subsidiaries, WFOE and the VIE and its subsidiaries. The balances as of December 31, 2021 were related to intercompany loans and prepayment related service charges under certain service agreements.

(5)	Represents the elimination of the deficit in other subsidiaries, WOFE and VIE and its subsidiaries by parent company, other subsidiaries and WFOE.

(6)

Represents the elimination of intra-group investments and loans related cash activities among CCT, other subsidiaries, and the VIE and its subsidiaries. During the fiscal year ended December 31, 2021, (i) CCT provided an aggregate of capital contribution of RMB223.2 million to other subsidiaries; (ii) CCT provided an intercompany loan of RMB81.6 million to the VIE and its subsidiaries; (iii) other subsidiaries made intercompany loan of RMB134.0 million to the VIE and the subsidiaries; and (iv) the VIE and its subsidiaries repaid to other subsidiaries and WFOE of RMB1.5 million of borrowings under the intercompany loan. These transactions were eliminated at the consolidation level.

SUMMARY FINANCIAL DATA OF PRIME IMPACT

The following table sets forth selected historical financial information derived from Prime Impact’s (1) audited financial statements included elsewhere in this proxy statement/prospectus as of and for the year ended December 31, 2022, and (2) unaudited financial statements included elsewhere in this proxy statement/prospectus as of three months ended March 31, 2023. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prime Impact” and Prime Impact’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

Prime Impact has neither engaged in any business operations nor generated any revenue to date. Prime Impact’s only activities from inception through the record date were organizational activities and those necessary to complete its IPO and identify a target company for a business combination. Prime Impact does not expect to generate any operating revenue until after the completion of the Business Combination.

Summary Consolidated Statement of Operations Data

	Year ended December 31,	Three months ended March 31,
	2022	2023
	($, except for share number)
General and administrative expenses	2,041,562	1,265,136
General and administrative expenses — related party	120,000	30,000

Loss from operations	(2,161,562)	(1,295,136)
Gain on forgiveness of deferred underwriting commissions	$453,718	—
Other income (expense)
Change in the fair value of derivative warrant liabilities	8,592,442	(330,479)
Offering costs — derivative warrant liabilities	—	—
Income from investments held in Trust Account	1,597,709	293,422
Interest income	48	3

Net income (loss)	8,482,355	(1,332,190)

Weighted average Class A ordinary shares outstanding, basic and diluted	24,899,580	6,363,308

Basic and diluted net income (loss) per Class A ordinary share	0.26	(0.09)

Weighted average Class B ordinary shares outstanding, basic and diluted	8,102,103	8,102,103

Basic and diluted net income (loss) per Class B ordinary share	0.26	(0.09)

Summary Consolidated Balance Sheet Data

	As of December 31,	As of March 31,
	2022	2023
	($)
Balance Sheet Data:
Total current assets	143,020	462,579
Total assets	69,922,540	49,010,539
Total current liabilities	3,475,726	6,000,172
Total liabilities	3,806,205	6,661,130
Class A ordinary shares subject to possible redemption	69,679,520	48,447,960
Total shareholders’ deficit	(3,563,185)	(6,098,551)

Summary Consolidated Statement of Cash Flow

	Year ended December 31,	Three months ended March 31,
	2022	2022	2023
	($)
Net cash used in operating activities	(550,465)	(39,512)	(270,759)
Net cash provided by/(used in) investing activities	256,029,369	—	21,524,982
Net cash (used in)/provided by financing activities.	(256,029,369)	—	(20,924,982)
Net (decrease)/increase in cash and cash	(550,465)	(39,512)	329,241
Cash and cash equivalents, beginning of the period/year	665,940	665,940	115,475
Cash and cash equivalents, end of the period/year	115,475	626,428	444,716

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”). Prime Impact has elected not to present any reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”) and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022, combines the historical balance sheets of Prime Impact and CCT on a pro forma basis as if the Business Combination had been consummated on December 31, 2022. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2021 and 2022, combine the historical statements of operations of Prime Impact and CCT for such periods on a pro forma basis as if the Business Combination had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read together with Prime Impact’s and CCT’s audited and unaudited historical financial statements and related notes, as applicable, and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prime Impact,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCT” and other financial information relating to Prime Impact and CCT contained elsewhere in this proxy statement/prospectus, including the Business Combination Agreement.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Under both the no redemption and the maximum redemption scenarios, CCT was determined to be the accounting acquirer, and as such, the Business Combination will be treated as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Prime Impact will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of CCT issuing shares for the net assets of Prime Impact, accompanied by a recapitalization. The net assets of Prime Impact will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into ordinary shares:

•

Assuming No Redemptions: This presentation assumes that no Public Shareholders of Prime Impact exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that 4,639,867 shares of Prime Impact Class A Ordinary Shares are redeemed for an aggregate payment of approximately $47.3 million (based on the estimated per share redemption price of approximately $10.20 per share) from the Trust Account.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except share and per share data)

	As of December 31, 2022	As of December 31, 2022		As of December 31, 2022		As of December 31, 2022
	CCT (Historical)	Prime Impact (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)	Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in US$ thousands)
ASSETS
Total current assets	87,101	143	36,373	123,617	(47,345)	76,272

Total non-current assets	16,185	69,780	(69,780)	16,185	—	16,185

Total Assets	$103,286	$69,923	$(33,407)	$139,802	$(47,345)	$92,457

LIABILITIES
Total current liabilities	49,872	3,476	(5,236)	48,112	—	48,112

Total non-current liabilities	10,167	330	(57)	10,440	—	10,440

Total Liabilities	60,039	3,806	(5,293)	58,552	—	58,552

Total Mezzanine equity	225,979	69,680	(295,659)	—	—	—

EQUITY
Shareholders’ Deficit
Prime Impact Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,102,103 shares issued or outstanding	—	1	(1)	—	—	—
Ordinary shares	4	—	(4)	—	—	—
Treasury stock	(149)	—	149	—	—	—
Surviving Company class A ordinary shares, $0.0001 par value	—	—	—	6	—	6
			—
			6
Surviving Company class B ordinary shares, $0.0001 par value	—	—	2	2	—	2
Additional paid-in capital	—	—	263,861	263,861	(47,311)	216,550
Accumulated deficit	(182,577)	(3,564)	(4,991)	(182,609)	(34)	(182,643)
			8,523
Accumulated other comprehensive loss	(10)	—	—	(10)	—	(10)

Total Shareholders’ Deficit	(182,732)	(3,563)	267,545	81,250	(47,345)	33,905

Total Equity	(182,732)	(3,563)	267,545	81,250	(47,345)	33,905

Total Liability, Mezzanine equity and Equity	$103,286	$69,923	$(33,407)	$139,802	$(47,345)	$92,457

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	For the Period ended December 31, 2022	For the Period ended December 31, 2022			For the Period ended December 31, 2022			For the Period ended December 31, 2022
	-Cheche Technology Inc. (Historical)	-Prime Impact Acquisition I (Historical)	-Transaction Accounting Adjustments (Assuming No Redemption)		-Pro Forma Combined (Assuming No Redemption)	-Transaction Accounting Adjustments (Assuming Maximum Redemption)		-Pro Forma Combined (Assuming Maximum Redemption)

	(in US$ thousands, except share and per share data)
Net revenues	$388,365	$—	$—		$388,365	$—		$388,365
Cost of revenues	367,735	—	—		367,735	—		367,735

Gross profit	20,630	—	—		20,630	—		20,630

Operating expenses
Selling and marketing expenses	20,146	—	—		20,146	—		20,146
General and administrative expenses	10,053	2,042	32	BB	17,086	34	BB	17,120
			4,959	DD
Administrative expenses- related party	—	120	—		120	—		120
Research and development expenses	7,240	—	—		7,240	—		7,240

Total operating expenses	37,439	2,162	4,991		44,592	34		44,626

Operating loss	(16,809)	(2,162)	(4,991)		(23,962)	(34)		(23,996)
Other expenses
Interest income	274	—	—		274	—		274
Interest expense	(479)	—	—		(479)	—		(479)
Gain on forgiveness of deferred underwriting commissions	—	454	—		454	—		454
Change in fair value of derivative warrant liabilities	—	8,592	(1,487)	CC	7,105	—		7,105
Foreign exchange gains	1,944	—	—		1,944	—		1,944
Government grants	2,945	—	—		2,945	—		2,945
Changes in fair value of warrant	(28)	—	—		(28)	—		(28)
Changes in fair value of amounts due to related party	(935)	—	—		(935)	—		(935)
Others, net	(182)	—	—		(182)	—		(182)
Income from investments held in trust account	—	1,598	(1,598)	AA	—	—		—

Income (loss) before income tax	(13,270)	8,482	(8,076)		(12,864)	(34)		(12,898)
Income tax credit	76	—	—		76	—		76

Net income (loss)	(13,194)	8,482	(8,076)		(12,788)	(34)		(12,822)
Accretions to preferred shares redemption value	(27,292)	—	27,292	EE	—	—		—

Net income (loss) attributable to ordinary shareholders	(40,486)	8,482	19,216		(12,788)	(34)		(12,822)

Weighted average Class A ordinary shares outstanding, basic and diluted		24,899,580			84,131,571			79,491,704
Basic and diluted net income (loss) per Class A ordinary share		$0.26			$(0.15)			$(0.16)
Weighted average Class B ordinary shares outstanding, basic and diluted		8,102,103			—			—
Basic and diluted net income (loss) per Class B ordinary share		$0.26			$—			$—

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2022:

	Year ended December 31, 2022
	(in thousands, except share and per share data)
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(12,788)	$(12,822)
Pro forma weighted average shares outstanding, basic and diluted (1)	84,131,571	79,491,704
Pro forma net loss per share, basic and diluted	$(0.15)	$(0.16)

(1)

The pro forma diluted shares for the years ended December 31, 2021 and 2022 exclude the following because including them would be antidilutive, or such instruments are currently out of the money: (1) 10,802,804 unexercised Prime Impact Public Warrants and (2) 2,860,561 unexercised Prime Impact Private Warrants, (3) 63,552 Class A Ordinary Shares underlying the assumed Innoven Warrant and (4) 785,796 unvested Exchanged Restricted Shares.

RISK FACTORS

Following the completion of the Business Combination, HoldCo will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties that are not presently known to CCT and Prime Impact or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, HoldCo’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of HoldCo’s securities or, if the Business Combination is not consummated, Prime Impact Class A Ordinary Shares could decline, and you may lose part or all of the value of any Class A Ordinary Shares or, if the Business Combination is not consummated, all or any part of the value of any Prime Impact Class A Ordinary Shares that you hold.

Risks Related to CCT’s Business and Industry

CCT operates in a highly competitive and rapidly evolving market, which makes it difficult to evaluate CCT’s prospects.

CCT commenced operations in September 2014. CCT operates in China’s insurance industry, which is highly competitive and rapidly evolving. Other participants in the industry, including insurance carriers, insurance intermediaries, third-party platforms, referral partners and insurance consumers, may have difficulty distinguishing CCT’s platform from those of its competitors. As the industry and its business develop, CCT may modify its business model or change its platform, services or products. These changes may not achieve expected results and may materially adversely affect its financial condition and results of operations.

CCT’s net revenue was RMB1,735.4 million and RMB2,679.1 million in 2021 and 2022, respectively. CCT’s gross profit was RMB80.8 million and RMB142.3 million in 2021 and 2022, respectively. CCT may not achieve similar growth rates in future periods as it expands its operations. You should evaluate CCT’s business and prospects in light of the risks and challenges that CCT is likely to face as a company seeking to develop in a rapidly evolving market.

CCT’s business is subject to risks related to China’s digital insurance and the automotive industries.

CCT’s business depends on the growth of China’s digital insurance industry and in particular, China’s digital auto insurance transaction industry, which is relatively new and may not develop as expected. The digital auto insurance transaction industry in China grew from RMB85.2 billion in 2018 to RMB270.9 billion in 2021, representing a CAGR of 47.1%, according to iResearch. However, China’s digital auto insurance transaction industry may not increase at the same rate in future periods.

The regulatory framework governing China’s digital insurance industry is evolving and is expected to remain uncertain for the foreseeable future. A reversal of, or a slowdown in, China’s digital insurance industry could reduce demand for CCT’s services and products for digital insurance transactions and insurance SaaS solutions and adversely affect its growth prospects and profitability.

CCT derives most of its revenue from providing auto insurance transaction services. As a result, its success depends on China’s automobile market. Automobile sales in China declined by 9.9% from 2.8 million vehicles 2018 to 2.6 million vehicles in 2021. Decreased demand for automobiles could adversely affect the demand for auto insurance and, in turn, the number of insurance carrier customers, third-party platforms, referral partners, insurance intermediaries and consumers using CCT’s platform. Accordingly, if the automobile industry declines or fails to grow, CCT’s business, results of operations and financial condition could suffer.

A downturn in general economic conditions in China could reduce consumer spending, negatively impacting the growth rates of China’s automotive industry and the demand for auto insurance in China.

Automobile purchasers are also sensitive to trends in the broader economy, including the cost of energy and gasoline, the availability and cost of credit, business and consumer confidence, stock market volatility and unemployment. In addition, the growing popularity of ride-hailing applications in China, could adversely affect automobile purchases and decrease the demand for auto insurance in China.

CCT’s business is subject to complex and evolving laws and regulations, many of which are subject to change and uncertain interpretation, which could result in changes to CCT’s business practices, reduced revenue and increased compliance costs or otherwise harm its business. Any failure to comply with laws or regulations may subject CCT to fines, injunctions and other penalties that could harm its business.

The insurance industry in China is subject to comprehensive government regulation and supervision. In recent years, the regulatory framework governing China’s insurance industry has changed significantly and may continue to change significantly in the future. See “Government Regulations Applicable to CCT’s Business—Regulations of the Insurance Industry” for a discussion of the laws and regulations applicable to CCT’s operations. Some laws were recently amended, and their interpretation following such amendments remains unclear. Compliance with these laws and regulations can be difficult and costly. New laws or regulations or changes to laws and regulations can impose additional compliance costs, reduce CCT’s revenue, require it to change its operations to ensure compliance or otherwise harm its business.

In September 2020, the China Banking and Insurance Regulatory Commission (the “CBIRC”) issued the Guiding Opinions on Implementing Comprehensive Reform of Auto Insurance. These opinions provided guidance for insurance carriers to (1) optimize actuarial and pricing practices, (2) expand protection coverages, and (3) enhance customer service quality for auto insurance. For commercial auto insurance products, insurance carriers must lower the cap on expense ratios from 35% to 25% of insurance premiums. Insurance carriers are also encouraged to optimize their cost structures to maintain higher loss ratios, from 65% to 75% of commercial auto insurance premiums. As a result, insurance carriers received lower premiums from selling commercial auto insurance, which adversely affected the service fees that CCT received from facilitating the sale of commercial auto insurance through its Easy-Insur and Insurance Marketplace since October 2020.

PRC regulatory authorities have published regulations requiring insurance carriers and insurance intermediaries to register salespersons of insurance products with the CBIRC before such salespersons begin practicing. Insurance intermediaries that engage in sales activities of insurance products with unregistered salespersons may be subject to warnings, fines and other penalties by regulatory authorities. However, due to the lack of detailed interpretation, the exact definition and scope of “sales activities” is unclear. Considerable uncertainties exist with respect to the interpretation of existing laws and regulations and new laws and regulations governing sales activities of insurance products. CCT may need to adjust its business model in response to evolving regulatory requirements.

PRC government authorities have also become increasingly vigilant in enforcing laws and regulations governing the digital auto insurance transaction industry. For example, pursuant to the Regulatory Measures for Risks in the Outsourcing of Information Technology by Banking and Insurance Institutions (the “Outsourcing Measures”) issued by the CBIRC on December 30, 2021, adoption of CCT’s SaaS solution services and products by insurance carriers and insurance intermediaries may be deemed as their outsourcing of information services, and as a result, CCT must meet the outsourcing requirements of the Outsourcing Measures. CCT may from time to time be required to conduct self-inspections and rectify any non-compliance with regulatory requirements. As of the date of this proxy statement/prospectus, CCT has conducted self-inspections in accordance with regulatory requirements and believes that it has rectified all material non-compliance identified in these inspections.

CCT may not have always been in full compliance with all applicable laws and regulations. For example, CCT used to offer insurance consumers small rewards to incentivize them to purchase insurance products through its platform. PRC regulators may deem these rewards to have violated PRC laws and regulations, which prohibit insurance intermediaries from offering insurance consumers benefits not stipulated in the relevant insurance contracts. CCT ceased offering these rewards to insurance consumers in late 2019. However, PRC regulators may impose retroactive administrative penalties on CCT for past rewards. As of the date of this proxy statement/prospectus, CCT is not aware of any active inquires or investigation by relevant regulators with respect to the imposition of retroactive administrative penalties on CCT for such historical practices.

CCT expends significant time and resources to comply with regulatory requirements, which could divert the attention of its management team and key employees and adversely affect its business. Non-compliance with applicable regulations or requirements could subject CCT to, among others: (1) investigations, enforcement actions and sanctions; (2) mandatory changes to its business model or services; (3) mandatory disgorgement of profits, fines and damages; (4) civil, administrative and criminal penalties or injunctions; (4) claims for damages by ecosystem participants and other third parties; (5) damage to its public image and market reputation; (6) invalidation or termination of contracts; and (7) loss of intellectual property rights.

Any of the foregoing could materially adversely affect CCT’s business, financial condition and results of operations.

Failure to obtain or maintain permits necessary for CCT’s operations may subject it to regulatory penalties or require it to adjust its business model.

Many aspects of CCT’s business depend on obtaining and maintaining licenses, approvals, permits or qualifications from PRC regulators. Obtaining such approvals, licenses, permits or qualifications depends on CCT’s compliance with regulatory requirements. PRC regulatory authorities also have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement laws and regulations.

Based on PRC laws and regulations currently in effect and the legal advice of CCT’s PRC legal counsel, Han Kun Law Offices, and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, the PRC Subsidiaries and the Affiliated Entities have obtained the following licenses and approvals necessary to operate in China as of the date of this proxy statement/prospectus: (1) each of the PRC Subsidiaries and the Affiliated Entities has obtained a business license; (2) the VIE, through which CCT’s PRC Subsidiaries conduct their VATS business, has obtained a value-added telecommunications license for internet information services; and (3) Cheche Insurance Sales & Service Co., Ltd. has obtained the insurance intermediary license and the insurance agency business permit.

The PRC Subsidiaries and the Affiliated Entities may not be able to maintain existing licenses, permits and approvals and government authorities may subsequently require the PRC Subsidiaries and the Affiliated Entities to obtain additional licenses, permits and approvals. If the PRC Subsidiaries and the Affiliated Entities fail to obtain the necessary licenses, permits and approvals or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC Subsidiaries or the Affiliated Entities are required to obtain such permissions or approvals in the future, the PRC Subsidiaries and the Affiliated Entities may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC Subsidiaries and the Affiliated Entities may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact CCT’s brand.

CCT has historically incurred net losses and negative operating cash flows, and may not achieve or maintain profitability in the future.

CCT has incurred net losses since its inception. CCT incurred net losses of RMB146.5 million and RMB91.0 million in 2021 and 2022, respectively. CCT had operating cash outflow of RMB187.6 million and RMB158.9 million in 2021 and 2022, respectively. CCT must grow its revenues to become profitable, and, even if it does, it may not maintain or increase its profitability. CCT expects to incur losses for the foreseeable future as it invests substantial financial and other resources in, among other things:

•	investments in the development of new services and products and enhancing its existing service and product portfolio;

•	expansion of its operations and infrastructure organically and through acquisitions and strategic partnerships; and

•	general administration, including legal, risk management, accounting, and other expenses related to being a public company.

These expenditures may not result in additional revenue or the growth of CCT’s business. Accordingly, CCT may not generate sufficient revenue to offset its expected cost increases and achieve and sustain profitability. If CCT fails to achieve and sustain profitability, the market price of Class A Ordinary Shares could decline.

The effort of CCT to expand into the non-auto insurance market and diversify its revenue may not be successful.

While CCT historically focused on the auto insurance market, it has expanded into the non-auto insurance market in recent years to diversify its revenue. The management of CCT believes that as non-auto insurance market develops, insurance carriers offering auto-insurance products are expected to have more opportunities to sell across different types of insurance products by utilizing their mature marketing channels, and non-auto insurance products tend to have more favorable margins. However, CCT may incur significant costs in research and development, recruiting additional personnel and engaging more third-party service providers to develop its non-auto insurance business, and such investment may not generate expected returns. Moreover, the non-auto insurance market may not develop as CCT expects. If CCT fails to diversify its revenue, its revenue may grow at a slower rate than it anticipates, and its business, financial condition and results of operations may be adversely affected.

CCT faces intense competition and it may not be able to compete effectively.

CCT faces significant competition from companies that provide services and products for digital insurance transactions or insurance SaaS solutions to insurance carriers and insurance intermediaries. In addition, insurance carriers can attract consumers directly through their own sales and marketing teams, other traditional methods of distribution or digital distribution channels. Insurance carriers and insurance intermediaries may also develop their own systems, instead of purchasing SaaS solution products from CCT or other vendors. CCT also expects that new competitors will enter China’s digital insurance industry in China with competing platforms, services and products, and CCT may face new competitors as it expands into new insurance markets. CCT must develop new services and products to respond to its ecosystem participants’ evolving needs. CCT’s investments in new services and products may not be successful. See “—If CCT fails to enhance and expand its services and products in a manner that responds to its ecosystem participants’ evolving needs, its business may be adversely affected.”

CCT’s competitors may have significantly more financial, technical, marketing and other resources than it has, and may devote greater resources to develop, promote and support their platforms and services. In addition, they may have more extensive insurance industry relationships than CCT has, longer operating histories and greater brand recognition. As a result, these competitors may be able to respond more quickly to new technologies, regulatory requirements and consumer demand.

If insurance carriers, third-party platforms or insurance intermediaries compete directly with CCT or partner with CCT’s competitors, it may be difficult for CCT to attract and retain referral partners, consumers and other ecosystem participants. This could reduce CCT’s revenues and market share and materially adversely affect its business, financial condition and results of operations.

CCT’s success also depends on its ability to keep pace with advances in technologies and improve its platform to address the increasingly sophisticated and varied needs of its ecosystem participants; adapt its services and products to emerging industry standards and practices; and comply with evolving regulatory requirements. CCT’s efforts to adapt to changes in technology could require substantial investments. CCT’s ability to sustain and grow its business will suffer if it fails to respond to advances in technology in a timely and cost-effective manner.

CCT’s competitors also may develop and market new technologies that render CCT’s platform less competitive, unmarketable or obsolete. For example, if CCT’s competitors develop platforms with similar or superior functionality to CCT’s, and the volume of transactions facilitated through CCT’s platform declines, CCT may need to decrease its transaction service fees. If CCT cannot maintain its pricing structure due to competitive pressures, its revenue could decline or fail to grow as it expects.

Competition may intensify as CCT’s competitors enter into business combinations or alliances or raise additional capital, or as established companies in other market segments or geographic markets expand into CCT’s market segments or geographic markets. Furthermore, current and future competitors could offer a different pricing model or undercut prices to increase market share. If CCT cannot compete successfully against current and future competitors, its business, results of operations and financial condition could deteriorate.

If CCT fails to enhance and expand its services and products in a manner that responds to its ecosystem participants’ evolving needs, its business may be adversely affected.

CCT’s success depends on its ability to provide innovative services that make its platform useful for insurance carriers, third-party platforms, referral partners, insurance intermediaries and consumers. Accordingly, CCT must invest resources in technology and developments of new services and products to improve its platform. This may require significant investments in acquiring additional personnel, engaging third-party service providers and conducting research and development activities. CCT may not have the resources to make such investments.

While CCT historically focused on the auto insurance market, it has expanded into the non-auto insurance market. CCT also began to provide SaaS solution products to insurance intermediaries in December 2020 and to insurance carriers in March 2021, and CCT plans to further expand its service and product offerings. See “CCT’s Business—Services and Products.” CCT has limited experience in these new market segments, services and products, and its ecosystem participants may not respond favorably to new services and products. If the services or products that CCT introduces fail to engage ecosystem participants, CCT may fail to generate sufficient revenue or other value to justify its investments.

If CCT fails to penetrate new insurance markets or introduce new services and products successfully, its revenue may grow at a slower rate than it anticipates. Any of the foregoing could damage CCT’s reputation and materially adversely affect its business, financial condition and results of operations.

If CCT is unable to maintain and expand its local network, it may not be able to grow its business.

CCT had a nationwide network of over 400 service personnel in 24 provinces, autonomous regions and municipalities in China as of December 31, 2022. CCT’s service personnel negotiate service fees and other contract terms with insurance carrier customers and facilitate the settlement and issuance of auto insurance policies to end consumers. CCT faces significant challenges and risks in managing its geographically dispersed network. If one or more of its service personnel were to depart and join a competitor, they may divert business from CCT to its competitor, which could materially adversely affect CCT’s business.

As CCT grows its business, it needs to expand the geographic reach of its network. This depends largely on CCT’s ability to meet local regulatory requirements and hire and retain service personnel with long-lasting relationships with insurance carriers and insurance intermediaries. Failure to do so would prevent CCT from expanding its business and maintaining its market share.

CCT may also need to seek additional business partners to assist in its expansion efforts. If CCT cannot successfully expand its nationwide network, its growth may be adversely impacted. In addition, CCT’s expansion of its nationwide network may not produce the expected financial or results of operations. Any of the foregoing could materially adversely affect CCT’s business, financial condition and results of operations.

If CCT cannot maintain and enhance its relationships with insurance carriers, its business, results of operations and financial condition could be materially adversely affected.

CCT generates most of its revenue from services and products provided to insurance carriers and insurance intermediaries. CCT’s contracts with insurance carrier customers for digital insurance transaction services and with insurance carrier customers and insurance intermediaries for SaaS solution services typically have a one-year term. Insurance carrier customers and insurance intermediaries may terminate some of these contracts with relatively short notice periods under certain circumstances. CCT may not be able to renew any of these contracts upon their expiration on terms comparable to or better than existing contracts, if at all.

CCT’s relationships with insurance carriers depend on its ability to deliver an attractive volume of consumers that match their desired consumer profiles. At the same time, CCT’s ability to attract consumers to its platform depends on the quantity and quality of insurance products insurance carriers offer through its platform.

If CCT cannot maintain its relationships with insurance carriers and add new insurance carriers to its ecosystem, it may be unable to offer its consumers the insurance buying experience they expect. The foregoing risks could reduce referral partners’ and consumers’ confidence in CCT’s products and services. As a result, referral partners and consumers could cease to use CCT, or use CCT at a decreasing rate, which would reduce CCT’s attractiveness to insurance carriers and materially adversely affect its business, results of operations and financial condition.

The fees that CCT charges for selling insurance products through its platform may fluctuate or decline significantly due to factors beyond its control, which could significantly harm its business, financial condition and results of operations.

CCT derives substantially all of its revenues from transaction service fees that it charges insurance carrier customers and other intermediaries for selling policies through its platform. CCT negotiates the transaction service fees with insurance carrier customers and other intermediaries based on prevailing economic and regulatory conditions, market demand and related factors. Many of these factors are beyond CCT’s control.

In particular, the transaction service fees that CCT charges depend on:

•	local regulatory guidelines on the level of commissions provided by insurance carriers to insurance intermediaries;

•	the policies and profitability of insurance carriers;

•	the availability and cost of comparable products from other product providers;

•	the availability of alternative insurance products to consumers; and

•	the volume of insurance products sold on its platform.

Because CCT does not control the decisions of insurance carrier customers, the transaction services fees that it receives from insurance carrier customers and other intermediaries vary significantly from period to period and among different insurance carrier customers, auto insurance products, transactions and geographic markets. CCT cannot determine or predict the timing or extent of any changes in its transaction service fees.

For example, insurance industry associations across China voluntarily agreed to limit the fee rates that insurance carriers pay insurance intermediaries, which resulted in industry-wide fee decreases for insurance intermediaries in accordance with the Circular of the General Office of the China Banking and Insurance Regulatory Commission on Matters relating to Further Tightened Regulation of Vehicle Insurance, which was promulgated and implemented by the CBIRC on January 14, 2019. Government regulations also prohibit insurance carriers in China from paying insurance intermediaries more than what they report to the CBIRC and require insurance intermediaries to keep a true and complete record of the amount and collection of commission. In practice, some insurance carriers pay insurance intermediaries additional fees in the form of fees for consulting, technical support or marketing services or through other means. The CBIRC punished some insurance carriers and insurance intermediaries for this practice. Historically, CCT charged third-party automobile service companies referral fees, as CCT referred insurance carrier customers and each unique insurance policy underwritten by them to third-party car services companies in 2020, which may be recognized by the CBIRC as commission received from insurance carrier customers. CCT terminated such referral services in 2021. Although CCT has ceased these payment practices, the CBIRC may still penalize CCT for having received such referral revenue. As of the date of this proxy statement/prospectus, CCT is not aware of any announcement by the CBIRC to impose penalties for such historical payment practices.

As a result, it is difficult for CCT to assess the effect of changes in transaction services fees on its operations. Any decrease in transaction service fees could adversely affect its revenues, cash flow and results of operations.

CCT may fail to maintain and grow its relationships with third-party platforms and referral partners and to effectively manage such relationships.

CCT collaborates with third-party platforms and insurance referral partners to direct consumers interested in insurance products to its platform and maintain and grow its consumer base. CCT’s third-party platform partners and referral partners may enter into business collaborations with its competitors, or offer insurance products directly and compete with CCT’s business.

If CCT’s third-party platform partners or referral partners do not effectively market CCT’s platform, or if they choose to use greater efforts to market their own digital insurance transaction services and/or products of CCT’s competitors, the value of CCT’s platform to insurance carriers and the number of transactions on CCT’s platform may decline or fail to grow as it expects.

CCT pays fees to third-party platforms and referral partners for referring consumers to it and facilitating the purchase of insurance products through its platform. CCT may need to increase its fees for third-party platform partners and referral partners to incentivize them to promote its platform, which would reduce its profit margins. If CCT cannot source and engage insurance consumers through third-party platforms and referral partners at reasonable costs, its business, results of operations and prospects may be materially adversely affected.

CCT may not successfully attract prospective consumers.

The growth of CCT’s business depends on its ability to attract prospective consumers at reasonable costs. To expand the base of its consumers, CCT must invest significant resources to develop new services and build its relationships with insurance carriers, third-party platforms, referral partners and other ecosystem participants.

CCT’s ability to successfully launch, operate and expand its services to attract prospective consumers depends on many factors, including CCT’s ability to anticipate and effectively respond to changing interests and preferences of consumers, anticipate and respond to changes in the competitive landscape, and develop and offer services that address the needs of consumers. CCT’s ability to attract prospective consumers also depends on its referral partners’ ability to effectively market its platform. See “—CCT may fail to maintain and grow its relationships with third-party platforms and referral partners and to effectively manage such relationships.”

To attract prospective consumers, CCT must devote significant resources to enhancing the functionality and reliability of its platform and the speed with which it processes insurance purchase applications. If CCT’s efforts are unsuccessful, its base of consumers and the insurance transactions it facilitates may not increase at the rate it anticipates or may even decrease.

CCT’s ability to attract prospective consumers also depends on consumers receiving competitive prices, convenience, customer service and responsiveness from insurance carriers on its platform. If these insurance carriers do not meet consumer expectations, CCT’s brand value and ability to attract consumers to its platform may decline, which could materially adversely affect CCT’s business, financial condition and results of operations.

CCT’s business may be adversely affected if it is unable to maintain relationship with its insurance carriers, in particular certain group-wide insurance carrier conglomerates in China, as well as its referral partners and third-party platforms.

CCT has established relationships with a broad and diversified network of 100 insurance carriers of all sizes, including group-wide insurance conglomerates and other medium and small insurance carriers. Through its nationwide network, CCT’s local branches have entered into contracts with insurance carrier customers that are affiliated with such insurance carrier conglomerates for the sale of CCT’s insurance products. CCT also cooperates with other intermediaries to settle, issue and deliver auto insurance policies in regions where consumers register their vehicles and other insurance policies in their local regions. CCT has not entered into long-term contracts with other intermediaries. The loss or reduction of business from any major insurance carrier customers or insurance carrier conglomerates or services from any major intermediary partners could materially adversely affect CCT’s revenues, financial condition and results of operations. If one or more of CCT’s major insurance carrier customers or intermediary partners were to experience financial difficulties, reduce its sales of insurance products or limit or cease operations, CCT’s business and results of operations would suffer. In addition, fluctuations in the sales patterns of insurance carrier customers could adversely affect CCT’s revenues, financial condition or results of operations.

CCT utilizes referral partners and third-party platforms to direct consumers interested in insurance products to its platform. Although CCT currently does not rely on any particular referral partners or third-party platforms to attract consumers, it may do so in the future, and the loss of any such referral partner or third-party platform would adversely impact CCT’s business. CCT has not entered into long-term contracts with its referral partners. To the extent that CCT will rely on one or few referral partners or third-party platforms to attract consumers to its platform in the future, if one or several such referral partners or third-party platforms were to discontinue promoting its platform, or promote its competitors over CCT, the volume of transactions on CCT’s platform may decrease. In addition, the loss of such referral partner or third-party platform would require CCT to identify and collaborate with alternative referral partners or third-party platform, or to rely more heavily on direct-to-consumer sales, which CCT may be unable to do successfully, or which could prove time-consuming and expensive.

The lag time between the payment of CCT’s referral service fees to referral partners and the receipt of its transaction service fees from insurance carrier customers and other intermediaries may adversely affect its liquidity and cash flows.

As is typical for a digital insurance service provider in China, CCT usually pays referral service fees to referral partners within a few days after referred consumers buy insurance policies from its platform. However, CCT generally receives payments of transaction service fees from insurance carrier customers and other intermediaries on a monthly basis. This time lag requires CCT to maintain significant working capital to fund its operations.

CCT expects that as its business grows, it will need additional working capital. CCT has entered into financing arrangements to manage its working capital needs. For example, CCT was granted a credit facility of RMB10.0 million in 2022 to support its operations, and drew down RMB10.0 million on June 30, 2022. These financing arrangements may not continue to be available on acceptable terms, or at all. If CCT does not have sufficient working capital, it may not be able to pursue its growth strategy, respond to competitive pressures or fund key strategic initiatives, which may harm its business, financial condition and results of operations.

CCT’s SaaS solution services and products may not gain market acceptance, which could materially adversely affect its results of operations.

CCT began to provide SaaS solution services and products to insurance intermediaries in December 2020 and to insurance carrier customers in March 2021. The success of CCT’s SaaS solutions business depends on the adoption of SaaS solutions in China’s insurance industry, which may be affected by, among other things, regulatory requirements and widespread acceptance of SaaS solutions in general.

Market acceptance of SaaS solutions depends on a variety of factors, including but not limited to price, security, reliability, performance, customer preferences, public concerns regarding privacy and the enactment of restrictive laws or regulations. It is difficult to predict the demand for insurance SaaS solutions and the future growth rate and size of the insurance SaaS solutions market.

If CCT or other providers of SaaS solution services or products in the insurance industry or other industries experience security breaches, loss of customer data, disruptions in delivery or other problems, the market for SaaS solution services and products may suffer. If SaaS solutions do not achieve widespread adoption or the demand for SaaS solutions fails to grow due to a lack of customer acceptance, technological challenges, weakening economic conditions, security or privacy concerns, competing technologies and solutions, reductions in corporate spending or otherwise, CCT’s business, financial condition and results of operations could be materially adversely affected.

If CCT does not effectively manage its growth, control its expenses or implement its business strategies, it may be unable to maintain high-quality services or compete effectively.

CCT has experienced rapid growth in recent years, which has strained its management and resources. CCT believes that its growth will depend on its ability to:

•	attract and maintain relationships with ecosystem participants;

•	develop new sources of revenue;

•	capture growth opportunities in new insurance products and services and geographies;

•	retain and expand its local network;

•	improve its operational and financial systems, procedures and controls, including its technology infrastructure and accounting and other internal management systems;

•	expand, train, manage and motivate its workforce and manage its relationships with ecosystem participants;

•	implement its marketing strategies; and

•	compete against its existing and future competitors.

CCT’s expansion may require it to penetrate new cities in China, where it may have difficulty in satisfying local market demands and regulatory requirements. The foregoing risks will require substantial management skills and efforts and significant expenditures. CCT may not achieve any of the foregoing.

The expansion by CCT may divert its management, operational or technological resources from its existing operations. CCT may not successfully maintain its growth rate or implement its future business strategies effectively. Failure to do so may materially adversely affect CCT’s business, financial condition, results of operations and prospects.

If CCT fails to build and maintain its brand, it may not be able to attract enough ecosystem participants to grow its business.

Maintaining and enhancing its brand is critical to expanding CCT’s business. Maintaining and enhancing its brand largely depend on providing useful, reliable and innovative services, which CCT may not do successfully. CCT may introduce new services or terms of service that its ecosystem participants do not like, which may negatively affect its brand. CCT may also fail to provide adequate customer service, which could erode confidence in its brand.

Maintaining and enhancing its brand may require CCT to make substantial investments, which may not be successful. If CCT fails to successfully promote and maintain its brand, or if CCT incurs excessive expenses in this effort, its business, financial condition and results of operations may be adversely affected.

Any negative publicity about its industry, its ecosystem participants or its other business partners may materially adversely affect CCT’s business and results of operations.

CCT’s ability to attract and retain ecosystem participants depends in part upon public perception of its products, services, management and financial performance. Customer complaints, governmental investigations or service failures of its platform could cause substantial adverse publicity.

China’s insurance industry is highly regulated. China’s digital insurance industry is relatively new and the regulatory framework for this industry is evolving. Press coverage, social media messaging or other public statements that insinuate improper conduct by CCT or other participants in China’s insurance industry, and the digital insurance industry in particular, even if inaccurate, may result in negative publicity, litigation, governmental investigations or additional regulations.

Negative publicity about CCT’s ecosystem participants, including insurance carriers, third-party platforms, referral partners, insurance intermediaries and its other business partners could also adversely affect CCT. Addressing negative publicity and any resulting litigation or investigations may distract management, increase costs and divert resources. Negative publicity may also harm CCT’s reputation and the morale of its employees. Any of these developments could adversely affect CCT’s business, financial condition and results of operations and the price of Class A Ordinary Shares after the completion of the Business Combination.

CCT may acquire other companies or technologies that are complementary to its business, which could divert its management’s attention, dilute its shareholders, disrupt its operations and harm its results of operations.

On October 26, 2017, the VIE acquired 100% of the equity interests in Fanhua Times, which primarily engaged in the auto insurance agency business, for total consideration of approximately RMB225.4 million. If appropriate opportunities arise, CCT may acquire additional assets, products, technologies or businesses complementary to its business. In addition to obtaining shareholder approval, CCT may have to obtain approvals and licenses from government authorities for the acquisitions. These approvals and licenses could result in delays and increased costs, and may derail CCT’s business strategy if it fails to obtain them.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including potential disruption of CCT’s ongoing business and distraction of management, difficulty with integrating personnel and financial systems, hiring additional management and other critical personnel and increasing the scope, geographic diversity and complexity of CCT’s operations. CCT may not realize any anticipated benefits or achieve the synergies that it expects from acquired businesses or assets. CCT’s ecosystem participants may react unfavorably to its acquisitions. CCT may be exposed to additional liabilities of any acquired business.

In addition, future acquisitions may involve the issuance of additional securities of HoldCo, which may dilute your equity interest in HoldCo. Any of the foregoing risks could materially adversely affect CCT’s revenue and results of operations.

Improper access to, use or disclosure of data could harm CCT’s reputation and adversely affect its business.

CCT’s platform generates, stores and processes a large quantity of data. As a result, CCT is exposed to risks inherent in accessing and handling large volumes of data, including those associated with:

•	protecting the data hosted on its technology systems, applications, APIs, website and SaaS solutions, including against attacks by outside parties or employee error or malfeasance;

•	addressing concerns related to data privacy, sharing and security; and

•	complying with laws, rules and regulations governing the use and disclosure of personal information.

Cybersecurity and data privacy issues have become subject to increasing legislative and regulatory focus in China. See “Government Regulations Applicable to CCT’s Business—Regulation of Internet Content Providers” and “—Regulation of Privacy Protection.” Many of these laws and regulations are subject to frequent modification and differing interpretations.

Complying with these evolving regulatory requirements could require significant expense and effort and require CCT to change its business practices and privacy policies in a manner adverse to its ecosystem participants and its business. Failure to comply with existing or future cybersecurity and data privacy laws and regulations could result in litigation, fines and penalties, regulatory enforcement actions and reputational harm. In addition, changes in its ecosystem participants’ expectations and requirements regarding privacy and data protection could restrict CCT’s ability to collect and use information collected on its platform, which in turn could harm CCT’s ability to serve its ecosystem participants. Any of the foregoing risks could materially adversely affect CCT’s business, reputation, or financial results.

A severe or prolonged downturn in the Chinese or global economy may harm CCT’s business and results of operations.

A prolonged slowdown in the Chinese or global economy may harm CCT’s business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including interest rates and unemployment rates, may affect consumers’ willingness to purchase insurance and automobiles and insurance carriers’ and intermediaries’ willingness to purchase SaaS solutions, which could in turn adversely affect the demand for auto and other insurance products and CCT’s SaaS solution services and products.

COVID-19 has had a severe and negative impact on the global and Chinese economy, and its long-term impact on the global and Chinese economy is still uncertain. Even before the outbreak of COVID-19, the global macroeconomic environment was facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the ongoing trade and tariffs disputes between China and the United States. The growth of the Chinese economy has slowed down since 2012 and such trend may continue. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. In addition, the trade tension between the United States and China, the drastic drop in oil prices and the U.S. Federal Reserve’s fiscal policies to strengthen the market in early 2020 also created uncertainty and challenges to the development of global economic conditions. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies, and the expected or perceived overall economic growth rate in China. Any prolonged slowdown in the global or Chinese economy may have a negative impact on individual disposable income and in turn CCT’s business, results of operations and financial condition, and continued turbulence in the international capital markets may adversely affect CCT’s access to capital markets to meet liquidity needs.

CCT has limited ability to protect and defend its intellectual property rights, and unauthorized parties may infringe upon or misappropriate its intellectual property, which could harm its business and competitive position.

CCT’s success depends on its ability to protect the know-how and technologies that it has developed. CCT cannot protect its intellectual property if it cannot enforce its rights or does not detect unauthorized use of its intellectual property. If CCT fails to protect its intellectual property rights adequately, its competitors may gain access to its technology and its business could be adversely affected.

CCT relies on a combination of patents, trademarks, trade secrets, copyrights, contractual restrictions and other intellectual property laws and confidentiality procedures to establish and protect its proprietary rights. However, the steps it takes to protect its intellectual property may be inadequate.

Any patents, trademarks or other intellectual property rights that CCT obtains may be challenged by others or invalidated through administrative processes or litigation. CCT enters into confidentiality agreements with key employees and include confidentiality provisions in agreements with its business partners. These agreements may not be effective in controlling access to and distribution of CCT’s proprietary information.

Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. The laws of the PRC with respect to protecting intellectual property rights are still evolving, and legal procedures for enforcing intellectual property rights may be relatively inadequate in China. Accordingly, despite its efforts, CCT may not prevent third parties from infringing upon or misappropriating its intellectual property.

CCT may expend significant resources to monitor and protect its intellectual property rights. It may also pursue litigation to protect its intellectual property rights and protect its trade secrets. Litigation to protect and enforce its intellectual property rights could be costly, time-consuming and distracting to management. Litigation could also result in the impairment or loss of portions of CCT’s intellectual property.

CCT’s efforts to enforce its intellectual property rights may face defenses, counterclaims and countersuits attacking the validity and enforceability of its intellectual property rights. CCT’s failure to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of its management’s attention and resources, could delay introductions of new services, result in its substituting less effective or more costly technologies into its platform, or injure its reputation.

Infringement or misappropriation claims by third parties could subject CCT to significant liabilities and other costs.

CCT’s success depends largely on its ability to use and develop its technology and know-how without infringing the intellectual property rights of third parties. CCT’s competitors or other third parties may claim that CCT is infringing upon their intellectual property rights, and it may be found to be infringing upon such rights.

Any claims or litigation, regardless of merit, could cause CCT to incur significant expenses. If successfully asserted against it, these claims could require that CCT pays substantial damages or ongoing royalty payments, prevent CCT from offering its services or require that CCT complies with other unfavorable terms.

Even if the claims do not result in litigation or resolve in CCT’s favor, these claims, and the time and resources spent in resolving them, could divert management resources and adversely affect CCT’s business and results of operations. CCT expects that the occurrence of infringement claims is likely to grow as the industry and its business grows. Accordingly, its exposure to damages resulting from infringement claims could increase and divert its financial and management resources.

Any significant disruption in CCT’s technology systems, including events beyond its control, could prevent it from offering its services and products or reduce its attractiveness and result in a loss of CCT’s ecosystem participants.

The performance, reliability and availability of CCT’s platform and the underlying technology infrastructure are critical to CCT’s operations, reputation and ability to attract and retain ecosystem participants. A system outage, malfunction or data loss could harm CCT’s ability to provide services.

Third-party cloud providers host CCT’s applications, APIs, website, SaaS solutions and supporting services. CCT’s operations depend on service providers’ ability to protect its systems and their own systems against damage or interruption from natural disasters, power or telecommunications failures, environmental conditions, computer viruses or attempts to harm its systems, criminal acts and similar events, many of which are beyond CCT’s control. CCT offers its digital insurance transaction service products through application stores and third-party applications such as WeChat. Disruptions to the services of these stores and applications may negatively affect the delivery of CCT’s services to its ecosystem participants.

If CCT’s arrangements with these service providers terminate or if the services are no longer cost-effective to CCT, CCT could experience interruptions in its services and products as well as delays and additional expenses to serve its ecosystem participants. CCT’s ability to exchange information with insurance carriers and other ecosystem participants could also experience interruptions.

CCT’s applications, APIs, website and SaaS solutions may malfunction from time to time. In addition, CCT needs to update its applications, APIs, website and SaaS solutions to improve functions, incorporate new functions or adapt major updates for operating systems of different users. If CCT’s applications, APIs, website and SaaS solutions fail to perform, user experience and its reputation may deteriorate, which could materially adversely affect its business.

CCT had connected its platform with the core technology systems of approximately 60 insurance carriers as of December 31, 2022. As a result, the safety and stability of system connections are critical to the user experience on CCT’s platform and insurance carriers’ confidence in its technology, as well as its operating efficiency. If CCT’s system connections with insurance carriers experience disruptions or suspensions, or attacks by external sources, its operations could be materially adversely affected.

Any interruptions or delays in CCT’s technology systems, products or services, whether as a result of third-party errors, natural disasters or security breaches, whether accidental or willful, could harm its relationships with consumers and insurance carriers and other ecosystem participants and its reputation. CCT may not have sufficient capacity to recover all data and services lost in the event of an outage.

These factors could prevent CCT from facilitating insurance transactions or providing SaaS solutions, damage CCT’s brands and reputation, divert the attention of CCT’s employees, reduce CCT’s revenue, subject CCT to liability; and cause referral partners, consumers, insurance carriers, insurance intermediaries, third-party platforms and other ecosystem participants to abandon CCT’s services and products.

As of the date of this proxy statement/prospectus, CCT had not experienced severe interruptions or delays in its technology systems, services or products. However, it could be subject to such interruptions and delays in the future. Any of the foregoing could materially adversely affect CCT’s business, financial condition and results of operations.

CCT’s operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

Substantially all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information

Technology (the “MIIT”). Third-party cloud providers host CCT’s applications, APIs, website, SaaS solutions and supporting services. These service providers may have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or fixed telecommunications networks.

As CCT’s business expands, it may need to upgrade its technology and infrastructure to keep up with the increasing number and variety of transactions on its platform. CCT’s technology systems and the underlying internet infrastructure and fixed telecommunications networks in China may not support the demands of continued growth in internet usage.

In addition, CCT does not control the costs of services provided by telecommunication service providers which may affect the cost of data center services. If the prices that CCT pays for data center services rise significantly, its results of operations may be adversely affected.

Misconduct or other improper activities by CCT’s employees, ecosystem participants and other third parties could harm its business and reputation.

CCT’s employees, ecosystem participants and other third parties may engage in misconduct or other improper activities, which could subject it to financial losses or regulatory sanctions and seriously harm its reputation. This misconduct could include unauthorized activities resulting in unknown risks or losses, improper use of confidential or privacy information or fraudulent and other illegal or improper activities. It is not always possible to deter misconduct that occurs on CCT’s platform, and the precautions that CCT takes to prevent and detect this activity may not be effective in all cases.

CCT cooperates with referral partners to attract potential insurance purchasers to its platform. These referral partners help consumers purchase insurance policies through its platform. As a result, consumers may associate these referral partners with CCT and hold CCT accountable for their misconduct.

CCT is also subject to the risk of fraudulent activities by consumers, who may provide it with inaccurate or misleading information or engage in other improper activities through its platform. Misconduct or other improper activities by CCT’s employees, ecosystem participants and other third parties could damage its brand and reputation, discourage ecosystem participants from using its services and require it to take additional steps to reduce improper and illegal activities on its platform, which could significantly increase CCT’s costs.

CCT’s SaaS solution products offered to insurance carriers and insurance intermediaries are complex and are used in a wide variety of network environments. Such SaaS solution products may be intentionally misused or abused by customers, their employees or third parties who access or use CCT’s solution products. Because CCT’s customers rely on its SaaS solution products, services and maintenance support to manage a wide range of operations, the incorrect or improper use of its SaaS solution products, its failure to properly train customers on how to efficiently and effectively use its solution products, or its failure to properly provide maintenance services to its customers may result in negative publicity or legal claims against CCT.

As CCT expands its SaaS customer base, any failure by its employees to properly provide these services will likely result in lost opportunities for future sales of its SaaS solution products. Any of the foregoing could materially adversely affect CCT’s business, financial condition and results of operations.

CCT’s business depends on the continued efforts of its senior management. If one or more members of its senior management were unable or unwilling to serve in their present positions, CCT’s business may be severely disrupted.

CCT’s operations depend on the continued services of its senior management, particularly the executive officers named in this proxy statement/prospectus. In particular, Mr. Lei Zhang, the founder of CCT, is critical to the management of CCT’s business and the development of its strategic direction. While CCT has provided various incentives to its management, it may be unable to retain their services.

As the number of service and product providers for digital insurance transactions and insurance SaaS solutions in China increases, competitors may attempt to hire CCT’s senior management members. If CCT loses the services of any member of its senior management team, it may not be able to effectively manage its business or implement its growth strategies. If any of CCT’s senior management members joins a competitor or forms a competing company, CCT may lose trade secrets and relationships with its ecosystem participants, and its business may suffer.

Intense competition for employees and increases in labor costs in the PRC may adversely affect CCT’s business and results of operations.

CCT believes that its success depends on its ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and CCT may incur significant costs to attract and retain them. Experienced information technology personnel, who are critical to the success of CCT’s business, are in particularly high demand in China.

Competition for talent is intense, and retaining such individuals can be difficult. The loss of any of CCT’s key employees could materially adversely affect its ability to execute its business plan and strategy, and CCT may not find adequate replacements on a timely basis, or at all. CCT may not retain the services of any key employees. If CCT does not attract well-qualified employees, or retain and motivate existing employees, its business could be materially adversely affected.

CCT invests significant time and expenses to train its employees, which increases their value to competitors who may seek to recruit them. If CCT fails to retain its employees, it could incur significant expenses in hiring and training their replacements. As a result, the quality of CCT’s services and its ability to serve consumers, insurance carriers and other industry participants could diminish, materially adversely affecting its business.

The Chinese economy has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to increase. In addition, PRC laws and regulations require CCT to pay various statutory employee benefits, including pension insurance, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of employees. CCT expects that its labor costs, including wages and employee benefits, will increase. Unless CCT can control its labor costs or pass on these increased labor costs, its financial condition and results of operations may be adversely affected.

CCT’s business fluctuates seasonally.

CCT’s revenue and results of operations could vary significantly from period to period and fail to match expectations as a result of a variety of factors, some of which are outside of its control. CCT’s results may vary as a result of fluctuations in the number of consumers and insurance carrier customers using its platform and seasonal promotions offered by insurance carrier customers and purchase patterns of insurance consumers. In addition, the digital insurance industry is subject to cyclical trends and uncertainties. Traditionally, higher levels of vehicle sales in China occur in September and October, which results in increased sales of auto insurance policies. As a result, CCT typically records higher transaction volumes and revenue for its digital insurance transaction service business during the second half of each year. These fluctuations are likely to continue and results of operations for any period may not be indicative of CCT’s performance in any future period. In addition, CCT’s liquidity may suffer during periods in which CCT receives lower cash flows.

CCT’s leased property interests may be defective and its rights to the leased properties affected by such defects may be challenged, which could significantly disrupt its operations.

CCT leases a significant number of properties from third parties for its business. As of December 31, 2022, CCT leased a total gross floor area of approximately 9,400 square meters, which it primarily used for office space. CCT may need to relocate for a number of reasons. For example, it may not be able to renew its leases, and may move to more premium locations or relocate its operations. In those cases, CCT may not be able to locate desirable alternative sites for its offices under favorable terms.

CCT has not received from lessors of certain of its leased properties copies of title certificates or proof of authorization to lease the properties to it. If its lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, CCT’s leases could be invalidated. If this occurs, CCT may have to renegotiate the leases with the owners or the parties who have the right to lease the properties, and the terms of the new leases may be less favorable to CCT.

CCT has not entered into written contracts with its lessors for some of its leased properties and the lessors of such properties may terminate its leases. Some of CCT’s leased properties were subject to mortgage at the time the leases were entered into. If no consent had been obtained from the mortgage holder under such circumstances, the lease may not be binding on the transferee of the property in the event that the mortgage holder forecloses on the mortgage and transfers the property to another party.

In addition, CCT has not registered most of its lease agreements with relevant government authorities as required by PRC law. Although failure to complete lease registrations would not affect the legal effectiveness of the leases under PRC law, real estate administrative authorities may require the parties to the lease agreements to register the leases within a prescribed period. Failure to do so may subject the parties to fines from RMB1,000 to RMB10,000 for each such lease. If any competent authority requires that CCT complete such lease registrations within a prescribed period of time, CCT would use its best efforts to comply with such requirements. While CCT has not been subject to any material penalties or disciplinary actions due to the failure to register its leases, it could face penalties or other disciplinary actions for past and future non-compliance.

As of the date of this proxy statement/prospectus, CCT is not aware of any material actions, claims or investigations threatened against it or its lessors with respect to the defects in its leasehold interests. However, if any of its leases terminate as a result of challenges by third parties or governmental authorities due to a lack of title certificates or proof of authorization to lease, CCT may relocate the affected offices or warehouses and incur additional expenses.

CCT’s risk management systems may not assess or mitigate all risks to which it is exposed.

CCT has established risk management systems, consisting of policies and procedures that it believes are appropriate for its business. However, it may fail to successfully implement these policies and procedures.

CCT may also be exposed to fraud or other misconduct committed by its employees or third parties and other events that are out of its control. These events could adversely affect the quality of its services and reputation and subject it to financial losses or sanctions from government authorities. As a result, HoldCo cannot assure you that CCT’s risk management systems will be effective.

CCT may be subject to legal proceedings in the ordinary course of its business. Litigation could distract management, increase its expenses or subject it to material money damages and other remedies.

From time to time, CCT may be a party to litigation and other legal proceedings commenced by or against it, including but not limited to disputes with employees and ecosystem participants. The outcome of any legal proceeding is uncertain. If any legal proceedings were to result in an unfavorable outcome, it could materially adversely affect CCT’s business, financial position and results of operations.

Even if CCT successfully defends itself, it may incur substantial costs, time and efforts to defend against any legal action. In addition, any adverse publicity resulting from actual or potential litigation may also adversely affect its reputation, which in turn could harm its business.

CCT may not have sufficient insurance coverage.

Insurance carriers in China currently do not offer as extensive a range of insurance products as insurance carriers in more developed economies. CCT does not maintain property insurance or business interruption insurance, nor does it maintain product liability insurance or key-man life insurance. Any business disruption or litigation, or any liability or damage to, or caused by, CCT’s facilities or its personnel beyond its insurance coverage may result in substantial costs and may divert its resources.

CCT faces risks related to natural disasters, health epidemics, including the ongoing COVID-19 outbreak, natural disasters and other events that could significantly disrupt its operations.

CCT is vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may cause server interruptions, breakdowns, system failures or internet failures. These incidents could cause the loss or corruption of data or malfunctions of software or hardware and adversely affect CCT’s ability to provide its services.

The effects of COVID-19, monkey pox, Ebola, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome (“SARS”), or other epidemics could also affect CCT’s business. If any of its employees has a contagious disease or condition, CCT may need to quarantine its employees and/or disinfect its offices, which would negatively impact its business. In addition, CCT’s results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

The COVID-19 pandemic could adversely affect the business, operating results and financial condition of CCT and HoldCo following the Business Combination.

CCT’s business could be harmed by the outbreak of COVID-19. The outbreak and protective public health measures undertaken by governments, businesses and individuals to contain the spread of COVID-19 adversely affected workforces, businesses and other organizations, economies and financial markets globally, leading to an economic downturn and increased market volatility.

CCT’s business, operating results and financial condition could suffer if, as a result of the COVID-19 pandemic, demand for automobiles or its services and products for digital insurance transactions and insurance SaaS solutions declines, its insurance carrier customers seek to renegotiate their commission and fee arrangements with it, the policyholders to whom CCT has sold policies stop making their premium payments, or CCT fails to maintain and grow its relationships with referral partners.

The outbreak has disrupted the normal operations of many businesses, including CCT’s insurance carrier customers, third-party platforms, referral partners and other business partners. If its business partners experience shutdowns or continued business disruptions, CCT’s ability to conduct its business as planned could be materially and negatively affected.

While CCT’s business has not, to date, experienced material disruptions in transaction volumes or SaaS product subscriptions from the COVID-19 pandemic, a continued or intensifying outbreak over the short- or medium-term could result in delays in its services delivery, introduction of new products and services and implementations of expansion plans or interruptions in its sales and marketing activities, among others. The extent to which the COVID-19 outbreak affects CCT’s business will depend on future developments in China and around the world, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain and treat it.

If the COVID-19 pandemic, the slowdown in economic growth and the resulting disruption to CCT’s business were to extend over a prolonged period, it could materially and adversely affect the business, financial condition and results of operations of CCT and HoldCo following the Business Combination. To the extent the COVID-19 pandemic adversely affects CCT’s business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Any failure by CCT or third parties with which it collaborates to comply with anti-money laundering and anti-terrorist financing laws and regulations could damage its reputation, expose it to significant penalties, and decrease its revenues and profitability.

CCT has implemented policies and procedures to comply with applicable anti-money laundering and anti-terrorist financing laws and regulations. These include internal controls and “know-your-customer” procedures, for preventing money laundering and terrorist financing. In addition, CCT relies on insurance carriers to have their own appropriate anti-money laundering policies and procedures.

Insurance carriers with which CCT collaborates are subject to anti-money laundering obligations under applicable anti-money laundering laws and regulations and are regulated by the People’s Bank of China (the “PBOC”). CCT has adopted commercially reasonable procedures for monitoring insurance carriers with which it collaborates.

CCT has not been subject to fines or other penalties, or suffered material business or other reputational harm, as a result of actual or alleged money laundering or terrorist financing activities in the past. However, CCT’s policies and procedures may not prevent other parties from using it or any insurance carriers with which it collaborates as a conduit for money laundering (including illegal cash operations) or terrorist financing without its knowledge.

If CCT were associated with money laundering (including illegal cash operations) or terrorist financing, its reputation could suffer. CCT could also become subject to regulatory fines, sanctions, or legal enforcement, including being added to any “blacklists” that would prohibit certain parties from engaging in transactions with it, all of which could materially adversely affect its financial condition and results of operations.

Even if CCT and insurance carriers with which CCT collaborates comply with applicable anti-money laundering laws and regulations, CCT and these insurance carriers may not be able to eliminate money laundering and other illegal or improper activities in light of their complexity and the secrecy of these activities. Any negative perception of the industry, including that which may arise from any failure of other insurance transaction service providers to detect or prevent money laundering activities, even if factually incorrect or based on isolated incidents, could compromise its image, undermine the trust and credibility that CCT has established, and negatively impact its financial condition and results of operation.

CCT has granted, and HoldCo will grant, options and other types of awards under its share incentive plan, which may result in increased share-based compensation expenses.

CCT adopted the 2019 Equity Incentive Plan in January 2020 to grant share-based compensation awards to employees and directors to incentivize their performance and align their interests with its. CCT recognizes expenses in its consolidated financial statements in accordance with U.S. GAAP. Under the 2019 Equity Incentive Plan, CCT is authorized to grant options, restricted shares, restricted share units and other types of awards. Subject to the approval of Prime Impact’s shareholders, HoldCo will adopt the 2023 Equity Incentive Plan, to provide equity awards as part of HoldCo’s compensation program.

As of December 31, 2022, options to purchase a total of 108,196,300 CCT Ordinary Shares and restricted share awards covering 23,171,350 CCT Ordinary Shares have been granted and are outstanding under the 2019 Equity Incentive Plan. To the extent that such CCT Options and CCT Restricted Shares are still issued and outstanding immediately prior to the Acquisition Merger Effective Time, such CCT Options and CCT Restricted Shares will be assumed by HoldCo for the corresponding number of HoldCo Class A Ordinary Shares. See

“Management of CCT and HoldCo Following the Business Combination—CCT Share Incentive Plan.” In 2021 and 2022, CCT recorded share-based compensation expenses of RMB18.5 million and RMB16.2 million, respectively. CCT may continue to record share-based compensation expenses in relation to such share option grants. Following the consummation of the Business Combination and subject to the approval and adoption of the Share Incentive Plan Proposal, HoldCo plans to grant options and other types of awards under the 2023 Equity Incentive Plan, as it believes the granting of share-based compensation helps it attract and retain key personnel and employees. As a result, HoldCo’s expenses associated with share-based compensation may increase, which may adversely affect its results of operations.

Risks Related to CCT’s Corporate Structure

If the PRC government determines that the contractual arrangements in relation to the VIE structure do not comply with PRC regulatory restrictions on foreign investment in certain industries, or if these regulations or the way they are interpreted change, CCT, its subsidiaries and the Affiliated Entities could be subject to severe penalties or be forced to relinquish their interests in those operations, and the Class A Ordinary Shares may decline in value or become worthless.

CCT, its subsidiaries and the VIE face, and HoldCo following the consummation of the Business Combination, will face material risks relating to their corporate structure. Investors in the Class A Ordinary Shares are not purchasing equity interests in the VIE domiciled in China but instead are purchasing equity interests in HoldCo, the ultimate Cayman Islands holding company. CCT is not, and HoldCo will not be a Chinese operating company but a Cayman Islands holding company with operations conducted by their subsidiaries and through contractual arrangements with VIE based in China, and this structure involves unique risks to investors. The VIE structure provides investors with exposure to foreign investment in China- based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies, and investors may never hold equity interests in the Chinese operating companies. The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations include limitations on foreign ownership of PRC companies that engage in telecommunications-related businesses. Foreign investors are generally not allowed to own more than a 50% equity interest in any PRC companies engaging in value-added telecommunications businesses (excluding e-commerce services, domestic multi-party communications, store-and-forward and call centers).

Because CCT is an exempted company incorporated in the Cayman Islands, it is classified as a foreign enterprise under PRC laws and regulations, and each of the PRC Subsidiaries is a foreign-invested enterprise (“FIE”). To comply with PRC laws and regulations, CCT conducts its business in China through the VIE and its affiliates pursuant to a series of contractual arrangements among WFOE, the VIE and its shareholders. See “CCT’s Business—Corporate History and Structure—Contractual Arrangements with the VIE and its Shareholders.” HoldCo, CCT, its subsidiaries and the investors do not have an equity ownership in, direct foreign investment in, or control through such ownership or investment of the VIE. The contractual arrangements with respect to the VIE are not equivalent to an equity ownership in the business of the VIE. Any references in this proxy statement/prospectus to control or benefits that accrue to CCT and its subsidiaries because of the VIE are limited to, and subject to conditions for consolidation of, the VIE under U.S. GAAP. Consolidation of VIE under U.S. GAAP generally occurs if CCT or its subsidiaries (1) have an economic interest in the VIE that provides significant exposure to potential losses or benefits from the VIE and (2) have power over the most significant economic activities of the VIE. For accounting purposes, CCT is the primary beneficiary of the VIE. In addition, the contractual agreements governing the VIE have not been tested in a court of law.

CCT believes that its corporate structure and contractual arrangements comply with PRC laws and regulations. Based on its understanding of the relevant laws and regulations, CCT’s PRC legal counsel, Han Kun Law Offices, is of the opinion that each of the contracts among WFOE, the VIE and its shareholders is valid, binding and enforceable in accordance with its terms.

However, substantial uncertainties remain regarding the interpretation and application of PRC laws and regulations. PRC government authorities may not agree that CCT and its subsidiaries’ corporate structure or any of the foregoing contractual arrangements comply with PRC licensing, registration or other regulatory requirements or policies.

If regulators deem CCT, its subsidiaries and the VIE’s corporate structure and contractual arrangements to be illegal, either in whole or in part, CCT may lose its ability to consolidate the financial results of the Affiliated Entities, and may have to modify its corporate structure to comply with regulatory requirements. CCT and its subsidiaries may not be able to achieve this without materially disrupting their business.

If CCT, its subsidiaries and the VIE’s corporate structure and contractual arrangements violate existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking their business and operating licenses;

•	levying fines on CCT, its subsidiaries and/or the Affiliated Entities;

•	confiscating any of the income generated by CCT, its subsidiaries and/or the Affiliated Entities that the relevant regulatory authorities deem to be obtained through illegal operations;

•	discontinuing or restricting the operations of CCT, its subsidiaries and/or the Affiliated Entities in China;

•	imposing conditions or requirements with which CCT, its subsidiaries and/or the Affiliated Entities may not be able to comply;

•	shutting down the servers or blocking the applications, APIs, website, SaaS solutions or supporting services of CCT;

•	requiring CCT, its subsidiaries and the Affiliated Entities to change their corporate structure and contractual arrangements;

•	restricting the right by CCT, its subsidiaries and the Affiliated Entities to collect revenue;

•	restricting or prohibiting CCT’s use of the proceeds from overseas offering to finance the Affiliated Entities’ operations; and

•	taking other regulatory or enforcement actions that could harm the business of CCT.

New PRC laws, rules and regulations may impose additional requirements on CCT, its subsidiaries and the VIE’s corporate structure and contractual arrangements, which could materially adversely affect CCT’s business, financial condition and results of operations. If any of these penalties or requirements causes CCT and its subsidiaries to lose the rights to direct the activities of the VIE or their right to receive its economic benefits, CCT will no longer be able to consolidate the VIE’s financial results in CCT’s consolidated financial statements, which could cause the value of the Class A Ordinary Shares following the consummation of the Business Combination to decline significantly or become worthless.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and five supporting guidelines, which became effective on March 31, 2023. At the press conference held for the Overseas Listing Trial Measures on the same day, officials from the CSRC clarified that, as for companies seeking overseas listing with contractual arrangements, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of such companies if they duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources. If CCT, the PRC Subsidiaries or the Affiliated Entities fail to complete the filing with the CSRC in a timely manner or at all, for the Business Combination, any future offering, or any other capital raising activities, which are subject to the filings under the Overseas Listing Trial Measures, due to CCT’s contractual arrangements, CCT’s ability to raise or utilize funds could be materially and adversely affected, and CCT may even need to unwind the contractual arrangements or restructure the business operations to rectify the failure to complete the filings. However, given that the Overseas Listing Trial Measures were recently promulgated, there remains substantial uncertainties as to their interpretation, application, and enforcement and how they will affect CCT’s operations and following the Business Combination, HoldCo’s future financing.

Contractual arrangements with the VIE may result in adverse tax consequences to CCT, its subsidiaries or the Affiliated Entities.

CCT, its subsidiaries and/or the Affiliated Entities could face material and adverse tax consequences if PRC tax authorities determine that WFOE’s contractual arrangements with the VIE were not made on an arm’s length basis and adjust the VIE’s income and expenses for PRC tax purposes by requiring a transfer pricing adjustment.

A transfer pricing adjustment could adversely affect HoldCo, its subsidiaries and the Affiliated Entities by (1) increasing the tax liabilities of the Affiliated Entities without reducing the tax liability of its subsidiaries, which could result in late payment fees and other penalties to the Affiliated Entities for underpaid taxes; or (2) limiting the Affiliated Entities’ ability to obtain or maintain preferential tax treatments and other financial incentives.

CCT and its subsidiaries rely on contractual arrangements with the VIE and the VIE’s shareholders to operate their business, which may not be as effective as direct ownership in providing operational control.

CCT and its subsidiaries rely on contractual arrangements with the VIE and its shareholders to operate their business. These contractual arrangements may not be as effective as direct ownership in providing CCT and its subsidiaries with control over the VIE.

Because CCT and its subsidiaries do not have a direct ownership interest in the VIE, they consolidate its financial results by relying on the performance by the VIE and its shareholders of their respective obligations under the contractual arrangements with them. The shareholders of the VIE may not act in CCT and its subsidiaries’ best interests or otherwise fail to perform their contractual obligations.

CCT and its subsidiaries may replace the shareholders of the VIE pursuant to the contracts with the VIE and its shareholders. However, if any dispute relating to these contracts or the replacement of the VIE’s shareholders remains unresolved, CCT and its subsidiaries must enforce their rights under these contracts under PRC law and be subject to uncertainties in the PRC legal system.

Any failure by the VIE or its shareholders to perform their obligations under their contractual arrangements with WFOE would materially adversely affect CCT and its subsidiaries’ business, financial condition and results of operations.

If the VIE or its shareholders fail to perform their respective obligations under their contractual arrangements with WFOE, CCT and its subsidiaries may incur substantial costs and expend additional resources to enforce such arrangements. CCT and its subsidiaries may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages. Such remedies may not be effective.

WFOE’s contractual arrangements with the VIE and its shareholders are governed by PRC laws and provide for the resolution of disputes through arbitrations in the PRC. Accordingly, these contractual arrangements would be interpreted in accordance with PRC laws, and any disputes arising from these contractual arrangements would be resolved in accordance with PRC legal procedures.

Uncertainties in the PRC legal system could limit CCT and/or its subsidiaries’ abilities to enforce these contractual arrangements. For example, there have been very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC laws. In addition, in the PRC, rulings by arbitrators are final, and parties cannot appeal the arbitration results in courts. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delays. In the event that CCT and its subsidiaries cannot enforce the contractual arrangements with respect to the VIE, or suffer significant delays or other obstacles in enforcing these contractual arrangements, CCT and its subsidiaries may not be able to consolidate the financial results of the Affiliated Entities. As a result, CCT and its subsidiaries’ ability to conduct their business and their financial condition and results of operations may be materially adversely affected. See “Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could materially adversely affect CCT’s business.” In addition, as of the date of this proxy statement/prospectus, 14.24% of the equity interests in the VIE held by Beijing Zhongjin Huicai Investment Management Co., Ltd. were frozen by the People’s Court of Futian District, Shenzhen City, Guangdong Province for a civil dispute between Beijing Zhongjin Huicai Investment Management Co., Ltd. and certain other party, which may affect the enforcement of the option of the WFOE under the contractual arrangements. See “Risks Related to CCT’s Corporate Structure—The VIE’s shareholders may have potential conflicts of interest with CCT, its subsidiaries and the Affiliated Entities, which may materially adversely affect CCT and its subsidiaries’ business and financial condition.”

The VIE’s shareholders may have potential conflicts of interest with CCT, its subsidiaries and the Affiliated Entities, which may materially adversely affect CCT and its subsidiaries’ business and financial condition.

The interests of the VIE’s shareholders may differ from the interests of CCT, its subsidiaries and the VIE. When conflicts of interest arise, any or all of these individuals may not act in the best interests of CCT, its subsidiaries and/or the Affiliated Entities, and any conflicts of interest may not resolve in the favor of CCT, its subsidiaries and/or the Affiliated Entities. In addition, these individuals may breach or cause the VIE and its subsidiaries to breach or refuse to renew existing contractual arrangements with WFOE.

None of CCT, its subsidiaries or the Affiliated Entities has arrangements to address potential conflicts of interest between these shareholders and any of themselves. CCT, its subsidiaries and the Affiliated Entities rely on these shareholders to abide by the laws of the Cayman Islands and China. These laws provide that directors owe a fiduciary duty to the CCT to act in good faith and in the best interests of the CCT and not to use their respective positions for personal gain.

However, the legal frameworks of China and the Cayman Islands do not provide specific guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If CCT, its subsidiaries and/or the Affiliated Entities cannot resolve any conflict of interest or dispute between any of themselves and the shareholders of the VIE, CCT, its subsidiaries and the Affiliated Entities will likely rely on legal proceedings, which could disrupt their business and subject them to substantial uncertainty as to the outcome of such proceedings.

As of the date of this statement/prospectus, 14.24% of the equity interests in the VIE held by Beijing Zhongjin Huicai Investment Management Co., Ltd. were frozen by the People’s Court of Futian District, Shenzhen City, Guangdong Province for a civil dispute between Beijing Zhongjin Huicai Investment Management Co., Ltd. and certain other party. Under applicable PRC laws, (1) the frozen equity interests in the VIE cannot be sold, transferred, or disposed of in any manner from July 28, 2022 to July 27, 2025, unless such freezing was released by a competent court; and (2) if a competent court rules to auction off the frozen equity interests, the proceeds from the auctioning and sale of the frozen equity interests by competent court shall be firstly distributed to pledgee, i.e. the WFOE, thereafter the remaining proceeds (if any), shall be used to settle the claims of the creditor applying with court for enforcement. Therefore, uncertainties remain with respect to the enforcement of the option of the WFOE to purchase such frozen equity interests under the exclusive option agreement among CCT, WFOE, the VIE and shareholders of the VIE, dated June 18, 2021, which may be subject to the auction process by the competent court. However, as that such equity interests had been pledged to WFOE prior to the freezing, CCT does not believe the freezing of the above-mentioned equity interests in the VIE will cause any material impact to the operations of CCT.

CCT may rely principally on dividends and other distributions on equity paid by the PRC Subsidiaries to fund its cash and financing requirements, and any limitation on the ability of the PRC Subsidiaries to pay dividends to CCT could adversely affect CCT’s ability to conduct its business.

CCT relies principally on dividends and other distributions on equity paid by the PRC Subsidiaries, in particular, WFOE, Cheche Ningbo, which in turn relies on consulting and other fees paid to it by the VIE, for the cash and financing requirements by CCT, including the funds necessary to pay dividends and other cash distributions to the shareholders of CCT and service any debt that CCT may incur. Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, CCT’s PRC Subsidiaries and the Affiliated Entities can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserve fund. The statutory reserve fund requires that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends, until the aggregate amount of such fund reaches 50% of their registered capital. As a result of these and other restrictions under PRC laws and regulations, CCT’s PRC Subsidiaries and the Affiliated Entities are restricted in their ability to transfer a portion of their net assets to CCT either in the form of dividends, loans or advances, which restricted portion amounted to RMB307.5 million and RMB448.0 million as of December 31, 2021 and 2022, respectively. If the PRC Subsidiaries incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to CCT. In addition, PRC tax authorities may require one of the PRC Subsidiaries, Cheche Ningbo to adjust its taxable income under the contractual arrangements that it currently has in place with the VIE in a manner that would materially adversely affect its ability to pay dividends and other distributions to CCT.

Under PRC laws and regulations, the PRC subsidiaries, as wholly foreign-owned enterprises in the PRC, may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises, such as the PRC subsidiaries, must set aside at least 10% of their accumulated after-tax profits after making up the previous year’s accumulated losses each year, if any, to fund statutory reserve funds, until the aggregate amount of such fund reaches 50% of their registered capital.

It may allocate a portion of its after-tax profits based on PRC accounting standards to discretionary reserve funds according to its shareholder’s decision. These statutory reserve funds and discretionary reserve funds are not distributable as cash dividends. In addition, the EIT Law and its implementation rules provide that a withholding tax rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

For example, pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (the “Arrangements”), Hong Kong resident enterprises that own no less than 25% equity interest in a PRC enterprise may qualify for a 5% withholding tax rate on dividends received from the PRC enterprise. Under the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, non-resident enterprises must determine whether they qualify for reduced withholding tax rates under the relevant tax treaties and file the relevant materials with the tax authorities. A non-resident enterprise must also meet other conditions to enjoy the reduced withholding tax rate based on other tax rules and regulations.

As of December 31, 2022, CCT reported accumulated loss and had no retained earnings for offshore dividend distributions. CCT intends to re-invest all the future earnings of the PRC Subsidiaries in its operations in China. CCT could be subject to significant withholding taxes if the PRC Subsidiaries decide to pay dividends to offshore entities. The tax authorities may also challenge CCT’s determination that it qualifies for the reduced withholding tax of 5% under the Arrangements for dividends paid from the PRC Subsidiaries to CCT’s Hong Kong subsidiary, and CCT’s Hong Kong subsidiary may not be able to complete the tax filings to enjoy the reduced withholding tax rate.

Substantial uncertainties with respect to the implementation of the Foreign Investment Law may significantly impact CCT and its subsidiaries’ corporate structure and operations.

On March 15, 2019, the National People’s Congress published the Foreign Investment Law of the People’s Republic of China (the “Foreign Investment Law”), which became effective on January 1, 2020 and replaced the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Foreign Owned Enterprise Law to become the legal foundation for foreign investment in the PRC. Although the Foreign Investment Law stipulates three forms of foreign investment, it does not explicitly stipulate the contractual arrangements as a form of foreign investment.

The Foreign Investment Law stipulates that the concept of a foreign investment includes foreign investors investing in China through “any other methods” under laws, administrative regulations, or provisions prescribed by the State Council. Future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment. As a result, the contractual arrangements may be deemed to violate foreign investment access requirements and the interpretation of the above-mentioned contractual arrangements.

Changes in PRC laws and regulations could materially adversely affect the contractual arrangements and CCT and its subsidiaries’ business. If future laws, administrative regulations or provisions prescribed by the State Council mandate further actions by companies with existing contractual arrangements, CCT and its subsidiaries may face substantial uncertainties as to the timely completion of such actions. CCT and its subsidiaries could potentially be required to unwind the contractual arrangements and/or dispose the VIE, which could materially adversely affect CCT and its subsidiaries’ business, financial condition and results of operations.

The bankruptcy or liquidation of the VIE could materially adversely affect CCT and its subsidiaries’ business, their ability to generate revenue and, following the consummation of the Business Combination, the market price of the Class A Ordinary Shares.

If the VIE or any of its subsidiaries becomes the subject of a bankruptcy or liquidation proceeding, CCT and its subsidiaries may lose the ability to use and enjoy assets held by the VIE or any of its subsidiaries. CCT and its subsidiaries conduct operations in China through contractual arrangements with the VIE and its shareholders and subsidiaries. As part of these arrangements, the VIE and its subsidiaries hold substantially all of the assets that are important to the operation of CCT and its subsidiaries’ business.

If any of these entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, CCT and its subsidiaries may be unable to continue some or all of their business activities, which could materially adversely affect their business, financial condition and results of operations. If the VIE or any of its subsidiaries undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, which would hinder CCT and its subsidiaries’ ability to operate their business and could materially adversely affect CCT and its subsidiaries’ business, their ability to generate revenue, and following the consummation of the Business Combination, the market price of the Class A Ordinary Shares.

If the custodians or authorized users of CCT’s controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, CCT’s business may be materially adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the State Administration for Market Regulation (the “SAMR”) (formerly known as State Administration for Industry and Commerce (the “SAIC”)). CCT generally executes legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

The relevant entities typically hold the chops of the Affiliated Entities and CCT’s PRC Subsidiaries, allowing them to execute documents locally. To maintain the physical security of these chops, CCT typically stores them in secure locations accessible only to custodians and designated key employees of its legal, administrative or finance departments.

Although CCT has implemented approval procedures and monitored its chop custodians and key employees, including the designated legal representatives of the Affiliated Entities and the PRC Subsidiaries, the procedures may not prevent all instances of abuse or negligence. CCT’s chop custodians, key employees or designated legal representatives may abuse their authority, for example, by binding the Affiliated Entities and the PRC Subsidiaries with contracts against these entities’ interests.

CCT may be required to honor these contracts if the other contracting party acts in good faith in reliance on CCT’s authority of its chops or signatures of its legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, CCT needs to pass a shareholder or board resolution to designate a new legal representative and to take legal actions to seek the return of the chop, apply for a new chop, or otherwise seek legal remedies for the legal representative’s misconduct.

If any of the designated legal representatives obtains, misuses or misappropriates these chops and seals or other controlling intangible assets for whatever reason, CCT could experience disruptions in its operations. CCT may also have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from its operations, materially adversely affecting its business and results of operations.

PRC regulations of loans to and direct investment in PRC entities by offshore holding companies and legal requirement and procedures of currency conversion may delay or prevent CCT, and HoldCo following the consummation of the Business Combination, from using proceeds from offshore fund-raising activities, to make loans or additional capital contributions to the PRC Subsidiaries, which could materially adversely affect CCT’s and HoldCo’s liquidity and CCT’s ability to fund and expand its business.

Any funds CCT transfers to the PRC Subsidiaries, either as shareholder loans or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to the PRC Subsidiaries are subject to the information report requirement with MOFCOM or their respective local branches and registration with a local bank authorized by State Administration of Foreign Exchange (“SAFE”). In addition, any foreign loan procured by the PRC Subsidiaries cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches.

CCT, and HoldCo following the consummation of the Business Combination, may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to the PRC Subsidiaries or provide loans to the VIE, in each case subject to the satisfaction of applicable regulatory requirements. Any medium or long-term loan to be provided by CCT, HoldCo or its offshore subsidiaries to the PRC Subsidiaries and the

Affiliated Entities must be registered with NDRC and SAFE or its local branches. Before CCT or its offshore entities provide loans to their onshore entities (i.e., the PRC Subsidiaries and the Affiliated Entities), the borrower must make filings with the SAFE or its local counterparts in accordance with relevant PRC laws and regulations. In addition, in accordance with Administrative Measures for Review and Registration of Medium- and Long-term Foreign Debts of Enterprises issued by the NDRC on January 5, 2023, which took effect on February 10, 2023, for loans provided by CCT or its offshore entities to their PRC Subsidiaries or the Affiliated Entities with a term of more than one year, the borrower must also obtain a certificate of review and registration from the NDRC before obtaining such loan, and report relevant information to the NDRC afterward. CCT or its offshore subsidiaries may not complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by CCT or its offshore subsidiaries to their onshore entities (i.e. the PRC Subsidiaries and the Affiliated Entities entities). If CCT or its offshore subsidiaries fail to complete such registrations, CCT’s ability to use the proceeds of securities offering, and to capitalize its PRC operations may be negatively affected, which could adversely affect HoldCo’s liquidity and CCT’s ability to fund and expand CCT’s business.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises (“SAFE Circular 19”), which took effect on June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capital of FIEs and allows FIEs to settle their foreign exchange capital at their discretion. However, SAFE Circular 19 prohibits FIEs from using the Renminbi funds converted from their foreign exchange capital for expenditures beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“SAFE Circular 16”), effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may convert their foreign debts from foreign currency to Renminbi on a discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in China.

In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes:

•	directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations;

•	directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations;

•	the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; or

•	paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, CCT cannot assure you that it can complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, if at all, with respect to future loans or with capital contributions by CCT to its subsidiaries and/or the Affiliated Entities in the PRC. If CCT fails to complete such registrations or obtain such approvals, its ability to capitalize or otherwise fund CCT’s PRC operations may be negatively affected, which could adversely affect CCT’s ability to fund and expand the business.

Risks Related to Doing Business in China

The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as CCT, and HoldCo following the Business Combination. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on CCT’s, and following the Business Combination, HoldCo’s business, results of operations, financial condition, and the value of HoldCo’s securities.

CCT conducts its business in China and substantially all of its assets are located in China. Accordingly, CCT’s, and following the Business Combination, HoldCo’s business, results of operations and financial condition may be influenced to a significant degree by the economic and social conditions in the PRC. The PRC government may intervene or influence CCT’s operations at any time, which could result in a material change in its operations and/or the value of HoldCo’s securities following the Business Combination.

The economic and social conditions in China differ from those of the countries in other jurisdictions in many respects. The PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises. These reforms have resulted in significant economic growth and social prospects. The PRC government exercises significant control over China’s economic growth by allocating resources, setting monetary policy, regulating financial services and institutions, providing preferential treatment to particular industries or companies, or imposing industry-wide policies on certain industries. Economic reform measures may also be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country.

While the Chinese economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. Various measures implemented by the PRC government to encourage economic growth and guide the allocation of resources may benefit the overall Chinese economy, but may also have a negative effect on CCT and HoldCo following the Business Combination. The results of operations and financial condition of CCT, and HoldCo following the Business Combination, could be materially and adversely affected by government policies over capital investments, foreign investment or changes in applicable tax regulations. The PRC government has also implemented certain measures in the past, including interest rate adjustment, to adjust the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for CCT’s products and consequently have a material adverse effect on CCT’s, and following the Business Combination, HoldCo’s business, results of operations and financial condition. In addition, the COVID-19 pandemic may also have a severe and negative impact on the Chinese economy. Any severe or prolonged slowdown in the rate of growth of the Chinese economy may adversely affect CCT’s, and following the Business Combination, HoldCo’s business and results of operations, leading to reduction in demand for its products and adversely affect its competitive position.

Additionally, the PRC government may promulgate laws, regulations or policies that seek to impose stricter scrutiny over, or completely revise, the current regulatory regime in certain industries or in certain activities. For instance, the PRC government has significant discretion over the business operations in China and may influence specific industries or companies as it deems appropriate to further regulatory, political and societal goals, which could have a material and adverse effect on the future growth of the affected industries and the companies operating in such industries. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investments in China-based companies. Any such actions may adversely affect CCT’s, and following the Business Combination, HoldCo’s operations, and following the business Combination, significantly limit or completely hinder HoldCo’s ability to offer or continue to offer securities to you and cause the value of HoldCo’s securities to significantly decline or be worthless.

CCT’s, and following the Business Combination, HoldCo’s ability to successfully maintain or grow business operations in China depends on various factors, which are beyond its control. These factors include, among others, macro-economic and other market conditions, political stability, social conditions, measures to adjust inflation or deflation, changes in the rate or method of taxation, changes in laws, regulations and administrative directives or their interpretation, and changes in industry policies. If CCT or HoldCo fails to take timely and appropriate measures to adapt to any of the changes or challenges, CCT’s, and following the Business Combination, HoldCo’s business, results of operations and financial condition could be materially and adversely affected.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder CCT’s, and following the Business Combination, HoldCo’s ability in capital raising activities and materially and adversely affect its business and the value of your investment.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which have or may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data overseas apply to CAC for security assessments if: (1) data processors provide important data overseas; (2) critical information infrastructure operators or data processors process personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas since January 1 of the previous year, provide personal information to overseas parties; or (4) other scenarios required by the CAC to apply for security assessments occur. In addition, these measures require data processors to carry out self-assessments of risks of providing data overseas before applying to the CAC for security assessments. As of the date of this proxy statement/prospectus, the Measures for the Security Assessment of Cross-Border Transfer of Data has not materially affected CCT’s business or results of operations. Since the Measures for the Security Assessment of Cross-Border Transfer of Data was newly enacted, there remain substantial uncertainties about its interpretation and implementation, and it is unclear whether the relevant PRC regulatory authority would reach the same conclusion as CCT.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

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in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

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during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies, securities service providers or overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e.

be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

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working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and some of them have not yet taken effect, their interpretation, application and enforcement are subject to substantial uncertainties. Complying with new laws and regulations could cause CCT to incur substantial costs or require it to change its business practices in a manner materially adverse to its business.

As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021), CCT has applied for and completed a cybersecurity review with respect to the proposed overseas listing pursuant to the Cybersecurity Review Measures (2021). CCT has not received any material adverse findings in such cybersecurity review and CCT is in compliance with the existing regulations and policies by the CAC regarding the Cybersecurity Review Measures (2021) as of the date of this proxy statement/prospectus. However, it remains uncertain as to how the existing regulatory measures will be interpreted or implemented in the future, and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the measures, which may have a material adverse impact on the future capital raising activities of CCT and HoldCo, or even retrospectively, on the Business Combination and the listing of HoldCo’s securities on Nasdaq. If any such new laws, regulations, rules, or implementation and interpretation come into effect, CCT and HoldCo following the Business Combination face uncertainty as to whether any review or other required actions can be timely completed, or at all. Given such uncertainty, CCT and HoldCo following the Business Combination may be further required to suspend its business or to face other penalties, which could materially and adversely affect its business, results of operations and financial condition, and/or the value of the HoldCo’s securities, or could significantly limit or completely hinder HoldCo’s ability to offer securities to investors. In addition, if any of these events causes CCT unable to direct the VIE’s activities or lose the right to receive the economic benefits of its Affiliated Entities, CCT and HoldCo following the Business Combination may not be able to consolidate the Affiliated Entities into its consolidated financial statements in accordance with U.S. GAAP, which could cause the value of the HoldCo’s securities to significantly decline or become worthless.

Adverse changes in economic policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect CCT’s business.

CCT conducts substantially all of operations through the VIE and its subsidiaries in China. Accordingly, CCT’s business, financial condition, results of operations and prospects depend significantly on economic developments in China. China’s economy differs from the economies of many other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, and growth rates.

While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy, which could materially adversely affect CCT’s business.

Uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could materially adversely affect CCT’s business.

CCT, its subsidiaries and the Affiliated Entities face risks arising from the legal system in China, including risks and uncertainties regarding the interpretation and enforcement of laws and that rules and regulations in China can change quickly with very short notice.

The PRC legal system is based on written statutes. Unlike under common law systems, decided legal cases have limited value as precedents in subsequent legal proceedings. In 1979, the PRC government began to publish a comprehensive system of laws and regulations governing economic matters in general, and forms of foreign investment (including wholly foreign-owned enterprises and joint ventures) in particular. These laws, regulations and legal requirements are relatively new and sometimes change, and their interpretation and enforcement may raise uncertainties that could limit the reliability of the legal protections available to CCT, its subsidiaries and the Affiliated Entities.

CCT cannot predict future developments in the PRC legal system. After the completion of the Business Combination, HoldCo may need to procure additional permits, authorizations and approvals for its operations, which it may not be able to obtain. CCT’s inability to obtain such permits or authorizations may materially adversely affect its business, financial condition and results of operations.

Administrative and court proceedings in China may be time-consuming, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities retain significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection that CCT may enjoy. These uncertainties may impede CCT’s ability to enforce contracts and could materially adversely affect its business, financial condition and results of operations.

The filing with the CSRC may be required in connection with the Business Combination, and CCT cannot predict whether it will be able to obtain such approval or complete such filing.

On August 8, 2006, six PRC regulatory agencies jointly adopted M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that require that an offshore special purpose vehicle formed for the purpose of an overseas listing of equity interests in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s equity securities on an overseas stock exchange. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles and to the Business Combination.

The regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies.

While the application of the M&A Rules remains unclear, CCT believes that the CSRC approval under the M&A Rules is not required in the context of the Business Combination, because (1) the PRC Subsidiaries are incorporated as a wholly foreign-owned enterprise by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies owned by PRC companies or individuals as defined under the M&A Rules and (2) no explicit provision in the M&A Rules clearly classifies the contractual arrangements among WFOE, the VIE and the VIE’s shareholders as an acquisition falling under the M&A Rules. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities. According to Law, which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and will clarify the duties of domestic regulatory authorities.

On December 27, 2021, NDRC and MOFCOM jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version) (the “Negative List”), which became effective and replaced the previous version on January 1, 2022. According to the Negative List, domestic enterprises engaging in businesses in which foreign investment is prohibited shall obtain approval from the relevant authorities before offering and listing their shares on an overseas stock exchange. In addition, certain foreign investors shall not be involved in the operation or management of the relevant enterprise, and shareholding percentage restrictions under relevant domestic securities investment management regulations shall apply to such foreign investors.

Since none of the PRC Subsidiaries or the Affiliated Entities engages in businesses in which foreign investment is prohibited, CCT believes that the PRC Subsidiaries and the Affiliated Entities are not required to obtain such approval under the Negative List. However, the abovementioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties, and uncertainties remain regarding the interpretation and implementation of the new rules and regulations.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules - Overseas Offering and Listing No.1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. In addition, according to the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Enterprises promulgated by CSRC on its official website on February 17, 2023, the companies that have already been listed on overseas stock exchanges prior to March 31, 2023 or the companies that have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the required CSRC filing procedure, the completion of which will be published on the CSRC website, before such companies’ overseas issuance and listing.

Because HoldCo had not obtained the approval from the SEC and Nasdaq for the Business Combination prior to March 31, 2023, CCT believes that in accordance with the abovementioned guidance and rules, it shall complete the filing procedure under the Overseas Listing Trial Measures before the consummation of the Business Combination and the listing of HoldCo’s securities on Nasdaq. CCT has submitted a filing with the CSRC with respect to the Business Combination. As of the date of this proxy statement/prospectus, CCT has not completed the filing procedures with the CSRC. If CCT fails to complete required filing procedures for the Business Combination and the listing of HoldCo’s securities on Nasdaq, Prime Impact has the right to terminate the Business Combination Agreement in accordance with its terms, and the Business Combination may not be consummated. Prime Impact, HoldCo and CCT will not consummate the Business Combination without first completing the CSRC filing, even if the securityholders of Prime Impact have approved the Business Combination in the extraordinary general meeting.

CCT, its subsidiaries, the Affiliated Entities and HoldCo may not be able to complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all, and may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies as a result. These regulatory agencies may impose penalties on CCT, including forced rectification, warning and fines from RMB1,000,000 to RMB10,000,000 against CCT, and could materially hinder its ability consummate the Business Combination.

In addition, CCT cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on CCT, the Affiliated Entities or other PRC subsidiaries of CCT or otherwise tightening the regulations on overseas listing of PRC domestic companies. If it is determined that the Business Combination is subject to any CSRC approval, filing, other governmental authorization or requirements, CCT cannot assure you that CCT, the Affiliated Entities or other PRC subsidiaries of CCT could obtain such approval or meet such requirements in a timely manner or at all. Such failure may subject CCT, the Affiliated Entities or other PRC subsidiaries of CCT to fines, penalties or other sanctions which may have a material adverse effect on CCT’s business and financial conditions as well as its ability to complete the Business Combination.

CCT may be liable for improper use or appropriation of personal information provided by its customers.

CCT’s business involves collecting and retaining certain internal and customer data. CCT also maintains information about various aspects of its operations as well as regarding its employees. The integrity and protection of customer, employee and company data are critical to CCT’s business. CCT’s customers and employees expect that it will adequately protect their personal information. CCT is required by applicable laws to keep strictly confidential the personal information that it collects, and to take adequate security measures to safeguard such information.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation (the “SAMR”) have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated the Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In July 2021, the CAC and other related authorities released the draft amendment to the Cybersecurity Review Measures for public comments through July 25, 2021, the final version of which became effective on February 15, 2022. See “Government Regulations Applicable to CCT’s business—Regulation of Internet Security.” CCT, its subsidiaries and the Affiliated Entities are subject to enhanced cybersecurity review. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021), CCT has applied for and completed a cybersecurity review with respect to the proposed overseas listing pursuant to the Cybersecurity Review Measures (2021). However, CCT, its subsidiaries and the Affiliated Entities could become subject to other relevant investigations launched by PRC regulators in the future. Any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of CCT’s applications from the relevant application stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against CCT, which may materially adversely affect its business, financial condition or results of operations.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

As uncertainties remain regarding the interpretation and implementation of these laws and regulations, there can be no assurance that CCT will comply with such regulations in all respects, and CCT may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. CCT may also become subject to fines and/or other sanctions which may materially adversely affect its business, operations and financial condition.

While CCT takes various measures to comply with applicable data privacy and protection laws and regulations, its current security measures and those of its third-party service providers may not always be adequate for the protection of customers, employees or company data. CCT may be a target for computer hackers, foreign governments or cyber terrorists in the future.

Unauthorized access to CCT’s proprietary internal and customer data may be obtained through break-ins, sabotage, breach of its secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of third-party service providers, or other misconduct. Because the techniques used by computer programmers who may attempt to penetrate and sabotage proprietary internal and customer data change frequently and may not be recognized until launched against a target, CCT may be unable to anticipate these techniques.

Unauthorized access to CCT’s proprietary internal and customer data may also be obtained through inadequate use of security controls. Any of such incidents may harm CCT’s reputation and adversely affect its business and results of operations. In addition, CCT may be subject to negative publicity about security and privacy policies, systems, or measurements. Any failure to prevent or mitigate security breaches, cyber-attacks or other unauthorized access to CCT’s systems or disclosure of its customers’ data, including their personal information, could result in loss or misuse of such data, interruptions to the service system, diminished customer experience, loss of customer confidence and trust or impairment of technology infrastructure, and harm CCT’s reputation and business, resulting in significant legal and financial exposure and potential lawsuits.

As online insurance business evolves, CCT believes that increased regulation by the PRC or other governments of data privacy on the internet is likely. CCT may become subject to new laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information that could affect how CCT stores, processes and shares data with customers, partners and third-party providers. CCT generally strives to comply with laws and industry standards and is subject to the terms of its own privacy policies.

Compliance with any additional laws, along with the push for comprehensive data protection regulation, could be expensive, and may place restrictions on the conduct of the business of CCT and the manner in which CCT interacts with customers and ecosystem participants. Any failure by CCT or the ecosystem partners of CCT to comply with applicable regulations could result in regulatory enforcement actions against CCT and adversely impact the reputation of CCT.

PRC regulations relating to investments in offshore companies by PRC residents may subject PRC-resident beneficial owners or the PRC Subsidiaries to liability or penalties, limit CCT’s ability to inject capital into the PRC Subsidiaries or limit the PRC Subsidiaries’ ability to increase their registered capital or distribute profits to it, or may otherwise adversely affect CCT.

On July 4, 2014, SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Administration on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“Circular 37”). Circular 37 replaced the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted Through Offshore Special Purpose Companies (“Notice 75”), which became effective on November 1, 2005.

Circular 37 stipulates that prior to establishing or assuming control of an offshore company (the “Offshore SPV”), for financing that Offshore SPV with assets of, or equity interests in, an enterprise in the PRC, each PRC resident (whether a natural or legal person) who is a beneficial owner of the Offshore SPV must complete prescribed registration procedures with the local branch of SAFE. Pursuant to Circular 37, PRC residents must amend their SAFE registrations under certain circumstances, including upon any injection of equity interests in, or assets of, a PRC enterprise to the Offshore SPV or upon any material change in the capital of the Offshore SPV (including a transfer or swap of shares, a merger or division).

On February 13, 2015, SAFE issued the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (“Notice 13”). Notice 13 states that local PRC banks will examine and handle foreign exchange registrations for overseas direct investment, including the initial foreign exchange registration and amendment registration, from June 1, 2015. However, substantial uncertainties remain with respect to the interpretation and implementation of this notice by governmental authorities and banks.

On December 26, 2017, the NDRC issued the Measures for the Administration of Overseas Investment of Enterprises (“Measures 11”), which became effective from March 1, 2018. Measures 11 states that PRC enterprises must obtain approval from the NDRC or file with the NDRC their offshore investments made through controlled Offshore SPVs.

Pursuant to the Measures 11 and the Measures for the Administration of Outbound Investment published by the MOFCOM in September 2014, any outbound investment of PRC enterprises must be approved by or filed with MOFCOM, NDRC or their local branches. State-owned enterprises may also be required to complete approval or filing procedures with state-owned assets supervision and administration authorities with respect to certain outbound direct investments.

CCT has requested that its current shareholders and beneficial owners who, to its knowledge, are PRC residents complete the foreign exchange registrations and that those who, to its knowledge, are PRC enterprises comply with outbound investment related regulations. However, CCT and HoldCo may not be fully aware of the identities of beneficial owners who are PRC residents. CCT does not have control over its beneficial owners and cannot guarantee that all of its beneficial owners who are PRC residents will comply with the requirements under Circular 37 or related SAFE rules, or other outbound investment related regulations.

If any of CCT’s, and following the consummation of the Business Combination, HoldCo’s beneficial owners who are PRC residents fail to comply with Circular 37 or related SAFE rules or other outbound investment related regulations, the PRC Subsidiaries could be subject to fines and legal penalties. Failure to comply with Circular 37 or related SAFE rules or other outbound investment related regulations could be deemed as evasion of foreign exchange controls and subject CCT and HoldCo to liability under PRC law. As a result, SAFE could restrict CCT’s foreign exchange activities, including dividends and other distributions made by the PRC Subsidiaries to CCT and its capital contributions to the PRC Subsidiaries.

If any of CCT’s or HoldCo’s beneficial owners who are PRC residents fail to comply with Measures 11, the investments of such beneficial owners could be subject to suspension or termination, while such beneficial owners could be subject to warnings or applicable criminal liabilities. Any of the foregoing could materially adversely affect CCT’s and HoldCo’s operations, acquisition opportunities and financing alternatives.

Failure to comply with the registration requirements for employee stock ownership plans or share option plans may subject CCT, HoldCo and their PRC equity incentive plan participants to fines and other legal or administrative sanctions.

Pursuant to Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employee of the PRC Subsidiaries of overseas companies may submit applications to SAFE or its local branches for foreign exchange registration before exercising rights. CCT’s directors, executive officers and other employees who are PRC residents that have been granted options may follow Circular 37 to apply for foreign exchange registration.

Following the consummation of the Business Combination, HoldCo and its directors, executive officers and other employees who are PRC residents that have been granted options will be subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed company, issued by SAFE in February 2012. According to the Notice, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC residents must register with SAFE through a domestic qualified agent and complete certain other procedures.

Failure to complete SAFE registrations may subject HoldCo’s employees, directors, supervisors and other management members participating in its stock incentive plans to fines and legal sanctions or limit the PRC Subsidiaries’ ability to distribute dividends to HoldCo following the consummation of the Business Combination. Failure to complete SAFE registrations may also limit HoldCo’s ability to make payments under the share incentive plans or receive dividends or sales proceeds related thereto, or to contribute additional capital into the

PRC Subsidiaries and the Affiliated Entities in China. In addition, HoldCo faces regulatory uncertainties that could restrict its ability to adopt additional share incentive plans for its directors and employees under PRC law.

CCT, and HoldCo following the consummation of the Business Combination, may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law and may therefore be subject to PRC income tax.

Under the PRC Enterprise Income Tax Law effective from January 1, 2008 and last amended on December 29, 2018, as well as its implementation rules effective from January 1, 2008 and amended on April 23, 2019, an enterprise established outside of the PRC with a “de facto management body” in the PRC is considered a resident enterprise and will be subject to a 25% enterprise income tax on its global income. The implementation rules define the term “de facto management body” as an establishment that carries out substantial and overall management and control over the manufacturing and operations, personnel, accounting and properties of an enterprise.

The State Administration of Taxation has issued guidance, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those, such as CCT, controlled by foreign enterprises or individuals.

However, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should determine the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. CCT and HoldCo following the consummation of the Business Combination may be considered a PRC tax resident under the new tax law and may become subject to the uniform 25% enterprise income tax on their global income, which could materially adversely affect their results of operations.

Dividends payable to foreign investors and gains on the sale of Class A Ordinary Shares by foreign investors may become subject to PRC tax law.

Under the PRC Enterprise Income Tax Law and its implementing rules, in general, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises that do not have an establishment or place of business in the PRC, or have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, in each case to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of Class A Ordinary Shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC.

If CCT and HoldCo following the Business Combination, in each case is deemed as a PRC resident enterprise, dividends paid on the Class A Ordinary Shares, and any gain realized from the transfer of the Class A Ordinary Shares, will be treated as income derived from sources within the PRC and be subject to PRC taxation. Furthermore, if CCT or HoldCo is deemed as a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of the Class A Ordinary Shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties.

If CCT, HoldCo or any of its subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of the Class A Ordinary Shares can claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to non-PRC investors or gains from the transfer of the Class A Ordinary Shares by such investors are subject to PRC tax, the value of your investment in the Class A Ordinary Shares may decline significantly.

CCT’s, and following the consummation of the Business Combination, HoldCo’s shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises (“Circular 7”), which replaced or supplemented certain previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (the “Circular 698”), issued by the State Administration of Taxation on December 10, 2009. Circular 7 sets out a wider scope of indirect transfer of PRC assets that might be subject to PRC enterprise income tax. Circular 7 also includes detailed guidelines regarding when such indirect transfer is considered to lack a bona fide commercial purpose and thus regarded as avoiding PRC tax. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (the “SAT Circular 37”), which came into effect on December 1, 2017 and was amended on June 15, 2018. SAT Circular 37 further clarifies the practices and procedures for withholding non-resident enterprise income tax.

The conditional reporting obligation of the non-PRC investor under Circular 698 is replaced by a voluntary reporting by the transferor, the transferee or the underlying PRC resident enterprise transferred. Using a “substance over form” principle, PRC tax authorities may disregard the existence of the overseas holding company if the company lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, currently at a rate of 10%, and the transferee has an obligation to withhold tax from the sale proceeds.

Gains from the sale of shares by investors through a public stock exchange are not subject to the PRC enterprise income tax pursuant to Circular 7 where such shares were acquired in a transaction through a public stock exchange.

There remains uncertainty as to the application of Circular 7 and the SAT Circular 37. PRC tax authorities may determine that Circular 7 and the SAT Circular 37 are applicable to offshore restructuring transactions or sale of the shares of offshore subsidiaries where non-resident enterprises, as the transferors, were involved. PRC tax authorities may pursue such non-resident enterprises with respect to a filing regarding the transactions and request the PRC Subsidiaries to assist in the filing.

As a result, CCT’s and following the consummation of the Business Combination, HoldCo’s non-resident subsidiaries in such transactions may risk being subject to filing obligations or being taxed under Circular 7 and the SAT Circular 37, unless it can be justified that the transactions are of reasonable business purposes such as group restructuring or other allowed circumstances. Practically, there has been no major transaction of similar nature challenged by the PRC tax authorities. However, given the increasingly tightened tax administration in China and the uncertainties under Circular 7, CCT and HoldCo cannot assure you that there is no tax reporting or settlement risk for such transactions.

The requirements, restrictions and legal procedures of currency conversion may limit the ability of CCT, HoldCo following the consummation of the Business Combination, their subsidiaries and the Affiliated Entities to utilize their net revenues effectively and their ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.

There are certain requirements, restrictions and legal procedures on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The PRC Subsidiaries receive substantially all of their net revenue in Renminbi. Under the current corporate structure, CCT and following the consummation of the Business Combination, HoldCo primarily relies on dividend payments from the PRC Subsidiaries to fund any cash and financing requirements it may have.

The Renminbi is convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans CCT or HoldCo may secure from or for their onshore subsidiaries or the Affiliated Entities. Certain PRC Subsidiaries may purchase foreign currency for settlement of “current account transactions” without the approval of SAFE by complying with certain procedural requirements.

However, foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

Since a significant amount of the PRC Subsidiaries’ revenue is denominated in Renminbi, any existing and future restrictions on currency exchange may limit their ability to utilize cash generated in Renminbi to fund their business activities outside of the PRC or pay dividends in foreign currencies to the shareholders, including holders of the Class A Ordinary Shares. These restrictions may also limit HoldCo’s ability to obtain foreign currency through debt or equity financing for its subsidiaries and the Affiliated Entities following the consummation of the Business Combination.

Fluctuations in the value of the Renminbi may materially adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in economic conditions in China and by China’s foreign exchange policies. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may announce further changes to the exchange rate system, and the Renminbi may appreciate or depreciate significantly against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar.

Significant revaluation of the Renminbi may materially adversely affect your investment. For example, to the extent that CCT or HoldCo needs to convert U.S. dollars received from offshore financing activities into Renminbi for the operations, their subsidiaries and the Affiliated Entities, appreciation of the Renminbi against the U.S. dollar would decrease the Renminbi amount that CCT or HoldCo would have received from the conversion. Conversely, if CCT or HoldCo, its subsidiaries and the Affiliated Entities convert Renminbi into U.S. dollars for the purpose of making payments for dividends on the Class A Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amount available to CCT, HoldCo, its subsidiaries and the Affiliated Entities.

Limited hedging options are available in China to reduce CCT’s and HoldCo’s exposure to exchange rate fluctuations after the completion of the Business Combination. As of the date of this proxy statement/prospectus, CCT has not entered into any material hedging transactions to reduce its exposure to foreign currency exchange risk. While CCT and HoldCo may enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and CCT and HoldCo may not be able to adequately hedge its exposure. In addition, currency exchange losses may be magnified by PRC exchange control regulations that restrict CCT’s and HoldCo’s ability to convert Renminbi into foreign currency.

The PCAOB has historically been unable to inspect the auditor of CCT in relation to their audit work performed for the financial statements of CCT included elsewhere in this proxy statement/prospectus, and the inability of the PCAOB to conduct inspections of CCT’s auditor in the past has deprived investors with the benefits of such inspections.

The independent registered public accounting firm that issues the audit report of CCT included elsewhere in this proxy statement/prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. CCT’s auditor is located in China, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely before the end of 2022. As a result, CCT and investors in HoldCo’s securities are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China in the past made it more difficult to evaluate the effectiveness of CCT’s independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that have been subject to the PCAOB inspections. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in China, and HoldCo uses an accounting firm headquartered in one of these jurisdictions to issue an audit report on its financial statements filed with the SEC, HoldCo and investors in HoldCo’s securities would be deprived of the benefits of such PCAOB inspections again, which could cause investors and potential investors in HoldCo’s securities to lose confidence in its audit procedures and reported financial information and the quality of its financial statements. Furthermore, trading in HoldCo’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. As a result the value of HoldCo’s securities will decline significantly or become worthless.

Trading in HoldCo’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of HoldCo’s securities, or the threat of being delisted, may materially and adversely affect the value of your investment.

The HFCAA stipulates that if the SEC determines that HoldCo has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years beginning in 2022, the SEC shall prohibit HoldCo’s securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. On December 29, 2022, the Consolidated Appropriations Act, 2023 was signed into law by President Biden. The CAA, among other things, reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA as it was originally passed from three years to two, and thus, reduced the time before HoldCo’s securities may be prohibited from trading or delisted. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of HoldCo and its auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. Because the registered accounting firm of CCT is headquartered in Shanghai, China, if the PRC government adopts positions at any time in the future that would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong, or if HoldCo fails to, among others, meet the PCAOB’s requirements, including retaining a registered public accounting firm that the PCAOB determines it is able to inspect and investigate completely, HoldCo will be identified as a “Commission-identified Issuer” following the filing of the annual report for the relevant fiscal year. In accordance with HFCAA, HoldCo’s securities will be delisted from the Nasdaq Stock Market, and will not be permitted for trading over the counter if HoldCo is identified as a Commission-identified Issuer for two consecutive years under the HFCAA and the CAA. If HoldCo’s securities are prohibited from trading in the United States, it cannot assure you that such securities will be listed on a non-U.S. exchange or that a market for HoldCo’s securities will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase HoldCo’s securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of HoldCo’s securities. Moreover, the HFCAA, CAA or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including HoldCo following the Business Combination, and the market price of HoldCo’s securities could be adversely affected. Also, such a prohibition would significantly affect HoldCo’s ability to raise capital on acceptable terms, or at all, which would have a material adverse impact on HoldCo’s business, financial condition, and prospects following the Business Combination.

Proceedings instituted by the SEC against the “big four” PRC-based accounting firms, including CCT’s independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

In December 2012, the SEC brought administrative proceedings against the “big four” PRC-based accounting firms, including CCT’s independent registered public accounting firm, alleging that they had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ audit work papers and other documents related to certain other PRC-based companies that are publicly traded in the United States.

On January 22, 2014, the administrative law judge presiding over the matter rendered an initial decision that each of the firms had violated the SEC’s rules of practice by failing to produce audit papers and other documents to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months. The decision was neither final nor legally effective until reviewed and approved by the SEC, and on February 12, 2014, the PRC-based accounting firms appealed to the SEC against this decision.

On February 6, 2015, the four PRC-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to PRC-based firms’ audit documents via the CSRC. Under the terms of the settlement, the underlying proceeding against the four PRC-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. Despite the Statement of Protocol, it remains uncertain whether the SEC will further challenge the four PRC-based accounting firms’ compliance with U.S. laws in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions.

If additional remedial measures are imposed on the PRC-based accounting firms, including CCT’s independent registered public accounting firm, CCT and HoldCo following the Business Combination could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act. Moreover, any negative news about any such future proceedings against these accounting firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of the HoldCo’s securities may be adversely affected. Following the Business Combination, a determination that HoldCo has not timely filed financial statements in compliance with the SEC requirements could ultimately lead to the delisting of HoldCo’s securities from the Nasdaq Stock Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of HoldCo’s securities in the United States.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect CCT’s business and results of operations. Failure to make adequate contributions to employee benefit plans as required by PRC regulations may subject CCT to penalties.

The Standing Committee of the National People’s Congress enacted the Labor Contract Law in 2008, and amended it on December 28, 2012. The Labor Contract Law introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws.

Under the Labor Contract Law, an employer must sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Furthermore, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have an unlimited term, subject to certain exceptions.

With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, PRC governmental authorities have introduced various new labor-related regulations since the effectiveness of the Labor Contract Law. Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing funds. Employers must apply for social insurance registration and open housing fund accounts for the employees and are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees.

Certain of the PRC Subsidiaries and the Affiliated Entities have not made full contributions to social security insurance plans and housing provident fund for CCT’s employees in compliance with the relevant PRC regulations. As a result, CCT may be required to make up the contributions for these plans as well as to pay late fees and fines.

In addition, certain of the PRC Subsidiaries and the Affiliated Entities provide social security insurance through third-party human resources agencies to pay social insurance premiums and make contributions to housing funds. Under the agreements entered into between the third-party human resources agencies and the PRC Subsidiaries, the Affiliated Entities and their relevant subsidiaries, the third-party human resources agencies are obligated to pay social insurance premiums and housing funds for employees of these entities. Such arrangement may be deemed as a failure to comply with the relevant PRC laws and regulations which require an employer to pay social insurance premiums and make contributions to housing funds. Furthermore, if the third-party human resource agencies fail to pay the social insurance premiums or housing fund contributions for and on behalf of employees as required under applicable PRC laws and regulations, the PRC Subsidiaries, the Affiliated Entities and their subsidiaries may be subject to penalties imposed by the local social insurance authorities and the local housing fund management centers for failing to discharge their obligations to pay social insurance and housing funds as an employer. In addition, CCT has accrued in the financial statements but not made full contributions to the social insurance plans and the housing provident fund for employees as required by the relevant PRC laws and regulations. As of the date of this proxy statement/prospectus, CCT is not aware of any notice from regulatory authorities or any claim or request from these employees in this regard.

As the interpretation and implementation of these regulations are evolving, employment practices of the PRC subsidiaries and the Affiliated Entities may not be at all times deemed in compliance with the regulations. As a result, these entities could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For instance, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism.

According to Article 177 of the PRC Securities Law (the “Article 177”), which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without PRC government approval, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China. The inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. Furthermore, as of the date of this proxy statement/prospectus, there have not been implementing rules or regulations regarding the application of Article 177, and, accordingly, it remains unclear as to how it will be interpreted, implemented or applied by relevant government authorities. As such, there are also uncertainties as to the procedures and requisite timing for the overseas securities regulatory agencies to conduct investigations and collect evidence within the territory of the PRC. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist our securities from trading market within the United States. See also “— Risks Related to HoldCo’s Securities — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because each of HoldCo and Prime Impact is incorporated under the law of the Cayman Islands, HoldCo will conduct substantially all of its operations in China, and a majority of its directors and executive officers will reside outside of the United States.”

Risks Related to Prime Impact

Prime Impact’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how Prime Impact’s Public Shareholders vote.

Unlike some other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by Public Shareholders in connection with an initial business combination, Prime Impact’s directors and officers have agreed to vote any Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares owned by them in favor of the Business Combination. As of the date of this proxy statement/prospectus, they own approximately 0.6% of Prime Impact Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if Prime Impact’s director and officers agreed to vote any Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares owned by them in accordance with the majority of the votes cast by Prime Impact’s Public Shareholders.

The Sponsor and certain of Prime Impact’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, and Prime Impact’s directors were aware of and considered such interests, among other matters, in recommending that shareholders vote in favor of approval of the Business Combination Proposals.

When considering the Prime Impact Board’s recommendation that Prime Impact’s shareholders vote in favor of the approval of the Business Combination Proposals, Prime Impact’s shareholders should be aware that the Sponsor and certain of Prime Impact’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, including that the Sponsor or Prime Impact’s directors and officers can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. These interests include:

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the fact that the Sponsor holds 5,400,000 Private Warrants acquired at a purchase price of $8,100,000, or $1.50 per warrant, and an additional 321,122 Private Warrants that were acquired by the Sponsor at a purchase price of $481,683, or $1.50 per warrant, upon an over-allotment exercise on October 6, 2020;

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the fact that the Sponsor and Prime Impact’s officers and directors have agreed not to redeem any Prime Impact Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

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the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 Prime Impact Founder Shares, 100,000 shares of which were subsequently transferred by the Sponsor to Prime Impact’s independent directors and advisors, 522,897 of which were forfeited due to the failure of the underwriters to fully execute their over-allotment option, and all of which are subject to certain transfer restrictions as described in this proxy statement/prospectus and that such remaining Prime Impact Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $84.6 million, based on the most recent closing price of the Prime Impact Class A Ordinary Shares of $10.44 per share on March 27, 2023. Such numbers of Prime Impact Founder Shares and Private Warrants may be reduced pursuant to the agreement of the Sponsor (1) to forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, 2,557,736 Prime Impact Founder Shares and 2,860,561 Private Warrants; and (2) if the Aggregate Capital Raised is less than $50 million, forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, an additional 1,203,315 Prime Impact Founder Shares;

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the fact that Michael Cordano and Mark Long are managers of Prime Impact and of the Sponsor and each may be deemed to have or share beneficial ownership of the Prime Impact Founder Shares held directly by the Sponsor;

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if the Trust Account is liquidated, including in the event Prime Impact is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify Prime Impact to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of (1) any third party (other than Prime Impact’s independent registered public accounting firm) for services rendered or products sold to Prime Impact or (2) a prospective target business with which Prime Impact has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

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the fact that Prime Impact’s independent directors and advisors own an aggregate of 80,000 Prime Impact Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, or $231.92, which if unrestricted and freely tradeable would be valued at approximately $835,200, based on the most recent closing price of the Prime Impact Class A Ordinary Shares of $10.44 per share on March 27, 2023. Cathleen Benko resigned from the board of directors on April 28, 2022 and currently holds 20,000 Prime Impact Founder Shares;

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the fact that the Sponsor will be repaid the Promissory Note upon the consummation of the Business Combination. As of July 20, 2023, an aggregate of approximately $3.73 million has been borrowed under the Promissory Note;

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the fact that the Sponsor and Prime Impact’s officers, and directors may be incentivized to complete the Initial Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor and Prime Impact’s officers, and directors would lose their entire investment. As a result, the Sponsor and Prime Impact’s officers, and directors may have a conflict of interest in determining whether CCT is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Initial Business Combination;

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the fact that the Sponsor and Prime Impact’s officers, directors and advisors will lose their entire investment in Prime Impact if an Initial Business Combination is not completed within the Combination Period; and

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in addition to these interests of the Sponsor and Prime Impact’s officers, directors and advisors, to the fullest extent permitted by applicable laws, the Existing Organizational Documents waive certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Existing Organizational Documents or in the future, and Prime Impact will renounce any expectancy that any of the directors or officers of Prime Impact will offer any such corporate opportunity of which he or she may become aware to Prime Impact. Prime Impact does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, Prime Impact does not believe that the waiver of the application of the corporate opportunity doctrine in the Existing Organizational Documents had any impact on its search for a potential business combination target.

The Prime Impact Board was aware of and considered these interests, among other matters, in reaching the determination to approve the Business Combination and the Business Combination Agreement and in recommending that the holders of Prime Impact Ordinary Shares vote to approve the Business Combination and adopt the Business Combination Agreement. See “The Business Combination — Interests of the Sponsor and Prime Impact Directors and Officers in the Business Combination.”

Prime Impact’s initial shareholders hold a significant number of Prime Impact Class B Ordinary Shares and the Sponsor holds a significant number of Prime Impact Warrants. They will lose their entire investment in Prime Impact if Prime Impact does not complete an Initial Business Combination.

The Sponsor and Prime Impact’s independent directors and advisors hold all 8,625,000 of the Prime Impact Founder Shares, representing 20% of the total outstanding Prime Impact Ordinary Shares upon completion of the Prime Impact IPO. The Prime Impact Founder Shares will be worthless if Prime Impact does not complete an Initial Business Combination within the Combination Period. In addition, the Sponsor holds an aggregate of 5,721,122 Private Warrants that will also be worthless if Prime Impact does not complete an Initial Business Combination within the Combination Period.

The Prime Impact Founder Shares are identical to the Prime Impact Class A Ordinary Shares included in the Prime Impact Units, except that (1) the Prime Impact Founder Shares and the Prime Impact Class A Ordinary Shares into which the Prime Impact Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (2) the Sponsor and Prime Impact’s officers and directors have entered into the Letter Agreement with Prime Impact, pursuant to which they have agreed (i) to waive, for no consideration, their redemption rights with respect to their Prime Impact Founder Shares and any Public Shares they own in connection with the completion of an Initial Business Combination and (ii) to waive, for no consideration, their rights to liquidating distributions from the Trust Account with respect to their Prime Impact Founder Shares if Prime Impact fails to complete an Initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Prime Impact fails to complete an Initial Business Combination within the Combination Period) and (3) the Prime Impact Founder Shares are automatically convertible into Prime Impact Class A Ordinary Shares at the time of an Initial Business Combination.

The personal and financial interests of the Sponsor and Prime Impact’s officers and directors may have influenced their motivation in identifying and selecting the Business Combination, completing the Business Combination and influencing Prime Impact’s operation following the Business Combination.

Prime Impact will incur significant transaction costs in connection with the Business Combination.

Prime Impact has and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Prime Impact’s transaction expenses as a result of the Business Combination are currently estimated at approximately $10.4 million, including the amount expected to be outstanding under the Promissory Note issued by Prime Impact to the Sponsor that will be repaid at the closing of the Business Combination, which as of July 20, 2023, was an aggregate amount of approximately $3.73 million.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (1) approval by Prime Impact’s shareholders and CCT’s shareholders, (2) Prime Impact having at least $5,000,001 of net tangible assets after giving effect to the redemption of Public Shares by Prime Impact’s Public Shareholders, in accordance with the Existing Organizational Documents, unless the Prime Impact Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act); provided, however, in no event will Prime Impact consummate the Business Combination unless Prime Impact has at least $5,000,001 of net tangible assets after giving effect to the transactions contemplated by the Business Combination Agreement, because the Existing Organizational Documents provide that in no event will Prime Impact redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that Prime Impact is not subject to the SEC’s “penny stock” rules), (3) the Class A Ordinary Shares to be issued pursuant to the Business Combination Agreement, and the Assumed Public Warrants (and the Class A Ordinary Shares issuable upon exercise thereof) having been approved for listing on the Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof; (4) the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC, and (5) other conditions as set forth in the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement.” In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or Prime Impact or CCT may elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination — Termination.”

Prime Impact may waive one or more of the conditions to the Business Combination.

Prime Impact may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the Existing Organizational Documents and applicable laws. For example, it is a condition to Prime Impact’s obligation to close the Business Combination that certain of CCT’s representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Acquisition Merger Effective Time. However, if the Prime Impact Board determines that it is in the best interests of Prime Impact to proceed with the Business Combination, then the Prime Impact Board may elect to waive that condition and close the Business Combination. See “The Business Combination — Conditions to Consummation of the Business Combination Agreement — Prime Impact and Merger Sub Conditions.”

The exercise of discretion by Prime Impact’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Prime Impact’s shareholders.

In the period leading up to the consummation of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require Prime Impact to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that it is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the business of CCT, a request by CCT and its management to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the business of CCT and could entitle Prime Impact to terminate the Business Combination Agreement. In any such circumstance, it would be in the discretion of Prime Impact, acting through the Prime Impact Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors of Prime Impact described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the Prime Impact’s directors between what he or she may believe is best for Prime Impact and Prime Impact’s shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Prime Impact does not believe there will be any changes or waivers that Prime Impact’s directors and officers would be likely to make after Prime Impact’s shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there were a change to the terms of the Business Combination that would have a material impact on the shareholders, Prime Impact will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of Prime Impact’s shareholders with respect to the Business Combination Proposals.

If Prime Impact is unable to complete the Business Combination within the Combination Period, its Public Shareholders may receive only approximately $10.39 per share on the liquidation of the Trust Account (or less than $10.39 per share in certain circumstances where a third party brings a claim against Prime Impact that the Sponsor is unable to indemnify), and the Prime Impact Warrants will expire worthless.

If Prime Impact is unable to complete the Business Combination within the Combination Period, its Public Shareholders may receive only approximately $10.39 per share on the liquidation of the Trust Account (or less than $10.39 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify (as described below)), and the Prime Impact Warrants will expire worthless.

If third parties bring claims against Prime Impact, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by Prime Impact’s shareholders may be less than $10.39 per share.

Prime Impact’s placing of funds in the Trust Account may not protect those funds from third-party claims against Prime Impact. Although Prime Impact will seek to have all of its vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which Prime Impact does business execute agreements with Prime Impact waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Prime Impact’s Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Prime Impact’s assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, Prime Impact’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if Prime Impact’s management believes that such third party’s engagement would be significantly more beneficial to Prime Impact than any alternative.

Examples of possible instances where Prime Impact may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by Prime Impact’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Prime Impact’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Prime Impact and will not seek recourse against the Trust Account for any reason. Upon redemption of Prime Impact’s Public Shares, if Prime Impact is unable to complete an Initial Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with an Initial Business Combination, Prime Impact will be required to provide for payment of claims of creditors that were not waived that may be brought against Prime Impact within the ten years following redemption. Accordingly, the per-share redemption amount received by Prime Impact’s Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. The Sponsor has agreed that it will be liable to Prime Impact if and to the extent any claims by a third party (other than Prime Impact’s independent registered public accounting firm) for services rendered or products sold to Prime Impact, or a prospective target business with which Prime Impact has entered into a letter of intent, confidentiality or other similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to Prime Impact to pay its taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Prime Impact’s indemnity of the underwriter of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, Prime Impact has not asked the Sponsor to reserve for such indemnification obligations, nor has Prime Impact independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and it believes that the Sponsor’s only assets are securities of Prime Impact. Therefore, Prime Impact cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available to Prime Impact for an Initial Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Prime Impact may not be able to complete an Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of Prime Impact’s officers or directors will indemnify Prime Impact for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Prime Impact’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Prime Impact’s Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to Prime Impact to pay its taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Prime Impact’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Prime Impact currently expects that its independent directors would take legal action on Prime Impact’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Prime Impact’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Prime Impact’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Prime Impact’s Public Shareholders may be reduced below $10.00 per share.

Prime Impact may not have sufficient funds to satisfy indemnification claims of its directors and officers.

Prime Impact has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Prime Impact’s officers and directors have agreed, and any persons who may become officers or directors of Prime Impact prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Prime Impact only if (1) Prime Impact has sufficient funds outside of the Trust Account or (2) Prime Impact consummates an Initial Business Combination. Prime Impact’s obligation to indemnify its officers and directors may discourage Prime Impact’s shareholders from bringing a lawsuit against Prime Impact’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Prime Impact’s officers and directors, even though such an action, if successful, might otherwise benefit Prime Impact and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Prime Impact pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after Prime Impact distributes the proceeds in the Trust Account to Prime Impact’s Public Shareholders, Prime Impact files a bankruptcy petition or an involuntary bankruptcy petition is filed against Prime Impact that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Prime Impact Board may be viewed as having breached their fiduciary duties to Prime Impact’s creditors, thereby exposing the members of the Prime Impact Board and Prime Impact to claims of punitive damages.

If, after Prime Impact distributes the proceeds in the Trust Account to its Public Shareholders, Prime Impact files a bankruptcy petition or an involuntary bankruptcy petition is filed against Prime Impact that is not dismissed, any distributions received by its shareholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Prime Impact’s shareholders. In addition, the Prime Impact Board may be viewed as having breached its fiduciary duty to Prime Impact’s creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to Prime Impact’s Public Shareholders, Prime Impact files a bankruptcy petition or an involuntary bankruptcy petition is filed against Prime Impact that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Prime Impact’s shareholders and the per-share amount that would otherwise be received by Prime Impact’s shareholders in connection with Prime Impact’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Prime Impact’s Public Shareholders, Prime Impact files a bankruptcy petition or an involuntary bankruptcy petition is filed against Prime Impact that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Prime Impact’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Prime Impact’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Prime Impact’s shareholders in connection with Prime Impact’s liquidation may be reduced.

Even if Prime Impact consummates the Business Combination, there is no guarantee that the Public Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the Public Warrants is $11.50 per Prime Impact Class A Ordinary Share. There is no guarantee that the Public Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, they may expire worthless. In addition, the public warrants may be redeemed under certain circumstances, including at a time when they are not in the money. See “— Prime Impact may redeem unexpired Prime Impact Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.”

Prime Impact may amend the terms of its Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of the Public Warrants could be increased, the exercise period could be shortened and the number of Prime Impact Class A Ordinary Shares purchasable upon exercise of a Public Warrant could be decreased, all without a holder’s approval.

The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, Prime Impact may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although Prime Impact’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then- outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period or decrease the number of Prime Impact Class A Ordinary Shares purchasable upon exercise of a Public Warrant.

Prime Impact may redeem unexpired Prime Impact Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

Prime Impact has the ability to redeem its outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Prime Impact Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Prime Impact gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by Prime Impact, Prime Impact may exercise its redemption right even if Prime Impact is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by Prime Impact for cash so long as they are held by the Sponsor or its permitted transferees.

In addition, Prime Impact may redeem your warrants after they become exercisable for a number of Prime Impact Class A Ordinary Shares determined based on the redemption date and the fair market value of the Prime Impact Class A Ordinary Shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Prime Impact Class A Ordinary Shares had your warrants remained outstanding. While the closing price of Prime Impact Class A Ordinary Shares has not exceeded the $10.00 per share threshold at which the Public Warrants would become redeemable since the announcement of the Business Combination, there is no assurance that the price of Class A Ordinary Shares will not exceed the threshold. In the event HoldCo determined to redeem the Public Warrants, holders would be notified of such redemption as described in the warrant agreement of the Assumed Public Warrants. Specifically, in the event that HoldCo elects to redeem all of the warrants as described above, it will fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the warrants will be notified of such redemption via posting of the redemption notice to DTC. See “Description of HoldCo’s Share Capital — Warrants” for additional information regarding the terms of the Assumed Public Warrants and the differences between them and the private placement warrants assumed by HoldCo.

Because certain of the Prime Impact Class A Ordinary Shares and Public Warrants currently trade as Prime Impact Units consisting of one Prime Impact Class A Ordinary Share and one-third of one warrant, the Prime Impact Units may be worth less than units of other blank check companies.

Each Prime Impact Unit contains one-third of one warrant. Pursuant to the Warrant Agreement, no fractional warrants will be issued upon separation of the Prime Impact Units, and only whole warrants will trade. This is different from other blank check companies similar to Prime Impact whose units include one ordinary share and one warrant to purchase one whole share. This unit structure may cause the Prime Impact Units to be worth less than if each included a warrant to purchase one whole share. Prime Impact has established the components of the Prime Impact Units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for one-third of the number of shares compared to units that each contain a whole warrant to purchase one share, thus making Prime Impact a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause the Prime Impact Units to be worth less than if they included a warrant to purchase one whole share.

Prime Impact cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to HoldCo’s business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.

Before entering into the Business Combination Agreement, Prime Impact performed a due diligence review of CCT and its business and operations; however, Prime Impact cannot assure you that its due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with Prime Impact’s preliminary risk analysis. Additionally, the scope of due diligence Prime Impact conducted in conjunction with the Business Combination may be different than would typically be conducted in the event CCT pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public and, following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement related to such offering. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the Ordinary Shares that will be issued pursuant to the registration statement of which this proxy statement/prospectus forms a part, and thus no corresponding right of action is available to investors in the Business Combination for any material misstatements or omissions in the registration statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs, or other charges that could have a significant negative effect on HoldCo’s financial condition and results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of securities of Prime Impact, and of HoldCo after the consummation of the Business Combination, may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Prime Impact’s securities prior to the Acquisition Closing may decline. The market values of Prime Impact’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which Prime Impact’s shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of HoldCo’s securities could contribute to the loss of all or part of your investment in such securities. Accordingly, the valuation ascribed to the Prime Impact Class A Ordinary Shares in the Business Combination may not be indicative of the price of HoldCo’s securities that will prevail in the trading market following the Business Combination. If an active market for HoldCo’s securities develops and continues, the trading price of HoldCo’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which will be beyond HoldCo’s control. See “— Risks Related to HoldCo’s Securities—The price of HoldCo’s securities may be volatile, and the value of its securities may decline.

Broad market and industry factors may materially harm the market price of Prime Impact’s securities either before or after the consummation of the Business Combination irrespective of the operating performance of Prime Impact and HoldCo. The stock market in general, and the NYSE and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the securities of Prime Impact and HoldCo after the consummation of the Business Combination, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to HoldCo following the Business Combination could depress HoldCo’s share price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of HoldCo’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The Sponsor or Prime Impact’s directors, officers, advisors or any of their respective affiliates may elect to purchase Prime Impact’s Public Shares from Public Shareholders, which may have the effect of increasing the likelihood of completion of the Business Combination or may reduce the public “float” of the Class A Ordinary Shares.

The Sponsor, Prime Impact’s directors, officers, advisors or any of their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Public Shares the Sponsor, Prime Impact’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act. Any such privately negotiated purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the Sponsor and Prime Impact’s directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. None of the Sponsor, Prime Impact’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Public Shares during a restricted period under Regulation M under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.

In the event that the Sponsor or Prime Impact’s directors, officers, advisors, or any of their respective affiliates purchase Prime Impact’s Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such share purchases and other transactions would be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met; however, pursuant to SEC guidance, if the Sponsor, Prime Impact’s directors, officers, advisors, or any of their respective affiliates purchase Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Public Shares would not be voted in favor of the Proposals. Any such purchases of Prime Impact’s Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the Class A Ordinary Shares may be reduced and the number of beneficial holders of HoldCo’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of HoldCo’s securities on a national securities exchange. See “The Business Combination — Potential Purchases of Public Shares” for a description of how the Sponsor and Prime Impact’s directors, officers, advisors or any of their respective affiliates will select which shareholders or warrant holders to purchase securities from in any private transaction.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect Prime Impact’s or, after the consummation of the Business Combination, HoldCo’s business, investments and results of operations.

Prime Impact is and, after the consummation of the Business Combination, HoldCo will be subject to laws and regulations enacted by national, regional and local governments. In particular, Prime Impact is, and HoldCo will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Prime Impact’s and HoldCo’s businesses, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Prime Impact’s and HoldCo’s businesses, including Prime Impact’s ability to negotiate and complete the Business Combination and results of operations.

The Prime Impact Warrants and Prime Impact Founder Shares may have an adverse effect on the market price of the Prime Impact Class A Ordinary Shares and make it more difficult to effectuate the Business Combination.

Prime Impact issued warrants to purchase 10,802,804 Prime Impact Class A Ordinary Shares as part of the Prime Impact Units. Prime Impact also issued 5,721,122 private placement warrants, exercisable to purchase one Prime Impact Class A Ordinary Share at $11.50 per share.

Prime Impact’s initial shareholders currently own an aggregate of 80,000 Prime Impact Founder Shares. The Prime Impact Founder Shares are convertible into Prime Impact Class A Ordinary Shares on a one-for-one basis, subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein. Any issuance of a substantial number of additional Prime Impact Class A Ordinary Shares upon exercise of these warrants will increase the number of issued and outstanding Prime Impact Class A Ordinary Shares and reduce the value of the Class A Ordinary Shares issued to complete the Business Combination. Therefore, the Prime Impact Warrants and Prime Impact Founder Shares may make it more difficult to effectuate the Business Combination or increase the cost of acquiring CCT.

Prime Impact does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Prime Impact to complete the Business Combination even if a substantial majority of Prime Impact’s shareholders do not agree.

The Existing Organizational Documents do not provide a specified maximum redemption threshold, except that in no event will Prime Impact redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement (so that Prime Impact is not subject to the SEC’s “penny stock” rules). As a result, Prime Impact may be able to complete the Business Combination even though a substantial majority of its Public Shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, Prime Impact’s officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration Prime Impact would be required to pay for all of the Prime Impact Class A Ordinary Shares that are validly submitted for redemption, plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination, to the extent applicable, exceeds the aggregate amount of cash available to Prime Impact, it will not complete the Business Combination or redeem any shares, all of the Prime Impact Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and Prime Impact instead may search for an alternate Initial Business Combination.

Prime Impact’s shareholders will have a reduced ownership after the Business Combination and will exercise less influence over HoldCo’s management.

Upon the issuance of the Ordinary Shares to the existing shareholders of CCT, current holders of Prime Impact Ordinary Shares will be diluted. Following the consummation of the Business Combination, current holders of Prime Impact Ordinary Shares would own 10.7% of the outstanding Ordinary Shares of HoldCo (assuming no redemptions by Prime Impact’s Public Shareholders of their Public Shares) or 5.5% of the outstanding Ordinary Shares of HoldCo (assuming a maximum redemption by Prime Impact’s Public Shareholders of their Public Shares). As such, current shareholders of Prime Impact will have less influence over HoldCo’s management.

The market price of the Class A Ordinary Shares after the Business Combination may be affected by factors different from those currently affecting the price of the Prime Impact Class A Ordinary Shares.

Upon completion of the Business Combination, Prime Impact shareholders will become holders of Ordinary Shares of HoldCo. Prior to the Business Combination, Prime Impact has limited operations. Upon completion of the Business Combination, HoldCo’s results of operations will depend upon the performance of the CCT business, which is affected by factors that are different from those currently affecting the results of operations of Prime Impact. For details of factors affecting the results of operations of CCT, see “—Risks Related to CCT’s Business and Industry” and “—Risks Related to HoldCo’s Securities.”

Prime Impact’s ability to consummate the Business Combination may be materially adversely affected by the COVID-19 pandemic.

COVID-19 has and is continuing to spread throughout the world, including the United States. The COVID-19 outbreak has resulted, and a significant outbreak of other infectious diseases could result, in a widespread health crisis that could adversely affect the economies and financial markets worldwide. Additionally, Prime Impact’s ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit Prime Impact’s ability to have meetings with potential investors, or affect the ability of CCT’s personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. The extent to which COVID-19 impacts the Business Combination will depend on the efficacy and distribution of recently developed COVID-19 vaccines and future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, Prime Impact’s ability to consummate the Business Combination may be materially adversely affected.

The Prime Impact Warrants are accounted for as liabilities and the changes in value of the Prime Impact Warrants could have a material effect on Prime Impact’s financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”), which focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement governing the Prime Impact Warrants. As a result of the SEC Staff Statement, Prime Impact reevaluated the accounting treatment of the Prime Impact Warrants, which were initially recorded as equity and restated the Prime Impact Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on Prime Impact’s balance sheet as of March 31, 2023 are derivative liabilities related to the embedded features contained within the Prime Impact Warrants. Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging: Contracts in an Entities Own Equity (“ASC 815-40”) provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, Prime Impact’s financial statements and results of operations may fluctuate quarterly, based on factors that are outside of Prime Impact’s control. Due to the recurring fair value measurement, Prime Impact expects that it will recognize non-cash gains or losses on the Prime Impact Warrants each reporting period and that the amount of such gains or losses could be material.

U.S. Holders may recognize gain for U.S. federal income tax purposes as a result of the Initial Merger.

As discussed more fully under “Certain Material U.S. Federal Income Tax Considerations,” the Initial Merger is expected to constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code. If the Initial Merger fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder generally would recognize gain or loss with respect to the Prime Impact Class A Ordinary Shares or the Prime Impact Warrants in an amount equal to the difference, if any, between the fair market value of the Class A Ordinary Shares and the Public Warrants received in the Initial Merger and the U.S. Holder’s adjusted tax basis in its Prime Impact Class A Ordinary Shares and the Prime Impact Warrants surrendered in exchange therefor.

All holders are urged to consult their tax advisors regarding the tax consequences of the Initial Merger, including the impact of the PFIC rules, to their particular situations. For a more detailed description of the U.S. federal income tax consequences associated with the Initial Merger, see “Certain Material U.S. Federal Income Tax Considerations” (beginning on page 341 of this proxy statement/prospectus).

Risks Related to the Redemption

Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder: (1)(i) holds Public Shares, or (ii) if the Public Shareholder holds Public Shares through units, the Public Shareholder elects to separate its units into the underlying Public Shares and public warrants prior to exercising its redemption rights with respect to the Public Shares; (2) submits a written request to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, that HoldCo redeem all or a portion of its Public Shares for cash; and (3) delivers its Public Shares to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on August 21, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, HoldCo will redeem such Public Shares for a per-share price, payable in cash calculated as of two business days prior to the consummation of the Business Combination. See “Extraordinary General Meeting of Prime Impact Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares included in the units sold in the Prime Impact IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares included in the units sold in the Prime Impact IPO.

A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares included in the units sold in the Prime Impact IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Prime Impact will require each Public Shareholder seeking to exercise redemption rights to certify whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Prime Impact at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Prime Impact makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Prime Impact’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Prime Impact if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Prime Impact consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares included in the units sold in the Prime Impact IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. There can be no assurance that the value of such excess shares (or the Class A Ordinary Shares exchanged from such excess shares) will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge the determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Prime Impact shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Neither Prime Impact nor HoldCo can give assurance as to the price at which a shareholder may be able to sell its Public Shares, or the Class A Ordinary Shares converted from such Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Prime Impact’s or HoldCo’s share price, and may result in a lower value realized now than a shareholder of Prime Impact might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax or financial advisor for assistance on how this may affect his, her or its individual situation.

Risks Related to the Business Combination

If Prime Impact is not able to complete the Business Combination with CCT by September 14, 2023, nor able to complete another business combination by such date, in each case, Prime Impact would cease all operations except for the purpose of winding up, and Prime Impact would redeem the Prime Impact Class A Ordinary Shares and liquidate the Trust Account, in which case the Public Shareholders may only receive approximately $10.50 per share and the Prime Impact Warrants will expire worthless.

CCT is required to complete the CSRC filing for this Business Combination, and CCT cannot predict whether it will be able to complete such filing by September 14, 2023. Prime Impact, HoldCo and CCT will not consummate the Business Combination without first completing the CSRC filing, even if the securityholders of Prime Impact have approved the Business Combination in the extraordinary general meeting. See “Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC may be required in connection with the Business Combination, and CCT cannot predict whether it will be able to obtain such approval or complete such filing.” If Prime Impact is not able to complete the Business Combination with CCT by September 14, 2023, nor able to complete another business combination by such date, in each case, Prime Impact will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of Prime Impact’s remaining shareholders and the Prime Impact Board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Shareholders may only receive approximately $10.50 per share and the Prime Impact Warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares or the Public Warrants, potentially at a loss.

Prime Impact’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest of (1) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem, (2) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the constitutional documents of Prime Impact to modify the substance and timing of its obligation to redeem 100% of the Public Shares if Prime Impact does not complete a business combination by September 14, 2023, or (3) the redemption of all of the Public Shares if Prime Impact is unable to complete an initial business combination by September 14, 2023, subject to applicable law, and as further described in this proxy statement/prospectus. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or the Public Warrants, potentially at a loss.

On closing, the trading price per share value of Ordinary Shares may be less than the per share value of the Trust Account.

Although the parties to the Business Combination have agreed the relative consideration to be provided to CCT equityholders and Prime Impact shareholders on the basis that Ordinary Shares are valued at $10.00 per share, the cash backed value per share of Ordinary Shares following the Business Combination is expected to be substantially less than $10.00 per share. See “Questions and Answers About the Business Combination and the Extraordinary General Meeting — What is the expected per share value of the cash consideration to be received by HoldCo in the Business Combination?” The cash held in the Trust Account as of March 31, 2023 was approximately $10.46 per share. Accordingly, Public Shareholders who do not exercise redemption rights will receive Ordinary Shares that will have a value to them ascribed by their trading price as of two business days prior to the extraordinary general meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. In particular, the shares of most companies that are the result of a recently completed business combinations between a special purpose acquisition company and an operating company have traded at prices substantially below $10.00 per share. As such Public Shareholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

If Prime Impact is unable to consummate the initial business combination, its Public Shareholders may be forced to wait until after September 14, 2023 before redemption from the Trust Account.

If Prime Impact is unable to consummate the initial business combination by September 14, 2023, Prime Impact will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to its Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described in this proxy statement/prospectus. Any redemption of Public Shareholders from the Trust Account shall be affected automatically by function of the Existing Organizational Documents prior to any voluntary winding up. If Prime Impact is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to Prime Impact’s Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond September 14, 2023, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. Prime Impact has no obligation to return funds to investors prior to the date of its redemption or liquidation, unless Prime Impact consummates the initial business combination prior thereto and only then in cases where investors have sought to redeem their Public Shares. Only upon redemption or any liquidation will Public Shareholders be entitled to distributions if Prime Impact is unable to complete its initial business combination.

If the funds not being held in the Trust Account are insufficient to allow Prime Impact to operate until September 14, 2023, it may be unable to complete the Business Combination.

The funds available to Prime Impact outside of the Trust Account may not be sufficient to allow it to operate until September 14, 2023, assuming that the Business Combination is not completed during that time. Prime Impact expects to incur significant costs in connection with the Business Combination. However, Prime Impact’s affiliates are not obligated to make loans to it in the future (other than our Sponsor’s commitment to provide an aggregate of $5.5 million in loans in order to finance transaction costs in connection with a business combination and its commitment to loan additional funds for deposit into the Trust Account if Prime Impact elects to extend the deadline for completion of an initial business combination), and Prime Impact may not be able to raise additional financing from unaffiliated parties necessary to fund such expenses. Any such event in the future may negatively impact the analysis regarding Prime Impact’s ability to continue as a going concern at such time.

Prime Impact believes that it will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of its officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. However, Prime Impact cannot assure that this will be accurate. Of the funds available to Prime Impact, it could use a portion of the funds available to it to pay fees to consultants to assist it with search for a target business. Prime Impact could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although Prime Impact does not have any current intention to do so, nor does the Business Combination have such provision. If Prime Impact entered into a letter of intent where it paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), it might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business. If Prime Impact is unable to complete the Business Combination, its Public Shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of the Trust Account and the Prime Impact Warrants will expire worthless.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Prime Impact Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Prime Impact Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Prime Impact Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

CCT’s financial projections are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, CCT’s actual operating results may differ materially and adversely from those projected.

CCT’s financial projections are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by its management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, CCT’s actual operating results may differ materially and adversely from those projected. Realization of the results forecasted will depend on, among others, the successful implementation of CCT’s proposed business plan, market condition and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond CCT’s control, including, but not limited to, the competitive environment, its executive team, rapid technological change, economic and other conditions in the markets in which CCT operates or seeks to enter, governmental regulation, CCT’s future financing needs and its ability to grow and to manage growth effectively. In particular, CCT’s projections include forecasts and estimates relating to the expected size and growth of the markets in which CCT operates. For the reasons described above, it is likely that the actual results of CCT’s operations will be different from the results projected and those differences may be material and adverse.

The projected financial information appearing elsewhere in this proxy statement/prospectus has been prepared by management and reflects estimates of future performance as of the date such projected financial information was prepared. The project financial information has not been certified or examined by an accountant.

The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes. There can be no assurance that CCT’s financial condition, including its revenue, expenses or results of operations, will be consistent with those set forth in such projected financial information, which could have an adverse impact on the market price of the Class A Ordinary Shares or the financial position of HoldCo following the Business Combination. CCT does not have any duty to update the financial projections included in this proxy statement/prospectus.

Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact Prime Impact’s business, results of operations and financial condition.

Prime Impact may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect Prime Impact’s ability to complete the proposed Business Combination. Prime Impact could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to Prime Impact’s directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting Prime Impact’s ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected timeframe or at all.

The fact that the business transaction may be subject to CFIUS jurisdiction increases the risk that the Business Combination will not be able to be completed prior to the Termination Date, or that CFIUS could impose conditions on the transaction or our investors.

Certain investments that involve the acquisition of, or investment in, a “U.S. business” by a non-U.S. individual or entity (a “foreign person”) may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on the nationality of the buyer or investor, the extent to which the target of the investment or acquisition is engaged in interstate commerce in the United States, and the nature of the interests and rights afforded to, the buyer or investor in the target entity. For example, transactions that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review non-control transactions that afford a foreign person certain information and/or governance rights in a U.S. business that has a qualifying nexus to “critical technologies,” “critical infrastructure,” and/or “sensitive personal data” (collectively, a “TID U.S. business”) as those terms are defined in the CFIUS regulations. Certain foreign person investments in TID U.S. businesses may also be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a required CFIUS filing may subject the transacting parties to significant civil fines.

Prime Impact does not believe that Prime Impact or its sponsor would be regarded as a “foreign person” for CFIUS purposes. Although Prime Impact is a Cayman Islands-incorporated entity, a majority of its current shareholders are U.S. persons and Prime Impact and its sponsor are managed by U.S. persons. If these circumstances change—for example, if Prime Impact’s ownership becomes majority foreign prior to the Business Combination—CFIUS may conclude that Prime Impact or HoldCo is a “foreign person.” Even if CFIUS were to determine that Prime Impact or HoldCo is a “foreign person,” Prime Impact and HoldCo believe that CCT is unlikely to be a “U.S. business” (i.e., an entity engaged in interstate commerce in the United States) given its limited nexus to the United States. As CFIUS retains broad discretion in determining whether an entity is a “foreign person” and/or a “U.S. business,” Prime Impact and HoldCo are unable to assure that the Business Combination would not be subject to CFIUS jurisdiction.

This risk of CFIUS intervention could impede the relevant parties’ ability to complete the Business Combination. CFIUS policies and practices are rapidly evolving, and in the event of a CFIUS review of a foreign acquisition or investment transaction, there can be no assurances that the foreign buyer or investor will be able to maintain, or proceed with, such transactions on terms acceptable to the parties. For example, CFIUS could seek to impose limits on purchasing Prime Impact’s stock, impose limits on information sharing with foreign person investors, require a voting trust or governance modifications, or force divestiture by certain investors, among other things. CFIUS may also prohibit the consummation of the Business Combination altogether should it determine that the transaction presents a significant national security risk. Even if we are able to successfully resolve questions of CFIUS jurisdiction or of national security risks in a favorable manner, we may be unable to do so prior to the Termination Date. This delay may thus force Prime Impact to wind up and redeem all public shares and completely liquidate, which would result in shareholders being forced to forgo the investment opportunity in CCT, lose out on potential price appreciation in the combined company, and lead to the expiration of warrants in connection with the transaction.

Risks Related to HoldCo’s Securities

The price of HoldCo’s securities may be volatile, and the value of its securities may decline.

HoldCo cannot predict the prices at which its securities will trade. The price of HoldCo’s securities may not bear any relationship to the market price at which its securities will trade after the Business Combination or to any other established criteria of the value of its business and prospects, and the market price of its securities following the Business Combination may fluctuate substantially and may be lower than the price agreed by Prime Impact and CCT in connection with the Business Combination. In addition, the trading price of HoldCo’s securities following the Business Combination could be subject to fluctuations in response to various factors, some of which are beyond its control. These fluctuations could cause you to lose all or part of your investment. Factors that could cause fluctuations in the trading price of HoldCo’s securities include the following:

•	actual or anticipated fluctuations in HoldCo’s financial condition or results of operations;

•	variance in HoldCo’s financial performance from expectations of securities analysts;

•	changes in HoldCo’s projected operating and financial results;

•	changes in laws or regulations applicable to HoldCo’s business;

•	announcements by HoldCo or its competitors of significant business developments, acquisitions or new offerings;

•	sales of HoldCo’s securities by its shareholders or warrant holders, as well as the anticipation of lockup releases;

•	significant breaches of, disruptions to or other incidents involving HoldCo’s information technology systems or those of its business partners;

•	HoldCo’s involvement in material litigation;

•	conditions or developments affecting the digital insurance industry in China;

•	changes in senior management or key personnel;

•	the trading volume of HoldCo’s securities;

•	general economic and market conditions; and

•	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for HoldCo’s unaffiliated investors.

A conventional initial public offering (an “IPO”) involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an IPO company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company, such as Prime Impact, does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.

In addition, going public via a business combination with a special purpose acquisition company does not involve a bookbuilding process as is the case in an IPO. In any IPO, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a special purpose acquisition company, the value of the target company is established by means of negotiations between the target company and the special purpose acquisition company. The process of establishing the value of a target company in a business combination may be less effective than an IPO bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, while IPOs are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following an IPO, there is no comparable process of generating investor demand in connection with a business combination between a target company and a special purpose acquisition company, which may result in lower demand for HoldCo’s securities after the Closing, which could in turn decrease liquidity and trading prices as well as increase trading volatility.

Outstanding Prime Impact Warrants will be assumed by HoldCo and converted into corresponding warrants to purchase Class A Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to HoldCo’s shareholders.

Outstanding Prime Impact Warrants will be assumed by HoldCo and converted into corresponding warrants to purchase an aggregate of 13,653,225 Class A Ordinary Shares, after giving effect to the forfeiture of 2,860,561 Private Warrants pursuant to the terms of the Sponsor Support Agreement. The Assumed Public Warrants will not become exercisable until 30 days after the Closing, and will expire five years after the completion of the Business Combination. Each Assumed Public Warrant will entitle the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per whole share, subject to adjustment. The Assumed Public Warrants may be exercised only for a whole number of Class A Ordinary Shares. To the extent such warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to the then-existing holders of Class A Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Class A Ordinary Shares. The exclusive forum provision in the amended and restated warrant agreement can result in increased costs to investors to bring a claim.

The warrant agreement relating to the Assumed Public Warrants will provide that HoldCo agrees that any action, proceeding or claim against it arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that HoldCo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit Assumed Public Warrant holders’ ability to obtain what they believe to be a favorable judicial forum for disputes related to the A&R Warrant Agreement.

In connection with the Business Combination, HoldCo will enter into the A&R Warrant Agreement, which relates to the Assumed Public Warrants. The A&R Warrant Agreement will provide that any action, proceeding or claim against HoldCo arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim. This provision will apply to claims under the Securities Act but, as discussed below, will not apply to claims under the Exchange Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the A&R Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the A&R Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in HoldCo’s securities.

The exclusive forum provision in the A&R Warrant Agreement may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes related to the A&R Warrant Agreement, which may discourage such lawsuits against HoldCo and its directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, HoldCo may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of HoldCo’s management and board of directors.

HoldCo may redeem your unexpired Assumed Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Assumed Public Warrants worthless.

After the Closing, HoldCo has the ability to redeem the outstanding Assumed Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, among other things, the Reference Value (as defined in the A&R Warrant Agreement) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). If and when the Assumed Public Warrants become redeemable, HoldCo may exercise such redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Assumed Public Warrants as described above could force you to (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is expected to be substantially less than the market value of the Assumed Public Warrants. None of the assumed private placement warrants will be redeemable so long as they are held by our sponsors or their permitted transferees.

In addition, HoldCo will have the ability to redeem the outstanding Assumed Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of Class A Ordinary Shares determined based on the redemption date and the fair market value of such Class A Ordinary Shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of Class A Ordinary Shares to be received is capped at 0.361 shares of Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

HoldCo will be a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Following the consummation of the Business Combination, HoldCo will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because HoldCo qualifies as a foreign private issuer under the Exchange Act, HoldCo is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As a company incorporated in the Cayman Islands, HoldCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if HoldCo complied fully with the Nasdaq Stock Market corporate governance listing standards.

Following the consummation of the Business Combination, HoldCo’s securities will be listed on the Nasdaq Stock Market. The Nasdaq Stock Market corporate governance listing standards permit a foreign private issuer such as HoldCo to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is HoldCo’s home country, may differ significantly from the Nasdaq Stock Market corporate governance listing standards.

For instance, HoldCo is not required to:

•	have a majority of the board be independent;

•	have a compensation committee or a nominations and corporate governance committee consisting entirely of independent directors; or

•	have regularly scheduled executive sessions with only independent directors each year.

HoldCo does not intend to have a compensation committee consisting entirely of independent directors. HoldCo may also continue to rely on this and other exemptions available to foreign private issuers in the future, and to the extent that HoldCo chooses to do so, its shareholders may be afforded less protection than they otherwise would have under the Nasdaq Stock Market Rules applicable to U.S. domestic issuers.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because each of HoldCo is incorporated under the law of the Cayman Islands will conduct substantially all of its operations in China, and a majority of its directors and executive officers will reside outside of the United States.

Each of HoldCo, Prime Impact and CCT is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, HoldCo will continue to conduct a majority of its operations through its subsidiaries and the Affiliated Entities in China. Substantially all of the HoldCo’s assets following the Business Combination will be located outside of the United States. A majority of HoldCo’s officers and directors following the Business Combination will reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the HoldCo or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC could render you unable to enforce a judgment against the relevant assets or the assets of the relevant directors and officers.

In addition, HoldCo’s corporate affairs will be governed by the Proposed HoldCo Organizational Documents, the Cayman Companies Act and the common law of the Cayman Islands. The rights of investors to take action against the directors, actions by minority shareholders and the fiduciary duties of the HoldCo’s directors to HoldCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of HoldCo’s shareholders and the fiduciary duties of HoldCo’s directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like HoldCo have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (save for the memorandum and articles of association, the register of mortgages and charges, and special resolutions of HoldCo’s shareholders). HoldCo’s directors will have discretion under the Proposed HoldCo Organizational Documents to determine whether or not, and under what conditions, HoldCo’s corporate records may be inspected by its shareholders, but HoldCo is not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder’s motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is HoldCo’s home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent HoldCo chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “— As a company incorporated in the Cayman Islands, HoldCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if HoldCo complied fully with the Nasdaq Stock Market corporate governance listing standards.”

As a result of all of the above, HoldCo’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a company incorporated in the United States.

The Proposed HoldCo Organizational Documents contain certain provisions, including anti- takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The Proposed HoldCo Organizational Documents that will be in effect upon consummation of the Business Combination contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for Ordinary Shares, and therefore depress the trading price of Ordinary Shares. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by CCT or taking other corporate actions, including effecting changes in HoldCo’s management following the Business Combination. See “Description of HoldCo Share Capital.” These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in HoldCo’s board of directors or management.

A market for HoldCo’s securities may not develop or be sustained, which would adversely affect the liquidity and price of HoldCo’s securities.

Following the Business Combination, the price of HoldCo’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. A substantial amount of HoldCo’s Ordinary Shares will be subject to transfer restrictions following the Business Combination. An active trading market for HoldCo’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of HoldCo’s securities after the Business Combination may vary due to general economic conditions and forecasts, HoldCo’s general business condition and the release of its financial reports. Additionally, if HoldCo’s securities are not listed on the Nasdaq Stock Market and are quoted on over-the-counter market, the liquidity and price of HoldCo’s securities may be more limited than if HoldCo’s securities were quoted or listed on the Nasdaq Stock Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about HoldCo, HoldCo’s business, its market or its competitors, or if they change their recommendations regarding HoldCo’s securities adversely, the price and trading volume of HoldCo’s securities could decline.

The trading market for HoldCo’s securities will be influenced by the research and reports that industry or securities analysts may publish about HoldCo, HoldCo’s business, its market or its competitors. If any of the analysts who may cover HoldCo following the Business Combination change their recommendation regarding HoldCo’s securities adversely, or provide more favorable relative recommendations about HoldCo’s competitors, the price of HoldCo’s securities would likely decline. If any analyst who may cover HoldCo following the Business Combination were to cease their coverage or fail to regularly publish reports on HoldCo, HoldCo could lose visibility in the financial markets, which could cause the price or trading volume of HoldCo’s securities to decline.

Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China could increase HoldCo’s compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate HoldCo’s future securities offerings, resulting in difficulties in HoldCo’s capital-raising.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the Transactions may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase HoldCo’s compliance costs, delay the consummation of the Business Combination, subject HoldCo to additional disclosure requirements, and/or suspend or terminate HoldCo’s future securities offerings, resulting in difficulties in its capital-raising.

If after the completion of the Business Combination, HoldCo fails to implement and maintain effective internal controls to remediate its material weaknesses over financial reporting, it may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of the Class A Ordinary Shares may be materially adversely affected.

Prior to the completion of the Business Combination, CCT has been a private company with limited accounting and financial reporting personnel and other resources with which it addresses its internal control over financial reporting. In connection with the audit of its consolidated financial statements as of and for the year ended December 31, 2021, CCT and its independent registered public accounting firm identified two material weaknesses in its internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to (1) CCT’s lack of sufficient accounting and financial reporting personnel with requisite knowledge of and experience in the application of U.S. GAAP related to accounting treatment for certain equity transactions, leases and expected credit losses of receivables, and (2) CCT’s lack of formal financial closing policies and effective control over periodic financial closing procedures, which resulted in adjustments related to revenue, cost of sales and expenses cut-off at period end. CCT is in the process of implementing a number of measures to address the material weaknesses identified. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCT—Internal Control Over Financial Reporting.” However, CCT cannot guarantee that these measures may fully remediate the material weaknesses in its internal control over financial reporting, or CCT may not be able to conclude that they have been fully remediated.

Following the consummation of the Business Combination, HoldCo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq Stock Market. The Sarbanes-Oxley Act requires, among other things, that HoldCo maintains effective disclosure controls and procedures and internal controls over financial reporting. Commencing with its fiscal year ending December 31, 2024, HoldCo must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act.

Once HoldCo ceases to be an “emerging growth company” as the term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. HoldCo’s management and its independent registered public accounting firm may conclude that its internal control over financial reporting is not effective. As a result, HoldCo may incur significant expenses and devote substantial effort to expand its accounting and finance functions. Prior to the Business Combination, CCT was previously not required to test its internal controls within a specified period, and as a result, following the Business Combination, HoldCo may experience difficulty in meeting these reporting requirements in a timely manner.

Following the consummation of the Business Combination, HoldCo’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in control systems, misstatements due to error or fraud could occur in the future, and a control system could fail to detect control issues and fraud.

If HoldCo fails to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or to maintain proper and effective internal controls, it may not produce accurate financial statements in a timely manner. As a result, the market price of the Class A Ordinary Shares may decline and HoldCo could be subject to sanctions or investigations by the Nasdaq Stock Market, SEC or other regulatory authorities.

HoldCo’s principal shareholders, including the founder of CCT, Mr. Lei Zhang, have the ability to exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for the Class A Ordinary Shares and materially reduce the value of your investment.

Immediately prior to the consummation of the Business Combination, HoldCo’s outstanding share capital will be re-designated into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share is entitled to three votes at general meetings of HoldCo’s shareholders. Immediately after the consummation of the Business Combination, Mr. Lei Zhang will beneficially own all of Class B Ordinary Shares, representing approximately 46.0% of the aggregate voting power of HoldCo’s issued and outstanding share capital, assuming no redemption of Prime Impact’s shareholders, and approximately 47.8% of voting power, assuming maximum redemption of Prime Impact’s shareholders.

This concentration of ownership and the protective provisions in the Proposed HoldCo Organizational Documents, which will become effective upon the completion of the Business Combination, may discourage, delay or prevent a change in control of HoldCo, which could have the dual effect of depriving HoldCo’s shareholders of an opportunity to receive a premium for their shares as part of a sale of HoldCo and reducing the price of the Class A Ordinary Shares. As a result of the foregoing, the value of your investment could be materially reduced.

The issuance of additional share capital in connection with financings, acquisitions, investments, HoldCo’s equity incentive plans or otherwise will dilute all other shareholders.

HoldCo expects to issue additional share capital in the future that will result in dilution to all other shareholders. HoldCo also expects to grant equity awards to key employees under the 2023 Equity Incentive Plan. HoldCo may also raise capital through equity financings in the future. As part of HoldCo’s business strategy, it may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of the additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Class A Ordinary Shares to decline.

HoldCo does not intend to pay dividends before it becomes profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the Class A Ordinary Shares.

HoldCo does not intend to pay any cash dividends before it becomes profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of HoldCo’s board of directors. Accordingly, you may need to rely on sales of the Class A Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

A significant portion of HoldCo’s outstanding shares may not be immediately resold but may be sold into the market in the near future. This could cause the market price of the Class A Ordinary Shares to drop significantly, even if HoldCo’s business is doing well.

After the Business Combination (and assuming no redemptions by Prime Impact’s Public Shareholders of its Public Shares), the Sponsor and Prime Impact’s current officers and directors will hold approximately 5.2% of the Ordinary Shares, including the 4,341,052 Class A Ordinary Shares into which the Prime Impact Founder Shares will convert (or 5.5% of the Ordinary Shares, assuming a maximum redemption by Prime Impact’s Public Shareholders of its Public Shares). Pursuant to the terms of the Sponsor Support Agreement, the Prime Impact Founder Shares (which will be converted into shares of Class A Ordinary Shares at the Initial Merger Effective Time) are subject to certain transfer restrictions as follows: (1) the Prime Impact Founder Shares will be subject to a six-month lock-up; and (2) the Prime Impact Founder Shares will be released from such lockup if the Class A Ordinary Shares equals or exceeds $12.50 for at least 20 trading days out of any 30 consecutive trading days commencing after the Closing Date. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which a Change of Control (as defined in the Sponsor Support Agreement) occurs. Additionally, the Shareholder Support Agreement provides that, subject to certain exceptions, the Ordinary Shares issued to certain existing shareholders of CCT as consideration in connection with the Business Combination are subject to certain transfer restrictions as follows: (a) such Ordinary Shares will be subject to a six month lockup; and (b) the Ordinary Shares will be released from such lockup if the Class A Ordinary Shares equals or exceeds $12.50 for at least 20 trading days out of any 30 consecutive trading days commencing after the Closing Date.

Pursuant to the A&R Registration Rights Agreement, HoldCo will agree that, within 30 days after the consummation of the Business Combination, HoldCo will file with the SEC (at HoldCo’s sole cost and expense) the Resale Registration Statement, and HoldCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand three block trades within any 12-month period and will be entitled to customary piggyback registration rights.

Additionally, HoldCo will likely register for resale Class A Ordinary Shares subject to the assumed CCT Options and assumed CCT Restricted Shares under CCT’s 2019 Equity Incentive Plan, as well as shares held by CCT’s affiliates that were subject to a lock-up. For more information about the A&R Registration Rights Agreement, see “The Business Combination — Related Agreements — A&R Registration Rights Agreement.”

HoldCo is an “emerging growth company,” and the reduced reporting and disclosure requirements applicable to emerging growth companies may make HoldCo’s securities less attractive to investors.

HoldCo is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in HoldCo’s periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. HoldCo does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, HoldCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of HoldCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

HoldCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which HoldCo has total annual gross revenue of at least $1.235 billion, or (iii) in which HoldCo is deemed to be a large accelerated filer, which means the market value of HoldCo’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which HoldCo has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Investors may find HoldCo’s securities less attractive if it chooses to rely on these exemptions, and there may be a less active trading market for HoldCo’s securities, and the price of such securities may be more volatile.

HoldCo will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to comply with a public company’s responsibilities and corporate governance practices.

As a public company, HoldCo will incur significant legal, accounting and other expenses, which HoldCo expects to further increase after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. HoldCo’s management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase HoldCo’s legal and financial compliance costs and will make some activities more time-consuming and costly.

In the past, shareholders of some public companies brought securities class action suits against these companies following periods of instability in the market price of these companies’ securities. HoldCo’s involvement in a class action suit could divert a significant amount of its management’s attention and other resources from its business, which could harm its results of operations and require it to incur significant expenses to defend the suit.

Any such class action suit, whether or not successful, could harm HoldCo’s reputation and restrict its ability to raise capital in the future. In addition, if a claim is successfully made against it, HoldCo may be required to pay significant damages, which could materially adversely affect its financial condition and results of operations.

If HoldCo is characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may experience adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50%of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. The determination of whether HoldCo will be treated as a PFIC for the taxable year that includes the Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by Prime Impact and CCT and its subsidiaries at the time of the Business Combination, among others. Accordingly, there can be no assurances in this regard or any assurances that HoldCo will not be treated as a PFIC in the taxable year that includes the Business Combination or any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Following the consummation of the Business Combination, whether HoldCo or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its securities. Changes in HoldCo’s composition, the composition of HoldCo’s income or the composition of its assets may cause it to be or become a PFIC for the current or subsequent taxable years. Whether HoldCo is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If HoldCo is a PFIC for any taxable year, a U.S. Holder of its securities may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — HoldCo Class A Ordinary Shares and HoldCo Public Warrants — Passive foreign investment company rules.” U.S. Holders of HoldCo’s securities are strongly encouraged to consult their tax advisors regarding the potential application of these rules to HoldCo and the ownership of its securities.

EXTRAORDINARY GENERAL MEETING OF PRIME IMPACT SHAREHOLDERS

General

Prime Impact is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Prime Impact Board for use at the extraordinary general meeting to be held on August 23, 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Prime Impact’s shareholders on or about                 , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

All shareholders of Prime Impact as of the record date, or their duly appointed proxies, may attend the extraordinary general meeting. For the purpose of satisfying requirements of Cayman Islands law, the extraordinary general meeting will be conducted at a physical location. Prime Impact is also providing a live webcast of the extraordinary general meeting via a virtual shareholder meeting format. Prime Impact encourages you to attend the extraordinary general meeting virtually via live webcast by visiting.

Prime Impact’s virtual extraordinary general meeting format uses technology designed to increase shareholder access, save Prime Impact and its shareholders time and money, and provide its shareholders rights and opportunities to participate in the virtual extraordinary general meeting similar to those they would have at the in-person extraordinary general meeting, at no cost. In addition to online attendance, Prime Impact provides shareholders with an opportunity to hear all portions of the official extraordinary general meeting as conducted by the Prime Impact Board, submit written questions and comments during the extraordinary general meeting, and vote online during the open poll portion of the extraordinary general meeting. Prime Impact welcomes your suggestions on how it can make its virtual extraordinary general meeting more effective and efficient.

Shareholders will have multiple opportunities to submit questions to Prime Impact for the extraordinary general meeting. Shareholders who wish to submit a question in advance may do so by pre-registering online and then selecting the chat box link. Shareholders also may submit questions live during the meeting. Questions pertinent to extraordinary general meeting matters may be recognized and answered during the extraordinary general meeting in Prime Impact’s discretion, subject to time constraints. Prime Impact reserves the right to edit or reject questions that are inappropriate for extraordinary general meeting matters. In addition, Prime Impact will offer live technical support for all shareholders attending the extraordinary general meeting virtually.

To attend online and participate in the extraordinary general meeting, shareholders of record will need to visit and enter the control number provided on your proxy card, regardless of whether you have pre-registered.

Date, Time and Place

The extraordinary general meeting will be held in person on August 23, 2023, at 10:00 A.M., Eastern time, at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018, or such other date, time, and place to which such meeting may be adjourned, to consider and vote upon the Proposals. Prime Impact is also planning for the meeting to be held virtually pursuant to the procedures described in this proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and the Existing Organizational Documents.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Prime Impact is asking the holders of Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Prime Impact Ordinary Shares at the close of business on August 1, 2023, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Prime Impact Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 4,639,867 Prime Impact Class A Ordinary Shares and 8,102,103 Prime Impact Class B Ordinary Shares outstanding, of which 4,639,867 Prime Impact Class A Ordinary Shares were Public Shares and 8,102,103 Prime Impact Class B Ordinary Shares were Prime Impact Founder Shares held by the Initial Shareholders.

Vote of the Sponsor and the Directors and Officers of Prime Impact

The Sponsor and Prime Impact’s directors and officers have agreed to vote any Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. The Sponsor and Prime Impact’s directors and officers have waived any redemption rights, including with respect to their Prime Impact Founder Shares and any Public Shares purchased during or after the initial public offering in connection with the Business Combination. The Prime Impact Founder Shares held by the Sponsor and Prime Impact’s founding team have no redemption rights from the Trust Account upon Prime Impact’s failure to effect an Initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Prime Impact fails to complete an Initial Business Combination within the Combination Period).

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of Prime Impact’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote thereat attend in person, online, or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Agreement Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Share Incentive Plan Proposal and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. The approval of the Initial Merger Proposal and the Governance Proposal require a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Initial Closing and Acquisition Closing are conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on each of the other Condition Precedent Proposals. The Share Incentive Plan Proposal is conditioned on the approval and adoption of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

For a more complete description of Prime Impact’s reasons for the approval of the Business Combination and the recommendation of the Prime Impact Board, see “The Business Combination — Prime Impact’s Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each Prime Impact Class A Ordinary Share and each Prime Impact Class B Ordinary Share that you own in your name entitles you to one vote on each of the Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares that you own. There are several ways to vote your Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares:

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You can vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

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You can attend the extraordinary general meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares are held in the name of your broker, bank, or other nominee, you must get a proxy from the broker, bank, or other nominee. That is the only way that Prime Impact can be sure that the broker, bank, or nominee has not already voted your Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Prime Impact’s secretary, in writing, before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting virtually, revoke your proxy, and vote online, as indicated above.

No Additional Matters May Be Presented at the Extraordinary General Meeting

The extraordinary general meeting has been called to consider only the approval of the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Share Incentive Plan Proposal and the Adjournment Proposal. Under the Existing Organizational Documents, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the extraordinary general meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares, you may call Morrow Sodali LLC, Prime Impact’s proxy solicitor, toll-fee at (800) 662-5200 or (203) 658-9400.

Redemption Rights

Pursuant to the Existing Organizational Documents, a Public Shareholder may request that Prime Impact redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

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hold Public Shares or, if you hold Public Shares through Prime Impact Units, you elect to separate your Prime Impact Units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares;

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submit a written request to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, in which you (1) request that Prime Impact redeem all or a portion of your Public Shares for cash and (2) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number, and address; and

•	deliver your Public Shares to Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern time, on August 21, 2023(two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Prime Impact Units must elect to separate the Prime Impact Units into the underlying Prime Impact Class A Ordinary Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If Public Shareholders hold their Prime Impact Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the Prime Impact Units into the underlying Public Shares and public warrants. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Prime Impact Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of Public Shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the Public Shares following the separation of such Public Shares from the Prime Impact Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. If a holder holds Prime Impact Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Prime Impact’s transfer agent, directly and instruct it to do so.

The redemption rights include the requirement that a holder must identify itself to Prime Impact in order to validly redeem its shares. Public Shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their Public Shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption right with respect to all or a portion of the Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Prime Impact will redeem the related Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.46 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will not own Public Shares or shares of HoldCo following the redemption.

Prior to exercising redemption rights, shareholders should verify the market price of the Prime Impact Class A Ordinary Shares as they may receive higher proceeds from the sale of their Prime Impact Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Prime Impact cannot assure you that you will be able to sell the Prime Impact

Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Prime Impact Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, the Prime Impact Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, HoldCo’s future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Prime Impact does not consummate an Initial Business Combination within the Combination Period, it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the Public Shareholders and the public warrants will expire worthless.

Appraisal Rights

Holders of record of Prime Impact Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of Prime Impact Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Prime Impact Ordinary Shares must give written objection to the Initial Merger to Prime Impact prior to the shareholder vote to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of Prime Impact’s Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Prime Impact Articles. It is possible that if a Prime Impact shareholder exercises appraisal rights, the fair value of the Prime Impact Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Prime Impact believes that such fair value would equal the amount that Prime Impact shareholders would obtain if they exercise their redemption rights as described herein. Prime Impact shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise appraisal rights under the Cayman Companies Act. A Prime Impact shareholder which elects to exercise appraisal rights must do so in respect of all of the Prime Impact Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See “Appraisal Rights under the Cayman Companies Act.” There are no appraisal rights available to holders of the Prime Impact Warrants in connection with the Business Combination under Cayman Islands law.

Proxy Solicitation Costs

Prime Impact is soliciting proxies on behalf of the Prime Impact Board. This solicitation is being made by mail but also may be made by telephone or in person. Prime Impact and its directors, officers, and employees may also solicit proxies in person. Prime Impact will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Prime Impact will bear the cost of the solicitation.

Prime Impact has engaged Morrow Sodali LLC to assist in the proxy solicitation process. Prime Impact will pay that firm a fee of $15,000.00 plus disbursements. Prime Impact will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses. Prime Impact will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Prime Impact will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSALS

The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Prime Impact shareholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.

Overview

Prime Impact is asking its shareholders to approve and adopt the Business Combination Agreement and the Business Combination. Prime Impact’s shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. See “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on these proposals.

Because Prime Impact is holding a shareholder vote on the Business Combination Proposals, Prime Impact may consummate the Business Combination only if (i) the Business Combination Agreement Proposal is approved by the affirmative vote (in person or by proxy) of the holders of at least a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class, and (ii) the Initial Merger Proposal is approved by the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

Proposal 1A: The Business Combination Agreement

Prime Impact shareholders are being asked to approve and authorize the Business Combination Agreement and the transactions contemplated therein by ordinary resolution.

Proposal 1B: The Initial Merger

Prime Impact shareholders are being asked to approve the Initial Merger pursuant to which Prime Impact will merge with and into Holdco, with HoldCo surviving the Initial Merger as a publicly listed company.

Resolution

The full text of the resolutions to be passed is as follows:

“RESOLVED, by way of ordinary resolution, that Prime Impact’s entry into the Business Combination Agreement, dated as of January 29, 2023, by and among Prime Impact, Merger Sub, HoldCo and CCT (in the form attached to this proxy statement/prospectus as Annex A), pursuant to which, among other things, the Business Combination will be effected in two steps: (a) on the Closing Date, subject to approval by special resolution, Prime Impact will merge with and into HoldCo, with HoldCo surviving the Initial Merger as a publicly traded entity and becoming the sole owner of Merger Sub; and (b) on the Closing Date and immediately following the Initial Merger, subject to approval by special resolution, Merger Sub will merge with and into CCT, with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo, and all other transactions contemplated by the Business Combination Agreement be confirmed, ratified and approved in all respects, and the Business Agreement and the Business Combination be confirmed, ratified and approved in all respects.”

“RESOLVED, as a special resolution, that the Initial Merger and the plan of merger in respect to the Initial Merger be approved in all respects, and that as an ordinary resolution, the Business Agreement and the Business Combination be confirmed, ratified and approved in all respects,”

Vote Required for Approval

The approval of the Business Combination Agreement and the Business Combination require an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. The approval of the Initial Merger requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposals.

The Business Combination Proposals are conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposals will have no effect, even if approved by holders of the Prime Impact Ordinary Shares.

The Sponsor and Prime Impact’s directors and officers have agreed to vote any Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares owned by them in favor of the Business Combination Proposals.

Recommendation of the Prime Impact Board

THE PRIME IMPACT BOARD RECOMMENDS THAT PRIME IMPACT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSALS.

PROPOSAL NO. 2—THE GOVERNANCE PROPOSALS

Overview

Assuming the Business Combination Proposals and the Nasdaq Proposal are approved, Prime Impact will cease to exist and consequent to the Initial Merger, and the Proposed HoldCo Organizational Documents will be adopted by HoldCo as the surviving company of the Initial Merger, in each case under Cayman Islands law.

Prime Impact’s shareholders are asked to consider and vote upon, to approve by special resolution and to adopt, the Proposed HoldCo Organizational Documents, with such principal changes to the Proposed HoldCo Organizational Documents as are described in the Advisory Organizational Documents Proposals. All shareholders are encouraged to read the Proposed HoldCo Organizational Documents in their entirety, which are attached to this proxy statement/prospectus as Annex B for a more complete description of their terms.

Reasons for the Governance Proposal

The Proposed HoldCo Organizational Documents were negotiated as part of the Business Combination. The Prime Impact Board’s specific reasons for each of the Advisory Organizational Documents Proposals are set forth in the section entitled “Proposal No. 3 — The Advisory Organizational Documents Proposals.”

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that at the Initial Merger, the amending and restated memorandum and articles of association of Cheche Group Inc. in the form the Proposed HoldCo Organizational Documents, attached to the accompanying proxy statement/prospectus as Annex B, be approved.”

Vote Required for Approval

If the Business Combination Proposals are not approved, the Governance Proposal will not be presented at the extraordinary general meeting. The approval of the Governance Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on Governance Proposal.

The Governance Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Governance Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the Prime Impact Board

THE PRIME IMPACT BOARD UNANIMOUSLY RECOMMENDS THAT PRIME IMPACT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 3—THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

If the Governance Proposal is approved and the Business Combination is to be consummated, Prime Impact will replace the Existing Organizational Documents, with the Proposed HoldCo Organizational Documents, both under the Cayman Companies Act (as revised).

As required by SEC guidance, to give shareholders the opportunity to present their separate views on important corporate governance provisions, Prime Impact is asking its shareholders to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution three separate proposals in connection with the adoption of the Proposed HoldCo Organizational Documents. The shareholder vote regarding each of the Advisory Organizational Documents Proposals is an advisory vote, and is not binding on Prime Impact or the Prime Impact Board (separate and apart from the approval of the Governance Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Prime Impact intends that the Proposed HoldCo Organizational Documents will take effect upon the consummation of the Business Combination (assuming approval of the Governance Proposal).

The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed HoldCo Organizational Documents. This summary is qualified by reference to the complete text of the Proposed HoldCo Organizational Documents, copies of which are attached to this proxy statement/prospectus as exhibit 3.2 and Annex B. All shareholders are encouraged to read each of the Proposed HoldCo Organizational Documents in its entirety for a more complete description of its terms.

	Existing Organizational Documents	Proposed HoldCo Organizational Documents
Proposal 3A- Authorized Shares Capital	The authorized share capital of Prime Impact is $22,100 divided into 200,000,000 Class A Ordinary Shares of $0.0001 each, 20,000,000 Class B Ordinary Shares of $0.0001 and 1,000,000 preference Shares of $0.0001 each.	The authorized share capital of HoldCo is $50,000 divided into 5,000,000,000 shares comprising (i) 4,000,000,000 Class A Ordinary Shares of a par value of $0.00001 each, and (ii) 1,000,000,000 Class B Ordinary Shares of a par value of $0.00001 each.

Proposal 3B-Dual Class	Prime Impact’s share capital is comprised of Prime Impact Class A Ordinary Shares, Prime Impact Class B Ordinary Shares and preference shares. There are no preference shares in issue.	Immediately prior to the consummation of the Business Combination, HoldCo’s outstanding share capital will be re-designated into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share is entitled to three votes at general meetings of HoldCo’s shareholders.
Proposal 3C- Provisions Related to Status as Blank Check	Existing Organizational Documents contain various provisions applicable only to blank check companies.	The Proposed HoldCo Organizational Documents do not include provisions related to status as a blank check company, which no longer will apply upon consummation of the Business Combination, as HoldCo will cease to be a blank check company at such time.

Overview

Proposal 3A: Authorized Shares Capital

Prime Impact’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents to authorize the change in the authorized share capital of SPAC from (1) 200,000,000 Prime Impact Class A Ordinary Shares, 20,000,000 Prime Impact Class B Ordinary Shares and 1,000,000 Prime Impact Preference Shares to (2) 4,000,000,000 Class A Ordinary Shares and 1,000,000,000 Class B Ordinary Shares.

As of the date of this proxy statement/prospectus, there are 16,741,970 Prime Impact Ordinary Shares issued and outstanding, which includes an aggregate of 8,102,103 Prime Impact Class B Ordinary Shares held by the initial shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 16,523,926 Prime Impact Warrants to acquire Prime Impact Ordinary Shares, comprised of 5,721,122 Private Warrants held by the Sponsor and 10,802,804 Public Warrants.

At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of Prime Impact, Merger Sub, CCT, HoldCo or the holders of any of Prime Impact’s securities:

•	each then issued and outstanding Ordinary Share shall be redeemed for par value;

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each then issued and outstanding Prime Impact Class A Ordinary Share and Prime Impact Class B Ordinary Share will be canceled and converted automatically, on a one-for-one basis into one Class A Ordinary Share;

•	each then issued, outstanding and unexercised Prime Impact Warrant will be assumed and converted automatically into one warrant exercisable for one Class A Ordinary Share; and

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each Prime Impact Class A Ordinary Share and Prime Impact Class B Ordinary Share held by shareholders of Prime Impact who have demanded properly in writing dissenters’ rights for such Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares, as applicable, shall be canceled and cease to exist in consideration for the right to receive payment of such shares as provided in the Business Combination Agreement.

On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each then issued and outstanding CCT Preferred Share will convert automatically (the “Conversion”) into a number of CCT Ordinary Shares at the then-effective conversion rate in accordance with CCT’s sixth amended and restated articles of association.

At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of HoldCo, Merger Sub, CCT or the holders of the following securities:

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each CCT Ordinary Share that is (1) then issued and outstanding (including CCT Ordinary Shares resulting from the Conversion) and (2) held in CCT’s treasury, will be canceled and converted into the right to receive a number of Class A Ordinary Shares based on the Per Share Merger Consideration;

•	each then issued and outstanding CCT Founder Shares will be canceled and converted into the right to receive a number of Class B Ordinary Shares based on the Per Share Merger Consideration;

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all CCT Ordinary Shares owned by HoldCo and Merger Sub or any other wholly-owned subsidiary of HoldCo or Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•	the outstanding and unexercised CCT Warrant will be assumed by HoldCo and converted into an Assumed CCT Warrant;

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each CCT Option to purchase CCT Ordinary Share that is outstanding and unexercised will be assumed and converted into an option to purchase such number of Class A Ordinary Shares based on the Per Share Merger Consideration;

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each CCT Restricted Share that is issued and outstanding shall be converted into such number of Class A Ordinary Shares based on the Per Share Merger Consideration, subject to the terms and conditions that applied to the corresponding CCT Restricted Share Awards;

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each then issued and outstanding CCT Ordinary Share and CCT Preferred Share held by CCT shareholders who have demanded properly in writing dissenters’ rights for such shares will be canceled and cease to exist in consideration for the right to receive payment of such CCT Ordinary Share and CCT Preferred Share as provided in the Business Combination Agreement; and

•	each then issued and outstanding ordinary share of Merger Sub will be converted into and exchanged for one ordinary share of the Surviving Subsidiary Company.

In order to ensure that HoldCo has sufficient authorized capital for future issuances, the Prime Impact Board has approved, subject to shareholder approval, that the Proposed HoldCo Organizational Documents increase the total number of authorized shares of all classes of capital stock to 4,000,000,000 Class A Ordinary Shares and 1,000,000,000 Class B Ordinary Shares.

This summary is qualified by reference to the complete text of the Proposed HoldCo Organizational Documents, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the Proposed HoldCo Organizational Documents in their entirety for a more complete description of their terms.

Proposal 3B: Dual Class

SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents to authorize a dual class structure in which holders of Class A Ordinary Shares will be entitled to one vote per share and holders of Class B Ordinary Shares will be entitled to three votes per share, on all matters properly submitted to the Combined Company’s shareholders entitled to vote thereon.

Proposal 3C: Provisions Related to Status as Blank Check Company

SPAC’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents removing provisions related to Prime Impact’s status as a blank check company, which will no longer apply upon consummation of the Business Combination, as Prime Impact will cease to be a blank check company at such time.

This summary is qualified by reference to the complete text of the Proposed HoldCo Organizational Documents, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the Proposed HoldCo Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendments

Proposal 3A: Authorized Shares Capital

The principal purpose of the Advisory Organizational Documents Proposal 3A is to provide for an authorized capital structure of HoldCo that will enable it to continue as an operating company governed by Cayman Law. The Prime Impact Board believes that it is important for the Combined Company to have available for issuance a number of authorized shares of Class A Ordinary Shares and Class B Ordinary Shares sufficient to support its growth and to provide flexibility for future corporate needs.

Proposal 3B: Dual Class

The Proposed HoldCo Organizational Documents provide that holders of HoldCo Class A Ordinary Shares will be entitled to one vote on each matter properly submitted to the shareholders entitled to vote. Holders of

HoldCo Class B Ordinary Shares will have three votes on each matter properly submitted to the shareholders entitled to vote. Upon consummation of the Business Combination, Mr. Lei Zhang will beneficially own all of Class B Ordinary Shares, representing approximately 46.0% of the aggregate voting power of HoldCo’s issued and outstanding share capital, assuming no redemption of Prime Impact’s shareholders, and approximately 47.8% of voting power, assuming maximum redemption of Prime Impact’s shareholders. This dual class share structure provides the CCT Founder Shareholders with the ability to influence the outcome of matters requiring shareholder approval. We believe that our success rests on our ability to undertake a long-term view and Mr. Lei Zhang’s substantial interest will enhance the Combined Company’s ability to focus on long-term value creation and help insulate the Combined Company from short-term outside influences.

Proposal 3C: Provisions Related to Status as Blank Check

The Prime Impact Board believes that the elimination of certain provisions related to Prime Impact’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the Existing Organizational Documents require that proceeds from the Prime Impact IPO be held in the Trust Account until a business combination or liquidation of SPAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed HoldCo Organizational Documents.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the material differences between the Existing Organizational Documents and the Proposed HoldCo Organizational Documents as described in Proposals 3A-C in the proxy statement/prospectus be and are hereby approved and adopted.”

Vote Required for Approval

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding advisory vote, will be sought as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Advisory Organizational Documents Proposals.

The Advisory Organizational Documents Proposals are not conditioned on the approval of any other Proposal at the extraordinary general meeting.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on Prime Impact or the Prime Impact Board. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Prime Impact intends that the Proposed HoldCo Organizational Documents will take effect upon the Initial Closing (assuming approval of the Governance Proposal).

Recommendation of the Prime Impact Board

THE PRIME IMPACT BOARD RECOMMENDS THAT PRIME IMPACT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 4—NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposals are approved, Prime Impact’s shareholders are also being asked to approve the issuance pursuant to the Business Combination Agreement of up to an aggregate of 97,794,936 Ordinary Shares (consisting of 79,198,432 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares) in connection with the Initial Merger and the Acquisition Merger.

Why Prime Impact Needs Shareholder Approval

Prime Impact is seeking shareholder approval in order to comply with Rule 5635(d) of The Nasdaq Stock Market Listing Rules.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the shares if the number of ordinary shares to be issued is or may be equal to 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance. HoldCo will issue shares representing 20% or more of the number of outstanding Ordinary Shares of Prime Impact prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement.

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted, up to an aggregate of 97,794,936 Ordinary Shares (consisting of 79,198,432 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares), will be issued by HoldCo.

The issuance of the Ordinary Shares described above would result in significant dilution to Prime Impact’s shareholders, and result in Prime Impact’s shareholders having a smaller percentage interest in the voting power, liquidation value, and aggregate book value of Prime Impact.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, for the purposes of complying with Rule 5635(d) of the Nasdaq Stock Market Listing Rules, that the issuance of up to 97,794,936 Ordinary Shares in connection with the Acquisition Merger.”

Vote Required for Approval

Approval of the Nasdaq Proposal will be sought as an ordinary resolution requiring the affirmative vote (in person or by proxy) of the holders of a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

The Nasdaq Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Nasdaq Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the Prime Impact Board

THE PRIME IMPACT BOARD RECOMMENDS THAT PRIME IMPACT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 5—SHARE INCENTIVE PLAN PROPOSAL

Overview

Prime Impact is seeking shareholder approval for HoldCo’s 2023 Equity Incentive Plan (the “2023 Plan”). Under the 2023 Plan, the maximum aggregate number of Class A Ordinary Shares which may be issued pursuant to all awards under such plan, or the award pool, shall constitute 10% of the total issued and outstanding shares of HoldCo on a fully-diluted basis as of the date of adoption, which is expected to be 8,413,157 Class A Ordinary Shares (assuming a scenario of no redemption), or 7,949,170 Class A Ordinary Shares (assuming a scenario of maximum redemption). The 2023 Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. Approval of the 2023 Plan will allow HoldCo to provide equity awards as part of HoldCo’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating shareholder value. Non-approval of the 2023 Plan may compel HoldCo to significantly increase the cash component of employee compensation following the completion of the Business Combination to attract and retain key employees, which could therefore reduce HoldCo’s operating cash flow.

The Prime Impact Board believes that long-term incentive compensation programs align the interests of management, employees and shareholders to create long-term shareholder value. Equity plans such as the 2023 Plan increase HoldCo’s ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps HoldCo recruit, reward, motivate, and retain talented personnel. The Prime Impact Board believes that the approval of the 2023 Plan is essential to HoldCo’s continued success, and in particular, HoldCo’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which HoldCo will compete. Equity awards are also crucial to HoldCo’s ability to motivate employees to achieve its goals.

Summary of 2023 Plan

The following paragraphs summarize the principal terms of the 2023 Plan. However, this summary is not a complete description of all of the provisions of the 2023 Plan and is qualified in its entirety by the specific language of the 2023 Plan. A copy of the 2023 Plan is attached to this proxy statement/prospectus/information statement as Annex D.

Types of Awards

The 2023 Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by HoldCo’s board of directors or compensation committee of the board, or the committee.

Plan Administration

HoldCo’s board of directors or the committee administers the 2023 Plan. The board or the committee determines, among other things, the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award Agreement

Awards granted under the 2023 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and HoldCo’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility

HoldCo may grant awards to its employees, directors and consultants.

Vesting Schedule

In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Awards

The exercise price per share subject to an option is determined by the plan administrator and set forth in the award agreement, which may be a fixed price or a variable price related to the fair market value of the shares. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant.

Transfer Restrictions

Awards may not be transferred in any manner by the eligible participant other than in accordance with the limited exceptions, such as transfers to HoldCo or its subsidiaries, transfers to the immediate family members of the participant by gift, the designation of a beneficiary to receive benefits if the participant dies, permitted transfers or exercises on behalf of the participant by the participant’s duly authorized legal representative if the participant has suffered a disability, or, subject to the prior approval of the plan administrator or HoldCo’s executive officer or director authorized by the plan administrator, transfers to one or more natural persons who are the participant’s family members or entities owned and controlled by the participant and/or the participant’s family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the participant and/or the participant’s family members, or to such other persons or entities as may be expressly approved by the plan administrator, pursuant to such conditions and procedures as the plan administrator may establish.

Termination and Amendment

Unless terminated earlier, the 2023 Plan has a term of ten years. HoldCo’s board of directors may terminate, amend or modify the plan, subject to the limitations of applicable laws. However, no such action may adversely affect in any material way any award previously granted without prior written consent of the participant.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adoption of the 2023 Equity Incentive Plan and the reservation for issuance of a maximum aggregate number of Class A Ordinary Shares that constitute 10% of the total issued and outstanding shares of HoldCo as of the date of the adoption, which is expected to be 8,413,157 Class A Ordinary Shares (assuming a scenario of no redemption) or 7,949,170 Class A Ordinary Shares (assuming a scenario of maximum redemption), be approved.”

Vote Required for Approval

Approval of the Share Incentive Plan Proposal will be sought as an ordinary resolution requiring the affirmative vote (in person or by proxy) of the holders of a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Share Incentive Plan Proposal.

The Share Incentive Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Share Incentive Plan Proposal will have no effect, even if approved by holders of the Prime Impact Ordinary Shares.

Recommendation of the Prime Impact Board

THE PRIME IMPACT BOARD RECOMMENDS THAT PRIME IMPACT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6—ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Prime Impact Board to adjourn the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to Prime Impact’s shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal or the Share Incentive Plan Proposal. If Prime Impact’s shareholders approve the Adjournment Proposal, Prime Impact may adjourn the extraordinary general meeting and any adjourned session of the extraordinary general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Prime Impact shareholders, the Prime Impact Board may not be able to adjourn the extraordinary general meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Governance Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, or the Share Incentive Plan Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, is approved if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the extraordinary general meeting.”

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Prime Impact Board of Directors

THE PRIME IMPACT BOARD RECOMMENDS THAT PRIME IMPACT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE BUSINESS COMBINATION

This section of the proxy statement/prospectus describes the Business Combination, including the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Business Combination Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure letters (the “Disclosure Letters”), which are not filed publicly and which is subject to a contractual standard of materiality different from that generally applicable to shareholders and was used for the purpose of allocating risk among the parties to the Business Combination Agreement rather than for the purpose of establishing matters as facts. Prime Impact and CCT do not believe that the Disclosure Letters contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Prime Impact or CCT or any other matter.

General: Structure of the Business Combination

On January 29, 2023, Prime Impact entered into the Business Combination Agreement with Merger Sub, HoldCo and CCT. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in two steps: (1) on the Closing Date, Prime Impact will merge with and into HoldCo, with HoldCo surviving the Initial Merger, as a publicly traded entity and becoming the sole owner of Merger Sub, and (2) on the Closing Date and immediately after the Initial Merger, Merger Sub will merge with and into CCT, with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below.

Immediately prior to the Initial Merger, the Prime Impact Class A Ordinary Shares and the Prime Impact Public Warrants comprising each issued and outstanding Prime Impact Unit, consisting of one Prime Impact Class A Ordinary Share and one-third of one Prime Impact Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Prime Impact Class A Ordinary Share and one-third of one Prime Impact Public Warrant. Accordingly, there will be no Prime Impact Units nor any Nasdaq listing of Prime Impact Units following the consummation of the Business Combination. The parties anticipate that, following the Business Combination, the Class A Ordinary Shares and Assumed Public Warrants will be listed on the Nasdaq Stock Market (“Nasdaq”) under the symbols “CCG” and “CCGWW,” respectively, and the Prime Impact Units, Prime Impact Class A Ordinary Shares, and Prime Impact Public Warrants will cease trading on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, upon the consummation of the Business Combination.

The Closing Date shall be no later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time). The Initial Merger will be consummated on the Closing Date by the filing of a plan of merger with the Cayman Island Registrar of Companies, and will be effective immediately upon such filings or upon such later time as may be agreed by the parties and specified in such plan of merger. On the Closing Date and immediately after the Initial Merger Effective Time, the Acquisition Merger will be consummated by the filing of a plan of merger with the Cayman Island Registrar of Companies.

On the Closing Date, the parties will hold the Initial Closing immediately prior to such filing of the plan of merger with respect to the Initial Merger on the Closing Date and the parties will hold the Acquisition Closing immediately prior to such filing of the plan of merger with respect to the Acquisition Merger on the Closing Date.

Conversion of Securities

At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of Prime Impact, Merger Sub, CCT, HoldCo or the holders of any of Prime Impact’s securities:

•	each then issued and outstanding Ordinary Share shall be redeemed for par value;

•

each then issued and outstanding Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares will be canceled and converted automatically, on a one-for-one basis into one Class A Ordinary Share;

•	each then issued, outstanding and unexercised Prime Impact Warrant will be assumed and converted automatically into one warrant exercisable for one Class A Ordinary Share; and

•

each Prime Impact Class A Ordinary Share and Prime Impact Class B Ordinary Share held by shareholders of Prime Impact who have demanded properly in writing dissenters’ rights for such Prime Impact Class A Ordinary Shares or Prime Impact Class B Ordinary Shares, as applicable, shall be canceled and cease to exist in consideration for the right to receive payment of such shares as provided in the Business Combination Agreement.

On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each then issued and outstanding CCT Preferred Share will convert automatically (the “Conversion”) into a number of CCT Ordinary Shares at the then-effective conversion rate in accordance with CCT’s sixth amended and restated articles of association.

At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of HoldCo, Merger Sub, CCT or the holders of the following securities:

•

each CCT Ordinary Share that is (x) then issued and outstanding (including CCT Ordinary Shares resulting from the Conversion) and (y) held in CCT’s treasury, will be canceled and converted into the right to receive a number of Class A Ordinary Shares based on the Per Share Merger Consideration;

•	each then issued and outstanding CCT Founder Shares will be canceled and converted into the right to receive a number of Class B Ordinary Shares based on the Per Share Merger Consideration;

•

all CCT Ordinary Shares owned by HoldCo and Merger Sub or any other wholly-owned subsidiary of HoldCo or Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•	the outstanding and unexercised CCT Warrant will be assumed by HoldCo and converted into an Assumed CCT Warrant;

•

each CCT Option to purchase CCT Ordinary Share that is outstanding and unexercised will be assumed and converted into an option to purchase such number of Class A Ordinary Shares based on the Per Share Merger Consideration;

•

each CCT Restricted Share that is issued and outstanding shall be converted into such number of Class A Ordinary Shares based on the Per Share Merger Consideration, subject to the terms and conditions that applied to the corresponding CCT Restricted Share Awards;

•

each then issued and outstanding CCT Ordinary Share and CCT Preferred Share held by CCT shareholders who have demanded properly in writing dissenters’ rights for such shares will be canceled and cease to exist in consideration for the right to receive payment of such CCT Ordinary Share and CCT Preferred Share as provided in the Business Combination Agreement; and each then issued and outstanding ordinary share of Merger Sub will be converted into and exchanged for one ordinary share of the Surviving Subsidiary Company.

Agreement will be equitably adjusted for share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to HoldCo Ordinary Shares occurring on or after the Acquisition Closing.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of (i) Prime Impact, HoldCo and Merger Sub and (ii) CCT, in each case, relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Acquisition Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.

The Business Combination Agreement contains representations and warranties made by CCT to Prime Impact, HoldCo and Merger Sub relating to a number of matters, including the following:

•	organization and qualification to do business,

•	subsidiaries and Affiliated Entities;

•	constitutional documents;

•	accuracy of CCT’s capitalization as of the date of the Business Combination Agreement;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

•	possession and effectiveness of material permits and compliance with such permits;

•

preparation of CCT’s financial statements in accordance with GAAP and fair presentation, in all material respects, of the financial position, results of operations, and cash flows of CCT and its subsidiaries as of December 31, 2021 and 2022, and for the periods indicated therein;

•	conduct of business and absence of certain changes or events since September 30, 2021;

•	absence of litigation;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property and data security;

•	taxes;

•	compliance with environmental law and other environmental matters;

•	validity and binding effect of material contracts and absence of breach, violation, or default thereunder;

•	key customers and suppliers;

•	validity and coverage of material insurance policies;

•	approval of the board and shareholders required to consummate the transactions contemplated by the Business Combination Agreement;

•	compliance with anti-corruption and sanctions laws;

•	interested party transactions and side letter agreements;

•	inapplicability of the Exchange Act;

•	brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement;

•	investigation and reliance; and

•	exclusivity of the representations and warranties made by CCT.

The Business Combination Agreement contains representations and warranties made by Prime Impact, HoldCo and Merger Sub to CCT relating to a number of matters, including the following:

•	corporate organization;

•	organizational documents;

•	accuracy of Prime Impact’s, HoldCo’s and Merger Sub’s capitalization as of the date of the Business Combination Agreement;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

•	compliance with applicable laws and material contracts;

•	proper filing of documents with the SEC, financial statements, and compliance with the Sarbanes-Oxley Act since January 1, 2022;

•	conduct of business and absence of certain changes or events since December 31, 2022;

•	absence of litigation;

•	approval of the board and the shareholders required to consummate the transactions contemplated by the Business Combination Agreement;

•	no prior operations of Merger Sub and HoldCo;

•	brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement;

•	the Trust Account;

•	absence of employees;

•	taxes;

•	the listing of Prime Impact Class A Ordinary Shares, Prime Impact Warrants, and Prime Impact Units;

•	insurance;

•	intellectual property;

•	absence of breach or default under material agreements, contracts, and commitments;

•	title to property;

•	inapplicability of the Investment Company Act of 1940, as amended (the “Investment Company Act”);

•	employees;

•	investigation and reliance; and

•	exclusivity of the representations and warranties made by Prime Impact, HoldCo and Merger Sub.

No Survival

The representations, warranties, covenants, obligations, and other agreements of CCT, Prime Impact, Merger Sub, and HoldCo contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Acquisition Merger Effective Time, and only the covenants and agreements that by their terms survive the Acquisition Merger Effective Time and certain miscellaneous provisions of the Business Combination Agreement will survive the Acquisition Merger Effective Time.

Acquisition Closing

The Acquisition Closing will occur on the same day as, but immediately after, the Initial Closing, and in no event later than three business days following the satisfaction or waiver of all of the conditions to the Acquisition Closing (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time).

Conduct of Business Pending the Business Combination

CCT agreed that, between the date of the Business Combination Agreement and the Acquisition Merger Effective Time or the earlier termination of the Business Combination Agreement, except as (1) expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement thereto, or (2) required by applicable law, unless Prime Impact otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), it will use reasonable best efforts to conduct its business, and cause its subsidiaries to use reasonable best efforts to conduct their respective businesses, in the ordinary course of business taking into account recent past practice in light of COVID-19, including COVID-19 measures by CCT taken prior to the date of the Business Combination Agreement. CCT agreed to use its reasonable best efforts to preserve substantially intact the business organization of CCT and its subsidiaries, keep available the services of the current officers, key employees and consultants of CCT and its subsidiaries, and preserve, in all material respects, the current relationships of CCT and its subsidiaries with customers, suppliers and other persons with which CCT or any of its subsidiaries has significant business relations, except as CCT deems reasonably prudent in the conduct of its and its subsidiaries business (on a consolidated basis).

In addition to the general covenants above, CCT agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the prior written consent of Prime Impact (which consent may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change the organizational documents of CCT or any CCT subsidiary;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CCT or any CCT subsidiary (other than the Mergers);

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance, directly or indirectly, of, (1) any equity securities of Prime Impact, any subsidiary of Prime Impact, CCT or any subsidiary of CCT, provided that (i) the exercise or settlement of any CCT Options, CCT Restricted Share Awards or CCT Warrant in effect on the date of the Business Combination Agreement, (ii) the issuance of shares of CCT ordinary shares (or other class of equity security of CCT, as applicable) pursuant to the terms of the CCT Preferred Shares and CCT Warrant, in each case, in effect on the date of the Business Combination Agreement, in each case, will not require the consent of Prime Impact, or (iii) the issuance of Equity Securities of CCT pursuant to a Permitted Equity Financing, in each case as defined under the Business Combination Agreement; or (2) any material assets of CCT or any subsidiary of CCT, except for (a) dispositions of obsolete or worthless property or property that is no longer used or useful in the business of CCT and its subsidiaries and (b) transactions solely among CCT and its subsidiaries or solely among CCT’s subsidiaries, (c) the sale or provision of goods or services to customers in the ordinary course of business, (d) Permitted Liens (as defined under the Business Combination Agreement), (e) the use of cash or cash equivalents and conversions of cash equivalents into cash or other cash equivalents, in each case, in a manner not prohibited herein, (f) the leasing or subleasing of assets in the ordinary course of business, (g) any involuntary loss, damage or destruction of property, so long as the fair market value of such property is less than $3,000,000 in the aggregate in any fiscal year, (h) dispositions of equipment or real property for fair market value to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (i) the sale or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, in a material amount in any year, (j) abandonment, cancellation or disposition of any intellectual property which, in CCT’s reasonable business judgment is no longer material in the conduct of the business, taken as a whole, and (k) other dispositions of property for fair market value in a single transaction or a series of related transactions with an aggregate value not to exceed $3,000,000 in the aggregate in any fiscal year;

•	acquire any Equity Securities in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned subsidiary of CCT);

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned subsidiary of CCT to CCT or any other wholly owned subsidiary of CCT;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than (i) acquisitions of any such capital stock or other CCT securities in connection with the forfeiture or cancellation of such interests or the exercise of the CCT Options or CCT Warrant, or settlement of the CCT Restricted Share Awards, (ii) transactions between CCT and a wholly-owned subsidiary of CCT or between wholly-owned subsidiaries of CCT and (iii) the Conversion of CCT Preferred Shares into CCT Ordinary Shares as contemplated by the Business Combination Agreement;

•

acquire (including by merger, consolidation, or acquisition of shares or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $3,000,000 in the aggregate;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or intentionally grant any security interest in any of its assets, except for any such indebtedness among CCT and any wholly-owned subsidiary of CCT or among wholly owned subsidiaries of CCT;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $3,000,000, individually or in the aggregate, make any material adverse change in its existing borrowing or lending arrangements for or on behalf of such persons, except (a) advances to employees or officers of CCT or any subsidiary of CCT in the ordinary course of business, (b) prepayments and deposits paid to suppliers of CCT or any subsidiary of CCT in the ordinary course of business or (c) trade credit extended to customers of CCT or any subsidiary of CCT in the ordinary course of business;

•

make any material capital expenditures (or commit to making any capital expenditures) in excess of $3,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with CCT’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to Prime Impact;

•	acquire any real property;

•

except as required by applicable law or the terms of any existing employee benefit plan as in effect on the date hereof, (1) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former employee, officer, director, individual independent contractor or individual consultant of CCT or any subsidiary of CCT (each, a “Service Provider”), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider below the level of executive officers (and any corresponding related bonus opportunity increases); (2) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance, change in control or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business); (3) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of CCT Options or CCT Restricted Share Awards; or (4) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees of CCT; except that, in each case and without limiting the generality of the foregoing subclauses (1) — (4), CCT may (i) take action as required under any existing employee benefit plan or other employment or consulting agreement (or offer letter) in effect on the date of the Business Combination Agreement, (ii) change the title of its employees in the ordinary course of business and (iii) make annual or quarterly bonus or commission payments in the ordinary course of business;

•

make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (1) contemplated by the Business Combination Agreement to the transactions contemplated thereby or (2) required by a concurrent amendment in GAAP or applicable law;

•

(1) amend any material tax return; (2) change any method of tax accounting; (3) make, change or rescind any material election relating to taxes; or (4) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, tax assessment, tax claim or other controversy relating to taxes;

•

(1) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of CCT’s or any subsidiary’s material rights thereunder, in each case in a manner that is adverse to CCT or any subsidiary of CCT, taken as a whole; or (2) enter into any contract or agreement that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement, in each case of the foregoing, except in the ordinary course of business or as required by applicable law;

•

knowingly fail to use reasonable best efforts to protect the confidentiality of any material trade secrets constituting all intellectual property rights owned or purported to be owned by CCT or any subsidiaries of CCT (“CCT-Owned IP”);

•

permit any material item of CCT-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in material items of CCT-Owned IP;

•

waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $3,000,000 individually or $6,000,000 in the aggregate, in each case in excess of insurance proceeds;

•	enter into any material new line of business outside of the business currently conducted by CCT or subsidiaries of CCT as of the date of the Business Combination Agreement;

•

voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to CCT and any subsidiary of CCT and their assets and properties or change coverage in a manner materially detrimental to CCT and subsidiaries of CCT, taken as a whole, any material insurance policy insuring the business of CCT or any subsidiaries of CCT;

•

fail to use reasonable best efforts to keep current and in full force and effect without replacement, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of CCT and subsidiaries of CCT taken as a whole; or

•	enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Prime Impact agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement or otherwise in connection with the PIPE Investment and except as required by applicable law, from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement and the Initial Merger Effective Time, unless CCT otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), Prime Impact will use reasonable best efforts to, and will cause HoldCo and Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. As of the date of this proxy statement/prospectus, none of Prime Impact, HoldCo and CCT has entered into any PIPE Subscription Agreements with respect to potential PIPE Investment. In addition, Prime Impact, HoldCo and Merger Sub have agreed that prior to the Initial Merger Effective Time, subject to specified exceptions, they will not, without the prior written consent of CCT (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change the organizational documents of Prime Impact, HoldCo or Merger Sub or form any subsidiary of Prime Impact;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock, other than redemptions from the Trust Account that are required pursuant to Prime Impact’s organization documents;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Prime Impact Class A Ordinary Shares, Prime Impact Class B Ordinary Shares, the Ordinary Shares or Prime Impact Warrants except for redemptions from the Trust Account and conversion of the Prime Impact Class B Ordinary Shares that are required pursuant to the Existing Organizational Documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other equity securities of Prime Impact, HoldCo or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such share capital, or any other ownership interest (including any phantom interest), of Prime Impact, HoldCo or Merger Sub, except in connection with conversion of the Prime Impact Class B Ordinary Shares pursuant to the Existing Organizational Documents;

•

(1) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (2) enter into any strategic joint ventures, partnerships or alliances with any other person or (3) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned subsidiary or joint venture;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Prime Impact, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or except a loan from the Sponsor or an affiliate thereof or certain of Prime Impact’s officers and directors to finance Prime Impact’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement or other expenses unrelated to such transactions;

•	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law;

•

(1) amend any material tax return; (2) change any method of tax accounting; (3) make, change or rescind any material election relating to taxes; or (4) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, tax assessment, tax claim or other controversy relating to taxes;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Prime Impact, HoldCo or Merger Sub;

•	amend or modify the Trust Account or any agreement related to the Trust Account;

•

(1) hire any employee or (2) adopt or enter into any employee benefit plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of Prime Impact (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by Prime Impact)); or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Registration Statement; Proxy Statement

As promptly as practicable after the execution of the Business Combination Agreement, Prime Impact and HoldCo agreed to prepare and file with the SEC the Registration Statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of the Ordinary Shares of HoldCo to be issued or issuable to the shareholders of CCT and Public Shareholders of Prime Impact pursuant to the Business Combination Agreement, which Registration Statement includes a proxy statement in preliminary form relating to the extraordinary general meeting (including any adjournment thereof) to be held to consider the Proposals.

CCT Shareholder Approval

CCT will obtain and deliver to Prime Impact the Requisite CCT Shareholder Approval (i) in accordance with the terms and subject to the conditions of CCT’s organizational documents, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than 10 business days prior to the date of the extraordinary general meeting and (ii) take all other action necessary or advisable to secure the Requisite CCT Shareholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto. If CCT fails to deliver the written consent evidencing the Requisite CCT Shareholder Approval in accordance with the terms of the Business Combination, Prime Impact will have the right to terminate the Business Combination Agreement pursuant to the terms therein.

Prime Impact’s Extraordinary General Meeting

Prime Impact agreed to call and hold the extraordinary general meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Proposals, and to use its reasonable best efforts to hold the extraordinary general meeting as soon as practicable after the date on which this Registration Statement becomes effective; provided, that Prime Impact may (or, upon the receipt of a request to do so from CCT, will) postpone or adjourn the extraordinary general meeting on one or more occasions for up to 30 days in the aggregate (or, if earlier, until September 14, 2023 (the “Outside Date”) upon the good faith determination by the Prime Impact Board that such adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Proposals or otherwise take actions consistent with Prime Impact’s obligations). Prime Impact has agreed to use its reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its shareholders. Prime Impact agreed, through the Prime Impact Board, to recommend to its shareholders that they approve the Proposals and to include the recommendation of the Prime Impact Board in this proxy statement/prospectus (the “Prime Impact Recommendation”). Neither the Prime Impact Board nor any committee thereof will (1) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Prime Impact Recommendation, or fail to include the Prime Impact Recommendation in the Registration Statement; or (2) approve, recommend or declare advisable (or publicly propose to do so) any merger, consolidation, or acquisition of shares or assets or any other business combination involving Prime Impact and any other corporation, partnership or other business organization other than CCT and subsidiaries of CCT (a “Prime Impact Alternative Transaction”).

Notwithstanding (1) the making of any inquiry or proposal with respect to a Prime Impact Alternative Transaction or (2) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will Prime Impact, HoldCo or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Prime Impact Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) Prime Impact, HoldCo and Merger Sub will otherwise remain subject to the terms of the Business Combination Agreement, including Prime Impact’s obligation to use reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, none of CCT, Prime Impact, Merger Sub or HoldCo will, and CCT, Prime Impact, Merger Sub and HoldCo will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) in the case of CCT, (1) sale of any material assets of CCT and its subsidiaries, taken as a whole, (2) listing of any CCT equity securities on any listing exchange, (3) sale of equity securities of CCT or one or more of its subsidiaries, except as permitted pursuant to the Business Combination, or (4) merger, joint venture, consolidation, liquidation, dissolution or similar transaction involving CCT or one or more of its subsidiaries, taken as a whole, in each case, other than with Prime Impact and its representatives (a “CCT Alternative Transaction”), and (B) in the case of Prime Impact, HoldCo and Merger Sub, any Prime Impact Alternative Transaction, (ii) in the case of CCT, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of CCT or any of its subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to a CCT Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any CCT Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to CCT Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any CCT Alternative Transaction or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. Each of CCT, on the one hand, and Prime Impact, HoldCo and Merger Sub, on the other hand, agreed to, and to direct their respective affiliates and representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the execution of the Business Combination Agreement with respect to any Alternative Transaction. Any violation of the foregoing restrictions by Prime Impact, HoldCo and Merger Sub or their respective affiliates or representatives will be deemed to be a breach under the Business Combination Agreement.

Stock Exchange Listing

Each of Prime Impact, CCT and HoldCo will use its reasonable best efforts to cause (1) the Class A Ordinary Shares to be issued in connection with the Business Combination and the Assumed Public Warrants (and the Class A Ordinary Shares issuable upon exercise thereof) to be approved for listing on the Nasdaq at the Acquisition Closing, and (2) HoldCo to meet all the applicable initial listing requirements of the Nasdaq, including the public float requirement. Until the Initial Closing, Prime Impact will use its reasonable best efforts to keep the Prime Impact Units, Prime Impact Class A Ordinary Shares and Prime Impact Warrants listed for trading on the Nasdaq.

Payment of Transaction Costs

All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination is consummated; provided that Prime Impact and CCT will each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act. If the Acquisition Closing is consummated, HoldCo shall be responsible for paying the transaction expenses of Prime Impact and CCT as set forth in the Business Combination Agreement, provided, however, to the extent that: (1) the aggregate Prime Impact’s transaction expenses; exceed (2) the combined proceeds from (i) the funds held in the Trust Account at Closing (after deducting all the amounts to be paid pursuant to the exercise of the redemption rights, but prior to payment of any transaction expenses or other liabilities of Prime Impact, CCT or any of their respective affiliates or representatives), plus (ii) the gross proceeds raised from the portion of the potential PIPE Investment, if any, that was procured through the efforts led by Prime Impact, its affiliates and/or representatives (such sum the “Aggregate Capital Raised” and such excess, the “Overage Amount”), the Sponsor shall purchase, pursuant to a PIPE Subscription Agreement (as defined in the Business Combination Agreement), a number of Class A Ordinary Shares or other equity securities of HoldCo having an aggregate value equal to the Overage Amount, either (a) on the best terms, including purchase price, pursuant to which the Class A Ordinary Shares or other equity securities of HoldCo shall have been sold to any third party, other than the Sponsor, pursuant to the PIPE Investment or, (b) if no Class A Ordinary Shares or other equity securities of HoldCo shall have been sold to any third party, other than the Sponsor, pursuant to the PIPE Investment, on terms mutually agreed by the Sponsor and CCT, which shall in no event be worse in any material respect to the Sponsor than the best terms, including price, that Prime Impact and CCT mutually agree prior to the Closing Date to offer to any third party, other than Sponsor, to purchase the Class A Ordinary Shares or other equity securities of HoldCo in connection with a potential PIPE Investment.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	CCT and Prime Impact providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	director and officer indemnification;

•	prompt notification of certain matters;

•	CCT, Prime Impact, Merger Sub and HoldCo using reasonable best efforts to consummate the Business Combination;

•	public announcements relating to the Business Combination;

•	the intended tax treatment of the Business Combination;

•	cooperation regarding any filings required under the HSR Act;

•	Prime Impact making disbursements from the Trust Account;

•

CCT and HoldCo taking all necessary action so that immediately after the Acquisition Merger Effective Time, the HoldCo Board is comprised of up to seven directors, which shall initially include the directors nominees set forth in the Business Combination Agreement, which may include, at the request of CCT, one director nominated by the Sponsor who qualifies as “independent” under applicable SEC and stock exchange rules and who is reasonably acceptable to CCT;

•

Prime Impact keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities law;

•

Prime Impact notifying CCT and keeping CCT reasonably informed of any litigation brought, or to Prime Impact’s knowledge, threatened in writing, against Prime Impact or the Prime Impact Board by any of Prime Impact’s shareholders related to the Business Combination Agreement and the status thereof;

•

CCT notifying Prime Impact and keeping Prime Impact reasonably informed of material litigation pending or, to CCT’s knowledge, threatened against CCT or any of its subsidiaries by or on behalf of any of their respective current or former employees or other service providers and the status thereof; and

•

As promptly as reasonably practicable, CCT delivering to Prime Impact unaudited and audited financial statements that are required to be included in the initial proxy statement and initial registration statement.

Conditions to Consummation of the Business Combination Agreement

Mutual Conditions

The obligations of CCT, Prime Impact, Merger Sub and HoldCo to consummate the Business Combination are subject to the satisfaction or waiver by each of CCT and PRIME IMPACT (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

•

the written consent of the requisite shareholders of CCT in favor of the approval and adoption of the Business Combination Agreement and the Transactions, including the Mergers (the “Written Consent”) having been delivered to Prime Impact;

•

the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of Prime Impact shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, Cayman Islands law, Prime Impact’s Existing Organizational Documents and the rules and regulations of the Nasdaq;

•

no governmental authority having enacted, issued, or enforced any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•

the registration statement of which this proxy statement/prospectus forms a part having been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement being in effect, and no proceedings for purposes of suspending the effectiveness of the registration statement having been initiated or threatened by the SEC;

•

the Class A Ordinary Shares to be issued pursuant to the Business Combination Agreement and the Assumed Public Warrants (and the Class A Ordinary Shares issuable upon exercise thereof) having been approved for listing on the NASDAQ, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof; and

•

Prime Impact having at least $5,000,001 of net tangible assets after giving effect to the redemption of Public Shares by Prime Impact’s Public Shareholders, in accordance with the Existing Organizational Documents unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; provided, however, in no event will Prime Impact consummate the Business Combination unless Prime Impact has at least $5,000,001 of net tangible assets after giving effect to the transactions contemplated by the Business Combination Agreement, because the Existing Organizational Documents provide that in no event will Prime Impact redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that Prime Impact is not subject to the SEC’s “penny stock” rules).

Under the Business Combination Agreement, the obligations of the parties to consummate the Acquisition Merger are subject to the satisfaction or waiver by each of Prime Impact and CCT (where permissible) of certain customary closing conditions of the respective parties, including, without limitation:

•	the Initial Merger having been completed.

Prime Impact and Merger Sub Conditions

The obligations of Prime Impact, HoldCo and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver by Prime Impact (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of CCT as determined in accordance with the Business Combination Agreement;

•

CCT having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time; and

•	since the date of the Business Combination Agreement, no material adverse effect, as determined in accordance with the Business Combination Agreement, having occurred; and

•

CCT having delivered to Prime Impact a customary officer’s certificate, dated as of the Acquisition Closing Date, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

Some of the conditions to Prime Impact’s obligations are qualified by the concept of a “CCT Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “CCT Material Adverse Effect” means any event, occurrence, state of facts, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (1) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities, operations or results of CCT and its subsidiaries taken as a whole or (2) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by CCT of its obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a CCT Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which CCT and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of CCT or any subsidiaries of CCT; (v) any actions taken or not taken by CCT or its subsidiaries as required by the Business Combination Agreement or at the request of, or with the written consent of, Prime Impact, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby), (vii) any matter specifically set forth on CCT schedules; (viii) any Effect to the extent actually known by those individuals set forth on CCT schedules or prior to the date of the Business Combination Agreement; (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) will not prevent a determination that any Effect underlying such failure has resulted in a CCT Material Adverse Effect, (to the extent such Effect is not otherwise excluded from this definition of CCT Material Adverse Effect), except in the cases of clauses (i) through (iv), to the extent that CCT and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which CCT and its subsidiaries operate.

CCT Conditions

The obligations of CCT to consummate the Business Combination are subject to the satisfaction or waiver by CCT (where permissible) at or prior to Acquisition Merger Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of Prime Impact, HoldCo and Merger Sub as determined in accordance with the Business Combination Agreement;

•

each of Prime Impact, HoldCo and Merger Sub having performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

•	each of the deferred underwriting commission waiver letters remaining enforceable and not withdrawn; and

•

Prime Impact having delivered to CCT a customary officer’s certificate, dated as of the Acquisition Closing Date, signed by the Chief Executive Officer of Prime Impact, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

Some of the conditions to CCT’s obligations are qualified by the concept of a “Prime Impact Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Prime Impact Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (1) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities or operations of Prime Impact or (2) would prevent, materially delay or materially impede the performance by Prime Impact or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Prime Impact Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Prime Impact operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of CCT or any subsidiaries of CCT; (v) any actions taken or not taken by Prime Impact, HoldCo or Merger Sub as required by the Business Combination Agreement or at the request of, or with the written consent of, CCT, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby), or (vii) the accounting treatment of the Prime Impact Warrants or the Assumed Prime Impact Warrants, except in the cases of clauses (i) through (iv) and clause (vii), to the extent that Prime Impact is disproportionately affected thereby as compared with other similarly situated participants in the industry in which Prime Impact operates. Notwithstanding the foregoing, the amount of redemption from the Trust Account pursuant to the exercise of redemption rights will not be deemed to be a Prime Impact Material Adverse Effect.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the securityholders of CCT or Prime Impact, as follows:

•	by mutual written consent of Prime Impact and CCT;

•

by either Prime Impact or CCT if the Acquisition Merger Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Business Combination on or prior to the Outside Date;

•

by either party (i) upon rejection by China Cybersecurity Review Technology and Certificate Center of the Transactions under the New Measures for Cybersecurity Review, or (ii) if the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) shall have been formally enacted and become effective, and the Transactions are rejected by the China Securities Regulatory Commission;

•

by either Prime Impact or CCT if any governmental order has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

•	by CCT if any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the extraordinary general meeting (subject to any adjournment or recess of such meeting);

•

by Prime Impact any time prior to CCT delivering the Written Consent in the event CCT fails to deliver the Written Consent to Prime Impact within five business days of the Registration Statement becoming effective (the “Written Consent Failure”);

•

by Prime Impact upon a breach of any representation, warranty, covenant or agreement on the part of CCT set forth in the Business Combination Agreement, or if any representation or warranty of CCT will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating CCT Breach”); provided, that Prime Impact has not waived such Terminating CCT Breach expressly in writing and Prime Impact, HoldCo and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating CCT Breach is curable by CCT, Prime Impact may not terminate the Business Combination Agreement for so long as CCT continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Prime Impact to CCT;

•

by CCT upon a breach of any representation, warranty, covenant or agreement on the part of Prime Impact, HoldCo or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Prime Impact, HoldCo or Merger Sub will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Prime Impact Breach”); provided, that CCT has not waived such Terminating Prime Impact Breach expressly in writing and CCT is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Prime Impact Breach is curable by Prime Impact, HoldCo and Merger Sub, CCT may not terminate the Business Combination Agreement for so long as Prime Impact, HoldCo and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by CCT to Prime Impact; or

•

by Prime Impact any time before CCT delivers unaudited and audited financial statements that are required to be included in the initial proxy statement and initial registration statement if CCT fails to deliver such financial statements to Prime Impact within 75 days of the date of the Business Combination Agreement.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to fraud or a willful material breach of the Business Combination Agreement by a party thereto occurring prior to such termination.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Shareholders and other interested parties are urged to read such Related Agreements in their entirety. The descriptions of the Related Agreements are not complete and are subject to, and qualified in their entirety by, reference to the actual agreements, which are filed as exhibits 10.11, 10.12 and 10.13 to the registration statement on Form F-4 of which this proxy statement/prospectus forms a part.

Shareholder Support Agreement

CCT has delivered to Prime Impact the Shareholder Support Agreement, pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding CCT Ordinary Shares and CCT Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of CCT, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms, and (c) the effective date of a written agreement of Prime Impact, CCT, and the Written Consent Parties terminating the Support Agreement.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain officers, directors and advisors of Prime Impact entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with Prime Impact and HoldCo, pursuant to which, among other things, certain of Prime Impact’s officers and directors have agreed to (a) waive the anti-dilution rights set forth in Prime Impact’s organizational documents, (b) vote all of their Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares in favor of the Business Combination and (c) waive, for no consideration, their redemption rights with respect to their Prime Impact Class B Ordinary Shares and any Public Shares they own in connection with the consummation of the Business Combination.

In connection with the Business Combination, Sponsor agrees to (1) forfeit and surrender, for no consideration, 2,557,736 of its Prime Impact Class B Ordinary Shares and 2,860,561 Prime Impact Warrants prior to the Initial Merger, (2) if the Aggregate Capital Raised is less than $50 million, forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, an additional 1,203,315 Prime Impact Founder Shares. The Sponsor and certain officers and directors of Prime Impact have agreed to amend the Letter Agreement, to, among other things, to impose certain transfer restrictions with respect to the Prime Impact Founder Earn Back Shares as follows: (a) the Lockup Shares will be subject to a six month lock-up; and (b) the Lockup Shares will be released from such lockup if HoldCo Class A Ordinary Shares equals or exceeds $12.50 for at least 20 trading days out of any 30 consecutive trading days commencing after the Closing Date. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which a Change of Control (as defined in the Sponsor Support Agreement) of HoldCo occurs.

A&R Registration Rights Agreement

In connection with the Acquisition Closing, the IPO Registration Rights Agreement will be amended and restated, and HoldCo and the Registration Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, HoldCo will agree that, within 30 days after the consummation of the Business Combination, HoldCo will use commercially reasonable efforts to file with the SEC (at HoldCo’s sole cost and expense) the Resale Registration Statement, and HoldCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand unlimited number of block trades (provided, however, that HoldCo is not required to effect more than three block trades in any 12-month period) and the Registration Rights Holders will be entitled to customary piggyback registration rights.

Background of the Business Combination

The terms of the Business Combination were the result of extensive negotiations between representatives of Prime Impact and CCT. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Prime Impact is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On September 14, 2020, Prime Impact completed its initial public offering of 30,000,000 Prime Impact Units. Prime Impact Units were sold at a price of $10.00 per unit, generating gross proceeds to Prime Impact of $300 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the initial public offering to purchase up to 4,500,000 additional Prime Impact Units to cover over-allotments, if any, at $10.00 per Unit. On October 2, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,408,414 units (the “Over-Allotment Units”). On October 6, 2020, Prime Impact completed the sale of the Over-Allotment Units to the underwriters.

Initially, Prime Impact’s amended and restated memorandum and articles of association provided that Prime Impact must complete its initial business combination by September 14, 2022, which was 24 months from the closing of Prime Impact’s initial public offering. On September 13, 2022, Prime Impact’s shareholders approved an amendment to Prime Impact’s amended and restated memorandum and articles of association to extend the date by which Prime Impact has to consummate its initial business combination for up to an additional six months to March 14, 2023 to provide Prime Impact with additional time to consummate its initial business combination. On March 8, 2023, Prime Impact’s shareholders approved an additional amendment to Prime Impact’s amended and restated memorandum and articles of association to extend the date by which Prime Impact has to consummate its initial business combination for up to an additional six months to September 14, 2023 to provide Prime Impact with additional time to consummate its initial business combination.

Prime Impact did not select any business combination target in advance of its initial public offering and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any potential business combination target in advance of its initial public offering.

After completing its initial public offering, Prime Impact utilized the operating experience and entrepreneurial insight and expertise of its management and directors to identify potential targets that benefit from the disruptive impact of new technologies and the continuing growth in developing markets.

Prime Impact identified the following general criteria in evaluating candidates for an initial business combination:

•	Target businesses that alone, or through a strategic combination with another company, have an enterprise value between $1.5 billion and $4 billion, or larger;

•	Target business opportunities globally, with a particular emphasis on companies located in Europe, Asia or North America;

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Target businesses in the TMT, Med Tech or Industrial Tech sectors. Within those broader sectors, Prime Impact concentrated on target companies that are aligned to the secular trends of digitization, data-centricity and broader technology adoption and positioned for strong growth that can be enhanced through partnership with Prime Impact management team;

•	Target businesses with strong management teams that are capable of scaling to operate successfully on a global basis;

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Target businesses with powerful competitive advantages, strong innovation capabilities and an adaptive management team committed to a positive culture grounded in strong values, including the importance of diversity and inclusion and serving the interests of a broader set of stakeholders; and

•	Target businesses that meet Prime Impact’s comprehensive public and private valuation screening.

Since the completion of its initial public offering, Prime Impact considered numerous potential target businesses with the objective of consummating its initial business combination. Prime Impact’s initial target exploration focused on certain targets with whom Prime Impact’s directors and management, or Sponsor, were already familiar through their networks and investment activities, and who could satisfy some or all the key criteria for a business combination target described in the investment criteria above. As the initial exploration progressed, the list of potential business combination partners was refined to exclude potential partners who did not meet all or most of the key criteria described in the investment criteria above, or who Prime Impact’s management believed were unlikely to consider a business combination with a Prime Impact. The list of potential business combination partners was also expanded to include potential partners introduced to Prime Impact by third-party investors, investment bankers and inbound inquiries, and through the ongoing search efforts of Prime Impact’s management. Throughout its evaluation of a potential business combination, until Prime Impact and CCT entered into a letter of intent, Prime Impact continuously refined its list of potential business combination partners and considered viable partner opportunities.

In the process that led to identifying CCT as an attractive business combination opportunity, Prime Impact’s management team considered 111 potential business combination targets, made contact with representatives of 41 such potential business combination targets to discuss the potential for a business combination transaction, and entered into non-disclosure agreements with 30 of such potential business combination targets. The non-disclosure agreements entered into with the potential targets contained customary non-disclosure and non-use provisions and a customary Trust Account waiver provision pursuant to which the potential targets waived any right, title, interest or claim in Prime Impact’s Trust Account and agreed not to seek recourse against Prime Impact’s Trust Account for any reason. Such non-disclosure agreements do not contain any standstill or similar provisions. Further, Prime Impact delivered letters of intent to 6 potential business combination targets, including CCT. Ultimately, without foreclosing the possibility of a future business combination involving these potential targets, Prime Impact determined to abandon each of its other potential initial business combination targets to which it delivered a letter of intent, other than CCT, because (i) such other potential targets pursued an alternative transaction or strategy, (ii) Prime Impact did not meet such potential targets’ valuation expectations, (iii) Prime Impact determined that the targets would not be a suitable business combination partner for Prime Impact based on, among other factors, further due diligence indicating that the targets’ business did not meet Prime Impact’s investment criteria or the terms on which the potential targets would be willing to consider a potential business combination transaction would not have been advantageous to Prime Impact and its shareholders and/or (iv) Prime Impact concluded that a business combination transaction with CCT aligned with Prime Impact’s investment criteria and, among other things, CCT was receptive to a valuation and consideration structure that would be advantageous to Prime Impact and its shareholders.

As part of this process, between the consummation of Prime Impact’s initial public offering and July 7, 2022 representatives of Prime Impact, including Mr. Long, had multiple discussions with Company A and Company B and CCT. Representatives of Prime Impact participated in management presentations and engaged in due diligence and discussions directly with the potential targets’ senior executives. Following these discussions, Prime Impact discontinued its review of potential business combinations with Company A and Company B. Company A and Company B chose different strategic financing alternatives. Ultimately, Prime Impact determined CCT to be the most attractive opportunity based on several factors including the strength of CCT’s management team, the scale of CCT’s business, the large market opportunity for CCT’s business, CCT’s capital efficient business model, CCT’s revenue growth rate and the value creation potential from CCT’s SaaS offerings.

On May 19, 2022, Mark Long, Co-Chief Executive Officer of Prime Impact, and the management team of CCT, including Lei Zhang, Chief Executive Officer of CCT, and Ting Lin, Chief Strategy Officer of CCT, held a preliminary introductory meeting via a video teleconference. On May 19, 2022, Mr. Long emailed a non-disclosure agreement to the CCT management team to facilitate further conversations, whereby both Prime Impact and CCT would agree to customary non-disclosure and non-use provisions and a customary Trust Account waiver provision pursuant to which the CCT waived any right, title, interest or claim in Prime Impact’s Trust Account and agreed not to seek recourse against Prime Impact’s Trust Account for any reason. The non-disclosure agreement also does not contain standstill or similar provisions. On May 20, 2022, Mr. Long received an executed copy of such non-disclosure agreement from CCT and on May 21, 2022, Mr. Long circulated the executed countersigned non-disclosure agreement.

On May 26, 2022, Mr. Long and CCT’s management team held a video conference to discuss business and financial due diligence matters. On May 27, 2022, CCT sent Mr. Long certain unaudited financial and business metric information for CCT for the periods ended December 31, 2018, 2019 and 2020, together with certain information related to CCT’s financial model.

From May 27, 2022 through June 30, 2022, Mr. Long and the management of CCT continued to meet over video conference and communicated over e-mail, in each case, to discuss a potential transaction and related business and financial due diligence matters, including the business and regulatory environment in China and Prime Impact management’s assessment that CCT is positioned to navigate potential market volatility.

On July 1, 2022, Mr. Long delivered to CCT’s management a draft letter of intent for the proposed business combination for review, which included, subject to qualifications customary for a non-binding letter of intent, a pre-money equity valuation of CCT equal to $760 million (“Pre-Money Equity Value”). In addition to the Pre-Money Equity Value, the letter of intent provided for an earnout payable to certain CCT senior management members equal to an aggregate of 5.0% of the HoldCo Ordinary Shares otherwise issuable to CCT equityholders on a pro forma basis at the Acquisition Merger if certain post-closing HoldCo share price thresholds were achieved (the “Management Earnout”). The Pre-Money Valuation and Management Earnout was consistent on an aggregate basis with Prime Impact management’s evaluation of CCT’s business, which was based on Prime Impact management’s analysis of comparable companies in the insuretech sector, the company’s most recent equity financing and the business plan and other materials provided by CCT’s management.

From July 1, 2022 through July 7, 2022, multiple telephone conferences were held among Prime Impact and CCT to discuss the terms of the letter of intent. As a result of such conversations, on July 6, 2022, Prime Impact sent a revised letter of intent to CCT for their review with substantially similar terms as Prime Impact’s initial draft. On July 7, 2022, CCT and Prime Impact executed a non-binding letter of intent.

On July 11, 2022, Mr. Long met on videoconference with members of the CCT team, including Mr. Zhang and Mr. Lin, and Cohen & Company (“Cohen”) team to discuss process for Prime Impact and CCT to conduct their respective due diligence investigations and the timeline for preparing, negotiating and finalizing definitive documentation.

From July 11, 2022 through July 28, 2022, Mr. Long exchanged multiple e-mails with CCT regarding the due diligence process, including to provide CCT management with a diligence request list from Prime Impact and separate diligence questions and to discuss the virtual data room established by CCT.

On July 28, 2022, Mr. Long met on videoconference with members of the CCT management and its then legal counsel, and Prime Impact’s legal counsel, Goodwin Procter LLP (“Goodwin”).

On July 31, 2022, Mr. Long and CCT management held a videoconference with the Cohen team to discuss business and financial diligence.

On July 31, 2022, Mr. Long and CCT management held a videoconference to discuss the transaction process.

On August 3, 2022, Mr. Long communicated a proposed transaction structure with CCT’s management.

On August 3, 2022, Mr. Long e-mailed CCT introducing Zhong Lun Law Firm (“Zhong Lun”), PRC counsel to Prime Impact, to discuss the legal diligence process in China. On the same day, CCT management e-mailed Mr. Long with responses to the business and financial diligence.

On August 3, 2022, Prime Impact entered into an engagement letter with Houlihan Capital, LLC (“Houlihan Capital”), pursuant to which Houlihan Capital would deliver a fairness opinion to Prime Impact’s board in connection with the business combination with CCT.

On August 4, 2022, Prime Impact executed the engagement letter with Cohen pursuant to which Cohen would act as financial advisor to Prime Impact in connection with the potential business combination between Prime Impact and CCT.

On August 11, 2022, Mr. Long exchanged e-mails with CCT with questions regarding certain CCT financial and business due diligence and information related to CCT’s financial model.

On August 14, 2022, Mr. Long e-mailed CCT regarding Houlihan Capital’s requests for information regarding Houlihan Capital’s assessment of the fairness of the potential business combination from a financial point of view to the shareholders of Prime Impact and to the securityholders of Prime Impact that are unaffiliated with the Sponsor. On August 15, 2022, CCT management, including Mr. Zhang and Mr. Lin met with the Cohen and Houlihan Capital teams together with Prime Impact to discuss certain CCT historical financial and business information, and CCT’s financial model. On August 18, 2022, CCT responded via e-mail to Mr. Long, and the Cohen and Houlihan Capital teams with additional answers to Houlihan Capital’s questions and requested information.

On August 19, 2022, Mr. Long e-mailed to CCT management a draft of the Business Combination Agreement prepared by Goodwin substantially reflecting the terms agreed to in the letter of intent executed by Prime Impact and CCT, which draft Prime Impact had reviewed and discussed with Goodwin in detail. On August 30, 2022 and August 31, 2022, Mr. Long and CCT management, Cohen, Houlihan Capital, Goodwin and Wilson Sonsini Goodrich & Rosati, CCT’s outside legal counsel (“WSGR”) participated in a video conference to discuss, among other things, the draft Business Combination Agreement, drafting responsibilities for certain ancillary agreements and the timeline for preparing, negotiating and finalizing definitive documentation, an investor presentation and this proxy statement/prospectus.

On August 29, 2022, Goodwin delivered to WSGR a revised draft of the Business Combination Agreement that included revisions from Maples and Calder (Cayman) LLP, Cayman Islands Legal Counsel to Prime Impact, and Zhong Lun. On August 29, 2022, Goodwin also delivered to WSGR an initial draft of the Sponsor Support Agreement reflecting specified terms agreed to in the letter of intent executed by Prime Impact and CCT, including customary obligations of the Sponsor to support the proposed business combination and terms related to the forfeiture of certain Class B ordinary shares of Prime Impact and warrants of Prime Impact held by the Sponsor.

On September 1, 2022 and September 2, 2022, Goodwin and WSGR exchanged e-mails regarding drafting responsibilities for the Business Combination Agreement, certain ancillary agreements and this proxy statement/prospectus.

On September 12, 2022, Mr. Long held a videoconference with the CCT team, Cohen, WSGR, and Goodwin to discuss, among other things, the detailed steps towards closing the transaction, including negotiating and finalizing definitive documentation, preparing an investor presentation and preparing this proxy statement/prospectus.

On September 17, 2022, WSGR delivered to Goodwin a revised draft of the Business Combination Agreement, with numerous revisions to, among other things, the proposed representations, warranties and covenants of the parties, including representations relating to the capitalization of CCT, post-closing indemnification of directors and officers of the parties, and the allocation of specified expenses among Prime Impact, the Sponsor and CCT.

On September 21, 2022, WSGR delivered to Goodwin a revised draft of the Sponsor Support Agreement, with revisions to, among other things, certain forfeiture terms applicable to specified Class B ordinary shares of Prime Impact and warrants of Prime Impact held by the Sponsor and proposing transfer restrictions on the HoldCo Class A Ordinary Shares and Assumed Public Warrants issuable in the Initial Merger in respect of the Class B ordinary shares of Prime Impact and warrants of Prime Impact, as applicable, held by the Sponsor immediately prior to the consummation of the Initial Merger (the “Sponsor Lockup”).

On September 23, 2022, WSGR delivered to Goodwin a supplemental revised draft of the Business Combination Agreement, with additional revisions to, among other things, the proposed representations,

warranties and covenants of the parties, including with respect to representations related to intellectual property and data security of CCT.

On September 26, 2022, Mr. Long e-mailed CCT management regarding additional due diligence requests and related to tax issue analysis. On September 29, 2022, Mr. Lin responded to Mr. Long’s due diligence requests via e-mail.

On September 30, 2022, Goodwin delivered to WSGR a revised draft of the Business Combination Agreement, with revisions to, among other things, the representations, warranties and covenants of the parties, including representations relating to tax, material contracts and interested party transactions of CCT and its subsidiaries, and the allocation of specified expenses among Prime Impact, the Sponsor and CCT. On September 30, 2022, Goodwin also delivered to WSGR a revised draft of the Sponsor Support Agreement substantially similar to WSGR’s prior draft.

On October 10, 2022, WSGR delivered a revised draft of the Business Combination Agreement to Goodwin, with revisions to, among other things, the proposed super voting rights applicable to the Class B HoldCo Ordinary Shares issuable in the Acquisition Merger in respect of certain shares of capital stock of CCT held by CCT’s Chief Executive Officer and an affiliated entity, the representations and warranties of CCT, the allocation of specified expenses among Prime Impact, the Sponsor and CCT and the terms on which Prime Impact and CCT may seek third-party investors to agree to purchase direct or indirect equity securities of HoldCo at the consummation of the business combination or direct or indirect equity securities of CCT prior to the consummation of the business combination.

On October 10, 2022, WSGR also delivered to Goodwin a revised draft of the Sponsor Support Agreement with revisions to, among other things, certain forfeiture terms applicable to specified Class B ordinary shares of Prime Impact and warrants of Prime Impact held by the Sponsor and the Sponsor Lockup.

On October 20, 2022, Goodwin delivered to WSGR a draft of the Shareholder Support Agreement, which included customary terms requiring signing CCT shareholders (the “Key Shareholders”) to support the proposed business combination and proposing transfer restrictions on the HoldCo Class A ordinary shares or Class B ordinary shares, as applicable, issuable in the Acquisition Merger, in respect of the shares of CCT capital stock held by the Key Shareholders immediately prior to the consummation of the Acquisition Merger (the “Key Shareholder Lockup”). On October 20, 2022, Goodwin also delivered to WSGR a draft of a Registration Rights Agreement that included customary resale registration rights applicable to the HoldCo ordinary shares and Assumed Warrants, as applicable, issuable in the Mergers, in respect of the equity securities of Prime Impact held by the Sponsor and the equity securities of CCT held by the Key Shareholders prior to the consummation of the Mergers.

On October 21, 2022, WSGR e-mailed Goodwin a presentation with details relating to a proposed revised structure of the business combination.

On October 25, 2022, Goodwin delivered to WSGR a revised draft of the Business Combination Agreement, with revisions to, among other things, the proposed representations, warranties and covenants of the parties, the allocation of specified expenses among Prime Impact, the Sponsor and CCT and the terms on which Prime Impact and CCT may seek third-party investors to agree to purchase direct or indirect equity securities of HoldCo at the consummation of the business combination or direct or indirect equity securities of CCT prior to the consummation of the business combination. On October 25, 2022, Goodwin also delivered to WSGR a revised draft of the Sponsor Support Agreement with revisions to, among other things, certain forfeiture terms applicable to specified Class B ordinary shares of Prime Impact and warrants of Prime Impact held by the Sponsor and the Sponsor Lockup.

On October 28, 2022, Mr. Long e-mailed Mr. Lin regarding the final agreed upon tax structure of the business combination.

On October 30, 2022, representatives of Prime Impact, Cohen and CCT held a video teleconference to discuss transaction process, proposed timeline and responsibilities.

On November 3, 2022, representatives of Prime Impact, Cohen and CCT held a video teleconference to discuss transaction process, proposed timeline and responsibilities.

On November 7, 2022, Mr. Lin exchanged e-mails Mr. Long regarding due diligence questions relating to Prime Impact’s shareholders and public filings, including financial statements.

On November 9, 2022, WSGR delivered a revised draft of the Business Combination Agreement to Goodwin, with revisions to, among other things, the proposed representations, warranties and covenants of the parties, the allocation of specified expenses among Prime Impact, the Sponsor and CCT and the terms on which Prime Impact and CCT may seek third-party investors to agree to purchase direct or indirect equity securities of HoldCo at the consummation of the business combination or direct or indirect equity securities of CCT prior to the consummation of the business combination. On November 9, 2022, WSGR also delivered to Goodwin drafts of certain exhibits to the Business Combination Agreement.

On November 13, 2022, Goodwin delivered to WSGR a revised draft of the Business Combination Agreement, with revisions to, among other things, specified covenants of the parties, the allocation of specified expenses among Prime Impact, the Sponsor and CCT, the terms on which Prime Impact and CCT may seek third-party investors to agree to purchase direct or indirect equity securities of HoldCo at the consummation of the business combination or direct or indirect equity securities of CCT prior to the consummation of the business combination.

On November 15, 2022, Mr. Long, Mr. Zhang, Mr. Lin, other members of the CCT team, Cohen and Houlihan Capital held a videoconference to discuss updates to CCT’s financial model and the status of CCT’s business, including new strategic partner relationships, pricing details for CCT’s SaaS products, CCT’s hiring plans and CCT’s expectations for the remainder of fiscal 2022 and 2023.

On November 21, 2022, WSGR delivered a revised draft of the Shareholder Support Agreement to Goodwin, with revisions to, among other things, the terms requiring the Key Shareholders to support the proposed business combination, and the Key Shareholder Lockup. On November 21, 2022, WSGR also delivered to Goodwin a revised draft of a Registration Rights Agreement with revisions to, among other things, the resale registration rights applicable to the HoldCo ordinary shares and Assumed Warrants, as applicable, issuable in the Mergers, in respect of the equity securities of Prime Impact held by the Sponsor and the equity securities of CCT held by the Key Shareholders prior to the consummation of the Mergers.

On November 30, 2022, Goodwin delivered a revised draft of the Shareholder Support Agreement to WSGR, with revisions to, among other things, the terms requiring the Key Shareholders to support the proposed business combination, and the Key Shareholder Lockup. On November 30, 2022, Goodwin also delivered to WSGR a revised draft of the Sponsor Support Agreement conforming the terms of the Sponsor Lockup to the proposed terms of the Key Shareholder Lockup.

On December 4, 2022, WSGR delivered a revised draft of the Shareholder Support Agreement to Goodwin, with revisions to, among other things, the terms requiring the Key Shareholders to support the proposed business combination, and the Key Shareholder Lockup. On December 4, 2022, WSGR also delivered to Goodwin a revised draft of a Registration Rights Agreement with revisions to, among other things, the resale registration rights applicable to the HoldCo ordinary shares and Assumed Warrants, as applicable, issuable in the Mergers, in respect of the equity securities of Prime Impact held by the Sponsor and the equity securities of CCT held by the Key Shareholders prior to the consummation of the Mergers.

On December 11, 2022, WSGR delivered a revised draft of the Business Combination Agreement to Goodwin, with revisions to, among other things, the proposed representations, warranties and covenants of the parties and the Management Earnout.

On December 22, 2022, Goodwin delivered to WSGR a revised draft of the Business Combination Agreement, with revisions to, among other things, the representations and warranties of CCT, specified covenants of the parties and the Management Earnout. On December 22, 2022, Goodwin also delivered to WSGR a revised draft of the Sponsor Support Agreement with revisions to, among other things, certain forfeiture terms applicable to specified Class B ordinary shares of Prime Impact and warrants of Prime Impact held by the Sponsor.

On January 8, 2023, WSGR delivered to Goodwin a revised draft of the Business Combination Agreement, with revisions to, among other things, the representations and warranties of CCT, specified covenants of the parties and removing the Management Earnout.

On January 9, 2023, representatives of Prime Impact, Cohen, Goodwin, Houlihan Capital, CCT and WSGR held a video teleconference to discuss CCT’s business performance, financial model and preparation of draft projections for CCT’s fiscal 2022 and 2023.

Between January 9, 2023 and January 28, 2023, Goodwin and WSGR exchanged various drafts of the Business Combination Agreement, related exhibits to the Business Combination Agreement and specified ancillary agreements, aiming to finalize the terms of the various provisions therein.

On January 10, 2023, CCT delivered to Prime Impact and Houlihan Capital a written draft of the CCT projections.

On January 12, 2023, a meeting of Prime Impact Board was held with representatives of CCT’ management, Cohen, Goodwin, Houlihan Capital, Zhong Lun and all members of Prime Impact’s management team in attendance. Mr. Zhang gave a presentation to Prime Impact’s Board providing an overview of the company after which the CCT team left the meeting. Houlihan Capital presented its methodology overview and financial analyses conducted in connection with the proposed business combination, including with respect to the draft CCT projections, in support of Houlihan Capital’s proposed fairness opinion. Houlihan Capital rendered its opinion orally that the consideration to be issued, paid or exchanged to shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor, subject to bringdown of the relevant representations on a date closer to signing of the business combination agreement. Representatives from Goodwin reminded the Prime Impact Board of its fiduciary duties in connection with a business combination transaction.

On January 13, 2023, CCT delivered to Prime Impact and Houlihan Capital the final set of CCT projections (the “CCT Projections”) for the consideration thereof by the Prime Impact Board in approving the proposed business combination and the use thereof by Houlihan Capital in preparation of its proposed fairness opinion. The CCT Projections contain immaterial changes to the draft provided on January 10, 2023. The CCT Projections were included in the investor presentation filed as an exhibit to the Form 8-K filed by Prime Impact in connection with the public announcement of the Transaction.

On January 16, 2023, a meeting of Prime Impact Board was held with representatives of Goodwin and all members of Prime Impact’s management team in attendance. Prime Impact management updated Prime Impact board on the status of finalizing the proposed business combination.

On January 28, 2023, the Board of Directors of each of HoldCo and Merger Sub unanimously adopted pursuant to an action by written consent, among things, resolutions (i) determining that it is in the best interests of HoldCo and Merger Sub, as applicable, to approve the Business Combination Agreement and the Ancillary Documents and the transactions contemplated by each of the foregoing; (ii) approving the execution and delivery of the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby, and (iii) recommending that the equityholders of HoldCo and Merger Sub, as applicable, adopt and approve the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby.

On January 29, 2023, Houlihan Capital rendered its written opinion that the consideration to be issued, paid or exchanged to shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor. For a detailed discussion of Houlihan Capital’s opinion, see “— Opinion of Financial Advisor to the Prime Impact Board” below.

On January 29, 2023, based on the factors cited in “—Prime Impact Board’s Reasons for the Business Combination,” pursuant to an action by written consent Prime, Impact Board unanimously adopted, among things, resolutions: (i) determining that the Business Combination Agreement, each of the Ancillary Documents and the Business Combination Transactions are fair to, advisable and in the best interests of Prime Impact and that it is advisable for Prime Impact to enter into the Business Combination Agreement and each of the Ancillary Documents and to consummate the Business Combination; (ii) determining that the consideration to be issued, paid or exchanged to the shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor, and (iii) recommending that the shareholders of Prime Impact adopt and approve the Business Combination Agreement, the Ancillary Documents and each of the proposals submitted to the shareholders of Prime Impact at the extraordinary general meeting.

On January 29, 2023, the parties entered into the Business Combination Agreement and certain ancillary agreements.

On January 30, 2023, Prime Impact and CCT issued a joint press release announcing the execution of the Business Combination Agreement and Prime Impact filed a Current Report on Form 8-K, with the Business Combination Agreement, the Sponsor Support Agreement, the Form of Shareholder Support Agreement, the press release, an investor presentation that includes the CCT Projections, and a transcript of an investor video included as exhibits, which filing was also filed pursuant to Rule 425 under the Securities Act.

Opinion of Financial Advisor to the Prime Impact Board

On January 12, 2023, Houlihan Capital delivered an oral opinion to the Prime Impact Board, which opinion was subsequently confirmed by delivery of a written opinion dated January 29, 2023 addressed to the Prime Impact Board (the “Opinion”), to the effect that, as of the date of the Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written Opinion, the consideration to be issued, paid or exchanged to shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor.

The full text of Houlihan Capital’s written Opinion dated January 29, 2023, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the Opinion (which are also summarized herein), is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The description of Houlihan Capital’s written Opinion set forth in this proxy statement/prospectus is qualified in its entirety by the full text of such Opinion.

Houlihan Capital’s Opinion was provided for the use and benefit of the Prime Impact Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan Capital provided its consent to the inclusion of the text of its Opinion as part of this proxy statement/consent solicitation statement/prospectus). As described in “—Prime Impact Board’s Reasons for the Approval of the Business Combination,” the members of the Prime Impact Board considered a wide variety of factors in connection with their respective evaluations of the business combination, including, the fairness opinion obtained by the Prime Impact Board from Houlihan Capital. Houlihan Capital’s only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date of such opinion, the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business

Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor. The Opinion does not constitute a recommendation to proceed with the Business Combination. Houlihan Capital’s Opinion did not address any other aspect or implications of the Business Combination and the Opinion does not constitute an opinion, advice or recommendation as to how any shareholder of Prime Impact should vote at the extraordinary general meeting. In addition, the Opinion did not in any manner address the prices at which the securities of HoldCo would trade following the consummation of the Business Combination or at any time. Houlihan Capital’s opinion was approved by a Houlihan Capital fairness opinion committee.

In arriving at its opinion, Houlihan Capital, among other things:

•

Held discussions with certain members of Prime Impact’s management (“Prime Impact Management”) and Cheche Technology Inc.’s management (“CCT Management”) regarding the Business Combination, the historical performance and financial projections of CCT, and the future outlook for CCT;

•	Reviewed information provided by Prime Impact and CCT including, but not limited to:

o	Annual unaudited financial statements for CCT for the fiscal years ended December 31, 2019 through 2021;

o	Projected financial statements for CCT for the fiscal years ended December 31, 2022 through 2023 provided by CCT’s management as of January 29, 2023 (the “CCT Projections”);

o	Non-binding executed term sheet, dated July 7, 2022;

o	Draft business combination agreement, delivered to Houlihan Capital as of January 11, 2023, among Prime Impact, CCT, HoldCo, and Merger Sub;

o	CCT Presentation, dated April 2022;

o	Draft CCT Investor Presentation, dated January 2023;

o	Draft Form F-4 Registration Statement, distributed in August 2022;

o	Cap table pro forma for the Business Combination;

•

Discussed with Prime Impact Management and CCT Management the status of current outstanding legal and environmental claims and confirmed that any potential related financial exposure has been properly disclosed;

•

Reviewed the industry in which CCT operates, which included a review of (1) certain industry research, (2) certain comparable publicly traded companies, and (3) certain mergers and acquisitions of comparable businesses;

•	Developed indications of value for CCT using generally accepted valuation methodologies; and

•	Reviewed certain other relevant, publicly available information, including economic, industry, and CCT specific information.

In connection with its review, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan Capital did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Prime Impact or CCT, nor, except as stated herein, was it furnished with any such evaluation or appraisal. Houlihan Capital further relied upon the assurances and representations from Prime Impact Management that they are unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of the Opinion. Prime Impact Management has represented: (1) that it directed Houlihan Capital to rely on the CCT Projections; (2) the CCT Projections represent CCT Management’s good faith estimate, as of the time when such projection was prepared, of the projected future financial performance of the Combined Company for the periods stated therein; (3) after conducting such due diligence as Prime Impact Management has deemed necessary or appropriate, Prime Impact Management has no reason to believe that Houlihan Capital should not rely upon the CCT Projections; (4) Houlihan Capital had no role whatsoever in the preparation of the CCT Projections; (5) Houlihan Capital was not asked to provide an outside “reasonableness review” of the CCT Projections; (6) Prime Impact did not engage Houlihan Capital to audit or otherwise validate any of the CCT Projections’ underlying inputs and assumptions; and (7) that Houlihan Capital accurately summarized and presented the CCT Projections. Houlihan Capital has not assumed responsibility for any independent verification of this information nor has it assumed any obligation to verify this information. Nothing came to Houlihan Capital’s attention in the course of the engagement which would lead Houlihan Capital to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions. For the inherent risks associated with the CCT Projections, see “Risks Factors – Risks Related to the Business Combination – CCT’s financial projections are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, CCT’s actual operating results may differ materially and adversely from those projected.”

Houlihan Capital expressed no opinion as to the market price or value of HoldCo’s Public Shares after the announcement or consummation of the Business Combination. Houlihan Capital did not express any opinion as to fair value or the solvency of HoldCo following the closing of the Business Combination. In rendering its Opinion, Houlihan Capital assumed that the final executed form of the Business Combination Agreement would not differ in any material respect from the applicable drafts that it reviewed, that the Business Combination would be consummated in accordance with the terms of the Business Combination Agreement without any waiver or modification that could be material to Houlihan Capital’s analysis, and that the parties to the Business Combination Agreement would comply with all the material terms of the Business Combination Agreement. Houlihan Capital assumed, with Prime Impact Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination would be obtained except to the extent that could not be material to its analysis. Houlihan Capital also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, Prime Impact Board imposed no other instructions or limitations on Houlihan Capital with respect to the investigations made or procedures followed by Houlihan Capital in rendering its opinion.

In connection with the preparation of the Opinion, Houlihan Capital made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

The following is a summary of the material financial and comparative analyses presented by Houlihan Capital to Prime Impact Board at its meeting held on January 12, 2023, in connection with its Opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan Capital’s analyses, the tables must be read together with the text of each summary. The summary of Houlihan Capital’s financial analyses described below is not a complete description of the analyses underlying its Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Several analytical methodologies were employed by Houlihan Capital in its Opinion, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by Houlihan Capital and in the context of the circumstances of the Business Combination. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

The conclusions Houlihan Capital has reached are based on all the analyses and factors presented in the Opinion taken as a whole and also on application of its own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. Houlihan Capital therefore gives no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Valuation Overview

In assessing whether the consideration to be issued, paid or exchanged to shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and whether the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor, Houlihan Capital compared the price per share at which the unaffiliated securityholders may redeem their shares against the fair market value per share pro forma for the Business Combination calculated by Houlihan Capital. If the fair market value per share pro forma for the Business Combination exceeds the redemption value ($10.375 per share), then the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and to the securityholders of Prime Impact that are unaffiliated with the Sponsor.

Houlihan Capital concluded that the consideration to be issued, paid or exchanged to shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor.

CCT’s Financial Projections and Analytical Methodologies

CCT management provided Houlihan Capital with the CCT Projections, which are further described under the heading “—Prospective Financial Information of CCT.”

There are three primary approaches that have traditionally been used to estimate fair market value: the adjusted book value approach, the market approach (which includes the guideline public company method and the comparable transactions method), and the income approach, each as briefly described below.

Replacement Cost Approach. The replacement cost approach estimates fair value based on the principle of substitution, assuming that a prudent investor would pay no more for an asset than the amount for which the asset or property could be reproduced or replaced, less depreciation from physical deterioration and functional and economic obsolescence, if present and measurable. This approach is typically considered appropriate for capital-intensive businesses, real estate holding companies, or other types of holding companies where the value of the entity is derived primarily from the underlying assets held by the entity and not from additional value added from labor or profitable use of the assets owned. This valuation approach may also be used to value companies that are in bankruptcy or liquidation, or those that are otherwise not considered a going concern. Because CCT operates as a going concern business and is not asset intensive, Houlihan Capital did not utilize the adjusted book value approach in support of the Opinion.

Market Approach. The market approach references actual transactions of the asset to be valued, similar assets, or assets that can otherwise be used to infer the value of the subject asset. The application of methods within the market approach often requires identifying companies comparable to a subject company, observing transaction prices of those companies’ securities, deriving valuation multiples based on the ratio of such transaction prices to financial metrics (e.g., Revenue, EBITDA, Tangible Book Value, Book Value), and then applying selected valuation multiples to the subject company’s same financial metrics.

The Guideline Public Company Method is a valuation method within the Market Approach that involves identifying and selecting guideline public companies with financial and operating characteristics similar to the enterprise being valued. Once publicly traded peer group companies are identified, valuation multiples can be derived from the publicly traded market transaction data (stock prices), adjusted for comparability, and then applied to the financial metrics of the subject enterprise to estimate the value of the subject enterprise’s equity, total invested capital, or enterprise value (total invested capital less cash and cash equivalents). Houlihan Capital was able to identify a sufficiently robust set of guideline public companies similar to CCT. Therefore, Houlihan Capital utilized the Guideline Public Company Method of the Market Approach to support the Opinion.

The Comparable Transactions Method is another commonly used method under the Market Approach. This valuation method involves determining valuation multiples from sales of companies with financial and operating characteristics considered reasonably similar to those of the company being valued and applying representative multiples to the financial metrics of the subject company to estimate value, similar to the Guideline Public Company Method. Houlihan Capital was unable to identify a sufficiently robust set of transactions involving target companies considered reasonably similar to CCT for which publicly disclosed data was available to calculate and adjust valuation multiples. Therefore, Houlihan Capital did not utilize the Comparable Transactions Method of the Market Approach in support of the Opinion.

Income Approach. The income approach is a calculation of the present value of the future monetary benefits expected to flow to the owner of the subject asset. A commonly applied methodology under the Income Approach is the Discounted Cash Flow (“DCF”) Method. Using a DCF analysis, value is indicated from all the future cash flows attributable to the firm or asset, discounted to present value at an appropriate required rate of return. Given the short timeframe of the CCT Projections as distinct from CCT’s financial model, Houlihan Capital did not utilize the income approach in support of the Opinion.

Enterprise Value of CCT Utilizing the Guideline Public Company Method

Houlihan Capital searched the universe of publicly traded companies for companies with operations that are similar to CCT and identified 19 reasonably similar companies. In selecting guideline public companies, Houlihan Capital searched for companies with similar business operations, size, prospects for growth, profitability, and risk. Among other things, CCT’s business model, product lines, geography, market position, and growth profile make it unique such that there are no perfectly comparable companies. The comparison set relied upon by Houlihan Capital therefore includes companies that individually exhibit some of the traits of CCT (including high-growth insurance brokers, financial marketplaces, insurance software providers, and Chinese insurance-related companies) and collectively encapsulate most of the factors that make CCT unique. The guideline public company peer group relied upon by Houlihan Capital is presented in the table below.

Cheche Technology Inc.

Guideline Public Companies

Company Name	Ticker	Industry
BRP Group, Inc.	NasdaqGS: BRP	Insurance Brokers
CCC Intelligent Solutions Holdings Inc.	NasdaqGS: CCCS	Application Software
eHealth, Inc.	NasdaqGS: EHTH	Insurance Brokers
EverQuote, Inc.	NasdaqGM: EVER	Interactive Media and Services
Fanhua Inc.	NasdaqGS: FANH	Insurance Brokers
GoHealth, Inc.	NasdaqCM: GOCO	Insurance Brokers
Goosehead Insurance, Inc	NasdaqGS:GSHD	Insurance Brokers

Company Name	Ticker	Industry
Guidewire Software, Inc.	NYSE: GWRE	Application Software
Hippo Holdings Inc.	NYSE: HIPO	Insurance Brokers
Huize Holding Limited	NasdaqGM: HUIZ	Insurance Brokers
Lemonade, Inc.	NYSE: LMND	Property and Casualty Insurance
MediaAlpha, Inc.	NYSE: MAX	Interactive Media and Services
Moneysupermarket.com Group PLC	LSE: MONY	Interactive Media and Services
PB Fintech Limited	NSEI: POLICYBZR	Insurance Brokers
Ryan Specialty Holdings, Inc.	NYSE: RYAN	Insurance Brokers
SelectQuote, Inc.	NYSE: SLQT	Insurance Brokers
Verisk Analytics, Inc.	NasdaqGS: VRSK	Research and Consulting Services
Waterdrop Inc.	NYSE: WDH	Insurance Brokers
ZhongAn Online P & C Insurance Co., Ltd.	SEHK: 6060	Multi-line Insurance

Based on a detailed analysis of the selected guideline public companies described above, Houlihan Capital considered multiples of calendar year 2022 and calendar year 2023 revenue for its valuation. In selecting the multiples to apply to CCT, Houlihan Capital reviewed the growth expectations (as presented in the CCT Projections provided by CCT to Prime Impact, which were also shared with Houlihan Capital), risk (as measured by required rates of return) and, with respect to the peer companies incorporated in Houlihan Capital’s analysis, profit margins (as captured by EBITDA margin and capital expenditure requirements) of the guideline public companies identified by Houlihan Capital.

Based on this information and other factors, Houlihan Capital used professional judgment to select multiples that Houlihan Capital believes reflect the relative comparability of CCT to the guideline public companies. As of January 12, 2023, the Enterprise Value to calendar year 2022 and calendar year 2023 revenue multiples of the guideline public companies ranged from 0.36x to 11.16x and 0.26x to 12.50x, respectively. Ultimately, Houlihan Capital applied an Enterprise Value to calendar year 2022 revenue multiple of 2.50x and an Enterprise Value to calendar year 2023 revenue multiple of 2.25x (both approximately equal to the respective 53rd percentile multiples of the guideline public companies) for its valuation.

Based on the analyses described above, Houlihan Capital calculated an indicated enterprise value range for CCT of between $927 million and approximately $1,049 million.

Fairness Opinion Conclusion

Houlihan Capital concluded that, as of the date of the Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written Opinion, the consideration to be issued, paid or exchanged to shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor.

Houlihan Capital Conflict Disclosure and Fees

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Business Combination Agreement or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Business Combination Agreement or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Business Combination Agreement or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Business Combination Agreement or any of their affiliates. Houlihan Capital was engaged on a fixed fee basis, and their compensation is not contingent upon the completion of the Business Combination. Houlihan Capital’s fees to Prime Impact for services in connection with issuing the Opinion were $400,000.

Prime Impact Board’s Reasons for the Approval of the Business Combination

On January 29, 2023, the Prime Impact Board unanimously adopted, among things, resolutions: (1) determining that the Business Combination Agreement, each of the Ancillary Documents and the Business Combination Transactions are fair to, advisable and in the best interests of Prime Impact and that it is advisable for Prime Impact to enter into the Business Combination Agreement and each of the Ancillary Documents and to consummate the Business Combination; (2) determining that the consideration to be issued, paid or exchanged to the shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor, and (3) recommending that the shareholders of Prime Impact adopt and approve the Business Combination Agreement, the Ancillary Documents and each of the proposals submitted to the shareholders of Prime Impact at the extraordinary general meeting. In evaluating the business combination and making these determinations and this recommendation, the Prime Impact Board consulted with the Prime Impact’s management and considered a number of factors. In particular, the Prime Impact Board considered, among other things, the following general criteria (such factors not weighted or in any order of significance):

•	Target businesses that alone, or through a strategic combination with another company, have an enterprise value between $1.5 billion and $4 billion, or larger;

•	Target business opportunities globally, with a particular emphasis on companies located in Europe, Asia or North America;

•

Target businesses in the TMT, Med Tech or Industrial Tech sectors. Within those broader sectors, Prime Impact concentrated on target companies that are aligned to the secular trends of digitization, data-centricity and broader technology adoption and positioned for strong growth that can be enhanced through partnership with Prime Impact management team;

•	Target businesses with strong management teams that are capable of scaling to operate successfully on a global basis;

•

Target businesses with powerful competitive advantages, strong innovation capabilities and an adaptive management team committed to a positive culture grounded in strong values, including the importance of diversity and inclusion and serving the interests of a broader set of stakeholders; and

•	Target businesses that meet Prime Impact’s comprehensive public and private valuation screening.

In considering the business combination, the Prime Impact Board determined that the business combination was an attractive business opportunity that met many of the criteria above.

The Prime Impact Board considered a wide variety of factors in connection with their respective evaluations of the business combination. In light of the complexity of those factors, the Prime Impact Board as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions; however, individual members of the Prime Impact Board may have given different weight to different factors. In approving the business combination, the Prime Impact Board obtained a fairness opinion from Houlihan Capital. This explanation of the reasons for Prime Impact Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In particular, the Prime Impact Board considered the following factors:

a. CCT’s Market Presence. The Prime Impact Board noted CCT’s digital auto insurance transaction and services platform represents approximately 26% market share in China.

b. CCT’s Data-Driven Technology Platform. The Prime Impact Board noted that CCT’s advanced technology infrastructure and comprehensive data insights enables a full suite of differentiated, customized solutions.

c. CCT’s Financial Profile. The Prime Impact Board noted CCT’s top line growth with expanding margins underpinned by market leadership and unique SaaS offerings.

d. CCT’s Market Opportunity. The Prime Impact Board believes that CCT is positioned to drive revenue growth and capture market share as China’s insurance sector continues to grow and undergo digital transformation.

f. Management Team. The Prime Impact Board believes that CCT’s management team has a long track record of driving innovation and managing sustainable growth including a focus on ESG through strategic relationships with leading electric vehicle manufacturers.

g. Fairness Opinion. Houlihan Capital delivered an opinion to the Prime Impact Board to the effect that, as of the date of such opinion, and subject to and based on the assumptions, limitations, qualifications, conditions and other matters set forth therein, that the consideration to be issued, paid or exchanged to shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor.

h. Due Diligence Review. The Prime Impact Board reviewed and discussed in detail the results of the due diligence examination of CCT conducted by the Prime Impact’s officers and CCT’s legal, tax, accounting and other advisors which included virtual meetings with the management team and advisors of CCT regarding CCT’s business and business plan, products and technology, operations, prospects and other material matters, as well as financial, legal, intellectual property, regulatory, cyber, insurance, tax and accounting due diligence.

i. Review of Negotiated Transaction. The Prime Impact Board reviewed and considered in detail the terms of the Business Combination Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein, including the limited number of conditions and the absence of a minimum cash condition.

In the course of its deliberations, the Prime Impact Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•

Early-Stage Company Risk. The risk that CCT is an early-stage company with a history of losses, and that CCT will continue to incur significant expenses with the expectation that gross profit margins and cash flows will improve from the growth of SaaS revenue, which may not be realized as expected or at all.

•	Growth Risk. The risk that CCT expects to invest in growth for the foreseeable future, and the risk that CCT may fail to manage that growth effectively.

•	Competitive Risk. The risk that CCT currently faces competition from a number of companies and expects to face significant competition in the future.

•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Redemption Risk. The risk that a significant number of Prime Impact’s shareholders elect to redeem their Public Shares in connection with the consummation of the Business Combination, which would reduce the amount of cash available to the post-combination company to fund its business plan following the Closing.

•	Shareholder Vote Risk. The risk that Prime Impact’s shareholders may fail to provide the votes necessary to approve the Business Combination.

•

Litigation Risk. The risk of potential litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Prime Impact’s control.

•

Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of CCT management and Prime Impact’s management required to complete the Business Combination.

•	Other Risks. Various other risk factors associated with CCT’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Prime Impact Board also considered that certain of the officers and directors of Prime Impact may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of Prime Impact’s shareholders. You should be aware that the interests described above and presented in more detail in the section titled “—Interests of the Sponsor and Prime Impact Directors and Officers in the Business Combination” present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Shareholders—as such, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate. Prime Impact’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Prime Impact Board, the Business Combination Agreement and the transactions contemplated therein, including the business combination.

The Prime Impact Board concluded that the potential benefits that it expected Prime Impact and its shareholders to achieve as a result of the business combination outweighed the potentially negative factors associated with the business combination. Accordingly, the Prime Impact Board (i) determined that the Business Combination Agreement, each of the Ancillary Documents and the Business Combination Transactions are fair to, advisable and in the best interests of Prime Impact and that it was advisable for Prime Impact to enter into the Business Combination Agreement and each of the Ancillary Documents and to consummate the Business Combination; (ii) determined that the consideration to be issued, paid or exchanged to the shareholders of Prime Impact in the Business Combination is fair from a financial point of view to the shareholders of Prime Impact and the Business Combination is fair from a financial point of view to the securityholders of Prime Impact that are unaffiliated with the Sponsor, and (iii) recommended that the shareholders of Prime Impact adopt and approve the Business Combination Agreement, the Ancillary Documents and each of the proposals submitted to the shareholders of Prime Impact at the extraordinary general meeting.

Prospective Financial Information of CCT

CCT does not as a matter of course make public projections as to future revenue, gross profit, or other results. However, CCT management prepared and provided to the CCT board of directors, Prime Impact and Prime Impact’s financial advisor the prospective financial information in connection with the evaluation of the

Business Combination. CCT management prepared such financial information based on their judgment and assumptions regarding the future financial performance of CCT. The inclusion of the below information should not be regarded as an indication that CCT or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results, but rather, the inclusion of such information is solely because such projections were made available to the Prime Impact Board in connection with the negotiation of the Business Combination.

The prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. In addition, various assumptions underlying the forecasts, including the assumptions described below, may prove to not have been accurate. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. HoldCo does not intend to refer back to the financial projections in its future periodic reports filed under the Exchange Act.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of CCT management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” CCT believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information CCT had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the CCT business, industry performance, the regulatory environment, and general business, economic and geopolitical conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of CCT management, was prepared on a reasonable basis, reflected the best then available estimates and judgments, and presented, to the best of CCT management’s knowledge and belief, the expected course of action and the expected future financial performance of CCT. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. In light of the foregoing factors and the uncertainties inherent in these financial projections, shareholders of Prime Impact are cautioned not to place undue reliance on the projections.

The prospective financial information included in this document has been prepared by, and is the responsibility of, CCT’s management. CCT’s independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian LLP, and Prime Impact’s independent registered public accounting firm, WithumSmith+Brown, PC, have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, each of PricewaterhouseCoopers Zhong Tian LLP and WithumSmith+Brown, PC does not express an opinion or any other form of assurance with respect thereto. The reports of PricewaterhouseCoopers Zhong Tian LLP and WithumSmith+Brown, PC included in this document relate to CCT’s and Prime Impact’s previously issued financial statements, respectively. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR CCT, NONE OF PRIME IMPACT, CCT AND HOLDCO UNDERTAKES ANY

OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by CCT may not be comparable to similarly titled measures used by other companies. Item 100(d) of Regulation G promulgated by the SEC provides an exemption from the requirement to include a reconciliation of the non-GAAP financial measures presented herein. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information provided by CCT’s management as of January 29, 2023 regarding CCT for the full years of 2022 and 2023 in RMB:

(in millions of RMB)	2022E	2023E
Revenue(1)	2,489	3,129
Adjusted Operating Expenses(1)(2)	231.7	242.5
Adjusted EBITDA(1)(3)	(68.3)	(4.2)

(1)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCT” in this proxy statement/prospectus for CCT’s actual net revenue for 2022 and additional relevant information related to the actual financial results for 2022.

(2)

Adjusted operating expenses is a non-GAAP financial measure that management uses in its financial and operational decision-making and evaluation of operating efficiency. Adjusted operating expenses includes the operating expenses from research and development, sales and marketing and general and administrative activities of the company. The adjusted operating expenses exclude certain non-cash expenses, such as share-based compensation and the depreciation of property equipment and leasehold improvement, intangible assets related to acquisition, as well as operating expenses associated with the proposed business combination transaction and certain listing related professional expenses as well as other one-time expenses, which may vary from period-to-period. Management believes this measure is an important operating measurement and is a useful measure of CCT’s ability to efficiently develop new products and services, sell and market CCT’s services.

(3)

Adjusted EBITDA is defined in the prospective financial information provided by CCT’s management as of January 29, 2023 as net profit (loss) before net financial expense, income tax provision and depreciation and amortization, further adjusted to exclude stock-based compensation and certain one-time expenses, which may vary from period-to-period. The prospective financial information does not include the office rental lease capitalization and subsequent amortization in the calculation of the adjusted EBITDA. lf these rental lease amortizations were included, the projected adjusted EBITDA may further increase.

CCT’s projections were prepared using a number of assumptions, including the following assumptions that CCT believed to be material:

•	that China’s auto insurance market develops during those periods in accordance with the growth trends identified by third-party industry research firms;

•	that the CCT business during 2022 and 2023 is able to operate in a manner generally consistent with CCT’s business activity over the last three years;

•

that the competitive market for CCT’s products and services, as well as the insurance company and referral partner relationships and the broader ecosystem developed by CCT do not undergo unexpected, material and adverse changes; and

•	that the core team and key personnel of CCT do not undergo unexpected, material adverse changes

Revenue

In making the foregoing assumptions, which imply a revenue annual growth rate of approximately 43% between 2021 and 2022 and approximately 26% between 2022 and 2023, CCT management relied on a number of factors, including:

•	its estimates of insurance premium transaction growth over the projected period;

•	its estimates with respect to market pricing and transaction service rates during the forecast period;

•	the anticipated needs of SaaS customers and the associated revenue growth from these SaaS customers;

•	third-party forecasts for industry growth and SaaS opportunities within the industry; and

•	a regulatory environment that is consistent with the changes and reforms of the last three (3) years in terms of government objectives and goals.

Adjusted Operating Expenses

In making the foregoing assumptions, which imply an adjusted operating expense annual growth rate of approximately 15% between 2021 and 2022 and approximately 5% between 2022 and 2023, CCT management relied on a number of factors, including:

•	after the brand promotion periods of 2021-2022 (on both SaaS and Easy-Insur), CCT management plans to reduce the expenses associated with brand promotion during the subsequent years;

•

based on the sales and business development needs of the SaaS business during 2021 and 2022, CCT management, at both headquarters and branch levels, increased the investment in related operating expenses, such as conferences, transportation, and business travel. After 2022, CCT management expects such expenses will stabilize;

•

the office space rent discounts obtained by CCT in the past have ended, resulting in an increase in the rent expense for the office workplaces in 2022, and CCT management expects these expenses will stabilize thereafter;

Adjusted EBITDA

In making the foregoing assumptions, which imply an adjusted EBITDA in 2023 of loss of RMB4.2 million up from an Adjusted EBITDA of loss of RMB68.3 million in 2022, CCT management relied on a number of factors, including:

•

CCT’s insurance transaction service business is expected to continue growing in 2022 and 2023, with the revenue in 2023 expected to increase by approximately 24% compared with 2022, and reflecting an associated growth in users of the CCT services, transaction rates, and unit production capacity.

•	the scale and operational leverage of CCT’s insurance transaction service business are expected to continue improving;

•

the total revenue growth rate is expected to be greater than the growth rate for the cost of providing the CCT services, with the cost of sales growth rate expected to decrease from approximately 42% in 2022 to approximately 24% in 2023 and the increase in the rate of service fee paid to third-party payment platforms is expected to decline by approximately 53% in 2022 to 18% in 2023;

•	the growth of operating expenses is expected to be below the expected revenue growth rates for each period, which is expected to result in an improved operating margin for 2022 and 2023; and

•

the CCT SaaS business is expected to continue growing, resulting in a greater proportion of CCT total revenue from higher gross margin service offerings and having a positive impact on the adjusted EBITDA margin.

Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents and the NASDAQ listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (net of amounts disbursed to Prime Impact’s management for working capital purposes and excluding the deferred underwriting discounts and commissions) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the Prime Impact Board determined that the fair market value of CCT exceeded $70.2 million based on the reason described in “The Business Combination — Prime Impact Board’s Reasons for the Approval of the Business Combination.”

As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $70.2 million, 80% thereof representing approximately $56.1 million. In reaching its conclusion that the Business Combination meets the 80% test, the Prime Impact Board used as a fair market value the enterprise value of approximately $760 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination. In determining whether the purchase price represents the fair market value of CCT, the Prime Impact Board considered all of the factors described in the subsection entitled “The Business Combination — Prime Impact Board’s Reasons for the Approval of the Business Combination,” and the fact that the purchase price for CCT was the result of an arm’s-length negotiation. As a result, the Prime Impact concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of Prime Impact’s management team and the Prime Impact Board, the Prime Impact Board believes that the members of Prime Impact’s management team and the Prime Impact Board are qualified to determine whether the Business Combination meets the 80% test. The Prime Impact Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of the Sponsor and Prime Impact Directors and Officers in the Business Combination

Interests of Sponsor and Prime Impact Directors and Officers

In considering the recommendation of the Prime Impact Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Prime Impact’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, including that the Sponsor or Prime Impact’s directors and officers can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. Prime Impact’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that the Sponsor holds 5,400,000 Private Warrants acquired at a purchase price of $8,100,000, or $1.50 per warrant, and an additional 321,122 Private Warrants that were acquired by the Sponsor at a purchase price of $481,683, or $1.50 per warrant, upon an over-allotment exercise on October 6, 2020;

•

the fact that the Sponsor and Prime Impact’s officers and directors have agreed not to redeem any Prime Impact Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•

the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 8,625,000 Prime Impact Founder Shares, 100,000 shares of which were subsequently transferred by the Sponsor to Prime Impact’s independent directors and advisors, 522,897 of which were forfeited due to the failure of the underwriters to fully execute their over-allotment option, and all of which are subject to certain transfer restrictions as described in this proxy statement/prospectus and that such remaining Prime Impact Founder Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $84.6 million, based on the most recent closing price of the Prime Impact Class A Ordinary Shares of $10.44 per share on March 27, 2023. Such numbers of Prime Impact Founder Shares and Private Warrants may be reduced pursuant to the agreement of the Sponsor (a) to forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, 2,557,736 Prime Impact Founder Shares and 2,860,561 Private Warrants; and (b) if the Aggregate Capital Raised is less than $50 million, forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, an additional 1,203,315 Prime Impact Founder Shares

•

the fact that Michael Cordano and Mark Long are managers of Prime Impact and of the Sponsor and each may be deemed to have or share beneficial ownership of the Prime Impact Founder Shares held directly by the Sponsor;

•

if the Trust Account is liquidated, including in the event Prime Impact is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify Prime Impact to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Prime Impact’s independent registered public accounting firm) for services rendered or products sold to Prime Impact or (b) a prospective target business with which Prime Impact has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that Prime Impact’s independent directors and advisors own an aggregate of 80,000 Prime Impact Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, or $231.92, which if unrestricted and freely tradeable would be valued at approximately $835,200, based on the most recent closing price of the Prime Impact Class A Ordinary Shares of $10.44 per share on March 27, 2023. Cathleen Benko resigned from the board of directors on April 28, 2022 and currently holds 20,000 Prime Impact Founder Shares;

•

the fact that the Sponsor will be repaid the Promissory Note upon the consummation of the Business Combination. As of July 20, 2023, an aggregate of approximately $3.73 million has been borrowed under the Promissory Note;

•

the fact that the Sponsor and Prime Impact’s officers, and directors may be incentivized to complete the Initial Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor and Prime Impact’s officers, and directors would lose their entire investment. As a result, the Sponsor and Prime Impact’s officers, and directors may have a conflict of interest in determining whether CCT is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Initial Business Combination;

•

the fact that the Sponsor and Prime Impact’s officers, directors and advisors will lose their entire investment in Prime Impact if an Initial Business Combination is not completed within the Combination Period; and

•

in addition to these interests of the Sponsor and Prime Impact’s officers, directors and advisors, to the fullest extent permitted by applicable laws, the Existing Organizational Documents waives certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Existing Organizational Documents or in the future, and Prime Impact will renounce any expectancy that any of the directors or officers of Prime Impact will offer any such corporate opportunity of which he or she may become aware to Prime Impact. Prime Impact does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, Prime Impact does not believe that the waiver of the application of the corporate opportunity doctrine in the Existing Organizational Documents had any impact on its search for a potential business combination target.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the Business Combination, the Sponsor, Prime Impact’s directors, officers, advisors or any of their respective affiliates (collectively, the “Prime Impact Affiliated Parties”) may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Public Shares the Prime Impact Affiliated Parties may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act. Any such privately negotiated purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the Sponsor Parties have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. None of the Sponsor will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Public Shares, during a restricted period under Regulation M under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.

In the event that any of the Sponsor Parties purchase Public Shares in open market transactions or in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Prime Impact does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act. Pursuant to the SEC’s Compliance and Disclosure Interpretation 166.01, purchases of Public Shares by the Prime Impact Affiliated Parties generally have an indicia of being a tender offer; however, SEC staff has indicated that it will not object to purchases by a SPAC sponsor or its affiliates outside of the redemption offer as long as the following conditions are satisfied:

•

This proxy statement/prospectus discloses the possibility that the Prime Impact Affiliated Parties will purchase Public Shares outside the process for redeeming Public Shares, along with the purpose of such purchases (see this section for such disclosure and “Risk Factors—Risks Related to Prime Impact—The Sponsor or Prime Impact’s directors, officers, advisors or any of their respective affiliates may elect to purchase Prime Impact’s Public Shares from Public Shareholders, which may have the effect of increasing the likelihood of completion of the Business Combination or may reduce the public “float” of the Class A Ordinary Shares.”);

•	The Prime Impact Affiliated Parties will purchase Public Shares at a price no higher than the price offered through the Public Share redemption process described in this proxy statement/prospectus;

•

This proxy statement/prospectus includes a representation that any Public Shares purchased by the Founder Parties would not be voted in favor of approving the Business Combination (see this section for such representation and “Risk Factors—Risks Related to Prime Impact—The Sponsor or Prime Impact’s directors, officers, advisors or any of their respective affiliates may elect to purchase Prime Impact’s Public Shares from Public Shareholders, which may have the effect of increasing the likelihood of completion of the Business Combination or may reduce the public “float” of the Class A Ordinary Shares.”);

•

The Prime Impact Affiliated Parties do not possess any redemption rights with respect to the Public Shares or, if they possess redemption rights, such rights were waived (See “The Business Combination —Related Agreements —Sponsor Support Agreement.); and

•	Prime Impact discloses in a Form 8-K, prior to the Prime Impact’s Extraordinary General Meeting, the following:

•	the amount of Public Shares purchased outside of the Public Share redemption process described in this proxy statement/prospectus by the Prime Impact Affiliated Parties, along with the purchase price;

•	the purpose of the purchases by the Prime Impact Affiliated Parties;

•	the impact, if any, of the purchases by the Prime Impact Affiliated Parties on the likelihood that the Business Combination will be approved;

•

the identities of Prime Impact security holders who sold to the Prime Impact Affiliated Parties (if not purchased on the open market) or the nature of Prime Impact security holders (e.g., 5% security holders) who sold to the Prime Impact Affiliated Parties; and

•	the number of Public Shares for which Prime Impact has received redemption requests pursuant to the Public Share redemption process described in this proxy statement/prospectus.

Any such purchases effectuated by the Prime Impact Affiliated Parties will comply with such conditions.

The purpose of such share purchases and other transactions would be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met; however, pursuant to SEC guidance, if the Sponsor, Prime Impact’s directors, officers, advisors, or any of their respective affiliates purchase Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Public Shares would not be voted in favor of the Proposals. Any such purchases of Prime Impact’s Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of Prime Impact’s Class A Ordinary Shares may be reduced and the number of beneficial holders of Prime Impact’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Prime Impact’s securities on a national securities exchange.

The Sponsor, Prime Impact’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom the Sponsor, Prime Impact’s officers, directors, advisors or any of their respective affiliates may effect such shares pursuant to open market purchase or pursue privately negotiated purchases by either the shareholders contacting them directly or by receipt of redemption requests submitted by shareholders following mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor, Prime Impact’s officers, directors, advisors or any of their respective affiliates purchase Public Shares in open market transactions or enter into a privately negotiated purchases, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such shareholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the extraordinary general meeting related to the Business Combination. The Sponsor, Prime Impact’s officers, directors, advisors, or any of their respective affiliates will select which shareholders to purchase shares from based on the negotiated price and number of number of Public Shares and any other factors that they may deem relevant, and will only purchase Public Shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor or Prime Impact’s officers, directors, advisors, or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor, Prime Impact’s officers, directors, advisors and any of their respective affiliates will not make purchases of Prime Impact Class A Ordinary Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination, the ownership of HoldCo will be as follows:

•

the existing shareholders of CCT will own 74,934,172 Ordinary Shares (including 56,337,668 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares), or approximately 89.3% of the outstanding Ordinary Shares;

•	the Public Shareholders will own 4,639,867 Class A Ordinary Shares, or approximately 5.5% of the outstanding HoldCo Ordinary Shares; and

•	the initial shareholders will own 4,341,052 Class A Ordinary Shares, or approximately 5.2% of the outstanding Ordinary Shares.

The number of shares and the interests set forth above (a) assume that (i) no Public Shareholders elect to have their Public Shares redeemed, (ii) there are no other issuances of equity interests of Prime Impact or CCT, (iii) none of Prime Impact’s initial shareholders or the existing shareholders of CCT purchase Prime Impact Class A Ordinary Shares in the open market, and (iv) full exercise of assumed CCT Options, and (b) do not take into account (i) HoldCo Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, and (ii) 63,552 Class A Ordinary Shares underlying the assumed Innoven Warrant and 1,002,276 unvested Exchanged Restricted Shares. The ownership percentage set below does include the Prime Impact Founder Shares, which will convert into Class A Ordinary Shares upon the Initial Merger. As a result of the Business Combination, the economic and voting interests of Prime Impact’s shareholders will decrease.

If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 4,639,867 Public Shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii) — (v) and (b) remain true, the ownership of HoldCo upon completion of the Business Combination will be as follows:

•

the existing shareholders of CCT will own 74,934,172 Ordinary Shares (including 56,337,668 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares), or approximately 94.5% of the outstanding Ordinary Shares; and

•	the initial shareholders will own 4,341,052 Class A Ordinary Shares, or approximately 5.5% of the outstanding Ordinary Shares.

The ownership percentages with respect to HoldCo set forth above do not take into account HoldCo Warrants that will remain outstanding immediately following the Business Combination, but do include the Prime Impact Founder Shares, which will convert into Class A Ordinary Shares upon the Initial Merger. If the facts are different than these assumptions, the percentage ownership retained by Prime Impact’s existing shareholders in HoldCo following the Business Combination will be different. For example, if we assume that all outstanding 10,802,804 Public Warrants and 2,860,561 Private Warrants were exercisable and exercised following completion of the Business Combination and further assume that no Public Shareholders elect to have their Public Shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of HoldCo would be as follows:.

•

the existing shareholders of CCT will own 74,934,172 Ordinary Shares (including 56,337,668 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares), or approximately 76.8% of the outstanding Ordinary Shares on an as converted to Ordinary Share basis;

•	the Public Shareholders will own 4,639,867 Class A Ordinary Shares, or approximately 4.8% of the outstanding HoldCo Ordinary Shares on an as converted to Ordinary Share basis;

•	the initial shareholders will own 4,341,052 Class A Ordinary Shares, or approximately 4.4% of the outstanding Ordinary Shares on an as converted to Ordinary Share basis; and

•	the warrant holders will own 13,663,365 Class A Ordinary Share, or approximately 14.0% of the outstanding HoldCo Ordinary Shares on an as converted to Ordinary Share basis.

The Prime Impact Warrants will not become exercisable until 30 days after the completion of the Business Combination, and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. Following the Business Combination, there is no guarantee that the HoldCo Warrants will be exercised, and they may expire worthless.

Board of Directors of HoldCo Following the Business Combination

The directors and officers of HoldCo as of immediately prior to the Initial Merger Effective Time will continue as initial directors and officers of HoldCo, respectively. The parties anticipate that, effective immediately after the Acquisition Merger Effective Time, the HoldCo Board will comprise the individuals set forth below. For background of directors and executive officers of HoldCo following the Business Combination, see “Management of CCT and HoldCo following the Business Combination.”

Directors and Executive Officers	Age	Position/Title
Lei Zhang	41	Chairman and Co-Chief Executive Officer

Huichuan Ren	53	Director

Shengwen Rong	54	Independent Director Nominee

Liqun Li	54	Independent Director Nominee

Xiufang Li	57	Independent Director Nominee

Redemption Rights

Under the Existing Organizational Documents, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Organizational Documents. As of March 8, 2023, this would have amounted to $10.41 per share. If a holder exercises its redemption rights, then such holder will exchange its Prime Impact Class A Ordinary Shares for cash and will not own Class A Ordinary Shares of HoldCo or shares of Prime Impact. Such a holder will be entitled to receive cash for its Prime Impact Class A Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Prime Impact’s transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights in excess of 15% of the Public Shares included in the units sold in the Prime Impact IPO. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder, Prime Impact will require each Public Shareholder seeking to exercise redemption rights to certify to Prime Impact whether such shareholder is acting in concert or as a group with any other shareholder. Each redemption of Prime Impact Class A Ordinary Shares by Prime Impact’s Public Shareholders will decrease the amount in the Trust Account. In no event will Prime Impact redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement (such that Prime Impact is not subject to the SEC’s “penny stock” rules). See “Extraordinary General Meeting of Prime Impact Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Holders of record of Prime Impact Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of Prime Impact Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Prime Impact Ordinary Shares must give written objection to the Initial Merger to Prime Impact prior to the shareholder vote to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of Prime Impact’s Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Prime Impact Articles. It is possible that if a Prime Impact shareholder exercises appraisal rights, the fair value of the Prime Impact Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Prime Impact believes that such fair value would equal the amount that Prime Impact shareholders would obtain if they exercise their redemption rights as described herein. Prime Impact shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise appraisal rights under the Cayman Companies Act. A Prime Impact shareholder which elects to exercise appraisal rights must do so in respect of all of the Prime Impact Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See “Appraisal Rights under the Cayman Companies Act.” There are no appraisal rights available to holders of the Prime Impact Warrants in connection with the Business Combination under Cayman Islands law.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a recapitalization under GAAP under both no redemptions and maximum redemptions scenarios. Under this method of accounting, Prime Impact will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the shareholders of CCT comprising the majority of the voting power of HoldCo and having the ability to nominate the members of the HoldCo Board, CCT’s operations prior to the acquisition comprising the only ongoing operations of HoldCo and CCT’s senior management comprising a majority of the senior management of HoldCo. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of CCT with the Business Combination treated as the equivalent of CCT issuing shares for the net assets of Prime Impact, accompanied by a recapitalization. The net assets of Prime Impact will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of CCT in future reports of HoldCo.

Certain Material U.S. Federal Income Tax Considerations

For a description of the material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Prime Impact Ordinary Shares and the ownership and disposition of the Class A Ordinary Shares and HoldCo Public Warrants, please see “Certain Material U.S. Federal Income Tax Considerations” beginning on page 341.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any federal or state regulatory requirement or approval, except for (1) the filings and registration with the Cayman Islands Registrar of Companies and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Business Combination, and (2) the PRC regulatory permission for the Business Combination set forth in “Proxy Statement/Prospectus Summary— Regulatory Matters—PRC Regulatory Permission for the Business Combination.”

CCT’S BUSINESS

Mission

CCT aspires to digitize and empower the insurance ecosystem to transform industry performance and consumer experience.

Overview

CCT is an exempted company with limited liability incorporated under the laws of the Cayman Islands with no substantive operation. CCT carries out its business in China primarily through WFOE and its contractual arrangements, commonly known as the VIE Structure, with the Affiliated Entities. See “— Corporate History and Structure.” CCT is China’s largest independent technology-empowered platform for auto insurance transaction services by digital auto insurance transaction premiums and fourth-largest insurance technology company by gross written premiums in 2021, according to iResearch. Capitalizing on its leading position in auto insurance transaction services, CCT has evolved into a nationally leading platform with a nationwide network that offers a full suite of services and products for digital insurance transactions and insurance SaaS solutions in China.

China’s auto insurance market is the second-largest in the world based on insurance premiums in 2021, according to iResearch. However, for years the way that insurance policies have been quoted, compared, underwritten and purchased remained opaque, cumbersome and manual. See “—Market Opportunities.” CCT started its business in 2014 with the goal of transforming China’s auto insurance market and digitalizing the end-to-end insurance purchase process in a way that is transparent, accessible and efficient. Since its inception, CCT has consistently invested in data technology to improve the way insurance carriers attract and connect with consumers online as digitalization in China’s insurance market accelerates.

CCT offers a unified, cloud-based platform that we believe delivers considerable value propositions to each of the participants in its ecosystem, including insurance carriers, insurance intermediaries, third-party platforms, referral partners and consumers. These participants access and utilize CCT’s flagship digital insurance transaction products Easy-Insur (车保易) and Insurance Marketplace, as well as the insurance SaaS solution products Digital Surge (澎湃保) and Sky Frontier (天境) on CCT’s platform, respectively. These products are designed and programmed in different forms, including mobile, web, WeChat and third-party applications. The open architecture of CCT’s platform also enables interoperability of these products with numerous applications, systems and other offerings adopted by CCT’s ecosystem participants.

Harnessing the power of technology and CCT’s nationwide service network, the digital insurance transaction products offered on CCT’s platform connect CCT’s ecosystem participants through diversified referral and marketing channels:

•

Integration with insurance carriers’ systems. As of December 31, 2022, CCT had integrated its platform with the core technology systems of approximately 60 insurance carriers in China. CCT is the one of the very few innovative digital platforms for auto insurance transaction services that connects to the core technology systems of all of China’s top 20 property and casualty (“P&C”) insurance carriers in terms of gross written premiums in 2021, according to iResearch. This allows CCT to swiftly provide quotes from multiple insurance carriers and reduce the time and cost required to issue and deliver insurance policies to consumers.

•

Nationwide service network with deep local penetration. CCT owns an extensive nationwide service network, with over 110 branches licensed to sell insurance policies in 24 provinces, autonomous regions and municipalities in China as of December 31, 2022. As of the same date, CCT’s local branches had entered into over 1,700 contracts with insurance carrier customers. Through its service network, CCT builds and strengthens relationships with insurance carrier customers, its referral partners, other ecosystem participants and local regulatory authorities. This is crucial for ascertaining and negotiating localized, competitive terms for insurance policies, while keeping abreast of the evolving needs of CCT’s ecosystem participants and adapting quickly to the changing regulatory environment.

•

Cooperation with third-party platforms and referral partners. As of December 31, 2022, CCT maintained collaboration with approximately 480 third-party platforms and approximately 939,000 insurance referral partners to expand the platform’s user base. CCT’s third-party platform partners include automotive industry players, such as leading EV manufacturers, ride-hailing and consumer internet companies. Its referral partners mainly include insurance brokers and auto service professionals. Cooperation with third-party platforms and referral partners allows CCT to expand the reach of its platform cost-effectively by serving the large and growing customer base of its third-party platform and referral partners. CCT also enables third-party platforms and referral partners to better serve their customers, diversify their income sources and achieve better economics.

CCT’s platform facilitates a broad range of auto insurance transactions covering over 4,200 vehicle makes as of December 31, 2022. CCT has diversified its platform with a broad and growing suite of non-auto insurance products. CCT’s strong foothold in the auto insurance market and trusted brand helps to expand product offerings and enhance cross-selling potential as its platform grows. Through Easy-Insur and Insurance Marketplace, CCT offers approximately 70 types of non-auto insurance products underwritten by a broad range of insurance carriers, including both standard and customized non-auto products, such as non-auto P&C products as of December 31, 2022.

CCT is also an innovator in China’s insurance SaaS solutions market. CCT has leveraged its technology capabilities and understanding of China’s insurance industry to develop and launch two cloud-based SaaS solution products for insurance carriers and intermediaries. One SaaS solution product is an intelligent one-stop SaaS solution product that helps insurance intermediaries enhance operating efficiency and meet evolving regulatory requirements, while the other is an AI-based, analytics-driven recommendation SaaS engine that helps insurance carriers optimize underwriting and pricing strategies through market analytics and insights.

CCT’s platform is powered by data. Through machine learning, CCT analyzes a substantial amount of data to gain insights into the underwriting guidelines of insurance carriers and the needs and preferences of its referral partners, consumers and other ecosystem participants. This enables CCT to facilitate the underwriting approval process, enhance user experience and provide pricing recommendations to insurance carriers. As CCT continues to process data, its algorithms have become more powerful, which is a trend it expects to continue. CCT believes that its data analytics capabilities give it a significant competitive advantage.

CCT’s data processing and analytics capabilities are supported by its advanced technology infrastructure. CCT’s technology systems use an automated operations, maintenance and management framework. These systems are agnostic and can easily integrate with the vast majority of types of IT infrastructure used by insurance carriers and allow for automating smooth and uninterrupted periodic upgrades without human intervention.

CCT has created a unique ecosystem with powerful, self-reinforcing network effects. Its ecosystem participants include insurance carriers, third-party platforms, referral partners, insurance intermediaries and consumers. See “—Ecosystem” for CCT’s value proposition for each type of ecosystem participant.

CCT has scaled its business in a capital-efficient manner. CCT facilitated the issuance of insurance policies with gross premiums of RMB11.1 billion and RMB16.6 billion in 2021 and 2022, respectively. The number of policies written through its platform in 2021 and 2022 was approximately 7.8 million and 12.3 million, respectively. CCT’s growth is propelled by rapid expansion in the number of its referral partners, which reached over 939,000 as of December 31, 2022. CCT’s track record of strong growth required minimal marketing efforts and was largely organic, with a substantial amount of business generated through word-of-mouth referrals. In

2021 and 2022, substantially all of the insurance transaction volumes on CCT’s platform came from its referral partner base. CCT’s net revenue was RMB1,735.4 million and RMB2,679.1 million in 2021 and 2022, respectively. CCT’s gross profit was RMB80.8 million and RMB142.3 million in 2021 and 2022, respectively. CCT’s net loss was RMB146.5 million and RMB91.0 million in 2021 and 2022, respectively.

Market Opportunity

Auto insurance is the largest sector in China’s P&C insurance market, with attractive growth characteristics and market fundamentals. China had the world’s largest auto market by auto sales and number of vehicles in 2021, according to iResearch. As auto insurance coverage is mandatory by law, demand for auto insurance is considerably stable and inelastic. Auto insurance is also usually the first insurance policy that many people purchase in their lives. As a result, the process of purchasing auto insurance significantly influences people’s general attitude towards insurance.

China’s auto insurance market is the second-largest in the world, according to iResearch. Total auto insurance premiums in China reached approximately RMB777.3 billion in 2021, representing approximately 66.6% of China’s total P&C insurance premiums, according to iResearch. iResearch also projected China’s auto insurance market to reach approximately RMB1.1 trillion in 2026.

CCT created its platform to serve and grow with its ecosystem participants. It believes that secular trends in the insurance industry will provide strong tailwinds for its business.

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The auto insurance distribution process is ripe for disruption. Auto insurance in China grew into a RMB800.0 billion market in 2021. However, for years, the process of purchasing auto insurance remained opaque, cumbersome and manual for most consumers. Multiple layers of intermediaries are typically involved in what is known as a “pyramid” insurance distribution structure, with fees charged by each layer of insurance distribution value chain participants, resulting in lengthy insurance distribution processes and increased costs.

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Significant pricing disparities exist across insurance carriers, regions and distribution channels. Auto insurance pricing is a complex and region-specific process. The local branches of insurance carriers, at provincial, municipal or district levels, typically determine insurance pricing and underwriting rules based on historical claims experience and local conditions. Auto insurance pricing also depends on changes in the operating targets and strategies of insurance carriers. As a result, pricing for the same coverage can vary widely from one insurance carrier to another, even among different regions and sales channels within the same carriers. This phenomenon is exacerbated by comprehensive reforms in China’s insurance industry introduced in September 2020. As a result of the reforms, auto insurance pricing is not uniform and can vary by over 100% among different insurance carriers for the same vehicle, according to iResearch.

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With the trend toward digitalization in the insurance industry, digital platforms have become an increasingly important auto insurance distribution channel. In 2021 intermediary channels, including digital platforms, accounted for approximately 67.6% of auto insurance premiums written by P&C insurance carriers in China. According to iResearch, the penetration rate for digital auto insurance transactions in China was approximately 34.8% in 2021, and is expected to reach 72.9% by 2026. Digital platforms have become an increasingly important channel for auto insurance distribution in China, primarily driven by the efficiency and transparency they bring to auto insurance transactions.

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Regulatory reforms have created new opportunities for insurance technology platforms. In September 2020, PRC regulatory authorities introduced auto insurance industry reforms aimed at optimizing auto insurance cost structures and increasing auto insurance distribution efficiency. This heightens the need for digitalization in the auto insurance industry and creates opportunities for technology and data-driven transaction platforms and SaaS solution providers like CCT.

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The continued growth of the EV sector calls for smart EV insurance solutions. According to iResearch, China’s EV market reached 3.5 million units of sales in 2021, representing 13.4% of China’s total vehicle market in that year. China’s EV auto insurance market reached RMB27.9 billion in 2021 in terms of gross premiums written and is expected to grow at a CAGR of 42.5% to RMB163.7 billion in 2026. EV manufacturers generally sell directly to consumers and offer streamlined services to consumers over the lifespan of an EV. This has resulted in significant demand for compliant, transparent, standardized and smart one-stop EV insurance solutions that cover insurance purchases, claims and after-sales support, with no requirement for EV manufacturers to acquire insurance brokerage licenses, negotiate packages for EV insurance products with insurance carriers, or establish insurance service networks and retain relevant personnel on their own.

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A growing and diversifying non-auto insurance market. According to iResearch, the non-auto insurance market in China has been developing rapidly. Non-auto insurance premiums in China grew from RMB3.0 trillion in 2018 to RMB3.7 trillion in 2021 at a CAGR of 7.1% and are expected to reach RMB5.8 trillion in 2026 at a CAGR of 9.2%. As non-auto insurance market develops, insurance carriers offering auto-insurance products are expected to have more opportunities to sell across different types of insurance products by utilizing their mature marketing channels. Non-auto insurance products also tend to have more favorable margins and are less digitalized, and auto insurance carriers with scale and operating leverage can increase the overall profitability and diversify revenue by increasing their non-auto insurance product offerings and seizing digitalization opportunities over time.

CCT believes that digitalization will transform the insurance industry in China. As a result, technology platforms with comprehensive products and services, proprietary technical infrastructure, robust data analytics, unparalleled user experience and strong brand recognition hold a competitive advantage in China’s insurance market.

Ecosystem

As China’s largest independent technology-empowered platform for auto insurance transaction services measured by digital auto insurance transaction premiums and fourth largest insurance technology company measured by gross written premiums in 2021, according to iResearch, CCT aims to empower China’s insurance distribution and services value chain through data and technology. CCT’s ecosystem participants, including insurance carriers, insurance intermediaries, third-party platforms, referral partners and consumers, seamlessly interconnect through its platform.

As of December 31, 2022, CCT collaborated with approximately 100 insurance carriers, 4,400 insurance intermediaries and 480 third-party platforms, and worked with approximately 939,000 referral partners on its platform. CCT’s proven data and technology capabilities benefit the entire insurance value chain.

Utilizing its unique data analytics technologies, complex proprietary algorithms and extensive national network, CCT currently offers digital insurance transaction products—Easy-Insur and Insurance Marketplace and insurance SaaS solution products—Digital Surge and Sky Frontier.

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Easy-Insur. Easy-Insur is designed to be referral partner friendly and can be accessed from mobile, web, WeChat and third-party applications. Through Easy-Insur, CCT offers an extensive range of auto and non-auto insurance products underwritten by insurance carriers. CCT’s referral partners typically access Easy-Insur and apply for insurance policies on behalf of the consumers that they refer to CCT.

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Insurance Marketplace. Insurance Marketplace is designed to be consumer friendly and can be accessed from mobile, web, WeChat and third-party applications. Consumers directly access Insurance Marketplace to browse and purchase from a broad range of auto insurance products offered by insurance carriers.

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Digital Surge. As a cloud-based software designed specifically for insurance intermediaries, Digital Surge enables insurance intermediaries to digitalize their core operating processes and meet regulatory requirements without diverting operational resources, allowing them to focus on growing their own businesses.

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Sky Frontier. As a cloud-based software specifically developed for auto insurance carriers, CCT’s AI-based, analytics-driven Sky Frontier enables auto insurance carriers to optimize their underwriting and pricing strategies based on the automated analysis of a vast amount of insurance pricing data with CCT’s proprietary machine learning technology and algorithms.

CCT leverages the advantages of its platform to grow its business and launch new services and products, which draws more insurance carriers, third-party platforms, referral partners and insurance intermediaries to its platform, which in turn attracts more consumers. This virtuous circle strengthens CCT’s competitive advantages, enhances its value propositions to ecosystem participants and empowers its ecosystem to grow.

Value Propositions

Value propositions for insurance carriers

Provide access to diversified touch points for consumer acquisition

CCT’s platform provides insurance carriers access to diversified distribution channels, allowing them to lower consumer acquisition costs. CCT collaborates with insurance referral partners, which include insurance brokers and auto service professionals from a wide range of customer touchpoints, to connect insurance carriers with insurance purchasers, enabling insurance carriers to broaden their consumer reach.

Expedite policy underwriting and issuance

CCT’s platform is highly scalable and can easily integrate with the IT infrastructure of most insurance carriers. CCT had integrated its platform with the core technology systems of approximately 60 insurance carriers in China as of December 31, 2022. Through its digital insurance transaction products, CCT offers insurance carriers a digital channel to target desired consumers and distribute products cost-effectively, allowing carriers to replace inefficient and expensive insurance agents that manually complete and deliver insurance policies without having to invest in the technology and infrastructure to build and operate their own online distribution networks.

CCT analyzes a substantial amount of data to gain insights into the underwriting guidelines of insurance carriers and has built a “rules engine” based on these insights. Through such rules engine, CCT provides referral partners and consumers suggestions to adjust their policy application requests before submitting them to insurance carriers customers, which significantly helps increase favorable underwriting decisions and allows carriers to issue more policies.

Optimize product pricing and control risks without incurring additional technology and infrastructure investments

Through its AI-based, analytics-driven SaaS solution product Sky Frontier, CCT automates real-time analytics to omnichannel market data in China’s insurance industry, enabling insurance carriers to develop superior strategies in product design and pricing while achieving significant competitive advantages, improving profitability and enhancing risk management. For example, embedded with advanced analytical models, the built-in data-driven AI prediction engine of Sky Frontier uses machine learning to screen and capture product and transaction data in CCT’s ecosystem. The prediction engine then utilizes such data and analytics to deliver price recommendations by region to insurance carriers, allowing insurance carriers to better manage pricing strategies across different regions and acquire customers more effectively while enhancing risk controls.

Increase revenue and improve economics

By connecting insurance carriers directly with a large number of insurance consumers that match desired consumer profiles, CCT enables insurance carriers to significantly increase revenue from policy premiums. Moreover, CCT provides insurance carriers with better economics. Insurance carriers usually require teams of employees to verify, compare and process consumer data across multiple distribution channels. CCT’s platform digitalizes and automates the insurance policy issuance processes, enabling insurance carriers to significantly increase efficiency and reduce labor costs.

Value propositions for third-party platforms

Improve customer services

CCT provides direct access to insurance products underwritten by leading insurance carriers to customers of third-party platform partners, including automotive industry players, such as leading EV manufacturers, ride-hailing and consumer internet companies, enabling such third-party platform partners to better serve their customers and expand the scope of services to customers.

Diversify income sources to achieve better economics

CCT pays third-party platform partners fees for referring insurance consumers who purchase insurance products through its platform. This allows CCT’s third-party platform partners to generate additional income, diversify revenue sources and achieve better financial performance.

Value propositions for insurance referral partners

Offer competitive and diverse insurance products

CCT’s platform allows referral partners to facilitate sales of a wide range of competitive insurance products to consumers. As of December 31, 2022, CCT had approximately 70 auto and non-auto insurance products underwritten by approximately 100 insurance carriers that are available on its platform to its referral partners. CCT’s auto insurance products cover a comprehensive range of vehicle makes, models and styles, while its non-auto insurance products include both standardized and customized products. CCT’s platform enables referral partners to address a wide range of their customers’ insurance needs by offering different types of insurance products across the auto and non-auto segments and achieve greater transaction volumes and repeat purchases.

Provide an easy-to-use digital experience to enhance customer conversions

CCT’s flagship digital insurance transaction product Easy-Insur provides referral partners with an easy-to-use user experience, allowing them to submit insurance policy applications on behalf of customers through a few simple steps. Easy-Insur provides insurance options in a few minutes, allowing referral partners to help their customers facilitate the entire insurance policy issuance process at car dealerships, repair shops, car washes, gasoline stations and other insurance servicing situations. This helps referral partners substantially enhance their customer conversions.

Provide a more efficient and transparent process for selling insurance

CCT believes that traditional insurance agencies often work with only a few insurance carriers, limiting consumers to only a few choices. CCT’s platform allows referral partners to swiftly obtain accurate and transparent quotes from multiple insurance carriers with a few simple steps, significantly enhancing efficiency and transparency.

Diversify income sources and achieve better economics

CCT pays referral partners services fees for referring insurance consumers and facilitating their purchase of insurance products through its platform. This enables CCT’s referral partners to diversify their income and achieve better economics from their existing customer base.

Value propositions for insurance intermediaries

Enable automation of core processes and improve operating efficiency

Insurance intermediaries in China have historically faced significant challenges in addressing inefficiencies in their back-office and other core business functions. Through its intelligent cloud-based one-stop SaaS solution product, Digital Surge, CCT aims to address the unmet needs for digital solutions from over 30,000 insurance intermediaries in China, and enable them to automate and optimize their core business processes. Digital Surge provides operations management, billing management, data management, human resources management, transaction management and report management functions to insurance intermediaries to improve the effectiveness and efficiency of their back-office business units. As the data analytics algorithms embedded in Digital Surge further develop, automation and streamlining across these multiple functions of Digital Surge are expected to increase.

Fulfill regulatory digitalization requirements at zero to low costs

In January 2021, the China Banking and Insurance Regulatory Commission published the Measures for Supervision of Digitalization of Insurance Intermediaries (the “Measures”), requiring insurance intermediaries to adopt a digital information system that meets regulatory requirements by February 1, 2022. By subscribing to Digital Surge, insurance intermediaries can meet these mandatory digitalization requirements at minimal or zero costs. In addition, the built-in report management function of Digital Surge automatically generates periodic operations reports that allow insurance intermediaries to satisfy regulatory reporting requirements at low cost.

Enhance competitiveness and diversity of insurance product offerings at minimum costs

For small to medium-sized insurance intermediaries whose business scales are not large enough to obtain from carriers insurance products that are as competitive and diverse as those offered on CCT’s platform, CCT provides access to the extensive insurance product pool on CCT’s platform through Digital Surge. Leveraging its extensive partnerships with insurance carriers and licensing capabilities, CCT allows these insurance intermediaries to sell more competitive and diverse insurance products without requiring these insurance intermediaries to incur significant business development costs.

Value propositions for insurance consumers

Offer competitive pricing

Through partnerships with approximately 100 insurance carriers as of December 31, 2022, CCT generally offers consumers insurance policies on more favorable terms at better prices than traditional insurance agents. In locations where certain local insurance intermediaries enjoy more favorable policy arrangements with local insurance carriers, CCT cooperates with these intermediaries to enable its consumers to benefit from more favorable policy arrangements, including better pricing terms.

Access to a comprehensive and diversified suite of insurance products

CCT’s platform grants consumers access to a comprehensive and diversified suite of insurance products, covering both auto and non-auto segments. As of December 31, 2022, CCT had over 70 auto and non-auto insurance products underwritten by approximately 100 insurance carriers on its platform. CCT’s auto insurance product offerings cover a wide range of vehicle makes, models and styles, and its non-auto insurance product offerings include both standardized and customized products, covering extensive types of products such as non-auto P&C insurance.

Provide a digital, transparent and informed transaction experience

CCT’s digital insurance transaction products enable consumers to easily shop auto- and non-auto insurance products and submit insurance policy applications through a few simple steps. With the pre-verification of consumer information available in some of CCT’s digital insurance transaction products, a consumer typically needs to provide fewer lines of information to complete an insurance policy application, as compared to a traditional insurance purchase process, which often times requires manual inputs. As a result, consumers usually complete an insurance purchase in one or few attempts on CCT’s platform, as opposed to multiple attempts typically required in other insurance purchase methods.

Whereas traditionally consumers approached several insurance agents, each of which had a limited range of products from a limited number of carriers, CCT’s platform allows consumers to obtain rapid, accurate and transparent quotes from multiple insurance carriers at the same time, make an informed purchase decision and obtain an insurance policy within minutes. As a result, CCT’s platform reduces the time that consumers typically need to spend on finding insurance agents and comparing products and quotes from different insurance carriers.

Competitive Strengths

Leading auto insurance technology platform in China

CCT operates China’s largest independent technology-empowered platform for auto insurance transaction services by digital auto insurance transaction premiums and fourth largest insurance technology company by gross written premiums in 2021, according to iResearch. In 2021, CCT facilitated the issuance of auto insurance policies with gross premiums of RMB8.9 billion, accounting for 25.8% of the premiums generated by China’s digital auto insurance transaction services platforms.

CCT has earned recognition from leading publications, institutions and industrial organizations around the world. In 2020, FinTech Global named CCT one of the world’s 100 most innovative InsurTech companies. CCT was also named among the China Fintech 50 by IDC in 2020 and by KPMG in 2019. In addition, CCT was a finalist for the InsurTech of the Year Award in the 25th Asia Insurance Industry Awards organized by Asia Insurance Review in 2021, and was named a winner in the Red Herring Top 100 Global list in 2022.

CCT believes that its leadership in China’s digital auto insurance market, as demonstrated by the scale of transactions completed on its platform and the size of its ecosystem, is attributable to CCT’s data processing and analytics capabilities, powerful AI / machine learning technology, nationwide network and a long-standing and widely recognized brand, among other factors.

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Massive scale of operations. CCT believes that it has become insurance carriers’ go-to platform for selling auto insurance policies. As of December 31, 2022, CCT’s platform had generated approximately 96.1 million auto insurance quotes for approximately 39.3 million vehicles and approximately 288,000 models. As of December 31, 2022, CCT’s local branches had entered into over 1,700 contracts with insurance carrier customers for the sale of auto and non-auto insurance products. CCT believes that it possesses strong market insights and is able to secure the best insurance policy terms for consumers on its platform.

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Broad and vibrant ecosystem. CCT’s highly scalable technology platform empowers a broad and vibrant ecosystem. As of December 31, 2022, CCT’s ecosystem participants included approximately 100 insurance carriers, 480 third-party platforms and 939,000 referral partners and 4,400 insurance intermediaries. As of the same date, CCT’s ecosystem covered 40.8% of China’s insurance carriers (in particular, 73.9% of China’s P&C insurance carriers). CCT believes that its broad ecosystem network, combined with its comprehensive product offering and nationwide network will drive high synergies across its business lines.

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Unique combination of data analytic and technological capabilities and nationwide network. CCT has processed a vast amount of data through its platform and developed advanced technologies in big data and AI. As of December 31, 2022, CCT had established a nationwide network of over 110 branches licensed to sell insurance policies across 24 provinces, autonomous regions and municipalities in China. CCT believes this deepens its competitive advantage over pure digital insurance technology platforms, which generally do not have local branches to serve insurance carriers at a regional level, and traditional insurance intermediaries, which usually lack digital capabilities to compete effectively in the digital insurance market.

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Well-recognized and trusted brand. CCT has also built a well-recognized and trusted brand over the years by providing industry participants with innovative products and services based on their varied business circumstances.

CCT believes its platform’s combination of technological capabilities, nationwide local network and strong brand recognition is unmatched in the market and difficult for new market entrants to replicate.

Broad client and partner base with unique product offerings and growth potential

In January 2021, the China Banking and Insurance Regulatory Commission published the Measures for Supervision of Digitalization of Insurance Intermediaries (the “Measures”), requiring insurance intermediaries to adopt a digital information system. CCT believes the heightened regulatory requirements have increased and will continually increase the demand for solutions that help intermediaries meet regulatory requirements and increase operating efficiency. Over 20,000 insurance intermediaries in China have unmet needs for digital solutions. CCT’s SaaS solutions, some of which mainly operate freemium business models, have enabled CCT to expand customer base and retain ecosystem participants, industrial organizations and local regulatory authorities and promotional activities such as product presentation events. Driven by technology and massive industry datasets, CCT supports insurance carriers and intermediaries in product innovation and digital innovation. For example, CCT developed auto-ecommerce platform for China Life, EV insurance solutions for Li, and AI-driven data analytics products for Sunshine Insurance. As of December 31, 2022, CCT established relationships with a broad and diversified network of 100 insurance carriers of all sizes, including group-wide insurance conglomerates and other medium and small insurance carriers.

As a leading auto insurance technology platform in China, CCT believes that it is well positioned to capitalize on significant opportunities driven by accelerating digitalization in China’s large and fast-growing auto insurance market.

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New market opportunities driven by regulatory reforms. China’s auto insurance reforms introduced in January and September 2020 place greater emphasis on digitalizing the transaction processes and lowering commissions and unnecessary costs associated with auto insurance distribution, which are expected to accelerate the digitalization of auto insurance distribution in China. New regulations in China also eliminate the one-size-fits-all pricing approach of insurance carriers and promote digitalization and product innovation by insurance carriers and intermediaries.

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Highly attractive market with significant growth potential. Auto insurance is the largest segment in China’s P&C insurance market. China’s auto insurance market is expected to grow to RMB1.1 trillion in insurance premiums by 2026, according to iResearch.

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Disrupter of the traditional insurance distribution value chain. CCT has streamlined the traditional “pyramid” insurance commission structure by connecting insurance carriers with consumers directly. CCT is one of the few companies in China that has the capabilities to connect directly with the core systems of approximately 60 insurance carriers, which enables it to access a wide range of real-time, accurate auto insurance premium quotes and make insurance purchases transparent, accessible and efficient for consumers.

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Pioneer insurance SaaS solution provider. CCT is one of the first technology platforms in China to offer SaaS solution products to address the unmet needs of insurance carriers and intermediaries. Through its SaaS solution products, CCT helps insurance intermediaries that lack technology capabilities and resources to digitalize their operations, and provides dynamic market insights to insurance carriers to help them optimize underwriting and pricing strategies.

Self-reinforcing network to empower digital transformation of insurance intermediaries

CCT has built a network of insurance carriers, intermediaries and third-party platforms, through which CCT acquires, serves and manages relationships with consumers. CCT believes that its highly scalable technology platform, unique third-party platform and referral partner-centric distribution model provide significant operating leverage, and enable CCT to reach consumers in a cost-efficient manner and accumulate valuable data insights that create value for its ecosystem participants.

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Third-party platforms and referral partners provide diverse customer touchpoints. CCT collaborates with large, fast-growing third-party platforms, and maintains referral relationships with referral partners from a broad range of consumer touchpoints, including insurance brokers and auto service professionals. CCT sources consumers directly through third-party platforms and referral partners’ existing customer interactions and user interfaces, allowing it to lower consumer acquisition costs and expand the reach of its platform.

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Cooperation with third-party platforms and referral partners drives growth. As of December 31, 2022, CCT had collaborated with over 480 third-party platforms and 939,000 referral partners, and had recommended purchases of insurance policies for 12.2 million vehicles on its platform, representing a 42.6% year-over-year growth by the number of quoted vehicles.

CCT’s growing third-party platform and referral partner relationships cost-effectively expand its consumer base. In recent years, CCT has rapidly increased its customer base by expanding its nationwide third-party platform and referral partner network, including by attracting new types of third-party platforms and referral partners to its platform. For example, CCT has established business relationships with leading EV manufacturers in China and a world-leading provider of information and communications technology infrastructure and smart devices. The number of CCT’s referral partners grew from 739,000 as of December 31, 2021 to over 939,000 as of December 31, 2022.

Insurance SaaS solution products with comprehensive coverage through auto insurance value chain

Committed to transforming and digitalizing China’s insurance value chain, CCT has leveraged its technology capabilities and understanding of China’s insurance industry, along with its growing network of ecosystem participants, to expand its platform from the provision of digital insurance transaction services and products to the offering of SaaS solution services and products.

Digital Surge

In December 2020, CCT launched Digital Surge, an intelligent, cloud-based, one-stop SaaS solution product, aiming to address the unmet needs for digital solutions of over 20,000 brick-and-mortar insurance intermediaries in China. Digital Surge is designed to improve the operating efficiency of insurance intermediaries by digitalizing their core business processes, including product management, contract management, billing management and regulatory reporting.

PRC regulatory authorities have promulgated regulations to require insurance intermediaries to adopt a digital information system that meets regulatory requirements and achieve overall digitalization of P&C insurance transactions by 2022. As a first mover in the market, CCT believes that it is well-positioned to capitalize on opportunities arising from increased demand by insurance intermediaries for digital solutions that help them meet regulatory requirements and increase operating efficiency. Digital Surge operates a freemium business model, through which it offers most functions on a complimentary basis to expand customer base, and only charges a premium for selected transaction functions.

Sky Frontier

In March 2021, CCT launched Sky Frontier, an AI-based, analytics-driven pricing recommendation engine, to help insurance carriers optimize underwriting and pricing strategies. Through machine learning, Sky Frontier enables insurance carriers to achieve detailed risk segmentation and improves their pricing precision by analyzing a vast amount of transaction data in CCT’s ecosystem, including pricing data, vehicle data and the latest industry developments and competitive environment.

Auto insurance reforms in China since September 2020 have given insurance carriers greater pricing flexibility. As a result, auto insurance pricing can vary by over 100% among different insurance carriers for the same vehicle, according to iResearch. This drives increased demand for intelligent SaaS solutions that help insurance carriers optimize pricing strategies. CCT believes these reforms provide a significant market opportunity for Sky Frontier. As of December 31, 2022, 72 insurance carrier customers had subscribed to Sky Frontier.

CCT’s SaaS solution products are easy-to-use, easy-to-deploy and scalable. CCT uses its first-hand experience with day-to-day operation of its own technology platform in designing the functions, templates and interfaces of its SaaS solution products. CCT’s SaaS solution products can usually be implemented by integrating with customers’ IT systems promptly.

First-in-class technology infrastructure and in-depth data insights

CCT processes a substantial amount of high-quality, multi-dimensional data from the vast amount of auto insurance transactions completed by its ecosystem participants. The auto-insurance data processed by CCT includes more than 89.7 million quote requests and over 21.0 million policies issued from 2019 to 2022. As of December 31, 2022, CCT’s database included approximately 4,200 vehicle makes and approximately 39.3 million vehicles, including passenger vehicles, commercial vehicles and agricultural vehicles.

CCT applies and integrates AI/machine learning with data accumulated through its transaction process to improve consumer conversion, enhance user experience and create value for its ecosystem participants:

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Faster, smoother and more customized insurance purchase experience. CCT’s platform allows insurance carriers to populate the information required to provide an insurance quote using data from its platform, which accelerates the process of buying insurance and enhances user experience. In addition, CCT’s algorithms enable it to better understand and analyze consumer and vehicle attributes and offer customized policies for consumers based on their circumstances and needs.

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Deep insights into insurance underwriting guidelines. CCT analyzes data from its transaction process to gain insights into the underwriting guidelines of insurance carriers and has built a “rules engine” based on over 74,000 rules derived from these insights through deep learning. Through the rules engine embedded in its digital insurance transaction products, CCT helps referral partners and consumers increase the chances of obtaining favorable underwriting decisions from insurance carriers.

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Personalized Insurance recommendations. CCT’s platform can automatically recommend multiple insurance policies to referral partners and consumers based on their diversified needs, enhancing the economics and productivity of referral partners while providing consumers with a more efficient and engaging experience.

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Pricing recommendations for insurance carriers. CCT uses machine learning to screen and capture pricing coefficients from a substantial number of transactions and quotes on its ecosystem. It derives price recommendations by region, enabling insurance carriers to better manage pricing strategies and launch promotions more effectively.

CCT’s data processing and analytics capabilities are supported by its first-class technology infrastructure. CCT is the one of the few digital platforms for auto insurance transaction services that connects with the core technology systems of all of the top 20 P&C insurance carriers in China measured by gross insurance premiums in 2021. As of December 31, 2022, CCT had connected its core operating system with the core systems of approximately 60 insurance carriers in China, enabling it to swiftly obtain accurate auto insurance premium quotes from multiple insurance carriers.

Integration with insurance carriers’ systems requires strong and long-term relationships with insurance carriers, as well as technology capabilities to blend with different systems used by insurance carriers and ongoing updates to these systems. CCT believes that such deep and extensive integration with the IT infrastructure of insurance carriers creates significant barriers to entry and constitutes a key factor for CCT’s growth and success.

Leveraging its proprietary infrastructure and data technologies, CCT improves insurance carriers’ consumer acquisition efficiency, risk optimization and overall economics, which in turn enables it to earn transaction service fees that are generally more competitive than those of its industry peers.

Visionary management team with in-depth industry knowledge and proven track records

CCT’s management team has extensive experience in the technology, insurance and internet industries. CCT’s core management members each has an average of over 10 years’ experience in insurance technology related areas, and many worked in renowned multinational corporations, such as GEICO, PICC, Anxin P&C Insurance Co., Ltd., Huawei and Tsinghua Tongfang before joining CCT.

For example, Mr. Lei Zhang, CCT’s founder and chief executive officer, is a successful entrepreneur with 20 years’ experience in China’s TMT sector and over 10 years’ experience in the insurance industry. Prior to establishing CCT, Mr. Zhang worked as a senior manager at Huawei and a global leader in telecommunications for six years. Since the founding in 2014, CCT’s management team has worked together towards the goal of transforming China’s insurance industry with technology. Mr. Cheng Zhong, CCT’s co-chief executive officer, has approximately 30 years’ experience in the insurance industry. Prior to joining CCT, Mr. Zhong served as the general manager of the business development sector in PICC, the president of Anxin P&C Insurance Co., Ltd. and the co-chief executive officer of Qingsong Group Ltd.

CCT’s founder and management have a consistent track record of innovation and business expansion. Since its inception, CCT evolved from a digital auto insurance transaction service platform to a fully integrated platform with a nationwide network providing both end-to-end digital insurance transaction services and insurance SaaS solution services. Led by its founder and management, CCT has diversified its product offerings to include non-auto insurance, and launched its SaaS platform for insurance intermediaries and insurance carriers. CCT has also expanded its network coverage from 11 provinces, autonomous regions and municipalities in 2017 to 24 as of December 31, 2022.

CCT believes that the foresight of its management team, combined with their industry thought leadership and strong execution capabilities, have been key drivers for its operating resilience in the evolving regulatory landscape in China and positions it for continued growth.

Strategies

CCT aims to extend its position as the leading provider of digital insurance transaction and insurance SaaS solution services and products in China. CCT focuses on a clear strategy with multiple levers of growth:

Seize the digitalization opportunity in China’s auto insurance industry

China’s auto insurance industry is a large and growing market in the midst of a paradigm shift that creates substantial opportunities for CCT’s platform. As China’s leading technology-enabled platform that targets insurance referral partners and third-party platforms, CCT has built a proprietary, comprehensive technology platform well-positioned to benefit from this transition. By leveraging its sophisticated flagship digital insurance transaction product Easy-Insur, CCT plans to attract more referral partners to its platform, enable them to become digitalized intermediaries and capture market share from traditional auto insurance intermediaries.

Grow SaaS solutions business by penetrating the insurance value chain

CCT’s technology backbone is highly scalable and adaptable to serve the evolving needs of insurance carrier and intermediaries, and is purpose-built to support CCT’s new SaaS solution products to be developed in the future. With its existing SaaS offerings, CCT intends to acquire new customers, grow its share of the insurance SaaS solutions market, and create a stable revenue stream. CCT also plans to optimize the functions and features of its existing SaaS solution products to meet the evolving needs of its SaaS customers and the larger insurance ecosystem.

For example, through Digital Surge, CCT plans to introduce to insurance intermediaries extensive insurance products negotiated based on CCT’s partnerships with insurance carriers, enabling these insurance intermediaries to access insurance products with more favorable policy terms. CCT expects this to attract more insurance intermediaries to its platform. As it grows the customer base for its SaaS solution services and products, CCT expects to have access to broader sets of industry data, which in turn is expected to improve its data analytics capabilities and the efficacy of its proprietary algorithms.

In addition, CCT intends to build on the success of its existing SaaS solution services and products by developing new SaaS solution products that target new opportunities on the insurance value chain, including those related to customer acquisition, risk management, claims and aftermarket services. Given that many insurance carrier customers have subscribed to CCT’s SaaS solution products to address only a portion of their core system needs, CCT believes that its proprietary technologies, advanced data analytics capabilities and quality customer service allows it to develop and cross-sell other SaaS solution products that appeal to additional business units within its existing SaaS customer base.

Invest in core infrastructure, data analytics and technological innovations

CCT has made significant investments in research and development and intends to continue to do so. CCT plans to invest in its proprietary infrastructure, which constitutes the backbone of its technology capabilities, and enhance its functionality, reliability, scalability and performance.

CCT intends to focus on strengthening its core data analytics technology and machine learning capabilities to deliver additional value to its ecosystem participants. In addition, to address the evolving needs of the insurance industry, CCT plans to collaborate with EV manufacturers, technology companies and insurance carriers to further digitalize the insurance products on its platform and broaden its insurance product offerings.

Expand and deepen partnerships to grow insurance transaction business

CCT has established an extensive network of partnerships with insurance carriers, third-party platforms and referral partners, and it intends to expand and deepen these partnerships to grow its insurance transaction business.

For example, CCT plans to collaborate with insurance carriers to bring a more diversified portfolio of insurance products to its platform, including innovative insurance products which it co-develops with them, and more products from non-auto insurance sectors.

CCT plans to collaborate with more third-party platforms to expand its user base. For example, CCT plans to partner with more leading EV industry participants in China to capitalize on opportunities from this growing industry. CCT also plans to cooperate with more leading EV manufacturers and EV smart services providers in China by embedding its digital insurance transaction products in the EVs’ operating systems or allowing EV purchasers to download such products from the EVs’ application stores.

CCT’s platform also intends to enable EV retailers to sell auto insurance in-store to EV purchasers who reside in other regions, while complying with PRC laws that require insurance policies to be delivered in the region where an insurance purchaser resides or a vehicle is registered. CCT’s nationwide network allows the customer to purchase insurance in the region where that EV retailer is located and have the policy delivered in the region where the customer resides.

Accelerate penetration into non-auto insurance markets

While CCT plans to bring its platform to more insurance carriers, insurance intermediaries, third-party platforms, referral partners and consumers in the auto insurance markets, it also expects to accelerate its penetration into non-auto insurance markets. CCT believes that significant synergies exist across the portfolio of insurance products on its platform.

By launching carefully chosen non-auto insurance offerings and expanding these offerings to more geographic areas, CCT aims to provide more insurance products to referral partners and consumers across the auto and non-auto segments on its platform, capitalizing on its strong brand recognition and strong foothold in the auto market.

Services and Products

CCT offers the following digital insurance transaction services and SaaS solution services to its ecosystem participants:

•

Digital insurance transaction services. Through its flagship digital insurance transaction products Easy-Insur and Insurance Marketplace, CCT facilitates the sale of both auto and non-auto insurance to consumers.

•	SaaS solution services.

○	Digital Surge, an intelligent cloud-based one-stop SaaS solution that helps insurance intermediaries digitalize their operation processes, and

○	Sky Frontier, an AI-based, analytics-driven pricing recommendation engine that helps insurance carriers optimize their underwriting and pricing strategies.

The following table sets forth the services provided through CCT’s digital insurance transaction products and SaaS solutions, the ecosystem participants on each of the digital insurance transaction products and the users of each of CCT’s SaaS solution services.

Digital insurance transaction services and products

Auto insurance transaction services and products

CCT provides auto insurance transaction services mainly through two products:

•	Easy-Insur, designed for referral partners who help consumers purchase auto insurance through mobile, web, WeChat and third-party applications; and

•	Insurance Marketplace, designed for consumers who use the product to purchase auto insurance directly through mobile, web, WeChat and third-party applications.

Easy-Insur and Insurance Marketplace digitalize various processes of facilitating the issuance of auto insurance. Connected to mobile applications, web-based terminals and APIs of insurance carriers, Easy-Insur and Insurance Marketplace enable referral partners and consumers to swiftly access quotes for insurance premiums, apply for auto insurance policies offered by a broad range of insurance carriers and pay premiums to insurance carriers. Through Easy-Insur and Insurance Marketplace, consumers can complete the auto insurance policy purchase process within minutes, with a team of service experts to provide real-time, quick and high-quality support to consumers.

CCT’s data processing and analytic capabilities and proprietary algorithms efficiently match consumers with insurance policy options based on their individual circumstances and needs. This process decreases the time needed to compare insurance carriers, enhances user experience and increases the likelihood that users will purchase policies through CCT’s digital insurance transaction products.

The auto insurance products offered through Easy-Insur and Insurance Marketplace include:

•	statutory automobile liability insurance, including compulsory traffic liability insurance and third-party liability insurance, and

•	commercial auto insurance.

The following steps show how referral partners apply for an auto insurance policy on behalf of consumers through Easy-Insur.

Consumers who directly apply for auto insurance policies through Insurance Marketplace go through similar procedure as illustrated above, though on Insurance Marketplace, consumers fill out the relevant information and complete the entire insurance purchase process by themselves. These simple key steps demonstrate the speed and convenience of CCT’s digital insurance transaction products.

Easy-Insur and Insurance Marketplace provide post-purchase renewal services. One to three months before an auto insurance policy purchased through Easy-Insur or Insurance Marketplace is due for renewal, Easy-Insur and Insurance Marketplace automatically send reminders to referral partners and consumers and offer available renewal prices, allowing them to renew policies immediately with a quick decision. This process is much more challenging for traditional insurance agencies, which typically lack the systems and processes to send reminders in an accurate, timely and efficient manner.

CCT has been continually improving the user experience of its digital insurance transaction products, which have attracted an increasing number of referral partners and consumers. Easy-Insur had approximately 739,000 and 939,000 referral partners as of December 31, 2021 and 2022, respectively. Referral partners that use Easy-Insur include individual insurance practitioners and other individuals from a broad range of consumer touchpoints. See “—Ecosystem—Referral Partners.” In 2021 and 2022, gross written premiums of auto insurance policies sold on CCT’s digital insurance transaction products were RMB8,881.2 million and RMB12,907.9 million, respectively.

Non-auto insurance transaction services and products

CCT also provides non-auto insurance transaction services, CCT offers approximately 70 types of non-auto insurance products underwritten by a broad range of insurance carriers, including both standard and customized non-auto products, such as non-auto P&C products as of December 31, 2022.

Easy-Insur provides quotes for insurance premiums of standard non-auto insurance policies. CCT’s referral partners also help consumers select non-auto insurance policies and pay premiums to insurance carriers through Easy-Insur. The process for purchasing non-auto insurance is similar to the process for purchasing auto insurance described above.

CCT’s referral partners can also submit quote requests for non-standard non-auto insurance through Easy-Insur or directly through CCT’s local service personnel. Immediately upon receiving a quote request, CCT’s local service personnel obtain quick and accurate quotes from insurance carrier partners and recommend suitable non-standard non-auto insurance products to referral partners. CCT’s local service personnel also help referral partners and consumers negotiate prices and other terms of the non-standard non-auto insurance and guide them through the insurance policy purchase process.

CCT also considers the demand, preferences and feedback from ecosystem participants. CCT believes this leads to higher customer satisfaction and distinguishes it from other non-auto insurance platforms that simply offer homogeneous non-auto insurance products available in the market. CCT also closely monitors non-auto insurance market dynamics and frequently updates its product listings on Easy-Insur.

In 2021 and 2022, gross written premiums of non-auto insurance policies sold on CCT’s insurance transaction products amounted to RMB2,210.3 million and RMB3,648.2 million, respectively.

SaaS solution services and products

Committed to re-shaping the insurance distribution and empowering the value chain through technology, CCT has launched its proprietary insurance-related SaaS solutions designed for insurance intermediaries and insurance carriers. By launching these SaaS solutions, CCT aims to capitalize on its technology capabilities and deep understanding of China’s insurance industry.

Digital Surge

Insurance intermediaries in China have historically faced significant challenges in addressing the inefficiencies in their back-office and other core business functions. In December 2020, CCT launched Digital Surge, an intelligent cloud-based one-stop SaaS solution, to improve the operating efficiency of insurance intermediaries by digitalizing their core business processes, including product management, contract management, billing management and regulatory reporting. The following chart sets forth the key product features of Digital Surge.

In January 2021, the China Banking and Insurance Regulatory Commission published the Measures for Supervision of Digitalization of Insurance Intermediaries (the “Measures”), requiring insurance intermediaries to adopt a digital information system. CCT believes these heightened regulatory requirements have increased and will continually increase the demand for solutions that help intermediaries meet regulatory requirements and increase operating efficiency.

Over 20,000 insurance intermediaries in China have unmet needs for digital solutions. Digital Surge operates a freemium business model, through which it offers most functions on a complimentary basis to expand customer base, and only charges a premium for selected transaction functions. CCT has quickly expanded the customer base of Digital Surge through referrals by its ecosystem participants, industrial organizations and local regulatory authorities and promotional activities such as product presentation events.

CCT offers Digital Surge which primarily consists of the following seven key modules:

•

Operations management. This module enables intermediaries to digitalize the management of insurance policies and transaction records. For example, this module automatically alerts intermediaries in advance of the renewal date of insurance policies sold to end consumers. This model also allows intermediaries to manage information about insurance carriers and the licenses held by the intermediaries and their sales agents.

•

Billing management. This module automates intermediaries’ billing processes and helps intermediaries better manage commission settlement and payment collections, which in turn enhances their financial performance and customer service.

•

Contract management. This module helps intermediaries manage the creation, negotiation, execution and renewal of contracts they enter into with insurance carriers. For example, intermediaries can monitor the status of their contracts with insurance carriers and receive automatic renewal reminders for contracts about to expire.

•	Data and privacy management. This module integrates an insurance intermediary’s operating data, allowing the intermediary to store, manage and track its data on the cloud.

•

Human resources management. This module allows intermediaries’ human resources personnel to oversee different levels of management layers and administer employees’ accounts for employment-related purposes and set system access privileges, enabling them to operate more efficiently and maintain relatively leaner human resources teams.

•

Transaction management. Directly connected to the transaction systems of about 60 insurance carriers, this module displays the insurance products an intermediary can sell based on its contracts with these insurance carriers. This module also captures updates made on insurance carriers’ transaction systems in real time. With a few simple clicks, an intermediary can check and compare the prices and other terms of insurance products offered by distinct insurance carriers.

•

Reports management. This module features a built-in dashboard that gives intermediaries a holistic view of sales patterns based on insurance type. This module also automatically generates periodic reports for intermediaries in compliance with regulatory requirements.

The introduction of Digital Surge to the market allows CCT to diversify its product offerings and revenue sources. Through Digital Surge, CCT also accumulates more insurance transaction-related data insights from which it can leverage to optimize its algorithms and derive value. CCT believes that as more insurance intermediaries use Digital Surge and sell insurance products under CCT’s contracts with insurance carriers, CCT’s bargaining power with insurance carriers should increase, enabling it to obtain more favorable policy terms for insurance products and create more value for its ecosystem participants.

Sky Frontier

In March 2021, CCT launched Sky Frontier, an AI-based, analytics-driven pricing recommendation engine, to help insurance carriers optimize underwriting and pricing strategies and control risks. Sky Frontier is embedded with a data-driven AI prediction engine that uses machine learning to screen and capture extensive and multi-dimensional product and transaction data in CCT’s ecosystem. Through its prediction engine’s automated analytics, Sky Frontier provides pricing insights and strategies to insurance carriers using the following clusters of data:

•	pricing data from the large number of transactions and quotes generated in its ecosystem;

•	vehicle data, such as license plate number, VIN, engine number, vehicle make and model, vehicle style, vehicle year and vehicle use (passenger v. commercial); and

•	the latest industry developments and competitive environment.

Sky Frontier provides insurance carriers with more granular risk segmentation and greater pricing precision based on an analysis of the vast amount of transaction data in CCT’s ecosystem through machine learning technology. Sky Frontier assigns vehicle makes and models into different risk categories for different insurance carriers based on algorithms tailored to each insurance carrier’s specific circumstances, including user and strategy preferences. This process enables insurance carriers to optimize their underwriting and pricing strategies as well as decision-making process. In addition, pricing has become a key competitive differentiator for insurance carriers, which in turn drives an increase in demand for intelligent SaaS solutions that help insurance carriers optimize underwriting and pricing strategies. CCT believes that the comprehensive reform provides a significant market opportunity for Sky Frontier.

Current key features of Sky Frontier include:

•

Cross-dimensional pricing analysis. Built on a complex analytics model, this feature automatically labels the distinct clusters of data, including insurance quotes, pricing data as well as underwriting metrics and results. The platform then performs and visualizes cross-dimensional analysis to insurance carriers, allowing insurance carriers to easily monitor and analyze their pricing, underwriting and transaction performances.

•

Vehicle and auto insurance profiles. This feature automates analysis based on the vehicle profile and relevant auto insurance data processed by CCT and captures up-to-date trends in China’s vehicle and auto insurance markets. This enables insurance carriers to strategically establish their product development plans.

•

Industrial data mining. This feature tracks and allows insurance carriers to gain visibility to substantial historical and industrial data and regulatory information in China’s auto insurance market. This helps insurance carriers to consider the latest industry-wide developments when formulating their strategic operational initiatives.

•

Smart predictive sales performance. Leveraging deep learning and predictive analytics algorithms, this feature visualizes insurance carriers’ historical auto insurance sales performance and provides forecasts for the future sales performance of these carriers and overall auto insurance market sales trends.

•

Reporting and underwriting recommendations. This feature streamlines and integrates relevant data processed by CCT to generate qualitative and quantitative reports regarding a certain insurance carrier’s past underwriting patterns and prevailing market practices. It then provides recommendations to insurance carriers to help optimize their underwriting decisions.

Ecosystem

CCT has created a vibrant insurance ecosystem. Its insurance transaction services, comprehensive insurance offering, proven data and technology capabilities and advanced AI-enabled SaaS capabilities serve as the basis of its ecosystem.

CCT’s platform attracts and connects key participants in its ecosystem, including insurance carriers, insurance intermediaries, third-party platforms, referral partners and consumers. The interactions among its ecosystem participants form a powerful flywheel, benefitting each ecosystem participant and providing CCT with significant monetization opportunities. The following graphic depicts the key participants and self-reinforcing network effect of CCT’s ecosystem to drive growth:

Insurance carriers

CCT believes it is the “go-to” digital channel partner for auto insurance carriers in China. As of December 31, 2022, CCT established relationships with a broad and diversified network of 100 insurance carriers of all sizes, including group-wide insurance conglomerates and other medium sized and small insurance carriers.

Digital insurance transaction services

Top insurance carriers in China have increasingly relied on CCT to facilitate sales of insurance products. In 2022, CCT facilitated auto insurance transactions with aggregate premiums of RMB12.9 billion, representing an increase of 45.3% from aggregate premiums of RMB8.9 billion in 2021.

CCT is one of the very few innovative digital platforms for auto insurance transaction services that connect to the core technology systems of all of China’s top 20 property and casualty (“P&C”) insurance carriers in terms of gross written premiums in 2021. As of December 31, 2022, CCT had connected its platform to the core transaction systems of approximately 60 insurance carriers in China.

Integrating its platform with the transaction systems of insurance carriers allows CCT to swiftly provide consumers quotes for insurance policies and reduces the time required to deliver insurance policies, increasing efficiency, transparency and consumer satisfaction. CCT provides quotes for insurance policies within an average of a few minutes, significantly shorter than the time that is typically required to obtain insurance premium quotes though traditional auto insurance distribution channels.

Under PRC law, an insurance carrier can only issue auto insurance policies in the provinces, autonomous regions and municipalities where it is incorporated or has established branches. CCT partners with insurance carriers (including their provincial and municipal branches) to digitally facilitate the sale of auto and non-auto insurance products.

•

CCT typically enters into framework agreements with insurance carriers, specifying the types of insurance that CCT will offer and the related service charges. These agreements usually contain terms from one to three years. Additionally, these agreements usually allow CCT to facilitate platform and system integrations with insurance carriers.

•	CCT enters into contracts with insurance carrier customers, which are provincial and municipal branches, as the case may, of insurance carriers. These contracts typically specify the types of insurance that CCT is authorized to sell and transaction service fee rates in specified geographical locations.

Through its nationwide network, CCT’s local branches had entered into over 1,700 contracts with insurance carrier customers for the sale of auto and non-auto insurance products as of December 31, 2022. This allows CCT to obtain more favorable terms for insurance policies because such insurance carrier customers typically have more flexibility in pricing specific insurance policies.

Insurance carrier customers typically pay CCT different transaction service fees in different geographic markets based on the intensity of competition, the number of locally registered vehicles, applicable regulatory requirement, and other factors. In 2021 and 2022, the transaction fee rate that CCT received from insurance carriers averaged 15.3% and 15.8%, respectively.

SaaS solution services

CCT offers Sky Frontier, an AI-based, analytics-driven pricing recommendation engine, to help insurance carriers optimize underwriting and pricing strategies. See “Services and Products – SaaS Solution Services and Products—Sky Frontier.”

CCT typically enters into SaaS service agreements with subscribers of Sky Frontier for a fixed term of one year. As of December 31, 2022, CCT had already entered into SaaS service agreements with approximately 90 insurance carrier customers. CCT generally charges Sky Frontier’s subscribers a yearly flat fee. In 2021 and 2022, the subscription revenue that CCT generated from Sky Frontier amounted to approximately RMB21.9 million and RMB51.2 million, respectively.

Third-party platforms

CCT selectively partners with third-party platforms to attract users to its platform. CCT provides the users of third-party platforms direct access to insurance products underwritten by leading insurance carriers and facilitates their purchase of insurance. CCT’s third-party platform partners include automotive industry players, such as leading EV manufacturers, ride-hailing and consumer internet companies.

CCT’s partnerships with EV manufacturers empower EV manufacturers to address the challenges they face with respect to auto insurance. By partnering with CCT, EV manufacturers that generally sell direct to consumers can easily deploy CCT’s one-stop EV insurance solutions and deliver EV consumers streamlined auto insurance services ranging from insurance purchases to claims and after-sales support, without the need to acquire insurance brokerage licenses, negotiate packages for EV insurance products with insurance carriers, or establish insurance service networks and retain relevant personnel on their own. We believe that the compliant, transparent, standardized and smart EV insurance solutions offered by CCT allow EV manufacturers to transform the way they connect with consumers over the EV life span, achieve consumer-centric service innovation, increase consumer loyalty, and obtain sustainable competitive advantage in the rapidly evolving EV sector.

CCT typically enters into partnership agreements with its third-party platform partners for a term ranging from one year to three years. As of December 31, 2022, CCT had entered into partnership agreements with over 480 third-party platforms. CCT typically pays service fees to these third-party platforms for insurance transactions completed by their users through its platform.

Referral partners

CCT’s referral partners direct consumers interested in insurance products to CCT’s platform. Referral partners use Easy-Insur to obtain insurance quotes for consumers and help consumers purchase insurance policies. Cooperation with referral partners allows CCT to access a large and growing consumer base.

CCT attracts referral partners through third-party platform partners, promotional events, training courses and seminars. CCT also integrates Easy-Insur with applications and systems of third-party platform partners through APIs, enabling users of these platforms to be directed automatically to Easy-Insur to become referral partners and use Easy-Insur for insurance quotes and insurance transaction services. CCT also attracts referral partners by conducting promotional activities with consumer internet companies at auto-related locations, such as automobile dealerships, vehicle repair and maintenance centers and car washes and gasoline stations. As of December 31, 2022, CCT has over 939,000 referral partners.

As part of the registration process on Easy-Insur, CCT enters into user agreements with its referral partners. CCT typically pays referral partners following their successful facilitation of an insurance transaction. The referral services fees CCT pays these referral partners vary in different geographic markets based on the intensity of competition, the number of locally registered vehicles and other factors.

Insurance intermediaries

As of December 31, 2022, CCT collaborated with approximately 4,400 insurance intermediaries.

CCT offers Digital Surge, an intelligent cloud-based one-stop SaaS solution product, to help insurance intermediaries digitalize their operations to meet heightened regulatory requirements and increase operation efficiency. See “Services and Products—SaaS Solution Services and Products—Digital Surge.”

CCT typically enters into SaaS service agreements with subscribers of Digital Surge for a fixed term of one year. As of December 31, 2022, CCT had entered into SaaS service agreements with over 4,300 insurance intermediaries.

Customers may subscribe for Digital Surge’s functions, many of which are offered on a complimentary basis. If a customer has subscribed for Digital Surge and elected to use charged transaction functions, such customer will be charged an annual fee, which may vary based on the type of charged services such customer selects. In 2021 and 2022, subscription revenue from Digital Surge amounted to RMB8.0 million and RMB8.6 million, respectively.

Consumers

CCT attracts consumers to its platform primarily through referral partners and third-party platforms. We believe that CCT’s consumers are typically tech-savvy people who seek transparency, affordability and convenience in their insurance purchase experience, with a strong preference for digital transactions.

Nationwide Network

Under PRC law, an insurance agent must obtain a license to sell insurance products. In addition, an insurance agent can only conduct businesses in the provinces, autonomous regions and municipalities where it is incorporated or has established branches.

CCT has established an extensive nationwide network, consisting of approximately 110 branches licensed to sell insurance policies in 24 provinces, autonomous regions and municipalities in China and over 400 service personnel as of December 31, 2022.

Through its nationwide network, CCT enters into contracts with insurance carrier customers and facilitates the issuance and delivery of insurance policies to consumers.

CCT’s service personnel at local branches visit its insurance carrier customers regularly to promote and collect feedback about the digital insurance transaction and/or SaaS solution services provided to such insurance carrier customers and obtain the latest insurance product offerings and insurance policy updates from such carriers.

CCT believes that its nationwide network enables it to enhance relationships with and obtain more favorable terms from insurance carrier customers and keep abreast of the latest insurance product and policy information. CCT’s local service personnel also hold educational seminars and networking events for referral partners and consumers and help them negotiate customized non-auto products with insurance carrier customers.

Data, Technology and Infrastructure

CCT believes that its data processing and analytic capabilities and proprietary technology represent the key to its success, which enable CCT to improve the experience it offers to its ecosystem participants.

Data advantage

Data process and analysis

As CCT continues to accumulate data from transactions completed by its ecosystem participants, its algorithms become more powerful. CCT believes its data analytics capabilities allow it to achieve a significant competitive advantage.

Data processed by CCT include:

•	insurance quote requests;

•	vehicle information (including license plate number, VIN, engine number, vehicle make and model, vehicle style, vehicle year and vehicle use (passenger versus commercial));

•	insurance policy information (including insurance type and premiums);

•	insurance quote and transaction data (including data of no-claim discounts); and

•	personal information obtained from consumers through its ecosystem (including name, gender and contact information) as agreed by such consumers.

CCT analyzes such data to:

•	make informed decisions in its business operations and strategic planning, such as entry into new markets and verticals;

•	optimize its analytics-based marketing efforts to increase consumer conversion and enhance overall user experience;

•	enhance underwriting efficiencies through the creation and optimization of underwriting rules;

•	help insurance carriers better manage underwriting and pricing strategy and launch promotions more effectively; and

•	help referral partners enhance productivity and sales volume.

Algorithms

CCT utilizes data analytics across its products. Its proprietary algorithms benefit from years of data accumulation and analysis, which are continually enriched with new data collected from its ecosystem participants and refined by its in-house data analytics team.

Through machine learning, CCT analyzes data to gain insights into the underwriting guidelines of its insurance carrier partners. CCT believes that it is the only insurance technology platform in China that has built a “rules engine” based on these insights. Through the rules engine, which is embedded in each of its digital insurance transaction products, CCT provides referral partners and consumers suggestions to adjust their quote request entries before submitting them to insurance carriers, which it believes helps increase favorable underwriting decisions and enhance user experience.

For example, a vehicle model usually comes with various body and engine styles. The categories of vehicle styles, however, are not uniformly recognized among insurance carriers. Each auto insurance carrier in China has set its own rules to determine the style of a vehicle. As a result, different insurers may price insurance for a vehicle differently based on their own respective rules.

Immediately upon receiving the vehicle information provided by referral partners and consumers on Easy-Insur and Insurance Marketplace, CCT’s algorithms automatically suggest the specific style of vehicle to include in the quote requests based on its insights into insurance carriers’ rules for determining vehicle styles. This process enables referral partners and consumers to obtain more accurate quotes based on the style of vehicle.

Through the algorithms for its digital insurance transaction products, CCT presents personalized insurance policy options to referral partners and consumers and matches them with insurance carriers most likely to provide the right coverage at a competitive price. These algorithms consider vehicle information provided by referral partners and consumers, referral partners’ preferences and economics as well as CCT’s own profit margins. CCT believes that the accuracy of the matches provided by its algorithms will further improve over time as it expands insurance carrier coverage in its ecosystem and further accumulates data insights.

CCT uses machine learning through Sky Frontier to capture pricing coefficients from a significant number of transactions and quotes completed through its ecosystem and derives price recommendations by region for insurance carriers. CCT’s algorithms also generate unique risk analytics for each auto make and model based on multi-dimensional data provided by referral partners and consumers, including driver profile and behavior, vehicle information, historical claims and other factors.

Data security and privacy

CCT deploys a variety of technical solutions to prevent and detect vulnerabilities in user privacy and data security, such as encryption, firewalls, vulnerability scanning and log audit. CCT has established stringent internal protocols with strictly defined and layered access authority.

CCT strictly controls and manages the use of data within its various departments and output of data within its ecosystem. In addition, CCT conducts regular penetration testing performed by its own information security department and third-party testing companies.

Technology and infrastructure

“Solid Rock” (磐石) is CCT’s fundamental operating system. Built upon unique data analytics technologies and complex proprietary algorithms, “Solid Rock” supports the primary functions of CCT’s platform, such as automatic vehicle searches, quotes, order displays, error checks, generation of text messages and verification codes and channel management.

As of December 31, 2022, CCT had connected its “Solid Rock” (磐石) system with the core transaction systems of approximately 60 insurance carriers in China. Integration with insurance carriers’ transaction systems requires strong and long-term relationships with insurance carriers, as well as technology capabilities to integrate with different transaction systems used by insurance carriers in China. CCT believes this differentiates itself from its competitors and is a key factor for its success.

CCT works with insurance carriers to establish:

•	sophisticated protocols that help ensure the safety, stability and confidentiality of data transfers with insurance carriers;

•	interaction sequences that optimize data transfer efficiency; and

•	rectification procedures that enable prompt correction of system failures or data transfer errors.

CCT maintains APIs to help ensure the stability of data transferred to and from insurance carriers. CCT also has a rapid software development cycle to increase the efficiency and capacity of its system.

CCT designed its technology systems to be partner-agnostic, modular, scalable, stable, robust and sustainable. CCT’s technology systems utilize an automated operation, maintenance and management framework. These systems are easily adaptable to other types of IT infrastructure used by CCT’s insurance carriers, regardless of how old or complex, and allow for automating smooth and uninterrupted upgrades on a continual basis.

It usually takes only one to two weeks for CCT to customize its connection hubs and complete a connection with the core transaction system of a new insurance carrier. In terms of system upgrades, CCT typically completes an automatic system upgrade for its platform within an hour and in any event no later than 24 hours.

For example, auto insurance carriers in China were required to update their systems in accordance with the Guiding Opinions on Implementing Comprehensive Reform of Auto Insurance issued by CBIRC on September 19, 2020 (the “Guiding Opinions”). Following the issuance of the Guiding Opinions, CCT not only upgraded its technology systems overnight to synchronize with nine insurance carriers’ updated transaction systems, but also completed technology upgrades to simultaneously adapt to the updated transaction systems of all other insurance carrier partners within two months. As of 2022, CCT’s technology systems underwent approximately 6,880 smooth and uninterrupted updates, including updates to support new functions of the digital insurance transaction and insurance SaaS solution products, as well as updates to synchronize with the changes in its insurance carrier partners’ transaction systems or policies.

Cloud providers such as Alibaba Cloud host CCT’s applications, websites, APIs, software and supporting services. Cloud computing allows CCT to efficiently allocate its IT resources, improve the management of its systems and lower its labor costs.

As of December 31, 2022, CCT had a team of 104 research and development personnel, accounting for 44.8% of its total number of headquarters employees, responsible for developing, maintaining and improving its technology infrastructure, including applications, websites, APIs, software and technology systems.

In 2021 and 2022, CCT’s research and development expenses were RMB46.8 million and RMB49.9 million, accounting for 19.8% and 19.3% of its total operating expenses.

Marketing

CCT focuses its marketing efforts on engaging insurance carriers, referral partners, insurance intermediaries and insurance consumers. CCT has a dedicated marketing team at its headquarters, which formulates and executes its overall sales, marketing and branding strategies.

CCT’s service personnel at its local branches visit its insurance carrier partners regularly to promote its services and products and hold educational seminars and networking events to attract referral partners. CCT also promotes its products and services by attending conferences and industry exhibitions and through word-of-mouth referrals. CCT also utilizes targeted advertisement placements for the “Cheche” brand and Easy-Insur, to increase brand exposure, build trust among potential users and improve user conversion.

When expanding into a region, CCT typically hires a team of marketing personnel to promote its services and products to local businesses and other referral partners.

Competition

CCT faces competition principally from other auto insurance transaction services providers, including:

•	large internet platforms, such as Alipay;

•	vertical auto insurance transaction platforms; and

•	insurance carriers’ direct online sales platforms.

CCT may face new competition as it introduces new services or products, as its existing services and products evolve, or as other companies introduce new services and products.

While the insurance industry is evolving rapidly and is becoming increasingly competitive, CCT believes that it competes favorably because of its strong technology and infrastructure capabilities, deep connections with insurance carriers and extensive distribution network.

Employees

CCT had a total of 635 full-time employees as of December 31, 2022. The following table provides a breakdown of CCT’s employees as of December 31, 2022 by function:

Function	Number
Headquarters (CCT)
Technology	104
Finance	18
General and administrative	40
Others	70

Subtotal	232

Cheche Insurance Sale & Services Co., Ltd.
Administrative	16
Finance	88
Service	299

Subtotal	403

Total	635

As of December 31, 2022, 232 of CCT’s employees were based in the headquarters in Beijing and corporate offices in Guangdong province. The rest of CCT’s employees were based in other provinces in China. 44.8% of the employees at CCT’s headquarters were technology-related personnel as of December 31, 2022.

CCT’s success depends on its ability to attract, retain and motivate qualified personnel. It has established procedures and standards in recruiting employees through various channels, including internal referrals, job fairs and recruiting agents.

CCT’s senior management team possesses significant experience in technology and insurance industries. Before joining, CCT’s senior management members worked at China’s leading internet and technology companies, insurance companies and financial institutions, such as BlackRock, GEICO, PICC, Anxin P&C Insurance Co., Ltd. and Tsinghua Tongfang.

As required by regulations in China, CCT participates in various government statutory employee benefit plans. PRC law requires that CCT contribute to employee benefit plans at specified percentages of salaries and bonuses, and provide allowances to its employees specified by local governments.

CCT works to identify, attract, and retain employees who are aligned with and will help progress with its mission, and it seeks to provide employees with competitive cash and equity compensation. CCT has not had any labor disputes that materially interfered with its operations. CCT believes that it has a good relationship with its employees, and that its strong culture differentiates it and is a key driver of its business success.

Intellectual Property

CCT seeks to protect its intellectual property through a combination of patent protection, copyrights, trademarks, service marks, domain names, trade secret laws, confidentiality procedures and contractual restrictions.

As of December 31, 2022, CCT had registered 69 trademarks, 150 software copyrights and 10 domain names, including chechegroup.com, in China. Information contained on, or that can be accessed through CCT’s website is not incorporated by reference into this proxy statement/prospectus and you should not consider such information to be part of this proxy statement/prospectus.

CCT enters into confidentiality agreements with its key employees. In addition, the cooperation agreements that CCT enters into with its business partners include confidentiality provisions.

Facilities

CCT is headquartered in Beijing and had leased an aggregate of 9,388.7 square meters of office space in 24 provinces, autonomous regions and municipalities in China as of December 31, 2022. CCT leases its premises through lease agreements with unrelated third parties.

Insurance

CCT provides social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for its employees. CCT does not maintain property insurance or business interruption insurance, nor does it maintain product liability insurance or key-man life insurance. See “Risk Factors—Risks Related to CCT’s Business and Industry—CCT may not have sufficient insurance coverage.” CCT considers its insurance coverage to be in line with the industry practice as well as the customary practice in China.

Legal proceedings

From time to time, CCT may be subject to various legal proceedings and claims that arise in the ordinary course of business. CCT is currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of CCT’s management, are likely to have any material and adverse effect on its business, financial condition, cash-flow or results of operations.

Corporate History and Structure

Prior to the incorporation of the CCT and the completion of the reorganization, the VIE commenced operations in September 2014. CCT conducts its business in China primarily through the Affiliated Entities, which operates CCT’s applications and website, www.chechegroup.com.

In September 2018, CCT was incorporated under the laws of the Cayman Islands as the ultimate offshore holding company of its PRC Subsidiaries. In October 2018, Cheche HK, a wholly-owned subsidiary in Hong Kong, was established. In October 2018, Cheche HK established WFOE, Cheche Ningbo, a wholly-owned subsidiary in the PRC. In December 2020, Cheche HK established another wholly-owned subsidiary in the PRC, Baodafang.

Due to PRC laws and regulations restricting foreign ownership of companies that engage in internet and other related businesses, WFOE has entered into a series of contractual arrangements with the VIE and its shareholders. The VIE holds ICP licenses as an internet content provider in China. See “—Contractual Arrangements with the VIE and its Shareholders.”

As a result of CCT’s direct ownership in WFOE and the contractual arrangements with the VIE, CCT is considered the primary beneficiary of the VIE. CCT treats the Affiliated Entities as its consolidated affiliated entities under U.S. GAAP, and has consolidated the financial results of these entities in its consolidated financial statements in accordance with U.S. GAAP. Consolidation of VIE under U.S. GAAP generally occurs if CCT or its subsidiaries (1) have an economic interest in the VIE that provides significant exposure to potential losses or benefits from the VIE and (2) have power over the most significant economic activities of the VIE.

However, CCT, its subsidiaries do not have, and following the consummation of the Business Combination, HoldCo and its investors will not have an equity ownership in, direct foreign investment in, or control through such ownership or investment of the VIE. The contractual arrangements with respect to the VIE under which CCT is the primary beneficiary are not equivalent to an equity ownership in the business of the VIE. In addition, the contractual agreements governing the VIE have not been tested in a court of law.

Corporate structure

The following diagram summarizes CCT’s corporate structure as of the date of this proxy statement/prospectus.

(1)

VIE equity interests holders include Lei Zhang, Zhendong Wang, Hangzhou Shunying Equity Investment Partnership (L.P.), Zhuhai Hengqin Huarong Zhifu Investment Management Co., Ltd., Beijing Cheche Technology Investment Center, LLP, Beijing Zhongjin Huicai Investment Management Co., Ltd., Shenzhen Ruiyuan Investment Enterprise, LLP, Huzhou Zhongze Jiameng Equity Investment Enterprise, LLP, Beijing Zhongyun Ronghui Investment Center, LLP and Guangzhou Lianzhan Enterprise Management Co., Ltd., which hold approximately 35.6%, 1.1%, 8.8%, 8.2%, 9.8%, 14.2%, 8.0%, 4.9%, 8.8% and 0.6% of the equity interests in the VIE, respectively.

Contractual arrangements with the VIE and its shareholders

As a Cayman Island company, CCT is classified as a foreign enterprise under PRC laws and regulations, and WFOE is a foreign invested entity (an “FIE”). FIEs are subject to a number of restrictions under PRC laws and regulations. In particular, the Affiliated Entities holds ICP licenses for internet information services, which are classified as value-added telecommunication services (Category II). As these services are subject to strict business licensing requirements, including limitations on foreign ownership and in order to have greater flexibility in carrying out business and implementing business strategies in compliance with PRC laws and regulations, CCT and its PRC Subsidiaries operate their businesses in China mainly through the VIE and its subsidiaries. As of December 31, 2021 and 2022, the VIE and its subsidiaries accounted for an aggregate of 56.7% and 78.6%, respectively, of consolidated total assets and 84.4% and 85.4%, respectively, of consolidated total liabilities of CCT. In 2021 and 2022, the VIE and its subsidiaries accounted for an aggregate of 99.5% and 94.6%, respectively, of consolidated total net revenues of CCT.

The VIE and its subsidiaries are domestic PRC companies. WFOE has entered into a series of contractual arrangements with the VIE and its shareholders, through which CCT is able to consolidate the financial results of the VIE and its subsidiaries. These contractual arrangements allow CCT to:

•	receive the economic benefits that could potentially be significant to the VIE in consideration for the services provided by WFOE;

•	exercise effective control over the VIE; and

•	hold an exclusive option to purchase all or part of the equity interests and an exclusive option to purchase all or part of the assets in the VIE when and to the extent permitted by PRC law.

As a result of these contractual arrangements, CCT is considered the primary beneficiary of the VIE and consolidate the VIE’s results of operations in its financial statements under U.S. GAAP. However, these contractual arrangements may not be as effective in providing operational control as direct ownership and the use of the contractual arrangements exposes CCT to certain risks. For example, the VIE or its shareholders may breach the contractual arrangements with WFOE. In such cases, CCT and its subsidiaries would have to rely on legal remedies under PRC law, which may not always be effective, particularly in light of uncertainties in the PRC legal system. See “Risk Factors—Risks Related to CCT’s Corporate Structure.”

The following is a summary of the currently effective contractual arrangements by and among WFOE (Cheche Ningbo), the VIE (Beijing Cheche) and the VIE’s shareholders.

Agreements that provide CCT and its subsidiaries with effective control over the VIE and its subsidiaries

Equity Interest Pledge Agreements. The VIE and its shareholders entered into certain equity interest pledge agreements with WFOE, dated October 10, 2019, June 18, 2021 and November 14, 2022, respectively. Pursuant to the equity interest pledge agreements, the shareholders of the VIE have pledged all of their equity interests in the VIE to guarantee the VIE and its shareholders’ performance of their obligations under the relevant contractual arrangements, which include the exclusive business cooperation agreement, exclusive option agreements and power of attorney. If the VIE or any of its shareholders breaches its contractual obligations under these agreements, WFOE, as pledgee, will have the right to auction or sell all or part of the pledged equity interests of the VIE and receive proceeds from such auction or sale.

Each of the shareholders of the VIE agrees that, during the term of the equity interest pledge agreement, such shareholder will not transfer the pledged equity interests or create or allow creation of any encumbrance on the pledged equity interests without the prior written consent of WFOE. WFOE is entitled to all dividends and other distributions on the pledged equity interests declared by the VIE unless prohibited by applicable laws and regulations.

The equity interest pledge agreements will remain effective until the VIE and its shareholders discharge all their obligations under the contractual arrangements. Such pledge of equity interests in the VIE has been registered with the relevant offices of the SAMR in accordance with the PRC Civil Code.

Power of Attorney. Pursuant to the shareholders’ power of attorney among WFOE, the VIE and shareholders of the VIE, dated October 10, 2019, June 18, 2021 and November 14, 2022, respectively, each shareholder of the VIE has irrevocably appointed WFOE to act as such shareholder’s exclusive attorney-in-fact to exercise all shareholder rights, including the right to attend and vote on shareholders’ meetings and appoint directors and executive officers. Each power of attorney will remain in force as long as the shareholder remains a shareholder of the VIE.

Agreement that allows CCT and its subsidiaries to receive economic benefits from the VIE and its subsidiaries

Exclusive Business Cooperation Agreement. Pursuant to the exclusive business cooperation agreement dated November 22, 2018, WFOE has the exclusive right to provide the VIE with technical support, consulting services and other services. In exchange, WFOE is entitled to receive a service fee from the VIE on an annual basis and at an amount equal to 100% of the consolidated profit of the VIE, offset by the total accumulative losses (if any) for the previous years of the VIE and its subsidiaries and reduced by any working capital for operation, costs, taxes and other statutory contributions.

The VIE has granted WFOE the exclusive right to purchase any or all of their business or assets at the lowest price permitted under PRC law. This agreement remains effective unless otherwise agreed among the parties.

Agreements that provide CCT and its subsidiaries with the option to purchase the equity interest in the VIE

Exclusive Option Agreements. Pursuant to the exclusive option agreements among CCT, WFOE, the VIE and shareholders of the VIE, dated October 10, 2019, June 18, 2021 and November 14, 2022, respectively, the shareholders of the VIE have irrevocably granted WFOE an exclusive option to purchase, by itself or by persons designated by it, at its discretion at any time, to the extent permitted under PRC law, all or part of such shareholders’ equity interests in the VIE.

The purchase price of the equity interests in the VIE shall be equal to the amount of registered capital contributed by such shareholder in the VIE for such purchased equity interests (or such price may be as set forth in the equity transfer agreement to be executed between WFOE (or any person designated by it) and such shareholder of the VIE, provided that such price does not violate PRC laws and regulations and is acceptable to WFOE).

Without WFOE’s prior written consent, the VIE and its shareholders have agreed not to amend the VIE’s articles of association, increase or decrease the VIE’s registered capital, change the VIE’s structure or registered capital in another manner, sell or otherwise dispose of the VIE’s material assets or beneficial interests in the VIE, create or allow any encumbrance on the VIE’s material assets or provide any loans.

WFOE is entitled to all dividends and other distributions declared by the VIE, and the shareholders of the VIE have agreed to pay any such dividends or distributions to WFOE or any other person designated by WFOE. The exclusive option agreements will remain effective until all equity interests of the VIE held by its shareholders have been transferred or assigned to WFOE or its designated person.

Spousal Consent Letter. Each spouse of the relevant individual shareholders of the VIE has signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably agreed that the disposition of the equity interest in the VIE which is held by and registered under the name of his or her spouse shall be made pursuant to the above-mentioned equity interest pledge agreements, exclusive option agreements, shareholders’ power of attorney and exclusive business cooperation agreement, as amended from time to time. Moreover, the spouse undertook not to take any action in relation to such equity interest held by and registered under the name of his or her spouse.

INDUSTRY OVERVIEW

The information presented in this section has been derived from an industry report commissioned by CCT and prepared by Shanghai iResearch Co., Ltd., China (“iResearch), an independent research firm, regarding the industry and market position of CCT in China. Unless otherwise specified, all market and industry information included in this section is derived from the industry report prepared by iResearch.

Massive and Fast-Growing Auto Insurance Market in China

China has the world’s largest auto market. The number of automobiles in China reached 300.0 million in 2021, growing at a CAGR of 8.0% from 2018 to 2021, according to China’s Traffic Administrative Bureau of the Ministry of Public Security. The number of automobiles in China is expected to grow at a CAGR of 6.7% from 2021 to 2026, to 418.0 million automobiles by 2026, while the number of all motor vehicles in China is expected to reach 497.0 million in 2026, according to iResearch. Economic growth and higher disposable income in China are expected to further drive demand for risk protection, including insurance products and services for automobile insurance. With the world’s largest auto market, China’s auto insurance market holds considerable potential, for the following reasons:

•

Growth potential for vehicles per capita. China’s GDP and per capita disposable income reached RMB114.4 trillion and RMB35,128, respectively, in 2021. China’s GDP and per capita disposable income are expected to grow at CAGRs of 8.7% and 8.6% from 2021 to 2026, to RMB173.4 trillion and RMB53,179, respectively, in 2026. As a result, automobiles are expected to become more affordable to a larger population in China. Furthermore, China’s urbanization rate increased from 55.5% in 2015 to 64.7% in 2021, and highway infrastructure is being developed and improved. On the other hand, the motor vehicles per capita was 0.21 in China in 2021, according to the World Bank, which was significantly lower than in developed countries such as the United States, the United Kingdom, Germany, Japan and South Korea. Even Brazil and Russia, which have per-capita GDPs closer to China’s, have higher motor vehicles per capita than China. Higher per-capita GDP, increasing urbanization rates and improved highway infrastructure in China are expected to drive increases in vehicles per capita in the future.

•

Favorable government policies in support of auto industry. The Chinese government has introduced various favorable policies to support the auto industry. For example, certain municipal governments that formerly imposed restrictions on the purchase of automobiles, such as Beijing and Shenzhen, are expected to lift limits on license plates and new vehicle registrations to boost auto sales and related products and services. Shanghai and certain areas in Guangdong provide subsidies to vehicle owners who trade in used vehicles for new vehicles that meet higher emissions standards and to rural residents who purchase new vehicles. In 2020, China’s State Council and other regulatory authorities announced that subsidies and vehicle purchase tax exemptions for new EVs would remain effective through 2022, supporting the domestic EV industry and related expenditures. In June 2022, the State Council strengthened policy support for China’s auto industry in an effort to increase potential auto consumption, including an extension of purchase tax exemptions for EVs. The implementation of such supportive policies is expected to stimulate auto sales.

•

Automotive aftermarket’s growth potential. China’s automotive aftermarket includes automobile repair and maintenance, replacement and automotive financing and insurance. China’s automotive aftermarket reached RMB1,347.9 billion in 2021 and is expected to grow further at a CAGR of 8.9% to RMB2,068.4 billion in 2026. As an important segment of the automotive aftermarket, the auto insurance service market exhibits large potential for growth.

Auto Insurance as the Largest Property and Casualty (“P&C”) Insurance Segment

P&C insurance premiums in China grew to RMB1.2 trillion in 2021, accounting for 26.0% of China’s overall insurance market, while auto insurance accounted for 66.6% of the P&C insurance premiums in China in

2021. The following chart sets forth China’s P&C insurance market in terms of premiums by product for the years indicated.

Premiums in China’s P&C Insurance market

by product (2018-2026e)

Although markets for other types of insurance have developed quickly in recent years, auto insurance is expected to remain the largest sector of China’s P&C insurance market. Auto insurance products in China are divided into compulsory traffic liability insurance and other types of auto insurance products commonly referred to as commercial auto insurance products. While traffic liability insurance remains mandatory and requires yearly renewals, commercial auto insurance exhibits strong consumer loyalty, both of which are expected to achieve continued sales growth.

China’s Auto Insurance Industry Reforms to Promote Market Development

Since 2015, China’s auto insurance premium rates have undergone reforms that promote reasonable and independent pricing by insurance carriers. In September 2020, PRC regulatory authorities introduced auto insurance industry reforms, aiming to optimize auto insurance cost structures, increase auto insurance distribution efficiency and grant more pricing discretion to insurance carriers. See “Government Regulations Applicable to CCT’s Business—Regulation of Insurance Agencies.”

The reforms lowered the maximum expense ratio for commercial auto insurance products from 35% to 25% and raised the loss ratio from 65% to 75%. Following the reforms, the actual expense ratio for commercial auto insurance products in 2021 decreased to 28.6% while the loss ratio increased to 72.4%. Since the implementation of the comprehensive auto insurance industry reforms, the per vehicle insurance premium was RMB2,761, representing a decrease of 21% from per vehicle insurance premium before the reform.

The auto insurance industry reforms also prompted insurance carriers to improve their operations and become more efficient. As the comprehensive auto insurance reforms call for expanded coverages and better services for consumers at lower premiums, technology-empowered insurance carriers and intermediaries, which tend to have more substantial cost structures, are expected to be able to service quality and thrive in such an increasingly competitive auto insurance market.

Despite COVID-19, aggregate auto insurance premiums written in China reached RMB777.3 billion in 2021 and RMB196.5 billion in the first quarter of 2022. With the stabilization of auto sales and the implementation of auto insurance industry reforms, auto insurance premiums written in China are expected to grow to RMB1.1 trillion in 2026 at a CAGR of 8.0% from 2021 to 2026.

Auto Insurance Market’s Substantial Reliance on Intermediaries

China’s auto insurance market relies on two distribution channels: (1) direct sales, including direct sales by insurance carriers and auto dealerships and (2) intermediaries, including insurance brokers and agents. Intermediaries contributed to approximately 67.7% of China’s total auto insurance premiums, and direct sales generated 32.3% of total premiums in 2021. The following chart sets forth China’s auto insurance market in terms of premiums by distribution channel.

China Auto Insurance Premiums by

Channel in 2021

While the distribution of auto insurance by intermediaries across different regions in the nation provides significant advantages as compared to direct sales, such as lower consumer acquisition costs and higher repeat purchase rates, the intermediary channels are also associated with distribution inefficiency.

Challenges of Traditional Auto Insurance Distribution Model

In light of the auto insurance industry reforms and increased focus on distribution efficiency, three main challenges have emerged for the traditional auto insurance distribution model:

Inefficient Distribution

Most Chinese auto insurers have employed the traditional pyramid distribution model, characterized by multiple layers of agents and intermediaries. Agents and intermediaries charge commissions at each layer, increasing customer acquisition costs for insurance carriers and reducing profit margins. Lower-tier agents tend to receive the lowest commissions, which is detrimental to promoting effective product marketing and quality customer service.

The pyramid distribution model has proven expensive, inefficient and cumbersome, and has made it difficult for consumers to access information. At the same time, due to high user acquisition costs and reduced price advantages, the online “direct to consumer” model has remained an ineffective auto insurance sales channel. As a result, intermediary sales channels empowered by digital technology have bright prospects.

Increased Pricing Differences

Auto insurance industry reforms have caused the average price of auto insurance in China to drop significantly. Traditionally, a consumer could only obtain auto insurance quotes from one insurance agent representing one insurance carrier, a system that often failed to meet customer needs.

Following auto insurance industry reforms, the new policy of “one day, one vehicle, one price” has allowed auto insurance carriers far greater latitude with respect to pricing. Auto insurance quotes for vehicles can change daily based on a variety of factors, including location, type of vehicle and the driving history of the vehicle owner.

As a result, pricing and commissions in the auto insurance market have become more differentiated and fluid. In addition, consumers have expressed a strong demand for the ability to compare prices from different auto insurance carriers and among different products.

Cumbersome Insuring Processes

The traditional auto insurance distribution model was characterized by local operations, with different pricing and cost policies in different regions. Insurance quotations, underwriting, payments and issuance tended to be cumbersome and uncoordinated, due to inefficiency, high reliance on manual operations and lack of widespread information. These challenges have become increasingly apparent after auto insurance reform.

As a result, using digital technologies to optimize costs, increase efficiency and improve access to information has become an important trend.

Evolving Digital Auto Insurance Transaction Market in China

Rapidly Growing Popularity and Penetration of Digital Auto Insurance Transactions

Since 2018, leading insurance carriers in China have made substantial efforts to promote the digitalization of auto insurance transactions using technology and data analytics. Third-party intermediaries and Internet platforms also started digital auto insurance businesses.

Digital auto insurance transaction premiums in China were RMB270.9 billion in 2021, with a penetration rate of 34.8%, according to iResearch. Driven by technological advancements, policy reforms and more standardized digital operations, the digital auto insurance transaction penetration rate in China is expected to reach 72.9% in 2026. The following chart sets forth the digital auto insurance market in China in terms of premiums and penetration rates for the years indicated.

Digital Auto Insurance Transaction Premiums and Penetration Rates in China (2018-2026e)

Drivers for the rapid growth of the digital auto insurance transaction market in China include the following:

•

Changes in consumer habits and growth of digitalization. The digital economy has become a driving force in the global economy, led by China. China boasted 904 million online payment users as of December 2021, representing 87.8% of mobile Internet users in China. With the emergence of 5G and other mobile technologies and the growth of electronic payments, even more people are expected to use mobile payments in China and around the world. The penetration rate of mobile payment users is expected to reach 95.9% in China by 2026. Digital payments, along with the digitalization of consumer behavior, have become key economic drivers in China and globally.

•

Policies promoting the development of the auto insurance market toward standardization and digitalization. In recent years, PRC regulatory authorities have issued policies to improve operations, and promote innovation and the development of the auto insurance industry. Such policies include, among others, the Provisions on the Regulation of Insurance Agents issued by the CBIRC in November 2020, the Guidelines for Online Development of Property-Insurance Business issued by the Property-Insurance Department of the CBIRC in May 2020, which promotes the development of property-insurance digitalization, and the Provisions for the Supervision and Management of Informatization Work of Insurance Intermediaries issued by CBIRC in January 2021.

These laws have mandated the digital transformation of the auto insurance industry. Insurance regulators support the digitalization upgrades of the industry with respect to technologies and standards, which is expected to help ensure products and services quality. E-insurance policies play an important role in the digital auto insurance transaction process and have increased efficiency in the industry.

•

Digital transformation is expected to be driven by cost reduction and efficiency improvement. Sales of auto insurance in China have relied heavily on intermediaries. However, the pyramid distribution model in the traditional auto insurance market is inefficient, resulting in high customer-acquisition costs for insurance carriers and failure to timely upgrade products and services. At the same time, the development of the internet direct sales model has been hindered in recent years due to high traffic acquisition costs and reduced price advantages.

As China’s auto insurance industry reforms allow insurance carriers to independently price products, the differentiation of auto insurance quotations is expected to intensify. In addition, profit margins of traditional auto insurance distribution channels have declined due to decreased average premiums and high commission rates. As a result, industry players have more incentive to use digital tools to reduce operating costs and offer competitive insurance contracts and products.

Core Value Chain of the Digital Auto Insurance Transaction Market in China

The following chart illustrates insurance carriers and independent technology-empowered digital transaction and service platforms as major participants in the digital auto insurance transaction market.

Business Model of Independent Technology-empowered Platforms for

Auto Insurance Transaction Service in China

Self-operated Platforms

Auto insurance carriers in China conduct auto insurance online direct sales through self-operated platforms such as company websites, mobile applications and messaging and social media applications such as WeChat. Insurance carriers have also used mobile applications and digital technologies, such as PICC V Alliance and Ping An Chuangbao.com. These online self-operated direct sales platforms serve consumers and referral agents and replace traditional intermediary channels and processes.

Independent Platforms

Independent technology-empowered platforms for auto insurance transaction services include:

•	“Direct to consumer” platforms which direct user traffic to specific insurance carriers, such as Ant Insurance and WeSure, and

•

Independent digital transaction platforms for distribution channels, including insurance brokers and agencies and referral partners. These platforms, such as CCT, provide products and policies from multiple insurance carriers for online and offline auto insurance distribution channels.

Increasing Market Share of Digital Transactions through Technology-empowered Business Development Channels in China

Premiums generated from independent technology-empowered platforms for auto insurance transaction services in China grew from RMB22.8 billion in 2018 to RMB34.5 billion in 2021 at a CAGR of 14.8%. China’s direct online sales of auto insurance still represent a small proportion of overall insurance premiums. Direct online sales constituted only approximately 37.7% in 2021, and are expected to only account for approximately 15.6% of the total premiums generated from independent technology-empowered platforms for auto insurance transaction services in China in 2026. On the other hand, premiums generated from digital transaction empowering distribution channels grew from RMB11.5 billion in 2018 to RMB21.5 billion in 2021, and are expected to reach RMB123.9 billion in 2026. The following chart sets forth the premiums from independent technology-empowered platforms for auto insurance transaction services in China.

Premiums from Independent Technology-empowered Platforms for Auto Insurance

Transaction Service in China (2018-2026e)

Competitive Landscape of the Digital Auto Insurance Transaction Market in China

The market for independent technology-empowered platforms for digital auto insurance transaction services remains concentrated, with the top five players holding a total market share of approximately 56.5% in 2021. CCT was the largest independent technology-empowered platform for auto insurance transaction services in 2021 with a market share of 25.8%. The following chart sets forth the market share of independent technology-empowered platforms for auto insurance transaction services in 2021.

CCT entered the digital auto insurance transaction services market in 2014 and has capitalized on the market opportunity of digitalization in the insurance industry. CCT’s market share grew from 13.7% in 2018 to 25.8% in 2021, representing the highest growth rate among its peers.

CCT held the leading position in the digitalized auto insurance sector, and ranked fourth across all insurTech platforms in China based on gross written premiums in 2021. The table below sets forth China’s five largest InsurTech platforms based on their gross written premiums in 2021:

Ranking	InsurTech Platform	GWP (RMB billions)
1	Company A	110.8
2	Company B	19.3
3	Company E	16.4
4	Cheche Technology Inc.	11.1
5	Company F	<8.0

Entry Barriers for Independent Technology-empowered Platforms for Digital Auto Insurance Transaction Services

Technology

The establishment of a nationwide digital auto insurance transaction platform requires seamless integration with the core transaction systems of nationwide insurance carriers that price and underwrite insurance. Because these interfaces typically appear in different subsidiary companies in various regions across the country, it is typically difficult for different platforms to connect with a multitude of systems, which can total in the thousands.

Supply Chain Integration

Supply-chain integration is the core competitive advantage of digital transaction platforms for auto insurance in China. These platforms work directly with insurance carriers, as well as serve the needs of consumers. Digital transaction model participants must address challenges with respect to scenario-based cooperation (which involves addressing consumer needs in a variety of purchase scenarios), customer acquisition and user conversion to increase market share.

Competitive Commissions

Localized operations remain important in the auto insurance market. Insurance carriers must file auto insurance products with local banking and insurance regulatory bureaus in different sub-regions. In addition, national insurance agencies need to establish regional branches to expand their businesses, while different products contain an array of pricing and fee policies.

As a result, strong branches can help insurance carriers obtain more favorable contracts and commissions and increase insurance volumes. The more insurance sales volume these platforms generate, the more likely they are to obtain more favorable policy arrangements from insurance carriers.

Scenario-based Services

Auto insurance products depend on a variety of marketing scenarios, as consumers tend to purchase auto insurance in specific situations, such as when purchasing vehicles at 4S stores. In addition, user loyalty is weak, and high-quality scenario-based services are important for connecting and converting users in the auto insurance market.

Third-party digital transaction participants also typically enjoy more favorable policy arrangements from insurance carriers that they can provide to users. As a result, these participants are more likely to provide follow-up services and earn recurring revenues.

Extending the Value of China’s Digital Auto Insurance Transactions

InsurTech Expenditure of Chinese Insurance Institutions (2018-2026)	The proportion of global insurance carriers’ IT expenditures to premiums by region in 2018

Insurance Carriers Accelerate Digitalization

The shift to online insurance is pushing insurance carriers to digitalize their businesses and apply insurance technology to adapt to changes in the industry. iResearch estimates that Chinese insurance institutions invested RMB44.5 billion in technology in 2021, which is expected to grow at a CAGR of 15.9% for the next five years.

The COVID-19 pandemic also increased the focus of insurance carriers on building online and digital businesses. Demand is expected to increase for data-based applications and business process automation and intelligence. Technology suppliers in the market are no longer expected to be dominated by traditional IT companies or software service companies. Instead, new insurance technology entities with technology and data resources are expected to become major players.

Technological Empowerment Reshaping the Entire Auto Insurance Value Chain

Given the development of key technologies such as cloud computing, big data and artificial intelligence, insurtech has extended into distribution channels, product design, underwriting and claims. Some insurance- technology platforms have developed online ecosystems, as well as different marketing channels based on use-case scenarios. Having accumulated high-quality multidimensional data, insurance-technology platforms can create user profiles, gain insight into user needs and identify business risks.

Flourishing Non-Auto Insurance Market

The non-auto insurance market in China includes non-auto P&C and life & health insurance and has been developing rapidly. Non-auto insurance premiums in China grew from RMB3.0 trillion in 2018 to RMB3.7 trillion in 2021 at a CAGR of 7.1% and are expected to reach RMB5.8 trillion in 2026 at a CAGR of 9.2%. As non-auto insurance develops, insurance carriers offering auto-insurance products are expected to have more opportunities to sell across different types of insurance products. Non-auto insurance products, which tend to have more favorable margins, along with the benefits of scale and operating leverage, can increase the profitability of auto insurance carriers as well. The following chart sets forth China’s non-auto insurance market in terms of premiums for the years indicated.

Premium from China’s Non-Auto Insurance (2018-2026)

Drivers for the non-auto insurance market in China include the following:

•

Increasing market demand. As the exposure of property damage incidents caused by natural and man-made events has gradually increased, individuals’ awareness of property protection has grown, driving the growth of the non-auto P&C insurance market. On the other hand, businesses owners are increasingly aware of the importance of non-auto P&C insurance following the continuous education by government, industry associations and workers unions, facilitating the non-auto P&C insurance market. The insurance penetration and density of China’s overall life & health insurance market are still at a low level, and the insurance penetration in lower-tier markets is even more limited. The insurance penetration rate in third- or lower-tier cities in China was approximately 3.3%, which was 0.6% lower than the national average in 2021, according to iResearch. In the future, as the demand for insurance in lower-tier markets continues to rise and customer awareness continues to develop, the life & health insurance market in such markets is expected to have ample room for growth.

•

Technological breakthroughs make insurance accessible and efficient. Non-auto P&C insurance products for individuals have become much more accessible, as property insurance, pet insurance, rental insurance and other non-auto P&C insurance can now be purchased independently online. On the other hand, relying on digital capabilities, the communication cost between agents and businesses has been effectively reduced, improving the efficiency of agents in issuing policies for corporate non-auto P&C insurance. Furthermore, the widespread application of technologies, such as the use of medical big data and knowledge graphs by insurance companies and their intermediaries, has shortened the sales cycle of life insurance, improved customer satisfaction, and improved the efficiency of policy issuance, all of which help to further promote the sales of life & health insurance products.

•

Policies promoting the non-auto insurance market. With the implementation of the auto insurance reform policies, the overall commission level of the auto insurance industry has declined. Intermediaries and insurance companies mainly engaged in P&C insurance have begun to focus on improving their competitiveness in non-auto P&C insurance products, ushering in more growth opportunities. For life & health insurance, industry supervision has been relatively frequent in recent years, promoting the orderly transformation of the industry.

Major Future Trends in China’s Auto Insurance Industry

Intermediaries, Particularly Innovative Intermediaries, Set to Achieve Higher Marketing Efficiency and Quality

In recent years, the auto insurance industry in China has developed toward standardization, professionalization and marketization, with intermediary channels playing an increasingly important role in connecting users and insurance carriers.

Among them, auto dealerships, auto repair shops and other intermediary channels that engage in scenario-based marketing can use technology to increase their renewal rates and provide services. Brokers and agencies are expected to use their advantages in large product differentiation and technological upgrades to enhance operating efficiency and optimize costs.

New digital intermediaries are expected to become industry disruptors in the auto insurance industry. According to the “Guidelines for the Online Development of Property Insurance Business” issued by the Property-Insurance Department of the CBIRC in May 2020, online auto insurance, agricultural insurance, accident insurance, short-term health insurance, home property insurance and other insurance should exceed 80% by 2022. Online insurance is expected to become a valuable marketing and distribution channel, while leading the development of the industry by accumulating service data and providing technical capabilities.

North America and Europe Taking the Lead in Global UBI Development, while China is in Early Stages

Usage-based insurance (“UBI”) is a type of auto insurance whereby the costs are dependent upon type of vehicle used, measured against time, distance and user behavior. UBI differs from traditional insurance, which attempts to differentiate and reward “safe” drivers with lower premiums and/or a no-claims bonus based on historical records, rather than condition of vehicles and present patterns of behavior. UBI first emerged in North America and Europe. High auto insurance premiums in major countries, particularly in England, where young groups tend to be regarded as higher risk leading to high insurance premiums, have driven the growth of UBI. North America has the world’s largest UBI market, with a total of 21.7 million UBI policies issued in 2021. Italy, on the other hand, has the world’s highest penetration rate for UBI products, and approximately 22.0% of its auto insurance products are usage based, mainly due to government mandates requiring insurance carriers to provide telematics and fee discounts.

The UBI market in China remains at an early stage of development. In 2018, the Insurance Association of China, for the first time, approved UBI products developed by four insurance carriers. In addition, relevant government authorities and insurance industry organizations have been encouraging small and medium-sized insurance carriers to pursue product innovation, and mature UBI products are expected to be available on the market in the next five years. Digital auto insurance transaction service platforms that have access to substantial amounts of industrial and product data and their own cutting-edge technologies are expected to co-design UBI products.

The Auto Industry’s Four Transformations to Significantly Change the Auto Insurance Industry

China’s auto industry is expected to experience four key transformations in the coming years: electrification, networking, intelligence and ride-sharing. In addition, product and service models and operating strategies in the auto insurance industry are expected to change significantly.

In contrast to traditional gas vehicles, EVs vary substantially in terms of risk structure and costs. The cost of new-energy vehicle repair remains high, particularly in the case of battery failure. At the same time, with the popularization of the ADAS systems and the commercialization of L4/L5-level unmanned driving, traffic accidents are expected to decline significantly.

In addition, real-time driving data can be used to guide insurance pricing. The implementation of insurance for ride-sharing scenarios could incentivize sales of UBI products. For example, multiple people sharing the same vehicle could conceivably purchase multiple policies.

Traditional methods for determining auto insurance rates will need to adapt to these industry wide changes. Auto insurance carriers need to consider the risk pool of auto insurance independents and how liabilities are determined, and develop more refined and customized risk rules and regulations based on big data. Moreover, auto insurance may no longer simply provide the function of risk-sharing, and may also include pre-accident risk warnings and post-accident payments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CCT

The following discussion and analysis provide information that CCT’s management believes is relevant to an assessment and understanding of CCT’s results of operations and financial condition. This discussion and analysis should be read together with “Summary Consolidated Financial Data of CCT” and the audited historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. CCT’s actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

CCT is China’s largest independent technology-empowered platform for auto insurance transaction services by digital auto insurance transaction premiums and fourth-largest insurance technology company by gross written premiums in 2021, according to iResearch. Capitalizing on its leading position in auto insurance transaction services, CCT has evolved into a nationally leading platform with a nationwide network that offers a full suite of services and products for digital insurance transactions and insurance SaaS solutions in China. See “CCT’s Business.”

CCT’s net revenue was RMB1,735.4 million and RMB2,679.1 million in 2021 and 2022, respectively. CCT’s gross profit was RMB80.8 million and RMB142.3 million in 2021 and 2022, respectively. CCT’s net loss was RMB146.5 million and RMB91.0 million in 2021 and 2022, respectively. See “—Results of Operations.”

Key Factors Affecting CCT’s Results of Operations

CCT believes the following factors significantly affect its results of operations:

Market conditions in China

CCT derives most of its revenues from facilitating insurance transactions on its platform, particularly auto insurance transactions. As such, CCT’s results of operations substantially depend on the growth of the automobile, auto insurance and digital auto insurance transaction markets in China.

CCT expects the growing number of automobiles in China to drive significant demand for auto insurance. It also expects that recent developments in the new energy vehicle sector with favorable government policies will drive the growth of China’s automobile industry.

The PRC government requires each automobile owner to purchase statutory automobile liability insurance and renew its auto insurance policy every year. CCT expects that the growth in automobile ownership will result in more purchases and renewals of statutory automobile liability insurance as well as other commercial auto insurance. The total number of vehicles sold in China is expected to grow from 26.3 million in 2021 to 33.0 million in 2026, according to iResearch. China’s auto insurance industry has expanded in recent years, driven by its rapid economic growth, increasing disposable income, urbanization, the growing number of automobiles and the increasing ease in purchasing auto insurance. China’s auto insurance industry is expected to grow from RMB777.3 billion in 2021 to RMB1.1 trillion in 2026, according to iResearch.

CCT also believes that the increasing digitalization of auto insurance in China will drive demand for its auto insurance transaction services. Driven by technological advancements, policy reforms and more standardized digital operations, digital transaction volumes for auto insurance in China grew from RMB85.2 billion in 2018 to RMB270.9 billion in 2021, and are expected to grow to RMB832.0 billion in 2026, according to iResearch. The digital transaction penetration rate for auto insurance in China, defined as the amount of auto insurance premiums transacted digitally during a certain period, divided by the total premiums in the auto insurance industry during such period, increased from 10.9% in 2018 to 34.8% in 2021 and is expected to further grow to 72.9% in 2026, according to iResearch.

CCT has broadened its service and solution offerings in recent years to include services and solutions other than auto insurance transaction services. In particular, CCT commenced its non-auto P&C insurance transaction services in 2016, and insurance SaaS solutions in 2020. CCT is also co-developing digital products with its insurance carrier partners and large third-party technology platforms to enhance the breadth of their product and service offerings. These include innovative insurance products, such as embedded digital distributions to address the evolving needs of China’s insurance consumers. CCT’s growth also depends on the growth of the non-auto P&C insurance, insurance SaaS solutions and insurance technology services industries in China, and its ability to diversify its distributions and integrate technology capabilities among such different sectors and develop innovative insurance products.

The non-auto insurance market in China includes non-auto P&C and life & health insurance and has been developing rapidly. Non-auto insurance premiums in China grew from RMB3.0 trillion in 2018 to RMB3.7 trillion in 2021 at a CAGR of 7.1% and are expected to reach RMB5.8 trillion in 2026 at a CAGR of 9.2%. Growth of the non-auto insurance market and CCT’s ability to capitalize on industry trends will significantly affect demand for its services and solutions and financial results.

Insurance premiums and transaction service fees

CCT generates revenue primarily from transaction service fees paid by insurance carriers and certain intermediaries, typically calculated as a percentage of the insurance premiums paid by consumers. Insurance premiums and transaction service fee rates CCT charges for its insurance transaction services fluctuate based on regulatory requirements, prevailing economic conditions, the competitive landscape, the volume of business that CCT generates, the availability of comparable services from CCT’s competitors and other factors.

CCT derives the majority of its insurance transaction service revenue from facilitating auto insurance transactions. Laws and regulations governing China’s auto insurance industry may significantly affect the premiums of auto insurance policies charged by insurance carriers and service fee rates CCT charges for auto insurance transactions. For example, historically, the PRC government has imposed stringent reporting requirements on the terms of auto insurance products sold by insurance carriers and rules regulating actuarial and pricing practices of insurance carriers and intermediaries, which have resulted in industry-wide decreases in the transaction service fee rates charged by industry participants, including CCT. CCT’s results of operations from auto insurance transactions have been affected by, and will continue to depend on laws and regulations governing China’s auto insurance industry and their impacts on the transaction service fees CCT can charge.

Similarly, the service fee rates CCT charges for insurance transactions other than auto insurance transactions, including non-auto P&C insurance transactions, may also fluctuate based on factors such as changes in industry regulations and reforms, pricing strategies of CCT’s competitors, changes in sales and marketing policies and product demand from consumers, among others.

Collaboration with insurance carriers and insurance intermediaries.

CCT provides insurance transaction services and insurance SaaS solutions to insurance carriers, and insurance transaction services and insurance SaaS solutions to certain insurance intermediaries. As a result, CCT’s revenue growth depends on its ability to maintain relationships with these insurance carriers and insurance intermediaries. As of December 31, 2022, CCT collaborated with approximately 100 insurance carriers and 4,400 insurance intermediaries.

CCT needs to provide high quality insurance transaction services and SaaS solutions and help them reach and serve their target consumers. This affects whether insurance carriers or other insurance intermediaries will sell insurance products through CCT’s platform or use its SaaS solutions and the rates of transaction service fees, system purchase prices and subscription fees CCT receives. Any significant changes to CCT’s relationships with insurance carriers and other insurance intermediaries could materially impact its revenue and financial performance.

Collaboration with referral partners and third-party platforms

CCT collaborates with referral partners and third-party platforms to attract and acquire insurance consumers, facilitate transactions of a variety of insurance products to consumers, and retain such consumers on CCT’s platform. The number, type and productivity of CCT’s referral partners and third-party platform partners significantly affect its revenue and results of operations. To achieve profitability, CCT intends to retain and expand the base of its referral partners and third-party platform partners as well as their productivity in a cost-effective manner.

A large component of CCT’s operating costs are the referral fees paid to its referral partners. In light of the intense competition for referral partners in the insurance industry and rising salaries in China, CCT has proactively adjusted its referral fee rates in recent years to acquire and retain productive referral partners, which has increased its operating costs. CCT plans to optimize its referral fee rates for referral partners in response to market conditions and requirements in the future, which may increase its operating costs.

CCT’s product and service offerings

CCT’s revenue growth depends on its ability to improve existing products, services and solutions, enhance user experience and capture new opportunities to expand into additional insurance markets and services. CCT derives a majority of its revenues from facilitating auto insurance transactions. As such, CCT’s financial performance depends in part on its ability to collaborate with its insurance carrier partners to offer auto insurance products attractive to auto insurance consumers.

In addition to auto insurance products, CCT has been facilitating the sale of non-auto P&C insurance products since 2016 and life & health insurance products since 2019. CCT has also started to provide technology services to insurance carriers since 2016 as well as insurance SaaS solutions to insurance intermediaries and insurance carriers since December 2020 and March 2021, respectively. As CCT’s service and solution offerings may have different pricing strategies and cost structures, expansion of its business and changes to revenue mix may affect its financial position and profitability.

CCT’s results of operations also depend upon its ability to diversify its distribution channels and product offerings. CCT believes the large base of its existing referral partners and third-party platforms presents CCT with significant opportunities to distribute various non-auto P&C insurance products and enables it to strengthen relationships with insurance carriers and referral partners, and increase engagement between referral partners and their customers. CCT also believes its extensive partnership network of insurance carriers and insurance intermediaries allows it to facilitate selling insurance SaaS solutions to these insurance carriers and insurance intermediaries as CCT has established relationships with them on its insurance transaction service offerings.

Operating efficiency of CCT’s platform

CCT has incurred significant costs and expenses in building its platform, growing its user and partnership base and developing capabilities in data analytics and technology. CCT’s business model is highly scalable, and its platform supports its continued growth. While CCT expects its operating costs to increase in absolute terms as its business expands, CCT also expects them to decrease as a proportion of its revenues as it improves the operating efficiency of its platform and achieves more economies of scale.

For CCT’s insurance transaction service business, which requires significant costs and expenses to acquire users and facilitate insurance transactions for these users on its platform, CCT pays referral fees to its referral partners, which constitute the largest component of its operating costs. CCT plans to enlarge it user base and optimize referral fees as a percentage of its total revenues by expanding its user base acquisition channels and collaborating with more influential third-party platform partners. In addition, CCT intends to optimize collaboration with third-party platforms and referral partners to improve user base acquisition and conversion, and diversify offerings among auto and non-auto P&C insurance products, to improve its operating margins for insurance transaction service.

For CCT’s insurance SaaS solutions business, it actively engages in selling and marketing efforts to capture marketing opportunities from which it can effectively increase its customer base, while focusing on more precise and effective ways of acquiring insurance intermediary and insurance carrier customers. As CCT’s insurance SaaS solutions business grows, it expects to improve the efficiency and utilization of CCT’s personnel and scale to achieve greater operating leverage.

Seasonality

CCT experiences seasonality in its business, as a result of seasonality in vehicle sales and the promotional activities of auto insurance carriers in China. Traditionally, higher levels of vehicle sales in China occur in September and October, which drives significant increases in sales of auto insurance policies.

As a result, CCT typically records higher transaction volumes and revenue during the second half of each year. However, CCT has a limited operating history, and the seasonal trends that it has experienced in the past may not be representative.

Impact of COVID-19

The COVID-19 pandemic has severely impacted China and the rest of the world, and it has resulted in quarantines, travel restrictions, and the temporary closure of offices and facilities in China and many other countries. CCT’s business has not, to date, experienced material disruptions in insurance transaction volumes or insurance SaaS product subscriptions due to the COVID-19 pandemic.

However, the extent to which the COVID-19 pandemic may impact CCT’s long-term results remains uncertain, and CCT is closely monitoring the impact of COVID-19 pandemic internally. See “Risk Factors—Risks Related to CCT’s Business and Industry—The COVID-19 pandemic could adversely affect the business, results of operations and financial condition of CCT and HoldCo following the Business Combination.”

Key Components of Results of Operations

Net Revenues

Net revenues include insurance transaction services income, SaaS income and others. The following table sets forth a breakdown of CCT’s revenues for the periods indicated.

	Year ended December 31,
	2021		2022
	RMB	%	RMB	%
	(in millions, except percentages)
Insurance transaction services income	1,699.4	97.9	2,617.2	97.7
SaaS income	29.9	1.7	59.8	2.2
Others	6.1	0.4	2.1	0.1

Total net revenues	1,735.4	100.0	2,679.1	100.0

For CCT’s insurance transaction services business, it charges insurance carrier customers and other intermediaries a percentage of the insurance premiums generated from insurance transactions facilitated through its platform. Revenue generated from insurance transaction services is primarily affected by (1) the number of policies written through CCT’s platform, which increased by 57.7% from 7.8 million in 2021 to 12.3 million in 2022, (2) the gross premiums of transactions written through CCT’s platform, which increased by 49.5%, from RMB11.1 billion in 2021 to RMB16.6 billion in 2022, and (3) the gross premium written through referrals of referral partners, for which CCT tends to charge a higher percentage of premiums. Gross premiums written through referral partners increased by 56.4% from RMB10.1 billion in 2021 to RMB15.8 billion in 2022. Our service fee rate remained relatively stable at 15.3% and 15.8% in 2021 and 2022, respectively.

For CCT’s insurance SaaS solution business, it offers subscription services to its cloud-based insurance SaaS solutions, including Sky Frontier and Digital Surge, and derives revenue from charging insurance carrier customers and insurance intermediaries services fees for using Sky Frontier and Digital Surge, respectively. Revenue generated from SaaS solution business is primarily affected by the number of paying customers and unit price for SaaS Solutions. Revenue generated from Sky Frontier increased from RMB21.9 million in 2021 to RMB51.2 million in 2022, primarily due to the combined effect of an increase in the number of paying customers from 49 in 2021 to 72 in 2022, as well as an increase in unit price resulting from upgraded functionality and improved market demand. Revenue generated from Digital Surge increased from RMB8.0 million in 2021 to RMB8.6 million in 2022, primarily driven by an increase in the number of paying customers from 130 in 2021 to 355 in 2022, partially offset by a decrease in unit price, as CCT lowered the subscription fee for certain paid functions in 2022 to attract more paying customers for Digital Surge.

Revenues from other services include (1) fees generated from CCT’s provision of technical services to insurance carriers and intermediaries, through which CCT develops digital insurance products and management systems for certain insurance carrier customers, and (2) fees generated from CCT’s customer service to third-party companies.

Cost of Revenues

CCT collaborates with referral partners and other third parties in the provision of insurance transaction services and SaaS services. CCT’s cost of revenues primarily consists of cost of referral partners, service fee paid to third-party payment platforms, and other costs. These costs are charged to the consolidated statements of operations and comprehensive loss as incurred.

	Year ended December 31,
	2021		2022
	RMB	%	RMB	%
	(in millions, except percentages)
Cost of referral partners	1,581.2	95.6	2,424.6	95.6
Service fee paid to third-party payment platforms	62.0	3.7	104.6	4.1
Other costs	11.4	0.7	7.5	0.3

Total cost of revenues	1,654.6	100.0	2,536.7	100.0

Cost of referral partners refers to referral fees paid by CCT to referral partners and third-party platform partners, as a certain percentage of the insurance transaction service income generated from the insurance transactions referred by them. CCT’s referral partners increased from over 739,000 as of December 31, 2021 to 939,000 as of December 31, 2022. As CCT continues to scale its business, CCT is able to improve its ability to negotiate more favorable referral fee rates with referral partners and third-party platform partners, which enables CCT to reduce referral fee rate for each transaction and manage its costs of revenues for referral partners.

Service fee paid to third-party payment platforms refer to fees charged by such payment platforms with respect to the referral fee payments CCT makes to referral partners through such third-party payment platforms.

Other costs primarily include (1) customer service costs, (2) amortization and depreciation, (3) salary and welfare benefits, (4) cloud service fees and (5) tax and surcharges.

Selling and marketing expenses

CCT’s selling and marketing expenses primarily consist of advertising and promotional expenses, salary and welfare benefits and share-based compensation expenses to the CCT’s sales and marketing personnel. Advertising and promotional expenses consist primarily of costs for the promotion of corporate image, online platform and mobile applications.

General and administrative expenses

CCT’s general and administrative expenses primarily consist of share-based compensation expenses, salary and welfare benefits, professional service fees, amortization expenses and related expenses for employees involved in general corporate functions, including finance, legal and human resources; and costs associated with use by these functions of facilities and equipment, such as traveling and general expenses.

Research and development expenses

CCT’s research and development expenses primarily consist of salary and welfare benefits and subcontracted development expenses incurred for the development and enhancement to the CCT’s online platform, including SaaS platform, and mobile application.

Share-based compensation expenses

CCT periodically grant share-based awards, such as restricted shares and share options to eligible employees, directors and non-employees. In accordance with ASC 718 Stock Compensation, CCT recorded share-based compensation expense on the grant date of the equity interests to its employees equal to the estimated fair-value of such equity interests at the measurement date. The share-based compensation expense was recorded in cost of revenues, selling and marketing expenses, general and administrative expenses and research and development expenses on the consolidated statements of operations and comprehensive loss.

In November 2015, CCT adopted the 2015 Incentive Plan to grant options to relevant directors, officers, senior management, employees and non-employees. Option awards were granted with an exercise price determined by the board of directors of Cheche. In January 2020, the 2015 Incentive Plan was terminated with the concurrent grant of replacement awards under the 2019 Incentive Plan of CCT. In January 2020, CCT adopted the 2019 Incentive Plan to grant options and restricted ordinary shares to relevant directors, officers, other employees and non-employees. Option awards were granted with an exercise price determined by the board of directors. The options granted under the 2019 Incentive Plan typically becomes vested upon grant. The restricted shares granted under the 2019 Incentive Plan typically could either be granted with terms that (1) immediately vested upon grant; (2) 25% vested on each anniversary or 6.25% vested on each quarter for vesting schedule of four years; or (3) 50% vested on each anniversary for vesting schedule of two years.

The weighted average grant date fair value of options granted in 2021 and 2022 was RMB0.3904 (US$0.0573) and RMB0.3870(US$0.0568), respectively. The fair values of the options granted are estimated on the dates of grant using the binomial option pricing model with the following assumptions used.

For the year ended December 31,
2021
Options*
Fair value per share (US$)	0.28-0.41
Discount rate (after tax)	16.50%-18.00%
Risk-free interest rate	1.66%
Expected volatility	42.05%-54.06%
Contractual term (in years)	10
Discount for lack of marketability (“DLOM”)	7.00%-12.00%

*	There were no grants for options for the year ended December 31, 2022.

	For the years ended December 31,
	2021	2022
Restricted shares
Fair value per share (US$)	0.28-0.41	0.28-0.30
Discount rate (after tax)	16.50%-18.00%	16.50%
Discount for lack of marketability (“DLOM”)	7.00%-12.00%	10%

The following table sets forth the breakdown of share-based compensation expenses by CCT’s expense line items for the periods presented.

	Year ended December 31,
	2021		2022
	RMB	%	RMB	%
	(in millions, except percentages)

Selling and marketing expenses	10.7	57.8	9.1	56.2
General and administrative expenses	7.6	41.1	6.7	41.4
Research and development expenses	0.2	1.1	0.4	2.4
Cost of revenues	0.0	0.0	0.0	0.0

Total	18.5	100.0	16.2	100.0

Discussion of Certain Balance Sheet Items

The following is a discussion of selected balance items that are material to CCT. This information should be read together with CCT’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

Accounts Receivable

Accounts receivable mainly represents amount due from insurance transaction services customers. The increase in the accounts receivable was primarily due to business growth as shown in the increase in revenue, in particular in the insurance transaction services.

The following table sets forth the aging analysis of accounts receivable.

	December 31, 2021	December 31, 2022
	(RMB in thousands)
Up to three months	227,648	332,492
Three to six months	35,779	43,483
Six to nine months	18,681	10,548
Nine to 12 months	4,378	15,836
Above one year	254	335
Less: Allowance for current expected credit losses	(1,004)	(1,027)

Total accounts receivable, net	285,736	401,667

CCT’s insurance transaction service customers accounted for 98.1% and 98.7% of the total accounts receivable balance as of December 31, 2021 and 2022 respectively. These insurance transaction service customers are mainly group-wide insurance carrier conglomerates in China with a contractual and customary payment terms that generally range from 30 to 180 days. The accounts receivable that is more than 6 months old are mainly due from a branch of an insurance carrier conglomerate who operates in a province that had an extended period under a government mandated Covid-19 quarantine lock-down measures, from August to December 2022. During the lock-down period for that province, no movements beyond the residential buildings were permitted. As a result, businesses and banks could not process normal scheduled payments. It was a unique situation similar to a force majeure, rather than a credit default. In fact, these balances were substantially collected subsequent to the lock-down measures being lifted at the end of 2022. CCT determined that this balance was recoverable. As of May 15, 2023, RMB323.4 million of CCT’s accounts receivable as of December 31, 2022 was subsequently collected by CCT. No amount of accounts receivable has been written off (i.e., charged-off against the allowance) for the periods presented in the proxy statement/prospectus.

Accounts Payable

Accounts payable mainly includes payment to the cost of referral partners. Accounts payable increased by RMB46.9 million from RMB180.3 million as of December 31, 2021 to RMB227.2 million as of December 31,

2022, primarily due to an increase in cost of referral partners, which was consistent with CCT’s overall revenue growth.

Results of Operations

The following table sets forth a summary of CCT’s consolidated results of operations for the periods presented, in absolute amount and as a percentage of its operating revenue. You should read this information in conjunction with CCT’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	Year ended December 31,
	2021		2022
	RMB	%	RMB	%
	(in thousands, except percentages)
Net revenues	1,735,404	100.0	2,679,059	100.0
Cost of revenues	(1,654,592)	(95.3)	(2,536,746)	(94.7)
Gross profit	80,812	4.7	142,313	5.3
Operating expenses:
Selling and marketing expenses	(110,064)	(6.3)	(138,970)	(5.2)
General and administrative expenses	(79,672)	(4.6)	(69,350)	(2.6)
Research and development expenses	(46,785)	(2.7)	(49,946)	(1.9)

Total operating expenses	(236,521)	(13.6)	(258,266)	(9.6)

Operating loss	(155,709)	(9.0)	(115,953)	(4.3)

Other expenses:
Interest income	278	0.0	1,890	0.1
Interest expense	(6,522)	(0.4)	(3,303)	(0.1)
Foreign exchange gains	2,100	0.1	13,409	0.5
Government grants	24,275	1.4	20,314	0.8

Changes in fair value of warrant	153	0.0	(196)	(0.0)
Changes in fair value of amounts due to related party	(11,242)	(0.6)	(6,451)	(0.2)
Others, net	(316)	(0.0)	(1,253)	(0.0)

Loss before income tax	(146,983)	(8.5)	(91,543)	(3.4)

Income tax credit	522	0.0	521	0.0

Net loss	(146,461)	(8.5)	(91,022)	(3.4)

Non-GAAP measure:
Adjusted net loss (1)	(98,400)	(5.7)	(51,603)	(1.9)

(1)

Adjusted net loss is defined as net loss adjusted for the impact of share-based compensation expenses, amortization of intangible assets related to acquisition, change in fair value of warrant, change in fair value of amounts due to related party and listing related professional expenses. Adjusted net loss is not a measure required by, or presented in accordance with, U.S. GAAP. The use of the non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for analysis of, our results of operations or financial condition as reported under U.S. GAAP. For further details, see “—Non-GAAP Financial Measure.”

Non-GAAP financial measure

CCT uses adjusted net loss, a non-GAAP financial measure, in evaluating its results of operations and for financial and operational decision-making purposes. Adjusted net loss represents net loss excluding share-based compensation expenses, amortization of intangible assets related to acquisition, change in fair value of warrant, changes in fair value of amounts due to related party and listing related professional fees. Such adjustments have no impact on income tax.

CCT presents the non-GAAP financial measure because it is used by CCT’s management to evaluate its operating performance and formulate business plans. Adjusted net loss enables CCT’s management to assess its results of operations without considering the impact of non-cash share-based compensation expenses, amortization of intangible assets related to acquisition, changes in fair value of warrant, changes in fair value of amounts due to related party and non-recurring expenses. CCT believes that adjusted net loss helps identify underlying trends in its business that could otherwise be distorted by the effect of certain expenses that are included in net loss. CCT also believes that the use of such non-GAAP measure facilitates investors’ assessment of CCT’s operating performance. Adjusted net loss should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of CCT’s operating performance. Investors are encouraged to review the reconciliation of CCT’s historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net loss presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to CCT’s data. CCT encourages investors and others to review its financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of CCT’s net loss to adjusted net loss for the years indicated:

	Year ended December 31,
	2021	2022
	(RMB in thousands)
Net loss	(146,461)	(91,022)
Add:
Share-based compensation expense	18,532	16,208
Amortization of intangible assets related to acquisition	2,100	2,100
Changes in fair value of warrant	(153)	196
Changes in fair value of amounts due to related party	11,242	6,451
Listing related professional expenses	16,340	14,464

Adjusted net loss	(98,400)	(51,603)

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Net revenues. CCT’s net revenues increased by 54.4%, from RMB1,735.4 million in 2021 to RMB2,679.1 million in 2022, primarily due to (1) the increased amount of premiums of the insurance transactions conducted through its platform by referral partners and third-party platform partners; and (2) an increase in revenue generated from SaaS solutions.

Cost of revenues. CCT’s cost of revenues increased by 53.3% from RMB1,654.6 million in 2021 to RMB2,536.7 million in 2022, which was consistent with the growth of its business volume and revenue.

Selling and marketing expenses. CCT’s selling and marketing expenses increased by 26.2%, from RMB110.1 million in 2021 to RMB139.0 million in 2022, primarily due to (1) an increase of RMB14.3 million in marketing expenses, as CCT strategically increased its marketing and publicity efforts to improve its corporate image, online platform and mobile applications since the second half of 2021, and (2) an increase of RMB14.4 million in staff expenses, primarily due to increases in headcount in the selling and marketing related department and related expenses; partially offset by a decrease of RMB2.0 million in labor service fee and a decrease of RMB1.6 million in share-based compensation expenses.

General and administrative expenses. CCT’s general and administrative expenses decreased by 12.9%, from RMB79.7 million in 2021 to RMB69.4 million in 2022, primarily due to (1) a decrease of RMB2.5 million in staff expenses, primarily due to decreases in headcount in the general and administrative related department, (2) a decrease of RMB2.7 million in fees related to financing activities, and (3) a decrease of RMB2.4 million in depreciation and amortization.

Research and development expenses. CCT’s research and development expenses increased by 6.6%, from RMB46.8 million in 2021 to RMB49.9 million in 2022, primarily due to an increase in staff costs of RMB8.3 million, as a result of increases in headcount in the research and development department and related expenses; partially offset by a decrease in system development service fee of RMB4.9 million.

Interest expense. CCT’s interest expense decreased by 49.2%, from RMB6.5 million in 2021 to RMB3.3 million in 2022, primarily due to the repayment of loan principal.

Net loss. As a result of the foregoing, CCT incurred a net loss of RMB91.0 million in 2022, as compared to a net loss of RMB146.5 million in 2021.

Liquidity and Capital Resources

In 2022, CCT’s principal source of liquidity was cash generated from financing activities in 2021. During the year ended December 31, 2021, CCT’s principal sources of liquidity were net proceeds from the issuance of preferred shares of RMB653.2 million, cash received from long-term borrowings from a third party of RMB19.1 million, and proceeds from short-term borrowings of RMB10.0 million.

As of December 31, 2021 and 2022, CCT had cash and cash equivalents of RMB362.4 million and RMB114.9 million, respectively. As of December 31, 2021 and 2022, CCT had amounts due to related party of RMB53.0 million and RMB59.9 million, respectively.

CCT anticipates that it will be able to meet its financing needs for the next twelve months following the Business Combination with existing cash balances. However, CCT may require additional funding due to changing business conditions or other future developments, including any investments or acquisitions it may pursue. If CCT’s existing cash resources are insufficient to meet its working capital requirements, CCT may seek to issue equity or equity-linked securities or debt securities or obtain financing from banks and other third parties. Following the Business Combination, the sale of equity or equity-linked securities would result in additional dilution to HoldCo’s shareholders, while the incurrence of indebtedness could subject HoldCo to operating and financial covenants that restrict its operations and ability to pay dividends to its shareholders.

The following table sets forth a summary of CCT’s cash flows for the periods indicated:

	Year ended December 31,
	2021	2022
	(RMB in thousands)
Net cash used in operating activities	(187,594)	(158,861)
Net cash (used in)/generated from investing activities	(65,330)	27,694
Net cash generated from/(used in) financing activities	583,674	(159,042)
Effect of foreign exchange rate changes on cash and cash equivalents	(1,911)	42,770
Net increase/(decrease) in cash and cash equivalents and restricted cash	328,839	(247,439)
Cash and cash equivalents and restricted cash at beginning of the year	38,545	367,384

Cash and cash equivalents and restricted cash at end of the year	367,384	119,945

Operating Activities

Net cash used in operating activities in 2022 was RMB158.9 million, primarily due to a net loss of RMB91.0 million, partially offset by (1) adjustments primarily consisting of share-based compensation expense of RMB16.2 million, amortization of right-of-use asset of RMB8.2 million, changes in fair value of amounts due to related party of RMB6.5 million, amortization of intangible assets of RMB2.1 million and depreciation of property equipment and leasehold improvement of RMB1.2 million, partially offset by foreign exchange gains of RMB13.4 million, and (2) net cash outflow of RMB88.2 million from changes in operating assets and liabilities, primarily driven by an increase of RMB116.0 million in accounts receivable, an increase of prepayments and other current assets of RMB8.7 million, partially offset by an increase of RMB46.9 million in accounts payable and an increase of RMB11.0 million in salary and welfare benefits payable.

Net cash used in operating activities in 2021 was RMB187.6 million, primarily due to a net loss of RMB146.5 million, and (1) adjustments primarily consisting of share-based compensation expense of RMB18.5 million, changes in fair value of amounts due to related party of RMB11.2 million, amortization of right-of-use asset of RMB11.0 million, amortization of intangible assets of RMB2.2 million and depreciation of property equipment and leasehold improvement of RMB1.7 million, and (2) net cash outflow of RMB83.5 million from changes in operating assets and liabilities primarily driven by an increase of RMB164.8 million in accounts receivable, a decrease of RMB16.1 million in accrued expenses and other current liabilities and a decrease of RMB10.6 million in lease liabilities, partially offset by an increase of RMB96.4 million in accounts payable and an increase of RMB11.4 million in salary and welfare benefits payable.

Investing Activities

Net cash generated from investing activities in 2022 was RMB27.7 million, primarily due to cash received from maturities of short-term investments of RMB211.4 million, and partially offset by the placement of short-term investments of RMB182.5 million.

Net cash used in investing activities in 2021 was RMB65.3 million, primarily due to the placement of short-term investments.

Financing Activities

Net cash used in financing activities in 2022 was RMB159.0 million, primarily due to cash payments of redemption of Series C convertible redeemable preferred shares of RMB137.2 million.

Net cash generated from financing activities in 2021 was RMB583.7 million, primarily due to net proceeds from issuance of Series C and Series D convertible redeemable preferred shares of RMB653.2 million, cash received from long-term borrowings from a third party of RMB 19.1 million, cash received from short-term borrowings of from bank RMB10.0 million, and partially offset by cash repayment of borrowings of RMB68.6 million.

Capital Expenditures

CCT incurs capital expenditures primarily for purchases of property, equipment and software. CCT’s capital expenditures were RMB1.6 million and RMB1.2 million in 2021 and 2022, respectively. CCT will continue to make capital expenditures to meet the expected growth of its business.

Contractual Obligations

The following table sets forth CCT’s contractual obligations as of December 31, 2022:

	Payment due by
	Total	2023 – 2026	Thereafter
	(RMB in thousands)
Operating lease commitments	(18,200)	(18,002)	(198)
Accounts payable	(227,156)	(227,156)	—
Amounts due to related party	(73,670)	(73,670)	—
Accrued expenses and other current liabilities	(33,712)	(33,712)	—
Total	(352,738)	(352,540)	(198)

Taxation

Cayman Islands

CCT is an exempted company incorporated in the Cayman Islands. Under the laws of the Cayman Islands, CCT is not subject to tax on income or capital gains, nor is CCT subject to withholding tax on any payment of dividends.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. A Cayman Islands company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Hong Kong

CCT’s subsidiary incorporated in Hong Kong is subject to Hong Kong profit tax at a rate of 16.5% on its taxable income generated from operations in Hong Kong. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million. It is not subject to withholding tax on any payment of dividends.

PRC

CCT is subject to VAT at the rate of 6% on its services and solutions less any deductible VAT already paid. CCT is also subject to surcharges on VAT payments in accordance with PRC law.

Under the PRC Enterprise Income Tax Law (the “EIT Law”), CCT’s PRC Subsidiaries are subject to enterprise income tax at a statutory rate of 25%. The VIE in the PRC, Cheche Technology, qualified as a “High and New Technology Enterprise” and was entitled to a preferential enterprise income tax rate of 15% from 2019 to 2021 and from 2022 to 2024.

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where CCT was incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% if all the requirements are satisfied. To the extent that CCT’s PRC Subsidiaries, VIE and its subsidiaries have undistributed earnings, CCT will accrue appropriate expected withholding tax associated with repatriation of such undistributed earnings. As of December 31, 2021 and 2022, CCT did not record any such withholding tax of its PRC Subsidiaries, VIE and its subsidiaries in the PRC as they are still in accumulated deficit position.

Off-Balance Sheet Arrangements

CCT has not entered, and does not expect to enter, into any off-balance sheet arrangements. CCT also has not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. In addition, CCT has not entered into any derivative contracts indexed to equity interests and classified as shareholders’ equity.

Furthermore, CCT does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. CCT does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or that engages in leasing, hedging or research and development services with it.

Holding Company Structure

CCT is a Cayman Islands holding company with no substantive operations. CCT carries out its business through the VIE and its subsidiaries in China, due to PRC regulatory restrictions on direct foreign ownership of companies that engage in VATS and other internet related business. Following the consummation of the Business Combination, HoldCo, as the holding parent company of CCT, will rely on dividends and other distributions from CCT and its operating subsidiaries to pay dividends to HoldCo’s shareholders and service its outstanding debts. HoldCo’s ability to pay dividends depends upon dividends received from its subsidiaries. If CCT’s subsidiaries or any newly formed subsidiaries incur debt in the future, the instruments governing their debt may restrict their ability to pay dividends to CCT or HoldCo following the consummation of the Business Combination.

In addition, the wholly-owned PRC Subsidiaries may pay dividends only out of their retained earnings, if any, in accordance with PRC accounting standards and regulations. Under PRC law, each of the PRC Subsidiaries and the Affiliated Entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE.

As of December 31, 2021 and 2022, the VIE and its subsidiaries accounted for an aggregate of 56.7% and 78.6%, respectively, of the consolidated total assets and 84.4% and 85.4%, respectively, of the consolidated total liabilities. In 2021 and 2022, the VIE and its subsidiaries accounted for an aggregate of 99.5% and 94.6%, respectively, of consolidated total net revenues of CCT. For a condensed consolidating schedule depicting the results of operation, financial position and cash flow for CCT, WFOE and the VIE, see “Summary Consolidated Financial Data of CCT.”

Internal Control over Financial Reporting

Prior to the Business Combination, CCT has been a private company with limited accounting and financial reporting personnel and other resources to address its internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified by CCT and its independent registered public accounting firm relate to (1) CCT’s lack of sufficient accounting and financial reporting personnel with requisite knowledge of and experience in application of U.S. GAAP related to accounting treatment for certain equity transactions, leases and expected credit losses of receivables, and (2) CCT’s lack of formal financial closing policies and effective control over periodic financial closing procedures, which resulted in adjustments related to revenue, cost of sales and expenses cut-off at period end.

To remedy CCT’s identified material weaknesses, CCT has begun to, and will continue to (1) hire additional competent accounting staff with appropriate knowledge and experience of U.S. GAAP and SEC financial reporting requirements and strengthen period-end financial reporting controls and procedures; (2) establish an ongoing program to provide sufficient and appropriate training for financial reporting and accounting personnel, especially training related to U.S. GAAP and SEC financial reporting requirements; and (3) assign clear roles and responsibilities for accounting and financial reporting staff to address accounting and financial reporting issues.

However, neither CCT nor HoldCo following the Business Combination can assure that it will remediate its material weaknesses in a timely manner, or at all. See “Risk Factors—Risks Related to HoldCo’s Securities—If after the completion of the Business Combination, HoldCo fails to implement and maintain effective internal controls to remediate its material weaknesses over financial reporting, it may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of the Class A Ordinary Shares may be materially adversely affected.”

As a company with less than $1.235 billion in revenue for its last fiscal year, CCT qualifies, and HoldCo will qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements otherwise applicable to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of an emerging growth company’s internal control over financial reporting.

The JOBS Act also provides that an emerging growth company does not need to comply with new or revised financial accounting standards until the date that a private company is otherwise required to comply with such new or revised accounting standards. CCT and HoldCo following the consummation of the Business Combination will take advantage of the extended transition period. As a result of this election, CCT’s financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

Critical Accounting Policies

In preparing CCT’s consolidated financial statements and related notes, CCT must make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported revenues and expenses. CCT has based its estimates on historical experience and other assumptions that it believes reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions and differences may be material to the consolidated financial statements.

An accounting policy is considered to be critical if:

•	it requires CCT to make an accounting estimate based on assumptions about matters that are highly uncertain at the time it makes the estimate, and

•

different estimates and judgments that CCT reasonably could have used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact its consolidated financial statements.

CCT believes that the following critical accounting policies require significant judgments and estimates and assumptions in preparing its consolidated financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with CCT’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

Revenue recognition

Revenue is the transaction price CCT expects to be entitled to in exchange for the promised services in a contract in the common course of CCT’s activities and is recorded net of VAT. The services to be accounted for mainly include insurance transaction services, SaaS services and other services.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, CCT applies the following steps:

Step 1: Identify the contract(s) with a customer;

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Insurance Transaction Services Income

The main source of revenue is insurance transaction services fee from (1) insurance carriers who underwrite insurance policies and (ii) insurance intermediaries who directly transact with insurance carriers, both determined based on a percentage of premium paid by the insured. The service fee rate paid by the insurance carriers or insurance intermediaries, shall be based on the terms specified in the service contract with the insurance carriers or with the insurance intermediaries for each insurance policy sold through CCT’s online platform and mobile applications in the PRC. CCT determines that the insurance carrier or insurance intermediary, are its customer in these agreements. Insurance transaction services revenue for the commission earned is recognized at a point in time when the CCT has fulfilled its performance obligation. This occurs when the signed insurance policy is in place and the premium is collected by the insurance carriers from the insured.

SaaS Services Income

CCT provides SaaS services to selected insurance companies or insurance intermediaries. This cloud-based services allow insurance carriers or insurance intermediaries to use CCT’s self-developed SaaS management system without taking possession of its software. CCT has determined that the insurance carriers or insurance intermediaries as customers and initially records services fee as contract liabilities upon receipt and then recognizes the revenue on a straight-line basis over the service period, which is usually one year.

Other Services

CCT provides technical service to insurance carriers. CCT charges insurance carriers service fee for developing software for them. Technical service revenue is recognized based on cost-to-cost input method of measuring progress upon the completion of each service.

CCT also provides customer service to third-party companies. CCT satisfies its performance obligation through delivering consulting service to the third-party companies’ customers and receives service fee from the third companies. Customer service revenue is recognized on a straight-line basis over the period of the contract when the service is provided, which is usually within one year.

Share-based compensation

Share based compensation expenses arise from share-based awards, including share options for the purchase of ordinary shares and restricted shares. For share options for the purchase of ordinary shares granted to employee and non-employee determined to be equity classified awards, the related share-based compensation expenses are recognized in the consolidated statements of operations and comprehensive loss based on their grant date fair values which are calculated using the binomial option pricing model. The determination of the fair value is affected by the fair value of ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the fair value of ordinary shares, actual and projected employee share option exercise behavior, risk-free interest rate and expected dividends. The fair value of the ordinary shares is assessed using the income approach, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Share-based compensation expenses are recorded net of estimated forfeitures using straight-line method during the service period requirement, such that expenses are recorded only for those share-based awards that are expected to ultimately vest.

Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. CCT’s goodwill as of December 31, 2021 and 2022 was related to its acquisition of Cheche Insurance (previously named “Fanhua Times Sales and Service Co., Ltd.” or “Fanhua Times”) in October 2017. In accordance with ASC 350, Goodwill and Other Intangible Assets, recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

Goodwill is not amortized, but is tested for impairment at the reporting unit level at least on an annual basis at the balance sheet date (December 31 for CCT) and between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. These events or circumstances include a significant change in stock prices, business environment, legal factors, financial performances, competition, or events affecting the reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The estimation of fair value of reporting unit using a discounted cash flow methodology also requires significant judgements, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for CCT’s business and determination of its weighted average cost of capital. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

Management has determined that CCT represents the lowest level within the entity at which goodwill is monitored for internal management purposes. Starting from January 1, 2020, CCT adopted ASU 2017-04, which simplifies the accounting for goodwill impairment by eliminating Step 2 from the goodwill impairment test, and in accordance with the FASB, pursuant to which the Group has the option to choose whether it will apply a qualitative assessment first and then a quantitative assessment, if necessary, or to apply a quantitative assessment directly. The quantitative goodwill impairment test, used to identify both the existence of impairment and the amount of impairment loss, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit is greater than zero and its fair value exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. Based on the impairment assessment, management determined that no impairment loss was recorded for the years ended December 31, 2021 and 2022. At December 31, 2021 and 2022, goodwill was RMB84.6 million and RMB84.6 million, respectively.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact CCT’s financial position and results of operations is disclosed in Note 2(dd) to CCT’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosure of Market Risk

Foreign Exchange Risk

Substantially all of CCT’s revenues and costs are denominated in Renminbi. As of December 31, 2021 and 2022, CCT’s cash, cash equivalents and restricted cash denominated in RMB were RMB70.2 million and RMB39.8 million, accounting for 19.1% and 33.2% of CCT’s total cash, cash equivalents and restricted cash, respectively. CCT does not believe that it currently has any significant direct foreign exchange risk and has not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Although CCT exposure to foreign exchange risks is limited, the value of your investment in the Class A Ordinary Shares will be affected by the foreign exchange rate between U.S. dollars and Renminbi because the value of HoldCo’s business following the consummation of the Business Combination is effectively denominated in Renminbi, while the Class A Ordinary Shares will trade in U.S. dollars.

The value of Renminbi against U.S. dollars is subject to changes by the central government policies and to international economic and political developments, among other things. On July 21, 2005, the PRC government changed its policy of pegging the value of Renminbi to U.S. dollars. Since October 1, 2016, the Renminbi has joined the International Monetary Fund’s basket of currencies that make up the Special Drawing Right, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system. It is difficult to predict how market forces and government policies may impact the exchange rate between the U.S. dollars and Renminbi in the future. Since June 2010, the RMB has fluctuated against the US dollar, at times significantly and unpredictably. For instance, while appreciating approximately by 1% against the U.S. dollar in 2019, the Renminbi in 2020 and 2021 depreciated approximately by 6.3% and 2.3%, respectively, against the U.S. dollar. In August 2019, Renminbi once plunged to the weakest level against the U.S. dollar in more than a decade, which raised fears of further escalation in the Sino-US trade friction as the United States labeled China as a currency manipulator after such sharp depreciation. Since mid 2022, Renminbi has depreciated against the U.S. dollar under the joint impact of multiple factors, such as the tightening monetary policies of the United States. There is also no assurance that the Renminbi will not appreciate or depreciate significantly against the U.S. dollars in the future.

It remains unclear what fluctuations may occur in the future. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and the Renminbi may appreciate or depreciate significantly against the U.S. dollar in the future.

If CCT needs to convert the U.S. dollars for its operations, appreciation of the Renminbi against the U.S. dollar would adversely affect the Renminbi amount it receives from the conversion. Conversely, if CCT were to convert Renminbi generated from its operations into U.S. dollars to pay dividends on the Ordinary Shares or for other purposes, appreciation of the Renminbi against the U.S. dollar would increase the U.S. dollar amount CCT receives from the conversion.

Inflation Risk

Inflation in China has not materially impacted CCT’s results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2021 were increases of 1.5%. Any material increase in inflation rates in China may materially adversely affect CCT’s financial position and the results of operations in the future.

Credit Risk

CCT’s exposure to credit risk primarily arises from cash and cash equivalents and accounts receivable.

Financial instruments that potentially subject CCT to the concentration of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. As of December 31, 2021 and 2022, CCT’s cash and cash equivalents, and restricted cash were typically unsecured and highly concentrated in a few major financial institutions located in China, which management consider being of high credit quality and continually monitors the creditworthiness of these financial institutions.

Accounts receivables are typically unsecured and arise primarily from revenue earned from CCT’s insurance transaction service business. CCT manages the related credit risks by evaluating the creditworthiness of its insurance carrier partners and certain insurance intermediaries and closely monitoring the outstanding balances of receivables due from them.

Interest Rate Risk

CCT has not been exposed to material risks due to changes in market interest rates, and CCT has not used derivative financial instruments to manage its interest risk exposure. However, CCT could be exposed to material risks due to changes in market interest rate in the future.

CCT may invest in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. The fair market value of fixed-rate securities may decrease due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

GOVERNMENT REGULATIONS APPLICABLE TO CCT’S BUSINESS

Regulations of the Insurance Industry

The insurance industry in the PRC is highly regulated. In connection with the Institutional Reform Program of the State Council released by National People’s Council on March 17, 2018, the CBIRC was established by a merger of China’s banking and insurance regulators: the China Banking Regulatory Commission and the China Insurance Regulatory Commission (the “CIRC”).

Subordinate to, and with the authorization of, the State Council, the CBIRC functions as a centralized institution with administrative oversight and competence over the banking and insurance industry. The CBIRC and its dispatch offices constitute the regulatory system for the insurance industry. Its major regulatory duties with respect to the insurance industry include:

•	preparing principles and policies for the development of the insurance industry;

•	formulating industry development strategies and plans;

•	drafting laws and regulations for the supervision and regulation of the insurance industry and formulating industry rules and regulations;

•	approving the establishment of insurance companies and their branches, insurance group companies and insurance holding companies;

•	jointly with the relevant authorities approving the establishment of insurance asset management companies;

•	approving the establishment of representative offices by overseas insurance institutions;

•	approving the establishment of insurance intermediaries such as insurance agencies, insurance brokerage companies, insurance loss adjusting companies and their respective branches;

•	approving the establishment of overseas insurance institutions by domestic insurance and non-insurance institutions;

•	approving mergers, carve-outs, changes of corporate forms and dissolutions of insurance institutions and making decisions on receivership and the appointment of receivers;

•	participating in and overseeing the bankruptcy and liquidation proceedings of insurance companies;

•	examining and confirming the qualifications of senior management members in various types of insurance institutions;

•	setting the basic qualification standards for insurance practitioners;

•	approving the terms and premium rates of insurance products related to the public interest, statutory mandatory insurance and newly developed life and health insurance products;

•	supervising other insurance products through registration of their terms and premiums;

•	supervising the solvency and market activities of insurance companies;

•	managing insurance guarantee funds and monitoring insurance security deposits;

•

formulating the relevant rules and regulations on the basis of laws and policies of the PRC Government on the deployment of insurance funds, and supervising the deployment of funds by insurance companies;

•	supervising public-policy-oriented insurance and statutory insurance;

•	supervising organizational forms and operations such as captive insurance and mutual insurance;

•	centralizing the administration of insurance industry associations and organizations such as the Insurance Association of China and the Insurance Institute of China;

•

investigating and imposing penalties on illegal acts and misconduct of insurance institutions and practitioners, such as unfair competition and direct or disguised engagement in insurance business by non-insurance institutions;

•	supervising overseas insurance institutions established by domestic insurance and non-insurance institutions;

•	establishing the standards for information systems used in the insurance industry;

•	establishing insurance risk-assessment, risk-warning and risk-monitoring systems;

•	tracking, analyzing, monitoring and forecasting the operating conditions of the insurance market; and

•	centralizing compilation of statistical data and reports for the national insurance industry and carrying out publication in accordance with relevant regulations.

Fundamental Regulation of Insuring Activities

The legal framework for monitoring and administering insuring activities within the territory of the PRC is underpinned by laws and regulations, including the Insurance Law of the People’s Republic of China (the “PRC Insurance Law”), and administrative regulations, departmental provisions and other regulatory documents in accordance with the PRC Insurance Law.

As the fundamental insurance law of the PRC, the PRC Insurance Law is the most important law in the regulatory and legal framework for the PRC insurance industry. The Standing Committee of the National People’s Congress approved the PRC Insurance Law on June 30, 1995. The PRC Insurance Law became effective on October 1, 1995 and was amended in 2002, 2009, 2014 and 2015.

Regulation of Insurance Brokerages

The principal regulation governing insurance brokerages is the Provisions on the Regulation of Insurance Brokers, effective from May 1, 2018. According to this regulation, “insurance brokers” refer to institutions, including insurance brokerage companies and their branches, that receive commissions for providing intermediary services for insurance contracts between applicants and insurance companies on behalf of applicants.

To establish an insurance brokerage company that conducts business in regions outside the province, autonomous region, municipality directly under the central government, or city specifically designated in the state plan where its business is registered, the minimum registered is RMB50 million. The registered capital of an insurance brokerage company must be paid-in monetary capital. An insurance brokerage company must obtain a license to operate an insurance brokerage business within the PRC.

An insurance brokerage company may conduct the following insurance brokering businesses:

•	making insurance proposals, selecting insurance companies and handling the insurance application procedures for applicants;

•	assisting the insured or the beneficiary to claim compensation;

•	reinsurance brokering;

•	providing consulting services to clients with respect to disaster and damage prevention, risk assessment and risk management; and

•	performing other business activities specified by the CIRC.

CCT plans to expand its business to engage in insurance brokerage activities and apply for an insurance brokerage license with the CBIRC in the future, and will be subject to additional rules and regulations as an insurance brokerage.

Regulation of Insurance Agencies

The principal regulation governing professional insurance agencies is the Provisions on the Regulation of Insurance Agencies, effective from January 1, 2021. The Provisions on the Regulation of Insurance Agencies regulate market access, operating rules, market exit, monitoring and inspection, and legal obligations for insurance agencies.

According to the Provisions on the Regulation of Insurance Agencies, “insurance agencies” refers to organizations or individuals that are entrusted by an insurance company and collect commissions from the insurance company to handle the insurance business on an agency basis within the scope authorized by the insurance company, including professional insurance agencies, sideline insurance agencies and individual insurance agents.

To establish a professional insurance agency, the minimum registered capital depends on its business region. For professional insurance agencies whose business regions are not limited to the province, autonomous region, municipality directly under the central government, or city specifically designated in the state plan where they are registered, the minimum registered capital should be RMB50 million, while for those operating within the province, autonomous region, municipality directly under the central government, or city specifically designated in the state plan where they are registered, the minimum registered capital should be RMB20 million. The registered capital of a professional insurance agency must be paid-in monetary capital. An insurance professional agency must obtain an Insurance Agent Operating License.

A professional insurance agency may engage in the following insurance agency businesses:

•	selling insurance products on behalf of the insurer principal;

•	collecting insurance premiums on behalf of the insurer principal;

•	conducting loss surveys and handling claims of insurance businesses on behalf of the insurer principal; and

•	other business activities specified by the CBIRC.

According to the Notice to Overhaul Chaotic Auto Insurance Market (the “Overhaul Notice”), promulgated by the CIRC on July 6, 2017, all property insurance companies must intensify their compliance management and control of vehicle insurance intermediary businesses, and comply with authorization and management responsibilities applicable to intermediaries and individuals. Property insurance companies may not entrust any institution without lawful qualification to conduct insurance sale activities, or pay vehicle insurance service charges to unqualified institutions, directly or in a disguised way.

Property insurance companies may not entrust or permit any cooperative intermediary to delegate vehicle insurance agency rights to any other institution. A property insurance company may entrust a third-party internet platform to provide webpage-linking services, but may not entrust or permit any third-party internet platform without a lawful qualification as an insurance intermediary to engage in insurance sale activities on its website, including trial calculations of insurance premiums, price quotations and comparisons, business promotions and fund payments.

Property insurance companies must submit for approval of the terms and premium ratios for vehicle insurance. Any property insurance company, insurance intermediary or individual may not grant or undertake to grant benefits not specified in an insurance contract to the policyholder or the insured, including by returning cash or providing prepaid cards, negotiable securities, insurance products, coupons or other property, or offsetting premiums by reward points or exchanging reward points for goods. Property insurance companies, insurance intermediaries or individuals may not pay interest or benefits not specified in an insurance contract in a disguised way such as by allowing the insured to participate in a promotional campaign organized by any other institution or individual.

According to the Guiding Opinions on Implementation of the Comprehensive Reform of Vehicle Insurance promulgated by the CBIRC on September 2, 2020, insurance companies and intermediaries will be under simultaneous investigation and handling in the vehicle insurance field, to severely crack down on the illegal acts such as obtaining service charges by fabricating intermediary business, issuing false invoices and bundled sales. In addition, it is imperative to promote insurance companies and intermediaries to improve the connection of information systems, to regulate the settlement and payment of service charges, and prohibit the advance payment by sales personnel. Insurance intermediaries are prohibited from carrying out non-local vehicle insurance business.

Pursuant to the Administrative Measures for Insurance Sales Activities (Draft for Comment) issued by the CBIRC on July 19, 2022, insurance companies and insurance intermediaries shall not engage in insurance sales practices beyond the scope of business and regional scope approved by the law and regulatory system as well as regulatory agencies. Insurance sales personnel shall not engage in insurance sales practices beyond the scope of authorization of their respective institutions. Insurance companies and insurance intermediaries should strengthen the management of insurance sales channel business, implement the responsibility for insurance sales channel business compliance, improve the supervision of insurance sales channel compliance, and shall not use the insurance sales channel to carry out illegal and irregular activities.

Regulations of Informatization Work of Insurance Intermediaries

According to the Regulation of Informatization Work of Insurance Intermediaries promulgated by the CBIRC on January 5, 2021, insurance intermediaries are required to apply modern information technologies to business processing, operation management and internal control, to continuously improve operational efficiency, optimize the allocation of internal resources and improve the level of risk prevention.

Insurance intermediaries shall perform the following obligations:

•	comply with laws, administrative regulations and technical standards on cyber security and informatization work and the regulatory system of the CBIRC;

•	formulate their respective informatization work plans, and ensure that such plans are consistent with their overall business plans;

•	formulate an informatization system and establish an informatization management mechanism featuring reasonable division of work, clarified duties and clear reporting relations;

•	prepare an informatization budget and ensure the funds required for the informatization work;

•	carry out the informatization construction of their own institutions, and ensure that they have complete control of the management power over their own information systems and data;

•

formulate their own emergency response plans for informatization emergencies, organize emergency drills, and timely report, quickly respond to and handle the informatization emergencies that have occurred in their own institutions;

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cooperate with the CBIRC and its local bureau in carrying out the supervision and inspection of the informatization work, truthfully provide the relevant documents and materials, and make corrections according to the regulatory opinions;

•	carry out informatization training, and enhance the informatization awareness, information security awareness and software legalization awareness of their employees; and

•	other informatization duties as specified by the CBIRC.

Based on aforesaid principal obligations, insurance intermediaries shall, in particular, protect personal information in the process of collecting and handling such information. Without permission or authorization, an insurance intermediary shall not collect personal information irrelevant to the services it provides, or collect, use, provide or dispose of personal information in violation of the laws, administrative regulations or contractual stipulations, or divulge or distort personal information.

Where the informatization work of insurance intermediaries fails to meet the requirements of the Regulation of Informatization Work of Insurance Intermediaries, they shall be deemed as failing to meet the requirements of Articles 7, 12 and 18 of the Provisions on the Regulation of Insurance Agencies, Articles 7 and 16 of the Provisions on the Regulation of Insurance Brokers, Articles 16 and 18 of the Provisions on the Regulation of Insurance Assessors and other relevant conditions and shall not engage in insurance intermediary business.

Regulation of Services Provided by Professional Insurance Agency and Its Practitioners

Based on the Provisions on the Regulation of Insurance Agencies, professional insurance agencies and practitioners may not take the following deceptive actions in insurance agency activities:

•	deceiving the insurer, applicant, the insured or beneficiary;

•	concealing important information relating to the insurance contract;

•	obstructing the applicant to perform his/her obligation of disclosure, or inducing him/her not to perform his/her obligation of disclosure;

•	giving or promising to give the applicant, the insured or the beneficiary benefits other than those stipulated in the insurance contract;

•

coercing, inducing or restricting the applicant to enter into an insurance contract by taking advantage of his/her administrative power, position or the advantage of his/her occupation or by other unfair means;

•	forging or altering an insurance contract without authorization, or providing false supporting materials for the parties to an insurance contract;

•	misappropriating, withholding or occupying insurance premiums or insurance benefits;

•	seeking improper benefits for other institutions or individuals by taking advantage of his/her business;

•	defrauding the insurance benefits by colluding with the applicant, the insured or beneficiary; or

•	disclosing business secrets of the insurer, the applicant or the insured known in the business activities.

A professional insurance agency may not sign insurance contracts on behalf of a contributor. On April 2, 2019, the CBIRC issued a Notice to Rectify the Irregularities in the Insurance Intermediary Market (the “Rectify Notice”), requiring all insurance companies and insurance intermediaries to conduct self-inspections to determine whether their practices violate relevant regulations.

According to the Rectify Notice, among other matters, insurance intermediaries and insurance agencies must rectify any non-compliance practices, such as granting or undertaking to grant policyholders, insured parties or beneficiaries benefits other than those agreed in the insurance contracts, failure to register the sales persons engaged by the insurance intermediaries with the CBIRC’s Insurance Intermediaries Regulatory Information System, or hiring sales person with bad conduct or who do not have professional knowledge necessary for insurance sales. As of the date this proxy statement/prospectus, CCT has completed the applicable rectification measures.

On June 23, 2020, the CBIRC further issued the Notice to Follow-up Review of the Rectification of Market Chaos in Banking and Insurance Industries (the “Review Notice”), requiring all banking and insurance institutions to carry out strict self-examination and self-rectification. According to the Review Notice, among other matters, insurance companies and insurance intermediaries must rectify any non-compliance practices, such as misleading consumers to buy insurance products by making false publicity on the grounds that the sales of insurance products are about to be stopped or the premium rates are about to be adjusted, maliciously misleading or instigating clients to cancel insurance policies, making consumers suffer from unnecessary losses of contractual rights and interests, or disclosing client information in violation of regulations. CCT has completed the self-examination and self-rectification work and reported the same to the CBIRC.

Regulation of Foreign Investment in the Insurance Brokerage and Insurance Agency Industry

Pursuant to the Announcement of the China Insurance Regulatory Commission on Permitting Foreign Insurance Brokerage Companies to Establish Solely Foreign-invested Insurance Brokerage Companies, effective from December 11, 2006, in accordance with the related commitments of China for accession to the WTO, foreign insurance brokerage companies may establish wholly foreign-funded insurance brokerage companies in accordance with PRC laws and there are no restrictions other than those on establishment conditions and business scope. Pursuant to the Notice of the China Banking and Insurance Regulatory Commission on Widening the Scope of Business of Foreign-funded Insurance Brokerage Companies issued on and effective from April 27, 2018, foreign-funded insurance brokerage institutions that have obtained insurance brokerage business permits upon approval by the insurance regulatory authority of the State Council may engage in the same businesses as a PRC domestic insurance brokerage company.

Pursuant to the Public Announcement of the China Insurance Regulatory Commission on Relevant Matters Concerning the Application of the Insurance Agencies in Hong Kong and Macao for Establishing Solely-Invested Insurance Agencies in the Mainland issued on December 26, 2007, from January 1, 2008, local professional insurance agencies in Hong Kong or Macao which meet the requirements may apply for the establishment of solely-invested insurance agencies in the mainland of the PRC. Pursuant to the Supplements and Amendments VIII to the Mainland’s Specific Commitments on Liberalization of Trade in Services for Hong Kong and the Supplements and Amendments VIII to the Mainland’s Specific Commitments on Liberalization of Trade in Services for Macao, qualified insurance brokerage institutions in Hong Kong or Macao may establish solely-invested insurance agencies in Guangdong province (including Shenzhen) for practicing within Guangdong province. Pursuant to the Notice of the China Banking and Insurance Regulatory Commission on Allowing Overseas Investors to Operate Insurance Agent Business in China, effective from June 19, 2018, overseas insurance agency entities operating an insurance agency business for three or more years outside China and foreign-funded insurance companies in China which have operated for three or more years may apply to CBIRC to establish a foreign-invested insurance agency within China.

Qualification Management for Directors, Supervisors and Senior Management Personnel

Based on the Provisions on the Regulation of Insurance Agencies, “senior managers of a professional insurance agency” refers to the following personnel:

•	the general manager, deputy general manager of the professional insurance agency;

•	the major principals of the provincial branches of the professional insurance agency; and

•	other management personnel exercising important powers in the business management of the professional insurance agency.

The senior management personnel of a professional insurance agency must meet the criteria stipulated in the Provisions on the Regulation of Insurance Agencies and approved by the CBIRC.

Qualification Management for Practitioners of Insurance Agencies

Based on the Provisions on the Regulation of Insurance Agencies, the CBIRC is authorized by law and the State Council to exercise centralized supervision and administration competence over practitioners of insurance agencies by category. Under the Provisions on the Regulation of Insurance Agencies, the term “practitioners of insurance agencies” refers to individuals of insurance agencies who engage in sale of insurance products or the relevant loss survey.

Based on the Provisions on the Regulation of Insurance Agencies, the Circular of the China Insurance Regulatory Commission on Issues concerning the Administration of Insurance Intermediary Practitioners promulgated by the CIRC on August 3, 2015 and Notice on Cancelling and Adjusting a Group of Administrative Approval Items promulgated by the CIRC on August 7, 2015, prior to practice of practitioners of insurance agencies, the employer should file practice registration information for such personnel on the CBIRC insurance intermediaries monitoring information system, without requiring a qualification certificate as a prerequisite for practice registration management.

Professional insurance agencies, including us, are obligated to monitor the sales activities of the salespersons and restrict and prohibit the misconduct of such insurance sales practitioners employed by or cooperated with such professional insurance agencies. Any failure to do so may result in rectification orders, penalties or fines to the practitioners of insurance agencies and the professional insurance agencies themselves.

Regulation of Insurance Premium Rates

Pursuant to the PRC Insurance Law, insurance companies must formulate insurance clauses and insurance premium rates fairly and reasonably.

Based on the Administrative Measures for the Insurance Clauses and Premium Rates of Property Insurance Companies, effective from October 1, 2021, the Circular on Issues Concerning the Implementation of the Administrative Measures for the Insurance terms and Premium Rates of Property Insurance Companies, effective from May 1, 2010, and the Circular on Issues concerning Further Strengthening and Improving the Regulation of Products of Property Insurances Companies, effective from March 1, 2020, insurance clauses and insurance premium rates for the following property insurance products must be reported to the CBIRC for approval:

•	motor vehicle insurance (other than in the form of demonstration products);

•	non-life investment insurance;

•	guaranteed insurability and credit insurance with an insurance period of more than one year (other than in the form of demonstration products); and

•	other insurance products recognized by the CBIRC as related to the public interest and compulsory insurance required by laws and administrative regulations.

If insurance companies modify approved insurance clauses or insurance premium rates, they must submit the modifications for approval. In addition, insurance companies should report insurance clauses and insurance premium rates for insurance products outside the scope set out above to the CBIRC or, as the case may be, the local CBIRC bureau for filing within 10 business days after the implementation. In case of revisions or amendments to insurance liabilities in insurance clauses or insurance premium rates that have been filed, such revisions or amendments shall be filed again.

Pursuant to the Guidelines for the Development of Insurance Products by Property Insurance Companies promulgated by the CIRC on December 30, 2016 and effective from January 1, 2017, insurance premium rates must meet the principles of rationality, fairness and adequacy.

Pursuant to the Circular of the General Office of the China Banking and Insurance Regulatory Commission on Matters relating to Further Tightened Regulation of Vehicle Insurance, promulgated and implemented by the CBIRC on January 14, 2019, property and casualty insurance companies must establish terms and premium rates for automobile insurance policies in strict compliance with PRC laws and regulations. Insurance companies are strictly prohibited from conducting the following activities:

•	amending any term or premium rate directly or in disguise without approval of the CBIRC;

•

providing premium rates beyond the approved range by offering or promising to offer payment of inappropriate interest not stipulated in the insurance policies to insurance policyholders or owners of insured vehicles in disguise;

•	paying commission fee rates beyond the approved range by fabricating other expenses in disguise; and

•	failing to apply the approved premium rate as required for insurance policies for new cars.

Pursuant to the Circular of the General Office of the China Banking and Insurance Regulatory Commission on Matters relating to Further Tightened Regulation of Vehicle Insurance, property and casualty insurance companies must strengthen the veracity of their business and financial data and ensure timely and truthful accounting journal entries of all operating costs and expenses. Insurance companies are strictly prohibited from conducting the following activities:

•	fraudulently charging commission by recording insurance policies sold directly by insurance companies as having been sold through insurance agencies or other means;

•	creating false expenses by fabricating false sales records or recording administrative expenses or other means;

•	manipulating results of operations by setting aside reserves in violation of laws and regulations; and

•	manipulating results of operations by deliberately deferring accounting journal entry of expenses.

Pursuant to the Guiding Opinions on Implementation of the Comprehensive Reform of Vehicle Insurance, property insurance companies shall take the following actions for the sake of consumers:

•	implement the new development concept, take the road of high-quality development;

•	adjust and optimize the assessment mechanism, reduce the assessment weight of premium scale, business growth and market share;

•	improve the assessment requirements of consumer satisfaction, compliance operation and quality benefit;

•	carry out product development work, approval and filing, and information system transformation;

•	strengthen the backtracking of terms and rates, and prevent the risk of insufficient premiums; and

•	strengthen business training and team building, improve the underwriting and claims system, and improve the quality of underwriting and claims service.

Regulation of Internet Insurance

On December 7, 2020, CBIRC issued Measures for the Regulation of Internet Insurance Businesses (the “Internet Insurance Measures”). Pursuant to the Internet Insurance Measures, no institutions or individuals other than insurance institutions, which refer to insurance companies, insurance agency companies, insurance brokerage companies and other qualified insurance intermediaries, may engage in the internet insurance business. Under the Internet Insurance Measures, an insurance institution may sell insurance products or provide insurance brokerage services via the Internet and self-service terminal equipment, so that consumers can independently learn the product information and complete insurance purchase on their own through such insurance institution’s self-operated network platform or the self-run network platforms of other insurance institutions. However, the insurance application pages must belong to the self-run network platform of such insurance institution. “Self-operated online platforms” refer to online platforms set up by insurance institutions with independent operation and complete data authority. Self-operated online platforms shall effectively isolate from its affiliated parties such as shareholders, actual controllers and senior executives of the company in such aspects as finance, business, information system and customer information protection etc.

An insurance institution conducting Internet insurance businesses and its self-operated network platform shall meet the following conditions:

•	the place of service access is within the territory of the PRC;

•	it shall meet the provisions of the relevant laws and regulations and the qualification requirements of the competent authority of the relevant industry;

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it shall have an information management system and core business system supporting the operation of Internet insurance businesses, which shall be effectively isolated from other irrelevant information systems of the insurance institution;

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it shall have sound cybersecurity monitoring, information notification and emergency response mechanisms, as well as sound cybersecurity protection means such as boundary protection, intrusion detection, data protection and disaster recovery;

•

it shall implement the national graded protection system for cybersecurity, carry out record-filing of the grading of cybersecurity, regularly carry out graded protection assessment, and implement security protection measures for the corresponding grades;

•

it shall have a legal and compliant marketing model and establish an operation and service system that meets the operation needs of Internet insurance, meets the characteristics of Internet insurance users and supports the service coverage regions;

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it shall establish or specify an Internet insurance business management department, equip itself with corresponding professionals, designate a senior executive to serve as the person in charge of Internet insurance businesses, and specify the persons in charge of the self-run network platforms respectively;

•	it shall have a sound management system and operating procedures for Internet insurance businesses.

•

an insurance company shall, in carrying out Internet insurance sales, comply with the relevant provisions of the CBIRC on the regulatory evaluation for solvency and protection of consumers’ rights and interests;

•

a professional insurance intermediary shall be a national agency, and its business regions are not limited to the province where its head office is registered, and shall comply with the relevant provisions of the CBIRC on the classified regulation of professional insurance intermediaries; and

•	it shall meet other conditions prescribed by the CBIRC.

According to the Internet Insurance Measures, “Internet insurances companies” can be established upon special approval by the CBIRC and registered in accordance with the law without establishing branches and specialize in carrying out Internet insurance business nationwide in order to promote the integration and innovation of insurance business with the Internet, big data and other new technologies. An Internet insurance company shall not sell insurance products offline or through other insurance institutions.

In addition, an Internet enterprise is allowed to use the self-operated network platform to sell Internet insurance products and provide insurance services as an insurance agent, provided that such Internet enterprise shall obtain the insurance agency operating license for operating insurance agency business.

Non-insurance institutions may not carry out Internet insurance business, including but not limited to the following commercial acts: (i) providing consulting services for insurance products; (ii) comparing insurance products, trial calculation of insurance premiums and comparing quotations; (iii) designing insurance purchase plans for insurance applicants; (iv) going through insurance purchase formalities on behalf of clients; and (v) collecting insurance premiums as an agent.

The Internet Insurance Measures provides that the CBIRC and its local offices are responsible for the development of the regulatory system for Internet insurance business in an overall manner, and the CBIRC and its local offices shall, in accordance with the division of regulatory work for insurance institutions, implement daily monitoring and regulation of Internet insurance business.

Regulation of Anti-money laundering

Based on the Circular on Strengthening Work of Anti-Money Laundering in Insurance Industry, promulgated on August 10, 2010 by the CIRC, and Administrative Measures for the Anti-money Laundering Work in the Insurance Industry, effective from October 1, 2011, the CBIRC organizes, coordinates and directs policies concerning anti-money laundering in the insurance industry. Under these measures, insurance companies, insurance asset management companies, professional insurance agencies and insurance brokers are required to materially improve their anti-money laundering related internal control competence on the basis of real-name policy issuance and on the principle of complete customer materials, traceable transaction records and regulated funds operation.

Based on provisions of the Administrative Measures for the Anti-money Laundering Work in the Insurance Industry, insurance companies carrying out the insurance business via professional insurance agencies or financial institution-based insurance joint offering agencies must include anti-money laundering provisions in their cooperation agreements. Professional insurance agencies and brokers must establish anti-money laundering internal control systems and prohibit equity investments with funds from illicit sources.

Senior management personnel of professional insurance agencies and brokers must be versed in anti-money laundering laws and regulations. Professional insurance agencies and brokers must provide anti-money laundering training and education, properly manage major money laundering cases involving itself, facilitate anti-money laundering monitoring and inspection, administrative investigation and investigation of criminal activities involving money laundering, and keep confidential any information related to lawful anti-money laundering initiatives.

Pursuant to the Circular on Strengthening Work of Anti-Money Laundering in Insurance Industry, equity investments in insurance intermediaries and equity structure changes therein should be in line with relevant requirements on fund sources in anti-money laundering laws and regulations of the PRC.

Regulation of Value-added Telecommunications Services and Foreign Investment Restrictions

On September 25, 2000, the Telecommunications Regulations of the People’s Republic of China (the “Telecom Regulations”), the primary governing law on telecommunication services, were issued by the PRC State Council. The Telecom Regulations were most recently amended and became effective on February 6, 2016. The Telecom Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to commencing operations.

The Telecom Regulations draw a distinction between “basic telecommunications services” and “value-added telecommunications services”. The Catalog of Telecommunications Business was issued as an attachment to the Telecom Regulations to categorize telecommunications services as basic or value-added. Information services via public communication networks, such as fixed networks, mobile networks and the internet, are classified as value-added telecommunications services.

On March 1, 2009, the MIIT issued the Administrative Measures for Telecommunications Business Operating Permit (the “Telecom Permit Measures”), which took effect on April 10, 2009. The Telecom Permit Measures were amended and became effective on September 1, 2017. The Telecom Permit Measures confirm that there are two types of telecom operating licenses for operators in China, namely, licenses for basic telecommunications services and licenses for value-added telecommunications services (the “VATS License”).

The operating scope of a license describes the permitted activities of the enterprise to which it is granted. An approved telecommunication services operator must conduct its business in accordance with the specifications listed in its VATS License. In addition, a VATS License’s holder is required to obtain approval from the original permit-issuing authority in respect of any change to its shareholders.

On July 13, 2006, the MIIT issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business (the “MIIT Circular”), which requires foreign investors to set up foreign-invested enterprises and obtain a VATS License to conduct any value-added telecommunications business in China. Under the MIIT Circular, a domestic company that holds a VATS License is prohibited from leasing, transferring or selling the license to foreign investors in any form and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China.

Furthermore, the relevant trademarks and domain names used in a value-added telecommunications business must be owned by the local VATS License holder or its shareholders. The MIIT Circular further requires each VATS License holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license.

Pursuant to the Provisions on Administration of Foreign Invested Telecommunications Enterprises promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, February 6, 2016 and March 29, 2022 and Notice of Removing the Restrictions on Foreign Equity Ratios in Online Data Processing and Transaction Processing (Operating E-commerce) Business promulgated by MIIT on June 19, 2015, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%, except for online data processing and transaction processing businesses (operating e-commerce business) which may be 100% owned by foreign investors. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunications business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunications business overseas. On March 29, 2022, the State Council issued the Decision to Amend and Abolish Certain Administrative Regulations, which makes amendments to the Provisions on Administration of Foreign Invested Telecommunications Enterprises. The amendments include, among others, removing the performance and operational experience requirements for main foreign investors that invest in PRC companies conducting value-added telecommunication business as set out in the Provisions on Administration of Foreign Invested Telecommunications Enterprises. The amended Provisions on Administration of Foreign Invested Telecommunications Enterprises took effect on May 1, 2022.

Foreign investors must obtain approvals from the MIIT and the Ministry of Commerce (the “MOFCOM”) or their authorized local counterparts, which retain considerable discretion in granting approvals. Pursuant to publicly available information, the PRC government has issued telecommunications business operating licenses to Sino-foreign joint ventures in very limited circumstances. The Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition), promulgated on December 27, 2021 and effective on January 1, 2022, also imposes the 50% restrictions on foreign ownership in value-added telecommunications business except for operating e-commerce business, domestic multi-party communication business, information storage and re-transmission business and call center business.

On September 25, 2000, the State Council promulgated the Administrative Measures on Internet Information Services (the “Internet Measures”), which were amended in January 2011. Under the Internet

Measures, “internet information services” refer to the provision of information through the internet to online users, and are divided into “commercial internet information services” and “non-commercial internet information service”. Commercial Internet information services operators must obtain a license for provision of commercial internet information services (the “ICP License”), from the relevant government authorities before engaging in any commercial internet information services operations within the PRC.

Pursuant to the Internet Insurance Measures, self-operated internet platforms through which insurance institutions conduct internet insurance business must meet certain requirements such as obtaining ICP Licenses or making ICP filings and maintaining sound internet operation systems and information security systems. As of the date of this proxy statement/prospectus, the VIE and its subsidiaries have obtained the ICP licenses for the digital platforms of CCT.

Regulation of Internet Content Providers

The content of internet information is highly regulated in China. Pursuant to the Internet Measures, the PRC government may shut down the websites of ICP License holders and revoke their ICP Licenses if they produce, reproduce, disseminate or broadcast information that is prohibited by law or administrative regulations. Commercial internet information services operators are also required to monitor their websites. They may not post or disseminate any content that falls within the prohibited categories, and must remove any such content from their websites, save the relevant records and report violations to the relevant governmental authorities.

According to the Cybersecurity Law of the People’s Republic of China promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and effective from June 1, 2017, network service providers must comply with laws and regulations and ensure network security, effectively respond to cybersecurity incidents, prevent illegal and criminal activities committed on the network, and maintain the integrity, confidentiality and availability of network data.

On June 14, 2022, the CAC promulgated the Administrative Provisions on Mobile Internet Application Information Services (the “Mobile Application Administrative Provisions”), which took effect on August 1, 2022 and has replaced its previous version promulgated on June 28, 2016, to strengthen the regulation of mobile application information services. Pursuant to the Mobile Application Administrative Provisions, an internet application program provider must verify a user’s identity based on its mobile phone number, ID number, unified social credit code and other identifying information. An internet application program provider must not conduct false advertising or bundled installation, and shall process personal information under the principles of legitimacy, rightfulness, necessity and good faith, have clear and reasonable purposes, disclose processing rules, comply with the relevant provisions on the scope of necessary personal information, regulate personal information processing activities, and take necessary measures to ensure the security of personal information, and shall not, for any reason, force users to consent to personal information processing, or refuse users to use their basic functions and services on the ground that users do not agree to provide unnecessary personal information. The Mobile Application Administrative Provisions further clarifies the obligations of internet application program providers to protect minors and to inform the users and report to the governmental authorities upon the risk of application security.

In December 2016, the MIIT promulgated the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals (the “Mobile Application Interim Measures”), which took effect on July 1, 2017. The Mobile Application Interim Measures requires, among others, that internet information service providers must ensure that a mobile application, as well as its ancillary resource files, configuration files and user data can be uninstalled by a user on a convenient basis, unless it is a basic function software, which refers to a software that supports the normal functioning of hardware and operating systems of a mobile smart device.

Regulation of Privacy Protection

The Law of the People’s Republic of China on Protection of Consumer Rights and Interests, promulgated by the Standing Committee of the National People’s Congress on October 31, 1993 and amended on August 27, 2009 and October 25, 2013, specifies that the personal information of consumers provided in purchasing and using commodities or receiving services shall be under the protection of the law, as follows:

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Business operators are required to follow the principles of legality, propriety and necessity when collecting and using consumers’ personal information, specifically notify consumers about the purpose, method and scope of the collection and use of the information and obtain the consumers’ consent.

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Business operators who collect and use consumers’ personal information are required to announce their policies on collection and use and may not collect and use the information in breach of laws and regulations and the agreement between the operators and the consumers.

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Business operators and their staff must keep strictly confidential the consumers’ personal information that they collect and should not divulge, sell or unlawfully furnish to any third party such information.

•	Business operators must implement technical and other necessary measures to ensure that the information is secure and to prevent the disclosure or loss of consumers’ personal information.

•	In case the information is or is likely to be disclosed or lost, remedial action must be taken immediately.

•	Business operators may not send commercial information to consumers who have not given their consent or have not made a request or have expressed explicit refusal.

The Provisions on the Technical Measures for the Protection of the Security of the Internet promulgated by the Ministry of Public Security on December 13, 2005 and effective from March 1, 2006 provide initial requirements on supervising the security of internet information. Providers of internet services and enterprise users of the network must establish appropriate management systems. The information registered by users may not be publicized or divulged without the approval of the users, unless it is otherwise specified by any law or administrative regulation. The providers of internet services and enterprise users of the network must adopt technical measures for the protection of internet security in accordance with relevant laws and regulations and shall not take technical measures to intervene the users’ freedom and confidentiality of communication under the pretext of protecting the security of the internet.

Under the Several Provisions on Regulating the Market Order of Internet Information Services effective from March 15, 2012, an internet information service provider may not collect any user’s personal information or provide any such information to third parties without the user’s consent. It must also expressly inform the user of the method, content and purpose of the collection and processing of such user’s personal information and may only collect such information as necessary for the provision of its services.

The Decision on Strengthening Information Protection on Networks promulgated by the Standing Committee of the National People’s Congress on December 28, 2012, provides basic principles for protecting electronic information by which citizens can be identified and which involves the individual privacy of citizens.

The Provisions on Protecting the Personal Information of Telecommunications and Internet Users promulgated by the MIIT on July 16, 2013 and effective from September 1, 2013 further improve the personal information protection system of telecommunications and internet industries and specify the scope and obligation subjects of personal information protection of telecommunications and internet users, rules on collection and use of users’ personal information by telecommunications service operators and providers of internet information services and agent management and information security guarantee measures.

The Cybersecurity Law imposes certain data protection obligations on network operators, including that network operators may not disclose, tamper with, or damage users’ personal information that they have collected, and are obligated to delete unlawfully collected information and to amend incorrect information. Moreover, internet operators may not provide users’ personal information to others without consent. Exempted from these rules is information irreversibly processed to preclude identification of specific individuals. Also, the Cybersecurity Law imposes breach notification requirements that will apply to breaches involving personal information.

With respect to the security of information collected and used by mobile apps, pursuant to the Announcement of Conducting Special Supervision against the Illegal Collection and Use of Personal Information by Apps, which was issued on January 23, 2019, app operators should collect and use personal information in compliance with the Cybersecurity Law and should be responsible for the security of personal information obtained from users and take effective measures to strengthen the personal information protection. Furthermore, app operators must not force their users to make authorization by means of bundling, suspending installation or in other default forms and should not collect personal information in violation of laws, regulations or breach of user agreements. Such regulatory requirements were emphasized by the Notice on the Special Rectification of Apps Infringing upon User’s Personal Rights and Interests, which was issued by MIIT on October 31, 2019. On November 28, 2019, the CAC, MIIT and the SAMR jointly issued the Measures to Identify Illegal Collection and Usage of Personal Information by Apps, which lists six types of illegal collection and usage of personal information, including “not publishing rules on the collection and usage of personal information,” “failing to expressly state the purpose, method and scope of collecting and using personal information,” “collecting or using personal information without the consent of users,” “collecting personal information unrelated to the services they provide in violation of the principle of necessity,” “providing others with personal information without the consent” “failure to provide the function of deleting or correcting personal information in accordance with the law or failure to disclose the information on complaints and whistleblowing reports”.

Pursuant to the Ninth Amendment to the PRC Criminal Law, issued by the Standing Committee of the National People’s Congress on August 29, 2015, and became effective on November 1, 2015, any internet service provider that fails to fulfill its obligations related to internet information security administration as required under applicable laws and refuses to rectify upon orders shall be subject to criminal penalty. In addition, Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Personal Information, issued on May 8, 2017, and effective as of June 1, 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement. In addition, on May 28, 2020, the National People’s Congress adopted the PRC Civil Code, which came into effect on January 1, 2021. Pursuant to the PRC Civil Code, the personal information of a natural person shall be protected by the law. Any organization or individual shall legally obtain such personal information of others when necessary and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide or make public personal information of others.

On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law of the PRC (the “Personal Information Protection Law”), which became effective on November 1, 2021. The Personal Information Protection Law requires, among others, that (i) the processing of personal information should have a clear and reasonable purpose which should be directly related to the processing purpose, in a method that has the least impact on personal rights and interests, and (ii) the collection of personal information should be limited to the minimum scope necessary to achieve the processing purpose to avoid the excessive collection of personal information. Different types of personal information and personal information processing will be subject to various rules on consent, transfer, and security. Entities handling personal information bear responsibilities for their personal information handling activities, and shall adopt necessary measures to safeguard the security of the personal information they handle. Otherwise, the entities handling personal information could be ordered to correct, or suspend or terminate the provision of services, and face confiscation of illegal income, fines or other penalties.

The General Administration of Quality Supervision, Inspection and Quarantine and Standardization Administration issued the Standard of Information Security Technology Personal Information Security

Specification (2017 edition), which took effect in May 2018, and the Standard of Information Security Technology Personal Information Security Specification (2020 edition), which took effect in October 2020. Pursuant to these standards, any entity or person who has the authority or right to determine the purposes for and methods of using or processing personal information are seen as a personal data controller. Such personal data controller is required to collect information in accordance with applicable laws, and prior to collecting such data, the information provider’s consent is required.

The Measures for the Regulation of Internet Insurance Business, promulgated by CBIRC on December 7, 2020 and effective on February 1, 2021, specify that when concluding insurance contracts and providing insurance services (i.e. the internet insurance business) by relying on the internet, insurance institutions shall not damage the legitimate rights and interests of consumers and public interest. Insurance institutions shall:

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specify the measures for safeguarding consumers’ personal information, insurance transaction information and transaction security at a prominent position of the self-run network platform through which internet insurance business is conducted;

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establish and improve an information technology infrastructure and security guarantee system compatible with the development of internet insurance businesses, and enhance the capability to ensure informatization and cybersecurity;

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assume the primary responsibility for protecting customer information, follow the principles of legitimacy, rightfulness and necessity in collecting, processing and using personal information, and ensure the safety and legality of information collection, processing and use.

Regulation of Internet Security

The Decision Regarding the Safeguarding of Internet Security, enacted by the Standing Committee of the National People’s Congress on December 28, 2000, and amended with immediate effect on August 27, 2009, makes it unlawful to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights.

The Provisions on Technological Measures for Internet Security Protection, promulgated on December 13, 2005 by the Ministry of Public Security require internet service providers and organizations that use interconnection implementing technical measures for internet security protection, such as technical measures for preventing any matter or act that may endanger network security, for example, computer viruses, invasion or attacks to or destruction of the network. All internet access service providers are required to take measures to keep a record of and preserve user registration information. Under these measures, value-added telecommunications services license holders must regularly update information security and content control systems for their websites and must also report any public dissemination of prohibited content to local public security authorities. If a value-added telecommunications services license holder violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

On July 1, 2015, the Standing Committee of the National People’s Congress issued the PRC National Security Law, which came into effect on the same day. The National Security Law provides that the state shall safeguard the sovereignty, security and cyber security development interests of the state, and that the state shall establish a national security review and supervision system to review, among other things, foreign investment, key technologies, internet and information technology products and services, and other important activities that are likely to impact national security of China.

The Cybersecurity Law applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in China. The Cybersecurity Law defines “networks” as systems that are composed of computers or other information terminals and relevant facilities used for the purpose of collecting, storing, transmitting, exchanging and processing information in accordance with certain rules and procedures. “Network operators,” who are broadly defined as owners and administrators of networks and network service providers, are subject to various security protection-related obligations, including: (i) complying with security protection obligations in accordance with tiered cybersecurity system’s protection requirements, which include formulating internal security management rules and manuals, appointing cybersecurity responsible personnel, adopting technical measures to prevent computer viruses and cybersecurity endangering activities, adopting technical measures to monitor and record network operation status and cybersecurity events; (ii) formulating cybersecurity emergency response plans, timely handling security risks, initiating emergency response plans, taking appropriate remedial measures and reporting to regulatory authorities; and (iii) providing technical assistance and support for public security and national security authorities for protection of national security and criminal investigations in accordance with the law. The Cybersecurity Law sets high requirements for the operational security of facilities deemed to be part of the PRC’s “critical information infrastructure”. These requirements include data localization, i.e., storing personal information and important business data in China, and national security review requirements for any network products or services that may impact national security. Among other factors, “critical information infrastructure” is defined as critical information infrastructure, that will, in the event of destruction, loss of function, or data breach, result in serious damage to national security, the national economy and people’s livelihoods, or the public interest. Network service providers who do not comply with the Cybersecurity Law may be subject to fines, suspension of their businesses, shutdown of their websites, and revocation of their business licenses. On September 14, 2022, the CAC released the Notice on Seeking Public Comments on the Decision on Amending the Cybersecurity Law of the People’s Republic of China (Draft for Public Comments), which would impose more stringent legal liabilities and raise the upper limit of monetary fines for serious violation of the security protection obligations of network operation, network information, critical information infrastructure and personal information under the Cybersecurity Law to RMB50 million or 5% of the company’s total sales from the previous year.

On December 28, 2021, the CAC, the National Development and Reform Commission (the “NDRC”), the MIIT, and several other PRC governmental authorities jointly issued the Cybersecurity Review Measures (2021), which became effective on February 15, 2022 and replaced the Measures for Cybersecurity Review promulgated on April 13, 2020. Pursuant to Cybersecurity Review Measures (2021), critical information infrastructure operators that purchase network products and services and network platform operators engaging in data processing activities are subject to cybersecurity review under the Cybersecurity Review Measures (2021) if such activities affect or may affect national security. According to the Cybersecurity Review Measures (2021), before purchasing any network products or services, a critical information infrastructure operator shall assess potential national security risks that may arise from the launch or use of such products or services, and apply for a cybersecurity review with the cybersecurity review office of CAC if national security will or may be affected. In addition, network platform operators who possess personal information of more than one million users, and intend to be listed on a foreign stock exchange must be subject to the cybersecurity review. The relevant government authorities may initiate the cybersecurity review against the relevant operators if the authorities believe that the network products or services or data processing activities of such operators affect or may affect national security.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Data Security Law, which became effective in September 2021. The Data Security Law requires data processing, which includes the collection, storage, use, processing, transmission, provision and publication of data, to be conducted in a legitimate and proper manner. The Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data processing activities. The Data Security Law also introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it may cause to national security, public interests, or legitimate rights and interests of individuals or organizations if such data are tampered with, destroyed, leaked, illegally acquired or illegally used. The appropriate level of protection measures is required to be taken for each respective category of data. For example, a processor of important data is required to designate the personnel and the management body responsible for data security, carry out risk assessments of its data processing activities and file the risk assessment reports with the competent authorities. State core data, i.e. data having a bearing on national security, the lifelines of national economy, people’s key livelihood and major public interests, shall be subject to stricter management system. Moreover, the Data Security Law provides a national security review procedure for those data activities which affect or may affect national security and imposes export restrictions on certain data and information. In addition, the Data Security Law also provides that any organization or individual within the territory of the PRC shall not provide any foreign judicial body and law enforcement body with any data without the approval of the competent PRC governmental authorities. Violation of Data Security Law may subject the relevant entities or individuals to warning, fines, and business suspension, revocation of permits or business licenses, or even criminal liabilities.

On August 16, 2021, the CAC, NDRC, MIIT, the Ministry of Public Security and the Ministry of Transport jointly issued the Several Provisions on the Management of Automobile Data Security (for Trial Implementation), which was implemented on October 1, 2021. According to Several Provisions on the Management of Automobile Data Security, automobile data processors including automobile manufacturers, components and parts and software suppliers, dealers, maintenance organizations, and ride-hailing and sharing service enterprises shall process automobile data in a lawful, legitimate, specific and clear manner, and such data include personal information and important data involved during the design, production, sales, use, operation and maintenance, among others, of vehicles. Automobile data processors shall obtain individual consent for processing personal information or rely on other legal bases in accordance with applicable laws and regulations. Illegal automobile data processors shall bear administrative punishment by laws and if a crime is committed, shall bear criminal liability.

The Opinions on Lawfully and Strictly Cracking Down Illegal Securities Activities, promulgated by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council on July 6, 2021, called for the enhanced administration and supervision of overseas-listed China-based companies, proposed to revise the relevant regulation governing the overseas issuance and listing of shares by such companies and clarified the responsibilities of competent domestic industry regulators and government authorities. The aforesaid Opinions also called for the improvement of the relevant laws and regulations on data security, cross-border data flow and confidential information management, and proposed to revise the provisions on strengthening confidentiality and archive administration of overseas issuance and listing of securities, to consolidate responsibility for information security of overseas listed companies, and to strengthen the standardized management of the cross-border information provision mechanism and process.

On July 30, 2021, the State Council promulgated the Regulations for the Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021, referring “critical information infrastructures” as important network facilities and information systems in important industries including public communications and information services, as well as those that may seriously endanger national security, national economy, people’s livelihood, or public interests in the event of damage, loss of function, or data breach. Pursuant to the Regulations for the Security Protection of Critical Information Infrastructure, the relevant government authorities are responsible for stipulating rules for the identification of critical information infrastructures with reference to several factors set forth therein and further identifying the critical information infrastructure in the related industries in accordance with such rules. The relevant authorities must also notify operators of the determination as to whether they are categorized as critical information infrastructure operators.

On November 14, 2021, the CAC published the Administration Regulations on Cyber Data Security (Draft for Comments), providing that data processors conducting the following activities must apply for cybersecurity review: (i) merger, reorganization, or division of internet platform operators that have acquired a large number of data resources related to national security, economic development, or public interests affects or may affect national security; (ii) a foreign listing by data processors processing over one million users’ personal information; (iii) listing in Hong Kong that affects or may affect national security; or (iv) other data processing activities that affect or may affect national security. The CAC solicited comments until December 13, 2021, but there is no timetable as to when it will be enacted.

On September 17, 2021, the CAC and other eight government authorities jointly issued the Guiding Opinions on Strengthening the Comprehensive Governance of Network Information Service Algorithms, with the aim to, within three years, gradually establish a comprehensive governance pattern for algorithm security with a complete governance mechanism, a refined regulatory system and a standardized algorithm ecosystem. According to the Guiding Opinions on Strengthening the Comprehensive Governance of Network Information Service Algorithms, enterprises shall establish an algorithm security accountability system and a system for the review of scientific and technological ethics, enhance the organizational structure for algorithm security, intensify efforts in the prevention of risks and the handling of hidden dangers, and increase the capacity and level in handling algorithm security emergencies. Enterprises shall raise their awareness of responsibility and assume primary responsibilities for outcomes caused by the application of algorithms.

On December 31, 2021, the CAC, the MIIT, the Ministry of Public Security, the Ministry of State Security promulgated the Administrative Provisions on Internet Information Service Algorithm Recommendation, which implements classification and hierarchical management for algorithm recommendation service providers based on varies criteria. Moreover, it requires algorithmic recommendation service providers to provide users with options that are not specific to their personal characteristics, or provide users with convenient options to cancel algorithmic recommendation services. If the users choose to cancel the algorithm recommendation service, the algorithm recommendation service provider shall immediately stop providing relevant services. Algorithmic recommendation service providers shall also provide users with the function to select, modify or delete user labels which are used for algorithmic recommendation services.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. The Measures aims to regulate the cross-border transfer of data, providing that, among other things, data processors that provide data overseas must apply for security assessment if: (i) the data processors provide important data overseas; (ii) the critical information infrastructure operators and the data processors that process personal information of more than 1 million people provide personal information overseas; (iii) the data processors, which have provided personal information of 100,000 people or sensitive personal information of 10,000 people overseas since January 1 of the previous year, provide personal information overseas; and (iv) other situations required to apply for security assessment as stipulated by the CAC and related authorities. Besides, the Measures also requires data processors to carry out self-assessment of the risk of providing data overseas before applying for the security assessment.

Regulation of Company Establishment and Foreign Investment

The establishment, operation and management of companies in China is governed by the PRC Company Law, as amended in 1999, 2004, 2005, 2013 and 2018. According to the PRC Company Law, companies established in the PRC are either limited liability companies or joint stock limited liability companies. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies.

On March 15, 2019, National People’s Congress published the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law (the “Implementing Rules”), both of which became effective on January 1, 2020. The Foreign Investment Law replaced the trio of laws regulating foreign investment in China: the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law. The Foreign Investment Law stipulates that “foreign investments” refer to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as “foreign investors”) in the PRC, which includes any of the following circumstances:

•	foreign investors setting up foreign invested enterprises in China severally or jointly with other investors;

•	foreign investors acquiring shares, equity, properties or other similar interests thereof within the PRC;

•	foreign investors investing in new projects in the PRC severally or jointly with other investors; and

•	foreign investors investing through any other methods under laws, administrative regulations, or provisions prescribed by the State Council.

The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law stipulates that a “negative list” is applied in certain industry sectors. The “negative list” set out in the Foreign Investment Law classifies the relevant prohibited and restricted industries into the Catalog of Prohibitions and the Catalog of Restrictions, respectively. Where any foreign investor directly or indirectly holds shares, equity, properties or other interests in any enterprise within the PRC, such enterprise is not allowed to invest in any sector set out in the Catalog of Prohibitions.

Foreign investors may invest in sectors set out in the Catalog of Restrictions, subject to certain conditions. Foreign investors may invest in any sector beyond the “negative list” and shall manage such investments on the same basis as domestic investments.

On December 27, 2021, the NDRC and the MOFCOM promulgated the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version) (the “2021 Negative List”), which took effect on January 1, 2022. In addition, the NDRC and the MOFCOM promulgated the Encouraged Industry Catalogue for Foreign Investment (2022 version) (the “Encouraged Industry Catalogue”), which was promulgated on October 26, 2022 and took effect on January 1, 2023. Industries not listed in the 2021 Negative List and Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws. Where a foreign investor invests in the sectors specified in the Catalog of Prohibitions, the relevant competent departments shall order it to stop the investment activities, and dispose of the shares, properties or other necessary measures within a time limit to restore the state before the investment is implemented and the illegal income shall be confiscated (if any). Where the investment activities of a foreign investor violate the restrictive special management measures stipulated in the sectors specified in the Catalog of Restrictions, the relevant competent departments shall order it to make corrections and take necessary measures to meet the requirements for access to special management measures. Where the offender refuses to make corrections, punishments are implemented according to the preceding provisions for the offender of the Catalog of Prohibitions.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

The Foreign Investment Law does not indicate what actions must be taken by existing companies with a VIE structure to obtain the market entry clearance if such VIE structure is deemed as a method of foreign investment. If the VIE structure were deemed as a method of foreign investment, and any of the business operation of CCT were to fall in the “negative list,” and if the interpretation and implementation of the Foreign Investment Law and the final “negative list” mandated further actions, such as the current MOFCOM market entry clearance, to be completed by companies with an existing VIE structure like CCT, CCT would face uncertainties as to whether such clearance could be timely obtained, or at all. See “Risk Factors — Risks Related to CCT’s Corporate Structure — If the PRC government determines that the contractual arrangements in relation to the VIE structure do not comply with PRC regulatory restrictions on foreign investment in certain industries, or if these regulations or the way they are interpreted change, CCT, its subsidiaries and the Affiliated Entities could be subject to severe penalties or be forced to relinquish their interests in those operations, and the Class A Ordinary Shares may decline in value or become worthless.”

Regulation of Foreign Exchange

Regulations on Foreign Currency Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended on August 5, 2008, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless prior approval is obtained from SAFE and prior registration with SAFE is made.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign Invested Enterprises (“SAFE Circular 19”), effective on June 1, 2015. SAFE further promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (“SAFE Circular 16”), effective on June 9, 2016, which, among other things, amend certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties.

In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment (“Circular 59”), as amended in May 2015. Pursuant Circular 59, the opening of various special purpose foreign exchange accounts, the reinvestment of RMB proceeds by foreign investors in the PRC and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE.

SAFE also promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, as amended in October 2018 and December 2019. The circular specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on registration information provided by SAFE and its branches.

In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment (“SAFE Circular 13”), which took effect on June 1, 2015 and amended in December 2019. SAFE Circular 13 delegates the power to enforce the foreign exchange registration in connection with inbound and outbound direct investments under relevant SAFE rules from local branches of SAFE to banks, further simplifying the foreign exchange registration procedures for inbound and outbound direct investments.

On January 26, 2017, SAFE issued the Notice on Improving the Examination of Authenticity and Compliance to Further Promote Foreign Exchange Control (“SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including:

•	under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and

•	domestic entities shall hold income to account for previous years’ losses before remitting the profits.

Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulation of Dividend Distributions

The principal regulations governing distribution of dividends of foreign-invested enterprises include the PRC Company Law, the Foreign Investment Law of the PRC, and the Implementing Rules. Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.

In addition, enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“SAFE Circular 37”), in July 2014. SAFE Circular 37 requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles (“SAFE Circular 75”), issued by SAFE in October 2005. SAFE further enacted SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE.

In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

Regulation of Stock Incentive Plans

In February 2012, SAFE promulgated the Notice on Foreign Exchange Administration of PRC Residents Participating in Share Incentive Plans of Offshore Listed Companies (the “Stock Option Rules”). Under the Stock Option Rules and other relevant rules and regulations, PRC residents, which means the PRC citizens and non-PRC citizens residing in China for a continuous period of not less than one year, who participate in a stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly-listed company or another qualified institution selected by the PRC subsidiary, to conduct SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. The participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers.

In addition, The PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options.

The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, SAFE Circular 37 provides that PRC residents who participate in a share incentive plan of an overseas unlisted special purpose company may register with SAFE or its local branches before exercising rights.

Regulation of Tax

Enterprise Income Tax

Under the Enterprise Income Tax Law of the PRC (the “EIT Law”), which was promulgated on March 16, 2007, became effective on January 1, 2008 and amended on February 24, 2017 and December 29, 2018, and the Implementing Rules of the Enterprise Income Law of the PRC (the “Implementing Rules of the EIT Law”), which was promulgated on December 6, 2007, became effective on January 1, 2008 and amended on April 23, 2019, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%.

An enterprise established outside of the PRC with its “de facto management bodies” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The Implementing Rules of the EIT Law define a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

The EIT Law and the Implementation Rules of the EIT Law permit certain “high and new technology enterprises with strong support from PRC government (“High and New Technology Enterprise”)” that independently own core intellectual property and meet statutory criteria, to enjoy a 15% preferential enterprise income tax rate. In January 2016, the State Administration of Taxation (the “SAT”), the Ministry of Science and Technology and the Ministry of Finance jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises, specifying the criteria and procedures for the certification of High and New Technology Enterprises.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementation Rules of the EIT Law reduced the income tax rate from 20% to 10%, which is normally applicable to dividends payable to investors that are “non-resident enterprises,” and gains derived by such investors, which (1) do not have an establishment or place of business in the PRC or (2) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. Such withholding tax on the dividends may be further reduced pursuant to a tax treaty between China and other jurisdictions.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (the “Double Tax Avoidance Arrangement”), the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. However, pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties (“Circular 9”), which was issued on February 3, 2018 by the SAT and took effect on April 1, 2018, when determining the applicant’s status as a “beneficial owner” with respect to the tax treatment of dividends, interest or royalties under certain tax treaties, several factors, including whether the applicant is obligated to pay more than 50% of his or her income over a twelve-month period to residents of a third country or region, whether the business operated by the applicant constitutes actual business activities; and whether the counterparty country or region to the tax treaty does not levy any tax, exempts the relevant income from tax or levies tax at an extremely low rate, will be taken into account and be analyzed according to the actual circumstances of specific cases. If the applicant’s status is not qualified as “beneficiary owner,” it may not enjoy the concessions under the Double Tax Avoidance Arrangement.

In October 2019, the State Administration of Taxation promulgated the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Treaties (“Circular 35”), which became effective on January 1, 2020. Circular 35 provides that applicant who intend to prove his or her “beneficial owner” status shall gather and retain relevant documents, and shall submit the relevant documents to the competent tax bureau upon post-request by such tax bureau.

Accordingly, Cheche Technology (HK) Limited, CCT’s subsidiary in Hong Kong, may be able to enjoy the 5% withholding tax rate for the dividends they receive from WFOE and Baodafang Technology Co., Ltd., if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, Circular 9 and Circular 35, if the relevant tax authorities consider the transactions or arrangements CCT has are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Value-added Tax

According to the Provisional Regulations on Value-added Tax, which was promulgated by the State Council on December 13, 1993 and was amended in 2008, 2016 and 2017, and the Implementing Rules of the Provisional Regulations on Value-added Tax, which was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended by the Ministry of Finance and the State Administration of Taxation on December 15, 2008 and October 28, 2011, all taxpayers selling goods, providing processing, repairing or replacement services or importing goods within the PRC shall pay value-added tax (the “VAT”). Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, Ministry of Finance and the SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates (the “Circular 32”), according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 took effect on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, the Ministry of Finance and the State Administration of Taxation have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax (the “VAT Pilot Plan”), which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013.

On March 23, 2016, the Ministry of Finance and the State Administration of Taxation jointly issued the Circular of Full Implementation of Business Tax to Value-added Tax Reform which confirms that business tax will be completely replaced by the VAT from May 1, 2016.

On March 20, 2019, the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which took effect on April 1, 2019 and provides that (1) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (2) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (3) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (4) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (5) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Regulations related to income tax for share transfer

On February 3, 2015, the State Administration of Taxation issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises (“Circular 7”), which partially replaced and supplemented previous rules under the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises (“Circular 698”), issued by the SAT on December 10, 2009. Circular 7 provided comprehensive guidelines relating to, and heightened the mainland Chinese tax authorities’ scrutiny over, indirect transfers of taxable assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises) by a non-resident enterprise in China.

Under Circular 7, the tax authorities in China are entitled to reclassify the nature of an indirect transfer of taxable assets in China. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain taxable assets in China and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of taxable assets in China into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. However, Circular 7 contains certain exemptions, including:

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where a non-resident enterprise derives income from the indirect transfer of taxable assets in China by acquiring and selling shares of an overseas listed company which holds such taxable assets in China on a public market; and

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where there is an indirect transfer of taxable assets in China, the income from the transfer would have been disposed of such taxable assets in China, the income from the transfer would have been exempted from enterprise income tax in China under an applicable tax treaty or arrangement.

On October 17, 2017, the SAT issued Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (“SAT Bulletin 37”), which came into effect on December 1, 2017 and concurrently abolished Circular 698 and certain provisions of Circular 7, and was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by the SAT. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. Pursuant to SAT Bulletin 37, where the party responsible for the deduction of such income tax did not or was unable to make such deduction, the non-resident enterprise receiving such income should declare and pay the taxes that should have been deducted to the relevant tax authority.

By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests or other taxable assets in a PRC resident enterprise by a non-resident enterprise. Under Circular 7 and SAT Bulletin 37, where a non-resident enterprise transfers the equity interests or other taxable assets of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority this indirect transfer. Using a “substance over form” principle, the PRC tax authority may re-characterize such indirect transfer as a direct transfer of the equity interests in the PRC tax resident enterprise and other properties in China. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%.

Regulations Related to M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and CSRC, promulgated the Rules on Mergers and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”), effective as of September 8, 2006 and later revised on June 22, 2009, which governs the mergers and acquisitions of domestic enterprises by foreign investors. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals intends to acquire equity interests or assets of any other PRC domestic company affiliated with such PRC companies or individuals, such acquisition must be submitted to MOFCOM for approval.

The M&A Rules also require that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC individuals or companies shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On July 6, 2021, General Office of the State Council and General Office of the Central Committee of the Communist Party of China issued the Opinions on Lawfully and Strictly Cracking Down Illegal Securities Activities. The opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Please refer to “Risk Factors—Risks Related to Doing Business in China.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023.

The Overseas Listing Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures. The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

On the same day, the CSRC also held a press conference for the release of the Overseas Listing Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) on or prior to the effective date of the Overseas Listing Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Overseas Listing Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of hearing in the market of Hong Kong or the completion of registration in the market of the United States), but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources.

Regulation of Employment

Pursuant to the PRC Labor Law, the PRC Labor Contract Law and the Implementing Regulations of the PRC Labor Contracts Law, labor relationships between employers and employees must be executed in written form. Wages may not be lower than the local minimum wage and must be paid to employees in a timely manner. Employers are prohibited from forcing employees to work above certain time limit and shall pay employees for overtime work in accordance to national regulations. In addition, employers must establish a system for labor safety and sanitation, strictly abide by state standards and provide relevant education to its employees. Employees are also required to work in safe and sanitary conditions.

Under PRC laws, rules and regulations, including the Social Insurance Law, the Interim Regulations on the Collection and Payment of Social Security Funds as amended in 2019, and the Regulations on the Regulations on Management of Housing Provident Fund as amended in 2019, employers are required to contribute, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, maternity leave insurance and housing funds. These payments are made to local administrative authorities and any employer who fails to contribute may be fined and ordered to pay the deficit amount.

According to the Reform Plan of Tax Collection systems of State and Local Taxation promulgated by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council on July 20, 2018, from January 1, 2019, the social insurance premiums such as basic endowment insurance premiums, basic medical insurance premiums, unemployment insurance premiums, employment injury insurance premiums, and maternity insurance premiums will be collected by the tax authorities.

Regulation of Intellectual Property

Trademark

Based on the Trademark Law of the PRC promulgated by the Standing Committee of the National People’s Congress on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, and the Implementing Regulations for the Trademark Law of the PRC promulgated by the State Council on April 29, 2014 and took effect on May 1, 2014, the rightful holder of a registered trademark shall have the right to exclusive use of such registered trademark. The valid period for registered trademark is 10 years from the date of approval and registration; to renewal trademark registration upon expiration, the trademark registrant should follow the provisions to manage renewal twelve months before expiration; if it is not processed within the period, a six-month extension period shall be given.

The valid period for each renewal is ten years from the next day after the previous expiration date. If renewal is not managed after expiration, the registered trademark shall be canceled. The SAMR shall sanction any infringement of trademark by law; where suspected crime is involved, the perpetrator shall be promptly apprehended by judicial agency for legal proceedings.

Copyright

Based on the Copyright Law of the PRC promulgated by the Standing Committee of the National People’s Congress on September 7, 1990, and amended on October 27, 2001, February 26, 2010, November 11, 2020,

respectively, and effective from June 1, 2021, and the Implementing Regulations of the Copyright Law of the PRC promulgated by the State Council on January 30, 2013 and took effect on March 1, 2013, Chinese citizens, legal persons or any other organization shall be entitled to copyright of its work whether or not such work is published. Copyrights cover the following forms of creative works: literature, art, natural science, engineering technology works, writing, narration, music, drama, opera, dance and acrobatic works, fine art and architectural works, photography, films and cinematography works, drawings of engineering designs and product designs and other works as prescribed by laws and administrative regulations. Perpetrators infringing on copyright or copyright related rights shall be held liable for actual damage to the copyright owner, and may be fined, and have illegal income, pirate copies and properties used for illegal activity confiscated.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on June 4, 1991 and amended on December 20, 2001, January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on April 6, 1992 and amended on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Patent

According to the Patent Law of the PRC (the “Patent Law”), promulgated by the Standing Committee of the National People’s Congress on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, respectively, the State Intellectual Property Office is responsible for administering patent law in the PRC. The patent administration departments of provincial, autonomous region or municipal governments are responsible for administering patent law within their respective jurisdictions. The Chinese patent system adopts a first-to-file principle, which means that when more than one person file different patent applications for the same invention, only the person who files the application first is entitled to obtain a patent of the invention. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for twenty years in the case of an invention, ten years in the case of utility models and fifteen years in case of designs.

Domain Name

The MIIT promulgated the Measures on Administration of Internet Domain Names (the “Domain Name Measures”), on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Names promulgated by MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulation of Leasing

According to the Civil Code of the PRC (the “Civil Code”), which took effect from January 1, 2021, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease agreement if the lessee subleases the premises without the prior consent of the lessor.

In the case of a change of ownership of the leased property during the lease term, the effectiveness of the lease agreement shall not be affected. Pursuant to the Civil Code, if a mortgaged property has been leased and possessed by the lessee prior to the creation of the mortgage, the lease relationship shall not be affected by the mortgage.

Pursuant to the Administrative Measures for Commodity Housing Tenancy issued by the Ministry of Housing and Urban-Rural Development on December 1, 2010 and came into effect on February 1, 2011, the parties to a housing tenancy shall go through the housing tenancy registration formalities with the competent construction (real estate) departments of the municipalities directly under the central government, cities and counties where the housing is located within 30 days after the housing tenancy contract is signed. Where the content of the housing tenancy registration is altered, or the housing tenancy contract is renewed or terminated, the parties concerned shall, within 30 days, undertake housing tenancy registration amendment, renewal or termination formalities at the department which originally registered the housing tenancy.

The competent construction (real estate) departments of the government of the municipalities directly under the Central Government, cities and counties shall urge those who do not register on time to make corrections within a specified time limit. The departments will impose a fine below RMB1,000 on individuals who fail to make corrections within the specified time limit, and a fine between RMB1,000 and RMB10,000 on companies which fail to make corrections within the specified time limit.

PRIME IMPACT’S BUSINESS

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Prime Impact Acquisition I (“Prime Impact”).

Overview

Prime Impact is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On July 23, 2020, the Sponsor purchased 8,625,000 Prime Impact Founder Shares for $25,000, or approximately $0.003 per share. In connection with the Initial Public Offering, our Sponsor transferred an aggregate of 100,000 Prime Impact Founder Shares to five of our independent directors at their original purchase price.

On September 14, 2020, Prime Impact completed its initial public offering of 30,000,000 Prime Impact Units, including 2,408,414 Prime Impact Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in part. The Prime Impact Units were sold at a price of $10.00 per unit, generating gross proceeds to us of approximately $324,084,140. Prime Impact incurred offering costs of approximately $18.4 million, inclusive of approximately $11.3 million in deferred underwriting discounts and commissions and approximately $98,000 was used to repay the Sponsor our borrowings under a $300,000 note and the balance was available to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

On September 14, 2020, simultaneously with the closing of the Initial Public Offering, Prime Impact completed the private sale of 5,400,000 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds to Prime Impact of $8.1 million. Each private placement warrant entitles the holder to purchase one Prime Impact Class A Ordinary Share at $11.50 per share, subject to adjustment. The private placement warrants (including the Prime Impact Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.

A total of $300 million of the net proceeds from the Initial Public Offering and the sale of the private placement warrants has been deposited in the Trust Account established for the benefit of the Public Shareholders. On September 15, 2022, Prime Impact converted all of the assets held in the Trust Account into cash, which was deposited in a non-interest bearing account. As of February 8, 2023, Prime Impact deposited the assets held in the Trust Account in an interest-bearing demand deposit account at a bank. Interest on such deposit account is currently 3.25% per annum, but such deposit account carries a variable rate and Prime Impact cannot provide assurances that such rate will not decrease or increase significantly. Except with respect to interest earned on the funds in the Trust Account that may be released to us to pay income taxes, if any, the proceeds from the Initial Public Offering and the sale of the private placement warrants held in the Trust Account will not be released from the Trust Account (1) to Prime Impact until the completion of its Initial Business Combination or (2) to our public shareholders, until the earliest of: (a) the completion of our Initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elect to redeem, subject to certain limitations, (b) the redemption of any public shares properly tendered in connection with a (i) shareholder vote to amend our amended and restated memorandum and articles of association to modify the substance or timing of its obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with its Initial Business Combination within 24 months from the closing of the Initial Public Offering, or as such period may be extended, or (ii) with respect to any other provisions relating to shareholders’ rights of holders of our Class A ordinary shares or pre-Initial Business Combination activity and (c) the redemption of all of our public shares if we have not completed our initial Business Combination within

24 months from the closing of the Initial Public Offering, or as such period may be extended, subject to applicable law.

The Prime Impact Founder Shares that we issued prior to the Initial Public Offering will automatically convert into Prime Impact Class A Ordinary Shares at the time of the Business Combination on a one-for-one basis. In connection with the execution of the Business Combination Agreement, the initial stockholders entered into an agreement pursuant to which, among other things, the initial stockholders will vote all Prime Impact Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination.

Prime Impact intends to effectuate the Business Combination using cash from the proceeds of its Initial Public Offering, the sale of the private placement warrants, and from additional issuances, if any, of shares, debt or a combination of shares and debt. However, Prime Impact cannot assure you that it will be able to complete the Business Combination.

Initial Business Combination

The NYSE rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to Prime Impact’s management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Extension of Deadline to Complete an Initial Business Combination

On September 13, 2022, Prime Impact held an extraordinary general meeting of shareholders (the “General Meeting”) to consider and vote upon a proposal to amend Prime Impact’s amended and restated memorandum and articles of association to: (i) extend from September 14, 2022 to December 14, 2022, the date (the “Termination Date”) by which, if Prime Impact has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, Prime Impact must: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares; and (c) as promptly as reasonably possible following such redemption liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, provided that the Sponsor (or its affiliates or permitted designees) deposits an amount into the Trust Account equal to the lesser of (A) US$1,120,000 or (B) $0.16 for each Public Share that is not redeemed in connection with the General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by Prime Impact to the Sponsor (or its affiliates or permitted designees), and (ii) in the event that Prime Impact has not consummated an Initial Business Combination by December 14, 2022, without further approval of Prime Impact’s shareholders, to allow Prime Impact, by resolution of the board of directors of Prime Impact if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date to extend the Termination Date up to three times, each by one additional month (for a total of up to three additional months to complete a Business Combination), provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account: (I) for the first such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting; (II) for the second such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting; and (III) for the third such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting, for an aggregate deposit of up to the lesser of: (x) $1,155,000 or (y) US$0.165 for each Public Share that is not redeemed in connection with the General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by Prime Impact to the Sponsor (or its affiliates or permitted designees). If Prime Impact completes its initial Business Combination, it will, at the option of the Sponsor (or its affiliates or permitted designees), repay the amounts loaned under the promissory note(s) or convert a portion or all of the amounts loaned under such promissory note(s) into warrants at a price of $1.50 per warrant, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of Prime Impact’s initial public offering. If Prime Impact does not complete a Business Combination by the deadline to consummate an initial Business Combination, such promissory notes will be repaid only from funds held outside of the Trust Account. On September 13, 2022 the shareholders voted to approve the extension proposal. In connection with the extraordinary general meeting and vote to extend the Termination Date, shareholders elected to redeem 25,614,246 Public Shares.

On December 13, 2022, the Sponsor deposited an aggregate of $373,679.24 (representing $0.055 per public share) into Prime Impact’s Trust Account for its public shareholders. This deposit enabled the Prime Impact to extend the date by which Prime Impact has to complete its initial Business Combination from December 14, 2022 to January 13, 2023.

On January 13, 2023, the sponsor deposited an aggregate of $373,679.24 (representing $0.055 per public share) into Prime Impact’s Trust Account for its public shareholders. This deposit enables Prime Impact to extend the date by which Prime Impact has to complete its initial Business Combination from January 14, 2023 to February 13, 2023 (the “Second Extension”). The Second Extension is the second of three one-month extensions permitted under Prime Impact’s governing documents and provides Prime Impact with additional time to complete its initial Business Combination.

On February 13, 2023, the Sponsor deposited an aggregate of $373,679.24 (representing $0.055 per public share) into Prime Impact’s Trust Account for its public shareholders. This deposit enables Prime Impact to extend the date by which Prime Impact has to complete its initial Business Combination from February 14, 2023 to March 13, 2023 (the “Third Extension”). The Third Extension is the last of three one-month extensions permitted under Prime Impact’s governing documents and provides Prime Impact with additional time to complete its initial Business Combination.

On March 8, 2023, Prime Impact held an extraordinary general meeting of shareholders (the “Second General Meeting”) to consider and vote upon a proposal to amend Prime Impact’s amended and restated memorandum and articles of association to: (i) extend from March 14, 2023 (the “Original Termination Date’) to April 14, 2023 (the “Extended Date”), the date (the “Termination Date”) by which, if Prime Impact has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, Prime Impact must: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares sold in Prime Impact’s initial public offering (the “Public Shares”); and (c) as promptly as reasonably possible following such redemption liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, provided that Prime Impact Cayman, LLC (the “Sponsor”) (or its affiliates or permitted designees) (the “Lender”) will deposit into the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, the lesser of (A) US$210,000 or (B) $0.035 for each Public Share that is not redeemed in connection with the Second General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by Prime Impact to the Lender, and (ii) in the event that Prime Impact has not consummated an initial Business Combination by April 14, 2023, without approval of Prime Impact’s shareholders, to allow Prime Impact, by resolution of the board of directors of Prime Impact if requested by the Sponsor, and upon notice delivered by the Sponsor prior to 5:00 P.M. Pacific Time on the applicable Termination Date to extend the Termination Date up to five additional times, each by one additional month (for a total of up to five additional months, or up to September 14, 2023, to complete a business combination) (each, an “Additional Extension Date”), provided that a Lender will deposit into the Trust Account: for each such monthly extension, the lesser of (a) US$210,000 or (b) $0.035 for each Public Share that is not redeemed in connection with the Second General Meeting, $0.035 for each Public Share that is not redeemed in connection with the Second General Meeting, for an aggregate deposit of up to the lesser of: (a) US$1,050,000; or (b) US$0.175 for each Public Share that is not redeemed in connection with the Second General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by Prime Impact to the Lender. If Prime Impact completes its initial Business Combination, it will, repay the amounts loaned under the promissory note(s). If Prime Impact does not complete a Business Combination by the deadline to consummate an initial Business Combination, such promissory notes will be repaid only from funds held outside of the Trust Account. On March 8, 2023 the shareholders voted to approve the extension proposal. In connection with the Second General Meeting and vote to extend the Termination Date, shareholders elected to redeem 2,154,301 Public Shares. Following such redemptions, approximately $48.3 million remains in the Trust Account and 4,639,867 Public Shares remain issued and outstanding.

Further, on April 12, 2023, the Sponsor, deposited an additional $162,395.35 (representing $0.035 per public share) into the Company’s trust account for its public shareholders. This deposit enables the Company to extend the date by which the Company has to complete its initial business combination from April 14, 2023 to May 14, 2023. The extension to April 12, 2023, is the first of five one-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its initial business combination. An aggregate of 2,725,066 Public Shares were redeemed.

Redemption Rights for Holders of Public Shares

We are providing our Public Shareholders with the opportunity to elect to redeem all or a portion of their Prime Impact Class A Ordinary Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Public Shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of March 31, 2023, the amount in the Trust Account, including interest not previously released to us to pay our taxes, is $48,547,960. Our Sponsor, officers and directors have agreed to waive, for no consideration, their redemption rights with respect to the Prime Impact Founder Shares and any Public Shares purchased during or after the initial public offering in connection with the consummation of the Business Combination. The Prime Impact Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price applicable to Public Shares that are redeemed.

Submission of Initial Business Combination to a Shareholder Vote

The extraordinary general meeting to which this proxy statement/prospectus relates is being held to solicit your approval of, among other things, the Business Combination, which would constitute an Initial Business Combination under the terms of the Existing Organizational Documents. Unlike many other blank check companies, Prime Impact’s Public Shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Shareholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares owned by them in favor of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, the Existing Organizational Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the Prime Impact Public Shares included in the units sold in the Prime Impact IPO.

Employees

Prime Impact currently has two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the Business Combination process we are in.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRIME IMPACT

Throughout this section, unless otherwise noted, references to “the Company,” “Prime Impact Acquisition I,” “Prime Impact,” “our,” “us” or “we” refer to Prime Impact Acquisition I. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

The following discussion includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934 (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other U.S. Securities and Exchange Commission (the “SEC”) filings.

Overview

Prime Impact is a blank check company incorporated as a Cayman Islands exempted company on July 21, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor is Prime Impact Cayman, LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the initial public offering was declared effective on September 9, 2020 (the “Initial Public Offering”). On September 14, 2020, we consummated the Initial Public Offering of 30,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A Ordinary Shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.1 million, inclusive of approximately $10.5 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On October 2, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,408,414 units (the “Over-Allotment Units”). On October 6, 2020, we completed the sale of the Over-Allotment Units to the underwriters (the “Over-Allotment”), generating gross proceeds of approximately $24.1 million, and incurring additional offering costs of approximately $1.3 million in underwriting fees (inclusive of approximately $0.8 million in deferred underwriting commissions).

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of 5,400,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to us of $8.1 million. Simultaneously with the closing of the Over-allotment Units, on October 6, 2020, we consummated the second closing of the Private Placement, resulting in the purchase of an additional 321,122 Private Placement Warrants by the Sponsor, generating gross proceeds to us of approximately $0.5 million.

Upon the closing of the Initial Public Offering and the Private Placement, $324.1 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering, the Over-Allotment and certain of the proceeds of the Private Placement were placed in a Trust Account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. On September 15, 2022, the Company converted all of the assets held in the Trust Account into cash, which was deposited in a non-interest bearing account. As of February 8, 2023, the Company deposited the assets held in the Trust Account in an interest-bearing demand deposit account at a bank. Interest on such deposit account is currently 3.25% per annum, but such deposit account carries a variable rate and the Company cannot provide assurances that such rate will not decrease or increase significantly.

Our management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Our initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time we sign a definitive agreement in connection with the initial Business Combination. However, we will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

On September 13, 2022, Prime Impact held an extraordinary general meeting of shareholders (the “General Meeting”) to consider and vote upon a proposal to amend the Prime Impact’s amended and restated memorandum and articles of association to: (i) extend from September 14, 2022 to December 14, 2022, the date (the “First Extended Termination Date”) by which, if we have not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, the we must: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares; and (c) as promptly as reasonably possible following such redemption liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, provided that the Sponsor (or its affiliates or permitted designees) deposits an amount into the Trust Account equal to the lesser of (A) US$1,120,000 or (B) $0.16 for each Public Share that is not redeemed in connection with the General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Prime Impact to the Sponsor (or its affiliates or permitted designees), and (ii) in the event that the Prime Impact has not consummated an initial Business Combination by December 14, 2022, without further approval of the Prime Impact’s shareholders, to allow the Prime Impact, by resolution of the board of directors of the Prime Impact if requested by the Sponsor, and upon five days’ advance notice prior to the applicable First Extended Termination Date to extend the First Extended Termination Date up to three times, each by one additional month (for a total of up to three additional months to complete a Business Combination), provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account: (I) for the first such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting; (II) for the second such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting; and (III) for the third such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting, for an aggregate deposit of up to the lesser of: (x) $1,155,000 or (y) US$0.165 for each Public Share that is not redeemed in connection with the General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Prime Impact to the Sponsor (or its affiliates or permitted designees). If Prime Impact completes its initial

Business Combination, Prime Impact will, at the option of the Sponsor (or its affiliates or permitted designees), repay the amounts loaned under the promissory note(s) or convert a portion or all of the amounts loaned under such promissory note(s) into warrants at a price of $1.50 per warrant, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the Company’s initial public offering. If Prime Impact does not complete a Business Combination by the deadline to consummate an initial Business Combination, such promissory notes will be repaid only from funds held outside of the Trust Account. On September 13, 2022 the shareholders voted to approve the extension proposal. In connection with the extraordinary general meeting and vote to extend the Termination Date, shareholders elected to redeem 25,614,246 Public Shares. Following such redemptions, approximately $69.4 million remained in the Trust Account and 6,794,168 Public Shares remained issued and outstanding.

On December 13, 2022, the Sponsor deposited an aggregate of $373,679 (representing $0.055 per public share) into the Trust Account for public shareholders, extending the date by which to complete an initial Business Combination from December 14, 2022 to January 13, 2023. In January and February 2023, the Sponsor made two additional deposits of $373,679 each (representing $0.055 per public share) into the Trust Account for public shareholders, extending the date by which to complete an initial Business Combination to March 13, 2023. In March 2023, the Sponsor made an additional deposit of $162,395 (representing $0.035 per public share) into the Trust Account for public shareholders, extending the date even further to April 14, 2023.

On March 8, 2023 Prime Impact held an extraordinary general meeting of shareholders (the “Subsequent General Meeting”) to consider and vote upon a proposal (the “Second Extension Proposal”) to amend the Company’s amended and restated memorandum and articles of association to: (i) extend from March 14, 2023 to April 14, 2023, the date (the “Second Extended Termination Date”) by which, if Prime Impact has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, Prime Impact must: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the then-outstanding Public Shares; and (c) as promptly as reasonably possible following such redemption liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, provided that Lender will deposit into the Trust Account, the lesser of (A) $210,000 or (B) $0.035 for each Public Share that is not redeemed in connection with the Subsequent General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by Prime Impact to the Lender, and (ii) in the event that Prime Impact has not consummated an initial business combination by April 14, 2023, without approval of Prime Impact’s shareholders, to allow Prime Impact, by resolution of the board of directors of Prime Impact if requested by our Sponsor, and upon notice delivered by the Sponsor prior to 5:00 P.M. Pacific Time on the applicable Second Extended Termination Date to extend the Second Extended Termination Date up to five additional times, each by one additional month (for a total of up to five additional months, or up to September 14, 2023, to complete a business combination), provided that a Lender will deposit into the Trust Account: for each such monthly extension, the lesser of (a) $210,000 or (b) $0.035 for each Public Share that is not redeemed in connection with the Subsequent General Meeting, for an aggregate deposit of up to the lesser of: (a) $1,050,000; or (b) $0.175 for each Public Share that is not redeemed in connection with the Subsequent General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by Prime Impact to the Lender. If Prime Impact completes its initial business combination, it will, repay the amounts loaned under the promissory note(s). On March 8, 2023, the shareholders voted to approve the Second Extended Termination Date. In connection with the extraordinary general meeting and vote to extend the Termination Date, shareholders elected to redeem 2,154,301 Public Shares. Following such redemptions, approximately $48.3 million remain in the Trust Account and 4,639,867 Public Shares remain issued and outstanding.

Further, on April 12, 2023, the Sponsor, deposited an additional $162,395.35 (representing $0.035 per public share) into the Company’s trust account for its public shareholders. This deposit enables the Company to extend the date by which the Company has to complete its initial business combination from April 14, 2023 to May 14, 2023. The extension to April 12, 2023, is the first of five one-month extensions permitted under the

Company’s governing documents and provides the Company with additional time to complete its initial business combination. An aggregate of 2,725,066 Public Shares were redeemed.

If Prime Impact is unable to complete a Business Combination by the Second Extended Termination Date, as may be extended, Prime Impact will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the then-outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Proposed Business Combination

On January 29, 2023, the Company, Cheche Group Holdings Inc., a Cayman Islands exempted company (“Holdings”), Cheche Merger Sub Inc., a Cayman Islands exempted company and wholly owned direct subsidiary of Holdings (“Merger Sub”), and Cheche Technology, Inc., a Cayman Islands exempted company (“Cheche”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, (a) on the Closing Date, the Company will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger (Holdings, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as the “Surviving Corporation”) and (b) on the Closing Date, following the Initial Merger, Merger Sub will merge with and into Cheche (the “Acquisition Merger”, and together with the Initial Merger, the “Mergers”), with Cheche surviving the Acquisition Merger as a wholly owned subsidiary of the Surviving Corporation (Cheche, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”). The Mergers, together with the other transactions related thereto, are referred to herein as the “Transactions.”

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Merger, including: (i) by mutual written consent of the Company and Cheche; (ii) by either party if the Acquisition Merger Effective Time has not occurred prior to September 13, 2023 (the “Outside Date”) subject to specified exceptions; (iii) by either party (i) upon rejection by China Cybersecurity Review Technology and Certificate Center of the Transactions under the New Measures for Cybersecurity Review, or (ii) if the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) shall have been formally enacted and become effective, and the Transactions are rejected by the China Securities Regulatory Commission; (iv) by either party if any governmental order has become final and non appealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Mergers; (v) by Cheche if any of the Company’s Required Proposals shall fail to receive the requisite vote for approval at the Company’s Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting); (vi) by Cheche as a result of any breach by the Company, Holdings or Merger Sub of any representation, warranty, covenant or agreement on the part of the Company, Holdings or Merger Sub set forth in the Business Combination Agreement that gives rise to a failure of a condition precedent set forth in Section 8.03(a) or Section 8.03(b) of the Business Combination Agreement, in each case, subject to specified exceptions; (vii) by the Company as a result of any breach by Cheche of any representation, warranty, covenant or agreement on the part of Cheche set forth in the Business Combination Agreement that gives rise to a failure of a condition precedent set forth in Section 8.02(a) or Section 8.02(b) of the Business Combination Agreement, in each case, subject to specified exceptions; (viii) by the Company at any time before Cheche delivers to the Company the requisite approval of the shareholders of Cheche, in the event that Cheche fails to deliver Written Consent constituting the requisite approval of the shareholders of Cheche to the Company within five

(5) business days of the Registration Statement becoming effective; and (ix) by the Company at any time before Cheche delivers to the Company the PCAOB financial statements that are required to be included in the initial Registration Statement, in the event Cheche fails to deliver such financial statements within 75 days of the date of the Business Combination Agreement. If the Business Combination Agreement is validly terminated in accordance with its terms, none of the parties will have any liability or any further obligation under the Business Combination Agreement with certain limited exceptions, including liability arising out of any fraud or willful and material breach.

Concurrent with the execution and delivery of the Business Combination Agreement, the Sponsor, entered into an agreement (the “Sponsor Support Agreement”) with the Company, Cheche and Holdings pursuant to which, among other things, the Sponsor agreed to (a) effective upon the Acquisition Closing, waive the anti-dilution rights set forth in the Company’s organizational documents to have the Company’s Founder Shares convert into Surviving Company Class A Ordinary Shares in connection with the Transactions at a ratio of greater than one-for-one; (b) vote all of the Company’s outstanding Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Transactions; (c) forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, 2,557,736 of its Founder Shares and 2,860,561 Private Placement Warrants; (d) if the Aggregate Capital Raised is less than $50 million, forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, an additional 1,203,315 Founder Shares; and (e) be bound by certain transfer restrictions with respect to the Surviving Company Class A Ordinary Shares issuable to the Sponsor in the Initial Merger in respect of the Founder Shares held by Sponsor immediately prior to the Initial Merger Effective Time, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. Concurrent with the execution and delivery of the Business Combination Agreement, Cheche delivered to the Company shareholder support agreements (the “Shareholder Support Agreements”) duly executed by certain shareholders of Cheche (the “Key Shareholders”) who own shares of Cheche share capital sufficient to approve the Transactions in accordance with Cheche’s organizational documents and applicable law. Pursuant to the Shareholder Support Agreements, among other things, the Key Shareholders agreed to: (a) within forty eight (48) hours after the Registration Statement is declared effective by the SEC to execute and deliver a Written Consent approving the Business Combination Agreement and the Transactions; and (b) be bound by certain transfer restrictions with respect to the Surviving Company Class A Ordinary Shares and Surviving Company Class B Ordinary Shares issuable to such Key Shareholders in the Acquisition Merger in respect of the Company Ordinary Shares (after giving effect to the Conversion) and Cheche Founder Shares held by such Key Shareholders immediately prior to the Acquisition Merger Effective Time, on the terms and subject to the conditions set forth in the Shareholder Support Agreements. Based on the actual redemption in connection with the Business Combination, Prime Impact and CCT may, on a pro rata basis, release certain Class A Ordinary Shares issuable to the Key Shareholders from the transfer restrictions under the Shareholder Support Agreements, in order to satisfy the initial listing requirements of the Nasdaq Capital Market.

Liquidity and Going Concern

As of December 31, 2022, we had approximately $0.1 million in our operating bank account and a working capital deficit of approximately $3.3 million. As of March 31, 2023, we had approximately $445,000 in our operating bank account and working capital deficit of approximately $5.5 million.

Prior to the completion of the Initial Public Offering, our liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of Class B ordinary shares and a loan of approximately $98,000 pursuant to a promissory note issued to the Sponsor. We repaid the promissory note in full on September 16, 2020. Subsequent to the consummation of the Initial Public Offering and Private Placement, our liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in December 2022, our Sponsor agreed to loan us up to $5,500,000, a portion of which is to be used to fund extension deposits made to the Trust Account. As of March 31, 2023, the aggregate amount borrowed under the loan agreement was approximately $3 million.

In connection with our assessment of going concern considerations in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, “Presentation

of Financial Statements-Going Concern,” our management has determined that the mandatory liquidation date and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. If we are unable to complete a business combination by September 14, 2023, then we will cease all operations except for the purpose of liquidating. We have the option to extend the deadline by three successive one-month increments by making extension payments into the Trust Account through an additional extension loan from our Sponsor. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after September 14, 2023. Our management plans to continue its efforts to complete a Business Combination by September 14, 2023. We believe that the funds currently available to us outside of the Trust Account will be sufficient to allow us to operate until September 14, 2023; however, there can be no assurances that this estimate is accurate.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Our entire activity since inception through March 31, 2023, related to our formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial Business Combination. We generated non-operating income in the form of investment income from the investments held in the Trust Account following the closing of the Initial Public Offering.

For the three months ended March 31, 2023, we had a net loss of approximately $1.3 million, which consisted of a non-operating loss of approximately $330,000 from the change in fair value of derivative warrant liabilities, approximately $1.3 million in general and administrative expenses and $30,000 in administrative expenses-related party, offset by approximately $293,000 in interest income from investments held in the Trust Account. For the three months ended March 31, 2022, we had a net income of approximately $4.7 million, which consisted of a non-operating gain of approximately $5.0 million from the change in fair value of derivative warrant liabilities and approximately $31,000 in interest income from investments held in the Trust Account, offset by approximately $263,000 in general and administrative expenses and $30,000 in administrative expenses – related party.

For the year ended December 31, 2022, we had net income of approximately $8.5 million, which consisted of a non-operating gain of approximately $8.6 million from the changes in fair value of derivative warrant liabilities, a non-operating gain on extinguishment of deferred underwriting commissions of approximately $453,718 and interest income from investments held in the Trust Account of approximately $1.6 million, partially offset by general and administrative expenses of approximately $2.2 million, including administrative expenses with related parties of $120,000.

For the year ended December 31, 2021, we had net income of approximately $15.8 million, which consisted of a nonoperating gain of approximately $16.7 million from the change in fair value of derivative warrant liabilities and income from investments held in Trust Account of approximately $41,000, partially offset by general and administrative expenses of approximately $975,000, including administrative expenses with related parties of $120,000.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

We entered into an administrative services agreement pursuant to which we have agreed to pay our Sponsor a total of $10,000 per month for office Prime Impact, utilities and administrative support. Upon completion of the Initial Business Combination or our liquidation, the agreement will terminate.

The underwriters of the Initial Public Offering were entitled to underwriting discounts and commissions of 5.5%, of which 2.0% (approximately $6.5 million) was paid at the closing of the Initial Public Offering and closing of sale of the Over-Allotment Units and 3.5% (approximately $11.3 million) was deferred. The deferred underwriting commissions were waived by the relevant underwriters pursuant to certain waiver letters dated October 24, 2022 and November 3, 2022, respectively and, therefore, will not be paid from the amounts held in the Trust Account, in connection with the Business Combination.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company has identified the following as its critical accounting policies:

Prime Impact Class A Ordinary Shares Subject to Possible Redemption

Prime Impact Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Prime Impact Class A Ordinary Shares (including Prime Impact Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Prime Impact’s control) are classified as temporary equity. At all other times, Prime Impact Class A Ordinary Shares are classified as shareholders’ equity. Prime Impact Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events.

Accordingly, as of March 31, 2023 and December 31, 2022, an aggregate of 6,794,168 Class A ordinary shares, subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

Effective with the closing of the Initial Public Offering (including exercise of the over-allotment option), we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Prime Impact Class A Ordinary Shares and Prime Impact Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the

Private Placement to purchase an aggregate of 16,523,926 ordinary shares in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method.

As a result, diluted net income per share is the same as basic net income per share for the three months ended March 31, 2023 and 2022. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 “Distinguishing Liabilities from Equity” and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 10,802,804 warrants to purchase Prime Impact Class A Ordinary Shares to investors in our Initial Public Offering and issued 5,721,122 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements. Prime Impact’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2023 and December 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an

“emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”). Prime Impact has elected not to present any reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (the “Management’s Adjustments”) and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

Prime Impact is a blank check company incorporated as a Cayman Islands exempted company on July 21, 2020. Prime Impact was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The registration statement for the Initial Public Offering was declared effective on September 9, 2020. On September 14, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.1 million, inclusive of approximately $10.5 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. Upon the closing of the Initial Public Offering and the Private Placement, $324.1 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering, the Over-Allotment and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. The units are listed on the NYSE under the symbol PIAI. As of December 31, 2022, Prime Impact has $69.8 million remaining within its Trust Account and has total Assets and Liabilities of $69.9 and $3.8 million, respectively.

CCT was incorporated in the Cayman Islands as an exempted company with limited liability in September 2018 in connection with a Recapitalization of pre-existing entities. CCT is a holding company with no substantive operations of its own. CCT conducts its business mainly through its subsidiaries, the VIE and subsidiaries of VIE (collectively referred to as the “Group”). The Group is primarily engaged in the operation of providing insurance brokerage and technology services in China. The Group commenced its insurance brokerage business from fourth quarter of 2017.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022, combines the historical balance sheets of Prime Impact and CCT on a pro forma basis as if the Business Combination had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combine the historical statements of operations of Prime Impact and CCT for such periods on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented. Prime Impact and CCT have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information was derived from and should be read together with Prime Impact’s and CCT’s audited historical financial statements and related notes, as applicable, and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prime Impact,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCT” and other financial information relating to Prime Impact and CCT contained elsewhere in this proxy statement/ prospectus, including the Business Combination Agreement.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into ordinary shares:

•

Assuming No Redemptions: This presentation assumes that no public shareholders of Prime Impact exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that 4,639,867 shares of Prime Impact Class A Ordinary Shares are redeemed for an aggregate payment of approximately $47.3 million (based on the estimated per share redemption price of approximately $10.20 per share) from the Trust Account.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Description of the Business Combination

On January 29, 2023, Prime Impact, CCT, HoldCo and Merger Sub entered into a Business Combination agreement. On the Closing Date, Prime Impact will merge with and into HoldCo, with HoldCo surviving the Initial Merger, as a publicly traded entity and becoming the sole owner of Merger Sub, and on the same date and immediately after the Initial Merger, Merger Sub will merge with and into CCT, with CCT surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo. As part of the Business Combination, the existing shareholders of CCT will have their shares in CCT cancelled and will be issued new shares in HoldCo.

At the Initial Merger Effective Time, all properties, rights, privileges, immunities, powers, franchises, licenses and authority of Prime Impact and HoldCo shall vest in the HoldCo, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Prime Impact and HoldCo shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the HoldCo.

1.

Each Prime Impact Class A Ordinary Share and Prime Impact Class B Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and converted into one Class A Ordinary Share. Pursuant to the Sponsor Support Agreement, immediately prior to the Initial Merger, 3,761,051 Prime Impact Founder Shares shall be forfeited for no consideration (including 1,203,315 Prime Impact Founder Shares to be forfeited if the Aggregate Capital Raised is less than $50 million);

2.

Each Prime Impact Warrant, outstanding and unexercised immediately prior to Initial Merger Effective Time, shall be assumed by HoldCo and converted into a warrant to acquire one Class A Ordinary Share, subject to same terms and conditions. The Prime Impact Warrants consist of both private placement warrants and public warrants. Pursuant to the Sponsor Support Agreement, immediately prior to the Initial Merger, 2,860,561 of the private placement warrants shall be forfeited for no consideration.

At the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of CCT and Merger Sub shall vest in the HoldCo, and all debts, liabilities, obligations, restrictions, disabilities and duties of CCT and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the HoldCo.

1.

Each CCT Ordinary Share that is (x) then issued and outstanding and (y) held in CCT’s treasury immediately prior to Acquisition Merger Effective Time and after the Conversion (other than any Excluded Shares and Founder Shares) shall be cancelled in exchange for the right to receive number of Class A Ordinary Shares based on applicable Per Share Merger Consideration.

2.

Each Founder Share that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be cancelled in exchange for the right to receive the number of Class B Ordinary Shares based on the applicable Per Share Merger Consideration.

3.

Each Company Ordinary Share owned by HoldCo and Merger Sub or any other wholly-owned subsidiary of HoldCo or Merger Sub immediately prior to the Acquisition Merger Effective Time (each an “Excluded Share”), shall be automatically cancelled and extinguished without any conversion thereof or payment therefore.

Prior to the Initial Closing, HoldCo may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”) with PIPE Investors, on terms mutually acceptable to Prime Impact and CCT on the terms and conditions set forth therein, immediately following the Initial Merger Effective Time and prior to the Acquisition Merger Effective Time, such PIPE Investors will purchase from HoldCo newly issued Class A Ordinary Shares. As of the date of this proxy statement/prospectus, none of Prime Impact, HoldCo and CCT has entered into any PIPE Subscription Agreements with respect to potential PIPE Investment. The Company continues to seek PIPE investments and should commitments with PIPE Investors be obtained, the Company will reflect such amounts within these unaudited pro forma condensed combined financial statements. Such PIPE investments, should they be obtained, are not dependent on shareholder redemptions. As such, the unaudited pro forma condensed combined financial statements do not include any adjustments reflecting any PIPE investments.

Consideration

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

(in thousands, except share and per share data)	Purchase Price	Shares Issued
Share consideration to CCT (1)(2)	$760,000	760,000,000

(1)	The value of HoldCo Ordinary Shares to be issued to CCT included in the consideration is reflected at $10.00 per share as defined in the Business Combination Agreement.
(2)

The total 760,000,000 Ordinary Shares to be issued as consideration for all outstanding CCT Ordinary Shares and Preferred Shares include approximately 63,552 Class A Ordinary Shares underlying the assumed Innoven Warrant and 785,796 unvested Exchanged Restricted Shares.

Anticipated Accounting Treatment

Under both the no redemption and the maximum redemption scenarios, CCT was determined to be the accounting acquirer, and as such, the Business Combination will be treated as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Prime Impact will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of CCT issuing shares for the net assets of Prime Impact, accompanied by a recapitalization. The net assets of Prime Impact will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into ordinary shares:

•

Assuming No Redemptions: This presentation assumes that no public shareholders of Prime Impact exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that 4,639,867 shares of Prime Impact Class A Ordinary Shares are redeemed for an aggregate payment of approximately $47.3 million (based on the estimated per share redemption price of approximately $10.20 per share) from the Trust Account.

The following summarizes the number of Ordinary Shares of HoldCo outstanding under the two redemption scenarios:

		Ownership %			Ownership %
	Assuming No Redemptions (Shares)	Economic	Voting	Assuming Maximum Redemptions (Shares)	Economic	Voting
CCT rollover equity (3)(4)	75,150,652	89.3%	92.6%	75,150,652	94.5%	96.3%
Prime Impact Public Shareholders	4,639,867	5.5%	3.8%	—	0.0%	0.0%
Prime Impact Founder Shares (2)	4,341,052	5.2%	3.6%	4,341,052	5.5%	3.7%

Total (1)	84,131,571	100.0%	100.0%	79,491,704	100.0%	100.0%

(1)	Excludes approximately 10,802,804 Public Warrants and 2,860,561 Private Warrants.
(2)	Excludes warrants convertible from the Promissory Note as the Promissory Note is expected to settle in cash.
(3)

Excludes approximately 63,552 Class A Ordinary Shares underlying the assumed Innoven Warrant as the unaudited pro forma financial information assumes the warrant will not be exercised. Additionally, 785,796 unvested Exchanged Restricted Shares are also excluded as such shares have not been earned.

(4)	Includes CCT’s historical ordinary shares as well as the convertible redeemable preferred shares which will convert into HoldCo Class A Ordinary Shares and HoldCo Class B Ordinary Shares.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are based on the historical financial statements of Prime Impact and CCT. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except share and per share data)

	As of December 31, 2022	As of December 31, 2022			As of December 31, 2022			As of December 31, 2022
	CCT (Historical)	Prime Impact (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	(in US$ thousands)
ASSETS
Current assets
Cash and cash equivalents	$16,663	$115	$47,345	A	$53,151	$(47,345)	D	$5,806
			(10,972)	C		—
Restricted cash	725	—	—		725	—		725
Short-term investments	5,048	—	—		5,048	—		5,048
Accounts receivable, net	58,224	—	—		58,227	—		58,227
Prepayments and other current assets	6,438	28	—		6,466	—		6,466

Total current assets	87,101	143	36,373		123,617	(47,345)		76,272
Non-current assets
Cash and investments held in Trust account	—	69,780	(69,780)	A	—	—		—
Property, equipment and leasehold improvement, net	315	—	—		315	—		315
Intangible assets, net	1,471	—	—		1,471	—		1,471
Right-of-use assets	2,134	—	—		2,134	—		2,134
Goodwill	12,265	—	—		12,265	—		12,265

Total non-current assets	16,185	69,780	(69,780)		16,185	—		16,185

Total Assets	$103,286	$69,923	$(33,407)		$139,802	$(47,345)		$92,457

LIABILITIES
Current liabilities
Accounts payable	$32,929	$759	$(495)	C	$33,193	$—		$33,193
Contract liabilities	129	—	—		129	—		129
Salary and welfare benefits payable	9,177	—	—		9,177	—		9,177
Tax payable	446	—	—		446	—		446
Accrued expenses and other current liabilities	5,927	1,256	(4,741)	C	2,442	—		2,442
Notes payable—related party	—	1,461	—		1,461	—		1,461
Short-term lease liabilities	1,113	—	—		1,113	—		1,113
Warrant	151	—	—		151	—		151

Total current liabilities	49,872	3,476	(5,236)		48,112	—		48,112
Non-current liabilities
Deferred tax liabilities	368	—	—		368	—		368
Long-term lease liabilities	903	—	—		903	—		903
Amounts due to related party	8,688	—	—		8,688	—		8,688
Deferred revenue	208	—	—		208	—		208
Derivative warrant liabilities	—	330	(57)	G	273	—		273

Total non-current liabilities	10,167	330	(57)		10,440	—		10,440

Total Liabilities	60,039	3,806	(5,293)		58,552	—		58,552

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except share and per share data)

	As of December 31, 2022	As of December 31, 2022			As of December 31, 2022			As of December 31, 2022
	CCT (Historical)	Prime Impact (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	(in US$ thousands)
MEZZANINE EQUITY
Prime Impact Class A ordinary shares subject to possible redemption, $0.0001 par value; 6,794,168 shares issued and outstanding at $10.26 per share redemption value as of December 31, 2022	—	69,680	(69,680)	A	—	—		—
Series Pre-A convertible redeemable preferred shares	21,933	—	(21,933)	F	—	—		—
Series A convertible redeemable preferred shares	48,388	—	(48,388)	F	—	—		—
Series B convertible redeemable preferred shares	46,393	—	(46,393)	F	—	—		—
Series C convertible redeemable preferred shares	16,722	—	(16,722)	F	—	—		—
Series D1 convertible redeemable preferred shares	3,282	—	(3,282)	F	—	—		—
Series D2 convertible redeemable preferred shares	5,674	—	(5,674)	F	—	—		—
Series D3 convertible redeemable preferred shares	83,587	—	(83,587)	F	—	—		—

Total Mezzanine equity	225,979	69,680	(295,659)		—	—		—

EQUITY
Shareholders’ Deficit
Prime Impact Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,102,103 shares issued or outstanding	—	1	(1)	B	—	—		—
Ordinary shares	4	—	(4)	F	—	—		—
Treasury stock	(149)	—	149	F	—	—		—
Surviving Company class A ordinary shares, $0.0001 par value	—	—	—	A	6	—	D	6
			—	B
			6	F
Surviving Company class B ordinary shares, $0.0001 par value	—	—	2	F	2	—		2
Additional paid-in capital	—	—	263,861	H	263,861	(47,311)	I	216,550
Accumulated deficit	(182,577)	(3,564)	(4,991)	C	(182,609)	(34)	C	(182,643)
			8,523	E
Accumulated other comprehensive loss	(10)	—	—		(10)	—		(10)

Total Shareholders’ Deficit	(182,732)	(3,563)	267,545		81,250	(47,345)		33,905

Total Equity	(182,732)	(3,563)	267,545		81,250	(47,345)		33,905

Total Liability, Mezzanine equity and Equity	$103,286	69,923	$(33,407)		$139,802	$(47,345)		$92,457

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	For the Period ended December 31, 2022	For the Period ended December 31, 2022			For the Period ended December 31, 2022			For the Period ended December 31, 2022
	-Cheche Technology Inc. (Historical)	-Prime Impact Acquisition I (Historical)	-Transaction Accounting Adjustments (Assuming No Redemption)		-Pro Forma Combined (Assuming No Redemption)	-Transaction Accounting Adjustments (Assuming Maximum Redemption)		-Pro Forma Combined (Assuming Maximum Redemption)

	(in US$ thousands, except share and per share data)
Net revenues	$388,365	$—	$—		$388,365	$—		$388,365
Cost of revenues	367,735	—	—		367,735	—		367,735

Gross profit	20,630	—	—		20,630	—		20,630

Operating expenses
Selling and marketing expenses	20,146	—	—		20,146	—		20,146
General and administrative expenses	10,053	2,042	32	BB	17,086	34	BB	17,120
			4,959	DD
Administrative expenses- related party	—	120	—		120	—		120
Research and development expenses	7,240	—	—		7,240	—		7,240

Total operating expenses	37,439	2,162	4,991		44,592	34		44,926

Operating loss	(16,809)	(2,162)	(4,991)		(23,962)	(34)		(23,996)
Other expenses
Interest income	274	—	—		274	—		274
Interest expense	(479)	—	—		(479)	—		(479)
Gain on forgiveness of deferred underwriting commissions	—	454	—		454	—		454
Change in fair value of derivative warrant liabilities	—	8,592	(1,487)	CC	7,105	—		7,105
Foreign exchange gains	1,944	—	—		1,944	—		1,944
Government grants	2,945	—	—		2,945	—		2,945
Changes in fair value of warrant	(28)	—	—		(28)	—		(28)
Changes in fair value of amounts due to related party	(935)	—	—		(935)	—		(935)
Others, net	(182)	—	—		(182)	—		(182)
Income from investments held in trust account	—	1,598	(1,598)	AA	—	—		—

Income (loss) before income tax	(13,270)	8,482	(8,076)		(12,864)	(34)		(12,898)
Income tax credit	76	—	—		76	—		76

Net income (loss)	(13,194)	8,482	(8,076)		(12,788)	(34)		(12,822)
Accretions to preferred shares redemption value	(27,292)	—	27,292	EE	—	—		—

Net income (loss) attributable to ordinary shareholders	(40,486)	8,482	19,216		(12,788)	(34)		(12,822)

Weighted average Class A ordinary shares outstanding, basic and diluted		24,899,580			84,131,571			79,491,704
Basic and diluted net income (loss) per Class A ordinary share		$0.26			$(0.15)			$(0.16)
Weighted average Class B ordinary shares outstanding, basic and diluted		8,102,103			—			—
Basic and diluted net income (loss) per Class B ordinary share		$0.26			$—			$—

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with U.S. GAAP. Accordingly, Prime Impact will be treated as the “acquired” company for financial reporting purposes and the Business Combination will be treated as the equivalent of CCT issuing shares for the net assets of Prime Impact, accompanied by a recapitalization.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022, assumes that the Business Combination occurred on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022, has been prepared using, and should be read in conjunction with, the following:

•	Prime Impact’s audited balance sheet as of December 31, 2022, and the related notes as of December 31, 2022, included elsewhere in this proxy statement/prospectus.

•	CCT’s audited consolidated balance sheet as of December 31, 2022, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for year ended December 31, 2022, has been prepared using, and should be read in conjunction with, the following:

•	Prime Impact’s audited statement of operations for the year ended December 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus; and

•	CCT’s audited consolidated statement of operations for the year ended December 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus.

This unaudited Pro forma condensed combined financial information as of and for the year ended December 31, 2022 contains translations of certain Renminbi amounts into U.S. dollars at specified rates and are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.8983, representing the close rate per Factiva. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, on December 31, 2022 or at any other rate. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

Management of Prime Impact and CCT has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented, as the management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented.

Prime Impact and CCT have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of HoldCo. They should be read in conjunction with the historical financial statements and notes thereto of Prime Impact and CCT.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to give effect to the Business Combination and has been prepared for illustrative and informational purposes only.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022, are as follows:

(A)

Reflects the reclassification of approximately $69.8 million of cash and cash equivalents held in Prime Impact’s Trust Account at the balance sheet date that becomes available to fund the Business Combination, reduced by the redemption on March 14, 2023 of 2,154,301 Prime Impact Class A Ordinary Shares subject to redemption repurchased by Prime Impact as part of its extension at $10.41/share for approximately $22.4 million. The remaining 4,639,867 Prime Impact Class A Ordinary Shares subject to redemption were reclassified to the combined company’s Class A Ordinary Shares.

(B)

Reflects the conversion of Prime Impact Class B Ordinary Shares into Class A Ordinary Shares at the closing of the Business Combination. At closing, approximately $1 thousand Prime Class B ordinary shares are converted to Class A Ordinary Shares.

(C)

Represents preliminary estimated transaction costs expected to be incurred by CCT and Prime Impact of approximately $4.2 million and $6.7 million, respectively, for legal, financial advisory and other professional fees.

Prime Impact Transaction Costs	As of December 31, 2022
(in US$ thousands)
Decrease in Accrued expenses and other current liabilities	(1,255)
Decrease in Accounts payable	(495)
Increase in Accumulated deficit (as discussed in Note 3(DD) below)	(4,959)

Cheche Technology Transaction Costs	As of December 31, 2022
	Assuming No Redemptions	Assuming Maximum Redemptions
	(in US$ thousands)
Increase / (Decrease) in Additional paid-in-capital	(745)	34
Decrease in Accrued expenses and other current liabilities	(3,486)	—
Increase in Accumulated deficit (as discussed in Note 3(BB) below)	(32)	(34)

(D)

Represents the maximum redemption of 4,639,867 public shares for aggregate redemption payments of $47.3 million and allocated to any Class A Ordinary Shares and additional paid-in capital using par value $0.0001 per share.

(E)	Reflects the reclassification of Prime Impact’s historical accumulated deficit into HoldCo’s additional paid-in capital of the combined company as part of the Business Combination.

(F)

Reflects the conversion of CCT’s Series Pre-A, A, B, C, D1, D2 and D3 convertible redeemable preferred shares, Company Ordinary Share, and CCT’s treasury stock to be recapitalized to Class A Ordinary Shares and additional paid-in capital using par value $0.0001 per share.

(G)

Reflects the Sponsor’s forfeiture of 2,860,561 Prime Impact Private Warrants. The Sponsor Shares were forfeited by Prime Impact pursuant to the term in the Sponsor Support Agreement dated January 2, 2023, in connection with the Business Combination.

(H)	Represents pro forma adjustments to additional paid-in-capital balance to reflect the following in the case of no redemption:

	(in US$ thousands)
Reclassification of Prime Impact Class A ordinary shares	$47,245	A
Transaction costs	(745)	C
Reclassification of Prime Impact’s historical accumulated deficit	(8,523)	E
Conversion of CCT’s convertible redeemable preferred shares, Ordinary shares, and Treasury stock into Surviving Company class A and class B ordinary shares	225,826	F
Forfeiture of Prime Impact Private Warrants	57	G
Conversion of Prime Impact Class B ordinary shares into Surviving Company class A ordinary shares	1	B
TOTAL	263,861

(I)	Or the following in the case of maximum redemption:

	(in US$ thousands)
Redemption of Surviving Company class A ordinary shares	$(47,345)	D
Transaction costs	34	C
TOTAL	(47,311)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, are as follows:

(AA)	Reflects elimination of interest income generated from the Investments held in Trust Account for the year ended December 31, 2022.

(BB)

Reflects preliminary estimated CCT transaction costs expected to be incurred of $32.0 thousand and $66.0 thousand for professional service fees incurred as part of the Business Combination, assuming no redemptions and maximum redemptions, respectively, allocated to the Public Warrants and Private Warrants. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. These costs are a non-recurring item.

(CC)	Reflects elimination of the change in fair value of derivative warrant liabilities related to the Private Warrants that will be forfeited by the Sponsor.

(DD)

Reflects preliminary estimated Prime Impact’s transaction costs that will be expensed upon the closing of the Business Combination. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statement of operations. These costs are a non-recurring item.

(EE)	Reflects elimination of accretions to preferred shares redemption value.

4. Net Income (Loss) per Share

Represents the net income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2022:

	Year Ended December 31, 2022
	(in thousands, except share and per share data)
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(12,788)	$(12,822)
Pro forma weighted average shares outstanding, basic and diluted (1)	84,131,571	79,491,704
Pro forma net loss per share, basic and diluted	$(0.15)	$(0.16)

(1)

The pro forma diluted shares for the year ended December 31, 2022 exclude the following because including them would be antidilutive, or such instruments are currently out of the money: (1) 10,802,804 unexercised Prime Impact Public Warrants, (2) 2,860,561 unexercised Prime Impact Private Warrants, (3) 63,552 Class A Ordinary Shares underlying the assumed Innoven Warrant and (4) 785,796 unvested Exchanged Restricted Shares.

MANAGEMENT OF PRIME IMPACT

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Prime Impact.

Our current executive officers and directors are set forth below:

Name	Age	Position
Michael Cordano*	58	Co-Chief Executive Officer and Director
Mark Long*	55	Co-Chief Executive Officer, Chief Financial Officer and Director
Roger Crockett	57	Director
Dixon Doll	80	Director
Keyur Patel	57	Chairman of the Board
Joanna Strober	54	Director

*	Denotes an executive officer.

Prime Impact’s Founding Team and Executive Officers

Michael Cordano, Co-Chief Executive Officer and Director

Michael Cordano has served as our Co-Chief Executive Officer and Director since inception. Mr. Cordano had served as the President and Chief Operating Officer of Western Digital Corporation (“Western Digital”), a leading developer, manufacturer and provider of data storage devices and solutions that is publicly-traded on the Nasdaq Stock Market LLC, from October 2015 to March 2020, having previously served as President of Hitachi Global Storage Technologies (“HGST”), a manufacturer of hard disk drives, solid-state drives and external storage products and services, from July 2012 to October 2015. Prior to that, Mr. Cordano served as HGST’s Executive Vice President, Sales & Marketing, and President, Branded Business, from April 2009 to March 2012. From February 2005 to April 2009, he served as Chief Executive Officer and co-founder of Fabrik, Inc., a manufacturer of external hard drives and digital content management software and services, which was acquired by HGST in April 2009. From 1994 to February 2005, he served in various roles of increasing responsibility at Maxtor Corporation, a computer hard disk drive manufacturer, including as the executive vice president of worldwide sales and marketing.

Mark Long, Co-Chief Executive Officer, Chief Financial Officer and Director

Mark Long has served as our Co-Chief Executive Officer, Chief Financial Officer and as a Director since inception. Mr. Long served as Western Digital’s President WD Capital, Chief Strategy Officer and Chief Financial Officer from November 2016 until June 2019, having previously served as Executive Vice President, Chief Financial Officer and Chief Strategy Officer from September 2016 to October 2016, Executive Vice President, Finance and Chief Strategy Officer from July 2016 to September 2016, Executive Vice President and Chief Strategy Officer from August 2015 to July 2016, Executive Vice President, Strategy & Corporate Development from February 2013 to August 2015 and in various consulting capacities for Western Digital from March 2012 to February 2013. Prior to that, Mr. Long served as HGST’s Senior Vice President, Strategy and Corporate Development from July 2010 to March 2012. From August 2005 to July 2010, he served as managing director of VisionPoint Capital, a provider of investment banking, business valuation and exit planning services, where he provided merger and acquisition and corporate finance services to a range of technology companies, including Fabrik, Inc., which was acquired by HGST in April 2009. Following its acquisition, Mr. Long provided consulting services to HGST on strategic matters. Mr. Long previously served as a senior executive with both public and private venture-backed technology companies and was an investment banker with Credit Suisse First Boston and Deutsche Bank Securities.

We believe that Mr. Long’s extensive experience in multiple roles at Western Digital and his investment experience make him well qualified to serve as Chief Financial Officer and as a Director.

Roger Crockett, Director

Roger Crockett, is a member of the board of directors. Mr. Crockett is the former Vice President and Global Head of Diversity & Inclusion at Western Digital having served in that role from November 2018 to August 2021. Prior to Western Digital, Mr. Crockett was a Senior Partner at a diversity and inclusion training and consulting firm, InQUEST Consulting, from January 2017 to November 2018. Mr. Crockett also founded and served as President of R.O. Crockett Leadership Advisory, which provides strategic advice to senior leaders of companies seeking to enhance their thought leadership portfolio, from April 2010 until December 2016 and co-founded Global Performance Partners Inc., a research-based company focused on diversity and inclusion for senior executives, in January 2016. Mr. Crockett also serves on the Board of Advisors to Upkey Corp, an education and career development software service for underrepresented students, and he is the former Vice Chairman of Saint Xavier University’s Board of Trustees. Mr. Crockett is a former Chicago Deputy Bureau Chief for BusinessWeek Magazine from 1997 to 2009, where he wrote award-winning articles about business and diversity. Mr. Crockett holds a BA in English Literature from UCLA and a Master’s in Journalism with an emphasis on business from Columbia University.

We believe that Mr. Crockett is qualified to serve as a director based on his extensive industry experience including his experience with diversity and inclusion.

Dixon Doll, Director

Dixon Doll, is a member of our board of directors. Mr. Doll is the 2021 recipient of the Lifetime Achievement in Venture Capital Award from the US National Venture Capital Association. Mr. Doll is the Co-Founder and Partner Emeritus of DCM Ventures, formerly Doll Capital Management, an early-stage global venture capital firm, which he co-founded in 1996 and was a Senior Advisor for Impact Venture Capital, a venture capital firm, from 2016 until 2020. In the mid-1980’s, Mr. Doll also co-founded the venture capital industry’s first fund focused exclusively on telecommunication opportunities, Accel Partners. Additionally, he served on the board of directors of DirecTV, which was a publicly-traded company and a leading provider of digital television entertainment services, from 2011 through 2015, prior to its acquisition by AT&T and was elected to the Board of the U.S. National Venture Capital Association in 2005, serving on the Executive Committee and as Chairman in 2008-2009. Mr. Doll currently serves as the Vice Chairman of Stanford Institute for Economic Policy Research. Mr. Doll also serves on the boards of the University of San Francisco, chairing its Investment Committee, the San Francisco Opera and the Papal Foundation Board, serving on the Investment Committees for both entities, and on the Investment Advisory Board for Amadeus Capital (UK), a venture capital firm. Mr. Doll received his B.S. degree (cum laude) from Kansas State University plus M.S. and Ph.D. degrees in Electrical Engineering from the University of Michigan, where he was a National Science Foundation scholar.

We believe that Mr. Doll is qualified to serve as a director based on his more than 30-years business experience, including as an entrepreneur, venture capitalist, company founder and consultant and his service as a director of public and private companies.

Keyur Patel, Chairman

Keyur Patel, is a member of the board of directors. Mr. Patel has served on the board of directors of Gaia, Inc., an international alternative media video streaming service, since May 2017. Mr. Patel has served as Managing Partner of Fuse Capital and Fuse+Media Pvt. Ltd., an investment firm, since 2008. Mr. Patel led the investments and turnarounds for such brands as Inktomi Corporation, and has invested and incubated a number of successful companies including Webvibe, NDTV, IndiaTV and Phoenix Software, Inc. Mr. Patel has also served as the Vice Chair, Managing Partner and Chief Strategy Officer of KPMG Consulting, Founder and Chief Executive Officer at KPMG Internet Business, and Managing Director of PriceWaterhouseCoopers.

We believe that Mr. Patel is qualified to serve as a director based on his entrepreneurial experience, as well as his significant experience with investment management and investor relations, as well as significant senior financial leadership and expertise in corporate strategy and execution.

Joanna Strober, Director

Joanna Strober, is a member of the board of directors. Ms. Strober is a seasoned board director whose experience includes serving as director for Blue Nile, Inc., a leading online jewelry store, from May 1999 to December 2008. Ms. Strober was also the Founder and Chief Executive Officer of Kurbo Health from June 2014 until August 2018, a provider of pediatric obesity treatments. Kurbo Health was acquired by Weight Watchers Reimagined in 2018, at which time Ms. Strober became the head of the child/teen division of Weight Watchers. She currently serves as Senior Vice President for Kurbo, now a subsidiary of Weight Watchers. Prior to creating Kurbo Health, Ms. Strober worked as a Managing Director at Sterling Stamos Capital Management, L.P., an advisory firm, from July 2006 to June 2013. Her previously roles, included positions at Pacific Community Ventures and Symphony Technology Group, as well as at Bessemer Venture Partners, where she was a General Partner. Ms. Strober has a B.A. from the University of Pennsylvania, where she graduated magna cum laude and Phi Beta Kappa, and a J.D. from UCLA Law School, where she served as an editor of the UCLA Law Review.

We believe that Ms. Strober is qualified to serve as a director based on her extensive business experience, including experience in venture capital investing and service on multiple company boards.

Number and Terms of Office of Officers and Directors

Prime Impact has six directors. The Prime Impact Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Prime Impact’s first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Keyur Patel and Joanna Strober, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Roger Crockett and Dixon Doll, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Michael Cordano and Mark Long, will expire at the third annual general meeting. Cathleen Benko was previously in the third class of directors, but she announced her intent to resign from the board of directors on April 28, 2022. Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares.

Prime Impact’s officers are appointed by the Prime Impact Board and serve at the discretion of the Prime Impact Board, rather than for specific terms of office. The Prime Impact Board is authorized to appoint persons to the offices set forth in Prime Impact’s Existing Organizational Documents as it deems appropriate. Prime Impact’s Existing Organizational Documents provide that Prime Impact’s officers may consist of one or more chairpersons of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Prime Impact Board.

Board Role in Risk Oversight

The Prime Impact Board is actively involved in overseeing our risk assessment and monitoring processes. The Prime Impact Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the Prime Impact Board include consideration of the challenges and risks of our businesses, and the Prime Impact Board and management actively engage in discussion on these topics. In addition, each of the Prime Impact Board’s committees considers risk within its area of responsibility.

Director Independence

The NYSE listing standards require that a majority of the Prime Impact Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Prime Impact Board has determined that Roger Crockett, Dixon Doll, Keyur Patel and Joanna Strober are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Prime Impact Board

The Prime Impact Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee is available on our website.

Audit Committee

The Prime Impact Board has established an audit committee of the board of directors. Joanna Strober, Roger Crockett and Keyur Patel serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. The Prime Impact Board has determined that each of Joanna Strober, Roger Crockett and Keyur Patel are independent. Because we have listed our securities on the NYSE in connection with our Initial Public Offering, we have one year from the effective date of the registration statement filed in connection with our Initial Public Offering to have our audit committee be comprised solely of independent members.

Joanna Strober serves as chair of the audit committee. All of the members of the audit committee are financially literate, and the Prime Impact Board has determined that each member qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The Prime Impact Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

The Prime Impact Board has established a compensation committee of the board of directors. Roger Crockett, Keyur Patel and Joanna Strober serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. The Prime Impact Board has determined that each of Roger Crockett, Keyur Patel and Joanna Strober are independent. Roger Crockett serves as chair of the compensation committee.

The Prime Impact Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers; reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees; and

•	producing a report on executive compensation to be included in our annual proxy statement; and reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The Prime Impact Board has established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are Keyur Patel and Dixon Doll. Keyur Patel serves as chair of the nominating and corporate governance committee.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Committee Membership, Meetings and Attendance

During the time period from January 1, 2023 to July 21, 2023, the Prime Impact Board held four formal meetings and two of our committees held meetings.

We encourage all of our directors to attend our annual general meetings.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Shareholder Communications

The Prime Impact Board welcomes communications from our shareholders. Our shareholders may send communications to the Prime Impact Board, any committee of the Prime Impact Board or any other director in particular, to:

Prime Acquisition I

123 E. San Carlos Street

Suite 12

San Jose, CA 95112

Our shareholders should mark the envelope containing each communication as “Shareholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Prime Impact’s Chief Executive Officer will review each communication received from our shareholders and will forward the communication, as expeditiously as reasonably practicable, to the addressee(s) if: (1) the communication complies with the requirements of any applicable policy adopted by the Prime Impact Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Prime Impact Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Prime Impact Board to a committee or to an executive officer of Prime Impact, then Prime Impact’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Prime Impact Board or an executive officer does not imply or create any fiduciary duty of the Prime Impact Board members or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters are available on our website, https://www.primeimpactcapital.com/, under the “Investor Relations” section and under the “Governance” tab. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Organizational Documents or, alternatively, by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, including private funds under the management of Prime Impact and their respective portfolio companies, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. In addition, existing and future funds managed by Prime Impact and their respective portfolio companies may compete with us for business combination opportunities and, if such opportunities are pursued by such entities, we may be precluded from pursuing such opportunities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Notwithstanding the foregoing, we may pursue an acquisition with our sponsor or one or more of its affiliates with which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our Existing Organizational Documents will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Potential investors should also be aware of the following other potential conflicts of interest:

•

our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations;

•

our search for a business combination and their other businesses. We do not intend to have any fulltime employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs;

•

the Sponsor entered into an agreement with us, pursuant to which they have agreed to waive, for no consideration, their redemption rights with respect to their founder shares and any Public Shares purchased during or after the initial public offering in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Prime Impact Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the initial public offering or (B) with respect to any other provision relating to the rights of holders of our Prime Impact Class A Ordinary Shares or pre-initial business combination activity. Additionally, our sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Prime Impact Founder Shares if we fail to complete our initial business combination within the required time period. If we do not complete our initial business combination within the required time period, the private placement warrants and the underlying securities will expire worthless. Except as described herein, our sponsor and our founding team have agreed not to transfer, assign or sell any of their Prime Impact Founder Shares until the earliest of (A) six months after the Acquisition Closing, (B) subsequent to our initial business combination, the first date that the closing price of the Prime Impact Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Acquisition Closing, or (C) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property after the Acquisition Closing. With certain limited exceptions, private placement warrants and the Prime Impact Class A Ordinary Shares underlying such warrants, will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular partner business is an appropriate business with which to effectuate our initial business combination;

•

our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a partner business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination or subsequent transaction with a company that is affiliated with our sponsor, founders, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our sponsor or any of our founders, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or an independent valuation or accounting firm that such initial business combination or transaction is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on the NYSE, we will also reimburse our sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.

In addition, our sponsor of any of its affiliates may make additional investments in the company in connection with the initial business combination, although, other than the private placement warrants, our sponsor and its affiliates have no obligation or current intention to do so. If our sponsor of any of its affiliates elects to make additional investments, such proposed investments could influence our sponsor’s motivation to complete an initial business combination.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor. If we seek shareholder approval, we will complete our initial business combination only if we receive approval pursuant to an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, our sponsor and each member of our founding team have agreed to vote their Prime Impact Founder Shares and Public Shares purchased during or after the initial public offering in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Existing Organizational Documents provide that our officers and directors are indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Existing Organizational Documents.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (1) we have sufficient funds outside of the Trust Account or (2) we consummate an Initial Business Combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT OF CCT AND HOLDCO FOLLOWING THE BUSINESS COMBINATION

The following table sets forth information regarding CCT’s directors and executive officers, and HoldCo’s directors and executive officers following the completion of the Business Combination. The business address of all of CCT’s directors and HoldCo’s directors and executive officers is 8/F, Desheng Hopson Fortune Plaza, 13-1 Deshengmenwai Avenue, Xicheng District, Beijing 100088, the PRC.

Directors and Executive Officers	Age	Position/Title
Lei Zhang	41	Chairman and Co-Chief Executive Officer
Cheng Zhong	52	Co-Chief Executive Officer
Jianxiang Zhou(1)	45	Director and Chief Technology Officer
Ting Lin	38	Chief Strategy Officer
Weiqing Xiang	36	Financial Controller
Feng Zhang(1)	43	Director
Huichuan Ren	53	Director
Shengwen Rong(2)	54	Independent Director Nominee
Liqun Li(2)	54	Independent Director Nominee
Xiufang Li(2)	57	Independent Director Nominee

Notes:

(1):

Each of Mr. Jianxing Zhou and Mr. Feng Zhang has agreed to resign from his position as a director of CCT, effective upon the consummation of the Business Combination. Mr. Jianxing Zhou will serve as the chief technology officer of HoldCo following the consummation of the Business Combination.

(2):	Each of Mr. Shengwen Rong, Mr. Liqun Li and Ms. Xiufang Li has accepted appointment as a director of HoldCo, effective upon the consummation of the Business Combination.

Mr. Lei Zhang is the founder and chief executive officer of CCT and has served as the chairman of the board of directors of CCT. Prior to that, he served as chief executive officer of CloudPower Technology Co., Ltd. from 2010 to 2014. Mr. Zhang also served as an executive vice president of Datang Capital Co., Ltd. from 2008 to 2010. He served as a senior manager in global technology service department at Huawei Technologies Co., Ltd. from 2001 to 2006. Mr. Zhang received a bachelor’s degree in computer science and technology from Wuhan University of Technology in 2001.

Mr. Cheng Zhong has served as the co-chief executive officer of CCT since October 2021. Mr. Zhong has approximately 30 years of experience in the insurance industry. Prior to joining CCT, he served as the co-chief executive officer of Qingsong Group Ltd. from April 2019 to October 2021. Prior to that, Mr. Zhong was the general manager of Anxin P&C Insurance Co., Ltd. Mr. Zhong has been in the People’s Insurance Company (Group) of China Limited (the “PICC”) and its subsidiaries for more than 20 years, and worked in PICC Property Insurance Guangzhou Yuexiu Branch, Guangdong PICC Property Insurance Group Insurance Department and PICC Property Insurance Dongguan Branch in his early career. In 2011, he served as the managing director of China People’s Insurance Brokers, a subsidiary of PICC Group. In 2010, Mr. Zhong was the general manager of the business department of PICC Group. In 2008, he was promoted to the deputy general manager of Guangdong PICC Property & Casualty Insurance. Mr. Zhong received his bachelor’s degree in economics from Wuhan University and master’s degree in finance from Jinan University.

Mr. Jianxiang Zhou has served as the chief technology officer of CCT since March 2015 and as director since July 2021. Prior to joining CCT, Mr. Zhou served as chief technology officer of CloudPower Technology Co., Ltd. from 2011 to 2015. Prior to that, he served as senior manager of the applied business division of Potevio Institution of Information and Technology Co., Ltd. from 2006 to 2011. He also served as a software engineer at the research and development department of Tsinghua Tongfang Co., Ltd. from 2004 to 2006. Mr. Zhou received his bachelor’s and master’s degrees in agricultural electrical engineering and automation from Northeast Forestry University in 2001 and 2004, respectively.

Mr. Ting Lin has served as the chief strategy officer of CCT since October 2018. Prior to joining CCT, Mr. Lin served as a vice president at the advisory and BlackRock Solutions divisions of BlackRock Inc. from 2013 to 2018. Prior to that, Mr. Lin served as a senior manager of the global portfolio strategies of Bank of America Merrill Lynch from 2010 to 2013 and a senior modeling associate at the Government Employees Insurance Company (“GEICO”) from 2009 to 2010. Mr. Lin received dual bachelor’s degrees in applied mathematics and finance from the University of Maryland and a master’s degree in statistics from Columbia University in 2008.

Mr. Weiqing Xiang has served as CCT’s financial controller since November 2020. Prior to joining CCT, Mr. Xiang served as the chief financial officer of Dalian Zeus Entertainment Co., Ltd., a company listed on the Shenzhen Stock Exchange (SHE:002354) from 2017 to 2020, where he oversaw the group’s overall financial planning and internal control over financial reporting. From 2011 to 2017, Mr. Xiang was a manager at PricewaterhouseCoopers Zhong Tian LLP, and from 2009 to 2011, he was an accounting manager at Ruihua Certified Public Accountants in China. Mr. Xiang is a Certified Public Accountant and received his bachelor’s degree in tourist management from Northeast Petroleum University in 2009.

Mr. Feng Zhang has served as CCT’s director since January 2019. Mr. Zhang is also currently a director of Beijing Zhongjin Huicai Investment Management Co., Ltd. Prior to joining Cheche Technology, Mr. Zhang served as a director of Beijing Shenma Technology and Service Co., Ltd. and Beijing Yi Platform Technology Co., Ltd. from 2009 to 2014. He also served as president assistant and deputy general manager of Digital China Group Co., Ltd. and deputy general manager of Beijing Shenma Online Technology Co., Ltd. from 2004 to 2008. Prior to that, Mr. Zhang served as a journalist of Life Week and 21st Century Business Herald from 2001 to 2003. Mr. Zhang received a bachelor’s degree in Chinese literature from Beijing Normal University in 2001.

Mr. Huichuan Ren has served as CCT’s director since July 2021. Mr. Ren is also currently a senior counsel of Tencent Technology (Shenzhen) Co., Ltd. Prior to that, Mr. Ren served as the vice chairman of the board of directors and president of Ping An Insurance (Group) Company of China Ltd. from 2011 to 2020. He also served as the chairman of the board of directors of Ping An Trust Co., Ltd. from 2016 to 2019. Mr. Ren received a bachelor’s degree in applied computing from Harbin Ship Engineering College in 1989 and a master’s degree in business administration from Peking University in 2007.

Mr. Shengwen Rong will serve as CCT’s independent director upon the consummation of the Business Combination. Mr. Rong has served as an independent director of various listed companies including Vision Deal HK Acquisition (HK: 07827), 51Talk Online Education Group (NASDAQ: COD), Mogu Inc. (NASDAQ: MOGU), X Financial (NASDAQ: XYF) and Qudian Inc. (NASDAQ: QD). Prior to those, he served as the independent director and special committee member of BlueCity Holdings Limited (NASDAQ: BLCT) from 2020 to 2022. From 2017 to 2018, Mr. Rong served as the chief financial officer of Yixia Technology Ltd. From 2015 to 2016, he served as the chief financial officer of Quixey Inc. Prior to that, he served as the chief financial officer of UC Technology Co., Ltd. from 2012 to 2014. Mr. Rong has also served in various capacities as the chief financial officers, financial director and financial manager at Country Style Cooking Restaurant Chain Holding Limited, Xingwei Education Group Ltd., Google Inc. (NASDAQ: GOOGL) and other well-known companies. Mr. Rong received his bachelor’s degree from Renmin University in 1991, his master’s degree in accounting from West Virginia University from 1996 and his MBA degree from the University of Chicago.

Mr. Liqun Li will serve as CCT’s independent director upon the consummation of the Business Combination. He has also been the chief representative officer of Ed. Broking UK Limited since 2015. From 2012 to 2015, he served as the chief executive officer and country manager of Assurant China. Prior to that, Mr. Li served as the deputy general manager of CV Starr Insurance Co., Ltd. in China from 2008 to 2012. Mr. Li served as the executive deputy general manager of Sinosafe Insurance Company Limited in China from 2006 to 2008. He served as the general manager for Greater China and Hong Kong of Willis Re. Limited from 2005 to 2006. He served as deputy general manager and chief operating officer of Ming An Insurance Company Limited from 2002 to 2005. He also served as corporate risk underwriter and representative of China of General Accident Assurance PLC at General Accident Assurance PLC. From 1996 to 1998. Mr. Li received his bachelor’s degree in international trade from Anhui University in 1992 and his master’s degree in risk management and insurance from Cass Business School, City University in 1996.

Ms. Xiufang Li will serve as CCT’s independent director upon the consummation of the Business Combination. Ms. Li is a professor of Finance School at Nankai University since 2015. Prior to that, she served various capacities at Nankai University, including being a professor, adjunct professor and lecturer of risk management and insurance department, the vice president of economics school, and a lecturer of the finance department from 1991 to 2015. She received her bachelor’s degree in Mathematics from Nankai University in 1998, her master’s degree in finance and doctorate’s degree in risk management and insurance from the same university.

Employment Agreements and Indemnification Agreements

HoldCo will enter into employment agreements with each of its executive officers immediately prior to the consummation of the Business Combination. Under these agreements, each of HoldCo’s executive officers is employed for a five-year period. HoldCo may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts of the officer, including but not limited to incapacity to fulfill job responsibilities, breach of internal procedures or regulations which cause material damage to HoldCo or breach of obligation of confidentiality.

An executive officer may terminate his/her employment at any time with 30 days prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except for HoldCo’s benefit, any confidential information of HoldCo. In addition, all of HoldCo’s executive officers have agreed to be bound by the non-competition agreements entered into between such executive officers and HoldCo.

In addition, HoldCo has entered into indemnification agreements with its directors and executive officers. Under these indemnification agreements, HoldCo has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of them being HoldCo’s directors or executive officers.

Board of Directors

HoldCo’s board of directors will consist of five directors following the completion of the Business Combination. A director is not required to hold any shares in HoldCo by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with HoldCo is required to declare the nature of his interest at a meeting of HoldCo’s directors.

A general notice by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm, shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest.

After such general notice, special notice relating to any particular transaction shall not be required. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein. If he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered.

The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of HoldCo’s directors has a service contract with HoldCo that provides for benefits upon termination of service.

Committees of the Board

HoldCo intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee under its board of directors, and to adopt a charter for each of the three committees following the completion of the Business Combination. Each committee’s members and functions are described below.

Audit Committee

HoldCo’s audit committee will consist of Mr. Shengwen Rong, Mr. Liqun Li and Ms. Xiufang Li. Mr. Shengwen Rong will be the chairman of HoldCo’s audit committee. HoldCo has determined that each of Mr. Shengwen Rong, Mr. Liqun Li and Ms. Xiufang Li satisfies the “independence” requirements of the Nasdaq Stock Market Rules and Rule 10A-3 under the Exchange Act, and that Mr. Shengwen Rong qualifies as an “audit committee financial expert” under Nasdaq Stock Market Rules.

The audit committee will oversee HoldCo’s accounting and financial reporting processes and the audit of the HoldCo’s financial statements. The audit committee will be responsible for, among other things:

•	appointing HoldCo’s independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by HoldCo’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and HoldCo’s independent registered public accounting firm;

•	annually reviewing and reassessing the adequacy of HoldCo’s audit committee charter;

•	meeting separately and periodically with management and HoldCo’s independent registered public accounting firm;

•	reporting regularly to the full board of directors; and

•	performing such other matters that are specifically delegated to the audit committee by HoldCo’s board of directors from time to time.

Compensation Committee

HoldCo’s compensation committee will consist of Mr. Lei Zhang, Mr. Shengwen Rong and Mr. Liqun Li. Mr. Lei Zhang will be the chairman of HoldCo’s compensation committee. HoldCo has determined that each of Mr. Shengwen Rong and Mr. Liqun Li satisfies the “independence” requirements of the Nasdaq Stock Market Rules.

The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to HoldCo’s directors and executive officers. HoldCo’s chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

The compensation committee will be responsible for, among other things:

•	reviewing and recommending to the board the total compensation package for HoldCo’s four most senior executives;

•	approving and overseeing the total compensation package for HoldCo’s executives other than the four most senior executives;

•	reviewing and making recommendations to the board of directors with respect to the compensation of HoldCo’s directors; and

•

reviewing periodically and recommending any long-term incentive compensation or equity plans, programs or similar arrangements for consideration by the board of directors, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee

HoldCo’s nominating and corporate governance committee will consist of Mr. Huichuan Ren, Mr. Shengwen Rong and Ms. Xiufang Li. Ms. Xiufang Li will be the chairperson of HoldCo’s nominating and corporate governance committee. HoldCo has determined that each of Mr. Shengwen Rong and Ms. Xiufang Li satisfies the “independence” requirements of the Nasdaq Stock Market Rules.

The nominating and corporate governance committee will assist the board of directors in selecting directors and in determining the composition of HoldCo’s board and board committees. The nominating and corporate governance committee will be responsible for, among other things:

•	identifying and recommending nominees for election or re-election to HoldCo’s board of directors, or for appointment to fill any vacancy;

•	reviewing annually with HoldCo’s board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to HoldCo;

•	identifying and recommending to HoldCo’s board the directors to serve as members of committees;

•	advising the board periodically with respect to developments in the law and practice of corporate governance as well as HoldCo’s compliance with applicable laws and regulations;

•	making recommendations to HoldCo’s board of directors on corporate governance matters and on any corrective action to be taken; and

•	monitoring compliance with HoldCo’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of HoldCo’s procedures to ensure compliance.

Duties of Directors

Under Cayman Islands law, HoldCo’s directors have a fiduciary duty to act honestly, in good faith and with a view to HoldCo’s best interests. HoldCo’s directors also have a duty to exercise their skills and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to HoldCo, HoldCo’s directors must ensure compliance with HoldCo’s memorandum and articles of association as may be amended from time to time. HoldCo has a right to seek damages against any director who breaches a duty owed to it.

Code of Business Conduct and Ethics and Corporate Governance

HoldCo will adopt a code of business conduct and ethics, which will be applicable to all of its directors, executive officers and employees. HoldCo will make its code of business conduct and ethics publicly available on its website.

In addition, HoldCo’s board of directors will adopt a set of corporate governance guidelines covering a variety of matters, including approval of related party transactions following the completion of the Business Combination.

Terms of Directors and Officers

HoldCo’s directors are not subject to a term of office and hold office until their resignation, death or incapacity or until their respective successors have been elected and qualified in accordance with HoldCo’s articles of association.

A director will be removed from office automatically if, among other things, the director (1) dies, becomes bankrupt or makes any arrangement or composition with his creditors, (2) is found to be a lunatic or becomes of unsound mind, (3) resigns his or her office by notice in writing to HoldCo, or (4) is removed from office pursuant to any other provision of HoldCo’s articles of association.

HoldCo’s officers are appointed by and serve at the discretion of the board of directors, and may be removed by HoldCo’s board of directors.

Compensation of Directors and Executive Officers

In 2021, CCT paid an aggregate of approximately RMB2.5 million in cash to its executive officers and did not pay any cash compensation to its non-executive directors. For options granted to CCT’s executive officers, see “—CCT Share Incentive Plan.” In addition, CCT made contributions to such officers’ pension, medical insurance, unemployment insurance, housing fund and other statutory benefits as required by PRC law, which totaled approximately RMB240,000 in 2021.

As of the date of this proxy statement/prospectus, HoldCo has not paid compensation to its executive officers and directors.

CCT Share Incentive Plan

CCT adopted the 2019 Equity Incentive Plan in January 2020, under which CCT granted equity incentive awards to eligible employees, consultants and non-employee directors in order to attract, motivate and retain talented individuals. Summarized below are the material terms of the 2019 Equity Incentive Plan. CCT has reserved an aggregate of 133,750,000 of CCT Ordinary Shares for issuance under the 2019 Plan. As of December 31, 2022, options to purchase 108,196,300 CCT Ordinary Shares and 23,171,350 CCT Restricted Shares Awards are issued and outstanding.

Type of Awards

The types of awards that CCT may grant under the 2019 Equity Incentive Plan will include the following:

•	an option;

•	a restricted share award;

•	a restricted share unit award;

•	a dividend equivalents award;

•	a deferred share award;

•	a share payment award; or

•	a share appreciation right.

Eligibility

CCT may grant awards to employees, consultants or non-employee directors as determined by the administrator of the 2019 Equity Incentive Plan, except that awards shall not be granted to consultants or non-employee directors who are resident of any country in the European Union and any other country where such grant is not allowed pursuant to applicable laws.

Acceleration of Awards Upon Corporate Transactions

Any outstanding awards will accelerate upon occurrence of a change-of-control corporate transaction where the successor entity does not assume the outstanding awards under the 2019 Equity Incentive Plan. In such event, each outstanding award will fully vest and become exercisable, and all forfeiture restrictions will terminate immediately prior to the date of the change-of-control transaction.

If the successor entity:

•

assumes the outstanding awards; (ii) replaces outstanding awards with a comparable award (as determined by the Administrator) with respect to capital shares (or equivalent) of the successor entity; or (iii) replaces outstanding awards with a cash incentive program of the successor entity which preserves the compensation element of such award existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such award, and

•	terminates the grantee’s service without cause within twelve months of the change-of-control transaction,

then the outstanding awards will automatically fully vest, become exercisable and payable and will be free from any restrictions on transfer, redemption or forfeiture rights.

Plan Administration

CCT’s board of directors, or a committee of one or more members of the board of directors designated by CCT’s board of directors, will administer the 2019 Equity Incentive Plan. However, the board of directors must approve awards made to CCT’s directors or officers. CCT’s board of directors, or a committee of one or more members of the board of directors designated by CCT’s board of directors, will determine the individuals who will receive grants, the type and number of awards granted and terms and conditions of each award grant, including any vesting or forfeiture restrictions.

Award Agreement

An award agreement will set forth the terms, conditions and limitations for each award under the 2019 Equity Incentive Plan, which may include provisions that apply in the event that the employee’s employment or service terminates.

Term of awards

The term of awards granted under the 2019 Equity Incentive Plan shall not exceed ten years from the planned effective date of a grant. Subject to the foregoing, the plan administrator will be authorized to extend the term of any outstanding award.

Vesting Schedule and other restrictions

The plan administrator will have sole discretion in setting the vesting period of an award, determining that an award may not vest for a specified period after it is granted and accelerating the vesting period of an award.

Change in control

In the event of a change in control, the administrator may provide for acceleration, purchase or replacement of awards.

Amendment and termination

With the approval of CCT’s board of directors, or the committee designated by the board of directors may at any time amend, modify or terminate the 2019 Equity Incentive Plan. Amendments to the 2019 Equity Incentive Plan remain subject to shareholder approval to the extent required by applicable laws or rules of the relevant listing stock exchange. In addition, CCT must obtain shareholder approval to increase the number of shares available for issuance under the 2019 Equity Incentive Plan or to extend the term or the exercise period of an option beyond ten years from the planned effective date of a grant.

CCT also must obtain shareholder approval if amendments materially increase benefits or materially change eligibility requirements.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Prime Impact Ordinary Shares as of the date of this proxy statement/prospectus by:

•	each person known by Prime Impact to be the beneficial owner of 5% or more of Prime Impact Ordinary Shares;

•	each of Prime Impact’s current officers and directors; and

•	all of Prime Impact’s current officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of Prime Impact in the table below is calculated based on 12,741,970 Prime Impact Ordinary Shares issued and outstanding as of May 20, 2023.

	Class A ordinary shares (2)		Class B ordinary shares (3)
Name of Beneficial Owners (1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Outstanding Shares
Prime Impact Cayman, LLC (our sponsor) (4)	—	—	8,022,103	99.0%	63.0%
Sculptor Capital LP (5)	1,668,050	36.0%	—	—	13.1%
Taconic Capital Advisors L.P. (6)	700,000	15.1%	—	—	5.5%
Glazer Capital, LLC (7)	674,300	14.5%	—	—	5.3%
UBS O’Connor LLC (8)	466,683	10.1%	—	—	3.7%
Deutsche Bank AG (9)	450,000	9.7%	—	—	3.5%
Michael Cordano (10)	—	—	—	—	—
Mark Long (10)	—	—	—	—	—
Roger Crockett	—	—	20,000	*	*
Dixon Doll	—	—	20,000	*	*
Keyur Patel	—	—	20,000	*	*
Joanna Strober	—	—	20,000	*	*
All officers and directors as a group (6 individuals)	—	—	80,000	*	*

*	Less than one percent

(1)	Unless otherwise noted, the business address of each of Prime Impact’s shareholders is 123 E. San Carlos Street, Suite 12, San Jose, CA 95112.

(2)	Does not include 5,721,122 Prime Impact Class A Ordinary Shares underlying the private placement warrants.

(3)	The Prime Impact Class B Ordinary Shares will automatically convert into Prime Impact Class A Ordinary Shares at the time of our initial business combination.

(4)

The shares reported herein are held in the name of our sponsor. Our sponsor is governed by two managers, Michael Cordano and Mark Long. As such, Michael Cordano and Mark Long have voting and investment discretion with respect to the Prime Impact Class B Ordinary Shares held of record by our sponsor and may be deemed to have shared beneficial ownership of the Prime Impact Class B Ordinary Shares held directly by our sponsor.

(5)

Includes shares held by Sculptor Capital LP, Sculptor Capital Holding Corporation and Sculptor Capital Management, Inc. with a principal business office of 9 West 57th Street, 39 Floor, New York, NY 10019, and Sculptor Master Fund, Ltd., Sculptor Special Funding, LP with a principal business office of State Street (Cayman) Trust, Limited, PO Box 896, Suites 3307, Gardenia Court, 45 Market Street, Caman Bay, Grand Cayman, Cayman Islands KY1-1103.

(6)

Taconic Capital Advisors L.P. serves as the investment manager to each of Taconic Opportunity Master Fund L.P. and Taconic Master Fund 1.5 L.P. with respect to 700,000 Prime Impact Class A Ordinary Shares. The address of the principal business office of the reporting person is 280 Park Avenue, 5th Floor, New York, NY 10017.

(7)

Glazer Capital, LLC serves as investment manager of certain funds with respect to 674,300 Prime Impact Class A Ordinary Shares. The address of the principal business office of the reporting person is 250 West 55th Street, Suite 30A, New York, NY 10019.

(8)	The address of the principal business office of the reporting person is One North Wacker Drive, 32nd Floor, Chicago, IL 60606.

(9)	The address of the principal business office of the reporting person is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.

(10)	Does not include any shares indirectly owned by this individual as a result of his ownership interest in our sponsor.

The following table sets forth information regarding the expected beneficial ownership of HoldCo Ordinary Shares immediately following the consummation of the Business Combination by:

•	each person known by HoldCo who will be the beneficial owner of more than 5% of the outstanding HoldCo Ordinary Shares immediately following the consummation of the Business Combination;

•	each person who will become an executive officer or a director of HoldCo upon consummation of the Business Combination; and

•	all of the executive officers and directors of HoldCo as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of HoldCo Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any HoldCo Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any HoldCo Ordinary Shares which the holder has the right to acquire within 60 days of through the exercise of any option, warrant or any other right.

The expected beneficial ownership percentages set forth in the table below have been determined based on the followings:

•

assuming a scenario of no redemption and no exercise of dissent rights from Prime Impact and CCT shareholders, the total number of HoldCo Ordinary Shares expected to be outstanding after the Business Combination is 84,131,571, consisting of (1) 75,150,652 Ordinary Shares to be issued to CCT’s shareholders, assuming full exercise of the assumed CCT Options, (2) 4,639,867 Class A Ordinary Shares to be issued to Public Shareholders of Prime Impact, and (3) 4,341,052 Class A Ordinary Shares to be issued to the Sponsor; and

•

assuming a scenario of maximum redemption and no exercise of dissent rights from Prime Impact and CCT shareholders, the total number of HoldCo Ordinary Shares expected to be outstanding after the Business Combination is 79,491,704, consisting of (1) 75,150,652 Ordinary Shares to be issued to CCT’s shareholders, assuming full exercise of the assumed CCT Options, and (2) 4,341,052 Class A Ordinary Shares to be issued to the Sponsor.

The above calculation of Ordinary Shares expected to be outstanding upon the completion of the Business Combination excludes 63,552 Class A Ordinary Shares underlying the assumed Innoven Warrant and 785,796 unvested Exchanged Restricted Shares, and assumes no exercise of HoldCo Warrants covering an aggregate of 13,663,365 Class A Ordinary Shares converted from 10,802,804 Prime Impact Public Warrants and 2,860,561 Prime Impact Private Placement Warrants.

	Post-Business Combination (Assuming No Redemption and No Exercise of Dissent Rights)				Post-Business Combination (Assuming Maximum Redemption and No Exercise of Dissent Rights
Name of Beneficial Owner	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	% of total Ordinary Shares	% of voting power	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	% of total Ordinary Shares	% of voting power
Principal Shareholders:
Mutong Holdings Limited (1)	—	18,596,504	22.1	46.0	—	18,596,504	23.4	47.8
Cicw Holdings Limited (2)	7,615,380	—	9.1	6.3	7,615,380	—	9.6	6.5
Ruiyuan Technology Holdings Limited (3)	4,470,234	—	5.3	3.7	4,470,234	—	5.6	3.8
Beijing Zhongyun Ronghui Investment Center, LLP (4)	4,979,556	—	5.9	4.1	4,979,556	—	6.3	4.3
Ningbo Shiwei Enterprise Management Partnership (L.P.) (5)	4,979,556	—	5.9	4.1	4,979,556	—	6.3	4.3
LIAN JIA ENTERPRISES LIMITED (6)	4,727,780	—	5.6	3.9	4,727,780	—	6.0	4.1
Entities affiliated with Tencent Holdings Ltd (7)	11,172,000	—	13.3	9.2	11,172,000	—	14.1	9.6
Directors and Executive Officers†
Lei Zhang	—	18,596,504	22.1	46.0	—	18,596,504	23.5	47.8
Cheng Zhong	—	—	—	—	—	—	—	—
Jianxiang Zhou	—	—	—	—	—	—	—	—
Ting Lin	—	—	—	—	—	—	—	—
Weiqing Xiang	—	—	—	—	—	—	—	—
Huichuan Ren	—	—	—	—	—	—	—	—
Shengwen Rong	—	—	—	—	—	—	—	—
Liqun Li	—	—	—	—	—	—	—	—
Xiufang Li	—	—	—	—	—	—	—	—
All executive officers and directors as a group (nine persons)	—	18,596,504	22.1	46.0	—	18,596,504	23.5	47.8

†

Except as indicated otherwise below, the business address of HoldCo’s directors and executive officers is 8/F, Desheng Hopson Fortune Plaza, 13-1 Deshengmenwai Avenue Xicheng District, Beijing 100088, China.

(1)

Mutong Holding Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Mutong Holding Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Mutong Holding Limited is wholly owned by Lei Zhang, the chairman of the board and co-chief executive officer of HoldCo.

(2)

Cicw Holdings Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Cicw Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Cicw Holdings Limited is controlled by Feng Zhang, a director of CCT and the VIE. The business address of Feng Zhang is 8/F, Desheng Hopson Fortune Plaza, 13-1 Deshengmenwai Avenue Xicheng District, Beijing 100088, China.

(3)

Ruiyuan Technology Holdings Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Ruiyuan Technology Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Ruiyuan Technology Holdings Limited is controlled by Yuanjun Xiong, a director of the VIE. The business address of Yuanjun Xiong is 8/F, Desheng Hopson Fortune Plaza, 13-1 Deshengmenwai Avenue Xicheng District, Beijing 100088, China.

(4)

Beijing Zhongyun Ronghui Investment Center, LLP is limited liability partnership organized incorporated under the laws of the PRC. The address of Beijing Zhongyun Ronghui Investment Center, LLP is Room 2-06, Block C, Software Plaza, Building 4, No. 8, Dongbeiwang West Road, Haidian District, Beijing, China. Beijing Zhongyun Ronghui Investment Center, LLP’s general partner is Beijing Shangyun Chuangzhan Investment Center (Limited Partnership), whose general partner is Beijing Tiandi Rongchuang Investment Co., Ltd., which is ultimately controlled by Suning Tian.

(5)

Ningbo Shiwei Enterprise Management Partnership (L.P.) is limited partnership organized incorporated under the laws of the PRC. The address of Ningbo Shiwei Enterprise Management Partnership (L.P.) is Dongyi Road, Technology Park Zone, Jiangshan Town, Yinzhou District, Ningbo, Zhejiang, China. Ningbo Shiwei Enterprise Management Partnership (L.P.)’s general partner is Shunchuang Venture Capital Partnership (Limited Partnership) of Lhasa Economic and Technological Development Zone, whose general partner is Shunchuang Capital Management Co., Ltd. of Lhasa Economic and Technological Development Zone. The shareholders of Shunchuang Capital Management Co., Ltd. of Lhasa Economic and Technological Development Zone are Ms. Wenjing Ma, Mr. Jun Lei and Ms. Liping Cao. The business address of Ms. Wenjing Ma and Ms. Liping Cao is RM801, BLDG D1, Liangmaqiao Office Tower, Dongfangdonglu 19, Chaoyang District, Beijing, China.

(6)

LIAN JIA ENTERPRISES LIMITED is a company incorporated under the laws of the British Virgin Islands. The registered address of LIAN JIA ENTERPRISES LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. LIAN JIA ENTERPRISES LIMITED is wholly owned by Huarong (HK) Industrial and Financial Investment Limited, which is an indirect wholly-owned subsidiary of China Huarong Asset Management Co., Ltd. The business address of China Huarong Asset Management Co., Ltd. is No. 8 Financial Street, Xicheng District, Beijing, China.

(7)

Represents the sum of (i) 8,937,600 Class A Ordinary Shares to be issued to Image Digital Investment (HK) Limited and (ii) 2,234,400 Class A Ordinary Shares to be issued to TPP Fund II Holding F Limited. Image Digital Investment (HK) Limited is a company incorporated under the laws of Hong Kong, and its address is 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. TPP Fund II Holding F Limited is incorporated under the laws of Cayman Islands, and its registered address is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Image Digital Investment (HK) Limited and TPP Fund II Holding F Limited are ultimately controlled by Tencent Holdings Limited. The business address of Tencent Holding Limited is 29/F., Three Pacific Place No. 1 Queen’s Road East Wanchai, Hong Kong.

Assuming the exercise and conversion of all of securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Combined Company is estimated to comprise approximately 7.30% of outstanding Pubco Ordinary Shares in a no redemption scenario, and 7.66% of outstanding Pubco Ordinary Shares in a maximum redemption scenario.

CERTAIN RELATIONSHIPS AND RELATED PARTIES TRANSACTIONS

Certain Transactions of Prime Impact

On July 23, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover for certain offering costs in consideration for 8,625,000 founder shares. On September 3, 2020, the Sponsor transferred 20,000 founder shares to each of Cathleen Benko, Roger Crockett, Dixon Doll, Keyur Patel and Joanna Strober. On October 27, 2020, 522,897 founder shares held by the Sponsor were forfeited by the Sponsor due to the failure of the underwriters’ to fully execute their over-allotment option. The founder shares (including the Prime Impact Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor has purchased 5,400,000 private placement warrants for a purchase price of $8,100,000 in a private placement that occurred simultaneously with the closing of Prime Impact’s Initial Public Offering. In addition, the Sponsor purchased an additional 321,122 warrants on October 6, 2020 simultaneously with the underwriter’s partial exercise of their over-allotment option for a total of 5,721,122 private placement warrants. As such, the Sponsor’s interest in Prime Impact is valued at $8,581,683. The private placement warrants and Prime Impact Class A Ordinary Shares issued upon the exercise or conversion thereof may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Prime Impact currently maintains executive offices at 123 E San Carlos Street, Suite 12, San Jose, California 95112. The cost for Prime Impact’s use of this space is included in the $10,000 per month fee paid to the Sponsor for office space, administrative and support services. Upon completion of Prime Impact’s initial business combination or its liquidation, Prime Impact will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Prime Impact’s behalf such as identifying potential partner businesses and performing due diligence on suitable business combinations. Prime Impact’s audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Prime Impact’s behalf.

The Sponsor loaned Prime Impact approximately $98,000 under a $300,000 promissory note for a portion of the expenses of the Initial Public Offering. These loans were non-interest bearing and unsecured. The loan was repaid on September 16, 2020 out of the offering proceeds that has been allocated to the payment of offering expenses and not held in the Trust Account.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Prime Impact’s officers and directors may, but are not obligated to, loan Prime Impact funds as may be required. If Prime Impact completes an initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that the initial business combination does not close, Prime Impact may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. On December 30, 2022, Prime Impact and the Sponsor entered into an amended and restated promissory note, pursuant to which the Sponsor agreed to loan to Prime Impact up to $5,500,000 to be used for working capital purposes. Such amended promissory and restated promissory note will not bear any interest, and will be repayable by Prime Impact to the Sponsor upon the earlier of (i) December 31, 2023, (ii) the date on which Prime Impact redeems 100% of its Public Shares for cash and (iii) the consummation of Prime Impact’s initial business combination. Prime Impact does not expect to seek loans from parties other than the

Sponsor, members of Prime Impact’s founding team or any of their affiliates as Prime Impact does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

After Prime Impact’s initial business combination, members of its founding team who remain with Prime Impact may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to Prime Impact shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to Prime Impact shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider Prime Impact’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Prime Impact has entered into a registration and shareholder rights agreement pursuant to which its initial shareholders, and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the Class A Ordinary Shares issuable upon exercise of the foregoing and upon conversion of the founder shares. Further, the Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to Prime Impact’s board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Policy for Approval of Related Party Transactions

The audit committee of Prime Impact’s board of directors has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee is provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairperson of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Director Independence

The rules of the NYSE require that a majority of Prime Impact’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company which in the opinion of the company’s board of directors, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Prime Impact’s board of directors has determined that Roger Crockett, Dixon Doll, Keyur Patel and Joanna Strober are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Certain Transactions of CCT

Employment Agreements and Indemnification Agreements

See “Management of CCT and HoldCo Following The Business Combination—Employment Agreements and Indemnification Agreements.”

CCT Share Incentive Plan

See “Management of CCT and HoldCo Following The Business Combination—CCT Share Incentive Plan.”

Contractual Arrangements with the VIE and its Shareholders

See “CCT’s Business—Corporate History and Structure.”

Other Related Party Transactions

The following table set forth related parties transaction entered into by CCT during the period indicated.

	Year ended December 31,
	2021	2022
	(RMB in thousands)
Repayment of borrowings from related party
Mr. Lei Zhang (1)	(15,000)	—
Fanhua Group	(13,000)	—

Notes:

(1)

The amount due to Mr. Lei Zhang represents an interest-free borrowing with a balance of RMB15.0 million as of January 1, 2021. For the year ended December 31, 2021, the VIE repaid the amount to Mr. Lei Zhang in full.

Furthermore, for the year ended December 31, 2021, CCT was granted an RMB10.0 million credit facility from the Bank of Nanjing that would expire on June 4, 2022 to support its operations, which was guaranteed by Cheche Insurance Sales & Service Co., Ltd. and Mr. Lei Zhang. There are no financial covenants for the credit facility. The interest is payable on a quarterly basis and the principal will be due upon maturity. Under the credit facility, CCT drew down RMB5.0 million and RMB5.0 million on May 28, 2021 and June 3, 2021, respectively. They were fully repaid in May and June 2022. Subsequently, CCT drew down RMB10.0 million on June 30, 2022, which was fully repaid on July 15, 2022.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations generally applicable to (i) the Business Combination to holders of Prime Impact Public Shares and Prime Impact Public Warrants (collectively, the “Prime Impact securities”), (ii) the subsequent ownership and disposition of Class A Ordinary Shares and Public Warrants (collectively, the “Holdco securities”) received by holders of Prime Impact securities in connection with the Business Combination and (iii) the exercise of redemption rights by holders of Prime Impact Class A Ordinary Shares. This discussion addresses only those holders of Prime Impact securities (and, following the Business Combination, holders of Holdco securities) that are U.S. Holders (as defined below) and that hold their Prime Impact securities and Holdco securities as capital assets (generally, property held for investment). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to a holder of Prime Impact securities or Holdco securities subject to special rules, including:

•	Prime Impact’s sponsor, founders, officers or directors;

•	banks, financial institutions or financial services entities;

•	brokers;

•	dealers or traders in securities, commodities or currencies;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	qualified foreign pension funds (and entities wholly owned by one or more qualified foreign pension funds);

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	U.S. expatriates and certain former or long-term residents of the United States;

•	persons that receive securities in connection with the PIPE Investment;

•	holders other than U.S. Holders;

•	persons that actually or constructively own five percent or more of Prime Impact’s shares (by vote or value) or Holdco’s shares (by vote or value);

•

persons that acquired Prime Impact securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons that hold Prime Impact securities or Holdco securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons that exercise appraisal rights in connection with the Initial Merger; and

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of Prime Impact securities or Holdco securities that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Prime Impact securities or Holdco securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Prime Impact securities or Holdco securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. Partners of any partnership holding Prime Impact securities or Holdco securities are urged to consult their tax advisors.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE BUSINESS COMBINATION, THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES AND THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO PRIME IMPACT CLASS A ORDINARY SHARES. EACH HOLDER OF PRIME IMPACT SECURITIES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION, THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES AND THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO PRIME IMPACT CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS.

Characterization of a Prime Impact Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Prime Impact Unit, or instruments similar to a Prime Impact Unit, for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. The separation of a Prime Impact Unit into a Prime Impact Class A Ordinary Shares and one-third of a Prime Impact Public Warrant in connection with the consummation of the Business Combination, or in connection with a Redemption, as described below under the heading “Tax Consequences for U.S. Holders Exercising Redemption Rights,” generally should not be a taxable event for U.S. federal income tax purposes. However, this treatment is not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Prime Impact Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each holder of Prime Impact securities is urged to consult its tax advisor regarding the tax treatment of a Prime Impact Unit in connection with the consummation of the Business Combination, or in connection with a Redemption. The balance of this discussion assumes that the characterization of the Prime Impact Units described above is respected for U.S. federal income tax purposes.

U.S. Holders

The Initial Merger

The Initial Merger is expected to qualify as a reorganization under Section 368(a)(1)(F) of the Code, and if the Initial Merger qualifies as a reorganization under Section 368(a)(1)(F) of the Code then no gain or loss is expected to be recognized by Prime Impact as a result of the Initial Merger.

Subject to the PFIC rules discussed below, a U.S. Holder of Prime Impact Class A Ordinary Shares and Prime Impact Public Warrants that exchanges its Prime Impact Class A Ordinary Shares and Prime Impact Public Warrants pursuant to the Initial Merger is not expected to recognize gain or loss on the exchange of Prime Impact Class A Ordinary Shares and Prime Impact Public Warrants for Holdco securities. The aggregate adjusted tax basis of a U.S. Holder of Prime Impact Class A Ordinary Shares in the Holdco Class A Ordinary Shares received as a result of the Initial Merger is expected to equal the aggregate adjusted tax basis of the Prime Impact Class A Ordinary Shares surrendered in the exchange, and the aggregate adjusted tax basis in the Holdco Public Warrants received as a result of the Initial Merger is expected to equal the aggregate adjusted tax basis of the Prime Impact Public Warrants surrendered in the exchange. The holding period in the Holdco securities received in the exchange is expected to include the holding period for the Prime Impact Class A Ordinary Shares and Prime Impact Public Warrants surrendered in the exchange. U.S. Holders of Prime Impact Class A Ordinary Shares and Prime Impact Public Warrants that hold Prime Impact Class A Ordinary Shares and Prime Impact Public Warrants with differing tax bases or holding periods are urged to consult their tax advisors with regard to identifying the tax bases and holding periods of the particular Holdco Class A Ordinary Shares and Holdco Public Warrants received in connection with the Initial Merger.

Holdco Class A Ordinary Shares and Holdco Public Warrants

Taxation of distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution (including the amount of any tax withheld) paid on Holdco Class A Ordinary Shares to the extent the distribution is paid out of Holdco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by Holdco will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce (but not below zero) the U.S. Holder’s basis in its Holdco Class A Ordinary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Holdco Class A Ordinary Shares (see “—Gain or loss on sale or other taxable disposition of Holdco securities” below). The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Any foreign currency gain or loss will be treated as ordinary income or ordinary loss.

For non-corporate U.S. Holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), dividends generally will be taxed at the lower rates applicable to long-term capital gains (see “—Gain or loss on sale or other taxable disposition of Holdco securities” below) only if the Holdco Class A Ordinary Shares are readily tradable on an established securities market in the United States, Holdco is not treated as a PFIC at the time the dividend is paid or in the preceding taxable year and certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Holdco Class A Ordinary Shares.

For foreign tax credit limitation purposes, dividends will generally be treated as passive category income. In the event we are deemed to be a PRC resident enterprise under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on the Holdco Class A Ordinary Shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the Holdco Class A Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.

Gain or loss on sale or other taxable disposition of Holdco securities

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Holdco securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Holdco securities exceeds one year at the time of such sale or other taxable disposition.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition with respect to the Holdco Class A Ordinary Shares or Holdco Public Warrants and (ii) the U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares or Holdco Public Warrants, respectively. Long-term capital gain recognized by a non-corporate U.S. Holder is generally eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

In the event we are deemed to be a PRC resident enterprise under the EIT Law and gain from the disposition of the Holdco Class A Ordinary Shares is subject to tax in PRC, a U.S. Holder that is eligible for the benefits of the United States-PRC income tax treaty may be able to elect to treat such gain as PRC-source gain for foreign tax credit purposes under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the United States-PRC income tax treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the Holdco Class A Ordinary Shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category).

Exercise, lapse or redemption of a Holdco Public Warrant

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Holdco Public Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Holdco Class A Ordinary Share on the exercise of a Holdco Public Warrant for cash. A U.S. Holder’s initial tax basis in a Holdco Class A Ordinary Share received upon exercise of the Holdco Public Warrant generally will equal the sum of the U.S. Holder’s initial investment in the Holdco Public Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Holdco Class A Ordinary Share will commence on the date of exercise of the Holdco Public Warrant or the day following the date of exercise of the Holdco Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Holdco Public Warrant. If a Holdco Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to its tax basis in the Holdco Public Warrant.

The tax consequences of a cashless exercise of a Holdco Public Warrant are not clear. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Holdco Class A Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Holdco Public

Warrants surrendered. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the Holdco Class A Ordinary Share will commence on the date of exercise of the Holdco Public Warrant or the day following the date of exercise of the Holdco Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Holdco Class A Ordinary Shares would include the holding period of the Holdco Public Warrants.

It is also possible that a cashless exercise may be treated as a taxable exchange of a portion of the Holdco Public Warrants surrendered in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Holdco Public Warrants having a value equal to the exercise price for the total number of Holdco Public Warrants to be exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Holdco Public Warrants deemed surrendered and the U.S. Holder’s tax basis in such Holdco Public Warrants. In this case, a U.S. Holder’s tax basis in the Holdco Class A Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the Holdco Public Warrants exercised and the exercise price of such Holdco Public Warrants. It is unclear whether a U.S. Holder’s holding period for the Holdco Class A Ordinary Shares would commence on the date of exercise of the Holdco Public Warrants or the day following the date of exercise of the Holdco Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

While not free from doubt, a redemption of Holdco Public Warrants for Holdco Class A Ordinary Shares should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, subject to the PFIC rules discussed, a U.S. Holder should not recognize any gain or loss on the redemption of Holdco Public Warrants for Holdco Class A Ordinary Shares. In such event, a U.S. Holder’s aggregate tax basis in the Holdco Class A Ordinary Shares received in the redemption generally should equal the U.S. Holder’s aggregate tax basis in the Holdco Public Warrants redeemed and the holding period for the Holdco Class A Ordinary Shares should include the U.S. Holder’s holding period for the surrendered Holdco Public Warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of Holdco Public Warrants. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a redemption of Holdco Public Warrants for Holdco Class A Ordinary Shares.

Subject to the PFIC rules described below, if Holdco Public Warrants are redeemed for cash or if Holdco Public Warrants are purchased in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above in “Gain or loss on sale or other taxable disposition of Holdco securities.”

Possible constructive distributions

The terms of each Holdco Public Warrant provide for an adjustment to the number of Holdco Class A Ordinary Shares for which the Holdco Public Warrant may be exercised or to the exercise price of the Holdco Public Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Holdco Public Warrants would, however, be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Holdco’s assets or earnings and profits (e.g., through an increase in the number of Holdco Class A Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of Holdco Class A Ordinary Shares which is taxable to the U.S. Holders of such Holdco Class A Ordinary Shares as described in “Taxation of distributions” above. Such constructive distribution would be subject to tax as described in that section in the same manner as if the U.S. Holders of the Holdco Public Warrants received a cash distribution from Holdco equal to the fair market value of such increased interest and would increase a U.S. Holder’s adjusted tax basis in its Holdco Public Warrants to the extent that such distribution is treated as a dividend.

Passive foreign investment company rules

The treatment of U.S. Holders of Holdco Class A Ordinary Shares and Holdco Public Warrants could be materially different from that described above if Prime Impact or Holdco is or was treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

The determination of whether HoldCo will be treated as a PFIC for the taxable year that includes the Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by Prime Impact and CCT and its subsidiaries at the time of the Business Combination, among others. Accordingly, there can be no assurances that HoldCo will not be treated as a PFIC in the taxable year that includes the Business Combination or any future taxable year. Although Holdco’s PFIC status will be determined annually, an initial determination that Prime Impact was a PFIC or that Holdco is a PFIC will generally apply for subsequent years to a U.S. Holder who held Prime Impact Class A Ordinary Shares, Prime Impact Public Warrants, Holdco Class A Ordinary Shares or Holdco Public Warrants while Prime Impact or Holdco was a PFIC, whether or not Prime Impact or Holdco meets the test for PFIC status in subsequent years.

If Prime Impact is determined to be a PFIC with respect to a U.S. Holder who exchanges Prime Impact Class A Ordinary Shares or Prime Impact Public Warrants for Holdco Class A Ordinary Shares or Holdco Public Warrants in connection with the Initial Merger, and such U.S. Holder did not make any of the PFIC Elections (defined below) with respect to the Prime Impact Class A Ordinary Shares or Prime Impact Public Warrants, then although not free from doubt, Holdco would also be treated as a PFIC as to such U.S. Holder with respect to such Holdco Class A Ordinary Shares and Holdco Public Warrants even if Holdco did not meet the test for PFIC status. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such Holdco Class A Ordinary Shares and Holdco Public Warrants for a period that includes its holding period for the Prime Impact Class A Ordinary Shares and Prime Impact Public Warrants exchanged therefor, respectively. In addition, if Prime Impact is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its Prime Impact Class A Ordinary Shares redeemed, as described below under the heading “Tax Consequences for U.S. Holders Exercising Redemption Rights,” would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for Prime Impact’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from HoldCo. If Holdco determines that it is a PFIC for the taxable year that includes the Business Combination, upon written request, it will endeavor to provide to U.S. Holders a PFIC Annual Information Statement to enable them to make and maintain a QEF election for the year, but there can be no assurance that Holdco will timely provide such information. There also can be no assurance that Holdco will have timely knowledge of its status as a PFIC or of the required information to be provided.

If Prime Impact or Holdco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Holdco Class A Ordinary Shares or Holdco Public Warrants

and, in the case of Holdco Class A Ordinary Shares, the U.S. Holder did not make an applicable PFIC Election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Holdco Class A Ordinary Shares or Holdco Public Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Holdco Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Holdco Class A Ordinary Shares).

Under these rules:

•

the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Holdco Class A Ordinary Shares or Holdco Public Warrants (including any portion of such holding period prior to the Initial Merger);

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Holdco’s first taxable year in which Holdco was a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC elections

In general, if Prime Impact was not a PFIC but Holdco is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Holdco Class A Ordinary Shares (but not the Holdco Public Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Holdco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Holdco’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

U.S. Holders of Holdco Public Warrants will not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Holdco Public Warrants (other than upon exercise of such Holdco Public Warrants for cash) and Holdco was a PFIC at any time during the U.S. Holder’s holding period of such Holdco Public Warrants, any gain recognized may be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Holdco Public Warrants properly makes and maintains a QEF election with respect to the newly acquired Holdco Class A Ordinary Shares (or has previously made a QEF election with respect to Holdco Class A Ordinary Shares), the QEF election will apply to the newly acquired Holdco Class A Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Holdco Class A Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Holdco Public Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, Holdco will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of Holdco’s earnings and profits as determined for U.S.

federal income tax purposes. In order for the U.S. Holder to make the second election, Holdco must also be determined to be a “controlled foreign corporation” as defined in the Code, and there are no assurances that Holdco will so qualify. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Holdco Class A Ordinary Shares acquired upon the exercise of the Holdco Public Warrants solely for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, we do not intend to provide a PFIC Annual Information Statement for taxable years after the taxable year that includes the Business Combination, which will preclude U.S. Holders from making or maintaining a QEF election.

If a U.S. Holder has made a QEF election with respect to Holdco Class A Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of the Holdco Class A Ordinary Shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if Holdco is a PFIC for any taxable year, a U.S. Holder of Holdco Class A Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of Holdco’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in an entity for which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Holdco is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to the Holdco Class A Ordinary Shares for such taxable year.

Alternatively, if Holdco is a PFIC and the Holdco Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Holdco Class A Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Holdco Class A Ordinary Shares at the end of such year over its adjusted basis in its Holdco Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Holdco Class A Ordinary Shares over the fair market value of its Holdco Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Holdco Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Holdco Class A Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Holdco Public Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which the Holdco Class A Ordinary Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Holdco Class A Ordinary Shares under their particular circumstances.

If Holdco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Holdco receives a distribution from, or disposes of all or part of Holdco’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Holdco Class A Ordinary Shares and Holdco Public Warrants should consult their tax advisors concerning the application of the PFIC rules to Holdco securities under their particular circumstances.

Tax Consequences for U.S. Holders Exercising Redemption Rights

The following discussion assumes that any redemption of Prime Impact Class A Ordinary Shares pursuant to the redemption provisions described in the section entitled “The Business Combination — Redemption Rights” (a “Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the Business Combination, including the Initial Merger.

Redemption of Class A Ordinary Shares

The treatment for U.S. federal income tax purposes of a U.S. Holder that elects to redeem some or all of its Prime Impact Class A Ordinary Shares in a Redemption, subject to the discussion of the PFIC rules above, will generally depend on whether the Redemption qualifies as a sale of the Prime Impact Class A Ordinary Shares under Section 302 of the Code taxable as described below under the heading “— Taxable sale or exchange of Class A Ordinary Shares,” or rather as a distribution taxable as described below under the heading “— Taxation of distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of shares of Prime Impact’s stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Prime Impact Public Warrants) relative to all of Prime Impact’s shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption of Prime Impact Class A Ordinary Shares generally will be treated as a sale of the Prime Impact Class A Ordinary Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Prime Impact or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of Prime Impact’s stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Prime Impact Class A Ordinary Shares which could be acquired pursuant to the exercise of any Prime Impact Public Warrants held by it. In order to meet the substantially disproportionate test, the percentage of Prime Impact’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption of Prime Impact Class A Ordinary Shares must, among other requirements, be less than 80% of the percentage of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Prime Impact’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Prime Impact’s stock actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption of the Prime Impact Class A Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Prime Impact. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Prime Impact will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution, and the tax consequences will be as described below under “— Taxation of distributions.”

U.S. Holders of Prime Impact Class A Ordinary Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption of their Prime Impact Class A Ordinary Shares would be treated as a sale or as a distribution under the Code.

Taxable sale or exchange of Class A Ordinary Shares

Subject to the discussion of the PFIC rules above, if a Redemption qualifies as a sale of a Prime Impact Class A Ordinary Shares (rather than a distribution with respect to such Prime Impact Class A Ordinary Shares), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in the Prime Impact Class A Ordinary Shares redeemed. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Prime Impact Class A Ordinary Shares exceeds one year at the time of the Redemption. A U.S. Holder’s adjusted tax basis in a Prime Impact Class A Ordinary Shares generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of an Prime Impact Public Warrant, the initial basis of the Prime Impact Class A Ordinary Shares upon exercise of the Prime Impact Public Warrant (generally determined as described above in “— U.S. Holders — Holdco Class A Ordinary Shares and Holdco Public Warrants — Exercise, lapse or redemption of a Holdco Public Warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of distributions

Subject to the PFIC rules discussed above, if a Redemption of a Prime Impact Class A Ordinary Shares is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend to the extent paid out of Prime Impact’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Prime Impact’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Prime Impact Class A Ordinary Shares. Any remaining excess will be treated as gain recognized on the sale or other disposition of the Prime Impact Class A Ordinary Shares and will be treated as described above under “— Taxable sale or exchange of Class A Ordinary Shares.” Amounts treated as dividends that Prime Impact pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Prime Impact Class A Ordinary Shares are readily tradable on an established securities market in the United States, Prime Impact is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period requirements are met.

Backup Withholding and Tax Reporting

In general, information reporting requirements will apply to dividends received by U.S. Holders of Holdco Class A Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of Holdco Class A Ordinary Shares and Holdco Public Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as certain corporations). Information reporting requirements will also apply to redemptions of Prime Impact Class A Ordinary Shares from U.S. Holders. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

DESCRIPTION OF HOLDCO’S SHARE CAPITAL

The following description of the material terms of the share capital of HoldCo following the closing of the Business Combination includes a summary of specified provisions of the Proposed HoldCo Organizational Documents that will be in effect upon closing of the Business Combination. This description is qualified by reference to the Proposed HoldCo Organizational Documents as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “HoldCo,” “we,” “our” or “us” refer to Cheche Group Inc. following the completion of the Business Combination, and all capitalized terms used in this section are as defined in the Proposed HoldCo Organizational Documents, unless elsewhere defined herein.

HoldCo is a Cayman Islands exempted company and its affairs are governed by the Proposed HoldCo Organizational Documents, upon the closing of the Business Combination, the Cayman Companies Act, and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, the authorized share capital of HoldCo is $50,000 divided into 5,000,000,000 Ordinary Shares, with 5,000,000,000 Ordinary Shares issued and outstanding.

Following the completion of the Business Combination, the authorized share capital of the HoldCo will be $50,000 divided into 5,000,000,000 Ordinary Shares comprising of (1) 4,000,000,000 Class A Ordinary Shares, and (2) 1,000,000,000 Class B Ordinary Shares.

Following the completion of the Business Combination, HoldCo will have 65,535,067 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares issued and outstanding (assuming no redemption), or 60,895,200 Class A Ordinary Shares and 18,596,504 Class B Ordinary Shares issued and outstanding (assuming maximum redemption). All of the Class A Ordinary Shares issued and outstanding, and all of the Class A Ordinary Shares to be issued pursuant to the Business Combination have been or will be issued as fully paid.

The following includes a summary of the material provisions of the Proposed HoldCo Organizational Documents of the HoldCo after the completion of the Business Combination and the Cayman Companies Act in so far as they relate to the material terms of Class A Ordinary Shares. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Proposed HoldCo Organizational Documents attached as Annex B to this proxy statement/prospectus.

Ordinary Shares

General

Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares have the same rights except for voting and conversion rights. All of our issued Ordinary Shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by ordinary resolutions. The Proposed HoldCo Organizational Documents provide that dividends may be declared and paid out of our profits, or out of monies otherwise available for dividend in accordance with the Cayman Companies Act.

Voting Rights

In respect of all matters upon which the ordinary shares are entitled to vote, each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share is entitled to three votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any shareholder present.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, or be approved in writing by all of the shareholders entitled to vote at a general meeting in one or more instruments each signed by one or more of the shareholders; while a special resolution requires the affirmative vote of not less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, or approval in writing by all of the shareholders entitled to vote at a general meeting in one or more instruments each signed by one or more of the shareholders. A special resolution will be required for important matters such as a change of name or making changes to the Proposed HoldCo Organizational Documents.

Conversion

Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B Ordinary Shares by a holder to any person who is not the founder or an affiliate of the founder, or upon a change of ultimate beneficial ownership of any Class B Ordinary Share to any person who is not the founder or an affiliate of the founder, such Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors may, in their absolute discretion and without the approval of the shareholders, cause us to (1) issue, allot and dispose of shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; (2) grant rights over shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding shares, at such times and on such other terms as they think proper; and (3) grant options with respect to shares and issue warrants or similar instruments with respect thereto.

Transfer of Class A Ordinary Shares

Subject to the restrictions contained in the Proposed HoldCo Organizational Documents, any of our shareholders may transfer all or any of his or her Class A Ordinary Shares by an instrument of transfer in writing in the usual or common form or any other form approved by our board of directors.

Our board of directors may decline to register any transfer of any Ordinary Shares unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of Ordinary Shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the exchange, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Cayman Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including making payment in respect of the redemption out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Cayman Companies Act, be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a simple majority of the vote of all of the shares in that class. The rights conferred upon the holders of the shares or any class of shares shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be varied by the creation, redesignation, allotment or issue of shares ranking pari passu with such shares.

General Meetings of Shareholders

Extraordinary general meetings may be convened by a majority of our board of directors. Advance notice of at least ten (10) calendar days is required for the convening of our annual general meeting and any other extraordinary general meeting of our shareholders. A quorum required for a meeting of shareholders consists of the holders of not less than one-third of the aggregate voting power of all of the ordinary shares present in person or by proxy.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands.

Changes in Capital

We may from time to time by ordinary resolution:

•	increase our share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as we in general meeting may determine;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	by subdivision of its existing shares or any of them divide the whole or any part of our share capital into shares of smaller amount than is fixed by our Proposed HoldCo Organizational Documents; or

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by the Cayman Companies Act.

Anti-Takeover Provisions

Some provisions of the Proposed HoldCo Organizational Documents may discourage, delay or prevent a change of control of us or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Proposed HoldCo Organizational Documents for a proper purpose and for what they believe in good faith to be in the best interests of us.

Warrants

Upon the consummation of the Business Combination, each Prime Impact outstanding immediately prior will cease to be a warrant with respect to Prime Impact Ordinary Shares and be assumed by HoldCo and converted into an Assumed Public Warrant entitling the holder thereof to purchase such number of Class A Ordinary Shares on a one-on-one basis. Each Assumed Public Warrant will otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such Prime Impact Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company must be obtained, unless the court waives such requirement.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (2) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (3) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (4) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (2) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (i) consent or approval to the transfer has been obtained, released or waived; (ii) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (iii) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (3) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (4) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (1) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (2) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (3) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (4) within seven days following the date of the expiration of the period set out in paragraph (2) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (5) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

If an arrangement and reconstruction by way of scheme of arrangement is approved and sanctioned, or if a tender offer is made and accepted in accordance with the following statutory procedures, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Special Considerations for Exempted Companies

HoldCo is an exempted company incorporated with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Proposed HoldCo Organizational Documents on the rights of non-resident or foreign shareholders to hold or exercise voting rights on HoldCo’s shares. In addition, there are no provisions in the Proposed HoldCo Organizational Documents governing the ownership threshold above which shareholder ownership must be disclosed.

Enforceability of Civil Liability under Cayman Islands Law

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

The courts of the Cayman Islands are unlikely (1) to recognize, or enforce against HoldCo, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (2) in original actions brought in the Cayman Islands, to impose liabilities against HoldCo predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

There was Privy Council authority (which is binding on the Cayman Islands court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggested that due to the universal nature of bankruptcy/insolvency proceedings, foreign judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands court), expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Privy Council. The Privy Council too rejected the approach although it was not required to rule on the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands: whilst it endorsed the need for active assistance of overseas bankruptcy proceedings under the principle of modified universalism as part of the common law, it did so firstly subject to local law and local public policy and, secondly, that the court can only ever act within the limits of its own statutory and common law powers. The limits of those powers and the impact of that on enforcement is, however, unclear and consequently HoldCo understands that it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (1) the Financial Reporting Authority of the Cayman Islands (the “FRA”), pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (2) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

HoldCo has certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts HoldCo’s shareholders on notice that through your investment in HoldCo you will provide us with certain personal information which constitutes personal data within the meaning of the DPA

(“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

HoldCo will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. HoldCo will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct HoldCo’s activities of on an ongoing basis or to comply with legal and regulatory obligations to which HoldCo is subject. HoldCo will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In HoldCo’s use of this personal data, HoldCo will be characterized as a “data controller” for the purposes of the DPA, while HoldCo ’s affiliates and service providers who may receive this personal data from us in the conduct of HoldCo’s activities may either act as HoldCo’s “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

HoldCo may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in HoldCo, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How HoldCo May Use a Shareholder’s Personal Data

HoldCo, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•	where this is necessary for the performance of HoldCo’s rights and obligations under any purchase agreements;

•	where this is necessary for compliance with a legal and regulatory obligation to which HoldCo is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•	where this is necessary for the purposes of HoldCo’s legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should HoldCo wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), HoldCo will contact you.

Why HoldCo May Transfer Your Personal Data

In certain circumstances HoldCo may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign regulatory authorities, including tax authorities.

HoldCo anticipates disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on HoldCo’s behalf.

The Data Protection Measures HoldCo Takes

Any transfer of personal data by us or HoldCo’s duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

HoldCo and HoldCo’s duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

HoldCo shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

COMPARISON OF RIGHTS OF HOLDCO SHAREHOLDERS AND PRIME IMPACT SHAREHOLDERS

General

Prime Impact is incorporated as a Cayman Islands exempted company and the rights of Prime Impact shareholders are governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by the Prime Impact Articles. HoldCo is incorporated as a Cayman Islands exempted company and the rights of HoldCo shareholders will be governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by Proposed HoldCo Organizational Documents. Following the Business Combination, the rights of Prime Impact shareholders who become HoldCo shareholders will continue to be governed by Cayman Islands law but will no longer be governed by the Prime Impact Articles and instead will be governed by Proposed HoldCo Organizational Documents.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Prime Impact shareholders under the Prime Impact Articles (left column), and the rights of HoldCo shareholders under Proposed HoldCo Organizational Documents (right column) following the completion of the Business Combination. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Prime Impact Articles, and the Proposed HoldCo Organizational Documents, as well as the relevant provisions of the Cayman Companies Act.

Prime Impact	HoldCo
Authorized Share Capital
The authorized share capital of Prime Impact is $22,100 divided into 221,000,000 shares comprising (i) 200,000,000 Class A Ordinary Shares of a par value of $0.0001 each, (ii) 20,000,000 Class B Ordinary Shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each.	The authorized share capital of HoldCo is $50,000 divided into 5,000,000,000 shares comprising (i) 4,000,000,000 Class A Ordinary Shares of a par value of $0.00001 each, and (ii) 1,000,000,000 Class B Ordinary Shares of a par value of $0.00001 each.

Rights of Preference Shares
Not Applicable	Subject to the Proposed HoldCo Organizational Documents, the directors may provide, out of unissued shares (other than authorized but unissued Ordinary Shares), for series of preference shares and to establish the number of shares to constitute such series and any voting rights, powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions of such series.

Number and Qualification of Directors
Unless otherwise determined by Ordinary Resolution (as defined in the Existing Organizational Documents), the minimum number of directors shall be one and the maximum shall be ten.	Unless otherwise determined by HoldCo in general meeting, the number of directors shall not be less than three (3) directors, the exact number of directors to be determined from time to time by the board of directors.

Directors will not be required to hold any shares in HoldCo.
Election/Removal of Directors

Prior to the closing of a Business Combination, Prime Impact may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the Class B Shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any director.

After the closing of a Business Combination, Prime Impact may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

Without prejudice to Prime Impact’s power to appoint a person to be a director pursuant to the Articles, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Shareholders may by ordinary resolution appoint any person to be a director. The directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person to be a director so as to fill a casual vacancy or as an addition to the existing board of directors.

A director may be removed from office by an ordinary resolution, notwithstanding anything in the Proposed HoldCo Organizational Documents or in any agreement between HoldCo and such director.

Prime Impact	HoldCo

Vacancies on the Board of Directors

A director may at any time resign office by giving to Prime Impact notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

A director’s office shall be terminated forthwith if:

(1) he is prohibited by the law of the Islands from acting as a director; or

(2) he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(3) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(4) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;

(5) without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or

all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with these Articles or by a resolution in writing signed by all of the other directors.

The office of director shall be vacated, if the director:

(1) becomes bankrupt or makes any arrangement or composition with his creditors;

(2) dies or is found to be or becomes of unsound mind;

(3) resigns his office by notice in writing to HoldCo;

(4) without special leave of absence from the board of directors, is absent from meetings of the board of directors for three consecutive meetings and the board of directors resolves that his office be vacated; or

(5) is removed from office pursuant to any other provision of these the Proposed HoldCo Organizational Documents.

Cumulative Voting
Holders of shares in Prime Impact do not have cumulative voting rights	Holders of Ordinary Shares will not have cumulative voting rights.

Amendment to Articles of Association
Prime Impact may at any time and from time to time by special resolution (as defined by the Cayman Companies Act) to alter or amend the Existing Organizational Documents, in whole or in part.	HoldCo may at any time and from time to time by special resolution (as defined by the Cayman Companies Act) to alter or amend the Proposed HoldCo Organizational Documents, in whole or in part.

Quorum
Shareholders: No business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than one-third of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum; provided that a quorum in connection with any meeting that is convened to vote on a Business	Shareholders: No business will be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. One or more shareholders holding not less than one-third of all votes attaching to the total issued shares of HoldCo in issue present in person or by proxy and entitled to vote will be a quorum for all purposes.

Prime Impact	HoldCo
Combination or any meeting convened with regards to an amendment described in Article 38.9 shall be a majority of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy.

Board of Directors: The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless Prime Impact has only one director.	Board of Directors: The quorum necessary for the transaction of the business of HoldCo board of directors may be fixed by the directors and unless so fixed will be a majority of the directors then in office.

Shareholder Meetings
The Existing Organizational Documents provide that to the extent required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, an annual general meeting of Prime Impact shall be held no later than one year after the first financial year end occurring after the Prime Impact IPO, and shall be held in each year thereafter at such time as determined by the directors and Prima Impact may, but shall not (unless required by the Law or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law) be obliged to, in each year hold any other general meeting.

HoldCo is not obliged by the Cayman Companies Act to call shareholders’ annual general meetings. The Proposed HoldCo Organizational Documents provide that HoldCo may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case HoldCo shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by the directors of HoldCo.

The directors may call extraordinary general meetings whenever they think fit, and must convene an extraordinary general meeting upon the requisition of HoldCo shareholders holding a simple majority of the votes that may be cast at such meeting or called by: (1) the chairperson of the board of directors (the “Chairperson”); or (2) a majority of the entire board of directors.

Notice of Shareholder Meetings

At least five clear days’ notice of a general meeting must be given to Members, provided that a general meeting of Prime Impact shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (1) in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and (2) in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

Proceedings at a meeting shall not be invalidated by the following: (1) an accidental failure to give notice of the meeting to any person entitled to notice; or (2) non-receipt of notice of the meeting by any person entitled to notice.

At least ten (10) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by HoldCo, provided that a general meeting of HoldCo shall be deemed to have been duly convened if it is so agreed:

(1) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(2) in the case of an extraordinary general meeting, by a simple majority of the shareholders having a right to attend and vote at the meeting, present at the meeting.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any

Prime Impact	HoldCo

In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published: (1) in a different place on the website; or (2) for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

shareholder shall not invalidate the proceedings at any meeting.

Indemnification, liability insurance of Directors and Officers

To the extent permitted by Applicable Law, Prime Impact shall indemnify each existing or former Secretary, director (including alternate director), and other Officer (including an investment adviser or an administrator or liquidator) and their personal representatives against: (1) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Prime Impact’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and (2) without limitation to paragraph (1), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning Prime Impact or its affairs in any court or tribunal, whether in the Islands or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.

To the extent permitted by applicable law, every director and officer of HoldCo will be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, wilful default or fraud, in or about the conduct of HoldCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities, discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning HoldCo or its affairs in any court whether in Cayman Islands or elsewhere.

Dividends

Subject to the provisions of the Cayman Islands Companies Act, Prime Impact may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.

The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of Prime Impact and that such dividends may lawfully be paid.

Subject to the Cayman Companies Act, rights and restrictions attached to any class of shares and the Proposed HoldCo Organizational Documents, the directors may from time to time declare dividends and other distributions on the Ordinary Shares in issue and authorize payment of the same out of lawfully and available funds of HoldCo.

Subject to rights and restrictions attached to any class of shares and the Proposed HoldCo Organizational Documents, HoldCo shareholders may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by the directors.

The directors when paying dividends to the shareholders in accordance with the foregoing provisions may make such payment either in cash or in specie.

Prime Impact	HoldCo

Winding Up
If Prime Impact is wound up, the Members may, subject to these Articles and any other sanction required by the Companies Act, pass a Special Resolution allowing the liquidator to do either or both of the following: (1) to divide in specie among the Members the whole or any part of the assets of the company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; (2) to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.	If HoldCo shall be wound up the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Act, divide amongst the shareholders in species or in kind the whole or any part of the assets of HoldCo and may for that purpose value any assets and determine how the division shall be carried out as between shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

If HoldCo shall be wound up, and the assets available for distribution amongst shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by shareholders in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst shareholders in proportion to the par value of shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to HoldCo for unpaid calls or otherwise.

Supermajority Voting Provisions

A special resolution, requiring not less than a two-thirds of the votes cast by shareholders of Prime Impact is required to:

(1) amend the Existing Organizational Documents;

(2) change its name;

(3) change Prime Impact’s registration to a jurisdiction outside the Cayman Islands;

(4) reduce Prime Impact’s share capital and any capital redemption reserve;

(5) merge or consolidate with one or more constituent companies (as defined by the Companies Act); and

(6) in a winding up, direct the liquidator to divide amongst the shareholders the assets of Prime Impact, value the assets for that purpose and determine how the

A special resolution, requiring not less than a two-thirds of the votes cast by shareholders of HoldCo, is required to:

(1) amend the Proposed HoldCo Organizational Documents;

(2) change HoldCo’s registration to a jurisdiction outside the Cayman Islands;

(3) reduce HoldCo’s share capital and any capital redemption reserve; and

(4) in a winding up, direct the liquidator to divide amongst the shareholders the assets of HoldCo, value the assets for that purpose and determine how the division will be carried out between the shareholders or different classes of shareholders.

Prime Impact	HoldCo

division will be carried out between the shareholders or different classes of shareholders.

Article 17.5 of the Existing Organizational Documents may only be amended by special resolution passed by the holders representing at least two-thirds of the Class B Shares in issue.

Anti-Takeover Provisions
Not applicable	The provision of the Proposed HoldCo Organizational Documents that authorizes the board of directors to issue and set the voting and other rights of preference shares from time to time.

ENFORCEABILITY OF CIVIL LIABILITIES

HoldCo is a Cayman Islands holding company with no material operations of its own. Following the Business Combination, HoldCo will conduct its operations in mainland China through CCT and its Affiliated Entities in China. Following the Closing, a majority of HoldCo’s assets, its management team and directors will be based in China. Service of process upon HoldCo, its officers and these directors may be difficult to obtain within the United States and any judgment obtained in the U.S. against HoldCo and these individuals may not be collectible within the U.S. See “Risk Factors —Risks Related to HoldCo’s Securities— You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because each of HoldCo is incorporated under the law of the Cayman Islands will conduct substantially all of its operations in China, and a majority of its directors and executive officers will reside outside of the United States.”

HoldCo has irrevocably appointed Cogency Global Inc., located at 112 East 42nd Street, 18th Floor, New York, NY 10168, the United States, as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.

Cayman Islands

HoldCo has been advised by Harney Westwood & Riegels, its counsel as to Cayman Islands law, that the Cayman Islands are not a party to any treaties for the reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize and enforce judgments of U.S. courts obtained against it or its directors or officers that are predicated upon the civil liability provision of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against it or its directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

HoldCo has also been advised by Harney Westwood & Riegels that, although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the U.S., a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final and conclusive, (4) is not in respect of taxes, a fine or a penalty or similar fiscal or revenue obligations, and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Han Kun Law Offices, CCT’s counsel as to PRC law, has advised it that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against it or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against it or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against it or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against Holdco in the PRC for disputes relating to contracts or other property interests if they can establish sufficient connection to the PRC for a PRC court to have jurisdiction and meet other procedural requirements. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. In addition, it will be difficult for U.S. shareholders to originate actions against Holdco in China in accordance with PRC laws because HoldCo is incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is consummated and you become a holder of the Ordinary Shares of Cheche Group inc., you shall be entitled to attend and participate in Cheche Group Inc.’s annual meetings of shareholders. If Cheche Group Inc. holds an annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the annual meeting shall be held. As a foreign private issuer, Cheche Group inc. shall not be subject to the SEC’s proxy rules.

APPRAISAL RIGHTS UNDER THE CAYMAN COMPANIES ACT

Holders of record of Prime Impact Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Act. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights.”

Holders of record of Prime Impact Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Prime Impact Ordinary Shares must give written objection to the Initial Merger to Prime Impact prior to the shareholder vote to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of Prime Impact’s Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Prime Impact Articles. It is possible that if a Prime Impact shareholder exercises appraisal rights, the fair value of the Prime Impact Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Prime Impact believes that such fair value would equal the amount that Prime Impact shareholders would obtain if they exercise their redemption rights as described herein.

Prime Impact shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise appraisal rights under the Cayman Companies Act. A Prime Impact shareholder which elects to exercise appraisal rights must do so in respect of all of the Prime Impact Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein.

At the First Effective Time, the Dissenting Prime Impact Shares will automatically be canceled by virtue of the Initial Merger, and each Dissenting Prime Impact Shareholder will thereafter cease to have any rights with respect to such shares, except the right to be paid the fair value of such shares and such other rights as are granted by the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Prime Impact Shares under Section 238 of the Cayman Companies Act will cease, the shares will no longer be considered Dissenting Prime Impact Shares and such holder’s former Prime Impact Ordinary Shares will thereupon be deemed to have been converted as of the First Effective Time into the right to receive the merger consideration comprising one HoldCo Ordinary Share for each Prime Impact Ordinary Share, without any interest thereon. As a result, such Prime Impact shareholder would not receive any cash for their Prime Impact Ordinary Shares and would become a shareholder of HoldCo.

In the event that any Prime Impact shareholder delivers notice of their intention to exercise Dissent Rights, Prime Impact, CCT, HoldCo and Merger Sub may, in their sole discretion, elect to delay the consummation of the Initial Merger in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act. Section 239 of the Cayman Companies Act states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. In circumstances where the limitation under Section 239 of the Cayman Companies Act is invoked, no Dissent Rights would be available to Prime Impact shareholders, including those Prime Impact shareholders who previously delivered a written objection to the Initial Merger prior to the extraordinary general meeting and followed the procedures set out in Section 238 of the Cayman Companies Act in full up to such date, and such holder’s former Prime Impact Ordinary Shares will thereupon be deemed to have been converted as of the First Effective Time into the right to receive the merger consideration comprising one HoldCo Ordinary Share for each Prime Impact Ordinary Share, without any interest thereon.

Accordingly, Prime Impact shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their Prime Impact Ordinary Shares and the certainty provided by the redemption process may be preferable for Prime Impact’s Public Shareholders wishing to exchange their Public Shares for cash.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Prime Impact’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Prime Impact Acquisition I, 123 E San Carlos Street, Suite 12, San Jose, CA 95112, or +1 (650) 825-6965. Following the Business Combination, such communications should be sent in care of HoldCo by calling +86 10 5083-0911 or writing to the principal executive offices of Cheche Group Inc. at 8/F, Desheng Hopson Fortune Plaza, 13-1 Deshengmenwai Avenue, Xicheng District, Beijing 100088, China. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the HoldCo Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for HoldCo by Harney Westwood & Riegels. Certain legal matters relating to U.S. law will be passed upon for HoldCo by Wilson Sonsini Goodrich & Rosati, P.C. Certain legal matters relating to PRC law will be passed upon for HoldCo by Han Kun Law Offices. Certain legal matters relating to U.S. law will be passed upon for Prime Impact by Goodwin Procter LLP. Certain Cayman Islands legal matters will be passed upon for Prime Impact by Maples and Calder (Cayman) LLP.

EXPERTS

The financial statements of Cheche Technology Inc. as of December 31, 2021 and 2022 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is located at 26 /F Office Tower A, Beijing Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District Beijing, the People’s Republic of China.

The financial statements of Prime Impact Acquisition I as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 included in this proxy statement/prospectus, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report appearing elsewhere herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Prime Impact and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Prime Impact’s proxy statement. Upon written or oral request, Prime Impact will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise request that Prime Impact delivers single copies of such document in the future. Shareholders may notify Prime Impact of their requests by writing or calling Prime Impact at its principal executive offices at 123 E San Carlos Street, Suite 12, San Jose, CA 95112, or +1 (650) 825-6965. Following the Business Combination, such requests should be made by writing or calling +86 10 5083-0911 or writing to the principal executive offices of Cheche Group Inc. at 8/F, Desheng Hopson Fortune Plaza, 13-1 Deshengmenwai Avenue, Xicheng District, Beijing 100088, China.

TRANSFER AGENT AND REGISTRAR

The transfer agent for HoldCo Ordinary Shares will be Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

HoldCo has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Prime Impact files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) as required by the Exchange Act. You may access information on Prime Impact at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Prime Impact Acquisition I

123 E San Carlos Street, Suite 12

San Jose, CA 95112

(650) 825-6965

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than August 16, 2023.

All information contained in this proxy statement/prospectus relating to CCT has been supplied by CCT, and all such information relating to Prime Impact has been supplied by Prime Impact. Information provided by one another does not constitute any representation, estimate or projection of the other.

CHECHE TECHNOLOGY INC.

PRIME IMPACT ACQUISITION I

PRIME IMPACT ACQUISITION I

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Cheche Technology Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cheche Technology Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

May 24, 2023

We have served as the Company’s auditor since 2021.

CHECHE TECHNOLOGY INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	Note	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents		362,384	114,945
Restricted cash		5,000	5,000
Short-term investments		63,757	34,823
Accounts receivable, net	3	285,736	401,667
Prepayments and other current assets	4	35,687	44,412

Total current assets		752,564	600,847

Non-current assets:
Property, equipment and leasehold improvement, net	5	2,242	2,171
Intangible assets, net	6	12,250	10,150
Right-of-use assets	8	16,898	14,723
Goodwill	7	84,609	84,609

Total non-current assets		115,999	111,653

TOTAL ASSETS		868,563	712,500

LIABILITIES
Current liabilities
Accounts payable		180,299	227,156
Short-term borrowings	9	10,000	—
Contract liabilities		8,706	888
Salary and welfare benefits payable		52,352	63,303
Tax payable	11	4,408	3,078
Amounts due to related party	21	53,005	—
Accrued expenses and other current liabilities	12	30,211	40,888
Short-term lease liabilities	8	7,871	7,676
Warrant	23	771	1,045

Total current liabilities		347,623	344,034

Non-current liabilities
Deferred tax liabilities	10	3,063	2,538
Long-term borrowings	13	10,506	—
Long-term lease liabilities	8	8,289	6,226
Amounts due to related party	21	—	59,932
Deferred revenue	2 s)	1,132	1,432

Total non-current liabilities		22,990	70,128

TOTAL LIABILITIES		370,613	414,162

Commitments and contingencies (Note 20)

CHECHE TECHNOLOGY INC.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	Note	As of December 31, 2021	As of December 31， 2022
		RMB	RMB
MEZZANINE EQUITY:	14
Convertible redeemable preferred shares (US$0.00001 par value, 483,419,377 and 455,818,627 shares authorized as of December 31, 2021 and 2022; 483,419,377 and 455,818,627 shares issued and outstanding as of December 31, 2021 and 2022; aggregate liquidation value of US$244.9 million and US$251.6 million as of December 31, 2021 and 2022; aggregate redemption value of US$213.5 million and US$233.1 million as of December 31, 2021 and 2022)		1,503,139	1,558,881

TOTAL MEZZANINE EQUITY:		1,503,139	1,558,881

SHAREHOLDERS’ DEFICIT:
Ordinary shares (US$ 0.00001 par value, 4,516,580,623 and 4,544,181,373 shares authorized as of December 31, 2021 and 2022, respectively; 432,673,255 and 432,673,255 shares issued and outstanding as of December 31, 2021 and 2022, respectively)		30	30
Treasury stock		(1,028)	(1,028)
Additional paid-in capital		3,894	—
Accumulated deficit		(1,000,288)	(1,259,479)
Accumulated other comprehensive loss		(7,797)	(66)

TOTAL SHAREHOLDERS’ DEFICIT:		(1,005,189)	(1,260,543)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT		868,563	712,500

The accompanying notes are an integral part of these consolidated financial statements

CHECHE TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data)

		For the year ended December 31,	For the year ended December 31,
	Note	2021	2022
		RMB	RMB
Net revenues	15	1,735,404	2,679,059
Cost of revenues	16	(1,654,592)	(2,536,746)

Gross profit		80,812	142,313

Operating expenses:
Selling and marketing expenses		(110,064)	(138,970)
General and administrative expenses		(79,672)	(69,350)
Research and development expenses		(46,785)	(49,946)

Total operating expenses		(236,521)	(258,266)

Operating loss		(155,709)	(115,953)

Other expenses:
Interest income		278	1,890
Interest expense		(6,522)	(3,303)
Foreign exchange gains		2,100	13,409
Government grants		24,275	20,314
Changes in fair value of warrant		153	(196)
Changes in fair value of amounts due to related party	21	(11,242)	(6,451)
Others, net		(316)	(1,253)

Loss before income tax		(146,983)	(91,543)

Income tax credit	10	522	521

Net loss		(146,461)	(91,022)

Accretions to preferred shares redemption value		101,467	(188,271)

Net loss attributable to the Cheche Technology Inc.’ ordinary shareholders		(44,994)	(279,293)

Net loss		(146,461)	(91,022)

Other comprehensive (loss)/income
Foreign currency translation adjustments, net of nil tax		(10,278)	8,207
Fair value changes of amounts due to related party due to own credit risk	21	1,590	(476)

Total other comprehensive (loss)/income		(8,688)	7,731

Total comprehensive loss		(155,149)	(83,291)

Accretions to preferred shares redemption value	14	101,467	(188,271)

Comprehensive loss attributable to the Cheche Technology Inc.’s ordinary shareholders		(53,682)	(271,562)

Net loss attributable to the Cheche Technology Inc.’s ordinary shareholders per share
Basic		(0.10)	(0.65)
Diluted		(0.10)	(0.65)
Weighted average number of ordinary shares
Basic		460,592,981	432,673,255
Diluted		460,592,981	432,673,255
Share-based compensation expenses included in		(18,532)	(16,208)
Cost of revenues		(8)	(11)
Selling and marketing expenses		(10,692)	(9,124)
General and administrative expenses		(7,604)	(6,668)
Research and development expenses		(228)	(405)

The accompanying notes are an integral part of these consolidated financial statements.

CHECHE TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(All amounts in thousands, except for share and per share data)

			Ordinary shares		Treasury stock		Additional paid-in capital	Accumulated other comprehensive (loss)/income	Accumulated deficit	Total shareholders’ deficit
			Shares	Amount	Shares	Amount
	Note			RMB		RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2021			492,973,255	34	(39,289,000)	(1,028)	123,469	891	(927,937)	(804,571)
Net loss			—	—	—	—	—	—	(146,461)	(146,461)
Share-based compensation	18 a	)	—	—	—	—	18,532	—	—	18,532
Preferred shares redemption value accretion	14		—	—	—	—	(20,913)	—	122,380	101,467
Re-designation from ordinary shares to Pre-A convertible redeemable preferred shares	14		(60,300,000)	(4)	—	—	(117,194)	—	(48,270)	(165,468)
Foreign currency translation adjustment			—	—	—	—	—	(10,278)	—	(10,278)
Fair value changes of amounts due to related party due to own credit risk			—	—	—	—	—	1,590	—	1,590

Balance at December 31, 2021			432,673,255	30	(39,289,000)	(1,028)	3,894	(7,797)	(1,000,288)	(1,005,189)

Balance at January 1, 2022			432,673,255	30	(39,289,000)	(1,028)	3,894	(7,797)	(1,000,288)	(1,005,189)
Net loss			—	—	—	—	—	—	(91,022)	(91,022)
Share-based compensation	18 a	)	—	—	—	—	16,208	—	—	16,208
Preferred shares redemption value accretion	14		—	—	—	—	(20,102)	—	(168,169)	(188,271)
Foreign currency translation adjustment			—	—	—	—	—	8,207	—	8,207
Fair value changes of amounts due to related party due to own credit risk			—	—	—	—	—	(476)	—	(476)

Balance at December 31, 2022			432,673,255	30	(39,289,000)	(1,028)	—	(66)	(1,259,479)	(1,260,543)

The accompanying notes are an integral part of these consolidated financial statements.

CHECHE TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	For the years ended December 31,
	2021	2022
	RMB	RMB
Cash flows from operating activities:
Net Loss	(146,461)	(91,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, equipment and leasehold improvement	1,665	1,162
Amortization of right-of-use asset	10,981	8,150
Amortization of intangible assets	2,202	2,100
Changes in fair value of warrant	(153)	196
Changes in fair value of amounts due to related party	11,242	6,451
Share-based compensation expense	18,532	16,208
Provision of allowance for current expected credit losses	484	23
Foreign exchange gains	(2,100)	(13,409)
Loss on disposal of property, equipment and leasehold improvement	16	7
Deferred income tax	(525)	(525)
Changes in operating assets and liabilities:
Accounts receivable	(164,816)	(115,954)
Prepayments and other current assets	(5,960)	(8,725)
Accounts payable	96,386	46,857
Contract liabilities	5,423	(7,818)
Salary and welfare benefits payable	11,444	10,951
Tax payable	(140)	(1,330)
Accrued expenses and other current liabilities	(16,085)	(4,251)
Lease liabilities	(10,554)	(8,232)
Deferred revenue	825	300

Net cash used in operating activities	(187,594)	(158,861)

Cash flows from investing activities:
Purchase of property, equipment and leasehold improvement	(1,625)	(1,240)
Proceeds from disposal of property, equipment and intangible assets	52	—
Placement of short-term investments	(63,757)	(182,474)
Cash received from maturities of short-term investments	—	211,408

Net cash (used in)/generated from investing activities	(65,330)	27,694

CHECHE TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	For the years ended December 31,
	2021	2022
	RMB	RMB
Cash flows from financing activities:
Cash received from short-term borrowings from bank (Note 9(1))	10,000	10,000
Cash repayments of short-term borrowings to bank (Note 9(1))	(20,000)	(20,000)
Cash repayments of short-term borrowings to a third party (Note 9(2))	(20,000)	—
Cash received from long-term borrowings from a third party (Note 13)	19,127	—
Cash repayments of long-term borrowings to a third party (Note 13)	(7,287)	(11,840)
Cash repayments of amounts due to a related party (Note 21(a)(i))	(15,000)	—
Cash repayments of amounts due to a related party (Note 21(a)(ii))	(6,328)	—
Cash receipt of the debt proceeds (Note 12)	175,979	—
Cash payment of the debt proceeds (Note 12)	(206,064)	—
Cash payment for redemption of Series C convertible redeemable preferred shares	—	(137,202)
Proceeds from issuance of Series C convertible redeemable preferred shares, net of issuance cost	97,850	—
Proceeds from issuance of Series D1 convertible redeemable preferred shares, net of issuance cost	19,400	—
Proceeds from issuance of Series D2 convertible redeemable preferred shares, net of issuance cost	33,034	—
Proceeds from issuance of Series D3 convertible redeemable preferred shares, net of issuance cost	502,963	—
Net cash generated from/(used in) financing activities	583,674	(159,042)
Effect of foreign exchange rate changes on cash and cash equivalents	(1,911)	42,770
Net increase/(decrease) in cash and cash equivalents and restricted cash	328,839	(247,439)
Cash and cash equivalents and restricted cash at beginning of the year	38,545	367,384

Cash and cash equivalents and restricted cash at end of the year	367,384	119,945

Reconciliation to amounts on consolidated balance sheet:
Restricted cash at end of the year	5,000	5,000
Cash and cash equivalents at end of the year	362,384	114,945
Supplemental disclosures of cash flow information:
Cash payments of interest expense	(10,537)	(2,581)
Cash paid for income tax	(3)	(4)
Supplemental schedule of non-cash investing and financing activities:
Accretions to preferred shares redemption value	(101,467)	188,271
Right-of-use assets obtained in exchange for obligations	16,305	8,787
Re-designation from ordinary shares to Pre-A convertible redeemable preferred shares	165,468	—

The accompanying notes are an integral part of these consolidated financial statements.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

1.	Organization and Reorganization

Cheche Technology Inc. (the “Company” or “Cheche Technology”) was incorporated in the Cayman Islands in September 2018 (see “History of the Group”, below) as an exempted company with limited liability. The Company is a holding company and conducts its business mainly through its subsidiaries, variable interest entity (“VIE”) and subsidiaries of VIE (collectively referred to as the “Group”). Cheche Technology (HK) Limited (“Cheche HK”) is a wholly owned subsidiary of the Company. Baodafang Technology Co., Ltd. (“Baodafang”) is a wholly owned subsidiary of Cheche HK. Cheche Technology (Ningbo) Co., Ltd. (“Cheche Ningbo”) is wholly foreign-owned enterprise (the “WFOE”). The Group conducted its business in the People’s Republic of China (the “PRC” or “China”) through a series of contractual agreements entered into by the WFOE with the VIE based in China. The Group is primarily engaged in the operation of providing insurance transaction services, Software-as-a-Service (“SaaS”) services and other services in China.

The following sets forth the Company’s consolidated subsidiaries, VIE and subsidiaries of VIE are as follows:

Subsidiaries	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Cheche Technology (HK) Limited (“Cheche HK”)	Hong Kong, China, 2018	100%	Investment holding
Cheche Technology (Ningbo) Co., Ltd. (“Cheche Ningbo” or “wholly foreign-owned enterprise” or “WFOE” or “primary beneficiary of the VIE”)	Ningbo, China, 2018	100%	Technical support and consulting services
Baodafang Technology Co., Ltd. (“Baodafang”)	Beijing, China, 2020	100%	Technology service and SaaS services

VIE	Place and year of incorporation	Percentage of direct or indirect economic interest		Principal activities
Beijing Che Yu Che Technology Co., Ltd. (“Beijing Cheche”)	Beijing, China, 2014	100	%*	Technology service

Subsidiaries of VIE	Place and year of incorporation/ acquisition	Percentage of direct or indirect economic interest		Principal activities
Cheche Insurance Sales & Service Co., Ltd. (“Cheche Insurance”)	Guangzhou, China, 2017	100	%*	Insurance brokerage
Huicai Insurance Brokerage Co., Ltd.	Beijing, China, 2016	100	%*	Dormant
Cheche Zhixing (Ningbo) Auto Service Co., Ltd.	Ningbo, China, 2019	100	%*	Dormant

*	The WFOE has 100% beneficial interests in the consolidated VIE (including its subsidiaries).

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Reorganization (Continued)

History of the Group

Reorganization

Prior to the incorporation of the Company and the completion of the reorganization as described below, the Group conducted its business through Beijing Cheche, a limited liability company established in Beijing, the PRC, on September 26, 2014. The Group operates its online platform and mobile applications, which offer consumers access to a wide range of auto insurance products underwritten by insurance carriers in China.

Mr. Lei Zhang (the “Founder”) jointly controlled the Group through act-in-concert agreements entered into among relevant shareholders since the inception of the Group until after the completion of the reorganization as described below. Between 2015 and 2017, Beijing Cheche had issued additional Pre-A ordinary shares, Series A and Series B preferred shares to certain investors, respectively, the details of which are disclosed in Note 14.

In connection with the proposed initial public offering of the Company’s shares, the Group undertook certain corporate restructuring activities between October 2018 and January 2019 to establish an offshore structure and the Company as the Group’s ultimate holding company for the entire equity interest in Beijing Cheche (the “Reorganization”).

To effect the Reorganization, the following steps were undertaken:

(a)	On November 22, 2018, Cheche Ningbo and Beijing Cheche entered into contractual arrangements, and Beijing Cheche become a VIE of the Group, which was effective on January 18, 2019.

(b)

On January 18, 2019, in connection with the Reorganization, substantially all of the ordinary and preferred shareholders of Beijing Cheche or such shareholders’ affiliates subscribed for ordinary shares, Series A and Series B convertible redeemable preferred shares of the Company as applicable, substantially in proportion to their previous respective equity interests and mirrored terms in Beijing Cheche prior to the Reorganization.

Upon completion of the Reorganization, the businesses were transferred to the Group. The Company and Cheche HK had no operations but only nominal amount of net assets prior to the consummation of the Reorganization, and did not meet the definition of a business. All of the Group’s businesses continued to be conducted through Beijing Cheche and its subsidiaries after the Reorganization. There was no change in control over the Group before and after the Reorganization.

Accordingly, the Group resulting from these Reorganization transactions was regarded as a recapitalization of Beijing Cheche with no change in the basis of presentation of the financial statements. The Group’s financial information had been prepared on a consolidated basis as if the Reorganization occurred since the earliest period presented in these consolidated financial statements, and represented a continuation of the consolidated financial statements of Beijing Cheche whereas the assets, liabilities and operating results were presented at their historical carrying values.

Contractual arrangements with VIE

PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunication service businesses. To comply with PRC laws and regulations, the Group operates its businesses in the PRC through the VIE and VIE subsidiaries. Most of the Group’s revenues, cost of revenues, expenses and net income

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Reorganization (Continued)

Contractual arrangements with VIE (Continued)

in China were generated directly or indirectly through the VIE and VIE’s subsidiaries. The Company relies on a series of contractual arrangements among its wholly-owned PRC subsidiary Cheche Ningbo, the VIE and their shareholders to conduct the business operations of the VIE and VIE subsidiaries.

Below is a summary of the currently effective contractual arrangements by and among the Company’s wholly-owned subsidiary Cheche Ningbo, Beijing Cheche and its shareholders (also Nominee Shareholders).

i) Equity Interest Pledge Agreement

Pursuant to the Equity Interest Pledge Agreement entered into amongst WFOE, the VIE and Nominee Shareholders of the VIE, the Nominee Shareholders of the VIE pledged all of their equity interests in the VIE to the WFOE to ensure the Nominee Shareholders fully perform their obligations under the Exclusive Option Agreement, the Exclusive Business Cooperation Agreement and the Power of Attorney. The WFOE shall have the right to collect dividends generated by the pledged equity interests during the term of the pledge. If the Nominee Shareholders breach their respective contractual obligations under the Equity Interest Pledge Agreement, the WFOE, as pledgee, will be entitled to rights, including but not limited to being paid based on the monetary valuation that such equity interest is converted into or from the proceeds from the auction or sale of the equity interest. The Nominee Shareholders of the VIE are prohibited from transferring their pledged equity interests, placing or permitting any encumbrance that would prejudice the WFOE’s interests without the WFOE’s prior written consent. The pledge rights were effective upon registration of the pledges with the relevant Administration for Market Regulation (the “SAMR”) (formerly known as State Administration for Industry and Commerce), and the Equity Interest Pledge Agreement will remain effective until all the obligations have been satisfied in full. The WFOE completed the registration of the pledge of equity interests in the VIE with the relevant office of the SAMR in accordance with the PRC Civil Code.

ii) Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement entered into amongst the Company, WFOE, VIE and the Nominee Shareholders, the Nominee Shareholders irrevocably granted the WFOE or its designated party, an exclusive option to purchase all or part of the equity interests held by the Nominee Shareholders in the VIE at its sole discretion, to the extent permitted under the PRC laws for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. The WFOE has an option to purchase from VIE at WFOE’s sole discretion, any or all of the assets and business of VIE, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law. The Nominee Shareholders should remit to the WFOE any gain that is paid by WFOE or its designated person(s) in connection with the purchased equity interest or the purchased business asset. The WFOE or its designated person(s) have sole discretion to decide when to exercise the option, whether in part or in full. Any and all dividends and other capital distributions made by the VIE to its Nominee Shareholders should be repaid to the WFOE in full amount. The Company would provide unlimited financial support to the VIE if, in the normal operation of business, the VIE should become in need of any form of reasonable financial support. If the VIE were to incur any loss and as a result cannot repay any loans from the Company, the Company should unconditionally forgive any such loans to the VIE given that the VIE provides sufficient proof for its loss and incapacity to repay. This Exclusive Option Agreement remains effective until all equity interests held by Nominee Shareholders in the VIE have been transferred or assigned to the WFOE and/or any other person designated by the WFOE in accordance with this Exclusive Option Agreement.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Reorganization (Continued)

Contractual arrangements with VIE (Continued)

iii) Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreements entered into amongst WFOE and VIE, the WFOE is engaged by the VIE to exclusively provide technical and consulting services including but not limited to the licensing of technology and software, design, development, maintenance and updating of technologies, business and management consultation, and marketing and promotional services. The WFOE may appoint or designate its affiliates or other qualified parties to provide the services covered by the Exclusive Business Cooperation Agreement. In return, the VIE agrees to pay a service fee equal to 100% of the consolidated net profits of the VIE after the VIE turns cumulative profitable and after certain expenses. The WFOE has sole discretion in determining the service fee charged to the VIE under this agreement. Without the WFOE’s prior written consent, the VIE shall not, directly and indirectly, obtain the same or similar services as provided under this agreement from any third party. The WFOE can terminate the Exclusive Business Cooperation Agreement at its sole discretion in the event that the VIE breaches the Exclusive Business Cooperation Agreement and fails to take remedial measures within ten days of written notice by the WFOE; however, the VIE cannot terminate the Exclusive Business Cooperation Agreement unless otherwise required by the applicable laws. The agreement will be in effect for an unlimited term, until the term of business of one party expires and extension is denied by the relevant approval authorities.

iv) Power of Attorney

Pursuant to the Power of Attorney agreement entered into amongst WFOE, VIE and the Nominee Shareholders, Nominee Shareholders irrevocably appoint WFOE as their attorney-in-fact to exercise on each shareholder’s behalf any and all rights that each shareholder has in respect of its equity interests in the VIE, including but not limited to executing the voting rights and the right to appoint directors and executive officers of VIE. The agreements will remain effective and irrevocable for as long as the relevant Nominee Shareholder holds any equity interests in VIE.

v) Spousal Consent Letter

Each spouse of the married Nominee Shareholders of the VIE entered into a Spousal Consent Letter, which unconditionally and irrevocably agreed that the equity interests in the VIE held by and registered in the name of their spouse will be disposed of pursuant to the Equity Interest Pledge Agreement and the Power of Attorney. Each spouse agreed not to assert any rights over the equity interests in the VIE held by their spouse. In addition, in the event that the spouses obtain any equity interests in the VIE held by their spouse for any reason, they agreed to be bound by the contractual arrangements.

The Equity Interest Pledge Agreement, Exclusive Option Agreement, Exclusive Business Cooperation Agreement, Power of Attorney and Spousal Consent Letter to Beijing Cheche were amended to reflect the changes of shareholders’ holding in the VIE entity in their respective dates. No other material terms or conditions of these agreements were changed or altered. There was no impact to the Group’s effective control over Beijing Cheche and the Group continues to consolidate Beijing Cheche.

Risks in relation to the VIE structure

The Group’s business is mainly conducted through the VIE and subsidiaries of VIE, of which the Company is the ultimate primary beneficiary. The Company has concluded that (i) the ownership structure of the VIE is not

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

in violation of any applicable PRC laws or regulations currently in effect and (ii) each of the VIE contractual agreements is valid, binding, and enforceable in accordance with their terms and applicable PRC laws or regulations currently in effect. However, uncertainties in the PRC legal system could cause the relevant regulatory authorities to find the current VIE contractual agreements and the legal structure to be in violation of any existing or future PRC laws or regulations.

On March 15, 2019, the National People’s Congress adopted the Foreign Investment Law of the PRC, which became effective on January 1, 2020, together with their implementation rules and ancillary regulations. The Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, but it contains a catch-all provision under the definition of “foreign investment”, which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. It is unclear whether the Group’s corporate structure will be seen as violating the foreign investment rules as the Group is currently leveraging the contractual arrangements to operate certain business in which foreign investors are prohibited from or restricted to investing. If variable interest entities fall within the definition of foreign investment entities, the Group’s ability to use the contractual arrangements with the VIE and the Group’s ability to conduct business through the VIE could be severely limited.

In addition, if the Group’s corporate structure and the contractual arrangements with the VIE through which the Group conducts its business in the PRC were found to be in violation of any existing or future PRC laws and regulations, the Group’s relevant PRC regulatory authorities could:

•	revoke the business licenses and/or operating licenses of the Group’s PRC entities;

•	impose fines;

•	confiscate any income that they deem to be obtained through illegal operations, or impose other requirements with which the Group may not be able to comply;

•	discontinue or place restrictions or onerous conditions on the Group’s operations;

•	place restrictions on the right to collect revenues;

•	shut down the Group’s servers or block the Group’s websites or mobile apps;

•

the Group to restructure ownership structure or operations, including terminating the contractual arrangements with the VIE and deregistering the equity pledges of the VIE, which in turn would affect the ability to consolidate, derive economic interests from the VIE and their subsidiaries;

•	restrict or prohibit the use of the proceeds from financing activities to finance the business and operations of the VIE and their subsidiaries; or

•	take other regulatory or enforcement actions that could be harmful to the Group’s business.

The imposition of any of these penalties may result in a material and adverse effect on the Group’s ability to conduct the Group’s businesses. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIE or the right to receive its economic benefits, the Group would no longer be able to consolidate the VIE. The management believes that the likelihood for the Group to lose such ability is remote based on current facts and circumstances. However, the interpretation and implementation of the laws and regulations in the PRC and their application to an effect on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to rapidly evolve, it may lead to changes in PRC laws, regulations, and policies or in the interpretation and application of existing laws, regulations and policies, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIE or the shareholder of the VIE fail to perform their obligations under those arrangements. In addition, shareholder of the VIE is a PRC holding entity beneficially owned by the Founder, chairman of the board of directors and chief executive officer of the Company. The enforceability, and therefore the benefits, of the contractual agreements between the Company and the VIE depend on shareholder enforcing the contracts. There is a risk that shareholder of VIE, who in some cases is also shareholder of the Company may have conflict of interests with the Company in the future or fails to perform their contractual obligations. Given the significance and importance of the VIE, there would be a significant negative impact to the Company if these contracts were not enforced.

The Group’s operations depend on the VIE to honor their contractual agreements with the Group and the enforceability, and therefore the benefits, of the contractual agreements also depends on the authorization by the shareholder of the VIE to exercise voting rights on all matters requiring shareholder approval in the VIE. The Company believes that the agreements on authorization to exercise shareholder’s voting power are enforceable against each party thereto in accordance with their terms and applicable PRC laws or regulations currently in effect and the possibility that it will no longer be able to be the primary beneficiary and consolidate the VIE as a result of the aforementioned risks and uncertainties is remote.

In accordance with the contractual agreements, the Company could (1) exercise the shareholder’s rights of the VIE and has power to direct the activities that most significantly affects the economic performance of the VIE and subsidiaries of VIE, (2) absorb substantially all of the expected losses and receive substantially expected residual returns of the VIE and subsidiaries of VIE; and (3) has an exclusive call option to purchase all or part of the equity interests in and/or assets of each of VIE and subsidiaries of VIE when and to the extent permitted by PRC law. Accordingly, the Company is considered as the ultimate primary beneficiary of the VIE and has consolidated the VIE’s financial results of operations, assets, and liabilities in the Company’s consolidated financial statements. Therefore, the Company considers that there are no assets in the VIE that can be used only to settle obligations of the VIE, except for the paid-in capital of the VIE amounting to approximately RMB65.3 million and RMB65.3 million as of December 31, 2021 and 2022, as well as certain non-distributable statutory reserves amounting to approximately nil and nil as of December 31, 2021 and 2022. As the VIE are incorporated as a limited liability company under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the VIE. As the Group is conducting certain business in the PRC through the VIE, the Company would provide unlimited financial support to the VIE if, in the normal operation of business, the VIE should become in need of any form of reasonable financial support, which could expose the Group to a loss.

As of the date of this report, 14.24% of the equity interests in the VIE held by Beijing Zhongjin Huicai Investment Management Co., Ltd., one of the Nominee Shareholders, were frozen by the People’s Court of Futian District, Shenzhen City, Guangdong Province for a civil dispute between Beijing Zhongjin Huicai Investment Management Co., Ltd. and certain other party. Under applicable PRC laws, (1) the frozen equity interests in the VIE cannot be sold, transferred, or disposed of in any manner from July 28, 2022 to July 27, 2025, unless such freezing was released by a competent court; and (2) if a competent court rules to auction off the frozen equity interests, the proceeds from the auctioning and sale of the frozen equity interests by competent

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

court shall be firstly distributed to pledgee, i.e. the WFOE, thereafter the remaining proceeds (if any), shall be used to settle the claims of the creditor applying with court for enforcement. Therefore, uncertainties remain with respect to the enforcement of the option of the WFOE to purchase such frozen equity interests under the exclusive option agreement among the Company, WFOE, the VIE and shareholders of the VIE, dated June 18, 2021, which may be subject to the auction process by the competent court. However, as that such equity interests had been pledged to WFOE prior to the freezing, the Company does not believe the freezing of the above-mentioned equity interests in the VIE will cause any material impact to the operations of the Company.

The following consolidated financial information of the VIE after the elimination of inter-company transactions between the VIE and its subsidiaries as of and for the years ended December 31, 2021 and 2022 was included in the accompanying consolidated financial statements of the Group as follows:

	As of December 31,
	2021	2022
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	59,638	14,894
Restricted cash	5,000	5,000
Accounts receivable, net	284,567	397,935
Prepayments and other current assets	33,919	38,784
Amounts due from intra-Group companies	1,005	26,336

Total current assets	384,129	482,949

Non-current assets:
Property, equipment and leasehold improvement, net	1,667	1,456
Intangible assets, net	12,250	10,150
Right-of-use assets	10,789	6,955
Goodwill	84,609	84,609

Total non-current assets	109,315	103,170

TOTAL ASSETS	493,444	586,119

LIABILITIES
Current liabilities:
Accounts payable	173,703	216,318
Short-term borrowings	10,000	—
Contract liabilities	484	41
Salary and welfare benefits payable	45,939	52,218
Tax payable	4,145	2,767
Amounts due to related party	53,005	—
Accrued expenses and other current liabilities	10,957	11,545
Short-term lease liabilities	4,997	2,995
Amounts due to intra-Group companies	1,572	938

Total current liabilities	304,802	286,822

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

	As of December 31,
	2021	2022
	RMB	RMB
Non-current liabilities:
Deferred tax liabilities	3,063	2,538
Long-term lease liabilities	5,189	3,731
Deferred revenue	1,132	1,432
Amounts due to related party	—	59,932
Amounts due to intra-Group companies	325,577	385,838

Total non-current liabilities	334,961	453,471

TOTAL LIABILITIES	639,763	740,293

	For the years ended December 31,
	2021	2022
	RMB	RMB
Net revenues
- earned from external parties	1,726,333	2,533,902
- earned from intra-Group companies	21,069	27,909
Total revenues	1,747,402	2,561,811
Cost of revenues and operating expenses
- arising from external parties transactions	(1,828,619)	(2,579,575)
- arising from intra-Group transactions	(437)	—
Total cost of revenues and operating expenses	(1,829,056)	(2,579,575)
Net loss	(71,515)	(23,589)

	For the years ended December 31,
	2021	2022
	RMB	RMB
Cash flows from operating activities:
Net cash generated from transactions with intra-Group companies	24,000	17,200
Net cash provided by transactions with external parties	(147,000)	(86,816)
Net cash used in operating activities	(123,000)	(69,616)
Net cash used in transactions with external parties	(895)	(1,025)
Net cash used in investing activities	(895)	(1,025)
Net cash used in transactions with related parties	(21,328)	—
Net cash generated from transactions with intra-Group companies	214,109	34,823
Net cash used in transactions with third-parties	(40,685)	(10,000)
Net cash generated from financing activities	152,096	24,823
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	1,074
Net increase/(decrease) in cash and cash equivalents	28,201	(44,744)

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Reorganization (Continued)

Liquidity

The Group has incurred recurring operating losses since its inception, including net loss of RMB146.5 million, and RMB91.0 million for the years ended December 31, 2021 and 2022, respectively. Net cash used in operating activities were RMB187.6 million and RMB158.9 million for the years ended December 31, 2021 and 2022, respectively. Accumulated deficit was RMB1,000.3 million and RMB1,259.5 million as of December 31, 2021 and 2022, respectively. The Group assesses its liquidity by its ability to generate cash from operating activities and attract investors’ investments.

Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenues while controlling operating expenses, as well as, generating operational cash flows and continuing to gain support from outside sources of financing. The Group has been continuously receiving financing support from outside investors through the issuance of preferred shares. Refer to Note 14 and Note 24 for details of the Group’s preferred shares financing activities and credit facility. In addition, if the Company successfully completes a Qualified Initial Public Offering (“QIPO”), thereby triggering the automatic conversion of all series of preferred shares into ordinary shares, it will minimize the possibility of any future cash outflow that may result from the holders of preferred shares exercising their share redemption rights. Moreover, the Group can adjust the pace of its operation expansion and control the operating expenses of the Group. Based on the above considerations, the Group believes the cash and cash equivalents and the operating cash flows are sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next twelve months from the date of the issuance of the consolidated financial statements. The Group’s consolidated financial statements have been prepared based on the Company’s continuing as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

2.	Significant Accounting Policies

a)	Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Company, its subsidiaries, VIE and subsidiaries of VIE, after elimination of all intercompany accounts and transactions.

Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements as of and for the years ended December 31, 2021 and 2022 are summarized below.

b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and subsidiaries of VIE for which the Company is the primary beneficiary.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

b)	Principles of consolidation (Continued)

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, VIE and subsidiaries of VIE have been eliminated upon consolidation.

c)	Use of estimates

The preparation of the Group’s consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but are not limited to, provision of current expected credit losses of receivables, the impairment of goodwill, fair value of amounts due to related party, preferred shares and warrant, as well as the valuation and recognition of share-based compensation expenses. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

d)	Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is United States dollars (“US$”). The functional currency of the Group’s PRC entities is RMB.

In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, and expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive loss in the consolidated statements of operations and comprehensive loss.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in foreign exchange gains in the consolidated statements of operations and comprehensive loss.

e)	Fair value measurements

The Group early adopted ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement on January 1, 2019.

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

e)	Fair value measurements (Continued)

determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

•	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

•

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group’s financial instruments include cash and cash equivalents, restricted cash, short-term investments, accounts receivable, other receivables (included in “prepayments and other current assets”), accounts payable, short-term borrowings, contract liabilities and other payables (included in “accrued expenses and other current liabilities”), of which the carrying values approximate their fair value. Long-term borrowings and lease liabilities are measured at amortized cost using discounted rates reflected time value of money. As the market interest rate is relatively stable during the reporting period, the carrying values of long-term borrowings approximated their fair values reported in the consolidated balance sheets. See Note 24 for additional information.

f)	Cash, cash equivalents and restricted cash

Cash and cash equivalents mainly represent cash on hand, demand deposits placed with large reputable banks in China, and highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase with terms of three months or less. As of December 31, 2021 and 2022, there were cash at bank denominated in US dollars amounting to approximately US$46.6 million (RMB297.2 million) and US$11.5 million (RMB80.1 million), respectively, and denominated in RMB amounting to approximately RMB65.2 million and RMB34.8million, respectively.

As of December 31, 2021 and 2022, the Group had approximately RMB109.4 million and RMB113.9 million, cash and cash equivalents held by its PRC subsidiaries and VIE, representing 30.2% and 99.1% of total cash and cash equivalents of the Group, respectively. As of December 31, 2021 and 2022, the Group had RMB5.0 million and RMB5.0million restricted cash, respectively. Restricted cash primarily represents cash deposits in a regulatory escrow account related to insurance transaction services. The Group had no other lien arrangements for the years ended December 31, 2021 and 2022.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

g)	Short-term investments

Short-term investments represent bank deposits with original maturities of more than three months but within one year. As of December 31, 2021 and 2022, the Group had approximately RMB63.8 million and RMB34.8 million bank deposits, respectively. Interest earned is recorded as interest income, amounting to RMB0.1 million and RMB0.08 million, in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2022, respectively.

h)	Expected credit losses of receivables

The Group’s accounts receivable and other receivables (included in “prepayments and other current assets”) are within the scope of Accounting Standards Codification (“ASC”) 326. To estimate current expected credit losses, the Group has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the services the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the past collection experience, any changes in customer collection trends, the credit worthiness of customers, the contractual and customary payment terms that generally range from 30 to 180 days, current economic conditions, and expectation of future economic conditions (external data and macroeconomic factors). Accounts receivable balances are written off (i.e., charged-off against the allowance) when they are determined to be uncollectible after all means of collection have been exhausted and the potential for recovery is considered remote.

Accounts receivable is recorded at the invoiced amount and do not bear interest. As of December 31, 2021 and 2022, the Group’s accounts receivable consists primarily of receivables from insurance transaction services customers. The Group recorded current expected credit loss expense of RMB0.5 million and RMB0.02 million for the years ended December 31, 2021 and 2022, respectively.

i)	Property, equipment and leasehold improvement, net

Property, equipment and leasehold improvement are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the following estimated useful lives:

Leasehold improvement	Shorter of the lease term or estimated economic life
Furniture and office equipment	3-5 years
Electronics equipment and others	3-6 years

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property, equipment and leasehold improvement is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive loss.

j)	Intangible assets, net

Intangible assets mainly consist of software, licenses, agency agreements and channel relationship. Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Licenses, agency agreements and channel relationship acquired in a business combination were recognized initially at fair

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

j)	Intangible assets, net (Continued)

value at the date of acquisition. Identifiable intangible assets are carried at acquisition cost less accumulated amortization and impairment loss, if any. Finite-lived intangible assets are tested for impairment if impairment indicators arise. Amortization of finite-lived intangible assets is computed using the straight-line method over their estimated useful lives, which are as follows:

Software	3-5 years
Licenses	10 years
Agency agreements	2 years
Channel relationship	2 years

Licenses comprise insurance brokerage licenses, which has an estimated useful life of 10 years (the “Amortization Period”), which represent the time periods that the Group expects these assets will generate economic benefits to the Group’s business. The licenses have a term of validity of 5 years or longer, and are subject to certain administrative renewal at the relevant government authorities upon expiry. The renewal criteria for licenses are the same as the criteria when applying for these licenses. The Group assesses that it can continue to meet these criteria throughout the Amortization Period and these licenses will be renewed upon expiry. Agency agreements comprise contractual relationship with referral partners, which have an estimated useful life of 2 years. Channel relationship comprises customer relationship with insurance carriers, which have an estimated useful life of 2 years.

k)	Impairment of long-lived assets

Long-lived assets or asset group, including intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for any of the year/periods presented.

l)	Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. The Group’s goodwill at December 31, 2021 and 2022 were related to its acquisition of Cheche Insurance (previously named “Fanhua Times Sales and Service Co., Ltd.” or “Fanhua Times”) in October 2017 (Note 7). In accordance with ASC 350, Goodwill and Other Intangible Assets, recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

Goodwill is not amortized, but is tested for impairment at the reporting unit level at least on an annual basis at the balance sheet date (December 31 for the Group) and between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. These events or circumstances include a significant change in stock prices, business environment, legal factors, financial

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

l)	Goodwill (Continued)

performances, competition, or events affecting the reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The estimation of fair value of reporting unit using a discounted cash flow methodology also requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Company’s business and determination of the Company’s weighted average cost of capital. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

Management has determined that the Group represents the lowest level within the entity at which goodwill is monitored for internal management purposes. Starting from January 1, 2020, the Company adopted ASU 2017-04, which simplifies the accounting for goodwill impairment by eliminating Step 2 from the goodwill impairment test, and in accordance with the FASB, pursuant to which the Group has the option to choose whether it will apply a qualitative assessment first and then a quantitative assessment, if necessary, or to apply a quantitative assessment directly. The quantitative goodwill impairment test, used to identify both the existence of impairment and the amount of impairment loss, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit is greater than zero and its fair value exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. Based on the impairment assessment, management determined that no impairment loss was recorded for the years ended December 31, 2021 and 2022. At December 31, 2021 and 2022, goodwill was RMB84.6 million and RMB84.6 million, respectively.

m)	Warrant

A warrant to purchase preferred shares of the Company was issued in connection with the debt financing and is classified as a liability and is treated as upfront issuance costs based on the estimated fair value of the warrant at issuance date. Subsequently, changes in the fair value of the warrant is recorded in the consolidated statements of operations and comprehensive loss. Please see Note 13 for additional information.

n)	Revenue recognition

Revenue is the transaction price the Group expects to be entitled to in exchange for the promised services in a contract in the common course of the Group’s activities and is recorded net of value-added tax (“VAT”). The services to be accounted for mainly include insurance transaction services, SaaS services and other services.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Group applies the following steps:

•	Step 1: Identify the contract(s) with a customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

n)	Revenue recognition (Continued)

Insurance Transaction Services Income

The main source of revenue is insurance transaction services fee directly from (i) insurance carriers who underwrite insurance policies and (ii) insurance intermediaries who directly transact with insurance carriers, both determined based on a percentage of premium paid by the insured. The service fee rate paid by the insurance carriers or insurance intermediaries, shall be based on the terms specified in the service contract with the insurance carriers or with the insurance intermediaries for each insurance policy sold through the Group’s online platform and mobile applications in the PRC. The Group determines that the insurance carrier or insurance intermediary, are its customer in these agreements. Insurance transaction services revenue for the commission earned is recognized at a point in time when the Company has fulfilled its performance obligation. This occurs when the signed insurance policy is in place and the premium is collected by the insurance carriers from the insured.

SaaS Services Income

The Group provides SaaS services to selected insurance carriers or insurance intermediaries. This cloud-based services allow insurance carriers or insurance intermediaries to use the Group’s self-developed SaaS management system without taking possession of its software. The Group has determined that the insurance carriers or insurance intermediaries as customers and initially records services fee as contract liabilities upon receipt and then recognizes the revenue on a straight-line basis over the service period, which is usually one year.

Other Services

The Group provides technical service to insurance carriers. The Group charges insurance carriers service fee for developing software for them. Technical service revenue is recognized based on cost-to-cost input method of measuring progress upon the completion of each service.

The Group also provides customer service to third-party companies. The Group satisfies its performance obligation through delivering consulting service to the third-party companies’ customers and receives service fee from the third companies. Customer service revenue is recognized on a straight-line basis over the period of the contract when the service is provided, which is usually within 1 year.

Contract Balances and Accounts Receivable

Contract liabilities primarily consist of customer advances which relates to the payments received for SaaS service in advance of performance under the contract. The increase in contract liabilities over the year presented was a result of the increase in consideration received from the Group’s customers, which was in line with the growth of revenues in SaaS service. Due to the generally short-term duration of the relevant contracts, the majority of the performance obligations are satisfied within one year.

During the years ended December 31, 2021 and 2022, the Group recognized revenue amounted to RMB3.3 million and RMB 8.7 million, respectively that was included in the corresponding opening contract liabilities balance at December 31, 2020 and 2021, RMB3.3 million and RMB8.7 million respectively.

During the years ended December 31, 2021 and 2022, the Group did not have any arrangement where the performance obligations has already been satisfied in the past year but recognized the corresponding revenue in the current year.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

n)	Revenue recognition (Continued)

Accounts receivable mainly represent amounts due from insurance transaction services customers, when the Group has satisfied its performance obligations and has the unconditional right to payment. They are carried at net realizable value. Please see Note 3 for additional information.

Practical Expedients

The Group has elected to use the following practical expedients as allowed under ASC Topic 606:

(i) Payment terms and conditions vary by contract type, although terms generally include a requirement of prepayment or payment within one year or less. The Group has determined that its contracts generally do not include a significant financing component.

(ii) Costs to obtain a contract with a customer were expensed as incurred when the amortization period would have been one year or less.

o)	Cost of revenue

Amounts recorded as cost of revenues relate to direct expenses incurred in order to generate revenue, which consists primarily of i) cost of referral partners, ii) service fee paid to third-party payment platforms, iii) customer service costs, iv) amortization and depreciation expenses, v) salary and welfare benefits, vi) cloud service fees, and vii) tax and surcharges. These costs are charged to the consolidated statements of operations and comprehensive loss as incurred.

p)	Research and development expenses

Research and development expenses mainly consist of salary and welfare benefits and subcontracted development expenses incurred for the development and enhancement to the Company’s online platform including SaaS platform, and mobile applications.

q)	Selling and marketing expenses

Selling and marketing expenses consist primarily of advertising and promotional expenses, salary and welfare benefits and share-based compensation expenses to the Group’s sales and marketing personnel. Advertising and promotional expenses consist primarily of costs for the promotion of corporate image, online platform and mobile applications. The Group expenses all advertising and promotional expenses as incurred and classifies them under selling and marketing expenses.

r)	General and administrative expenses

General and administrative expenses consist primarily of share-based compensation expenses, salary and welfare benefits, professional service fees, amortization expenses and related expenses for employees involved in general corporate functions, including finance, legal and human resources; and costs associated with use by these functions of facilities and equipment, such as traveling and general expenses.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

s)	Government grants

Government grants mainly represent subsidies and tax refunds for operating a business in certain jurisdictions and fulfillment of specified tax payment obligations. Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset.

Deferred government grants included RMB1.1 million and RMB1.4 million for the years ended December 31, 2021 and 2022 being the unamortized portion of a grant of RMB0.8 million and RMB0.3 million the Group received in 2021 and 2022, respectively, for long-term operation. As of December 31, 2021 and 2022, the Group has not fulfilled the conditions attached to the government grants. As the Group does not expect to fulfill the conditions within one year, the grant is recorded as a non-current deferred revenue.

t)	Leases

The Group has elected to utilize the package of practical expedients at the time of adoption, which allows the Group to (1) not reassess whether any expired or existing contracts are or contain leases, (2) not reassess the lease classification of any expired or existing leases, and (3) not reassess initial direct costs for any existing leases. The Company also has elected to utilize the short-term lease recognition exemption and, for those leases that qualified, the Group did not recognize operating lease right-of-use (“ROU”) assets or operating lease liabilities.

Upon the adoption of the new guidance on January 1, 2019, the Group recognized operating lease ROU assets of RMB16.1 million and operating lease liabilities of RMB15.8 million (including short-term lease liabilities of RMB6.4 million and long-term lease liabilities of RMB9.4 million).

The Group determines if an arrangement is a lease and determines the classification of the lease, as either operating or finance, at commencement. The Group has operating leases for office buildings and has no finance leases as of December 31, 2021 and 2022. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the lease payments over the lease term at commencement date.

As the Group’s leases do not provide an implicit rate, an incremental borrowing rate is used based on the information available at the commencement date, to determine the present value of lease payments. The incremental borrowing rate approximates the rate the Group would pay to borrow in the currency of the lease payments for the weighted-average life of the lease.

The operating lease ROU assets also include any lease payments made prior to lease commencement and exclude lease incentives and initial direct costs incurred if any. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Group’s lease agreements contain both lease and non-lease components, which are accounted for separately based on their relative standalone price.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

u)	Share-based compensation

Share based compensation expenses arise from share-based awards, including share options for the purchase of ordinary shares and restricted shares. For share options for the purchase of ordinary shares granted to employee and non-employee determined to be equity classified awards, the related share-based compensation expenses are recognized in the consolidated statements of operations and comprehensive loss based on their grant date fair values which are calculated using the binomial option pricing model. The determination of the fair value is affected by the fair value of ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the fair value of ordinary shares, actual and projected employee share option exercise behavior, risk-free interest rate and expected dividends. The fair value of the ordinary shares is assessed using the income approach, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Share-based compensation expenses are recorded net of estimated forfeitures using straight-line method during the service period requirement, such that expenses are recorded only for those share-based awards that are expected to ultimately vest.

v)	Employee benefits

PRC Contribution Plan

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries, VIE and subsidiaries of VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB10.1 million, RMB12.4 million for the years ended December 31, 2021 and 2022, respectively. The total balances of employee welfare benefits, including the accruals for estimated underpaid amounts, were approximately RMB35.6 million and RMB48.6 million as of December 31, 2021 and 2022.

w)	Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

w)	Taxation (Continued)

Uncertain tax positions

In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheet and under other expenses in its consolidated statements of operations and comprehensive loss. The Group did not have any significant unrecognized uncertain tax positions as of and for the years ended December 31, 2021 and 2022, respectively.

x)	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

y)	Net loss per share

Net loss per share is computed in accordance with ASC 260, Earnings per Share. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s preferred shares are participating securities because they are entitled to receive dividends or distributions on an as converted basis. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Group is in a net loss position and net loss is not allocated to other participating securities because in accordance with their contractual terms they are not obligated to share in the losses.

Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under treasury stock method. Potential ordinary shares include options to purchase ordinary shares and preferred shares, unless they were anti-dilutive. The computation of diluted net loss per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts or a decrease in loss per share amounts) on net loss per share.

z)	Statutory reserves

In accordance with China’s Company Laws, the Company’s VIE and subsidiaries of VIE in the PRC must make appropriations from their after-tax profit, if any (as determined under the accounting principles generally acceptable in the People’s Republic of China (“PRC GAAP”)), after offsetting accumulated losses from prior years, to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

z)	Statutory reserves (Continued)

The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective entity. Appropriation to the discretionary surplus fund is made at the discretion of the respective entity.

Pursuant to the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiaries that are foreign investment enterprises in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the respective entity. Appropriations to the other two reserve funds are at the respective entities’ discretion.

The Group has not appropriated any amount to statutory reserves for the years ended December 31, 2021 and 2022, because the Company’s subsidiary, VIE and subsidiaries of VIE were in the position of accumulated deficit as of December 31, 2021 and 2022.

aa)	Comprehensive loss

Comprehensive loss is defined to include all changes in deficit of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Other comprehensive income/(loss), as presented on the consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

bb)	Segment reporting

The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making operating decisions, allocating resources and assessing performance as the source for determining the Group’s reportable segments. Management has determined that the Group operates in one segment, as that term is defined by FASB ASC Topic 280, Segment reporting.

cc)	Concentration and risk

Foreign currency exchange rate risk

The Group’s operating transactions are mainly denominated in RMB. RMB is not freely convertible into foreign currencies. The value of the RMB is subject to changes by the central government policies and to international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only through authorized financial institutions at exchange rates set by the People’s Bank of China (the “PBOC”). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other PRC foreign exchange regulatory bodies which require certain supporting documents in order to effect the remittances. As of December 31, 2021 and 2022, the Group’s cash and cash equivalents, and restricted cash denominated in RMB were RMB70.2 million and RMB39.8 million, accounting for 19.1% and 33.2% of the Group’s total cash, cash equivalents and restricted cash, respectively.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

cc)	Concentration and risk (Continued)

Credit risk and concentration risk

Financial instruments that potentially subject the Group to the concentration of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. As of December 31, 2021 and 2022, the Group’s cash and cash equivalents, and restricted cash were typically unsecured and highly concentrated in a few major financial institutions located in China, which management consider being of high credit quality and continually monitors the creditworthiness of these financial institutions. Accounts receivable is typically unsecured and is generally derived from revenue earned from the Company’s insurance transaction services business.

Concentration of customers and suppliers

There was nil and nil customer which individually accounted for 10% or more of the Group’s total operating revenue or accounts receivable for the years ended December 31, 2021 and 2022.

There was nil and nil supplier which individually accounted for more than 10% of the Group’s total costs and expenses for the years ended December 31, 2021 and 2022.

dd)	Recently issued accounting pronouncements

The Group qualifies as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

Recent accounting pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and clarifies and amends existing guidance to improve consistent application. For public business entities, the amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted. The Group adopted this new standard effective January 1, 2022 with no material impact on the consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt – Modifications and Extinguishments (Subtopic 470-50), Compensation – Stock Compensation (Topic 718), and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. The Group adopted this new standard effective January 1, 2022 with no material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40),

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

dd)	Recently issued accounting pronouncements (Continued)

Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Group is currently evaluating the impact of these accounting standard updates on its consolidated financial statements.

In November 2021, the FASB issued ASU No. 2021-10, Government Assistance (Topic 832) – Disclosures by Business Entities about Government Assistance. The amendments in this update are effective for all business entities for annual periods beginning after December 15, 2021. The Group adopted this new standard effective January 1, 2022 with no material impact on its consolidated financial statements.

3.	Accounts receivable, net

Accounts receivable, net is consisted of the following:

	December 31, 2021	December 31, 2022
	RMB	RMB
Accounts receivable, gross:	286,740	402,694
Less: allowance for current expected credit losses	(1,004)	(1,027)

Accounts receivable, net	285,736	401,667

The following table summarizes the movement of the Group’s allowance for current expected credit losses:

	December 31, 2021	December 31, 2022
	RMB	RMB
Balance at the beginning of the year	(520)	(1,004)
Additions	(484)	(23)
Write-offs	—	—

Balance at the end of the year	(1,004)	(1,027)

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

4.	Prepayments and other current assets

The following is a summary of prepayments and other current assets:

	December 31, 2021	December 31, 2022
	RMB	RMB
Deductible Value Added Tax (“VAT”)	26,114	34,215
Service fees (i)	3,703	4,057
Rental and other deposits	3,506	2,603
Staff advance	1,264	1,292
Rental expense for other leases with period less than one year	71	695
Others	1,029	1,550

Balance at the end of the year	35,687	44,412

(i)	Service fees consist of prepayment of cloud server hosting fees and others.

5.	Property, equipment and leasehold improvement, net

The following is a summary of property, equipment and leasehold improvement, net:

	December 31, 2021	December 31, 2022
	RMB	RMB
Leasehold improvement	3,271	3,621
Furniture and office equipment	1,350	1,386
Electronic equipment and others	4,941	4,246

Total property, equipment and leasehold improvement	9,562	9,253

Less: accumulated depreciation	(7,320)	(7,082)

Property, equipment and leasehold improvement, net	2,242	2,171

Depreciation expenses were RMB1.7 million and RMB1.2 million for the years ended December 31, 2021 and 2022, respectively. No impairment charge was recognized for any of the year/periods presented.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

6.	Intangible assets, net

The following table summarizes the Group’s intangible assets, net:

	December 31, 2021	December 31, 2022
	RMB	RMB
Gross carrying amount
Software	916	916
Licenses	21,000	21,000
Agency agreements	18,000	18,000
Channel relationship	19,000	19,000

Total intangible assets	58,916	58,916

Less: accumulated amortization
Software	(916)	(916)
Licenses	(8,750)	(10,850)
Agency agreements	(18,000)	(18,000)
Channel relationship	(19,000)	(19,000)

Total intangible assets, net	12,250	10,150

Amortization expense for the years ended December 31, 2021 and 2022 were RMB2.2 million and RMB2.1 million respectively.

The estimated amortization expenses for each of the following five years are as follows:

December 31, 2022
RMB
2023	2,100
2024	2,100
2025	2,100
2026	2,100
2027	1,750

Total	10,150

7.	Goodwill

On October 26, 2017, Beijing Cheche entered into a share purchase agreement with Fanhua Insurance Sales and Services Group Ltd. (“Fanhua Group”). Under this agreement, Beijing Cheche acquired the equity interests in Cheche Insurance (previously named “Fanhua Times Sales and Service Co., Ltd.” or “Fanhua Times”, which was a subsidiary of Fanhua Group) and its property and casualty (“P&C”) insurance intermediary subsidiaries with a total consideration of approximately RMB225.4 million, including approximately RMB95.4 million cash consideration and RMB130.0 million in the form of a convertible loan. Please see Note 21(ii) for additional information.

Beijing Cheche recognized approximately RMB84.6 million goodwill on acquisition of Cheche Insurance and its subsidiaries, which was determined by the excess of the cash consideration and fair value of the convertible loan over the fair value of Cheche Insurance and its subsidiaries, at the time of acquisition.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

7.	Goodwill (Continued)

The gross amount of goodwill and accumulated impairment losses as of December 31, 2021 and 2022 are as follows:

	December 31, 2021	December 31, 2022
	RMB	RMB
Gross	84,609	84,609
Accumulated impairment loss	—	—

Goodwill, net	84,609	84,609

The Group performed the annual impairment analysis as of the balance sheet date. No impairment loss was recognized in goodwill for the years ended December 31, 2021 and 2022.

8.	Leases

The Group’s lease payments for office space leases include fixed rental payments and do not consist of any variable lease payments that depend on an index or a rate. As of December 31, 2021 and 2022, there was no leases that have not yet commenced.

The following represents the aggregate right-of-use assets and related lease liabilities as of December 31, 2021 and 2022:

	December 31, 2021	December 31, 2022
	RMB	RMB
Operating lease right-of-use assets	16,898	14,723

Short-term operating lease liabilities	(7,871)	(7,676)
Long-term operating lease liabilities	(8,289)	(6,226)

Total operating leased liabilities	(16,160)	(13,902)

The weighted average lease term and weighted average discount rate as of December 31, 2021 and 2022 were as follows:

	December 31, 2021	December 31, 2022
	RMB	RMB
Weighted average lease term:
Operating leases	3.45	2.52
Weighted average discount rate:
Operating leases	5.24%	4.08%

The components of lease expenses for the years ended December 31, 2021 and 2022 were as follows:

	For the years ended December 31,
	2021	2022
	RMB	RMB
Operating lease cost	11,984	9,013
Cost of other leases with period less than one year	1,317	1,949

Total	13,301	10,962

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

8.	Leases (Continued)

Supplemental cash flow information related to leases for the years ended December 31, 2021 and 2022 were as follows:

	For the years ended December 31,
	2021	2022
	RMB	RMB
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	11,512	5,065
Supplemental noncash information:
Right-of-use assets obtained in exchange for lease obligations	16,305	8,787

Maturities of lease liabilities at December 31, 2022:

December 31, 2022
RMB
2023	8,733
2024	3,863
2025	1,995
2026	683
Thereafter	199
Total remaining undiscounted lease payments	15,473

Less: interest	(1,571)
Total present value of operating lease liabilities	13,902

Less: short-term operating lease liabilities	(7,676)

Long-term operating lease liabilities	6,226

9.	Short-term borrowings

The following table summarizes the Group’s outstanding short-term borrowings as of December 31, 2021 and 2022, respectively:

	December 31, 2021	December 31, 2022
	RMB	RMB
Bank borrowings (1)	10,000	—

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

9.	Short-term borrowings (Continued)

(1) Bank borrowings

	Maturity date	Principal amount	Interest rate per annum	December 31, 2021	December 31, 2022
Bank of Nanjing (i)	May 22, 2021	2,620	5.22%	—	—
Bank of Nanjing (i)	June 11, 2021	7,380	7.63%	—	—
Bank of Beijing (ii)	May 27, 2022	5,000	4.55%	5,000	—
Bank of Beijing (ii)	June 2, 2022	5,000	4.55%	5,000	—
Bank of Beijing (ii)	June 29, 2023	10,000	3.70%	—	—

Total short-term borrowings				10,000	—

(i)

The Group was granted a RMB10.0 million credit facility that expired on April 22, 2021 to support its operations. The credit facility was guaranteed by Cheche Insurance and Mr. Lei Zhang (Note 21). There are no financial covenants for the credit facility. Under the credit facility, the Group drew down RMB2.6 million and RMB7.4 million on May 25, 2020 and June 12, 2020, respectively. The interest is payable on a monthly basis and the principal will be due upon maturity. These loans were eventually repaid on May 25, 2021 and June 15, 2021, respectively. Bank of Nanjing did not impose any penalty for these late repayments.

(ii)

The Group was granted a RMB10.0 million credit facility that expires on June 4, 2022 to support its operations. The credit facility was guaranteed by a third-party state-owned financial institution named Beijing Small and Medium Entity Financing Re-guarantee Co., Ltd. The Group paid guarantee fee and review fee for the guarantee service based on certain percentage of the related amount of loan and credit facility, respectively. There are no financial covenants for the credit facility. The interest is payable on a quarterly basis and the principal will be due upon maturity. Under the credit facility, the Group drew down RMB5.0 million and RMB5.0 million on June 11, 2020 and November 2, 2020, respectively. These two loans were fully repaid on May 27, 2021 and June 2, 2021. Afterwards, the Group drew down RMB5.0 million and RMB5.0 million on May 28, 2021 and June 3, 2021, respectively. These two loans were fully repaid on May 27, 2022 and June 2, 2022, respectively. Afterwards, the Group drew down RMB10.0 million on June 30, 2022, which was fully repaid on July 15, 2022. The Group drew down RMB3 million and RMB4 million on February 6, 2023 and April 20, 2023, respectively.

(2) Corporate borrowings from Beijing Fenzi Technology Co., Ltd. (“Fenzi Technology”)

The Group entered into a borrowing agreement with Fenzi Technology with the borrowing term from September 1, 2020 to February 28, 2021. The principal amount of the loan is RMB20.0 million with the interest rate of 12% per annum. The balance of principal of RMB10.0 million and RMB10.0 million as of December 31, 2020 were fully repaid on March 5, 2021 and April 30, 2021, respectively.

10.	Taxation

a)	Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company in the Cayman Islands to its shareholders, no Cayman Islands withholding tax will be imposed.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

10.	Taxation (Continued)

a)	Income taxes (Continued)

Hong Kong

Subsidiary incorporated in Hong Kong is subject to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million.

China

Under the Enterprise Income Tax Law of the PRC, the Company’s Chinese subsidiaries, VIE and subsidiaries of VIE are subject to an income tax of 25%, except for Beijing Cheche, which was entitled a preferential tax rate of 15% from 2019 to 2021 and from 2022 to 2024 for its High and New Technology Enterprise (“HNTE”) status, subject to annual evaluation and a requirement that they re-apply for HNTE status every three years.

The current and deferred portions of income tax expense included in the consolidated statements of operations and comprehensive loss during the years ended December 31, 2021 and 2022 are as follows:

	For the years ended December 31,
	2021	2022
	RMB	RMB
Current income tax expense	(3)	(4)
Deferred income tax benefit	525	525

Income tax credit	522	521

Reconciliation between the income tax credit computed by applying the Enterprise Income Tax (“EIT”) rate to loss before income taxes and actual provision were as follows:

	For the years ended December 31,
	2021	2022
	RMB	RMB
Loss before income tax	(146,983)	(91,543)
Tax benefit at EIT tax rate of 25%	(36,746)	(22,886)
Effect of different tax rates applicable to different subsidiaries of the Group	(3,651)	241
Permanent differences	(931)	(2,822)
Changes in deferred tax assets valuation allowance	40,806	24,946

Income tax credit	(522)	(521)

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

10.	Taxation (Continued)

a)	Income taxes (Continued)

As of December 31, 2022, certain entities of the Group had net operating tax loss carry forwards as follows:

For the years ended December 31,
2022
RMB
Loss expiring in 2023	84,208
Loss expiring in 2024	125,177
Loss expiring in 2025	2,018
Loss expiring in 2026	189,383
Loss expiring in 2027	91,087
Loss expiring in 2028	—
Loss expiring in 2029	356
Loss expiring in 2030	58,056

550,285

b)	Deferred tax assets and liabilities

The following table presents the tax impact of significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2021 and 2022:

	December 31, 2021	December 31, 2022
	RMB	RMB
Deferred tax assets：
Net accumulated losses carry forwards	125,218	140,950
Accrued payroll and other expenses	5,546	7,570
Advertising expenses in excess of deduction limit	2,917	9,841
Fair value changes of amounts due to related party	2,141	3,108
Accrued expenses	320	400
Deferred revenue	283	358
Others	1,862	1,006

Deferred tax assets	138,287	163,233

Less: valuation allowance	(138,287)	(163,233)

Deferred tax assets, net	—	—

Deferred tax liabilities：
Identifiable intangible assets arising from acquisition of Cheche Insurance (Note 7)	(3,063)	(2,538)

Deferred tax liabilities	(3,063)	(2,538)

The Group does not believe that sufficient positive evidence exists to conclude that the recoverability of deferred tax assets of certain entities of the Group is more likely than not to be realized. Consequently, the Group

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

10.	Taxation (Continued)

b)	Deferred tax assets and liabilities (Continued)

has provided full valuation allowances on the related deferred tax assets. The following table sets forth the movement of valuation allowance for the years presented:

	December 31, 2021	December 31, 2022
	RMB	RMB
Balance at the beginning of the year	(97,481)	(138,287)
Additions	(40,806)	(24,946)

Balance at end of the year	(138,287)	(163,233)

*

The movement in valuation allowances were due to the changes of deferred tax assets recognized for net accumulated losses carry forwards, accrued payroll and other expenses, advertising expenses in excess of deduction limit, fair value changes of amounts due to related party, accrued expenses and deferred revenue.

c)	Withholding income tax

The enterprise income tax (“EIT”) Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% if all the requirements are satisfied.

To the extent that subsidiaries, VIE and subsidiaries of VIE of the Group have undistributed earnings, the Company will accrue appropriate expected withholding tax associated with repatriation of such undistributed earnings. As of December 31, 2021 and 2022, the Company did not record any such withholding tax of its subsidiaries, VIE and subsidiaries of VIE in the PRC as they are still in accumulated deficit position.

11.	Tax payable

The Group’s subsidiaries, VIE and subsidiaries of VIE incorporated in China are subject to 6% VAT for services rendered.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

11.	Tax payable (Continued)

The following is a summary of tax payable as of December 31, 2021 and 2022:

	December 31, 2021	December 31, 2022
	RMB	RMB
VAT payables	3,188	2,088
Individual income tax payables	721	815
Stamp duty payables	399	66
Construction tax payables	46	25
Educational development payables	32	50
Others	22	34

Total	4,408	3,078

12.	Accrued expenses and other current liabilities

The following is a summary of accrued expenses and other current liabilities as of December 31, 2021 and 2022:

	December 31, 2021	December 31, 2022
	RMB	RMB
Professional service fees	23,518	31,899
Refund liability	3,635	6,632
Accrued expenses	338	544
Payables to third-party financial institutions (i)	—	—
Others	2,720	1,813

Total	30,211	40,888

(i)

The Group entered into factoring agreements with third-party financial institutions in 2020 whereby the financial institutions would settle the Group’s accounts payable directly after the Group factored its accounts receivable with recourse to these financial institutions. The Group’s consolidated statements of cash flows has reflected an operating cash outflow in changes in “Accrued expenses and other current liabilities” and financing cash inflow related to this affected accounts payable balance in “Cash receipt of the debt proceeds”. A financing cash outflow was reflected upon payment to the financial institutions and settlement of the obligation in “Cash payment of the debt proceeds”. As of December 31, 2021, the Group has fully settled this payables to the financial institutions.

13.	Long-term borrowings

The following is a summary of long-term borrowings as of December 31, 2021 and 2022:

	December 31, 2021	December 31, 2022
	RMB	RMB
Corporate borrowings from Innoven Capital	10,506	—

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

13.	Long-term borrowings (Continued)

(i)

For the year ended December 31, 2021, the corporate borrowings represented a non-revolving term borrowing under a credit facility of US$3.0 million with an annual interest rate of 9.5% from a third party, Innoven Capital China Pte. Ltd. (the “Innoven Capital”). This corporate borrowings was unsecured and with maturity of two years. The Group repaid an aggregated principal amount of RMB7.3 million in 2021, and remaining payable as of December 31, 2021 has been fully paid in January 2022.

In conjunction with the corporate borrowings from Innoven Capital, a warrant was granted to Innoven Capital on December 31, 2020 for exercise value of US$0.6 million to purchase up to 865,228 Series D1 financing convertible redeemable preferred shares of the Company at US$0.6935 per share within 5 years after the grant of the warrant, subject to certain adjustments. In accordance with ASC 480-10-55-33, the warrant shall be classified as liability, initially recorded at fair value and subsequently measure at fair value through earnings. The initial value of the warrant is accounted for as an adjustment to the amortized costs basis of the corporate borrowings from Innoven Capital upon the drawdown date of the borrowing. As of December 31, 2021 and 2022, Innoven Capital has not exercised the warrant and the carrying value of warrant was RMB0.8 million and RMB1.0 million, respectively. The Company recognized an extinguishment loss of US$0.06 million and US$0.08 million relating to the write-off of unamortized debt issuance costs and debt discount as a result of partial prepayment, which are presented in interest expense in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2022, respectively.

14.	Preferred shares

Series A, Series B, Series C, Series D1, Series D2, Series D3 and Series Pre-A convertible redeemable preferred shares held by Ruiyuan Technology Holdings Limited (“Ruiyuan”) after its re-designation are collectively referred to as the “Preferred Shares”. Series Seed preferred shares, Series Pre-A preferred shares held by Cicw Holdings Limited (“Cicw Holdings”), and Series Pre-A preferred shares held by Ruiyuan prior to its re-designation are without redemption right, conversion right and liquidation right, hence together referred as “Ordinary Shares”, in substance.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred shares (Continued)

The following table summarizes the issuances of Preferred Shares by the Company:

	As of December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Issue Price per Share		Redemption Value	Liquidation Value
					US$	US$
Series Pre-A	60,300,000	60,300,000	RMB 0.40		15,920	15,495
Series A	125,000,000	125,000,000	RMB 0.40		32,992	31,502
Series B	109,375,000	109,375,000	RMB 1.60		38,317	45,837
Series C	25,556,250	25,556,250	USD 0.68		20,377	20,284
Series C	2,044,500	2,044,500	USD 0.00001	*	1,630	1,623
Series C	23,793,750	23,793,750	USD 0.63		15,371	18,885
Series D1	4,733,810	4,733,810	USD 0.65		3,090	3,834
Series D2	9,065,521	9,065,521	USD 0.65		5,917	7,342
Series D3	123,550,546	123,550,546	USD 0.65		79,842	100,068

	483,419,377	483,419,377			213,456	244,870

	As of December 31, 2022
	Shares Authorized	Shares Issued and Outstanding	Issue Price per Share	Redemption Value	Liquidation Value
				US$	US$
Series Pre-A	60,300,000	60,300,000	RMB 0.40	19,752	19,965
Series A	125,000,000	125,000,000	RMB 0.40	40,853	40,886
Series B	109,375,000	109,375,000	RMB 1.60	49,709	52,721
Series C	23,793,750	23,793,750	USD 0.63	17,616	19,916
Series D1	4,733,810	4,733,810	USD 0.65	3,653	4,071
Series D2	9,065,521	9,065,521	USD 0.65	6,996	7,795
Series D3	123,550,546	123,550,546	USD 0.65	94,523	106,238

	455,818,627	455,818,627		233,102	251,592

*

In October 2019, the Company issued 2,044,500 Series C preferred shares to White Elephant Investment Limited (“White Elephant”) at par value which was accounted for as deem dividend from the Company to White Elephant.

Series Pre-A financing

In July 2015, Beijing Cheche issued 2,000,000 shares to Shenzhen Ruiyuan Investment Enterprise, LLP (“Shenzhen Ruiyuan”) for the consideration of RMB30.0 million. Since then, after a series of transactions among investors of Beijing Cheche, Shenzhen Ruiyuan held 1,482,500 shares, immediately before the Reorganization.

In January 2019, in connection with the Reorganization, the Company issued 74,125,000 ordinary shares to Ruiyuan, designated by Shenzhen Ruiyuan.

In October 2019, 13,825,000 of ordinary shares were transferred from Ruiyuan to Cicw Holdings for the consideration of RMB6.0 million. In June 2021, 60,300,000 of ordinary shares held by Ruiyuan were re-designated into Series Pre-A preferred shares, for nil consideration.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred shares (Continued)

Series A financing

In July 2016, Beijing Cheche issued 1,250,000 and 1,250,000 shares to Beijing Zhongyun Ronghui Investment Center, LLP (“Zhongyun Ronghui”) and Hangzhou Shunying Equity Investment Enterprise, LLP (“Hangzhou Shunying”) for the consideration of RMB25.0 million and RMB25.0 million, respectively.

On November 22, 2018, the Company entered into Preferred Share and Warrant Purchase Agreement with Zhongyun Ronghui and Hangzhou Shunying. The Company issued warrants to Zhongyun Ronghui and Hangzhou Shunying in connection with the Reorganization, which entitled them to purchase 62,500,000 and 62,500,000 shares of Series A convertible redeemable preferred shares, respectively. The warrants were exercised on May 23, 2019.

On May 23, 2019, the Company issued 62,500,000 and 62,500,000 Series A preferred shares to Zhongyun Ronghui and Ningbo Shiwei Enterprise Management Partnership (L.P.) (“Ningbo Shiwei”) (designated by Hangzhou Shunying) for the consideration of US$ equivalent of RMB0.4 million and RMB0.4 million, respectively.

Series B financing

In August 2017, Beijing Cheche issued 93,750, 93,750, 750,000 and 1,250,000 shares to Zhongyun Ronghui, Hangzhou Shunying, Huzhou Zhongze Jiameng Equity Investment Enterprise, LLP (“Huzhou Zhongze”) and Zhuhai Hengqin Huarong Zhifu Investment Management Co., Ltd. (“Zhuhai Hengqin”) for the consideration of RMB7.5 million, RMB7.5 million, RMB60.0 million and RMB100.0 million, respectively.

On November 22, 2018, the Company entered into Preferred Share and Warrant Purchase Agreement with Zhongyun Ronghui and Hangzhou Shunying. The Company issued warrants to Zhongyun Ronghui and Hangzhou Shunying in connection with the Reorganization, which entitled them to purchase 4,687,500 and 4,687,500 shares of Series B convertible redeemable preferred shares, respectively. The warrants were exercised on May 23, 2019.

In January 2019, in connection with the Reorganization, the Company issued 37,500,000 and 62,500,000 Series B preferred shares to Eagle Rover Ltd. (“Huzhou Zhongze BVI”), and Lian Jia Enterprise Limited (“Zhuhai Hengqin BVI”), designated by Huzhou Zhongze and Zhuhai Hengqin, respectively.

On May 23, 2019, the Company issued 4,687,500 and 4,687,500 Series B preferred shares to Zhongyun Ronghui and Ningbo Shiwei (designated by Hangzhou Shunying) for the consideration of US$ equivalent of RMB0.1 million and RMB0.1 million, respectively.

Series C financing

In January 2019, the Company issued 25,556,250 Series C preferred shares to White Elephant for the consideration of US$17.4 million. In October 2019, the Company issued an additional 2,044,500 Series C preferred shares to White Elephant at par value which was accounted for as deemed dividend from the Company to White Elephant.

In April 2021, the Company issued 23,793,750 Series C preferred shares to Yonghe CT Limited for the consideration of US$15.0 million. In February 2022, Yonghe CT Limited transferred its 9,517,500 Series C preferred shares to Yonghe CarTech Limited with no consideration.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred shares (Continued)

In January 2022, the Company received a notice of redemption request letter (the “Letter”) from White Elephant, as the Group failed to consummate a QIPO (defined as (i) a public offering of ordinary shares of the Company with an implied valuation of US$800,000,000 or more on the first day of listing the shares of the Company and the public offering of ordinary shares accounting for at least 10% of all the ordinary shares on a fully diluted and as-converted basis on the Stock Exchange of Hong Kong Limited or NASDAQ or a securities exchange or inter-dealer quotation system recognized by the right holder investors otherwise; or (ii) any public offering agreed by the holders of at least 2/3 of the then issued and outstanding preferred shares; or (iii) any SPAC transaction agreed by the holders of at least 2/3 of the then issued and outstanding preferred shares) by January 18, 2022, defined as a redemption event under an Amended and Restated Memorandum and Articles of Association of the Company dated July 26, 2021. In November 2022, in connection with an Amended and Restated Memorandum and Articles of Association of the Company dated November 3, 2022 (the “Existing M&A”) Article 19(a)(i), which changed the Redemption Event (i) as “the Company fails to consummate a QIPO by January 18, 2024” and the Letter, the Group and White Elephant agreed and entered into a Share Repurchase Agreement, whereby the Company repurchased its 27,600,750 Series C preferred shares from White Elephant for a consideration of US$19.7 million. The agreed redemption amount paid for Series C preferred shares to White Elephant was lower than its carrying amount of the Series C preferred shares accreted up to the redemption amount as of redemption date in November 2022 in accordance with the original contractual terms. The repurchase of this Series C preferred shares from White Elephant was completed in November 2022.

Series D1 financing

In June 2021, the Company issued 4,733,810 Series D1 preferred shares to United Gemini Holdings Limited for the consideration of RMB20.0 million.

Series D2 financing

In June 2021, the Company issued 7,721,909 and 1,343,612 Series D2 preferred shares to Yonghe CT Limited and Yonghe SI Limited for the consideration of US$5.0 million and US$0.9 million, respectively. In February 2022, Yonghe CT Limited transferred its 3,088,764 shares to Yonghe CarTech Limited with no consideration.

Series D3 financing

In July 2021, the Company issued 98,840,437 and 24,710,109 Series D3 preferred shares to Image Digital Investment (HK) Limited and TPP Fund II Holding F Limited for the consideration of US$64.0 million and US$16.0 million, respectively.

The key terms of the Preferred Shares are as follows:

Conversion right

Each of Preferred Shares shall automatically be converted into ordinary shares at the then effective conversion price upon the closing of a QIPO. If the offering does not constitute a QIPO, it is at the option of holders of Preferred Shares to convert. No fractional ordinary share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional ordinary shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective conversion price for any such series of Preferred Shares.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred shares (Continued)

The conversion ratio for each of Preferred Share shall be determined by dividing the issue price by the then conversion price, in effect at the time of the conversion. The conversion price shall initially be equal to the issue price per ordinary share. No adjustment in the conversion price for any series of Preferred Shares shall be made in respect of the issuance of additional ordinary shares unless below conditions are met: 1) the consideration per share for an additional ordinary share issued or deemed to be issued by the Company is less than the conversion price for such series in effect on the date of and immediately prior to such issuance; 2) the original issue price of each of the Series C, Series D1, Series D2 and Series D3 preferred shares is higher than seventy-five percent of the QIPO offering price.

Redemption right

The Preferred Shares holders shall have redemption rights upon the occurrence of any of the following events: (i) the Company fails to complete QIPO by January 18, 2022; (ii) Share Purchase Agreement, Shareholders Agreement and the Memorandum and Articles of Association (“Transaction Document”) fails to obtain necessary corporate proceedings and authorization from the Group Companies, the Founder and the Founder’s Holdco.; (iii) there is a material breach by any Group Companies, the Founder and the Founder’s Holdco of any of its, his or her, warranties, covenants, obligations under any Transaction Document , or (iv) there is a material breach by any Group Companies, the Founder and the Founder’s Holdco of any applicable Laws, which results in a cessation of the Company’s main business for a period of no less than three months; (v) any Group Company’s improper operation of its business and/or illegal activities, any of which have resulted in substantial losses to any Group Company; (vi) Any of Contractual arrangements with VIE has been terminated, declared void or invalid or otherwise incapable of enabling the Company to consolidate the Domestic Company’s financial results pursuant to the International Financial Reporting Standards or the United States’ generally accepted accounting principles; (vii) the Founder having been convicted of a criminal offense; (viii) the Group Companies’ engagement in the business other than the current business (each a “Redemption Event”); then each of Preferred Shares shall be redeemable upon the request of any preferred shareholder.

Under the Amended and Restated Memorandum and Articles of Association of the Company dated November 3, 2022, the Preferred Shareholders agreed to change the Redemption Event (i) as “the Company fails to complete QIPO by January 18, 2024”.

The Preferred Shares’ redemption price shall be equal to the greater of (i) the original investment amount of the capital contribution, plus an amount accruing thereon daily at a compound interest rate of ten percent (10%) per annum of the capital contribution from issue date plus any declared but unpaid dividends; or (ii) the original investment amount of the capital contribution, plus the aggregate net profits of the Group incurred from issue date to the redemption date multiplied by average amount of the percentage of the shares held by such investor in the Company from issue date to the redemption date; or (iii) the fair market value of the capital contribution to be redeemed determined by a third party valuer.

Dividend right

No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Group, unless and until dividends have been paid in full on the Preferred Shares.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred shares (Continued)

Liquidation right

After setting aside or paying in full of the Series D3 preference amount, the Series D2 preference amount, the Series D1 preference amount, the Series C preference amount, the Series B preference amount, the Series A preference amount and the Series Pre-A preference amount, the remaining assets of the Group available for distribution to members, if any, shall be distributed to the holders of the Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of ordinary shares then held by each holder on an as-converted basis.

Voting right

Each of Preferred Shares confers the right to receive notice of, attend and vote at any general meeting of members.

Accounting of Preferred Shares

The Group has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets as they were redeemable at the options of the holders any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation event outside of the Company’s control. The conversion feature as mentioned above, are initially measured at its fair value, respectively, and the initial carrying value for the Preferred Shares are allocated on a residual basis, net of issuance costs.

Since the Preferred Shares become redeemable at the option of the holder at any time after a specified date, for each reporting period, the Company recorded accretions on the Preferred Shares to the redemption value from the issuance dates to the earliest redemption dates as set forth in the original issuance. While all Preferred Shares are automatically converted upon a QIPO, the effectiveness of a QIPO is not within the control of the Company and is not deemed probable to occur for accounting purposes until the effective date of the QIPO. As such, the Company continued to recognize accretion of the Preferred Shares during the years ended December 31, 2021 and 2022. The accretion of Preferred Shares was negative RMB101.5 million and RMB188.3 million for the years ended December 31, 2021 and 2022.

In addition, the Group records accretions on the Preferred Shares to the redemption value from the issuance dates to the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. Each issuance of the Preferred Shares is recognized at the respective fair value at the date of issuance net of issuance costs.

Accounting of Re-designation from ordinary shares to preferred shares

The Group considered that re-designation from ordinary shares to preferred shares mentioned above were, in substance, the same as a contribution from ordinary shareholders followed by a cancelation of those ordinary shares and simultaneously an issuance of the preferred shares for no consideration. Therefore, the Group recorded the par value of those ordinary shares canceled into additional paid-in capital, and recorded the fair value of the preferred shares as deemed distribution to preferred shareholders, against retained earnings, or in the absence of retained earnings, by charging against additional paid-in capital or by increasing the accumulated deficit once additional paid-in capital has been exhausted.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred shares (Continued)

The Group’s preferred shares activities for the years ended December 31, 2021 and 2022, respectively, are summarized below:

	Balance as of January 1, 2021	Issuance of Preferred Shares	Accretions to Preferred Shares redemption value	Re-designation from ordinary shares to Series Pre-A preferred share	Balance as of December 31, 2021
Series Pre-A Preferred shares
Number of shares	—	—	—	60,300,000	60,300,000
Amount	—	—	(44,347)	165,468	121,121
Series A Preferred shares
Number of shares	125,000,000	—	—	—	125,000,000
Amount	314,292	—	(43,415)	—	270,877
Series B Preferred shares
Number of shares	109,375,000	—	—	—	109,375,000
Amount	330,623	—	(54,873)	—	275,750
Series C Preferred shares
Number of shares	27,600,750	23,793,750	—	—	51,394,500
Amount	140,976	97,850	20,198	—	259,024
Series D1 Preferred shares
Number of shares	—	4,733,810	—	—	4,733,810
Amount	—	19,400	1,052	—	20,452
Series D2 Preferred shares
Number of shares	—	9,065,521	—	—	9,065,521
Amount	—	33,034	1,958	—	34,992
Series D3 Preferred shares
Number of shares	—	123,550,546	—	—	123,550,546
Amount	—	502,963	17,960	—	520,923

Total Number of shares	261,975,750	161,143,627	—	60,300,000	483,419,377

Total amount	785,891	653,247	(101,467)	165,468	1,503,139

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred shares (Continued)

	Balance as of January 1, 2022	Accretions to Preferred Shares redemption value	Redemption of Preferred Shares	Balance as of December 31, 2022
Series Pre-A Preferred shares
Number of shares	60,300,000	—	—	60,300,000
Amount	121,121	30,182	—	151,303
Series A Preferred shares
Number of shares	125,000,000	—	—	125,000,000
Amount	270,877	62,920	—	333,797
Series B Preferred shares
Number of shares	109,375,000	—	—	109,375,000
Amount	275,750	44,286	—	320,036
Series C Preferred shares
Number of shares	51,394,500	—	(27,600,750)	23,793,750
Amount	259,024	(11,139)	(132,529)	115,356
Series D1 Preferred shares
Number of shares	4,733,810	—	—	4,733,810
Amount	20,452	2,187	—	22,639
Series D2 Preferred shares
Number of shares	9,065,521	—	—	9,065,521
Amount	34,992	4,152	—	39,144
Series D3 Preferred shares
Number of shares	123,550,546	—	—	123,550,546
Amount	520,923	55,683	—	576,606

Total Number of shares	483,419,377	—	(27,600,750)	455,818,627

Total amount	1,503,139	188,271	(132,529)	1,558,881

15.	Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company concluded that the Group’s CODM is Mr. Lei Zhang, Chairman of the Board of Directors, and CEO.

In accordance with ASC 280-10, Segment Reporting: Overall, the CODM reviews the consolidated results of operations when making decisions about allocating resources and assessing performance of the Group as a whole; hence, the Group has only one operating segment.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

15.	Segment Information (Continued)

Key revenues streams are as below:

	For the years ended December 31,
	2021	2022
	RMB	RMB
Insurance transaction services income	1,699,433	2,617,185
SaaS income	29,873	59,811
Others	6,098	2,063

Total	1,735,404	2,679,059

Substantially all revenues are derived in China where services are provided to customers. In addition, the Group’s long-lived assets are substantially all located in China. Therefore, no geographical segments are presented.

16.	Cost of revenues

Amounts recorded as cost of revenues relate to direct expenses incurred in order to generate revenue, which consists primarily of cost of referral partners, service fee paid to third-party payment platforms, customer service costs, amortization and depreciation expenses, salary and welfare benefits, cloud service fees, tax and surcharges. These costs are charged to the consolidated statements of operations and comprehensive loss as incurred. The following table presents the Group’s cost of revenue for the years ended December 31, 2021 and 2022:

	For the years ended December 31,
	2021	2022
	RMB	RMB
Cost of referral partners	1,581,153	2,424,579
Service fee paid to third-party payment platforms	62,019	104,627
Customer service costs	4,428	—
Amortization and depreciation	2,119	2,391
Salary and welfare benefits	2,074	2,070
Cloud service fees	1,764	1,838
Tax and surcharges	1,035	1,241

Total	1,654,592	2,536,746

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

17.	Employee benefits

The Company’s subsidiaries, VIE and subsidiaries of VIE incorporated in China participate in a government-mandated multi-employer defined contribution plan under which certain retirement, medical, housing and other welfare benefits are provided to employees. Chinese labor regulations require the Company’s Chinese subsidiaries, VIE and subsidiaries of VIE to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; hence, the Group has no further commitments beyond its monthly contribution. The following table presents the Group’s employee welfare benefits expenses for the years ended December 31, 2021 and 2022:

	For the years ended December 31,
	2021	2022
	RMB	RMB
Contributions to medical and pension schemes	8,612	10,376
Other employee benefits	1,452	1,990

Total	10,064	12,366

18.	Share-based compensation

(a)	Description of stock option plan

2015 Incentive Plan

In November 2015, the Group permitted the grant of options to relevant directors, officers, senior management, employees and non-employees of the Group (the “2015 Incentive Plan”). Option awards are granted with an exercise price determined by the Board of Directors. Those options awards generally vest upon grant. In January 2020, the 2015 Incentive Plan was terminated with the concurrent grant of a replacement award under the 2019 Incentive Plan.

2019 Incentive Plan

In January 2020, the Company permitted the grant of options and restricted shares to relevant directors, officers, senior management, employees and non-employees of the Group (the “2019 Incentive Plan”). Option awards are granted with an exercise price determined by the Board of Directors.

The stock options granted under the 2019 Incentive Plan have a contractual term of 10 years and will expire the earlier of (i) three months after termination of service with the Group, or (ii) upon the tenth anniversary of the grant date.

The stock options granted under the 2019 Incentive Plan will be immediately vested upon grant.

The restricted shares granted under the 2019 Incentive Plan could either be granted with terms that (i) immediately vested upon grant; (ii) 25% vested on each anniversary or 6.25% vested on each quarter for vesting schedule of four years; or (iii) 50% vested on each anniversary for vesting schedule of two years.

In accordance with ASC 718 Stock Compensation, the Group recorded share-based compensation expense on the grant date of the equity interests to its employees equal to the estimated fair-value of such equity interests at the measurement date. The share-based compensation expense was recorded in cost of revenues, selling and

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

18.	Share-based compensation (Continued)

(a)	Description of stock option plan (Continued)

marketing expenses, general and administrative expenses and research and development expenses on the consolidated statements of operations and comprehensive loss.

Cancelation of ordinary shares

In January 2019, in connection with the Reorganization, the Company issued 35,711,000 and 39,289,000 ordinary shares to Fuze Yue Ltd. and Tank Stone Ltd., respectively. Fuze Yue Ltd. and Tank Stone Ltd. hold such shares as the nominee of the Company pursuant to the 2019 Incentive Plan. In January 2020, the Company canceled 35,711,000 ordinary shares of Fuze Yue Ltd. to adjust the size of incentive award pool under the 2019 Incentive Plan.

(b)	Valuation assumptions

The Group uses binomial option pricing model and adopted fair value per share of ordinary share to determine fair value of the share-based awards. The estimated fair value of each option or each restricted share granted is estimated on the date of grant using the binomial option-pricing model or fair value per share of ordinary share with the following assumptions:

For the year ended December 31,
Options*	2021
Fair value per share (US$)	0.28-0.41
Discount rate (after tax)	16.50%-18.00%
Risk-free interest rate	1.66%
Expected volatility	42.05%-54.06%
Contractual term (in years)	10
Discount for lack of marketability (“DLOM”)	7.00%-12.00%

*	There were no grants for options for the year ended December 31, 2022.

	For the years ended December 31,
Restricted shares	2021	2022
Fair value per share (US$)	0.28-0.41	0.28-0.30
Discount rate (after tax)	16.50%-18.00%	16.50%
Discount for lack of marketability (“DLOM”)	7.00%-12.00%	10%

The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. The weighted average volatility is the expected volatility at the grant date weighted by number of options. The Company has never declared or paid any cash dividends on its shares, and the Group does not anticipate any dividend payments in the foreseeable future. The contractual term is the contract life of the options. The Group estimated the risk-free interest rate based on the market yield of US Government Bonds with maturities of ten years as of the valuation date, plus a country default risk spread between China and US.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

18.	Share-based compensation (Continued)

(c)	Stock options activities

The following table presents a summary of the Company’s stock options activities for the years ended December 31, 2021 and 2022.

	Number of Options Outstanding			Weighted average exercise price	Weighted average remaining contractual life	Aggregated intrinsic value
	Employees	Consultant	Total
	(in thousands)	(in thousands)	(in thousands)	US$	(in years)	RMB in thousands
Outstanding at January 1, 2021	116,567	4,500	121,067	0.1481	6.76	65,574
Granted	7,444	—	7,444	0.5931	—	—
Forfeited	(19,508)	—	(19,508)	0.3919	—	—
Outstanding at December 31, 2021	104,503	4,500	109,003	0.1348	5.69	65,574

Exercisable as of December 31, 2021	104,503	4,500	109,003	0.1348	5.69	65,574

Outstanding at January 1, 2022	104,503	4,500	109,003	0.1348	5.69	65,574

Forfeited	(796)	—	(796)	0.5941	—	—

Outstanding at December 31, 2022	103,707	4,500	108,207	0.1314	4.67	65,572

Exercisable as of December 31, 2022	103,707	4,500	108,207	0.1314	4.67	65,572

The weighted average grant date fair value of options granted for the years ended December 31, 2021 and 2022 were RMB0.3904 (US$0.0573) and RMB0.3870 (US$0.0568) per option, respectively. No options were exercised for the years ended December 31, 2021 and 2022.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

18.	Share-based compensation (Continued)

(d)	Restricted shares activities

The following table sets forth the summary of restricted share activities for the years ended December 31, 2021 and 2022:

	Number of Restricted Shares Granted	Weighted-Average Grant Date Fair Value
	(in thousands)	(US$)
Unvested as of January 1, 2021	7,437	0.3191
Awarded	13,568	0.3698
Vested	(4,625)	0.3318
Forfeited	(45)	0.3426

Outstanding at December 31, 2021	16,335	0.3576

Unvested as of January 1, 2022	16,335	0.3576

Awarded	1,695	0.2883
Vested	(6,786)	0.3486
Forfeited	(547)	0.2902

Outstanding at December 31, 2022	10,697	0.3557

19.	Net loss per share

For the years ended December 31, 2021 and 2022, the Company had potential ordinary shares, including preferred shares, restricted shares and share options granted. As the Group incurred losses for the years ended December 31, 2021 and 2022, these potential preferred shares, restricted shares and shares options granted were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company.

Considering that the holders of preferred shares have no contractual obligation to participate in the Company’s losses, any losses from the Group should not be allocated to preferred shares.

The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2021 and 2022:

	For the years ended December 31,
	2021	2022
Numerator:
Net loss	(146,461)	(91,022)
Less: accretions to preferred shares redemption value	101,467	(188,271)

Net loss attributable to Cheche Technology Inc.’s ordinary shareholders	(44,994)	(279,293)

Denominator:
Weighted average number of ordinary shares outstanding, basic	460,592,981	432,673,255
Weighted average number of ordinary shares outstanding, diluted*	460,592,981	432,673,255
Basic net loss per share attributable to Cheche Technology Inc.’s ordinary shareholders	(0.10)	(0.65)

Diluted net loss per share attributable to Cheche Technology Inc.’s ordinary shareholders	(0.10)	(0.65)

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

19.	Net loss per share (Continued)

*

For the years ended December 31, 2021 and 2022, the Company had potential ordinary shares, including preferred shares, restricted shares and share options. On a weighted average basis, 390,363,600 and 479,033,504 preferred shares, 12,814,830 and 14,052,437 restricted shares, and 111,673,453 and 108,588,469 share options were excluded from the computation of diluted net loss per ordinary share because including them would have had an anti-dilutive effect for the years ended December 31, 2021 and 2022, respectively.

20.	Commitments and Contingencies

(a)	Commitments

The Group leases office space under non-cancelable operating lease agreements, which expire at various dates through June 30, 2022. As of December 31, 2021 and 2022, future minimum lease of RMB0.8 million and RMB2.0 million under non-cancelable operating lease agreements were all due within one year.

(b)	Litigation

As of December 31, 2021 and 2022, the Group was not involved in any legal or administrative proceedings that may have a material adverse impact on the Group’s business, financial position results of operations, or cash flows.

21.	Related Party Balances and Transactions

The table below sets major related parties of the Group and their relationships with the Group:

Entity or individual name	Relationship with the Group
Mr. Lei Zhang	Founder, Chairman of the Board of Directors and CEO
Fanhua Group	Shareholder of the Company

(a)	The related party transactions entered into during the years ended December 31, 2021 and 2022 were as follows:

Significant transactions with related parties	For the years ended December 31,
	2021	2022
	RMB	RMB
Repayment of borrowings from related party
Mr. Lei Zhang (i)	(15,000)	—
Fanhua Group (ii)	(13,000)	—

(b)	The outstanding balance due to related parties as of December 31, 2021 and 2022 were as follows:

Balances with related parties	For the years ended December 31,
	2021	2022
	RMB	RMB
Amounts due to related parties
Fanhua Group	53,005	59,932

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

21.	Related Party Balances and Transactions (Continued)

(i)

For the years ended December 31, 2021, the Group was granted an RMB10.0 million credit facility from Bank of Nanjing that expired on April 22, 2021 to support its operations, which was guaranteed by Cheche Insurance and Mr. Lei Zhang. Please see Note 9(1) for additional details.

(ii)	Corporate borrowings from Fanhua Group

The Group issued a convertible loan in the principal amount of RMB130.0 million to Fanhua Group with an annual interest rate of 10% (the “Convertible Loan”) on October 26, 2017 (Note 7). The due date of the Convertible Loan is October 26, 2020. Pursuant to the Convertible Loan agreement, the entire or any portion of the Convertible Loan can be converted into ordinary shares of the Company. On October 10, 2019, Fanhua Group converted the RMB80.0 million in the principal amount of the Convertible Loan and its accrued interests of RMB14.1 million into an aggregate of 28,684,255 ordinary shares of the Company, at a conversion price of US$0.4766 per share. On the same date, Fanhua Group gave up its conversion right for the remaining balance of the Convertible Loan in accordance with a Convertible Loan Payment Plan Agreement entered by these two parties (the “Payment Plan Agreement”). Upon the conversion, Fanhua Group held 3.4% equity interest in the Group. In October 2020, the Group entered into a supplemental agreement to the Payment Plan Agreement with Fanhua Group to extend the remaining principal balance in the Convertible Loan of RMB50.0 million and corresponding interest of RMB15.0 million as additional principal to October 26, 2022 (the “Corporate borrowings from Fanhua Group”). RMB10 million of the aggregated principal amount of RMB65 million with an annual interest rate of 10% was due on January 10, 2021 and the remaining of RMB55.0 million was due on October 26, 2022.

In 2021, the Group repaid the aggregated principal amount of RMB6.3 million to Fanhua Group. In October 2022, the Group entered into another supplemental agreement to the Payment Plan Agreement with Fanhua Group to extend the remaining balance of the Corporate borrowings from Fanhua Group to October 26, 2024, which caused the presentation of the borrowing reclassified from current liabilities to non-current liabilities. None of the other terms of the Corporate borrowings from Fanhua Group had changed in the supplemental agreement. As of December 31, 2022, the balance of the Corporate borrowings from Fanhua Group was RMB59.9 million.

The Group elected fair value option to account for the Convertible Loan and the Corporate borrowings from Fanhua Group, and recognized loss/(gain) under “Changes in fair value of amounts due to related party” and “Fair value changes of amounts due to related party due to own credit risk” in the consolidated statements of operations and comprehensive loss of RMB11.2 million and RMB6.5 million and negative RMB1.6 million and RMB0.5 million for the years ended December 31, 2021 and 2022, respectively.

The Group engaged an independent valuation firm to assist the management in its assessment of fair value of the Corporate borrowings at each end of reporting periods. The fair value measurements of the Corporate borrowings are based on significant inputs not observable in the market, and thus represent Level 3 fair value measurements. The Group utilized the following assumptions to estimate the fair value of the Corporate borrowings:

	As of December 31,
	2021	2022
Discount rate	15.01%	12.70%

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

21.	Related Party Balances and Transactions (Continued)

(ii)	Corporate borrowings from Fanhua Group (Continued)

The movement of Corporate borrowings from Fanhua Group is as follows:

Corporate Borrowings
RMB
Balance as of January 1, 2021	56,353
Change in fair value	11,242
Change in other comprehensive income	(1,590)
Repayment of amounts due to related party	(13,000)

Balance as of December 31, 2021	53,005

Balance as of January 1, 2022	53,005
Change in fair value	6,451
Change in other comprehensive income	476

Balance as of December 31, 2022	59,932

22.	COVID-19

The outbreak of Coronavirus pandemic (“COVID-19”), which started in 2020, has re-emerged on a large scale in China in 2022, and a series of precautionary and control measures had been and continued to be implemented across the PRC. The Group’s business has not experienced material disruptions in insurance transaction volumes or SaaS service subscription due to the COVID-19 pandemic in 2022. The Group will continue to pay close attention to the development of the pandemic, and evaluate and take proactive measures to manage the impact of the pandemic on the Group’s operations.

23.	Fair Value Measurement

Assets and liabilities measured at fair value on a nonrecurring basis

As of December 31, 2021 and 2022, the Company had no financial assets or financial liabilities that are measured at fair value on non-recurring basis. The Company measured its non-financial assets, such as its property, equipment and leasehold improvements, intangible assets, goodwill on a nonrecurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

Assets and liabilities measured at fair value on a recurring basis

The Company measured the Corporate borrowings from Fanhua Group and warrant at fair value on a recurring basis. As the Company’s Corporate borrowings from Fanhua Group and warrant are not traded in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value of the Corporate borrowings from Fanhua Group and warrant. This instrument is categorized in the Level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. The Company did not transfer any assets or liabilities in or out of level 3 during the years ended December 31, 2021 and 2022.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

23.	Fair Value Measurement (Continued)

The following table summarizes the Company’s financial liabilities measured and recorded at fair value on recurring basis as of December 31, 2021 and 2022:

	As of December 31, 2021
	Active Market (Level 1)	Observable Input (Level 2)	Unobservable UnInput (Level 3)	Total
	RMB	RMB	RMB	RMB
Liabilities:
Warrant	—	—	771	771
Corporate borrowings from Fanhua Group	—	—	53,005	53,005

	As of December 31, 2022
	Active Market (Level 1)	Observable Input (Level 2)	Unobservable UnInput (Level 3)	Total
	RMB	RMB	RMB	RMB
Liabilities:
Warrant	—	—	1,045	1,045
Corporate borrowings from Fanhua Group	—	—	59,932	59,932

Corporate borrowings from Fanhua Group

The Group classified the Corporate borrowings from Fanhua Group as current liability and measured at fair value. The Group classifies the valuation techniques that use fair value of the principle as Level 3 of fair value measurements. Generally, there are no quoted prices in active markets and other inputs that are directly or indirectly observable in the marketplace for the Corporate borrowings from Fanhua Group during the period at the reporting date. In order to determine the fair value, the Group must use the discounted cash flow method and earning forecast as unobservable inputs other than quoted prices in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Warrant

The Company adopted binomial option pricing model to assess the warrant’s fair value. Management is responsible for determining the fair value and assessing a number of factors. The valuation involves complex and subjective judgments as well as the Company’s best estimates on the valuation date. Key inputs related to the binomial option pricing model for the valuation of the fair value of warrants are: expiry date of warrant, fair market value per share as of valuation date, exercise price, risk free rate of interest, dividend yield, expected time to exercise as well as volatility.

24.	Subsequent Events

The Group evaluated subsequent events through May 24, 2023, which is the date the consolidated financial statements were available to be issued.

In January 2022, the Company received a notice of redemption request letter (the “Letter”) from White Elephant, as the Group failed to consummate a QIPO by January 18, 2022, defined as a redemption event under an Amended and Restated Memorandum and Articles of Association of the Company dated July 26, 2021. In November 2022, in connection with an Amended and Restated Memorandum and Articles of Association of the

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

24.	Subsequent Events (Continued)

Company dated November 3, 2022 (the “Existing M&A”) Article 19(a)(i), which changed the Redemption Event (i) as “the Company fails to consummate a QIPO by January 18, 2024” and the Letter, the Group and White Elephant agreed and entered into a Share Repurchase Agreement, whereby the Company repurchased its 27,600,750 Series C preferred shares from White Elephant for a consideration of US$19.7 million. The repurchase of this Series C preferred shares from White Elephant was completed in November 2022.

On February 23, 2023, the Group’s shareholders approved a special resolution that Article 19(a)(i) of the Existing M&A shall be amended, restated and replaced as “the Company fails to consummate a QIPO by January 18, 2025”.

Please see Note 9 and Note 13 for subsequent payment for short-term borrowings and long-term borrowings.

On January 29, 2023, Prime Impact Acquisition I, a Cayman Islands exempted company (“SPAC”), Cheche Group Inc., a Cayman Islands exempted company (“HoldCo”), Cheche Merger Sub Inc., a Cayman Islands exempted company and wholly owned direct subsidiary of HoldCo (“Merger Sub”), and the Company, entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, (a) on the closing date, SPAC will merge with and into HoldCo (the “Initial Merger”), with HoldCo surviving the Initial Merger and (b) on the closing date, following the Initial Merger, Merger Sub will merge with and into the Company, with the Company surviving the Acquisition Merger as a wholly owned subsidiary of the HoldCo.

On February 23, 2023, the Group entered into share transfer agreements with the existing preferred shares holders and transferred 559,868, 606,524, 606,524, 1,119,736, 1,866,227, 1,522,101, 1,014,735, 388,793, 110,352, 8,117,877 and 2,029,469 ordinary shares of the Company at par value to these existing preferred shareholders including Ruiyuan, Zhongyun Ronghui, Ningbo Shiwei, Huzhou Zhongze BVI, Zhuhai Hengqin BVI, Yonghe CT Limited, Yonghe CarTech Limited, United Gemini Holdings Limited, Yonghe SI Limited, Image Digital Investment (HK) Limited and TPP Fund II Holding F Limited, respectively. The Group is currently evaluating the accounting and the related impact of this transaction on its consolidated financial statements.

On May 6, 2023, the Group entered into an RMB50 million credit facility with the China Merchants Bank that will expire on May 5, 2024 to support its operations, which was jointly guaranteed by Baodafang, Cheche Ningbo and Cheche Insurance.

Events Subsequent to the Original Issuance of the Combined Financial Statements (Unaudited)

The Company has evaluated transactions that occurred through July 24, 2023, the date these financial statements were available for reissuance, for the purposes of unrecognized subsequent events.

On June 14, 2023, the Group entered into an RMB10 million credit facility with the Bank of Beijing that will expire on June 13, 2025 to support its operations, which was guaranteed by Beijing Cheche. Under this credit facility, the Group drew down RMB4.0 million and RMB6.0 million on June 29, 2023.

25.	Restricted Net Assets

Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

25.	Restricted Net Assets (Continued)

Company’s PRC subsidiaries, VIE and subsidiaries of VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the general reserve fund and the statutory surplus fund respectively. The general reserve fund and the statutory surplus fund require that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries, VIE and subsidiaries of VIE are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans, or advances, which restricted portion amounted to RMB307.5 million and RMB448.0 million as of December 31, 2021 and 2022. Furthermore, cash transfers from the Company’s PRC subsidiaries to their parent companies outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency at the time of requesting such conversion may temporarily delay the ability of the PRC subsidiaries and consolidated affiliated entities to remit sufficient foreign currency to pay dividends or other payments to the Company, or otherwise satisfy their foreign currency denominated obligations. Even though the Company currently does not require any such dividends, loans, or advances from the PRC subsidiaries, VIE and subsidiaries of VIE for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries, VIE and subsidiaries of VIE due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

The Company performed a test on the restricted net assets of its consolidated subsidiaries, VIE and subsidiaries of VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e)(3), “General Notes to the Financial Statements” and concluded that it was applicable for the Company to disclose the condensed financial information for the parent company (Note 26) for the years ended December 31, 2021 and 2022. For the purposes of presenting parent only financial information, the Company records its investments in its subsidiaries, VIE and subsidiaries of VIE under the equity method of accounting. Such investments are presented on the separate condensed balance sheets of the Company as “Investments in subsidiaries, VIE, and subsidiaries of VIE” and the loss of the subsidiaries, VIE and subsidiaries of VIE is included in “Equity in loss of subsidiaries, VIE and subsidiaries of VIE” in the condensed statements of operations and comprehensive loss.

26.	Additional Information — Condensed Financial Statements of the Parent Company

The condensed financial information of the Company has been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04, using the same accounting policies as set out in the Group’s consolidated financial statements, except that the Company uses the equity method to account for investments in its subsidiaries, VIE and subsidiaries of VIE.

The subsidiaries did not pay any dividend to the Company for the year/periods presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Company.

The Company did not have significant capital and other commitments or guarantees as of December 31, 2021 and 2022.

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

26.	Additional Information — Condensed Financial Statements of the Parent Company (Continued)

Condensed statements of operations and comprehensive loss:

	For the years ended December 31,
	2021	2022
	RMB	RMB
Operating expenses:
General and administrative expenses	(15,135)	(13,787)

Total operating expense	(15,135)	(13,787)

Other expense
Interest income from VIE	971	1,692
Share of loss of subsidiaries, VIE and subsidiaries of VIE	(131,142)	(77,878)
Others, net	(1,152)	(1,049)

Loss before income tax	(146,458)	(91,022)
Income tax expense	(3)	—
Net loss	(146,461)	(91,022)
Accretions to preferred shares redemption value	101,467	(188,271)

Net loss attributable to Cheche Technology Inc.’ s ordinary shareholders	(44,994)	(279,293)

Net loss	(146,461)	(91,022)
Other comprehensive loss:
Foreign currency translation adjustment, net of nil tax	(10,278)	8,207
Fair value changes of amounts due to related party due to own credit risk	1,590	(476)

Total comprehensive loss	(155,149)	(83,291)
Accretions to preferred shares redemption value	101,467	(188,271)

Total comprehensive loss to Cheche Technology Inc.’ s ordinary shareholders	(53,682)	(271,562)

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

26.	Additional Information — Condensed Financial Statements of the Parent Company (Continued)

Condensed balance sheets:

	As of December 31, 2021	As of December 31, 2022
	RMB	RMB
Current assets:
Cash and cash equivalents	252,950	1,008
Short-term investments	63,757	—
Prepayments and other current assets	—	287

Total current assets	316,707	1,295

Non-current assets:
Amounts due from the subsidiaries of the Group	411,506	639,110
Total non-current assets	411,506	639,110

TOTAL ASSETS	728,213	640,405

Current liabilities:
Accrued expenses and other current liabilities	19,119	27,899
Warrant	771	1,045
Deficit in subsidiaries, VIE and subsidiaries of VIE	199,867	313,123

Total current liabilities	219,757	342,067

Non-current liabilities:
Long-term borrowings	10,506	—

Total non-current liabilities	10,506	—

Total liabilities	230,263	342,067

Mezzanine equity
Convertible redeemable preferred shares	1,503,139	1,558,881

Total mezzanine equity:	1,503,139	1,558,881

Shareholders’ deficit:
Ordinary shares	30	30
Treasury stock	(1,028)	(1,028)
Additional paid-in capital	3,894	—
Accumulated deficit	(1,000,288)	(1,259,479)
Accumulated other comprehensive loss	(7,797)	(66)

Total shareholders’ deficit	(1,005,189)	(1,260,543)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	728,213	640,405

CHECHE TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

26.	Additional Information — Condensed Financial Statements of the Parent Company (Continued)

Condensed statements of cash flows:

	For the years ended December 31,
	2021	2022
	RMB	RMB
Net cash used in operating activities	(22,275)	(6,352)
Cash flows from investing activities
Cash paid for investments in subsidiaries, VIE and subsidiaries of VIE	(304,759)	(172,030)
Placement of short-term investments	(63,757)	—
Cash received from maturities of short-term investments	—	63,757

Net cash used in investing activities	(368,516)	(108,273)

Cash flows from financing activities
Proceeds from issuance of convertible redeemable preferred shares, net of issuance cost	633,847	—
Cash payment for issuance of Series C convertible redeemable preferred shares	—	(137,202)
Cash received from long-term borrowings from a third party	19,127	—
Cash repayments of long-term borrowings to a third party	(7,287)	(11,840)

Net cash generated from/(used in) financing activities	645,687	(149,042)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,958)	11,725

Net increase in cash and cash equivalents and restricted cash	251,938	(251,942)

Cash and cash equivalents at beginning of the year	1,012	252,950

Cash and cash equivalents and restricted cash at end of the year	252,950	1,008

The Company’s accounting policies are the same as the Group’s accounting policies with the exception of the accounting for the investments in subsidiaries, VIE and subsidiaries of VIE.

For the Company only condensed financial information, the Company records its investments in subsidiaries, VIE and subsidiaries of VIE under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures. Such investments are presented on the Condensed balance sheets as “Investments in subsidiaries, VIE and subsidiaries of VIE” and shares in the subsidiaries, VIE and subsidiaries of VIE’s loss are presented as “Equity in loss of subsidiaries, VIE and subsidiaries of VIE” on the Condensed statements of operations and comprehensive loss. The parent company only condensed financial information should be read in conjunction with the Group’s consolidated financial statements. The Company’s accounting policies are the same as the Group’s accounting policies with the exception of the accounting for the investments in subsidiaries, VIE and subsidiaries of VIE.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Prime Impact Acquisition I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Prime Impact Acquisition I (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by September 14, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 31, 2023

PCAOB ID Number 100

PART I. FINANCIAL INFORMATION

PRIME IMPACT ACQUISITION I

BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$115,475	$665,940
Prepaid expenses	27,545	110,626

Total current assets	143,020	776,566
Cash and investments held in Trust Account	69,779,520	324,211,180

Total Assets	$69,922,540	$324,987,746

Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$759,220	$327,477
Accrued expenses	1,255,760	159,535
Notes payable-related party	1,460,746	—

Total current liabilities	3,475,726	487,012
Derivative warrant liabilities	330,479	8,922,920
Deferred underwriting commissions	—	11,342,945

Total Liabilities	3,806,205	20,752,877
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 6,794,168 and 32,408,414 shares issued and outstanding at $10.26 and $10.00 per share redemption value as of December 31, 2022 and December 31, 2021, respectively	69,679,520	324,084,140
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,102,103 shares issued and outstanding as of December 31, 2022 and December 31, 2021	810	810
Additional paid-in capital	—	—
Accumulated deficit	(3,563,995)	(19,850,081)

Total Shareholders’ Deficit	(3,563,185)	(19,849,271)

Total Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit	$69,922,540	$324,987,746

The accompanying notes are an integral part of these financial statements.

PRIME IMPACT ACQUISITION I

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2022	2021
General and administrative expenses	$2,041,562	$854,587
Administrative expenses-related party	120,000	120,000

Loss from operations	(2,161,562)	(974,587)
Other income
Gain on forgiveness of deferred underwriting commissions	453,718	—
Change in fair value of derivative warrant liabilities	8,592,442	16,701,954
Interest income	48	115
Income from investments held in Trust Account	1,597,709	40,519

Net income	$8,482,355	$15,768,001

Weighted average Class A ordinary shares outstanding, basic and diluted	24,899,580	32,408,414

Basic and diluted net income per Class A ordinary share	$0.26	$0.39

Weighted average Class B ordinary shares outstanding, basic and diluted	8,102,103	8,102,103

Basic and diluted net income per Class B ordinary share	$0.26	$0.39

The accompanying notes are an integral part of these financial statements.

PRIME IMPACT ACQUISITION I

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE YEAR ENDED DECEMBER 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance-December 31, 2020	—	$—	8,102,103	$810	$—	$(35,618,082)	$(35,617,272)
Net income	—	—	—	—	—	15,768,001	15,768,001

Balance-December 31, 2021	—	$—	8,102,103	$810	$—	$(19,850,081)	$(19,849,271)
Net income	—	—	—	—	—	8,482,355	8,482,355
Adjustment for accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	—	—	7,803,731	7,803,731

Balance-December 31, 2022	—	$—	8,102,103	$810	$—	$(3,563,995)	$(3,563,185)

The accompanying notes are an integral part of these financial statements.

PRIME IMPACT ACQUISITION I

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$8,482,355	$15,768,001
Adjustments to reconcile net income to net cash used in operating activities:
Gain on forgiveness of deferred underwriting commissions	(453,718)	—
Change in fair value of derivative warrant liabilities	(8,592,442)	(16,701,954)
Income from investments held in Trust Account	(1,597,709)	(40,519)
Changes in operating assets and liabilities:
Prepaid expenses	83,081	223,722
Accounts payable	431,743	209,054
Accrued expenses	1,096,225	25,698

Net cash used in operating activities	(550,465)	(515,998)

Cash Flows from Investing Activities:
Cash deposited in Trust Account for extension	(1,460,746)	—
Cash withdrawn from Trust Account for redemptions	257,490,115	—

Net cash provided by investing activities	256,029,369	—

Cash Flows from Financing Activities:
Proceeds received from note payable-related party	1,460,746	—
Repayment of advances from related party	—	(418,317)
Redemption of Class A ordinary shares	(257,490,115)	—

Net cash used in financing activities	(256,029,369)	(418,317)

Net change in cash	(550,465)	(934,315)
Cash-beginning of the year	665,940	1,600,255

Cash-end of the year	$115,475	$665,940

Supplemental disclosure of noncash investing and financing activities:
Extinguishment of deferred underwriting commissions allocated to Public Shares	$10,889,227	$—

The accompanying notes are an integral part of these financial statements.

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

Note 1-Description of Organization and Business Operations

Prime Impact Acquisition I (the “Company”) was incorporated as a Cayman Islands exempted company on July 21, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from July 21, 2020 (inception) through December 31, 2022 relates to the Company’s formation and the preparation of the initial public offering described below (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Prime Impact Cayman, LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on September 9, 2020. On September 14, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.1 million, inclusive of approximately $10.5 million in deferred underwriting commissions (Note 6). The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On October 2, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,408,414 units (the “Over-Allotment Units”). On October 6, 2020, the Company completed the sale of the Over-Allotment Units to the underwriters (the “Over-Allotment”), generating gross proceeds of approximately $24.1 million, and incurring additional offering costs of approximately $1.3 million in underwriting fees (inclusive of approximately $0.8 million in deferred underwriting commissions).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,400,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8.1 million (Note 4). Simultaneously with the closing of the Over-Allotment Units, on October 6, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an additional 321,122 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $0.5 million.

Upon the closing of the Initial Public Offering and the Private Placement, $324.1 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering, the Over-Allotment and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

On September 13, 2022, the Company held an extraordinary general meeting of shareholders (the “General Meeting”) to consider and vote upon a proposal to amend the Company’s amended and restated memorandum and articles of association to: (i) extend from September 14, 2022 to December 14, 2022, the date (the “Termination Date”) by which, if the Company has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, the Company must: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares; and (c) as promptly as reasonably possible following such redemption liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, provided that the Sponsor (or its affiliates or permitted designees) deposits an amount into the Trust Account equal to the lesser of (A) US$1,120,000 or (B) $0.16 for each Public Share that is not redeemed in connection with the General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor (or its affiliates or permitted designees), and (ii) in the event that the Company has not consummated an initial Business Combination by December 14, 2022, without further approval of the Company’s shareholders, to allow the Company, by resolution of the board of directors of the Company if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date to extend the Termination Date up to three times, each by one additional month (for a total of up to three additional months to complete a Business Combination), provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account: (I) for the first such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting; (II) for the second such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting; and (III) for the third such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting, for an aggregate deposit of up to the lesser of: (x) $1,155,000 or (y) US$0.165 for each Public Share that is not redeemed in connection with the General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor (or its affiliates or permitted designees). If the Company completes its initial Business Combination, it will, at the option of the Sponsor (or its affiliates or permitted designees), repay the amounts loaned under the promissory note(s) or convert a portion or all of the amounts loaned under such promissory note(s) into warrants at a price of $1.50 per warrant, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the Company’s initial public offering. If the Company does not complete a Business Combination by the deadline to consummate an initial Business Combination, such promissory notes will be repaid only from funds held outside of the Trust Account. On September 13, 2022 the shareholders voted to approve the extension proposal. On September 15, 2022, the Sponsor deposited an aggregate of $1,087,067 (representing $0.160 per public share) into the Company’s Trust Account for its Public Shareholders, extending the date by which the Company has to complete its initial Business Combination from September 14, 2022 to December 14, 2022. In connection with the extraordinary general meeting and vote to extend the Termination Date, shareholders elected to redeem 25,614,246 Public Shares. Following such redemptions, approximately $69.4 million remains in the Trust Account and 6,794,168 Public Shares remain issued and outstanding.

On December 13, 2022, the Sponsor deposited an aggregate of $373,679 (representing $0.055 per public share) into the Company’s Trust Account for its Public Shareholders, extending the date by which the Company has to

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

complete its initial Business Combination from December 14, 2022 to January 13, 2023. In January and February 2023, the Sponsor made two additional deposits of $373,679 each (representing $0.055 per public share) into the Company’s Trust Account for its Public Shareholders, extending the date by which the Company has to complete its initial Business Combination to March 13, 2023. In March 2023, the Sponsor made an additional deposit of $162,395 (representing $0.035 per public share) into our Trust Account for Public Shareholders, extending the date even further to April 14, 2023.

The Company held an extraordinary general meeting of Shareholders (the “General Meeting”) on March 8, 2023 for the purposes of considering and voting upon an extension of the date by which the Company has to complete its initial Business Combination from March 14, 2023 to April 14, 2023 (the “Termination Date”), and to allow the Company to further extend the Termination Date without shareholder approval for up to five additional times, each by one additional month (for a total of up to five additional months, or up to September 14, 2023, to complete a Business Combination). To extend to the Termination Date, and for each monthly extension thereafter, the Sponsor has agreed to deposit into the Trust Account the lesser of (A) US$210,000 or (B) $0.035 for each Public Share that is not redeemed in connection with this General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. If the Company completes its initial Business Combination, it will, repay the amounts loaned under the promissory note(s) to the Sponsor. If the Company does not complete a Business Combination by the deadline to consummate an initial Business Combination, such promissory notes will be repaid only from funds held outside of the Trust Account. Shareholders approved the extension proposal.

If the Company is unable to complete a Business Combination by the Termination Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account plus the $0.215 per share in total extension payments made through

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

December 31, 2022, for a total of $10.215 per share, not including any accumulated interest. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.215 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.215 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2-Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. The Company has no subsidiaries.

Liquidity and Going Concern

As of December 31, 2022, the Company had approximately $0.1 million in its operating bank account and a working capital deficit of approximately $3.3 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan of approximately $98,000 pursuant to the Note (as defined in Note 5) issued to the Sponsor (Note 5). The Company repaid the Note in full on September 16, 2020. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in September 2022 (and amended on December 30, 2022), the Sponsor agreed to loan the Company up to $5.5 million, a portion of which is to be used to fund the extension deposits made to the Trust Account. As of December 31, 2022, the aggregate amount borrowed under the loan agreement was approximately $1.5 million.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements-Going Concern,” management has determined that the liquidity condition, mandatory liquidation date and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to complete a Business Combination by September 14, 2023, then the Company will cease all operations except for the purpose of liquidating. The Company has the option to extend the deadline by three successive one-month increments by making extension payments into the Trust Account through an additional extension loan from the Sponsor. No adjustments have

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 14, 2023. Management plans to continue its efforts to complete a Business Combination by September 14, 2023. The Company believes that the funds currently available to it outside of the Trust Account will be sufficient to allow it to operate until September 14, 2023; however, there can be no assurances that this estimate is accurate.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022 and 2021, there were no cash equivalents held outside of the Trust Account.

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

Concentration of Credit Risk

The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. The Trust Account as of December 31, 2022 was held in an interest-bearing demand deposit account. As of December 31, 2021, investments held in the Trust Account were comprised of investments in money market funds that invest solely in U.S. Treasury securities.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheets, other than investments held in Trust Account and derivative warrant liabilities, both of which are described below.

Cash and Investments Held in Trust Account

The Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

With respect to the regulation of special purpose acquisition companies (“SPACs”) like the Company, on March 30, 2022, the SEC issued proposed rules relating to, among other items, the circumstances in which SPACs could become subject to regulation under the Investment Company Act. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, in September 2022 the Company instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of a Business Combination and liquidation of the Company. This may reduce the amount of interest earned by the funds in the Trust Account. As of December 31, 2022, the funds in the Trust Account are held solely in an interest- bearing demand deposit account.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consisted of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, an aggregate of 6,794,168 and 32,408,414 Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

Effective with the closing of the Initial Public Offering (including exercise of the Over-Allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income per ordinary share is calculated by dividing the net income, adjusted for the effects of a deemed dividend to Class A shareholders, by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the Over-Allotment option) and the Private Placement to purchase an aggregate of 16,523,926 ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the years ended December 31, 2022 and 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. Subsequent periods accretion of Class A ordinary shares subject to possible redemption is recognized as a deemed dividend to shareholders in the calculation of the net income per ordinary share.

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary share:

	For the Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income available to ordinary shareholders	$6,399,888	$2,082,467	$12,614,401	$3,153,600
Denominator:
Basic and diluted weighted average ordinary shares outstanding	24,899,580	8,102,103	32,408,414	8,102,103

Basic and diluted net income per common share	$0.26	$0.26	$0.39	$0.39

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3-Initial Public Offering

On September 14, 2020, the Company consummated the Initial Public Offering of 30,000,000 units, at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.1 million, inclusive of approximately $10.5 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover Over-Allotments, if any, at $10.00 per Unit. On October 2, 2020, the underwriters partially exercised the Over-Allotment option to purchase an additional 2,408,414 units and on October 6, 2020, the Company completed the sale of the Over-Allotment Units to the underwriters, generating gross proceeds of approximately $24.1 million, and incurring additional offering costs of approximately $1.3 million in underwriting fees (inclusive of approximately $0.8 million in deferred underwriting commissions).

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

Note 4-Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement with the purchase of 5,400,000 Private Placement Warrants by the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8.1 million. Simultaneously with the closing of the Over-Allotment Units, on October 6, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 321,122 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $0.5 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5-Related Party Transactions

Founder Shares

On July 23, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 3, 2020, the Sponsor transferred 20,000 Founder Shares to each of Cathleen Benko, Roger Crockett, Dixon Doll, Keyur Patel and Joanna Strober. Such Founder Shares are not subject to forfeiture in the event the underwriters’ Over-Allotment was not exercised. On October 2, 2020, the underwriters partially exercised the Over-Allotment option to purchase as additional 2,408,414 Units. On October 24, 2020 (the 45th day follow the Underwriting Agreement), 522,897 Class B ordinary shares were forfeited.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor and the Company’s founding team with respect to any Founder Shares, Private Placement Warrants and Class A ordinary shares issued upon conversion or exercise thereof. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

Promissory Note – Related Party

On September 15, 2022, the Sponsor agreed to loan the Company up to $1.5 million, a portion of which is to be used to fund the extension deposit made to the Trust Account. The promissory note is non-interest bearing and payable upon the consummation of the Company’s initial Business Combination. If a Business Combination is not consummated, the promissory note will be repaid only from funds held outside of the Trust Account. At the Sponsor’s option, the outstanding principal of the promissory note may be converted into warrants at a price of $1.50 per warrant, which warrants will be identical to the Private Placement Warrants. The option to convert the outstanding principal balance of the promissory note into warrants qualifies as an embedded derivative under ASC 815 and is required to be recognized at fair value with subsequent changes in fair value recognized in the Company’s statements of operations each reporting period until the promissory note is repaid or converted. The fair value of the conversion feature in the promissory note was de minimis upon issuance of the promissory note and periods thereafter.

On December 30, 2022, the Company entered into an amended and restated promissory note with the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $5,500,000 to be used for working capital purposes. The amended promissory note does not bear any interest, is not convertible and will be repayable by the Company to the Sponsor upon the earlier of (i) December 31, 2023, (ii) the date on which the Company redeems 100% of its Public Shares for cash and (iii) the consummation of the Company’s initial Business Combination. As of December 31, 2022, an aggregate of approximately $1.5 million has been borrowed under the amended promissory note. If a Business Combination is not consummated, the amended promissory note will be repaid only from funds held outside of the Trust Account.

Administrative Services Agreement

The Company entered into an agreement that provided that, commencing on the date that the Company’s securities are first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination or the Company’s liquidation, the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services. The Company incurred $120,000 and $120,000 in expenses in connection with such services during the years ended December 31, 2022 and 2021, respectively, as reflected in the administrative expenses-related party on the accompanying statements of operations. As of December 31, 2022 and 2021, the Company had $275,000 and $155,000, respectively, in accrued expenses in connection with such services as reflected in the accompanying balance sheets.

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors of the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using of funds held outside the Trust Account.

Note 6-Commitments and Contingencies

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 4,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On October 2, 2020, the underwriters partially exercised the Over-Allotment option to purchase an additional 2,408,414 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $6.5 million in the aggregate, paid upon the closing of the Initial Public Offering and the Over-Allotment option. In addition, $0.35 per unit, or

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

$11.3 million in the aggregate was payable to the underwriters for deferred underwriting commissions. The deferred fee would have become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In October and November 2022, the underwriters of the Initial Public Offering waived all rights to the deferred underwriting commissions payable upon completion of an initial Business Combination, resulting in a gain from forgiveness of deferred underwriting commissions of approximately $454,000.

Note 7-Derivative Warrant Liabilities

As of December 31, 2022 and 2021, the Company had 10,802,804 Public Warrants and 5,721,122 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), or the “Newly Issued Price,” (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and 18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per Class A ordinary share equal or exceed $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per Public Share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, sub-divisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants as described above.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8-Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 6,794,168 and 32,408,414 Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the balance sheets.

The Class A ordinary shares subject to possible redemption reflected on the balance sheets are reconciled on the following table:

Gross proceeds	$324,084,140
Less:
Amount allocated to Public Warrants	(12,955,337)
Class A ordinary shares issuance costs	(17,680,825)
Plus:
Accretion of carrying value to redemption value	30,636,162
Class A ordinary shares subject to possible redemption, December 31, 2021	324,084,140
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption due to extension	1,460,746
Waiver of Class A shares issuance costs	10,889,227
Less:
Redemption of Class A ordinary shares subject to redemption	(257,490,115)
Remeasurement of redemption value of Class A ordinary shares subject to redemption	(9,264,478)

Class A ordinary shares subject to possible redemption, December 31, 2022	$69,679,520

Note 9-Shareholders’ Deficit

Preference Shares-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

Class A Ordinary Shares-The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 6,794,168 and 32,408,414 Class A ordinary shares issued and outstanding, respectively, all of which are subject to possible redemption and therefore classified as temporary equity in the accompanying balance sheets (see Note 8).

Class B Ordinary Shares-The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On December 31, 2022 and 2021, 8,102,103 Class B ordinary shares were issued and outstanding. Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares immediately upon the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Note 10-Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 by level within the fair value hierarchy:

	As of December 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities-Public warrants	$216,056	$—	$—
Derivative warrant liabilities-Private placement warrants	$—	$—	$114,423

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

	As of December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - U.S. Treasury Securities	$324,211,180	$—	$—
Liabilities:
Derivative warrant liabilities-Public warrants	$5,833,514	$—	$—
Derivative warrant liabilities-Private placement warrants	$—	$—	$3,089,406

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the hierarchy during the years ending December 31, 2022 and 2021.

As of December 31, 2021, Level 1 assets include investments in U.S. Treasury securities or money market funds that invest solely in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value. As of December 31, 2022 the Trust Account is held in a non-interest bearing deposit account.

The fair value of the Public Warrants is measured based on the listed market price of such warrants, a Level 1 measurement. The estimated fair value of the Private Placement Warrant is based on a Monte Carlo simulation, which includes use of some Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	December 31, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.26	$9.84
Volatility	5.3%	9.3%
Term	5.59	5.58
Risk-free rate	3.90%	1.30%
Dividend yield	0.0%	0.0%

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the years ended December 31, 2022 and 2021 is summarized as follows:

Level 3 derivative warrant liabilities at December 31, 2020	$9,096,584
Change in fair value of derivative warrant liabilities	(6,007,178)
Level 3 derivative warrant liabilities at December 31, 2021	$3,089,406
Change in fair value of derivative warrant liabilities	(2,974,983)
Level 3 derivative warrant liabilities at December 31, 2022	$114,423

Note 11-Subsequent Events

Management evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

Extension Payments

In January and February 2023, the Sponsor made two deposits of $373,679 each (representing $0.055 per public share) into the Company’s Trust Account for its Public Shareholders. These deposits enable the Company to extend the date by which the Company has to complete its initial Business Combination to March 13, 2023. In March 2023, our Sponsor made an additional deposit of $162,395 (representing $0.035 per public share) into our Trust Account for Public Shareholders, extending the date even further to April 14, 2023.

Shareholder Meeting to Approve Extension Proposal

The Company held an extraordinary general meeting of Shareholders (the “General Meeting”) on March 8, 2023 for the purposes of considering and voting upon an extension of the date by which the Company has to complete its initial Business Combination from March 14, 2023 to April 14, 2023 (the “Termination Date”), and to allow the Company to further extend the Termination Date without shareholder approval for up to five additional times, each by one additional month (for a total of up to five additional months, or up to September 14, 2023, to complete a Business Combination). To extend to the Termination Date, and for each monthly extension thereafter, the Sponsor has agreed to deposit into the Trust Account the lesser of (A) US$210,000 or (B) $0.035 for each Public Share that is not redeemed in connection with this General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. If the Company completes its initial Business Combination, it will, repay the amounts loaned under the promissory note(s) to the Sponsor. If the Company does not complete a Business Combination by the deadline to consummate an initial Business Combination, such promissory notes will be repaid only from funds held outside of the Trust Account.

Shareholders approved the extension proposal. An aggregate of. 2,725,066 Public Shares were redeemed.

Proposed Business Combination

On January 29, 2023, the Company, Cheche Group Holdings Inc., a Cayman Islands exempted company (“Holdings”), Cheche Merger Sub Inc., a Cayman Islands exempted company and wholly owned direct subsidiary of Holdings (“Merger Sub”), and Cheche Technology, Inc., a Cayman Islands exempted company

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

(“Cheche”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, (a) on the Closing Date, the Company will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger (Holdings, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as the “Surviving Corporation”) and (b) on the Closing Date, following the Initial Merger, Merger Sub will merge with and into Cheche (the “Acquisition Merger”, and together with the Initial Merger, the “Mergers”), with Cheche surviving the Acquisition Merger as a wholly owned subsidiary of the Surviving Corporation (Cheche, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”). The Mergers, together with the other transactions related thereto, are referred to herein as the “Transactions.”

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Merger, including:(i) by mutual written consent of the Company and Cheche;(ii) by either party if the Acquisition Merger Effective Time has not occurred prior to September 13, 2023 (the “Outside Date”) subject to specified exceptions; (iii) by either party (i) upon rejection by China Cybersecurity Review Technology and Certificate Center of the Transactions under the New Measures for Cybersecurity Review, or (ii) if the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) shall have been formally enacted and become effective, and the Transactions are rejected by the China Securities Regulatory Commission; (iv) by either party if any governmental order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Mergers; (v) by Cheche if any of the Company’s Required Proposals shall fail to receive the requisite vote for approval at the Company’s Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting); (vi) by Cheche as a result of any breach by the Company, Holdings or Merger Sub of any representation, warranty, covenant or agreement on the part of the Company, Holdings or Merger Sub set forth in the Business Combination Agreement that gives rise to a failure of a condition precedent set forth in Section 8.03(a) or Section 8.03(b) of the Business Combination Agreement, in each case, subject to specified exceptions; (vii) by the Company as a result of any breach by Cheche of any representation, warranty, covenant or agreement on the part of Cheche set forth in the Business Combination Agreement that gives rise to a failure of a condition precedent set forth in Section 8.02(a) or Section 8.02(b) of the Business Combination Agreement, in each case, subject to specified exceptions; (viii) by the Company at any time before Cheche delivers to the Company the requisite approval of the shareholders of Cheche, in the event that Cheche fails to deliver Written Consent constituting the requisite approval of the shareholders of Cheche to the Company within five (5) business days of the Registration Statement becoming effective; and (ix) by the Company at any time before Cheche delivers to the Company the PCAOB financial statements that are required to be included in the initial Registration Statement, in the event Cheche fails to deliver such financial statements within 75 days of the date of the Business Combination Agreement. If the Business Combination Agreement is validly terminated in accordance with its terms, none of the parties will have any liability or any further obligation under the Business Combination Agreement with certain limited exceptions, including liability arising out of any fraud or willful and material breach.

Concurrent with the execution and delivery of the Business Combination Agreement, the Sponsor, entered into an agreement (the “Sponsor Support Agreement”) with the Company, Cheche and Holdings pursuant to which, among other things, the Sponsor agreed to (a) effective upon the Acquisition Closing, waive the anti-dilution rights set forth in the Company’s organizational documents to have the Company’s Founder Shares convert into Surviving Company Class A Ordinary Shares in connection with the Transactions at a ratio of greater than one-for-one; (b) vote all of the Company’s outstanding Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Transactions; (c) forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, 2,557,736 of its Founder Shares and 2,860,561 Private Placement Warrants; (d) if the Aggregate Capital Raised is less than $50 million,

PRIME IMPACT ACQUISITION I

NOTES TO FINANCIAL STATEMENTS

forfeit and surrender, for no consideration, effective as of immediately prior to the Initial Merger Effective Time, an additional 1,203,315 Founder Shares; and (e) be bound by certain transfer restrictions with respect to the Surviving Company Class A Ordinary Shares issuable to the Sponsor in the Initial Merger in respect of the Founder Shares held by Sponsor immediately prior to the Initial Merger Effective Time, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Concurrent with the execution and delivery of the Business Combination Agreement, Cheche delivered to the Company shareholder support agreements (the “Shareholder Support Agreements”) duly executed by certain shareholders of Cheche (the “Key Shareholders”) who own shares of Cheche share capital sufficient to approve the Transactions in accordance with Cheche’s organizational documents and applicable law. Pursuant to the Shareholder Support Agreements, among other things, the Key Shareholders agreed to: (a) within forty eight (48) hours after the Registration Statement is declared effective by the SEC to execute and deliver a Written Consent approving the Business Combination Agreement and the Transactions; and (b) be bound by certain transfer restrictions with respect to the Surviving Company Class A Ordinary Shares and Surviving Company Class B Ordinary Shares issuable to such Key Shareholders in the Acquisition Merger in respect of the Company Ordinary Shares (after giving effect to the Conversion) and Cheche Founder Shares held by such Key Shareholders immediately prior to the Acquisition Merger Effective Time, on the terms and subject to the conditions set forth in the Shareholder Support Agreements.

PART I—FINANCIAL INFORMATION

Item 1.	Unaudited Condensed Financial Statements.

PRIME IMPACT ACQUISITION I

CONDENSED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash	$444,716	$115,475
Prepaid expenses	17,863	27,545

Total current assets	462,579	143,020
Cash and investments held in Trust Account	48,547,960	69,779,520

Total Assets	$49,010,539	$69,922,540

Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$938,614	$759,220
Accrued expenses	2,091,058	1,255,760
Promissory note-related party	2,970,500	1,460,746

Total current liabilities	6,000,172	3,475,726
Derivative warrant liabilities	660,958	330,479

Total Liabilities	6,661,130	3,806,205

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,639,867 and 6,794,168 shares issued and outstanding at approximately $10.44 and $10.26 per share redemption value as of March 31, 2023 and December 31, 2022, respectively	48,447,960	69,679,520
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no non-redeemable shares issued or outstanding as of March 31, 2023 and December 31, 2022	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,102,103 shares issued and outstanding as of March 31, 2023 and December 31, 2022	810	810
Additional paid-in capital	—	—
Accumulated deficit	(6,099,361)	(3,563,995)

Total Shareholders’ Deficit	(6,098,551)	(3,563,185)

Total Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit	$49,010,539	$69,922,540

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIME IMPACT ACQUISITION I

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2023	2022
General and administrative expenses	$1,265,136	$263,428
Administrative expenses—related party	30,000	30,000

Loss from operations	(1,295,136)	(293,428)
Other (expense) income
Change in fair value of derivative warrant liabilities	(330,479)	4,957,178
Interest income	3	17
Income from investments held in Trust Account	293,422	30,824

Net (loss) income	$(1,332,190)	$4,694,591
Deemed dividend—increase in redemption value of Class A ordinary shares subject to redemption	—	(57,864)

Net (loss) income available to ordinary shareholders	(1,332,190)	4,636,727

Weighted average Class A ordinary shares outstanding, basic and diluted	6,363,308	32,408,414

Basic and diluted net (loss) income per Class A ordinary share	$(0.09)	$0.11

Weighted average Class B ordinary shares outstanding, basic and diluted	8,102,103	8,102,103

Basic and diluted net (loss) income per Class B ordinary share	$(0.09)	$0.11

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIME IMPACT ACQUISITION I

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2022	—	$—	8,102,103	$810	$—	$(3,563,995)	$(3,563,185)
Net loss	—	—	—	—	—	(1,332,190)	(1,332,190)
Increase in redemption value of Class A ordinary shares subject to redemption	—	—	—	—	—	(1,203,176)	(1,203,176)

Balance—March 31, 2023 (unaudited)	—	$—	8,102,103	$810	$—	$(6,099,361)	$(6,098,551)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2021	—	$—	8,102,103	$810	$—	$(19,850,081)	$(19,849,271)
Net income	—	—	—	—	—	4,694,591	4,694,591
Increase in redemption value of Class A ordinary shares subject to redemption	—	—	—	—	—	(57,864)	(57,864)

Balance—March 31, 2022 (unaudited)	—	$—	8,102,103	$810	$—	$(15,213,354)	$(15,212,544)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIME IMPACT ACQUISITION I

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(1,332,190)	$4,694,591
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	330,479	(4,957,178)
Net income from investments held in Trust Account	(293,422)	(30,824)
Changes in operating assets and liabilities:
Prepaid expenses	9,682	36,876
Accounts payable	179,394	160,622
Accrued expenses	835,298	56,401

Net cash used in operating activities	(270,759)	(39,512)

Cash Flows from Investing Activities:
Cash deposited in Trust Account for extension	(909,754)	—
Cash withdrawn from Trust Account for redemptions	22,434,736	—

Net cash provided by investing activities	21,524,982	—

Cash Flows from Financing Activities:
Proceeds received from note payable—related party	1,509,754	—
Redemption of Class A ordinary shares	(22,434,736)	—

Net cash used in financing activities	(20,924,982)	—

Net change in cash	329,241	(39,512)
Cash—beginning of the period	115,475	665,940

Cash—end of the period	$444,716	$626,428

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIME IMPACT ACQUISITION I

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2023

Note 1—Description of Organization and Business Operations

Prime Impact Acquisition I (the “Company”) was incorporated as a Cayman Islands exempted company on July 21, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from July 21, 2020 (inception) through March 31, 2023 relates to the Company’s formation and the preparation of the initial public offering described below (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Prime Impact Cayman, LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on September 9, 2020. On September 14, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.1 million, inclusive of approximately $10.5 million in deferred underwriting commissions (see Note 6). The underwriters were granted a 45-dayoption from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On October 2, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,408,414 units (the “Over-Allotment Units”). On October 6, 2020, the Company completed the sale of the Over-Allotment Units to the underwriters (the “Over-Allotment”), generating gross proceeds of approximately $24.1 million, and incurring additional offering costs of approximately $1.3 million in underwriting fees (inclusive of approximately $0.8 million in deferred underwriting commissions).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,400,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8.1 million (see Note 4). Simultaneously with the closing of the Over-Allotment Units, on October 6, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an additional 321,122 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $0.5 million.

Upon the closing of the Initial Public Offering and the Private Placement, $324.1 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering, the Over-Allotment and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective est of Section 3(a)(1)(A) of the Investment Company Act), as of March 31, 2023, the Company liquidated the U.S. government treasury obligations or money market funds held in the Trust Account and placed all funds in the Trust Account in a demand deposit account currently bearing 3.60% interest per annum.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

On September 13, 2022, the Company held an extraordinary general meeting of shareholders (the “General Meeting”) to consider and vote upon a proposal to amend the Company’s amended and restated memorandum and articles of association to: (i) extend from September 14, 2022 to December 14, 2022, the date (the “Termination Date”) by which, if the Company has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, the Company must: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares; and (c) as promptly as reasonably possible following such redemption liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law, provided that the Sponsor (or its affiliates or permitted designees) deposits an amount into the Trust Account equal to the lesser of (A) US$1,120,000 or (B) $0.16 for each Public Share that is not redeemed in connection with the General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor (or its affiliates or permitted designees), and (ii) in the event that the Company has not consummated an initial Business Combination by December 14, 2022, without further approval of the Company’s shareholders, to allow the Company, by resolution of the board of directors of the Company if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date to extend the Termination Date up to three times, each by one additional month (for a total of up to three additional months to complete a Business Combination), provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account: (I) for the first such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting; (II) for the second such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting; and (III) for the third such monthly extension, the lesser of (a) US$385,000 or (b) $0.055 for each Public Share that is not redeemed in connection with the General Meeting, for an aggregate deposit of up to the lesser of: (x) $1,155,000 or (y) US$0.165 for each Public Share that is not redeemed in connection with the General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor (or its affiliates or permitted designees). If the Company completes its initial Business Combination, it will, at the option of the Sponsor (or its affiliates or permitted designees), repay the amounts loaned under the promissory note(s) or convert a portion or all of the amounts loaned under such promissory note(s) into warrants at a price of $1.50 per warrant, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the Company’s initial public offering. If the Company does not complete a Business Combination by the deadline to consummate an initial Business Combination, such promissory notes will be repaid only from funds held outside of the Trust Account. On September 13, 2022, the shareholders voted to approve the extension proposal. On September 15, 2022, the Sponsor deposited an aggregate of $1,087,067 (representing $0.160 per public share) into the Company’s Trust Account for its Public Shareholders, extending the date by which the Company has to complete its initial Business Combination from September 14, 2022 to December 14, 2022. In connection with the extraordinary general meeting and vote to extend the Termination Date, shareholders elected to redeem 25,614,246 Public

Shares. Following these redemptions, approximately $69.8 million remained in the Trust Account and 6,794,168 Public Shares remained issued and outstanding.

On December 13, 2022, the Sponsor deposited an aggregate of $373,679 (representing $0.055 per public share) into the Company’s Trust Account for its Public Shareholders, extending the date by which the Company has to complete its initial Business Combination from December 14, 2022 to January 13, 2023. In January and February 2023, the Sponsor made two additional deposits of $373,679 each (representing $0.055 per public share) into the Company’s Trust Account for its Public Shareholders, extending the date by which the Company had to complete its initial Business Combination to March 13, 2023.

The Company held an extraordinary general meeting of Shareholders (the “Second General Meeting”) on March 8, 2023 for the purposes of considering and voting upon an extension of the date by which the Company had to complete its initial Business Combination from March 14, 2023 to April 14, 2023 (the “Termination Date”), and to allow the Company to further extend the Termination Date without shareholder approval for up to five additional times, each by one additional month (for a total of up to five additional months, or up to September 14, 2023, to complete a Business Combination). To extend to the Termination Date, and for each monthly extension thereafter, the Sponsor has agreed to deposit into the Trust Account the lesser of (A) US$210,000 or (B) $0.035 for each Public Share that is not redeemed in connection with this second General Meeting, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. If the Company completes its initial Business Combination, it will, repay the amounts loaned under the promissory note(s) to the Sponsor. If the Company does not complete a Business Combination by the deadline to consummate an initial Business Combination, such promissory notes will be repaid only from funds held outside of the Trust Account. Shareholders approved the extension proposal. In connection with the second General Meeting and vote to extend the Termination Date, shareholders elected to redeem 2,154,301 Public Shares. Following such redemptions, approximately $48.5 million remains in the Trust Account and 4,639,687 Public Shares remain issued and outstanding.

Further, on April 12, 2023, the Sponsor, deposited an additional $162,395.35 (representing $0.035 per public share) into the Company’s trust account for its public shareholders (the “Extension”). This deposit enables the Company to extend the date by which the Company has to complete its initial business combination from April 14, 2023 to May 14, 2023. The Extension is the first of five one-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its initial business combination. An aggregate of 2,725,066 Public Shares were redeemed.

If the Company is unable to complete a Business Combination by the Termination Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account plus the $0.215 per share in total extension payments made through December 31, 2022, for a total of $10.215 per share, not including any accumulated interest. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.215 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.215 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these condensed financial statements as they are not required for interim financial statements under GAAP and the rules of the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023 or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2022, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023.

Liquidity and Going Concern

As of March 31, 2023, the Company had approximately $445,000 in its operating bank account and working capital deficit of approximately $5.5 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 5), a loan of approximately $98,000 pursuant to the Note issued to the Sponsor (see Note 5). The Company repaid the Note in full on September 16, 2020. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in September 2022 (and amended on December 30, 2022), the Sponsor agreed to loan the Company up to $5.5 million, a portion of which is to be used to fund the extension deposits made to the Trust Account. As of March 31, 2023, the aggregate amount borrowed under the loan agreement was approximately $3 million.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements-Going Concern,” management has determined that the liquidity condition, mandatory liquidation date and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to complete a Business Combination by September 14, 2023, then the Company will cease all operations except for the purpose of liquidating. The Company has the option to extend the deadline by three successive one-month increments by making extension payments into the Trust Account through an additional extension loan from the Sponsor. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 14, 2023. Management plans to continue its efforts to complete a Business Combination by September 14, 2023. The Company believes that the funds currently available to it outside of the Trust Account will be sufficient to allow it to operate until September 14, 2023; however, there can be no assurances that this estimate is accurate.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2023 and December 31, 2022, there were no cash equivalents held outside of the Trust Account.

Concentration of Credit Risk

The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

The Trust Account as of March 31, 2023 and December 31, 2022 was held in an interest-bearing demand deposit account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed balance sheets, other than investments held in Trust Account and derivative warrant liabilities, both of which are described below.

Cash and Investments Held in Trust Account

The Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. To mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), as of March 31, 2023, the Company liquidated the U.S. government treasury obligations or money market funds held in the Trust Account and placed all funds in the Trust Account in a demand deposit account currently bearing 3.60% interest per annum.

With respect to the regulation of special purpose acquisition companies (“SPACs”) like the Company, on March 30, 2022, the SEC issued proposed rules relating to, among other items, the circumstances in which

SPACs could become subject to regulation under the Investment Company Act. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, in September 2022 the Company instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of a Business Combination and liquidation of the Company. This may reduce the amount of interest earned by the funds in the Trust Account. As of March 31, 2023 and December 31, 2022, the funds in the Trust Account are held solely in an interest-bearing demand deposit account.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject tore-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed statements of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants was initially measured at fair value using a Monte Carlo simulation model, and subsequently, the fair value of the Private Placement Warrants has been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A-“Expenses of Offering.” Offering costs consisted of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2023 and December 31, 2022, an aggregate of 4,639,867 and 6,794,168 Class A ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets, respectively.

Effective with the closing of the Initial Public Offering (including exercise of the Over-Allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2023 and December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net (Loss) Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss) income per ordinary share is calculated by dividing the net (loss) income, adjusted for the effects of a deemed dividend to Class A shareholders, by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net (loss) income per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the Over-Allotment option) and the Private Placement to purchase an aggregate of 16,523,926 ordinary shares in the calculation of diluted (loss) income per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the three months ended March 31, 2023 and 2022. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. Subsequent periods accretion of Class A ordinary shares subject to possible redemption is recognized as a deemed dividend to shareholders in the calculation of the net (loss) income per ordinary share.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary share:

	For the Three Months Ended March 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per ordinary share:
Numerator:
Allocation of net (loss) income available to ordinary shareholders	$(586,028)	$(746,162)	$3,709,382	$927,345
Denominator:
Basic and diluted weighted average ordinary shares outstanding	6,363,308	8,102,103	32,408,414	8,102,103

Basic and diluted net (loss) income per common share	$(0.09)	$(0.09)	$0.11	$0.11

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Note 3—Initial Public Offering

On September 14, 2020, the Company consummated the Initial Public Offering of 30,000,000 units, at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.1 million, inclusive of approximately $10.5 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover Over-Allotments, if any, at $10.00 per Unit. On October 2, 2020, the underwriters partially exercised the Over-Allotment option to purchase an additional 2,408,414 units and on October 6, 2020, the Company completed the sale of the Over-Allotment Units to the underwriters, generating gross proceeds of approximately $24.1 million, and incurring additional offering costs of approximately $1.3 million in underwriting fees (inclusive of approximately $0.8 million in deferred underwriting commissions).

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

Note 4—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement with the purchase of 5,400,000 Private Placement Warrants by the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8.1 million. Simultaneously with the closing of the Over-Allotment Units, on October 6, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 321,122 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $0.5 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5—Related Party Transactions

Founder Shares

On July 23, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 3, 2020, the Sponsor transferred 20,000 Founder Shares to each of Cathleen Benko, Roger Crockett, Dixon Doll, Keyur Patel and Joanna Strober. Such Founder Shares are not subject to forfeiture in the event the underwriters’ Over-Allotment was not exercised. On October 2, 2020, the underwriters partially exercised the Over-Allotment option to purchase as additional 2,408,414 Units. On October 24, 2020 (the 45th day follow the Underwriting Agreement), 522,897 Class B ordinary shares were forfeited.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor and the Company’s founding team with respect to any Founder Shares, Private Placement Warrants and Class A ordinary shares issued upon conversion or exercise thereof. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. At March 31, 2023 and December 31, 2022. the Company had no balances outstanding under Working Capital Loans.

Promissory Note—Related Party

On September 15, 2022, the Sponsor agreed to loan the Company up to $1.5 million, a portion of which is to be used to fund the extension deposit made to the Trust Account. The promissory note is non-interest bearing and payable upon the consummation of the Company’s initial Business Combination. If a Business Combination is not consummated, the promissory note will be repaid only from funds held outside of the Trust Account. On December 30, 2022, the Company entered into an amended and restated promissory note with the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $5,500,000 to be used for working capital purposes. The amended promissory note does not bear any interest, is not convertible and will be repayable by the Company to the Sponsor upon the earlier of (i) December 31, 2023, (ii) the date on which the Company redeems 100% of its Public Shares for cash and (iii) the consummation of the Company’s initial Business Combination. As of March 31, 2023 and December 31, 2022, an aggregate of approximately $3 million and $1.5 million has been borrowed under the amended promissory note, respectively. If a Business Combination is not consummated, the amended promissory note will be repaid only from funds held outside of the Trust Account.

Administrative Services Agreement

The Company entered into an agreement that provided that, commencing on the date that the Company’s securities are first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination or the Company’s liquidation, the Company will pay the Sponsor $10,000 per month for office space, secretarial and administrative services. The Company incurred $30,000 in expenses in connection with such services during the three months ended March 31, 2023 and 2022, respectively, as reflected in the administrative expenses-related party on the accompanying unaudited condensed statements of operations. As of March 31, 2023 and December 31, 2022, the Company had $305,000 and $275,000, respectively, in accrued expenses in connection with such services as reflected in the accompanying condensed balance sheets.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors of the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using of funds held outside the Trust Account.

Note 6—Commitments and Contingencies

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 4,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On October 2, 2020, the underwriters partially exercised the Over-Allotment option to purchase an additional 2,408,414 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $6.5 million in the aggregate, paid upon the closing of the Initial Public Offering and the Over-Allotment option. In addition, $0.35 per unit, or $11.3 million in the aggregate was payable to the underwriters for deferred underwriting commissions. The deferred fee would have become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In October and November 2022, the underwriters of the Initial Public Offering waived all rights to the deferred underwriting commissions payable upon completion of an initial Business Combination, resulting in a gain from forgiveness of deferred underwriting commissions of approximately $454,000.

Proposed Business Combination

On January 29, 2023, the Company, Cheche Group Holdings Inc., a Cayman Islands exempted company (“Holdings”), Cheche Merger Sub Inc., a Cayman Islands exempted company and wholly owned direct subsidiary of Holdings (“Merger Sub”), and Cheche Technology, Inc., a Cayman Islands exempted company (“Cheche”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, (a) on the Closing Date, the Company will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger (Holdings, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as the “Surviving Corporation”) and (b) on the Closing Date, following the Initial Merger, Merger Sub will merge with and into Cheche (the “Acquisition Merger”, and together with the Initial Merger, the “Mergers”), with Cheche surviving the Acquisition Merger as a wholly owned subsidiary of the Surviving Corporation (Cheche, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”). The Mergers, together with the other transactions related thereto, are referred to herein as the “Transactions.”

Note 7—Derivative Warrant Liabilities

As of March 31, 2023 and December 31, 2022, the Company had 10,802,804 Public Warrants and 5,721,122 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the

Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), or the “Newly Issued Price,” (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and 18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per Class A ordinary share equal or exceed $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per Public Share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, sub-divisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants as described above.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 6,794,168 Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.

The Class A ordinary shares subject to possible redemption reflected on the condensed balance sheets are reconciled on the following table:

Class A ordinary shares subject to possible redemption, December 31, 2021	$324,084,140
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption due to extension	1,460,746
Waiver of Class A shares issuance costs	10,889,227
Less:
Redemption of Class A ordinary shares subject to redemption	(257,490,115)
Remeasurement of redemption value of Class A ordinary shares subject to redemption	(9,264,478)

Class A ordinary shares subject to possible redemption, December 31, 2022	69,679,520
Less:
Redemption of Class A ordinary shares subject to redemption	(22,434,736)
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption due to extension and Remeasurement of redemption value	1,203,176

Class A ordinary shares subject to possible redemption, March 31, 2023	$48,447,960

Note 9—Shareholders’ Deficit

Preference Shares-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares-The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 4,639,867 and 6,794,168 Class A ordinary shares issued and outstanding, respectively, all of which are subject to possible redemption and therefore classified as temporary equity in the accompanying condensed balance sheets (see Note 8).

Class B Ordinary Shares-The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, 8,102,103 Class B ordinary shares were issued and outstanding. Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares immediately upon the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Note 10—Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022 by level within the fair value hierarchy:

	As of March 31, 2023
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities-Public warrants	$432,113	$—	$—
Derivative warrant liabilities-Private placement warrants	$—	$—	$228,845

	As of December 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities-Public warrants	$216,056	$—	$—
Derivative warrant liabilities-Private placement warrants	$—	$—	$114,423

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the hierarchy during the three months ended, March 31, 2023 and the year ended December 31, 2022.

As of March 31, 2023 and December 31, 2022, the Trust Account is held in a non-interest bearing deposit.

The fair value of the Public Warrants is measured based on the listed market price of such warrants, a Level 1 measurement. The estimated fair value of the Private Placement Warrant is based on a Monte Carlo simulation, which includes use of some Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	March 31, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Stock price	$10.43	$10.26
Volatility	5.1%	5.3%
Term	5.34	5.59
Risk-free rate	3.53%	3.90%
Dividend yield	0.0%	0.0%
Implied probability of success	3.8%	1.7%

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the three months ended March 31, 2023 and December 31, 2022 is summarized as follows:

	March 31, 2023	December 31, 2022
Level 3 derivative warrant liabilities at January 1,	$114,423	$3,089,406
Change in fair value of derivative warrant liabilities	114,422	(2,974,983)

Level 3 derivative warrant liabilities at March 31,	$228,845	$114,423

Note 11—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any other subsequent events, other than below, that would have required adjustment or disclosure in the unaudited condensed financial statements.

On April 12, 2023 the Sponsor, deposited an aggregate of $162,395.35 (representing $0.035 per public share) into the Company’s Trust Account for its public shareholders. This deposit enables the Company to extend the date by which the Company has to complete its initial business combination from April 14, 2023 to May 14, 2023. The Extension is the first of five one-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its initial business combination.

Annex A

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of January 29, 2023 (this “Agreement”), is entered into by and among Prime Impact Acquisition I, a Cayman Islands exempted company (together with its successor, “SPAC”), Cheche Group Inc., a Cayman Islands exempted company (“Holdings”), Cheche Merger Sub Inc., a Cayman Islands exempted company and wholly owned direct Subsidiary of Holdings (“Merger Sub”), and Cheche Technology Inc., a Cayman Islands exempted company (the “Company”). SPAC, Holdings, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, Holdings is a wholly owned direct Subsidiary of Prime Impact Cayman, LLC (the “Sponsor”), a Cayman Islands limited liability company;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”), the Parties will enter into a business combination transaction pursuant to which (a) on the Closing Date, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger (Holdings, in its capacity as the surviving company of the Initial Merger, is sometimes referred to herein as the “Surviving Company”), and (b) on the Closing Date but after the Initial Merger Effective Time, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”), with the Company surviving the Acquisition Merger as a wholly owned Subsidiary of the Surviving Company (the Company, in its capacity as the surviving company of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”);

WHEREAS, each of the parties agrees that for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code and (ii) the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Holdings, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of (i) the Initial Merger and (ii) the Acquisition Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are in the best interests of the Company, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the Company’s shareholders (the “Company Recommendation”);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement and the Transactions are in the best interests of SPAC, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Acquisition Merger are in the best interests of Merger Sub, (b) approved and adopted this Agreement and the Acquisition Merger and declared their advisability, and (c) recommended that the sole shareholder of Merger Sub approve and adopt this Agreement and approve the Acquisition Merger and directed that this Agreement and the Acquisition Merger be submitted for consideration by the sole shareholder of Merger Sub;

WHEREAS, the board of directors of Holdings (the “Holdings Board”) has unanimously (a) determined that this Agreement and the Transactions are in the best interests of Holdings, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the sole shareholder of Holdings approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole shareholder of Holdings;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Shareholders, as shareholders holding Company Capital Shares sufficient to constitute the Requisite Company Shareholder Approval, are entering into a Shareholder Support Agreement, dated as of the date hereof (the “Company Shareholder Support Agreement”), providing that, among other things, the Key Company Shareholders will vote their Company Capital Shares in favor of this Agreement and the Transactions (including the Mergers);

WHEREAS, in connection with the Acquisition Closing, Holdings, the Sponsor and certain other shareholders of SPAC and certain shareholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by SPAC and the Company); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and each of the individuals set forth on Schedule I has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other Transaction Documents and the Transactions.

WHEREAS, prior to the Initial Closing (as defined below), Holdings may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”) with third party investors named therein (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), in each case, on terms mutually acceptable to the SPAC and the Company, pursuant to which, on the terms and subject to the conditions set forth therein, immediately following the Initial Merger Effective Time and prior to the Acquisition Merger Effective Time, such PIPE Investors will purchase from the Surviving Company newly issued Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company (the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. For purposes of this Agreement:

“2019 Equity Incentive Plan” means the Company’s 2019 Equity Incentive Plan as such may have been amended, supplemented or modified from time to time.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Ordinary Shares that are (i) (x) issued and outstanding and (y) held in the Company’s treasury immediately prior to the Acquisition Merger Effective Time, (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Equity Interests issued and outstanding immediately prior to the Acquisition Merger Effective Time, including Company Preferred Shares, Company Options, Company Restricted Shares and the Company Warrant, in each case, that are issued and outstanding immediately prior to the Acquisition Merger Effective Time, or (iii) issuable pursuant to any Permitted Equity Financing.

“Aggregate Merger Consideration” means a number of Surviving Company Ordinary Shares equal to the quotient obtained by dividing (i) the Company Valuation, by (ii) $10.00.

“Ancillary Agreements” means the Registration Rights Agreement, the Sponsor Support Agreement, the Company Shareholder Support Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or Holdings in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, the PRC, the Cayman Islands or Hong Kong; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“CAC” means the Cyberspace Administration of the PRC.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any Governmental Authority with respect thereto, any executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, and any analogous or similar provisions under applicable Law.

“Company Capital Shares” means the Company Ordinary Shares and the Company Preferred Shares.

“Company Constitutional Documents” means (i) the sixth amended and restated articles of associations of the Company, and (ii) the fifth amended and restated shareholders agreement dated November 3, 2022, by and among the Company and certain of its shareholders, in each case as amended, modified or supplemented from time to time.

“Company Equity Interests” means Company Capital Shares, Company Options, Company Restricted Shares and the Company Warrant.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, as appointed by the Company, and (b) subject to Section 9.03, any and all filing fees payable by the Company or any of its Subsidiaries or their respective Affiliates to the Governmental Authorities in connection with the Transactions.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or used or held for use in the conduct of the business of the Company and its Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities, operations, or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or at the written request of, or with the written consent of, SPAC; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any matter specifically set forth on the Company Disclosure Schedule; (h) any Effect to the extent actually known by those individuals set forth on Schedule II on or prior to the date hereof; or (i) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all outstanding options to purchase 108,206,300 Company Ordinary Shares, whether or not exercisable and whether or not vested, granted under the 2019 Equity Incentive Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include the “Company Warrant.”

“Company Ordinary Shares” means the Company’s Ordinary Shares, par value $0.00001 per share.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Shares” means (1) Series Seed Preferred Shares of the Company, par value US$0.00001 per share, (2) Series Pre-A Preferred Shares of the Company, par value US$0.00001 per share, (3) Series A Preferred Shares of the Company, par value US$0.00001 per share, (4) Series B Preferred Shares of the Company, par value US$0.00001 per share, (5) Series C Preferred Shares of the Company, par value US$0.00001 per share, (6) Series D1 Preferred Shares of the Company, par value US$0.00001 per share, (7) Series D2 Preferred Shares of the Company, par value US$0.00001 per share, and (8) Series D3 Preferred Shares of the Company, par value US$0.00001 per share.

“Company Restricted Shares Awards” means all outstanding restricted shares award covering 23,171,603 Company Ordinary Shares, whether or not vested, granted under the 2019 Equity Incentive Plan or otherwise.

“Company Subsidiary” means each Subsidiary of the Company, including each of the WFOEs, the VIE Entity and their Subsidiaries.

“Company Valuation” means $760,000,000.

“Company Warrant” means a warrant to purchase an aggregate of 865,228 shares of Company Capital Shares issued to Innoven Capital China Pte. Ltd.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries, in each case that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (i), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“Contract” means any legally binding written or oral agreement, contract, lease, sublease, loan agreement, security agreement, license, sublicense, indenture, deed, mortgage, commitment, promise, undertaking, or other similar instrument or obligation, to which the party in question is a party, or to which any property, business operation, or right of the party in question is subject or bound.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Equity Securities, as trustee or executor, by contract or otherwise.

“Control Documents” means, collectively, exclusive option agreement(s), power(s) of attorney, equity interest pledge agreement(s), exclusive business cooperation agreement(s) and any other documents (as applicable) entered into by the relevant Company Subsidiaries and the shareholders of the VIE Entity.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in relation to COVID-19.

“CSRC” means the China Securities Regulatory Commission.

“Environmental Laws” means any Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; (iv) land use; or (v) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, any other ownership interest or similar interest in any Person (including any share appreciation, phantom stock, profit participation or similar rights), and any direct or indirect option, warrant, right, security (including debt securities) convertible, exchangeable or exercisable, directly or indirectly, therefor.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the Company Ordinary Shares directly or indirectly held by Zhang Lei and Mutong Holdings Limited.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Holdings Constitutional Documents” means the memorandum and articles of association of Holdings, as amended, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary or confidential information, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) all other intellectual property or proprietary rights of any kind or description in any jurisdiction throughout the world, and (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Key Company Shareholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of SPAC, the actual knowledge of the individuals listed on Schedule II, after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Listing Exchange” mean the Nasdaq Capital Market, the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties as of the Closing Date, subject only to official notice of issuance thereof.

“Merger Sub Constitutional Documents” means the memorandum and articles of association of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Per Share Merger Consideration” means a number of Surviving Company Ordinary Shares equal to (i) Aggregate Merger Consideration divided by (ii) the Aggregate Fully Diluted Company Shares.

“Permitted Equity Financing” means an investment of up to US$20 million worth of Equity Securities of the Company prior to the Closing pursuant to written investment agreement(s) entered into by the Company and investor(s) after the date hereof; provided, however, that any such financing shall not (i) have a post-money valuation of more than US$760,000,000, or (ii) issue any Equity Securities that may be converted into or exchanged for Equity Securities of the Surviving Company or any of its Affiliates (other than Surviving Company Class A Ordinary Shares pursuant to the Acquisition Merger.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (vii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means: (i) information related to, or capable of being associated with an identified or identifiable individual and/or information that can be used (directly or indirectly) to contact, locate or identify a natural person or device; or (ii) all information defined or described by the Company or any Company Subsidiary as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s and Company Subsidiaries’ privacy policies or other public-facing statement.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Privacy Laws” means all Laws related to data privacy, data security, cybersecurity or national security that govern the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information.

“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of information.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article 38 of the SPAC Articles of Association, as amended.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Requisite Company Shareholder Approval” means the requisite consent of the Company’s shareholders under the Companies Act and the Company’s memorandum and articles of association currently in effect to approve this Agreement and the Transactions (including the Mergers), which shall consist of the affirmative vote of (i) a special resolution of the shareholders of the Company being, as a written resolution signed by all shareholders of the Company entitled to vote, or at a meeting by shareholders holding more than two-thirds (2/3) of all the voting power of the Company, calculated on a fully converted basis (which shareholders of the Company, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, (ii) holders of at least fifty percent (50%) of the then issued and outstanding Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares, Series D2 Preferred Shares, and Series D3 Preferred Shares of the Company voting together on an as-converted basis, and (iii) holders of at least fifty percent (50%) of the then issued and outstanding Series D1 Preferred Shares, Series D2 Preferred Shares, and Series D3 Preferred Shares of the Company voting together on an as-converted basis.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on July 14, 2014, which became effective as of July 14, 2014, or any successor rule or regulation under the PRC Law.

“Sanctioned Person” means at any time any person that is (i) listed on any Sanctions-related list of designated or blocked persons, (ii) located in, resident in, or organized under the Laws of a country or territory that is itself the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine (each, a “Sanctioned Region”)), (iii) is, or is a representative or instrumentality of, the government of any Sanctioned Region or the Government of Venezuela, or (iv) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Service Provider” means any employee, officer, director, individual independent contractor or individual consultant of the Company or any Company Subsidiary.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of SPAC, dated September 9, 2020.

“SPAC Cayman Warrant” means whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Consideration” means the Surviving Company Class A Ordinary Shares issuable to holders of SPAC Class A Ordinary Shares and SPAC Founders Shares in accordance with Section 3.01(a).

“SPAC Constitutional Documents” means (i) the SPAC Articles of Association, the Trust Agreement and the SPAC Warrant Agreement, and (ii) following the Initial Merger, the Surviving Company Articles of Association, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Founders Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Intervening Event” means any Effect that, individually or in the aggregate, (x) has a material and adverse impact on the business, assets, liabilities, operations, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (y) was not known or reasonably foreseeable to the SPAC Board as of the date hereof and that becomes known to the SPAC Board after the date hereof and prior to the receipt of approval of the Required SPAC Proposals and (z) that does not relate to (1) a SPAC Alternative Transaction or (2) any required clearance of the Transaction by a Governmental Authority or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 6.02; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Intervening Event”: (i) any Effect described in subsections (a) through (f) of the definition of “Company Material Adverse Effect”; provided, however, that any such Effect described in subsections (a) through (d) of the definition of “Company Material Adverse Effect” may be taken into account in determining whether a SPAC Intervening Event has occurred to the extent it has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company and the Company Subsidiaries operate; or (ii) the accounting treatment of the SPAC Warrants or the Assumed SPAC Warrants. Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Intervening Event.

“SPAC Material Adverse Effect” means any event, occurrence, state of facts, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities or operations of SPAC or (ii) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the SPAC, Holdings or Merger Sub as required by this Agreement or at the request of, or with the written consent of, the Company; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this

Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants (except in the cases of clauses (a) through (d) and clause (g), to the extent that SPAC is disproportionately affected thereby as compared with other similarly situated participants in the industry in which SPAC operates). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses that remain unpaid as of the Closing, that are approved by the SPAC or any of its controlled Affiliates prior to the Closing and that have been incurred by, or are otherwise payable by, the SPAC or any of its controlled Affiliates prior to or as of the Closing (whether or not billed), in each case, as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees (including deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by SPAC and Sponsor, and (b) any indebtedness of SPAC owed to any of SPAC’s officers, directors or Sponsor, or their respective shareholders or Affiliates, or any other party (including amounts accrued and outstanding as of the Closing under any Working Capital Loan or financing arrangement, whether for working capital or the purpose of amending the SPAC Constitutional Documents). Notwithstanding the foregoing, the cost of the SPAC Tail Policy shall not be a SPAC Transaction Expense.

“SPAC Warrant Agreement” means that certain warrant agreement dated September 9, 2020, by and between SPAC and Continental Stock Transfer & Trust Company, as amended, modified or supplemented from time to time.

“SPAC Warrants” means (i) SPAC Cayman Warrants, and (ii) following the Initial Merger, Assumed SPAC Warrants.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the Equity Securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including those controlled through a variable-interest-entity structure or other similar contractual arrangement, and those whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting principles.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Surviving Company Class A Ordinary Shares” means Class A Ordinary Shares, par value $0.00001 per share, of the Surviving Company, each of which will be entitled to one vote.

“Surviving Company Class B Ordinary Shares” means Class B Ordinary Shares, par value $0.00001 per share, of the Surviving Company, each of which will be entitled to three (3) votes.

“Surviving Company Ordinary Shares” means the Surviving Company Class A Ordinary Shares, and the Surviving Company Class B Ordinary Shares.

“Tax” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, imputed underpayment, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, escheat, unclaimed property, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Trading Day” means any day on which Surviving Company Class A Ordinary Shares are actually traded on the principal securities exchange or securities market on which Surviving Company Class A Ordinary Shares are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations issued pursuant to the Code.

“US$” or “$” means United States dollars.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

“Waiver Letters” means (1) a letter dated November 3, 2022 addressed to SPAC from BofA Securities, Inc., and (2) a letter dated October 24, 2022, addressed to SPAC from Goldman Sachs & Co. LLC, each waiving the entitlement to the deferred underwriting commissions of the party therein under the terms of the underwriting agreement dated September 9, 2020 by and among SPAC, BofA Securities, Inc. and Goldman Sachs & Co. LLC.

“Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination.

1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Closing	§ 2.02(b)
Acquisition Merger	Recitals
Acquisition Merger Effective Time	§ 2.02(a)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Antitrust Laws	§ 7.12(a)
Assumed SPAC Warrant	§ 3.01(a)(iii)
Audited Annual Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Certificates	§ 3.02(b)
Change in Recommendation	§ 7.04(b)
Claims	§ 6.03
Closing Date	§ 2.02(b)
Code	§ 3.02(g)
Company	Preamble
Company Board	Recitals

Defined Term	Location of Definition
Company D&O Insurance	§ 7.07(c)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§ 4.21(a)
Company Permit	§ 4.06
Company Recommendation	Recitals
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 10.11
Conversion	§ 3.01(b)
D&O Indemnitees	§ 7.07(a)
D&O Insurance	§ 7.07(c)
Environmental Permits	§ 4.15
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Excluded Shares	§ 3.01(c)
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Holdings	Recitals
Holdings Ordinary Shares	§ 5.03(c)
Information Security Reviews	§ 4.13(p)
Initial Closing	§ 2.02(b)
Initial Merger	Recitals
Initial Merger Effective Time	§ 2.02(a)
IRS	§ 4.14(j)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Material Contracts	§ 4.16(a)
Material Customers	§ 4.17
Material Suppliers	§ 4.17
Merger Materials	§ 7.02(a)
Merger Sub	Recitals
Merger Sub Board	Recitals
Merger Sub Ordinary Shares	§ 5.03(b)
Mergers	Recitals
Nonparty Affiliates	§ 10.11
Omnibus Incentive Plan	§ 7.06
Outside Date	§ 9.01(b)
PCAOB Financial Statements	§ 7.18
PRC Subsidiary	§ 4.01(d)
PRC Establishment Documents	§ 4.01(d)
Proxy Statement	§ 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required SPAC Proposals	§ 7.02(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
SPAC	Preamble
SPAC Alternative Transaction	§ 7.01(d)
SPAC Board	Recitals
SPAC D&O Indemnitees	§ 7.07(b)

Defined Term	Location of Definition
SPAC D&O Insurance	§ 7.07(d)
SPAC Disclosure Schedule	Article V
SPAC Intervening Event Notice	§ 7.04(b)
SPAC Intervening Event Notice Period	§ 7.04(b)
WFOEs	§ 4.01(c)
VIE Entity	§ 4.01(c)

1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room, in each case, no later than two Business Days prior to the date hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP (as defined below).

(e) References in Articles V through X to the “SPAC” shall refer to Prime Impact Acquisition I for all periods prior to completion of the Initial Merger and to the Surviving Company for all periods after completion of the Initial Merger; provided that the forgoing shall not apply to the representations and warranties set forth in Section 5.04, Section 5.05 or Section 5.06.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Article II, on the Closing Date at the Initial Merger Effective Time, SPAC shall be merged with and into Holdings. As a result of the Initial Merger, the separate corporate existence of SPAC shall cease, and Holdings shall continue as the Surviving Company of the Initial Merger (provided that references to Holdings for periods after the Initial Merger Effective Time shall include the Surviving Company).

(b) Upon the terms and subject to the conditions set forth in this Article II and Article VIII, on the Closing Date after the Initial Merger Effective Time, Merger Sub shall be merged with and into the

Company. As a result of the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Acquisition Merger (provided that references to the Company for periods after the Acquisition Merger Effective Time shall include the Surviving Subsidiary Company) as a wholly owned Subsidiary of the Surviving Company.

2.02 Effective Times; Closing.

(a) On the Closing Date, but no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Initial Closing, it being understood that the occurrence of the Initial Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Initial Closing), the Parties shall cause a plan of merger, in a form reasonably satisfactory to the Company and SPAC (with such modifications, amendments or supplements thereto as may be required to comply with the Companies Act), along with all other documentation and declarations required under the Companies Act in connection with the Initial Merger, to be duly executed, delivered and properly filed and registered with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Companies Act (together, the “Initial Merger Documents”). The Initial Merger shall become effective on the date and time at which the Initial Merger Documents have been duly filed and registered with the Cayman Registrar (the time the Initial Merger becomes effective being referred to herein as the “Initial Merger Effective Time”). On the Closing Date after the Initial Merger Effective Time, the Parties shall cause the Acquisition Merger to be consummated by causing a plan of merger, in a form reasonably satisfactory to the Company and SPAC (with such modifications, amendments or supplements thereto as may be required to comply with the Companies Act), along with all other documentation and declarations required under the Companies Act in connection with the Acquisition Merger, to be duly executed, delivered and properly filed and registered with the Cayman Registrar, in accordance with the relevant provisions of the Companies Act (together, the “Acquisition Merger Documents”). The Acquisition Merger shall become effective on the date and time at which the Acquisition Merger Documents have been duly filed and registered with the Cayman Registrar, being referred to herein as the “Acquisition Merger Effective Time.”

(b) Immediately prior to such filing of such plan of merger in accordance with Section 2.02(a) with respect to the Initial Merger, a first closing (the “Initial Closing”) shall occur. On the same day but immediately after the Initial Merger Effective Time, immediately prior to such filing of such plan of merger in accordance with Section 2.02(a) with respect to the Acquisition Merger, a second closing (the “Acquisition Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Initial Closing and the Acquisition Closing actually occur is referred to in this Agreement as the “Closing Date.”

(c) On the Closing Date, substantially concurrent with the Effective Time and subject to Section 9.03, the Surviving Company shall pay, or cause to be paid, by wire transfer of immediately available funds all SPAC Transaction Expenses.

2.03 Effect of the Mergers.

(a) At the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Holdings shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Holdings shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(b) At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Subsidiary Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Company.

2.04 Constitutional Documents of the Surviving Company.

(a) At the Initial Merger Effective Time, (i) the corporate name of the Surviving Company shall be changed to a name mutually agreed upon by SPAC and the Company prior to the Closing, and (ii) the memorandum and articles of association of Holdings, as the Surviving Company, shall be amended and restated to be the amended and restated articles of association of the Surviving Company in substantially the form of Exhibit B attached hereto or as otherwise mutually agreed by the SPAC and the Company (the “Surviving Company Constitutional Documents”), until thereafter amended in accordance with the applicable provisions of the Companies Act and the Surviving Company Constitutional Documents.

(b) At the Acquisition Merger Effective Time, the Merger Sub constitutional documents, as in effect immediately prior to the Acquisition Merger Effective Time, shall be the constitutional documents of the Surviving Subsidiary Company (the “Surviving Subsidiary Company Constitutional Documents”) until thereafter amended in accordance with their terms in accordance with the applicable provisions of the Companies Act (subject to Section 7.07).

2.05 Directors and Officers of Surviving Company; Directors of Surviving Subsidiary Company.

(a) Subject to Section 7.15, the Parties will take all requisite action such that the directors and officers of Holdings as of immediately prior to the Initial Merger Effective Time continue as the initial directors and officers of the Surviving Company immediately after the Initial Merger Effective Time, each to hold office in accordance with the Surviving Company Constitutional Documents until their respective successors are duly appointed and qualified.

(b) The Parties will take all requisite action such that the directors and officers of the Surviving Subsidiary Company immediately after the Acquisition Merger Effective Time shall be the individuals designated by the Company prior to the Closing, each to hold office in accordance with the Surviving Subsidiary Company Constitutional Documents until their respective successors are duly appointed and qualified.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Conversion of Securities.

(a) At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any Party or any other person:

(i) each Ordinary Share of Holdings issued and outstanding immediately prior to the Initial Merger Effective Time shall be redeemed for par value;

(ii) each SPAC Class A Ordinary Share and SPAC Founders Share issued and outstanding immediately prior to the Initial Merger Effective Time shall be canceled and converted into one Surviving Company Class A Ordinary Share;

(iii) each SPAC Cayman Warrant, to the extent then outstanding and unexercised immediately prior to the Initial Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed by the Surviving Company and converted into a warrant to acquire one Surviving Company Class A Ordinary Share, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Cayman Warrant immediately prior to the Initial Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed SPAC Warrant”). The Surviving Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed SPAC Warrants remain outstanding, a sufficient number of Surviving Company Class A Ordinary Shares for delivery upon the exercise of such Assumed SPAC Warrants;

(iv) each of the SPAC Class A Ordinary Shares and SPAC Founders Shares that is issued and outstanding immediately prior to the Effective Time and held by shareholders of SPAC who have demanded properly in writing dissenters’ rights for such SPAC Class A Ordinary Shares or SPAC Founders Shares, as applicable, shall be cancelled and cease to exist in consideration for the right to receive payment of such SPAC Class A Ordinary Shares or SPAC Founders Share as provided in Section 3.06(a).

(b) On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be cancelled in exchange for the right to receive a number of validly issued, fully paid and non-assessable Company Ordinary Shares at the then effective conversion rate as calculated pursuant to Articles 16 and 17 of the sixth amended and restated articles of associations of the Company (the “Conversion”). After the Conversion, all of the Company Preferred Shares shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities; and

(c) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of any Party or any other person:

(i) each Company Ordinary Share that is (x) issued and outstanding and (y) held in the Company’s treasury immediately prior to the Acquisition Merger Effective Time and after the Conversion (other than any Excluded Shares and Founder Shares) shall be cancelled in exchange for the right to receive the number of Surviving Company Class A Ordinary Shares based on the applicable Per Share Merger Consideration, and from and after the Acquisition Merger Effective Time, all such Company Ordinary Shares shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of Company Ordinary Shares (other than any Excluded Shares and Founder Shares) that were issued and outstanding immediately prior to the Acquisition Merger Effective Time shall thereafter cease to have any rights with respect to such Company Ordinary Shares, except as expressly provided herein;

(ii) each Founder Share that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be cancelled in exchange for the right to receive the number of Surviving Company Class B Ordinary Shares based on the applicable Per Share Merger Consideration, and from and after the Acquisition Merger Effective Time and from and after the Effective Time, all such Founder Shares shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of Founder Shares that were issued and outstanding immediately prior to the Acquisition Merger Effective Time shall thereafter cease to have any rights with respect to such Founder Shares, except as expressly provided herein;

(iii) each Company Ordinary Share owned by Holdings and Merger Sub or any other wholly-owned subsidiary of Holdings or Merger Sub immediately prior to the Acquisition Merger Effective Time (each an “Excluded Share”), shall be automatically cancelled, surrendered (if applicable) and extinguished without any conversion thereof or payment therefor;

(iv) the Company Warrant, to the extent then outstanding and unexercised immediately prior to the Acquisition Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed by the Surviving Company and converted into a warrant to acquire one Surviving Company Class A Ordinary Share, subject to the same terms and conditions (including exercisability terms) as were applicable to the Company Warrant immediately prior to the Acquisition Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed Company Warrant”). The Surviving Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as the Assumed Company Warrant remain outstanding, a sufficient number of Surviving Company Class A Ordinary Shares for delivery upon the exercise of such Assumed Company Warrant;

(v) each Company Option to purchase one Company Ordinary Share that is outstanding and unexercised as of immediately prior to the Acquisition Merger Effective Time, whether or not vested, shall be assumed and converted into an option to purchase such Surviving Company Class A Ordinary Shares based on applicable Per Share Merger Consideration (such option, an “Exchanged Option”), at an exercise price per share equal to (A) the exercise price per share of such Company Option immediately prior to the Acquisition Merger Effective Time, divided by (B) the Per Share Merger Consideration; provided, however, that the exercise price and the number of shares of Surviving Company Class A Ordinary Shares purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Company Class A Ordinary Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, each Exchanged Option shall be subject to the same terms and conditions (including applicable vesting, acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Acquisition Merger Effective Time.

(vi) Each Company Restricted Share that is outstanding immediately prior to the Acquisition Merger Effective Time shall be assumed and converted into such number of Surviving Company Class A Ordinary Shares based on applicable Per Share Merger Consideration (such restricted shares, “Exchanged Restricted Shares”). Except as specifically provided above, the Exchanged Restricted Shares shall be subject to the same terms and conditions (including applicable vesting, acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Shares immediately prior to the Acquisition Merger Effective Time.

(vii) each of the Company Capital Shares that is issued and outstanding immediately prior to the Initial Effective Time and held by shareholders of the Company who have demanded properly in writing dissenters’ rights for such Company Capital Shares shall be cancelled and cease to exist in consideration for the right to receive payment of such Company Capital Shares as provided in Section 3.05(b); and

(viii) each ordinary share of Merger Sub that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Subsidiary Company. Such ordinary shares of the Surviving Subsidiary Company shall have the same rights, powers and privileges as the ordinary shares of Merger Sub so converted and shall constitute the only issued and outstanding share capital of the Surviving Subsidiary Company.

3.02 Exchange Procedures.

(a) Exchange Agent. On the Closing Date, Holdings shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by Holdings and reasonably satisfactory to SPAC (the “Exchange Agent”), for the benefit of the holders of SPAC Class A

Ordinary Shares, SPAC Founders Shares and the Company Capital Shares, for exchange in accordance with this Article III, the number of Surviving Company Ordinary Shares sufficient to deliver the aggregate SPAC Consideration and Per Share Merger Consideration payable pursuant to this Agreement (such Surviving Company Ordinary Shares, being hereinafter referred to as the “Exchange Fund”). Holdings shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the SPAC Consideration and the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(e) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Update To Register of Members for Company Capital Shares, SPAC Class A Ordinary Shares, and SPAC Founders Shares.

(i) As promptly as practicable after the Acquisition Merger Effective Time, the Surviving Company shall use its reasonable best efforts to cause its register of members and books and records (as necessary) to be updated to reflect the consummation of all the transfers, exchanges, conversions and other transactions contemplated hereunder in accordance with this Agreement (including, without limitation, the entry into such register of members the applicable number of shares subject to transfer, exchange, conversion and/or transaction under the name of the applicable shareholders involved with the same).

(ii) The Surviving Company shall use its reasonable best efforts to cause the Exchange Agent to issue to the holders of the SPAC Class A Ordinary Shares, SPAC Founders Shares and Company Capital Shares, in each case, represented by book entry, the applicable SPAC Consideration or the applicable Per Share Merger Consideration, as the case may be, in accordance with the provisions of Section 3.01.

(c) No Further Rights in Company Capital Shares. (i) The SPAC Consideration payable upon conversion of the SPAC Class A Ordinary Shares and SPAC Founders Shares pursuant to Sections 3.01(a) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Class A Ordinary Shares and SPAC Founders Shares, as applicable, and (ii) the Per Share Merger Consideration payable upon conversion of the Company Capital Shares or pursuant to Section 3.01(c) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Shares.

(d) Adjustments to SPAC Consideration and Per Share Merger Consideration. The SPAC Consideration and the Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Class A Ordinary Shares, SPAC Founders Shares (prior to the Initial Merger), Surviving Company Ordinary Shares (following the Initial Merger), or the Company Capital Shares occurring on or after the date hereof and prior to the Acquisition Merger Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit SPAC or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares for one year after the Acquisition Merger Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares, who have not theretofore complied with this Section 3.02 shall thereafter look only to the Surviving Company for the applicable SPAC Consideration or applicable Per Share Merger Consideration, as the case may be, other than as provided in Section 3.03. Any portion of the Exchange Fund remaining unclaimed by holders of the SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, SPAC, the Surviving Company, or Surviving Subsidiary Company shall be liable to any holder of SPAC Class A Ordinary Shares, SPAC Founders

Shares or Company Capital Shares for any Surviving Company Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Company, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. If the applicable withholding agent intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company (other than with respect to any withholding on amounts treated as compensation for applicable tax purposes), the applicable withholding agent shall use commercially reasonable efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required and shall reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(g) and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(h) Fractional Shares. No certificates or scrip or shares representing fractional Surviving Company Ordinary Shares shall be issued upon the exchange of SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of the Surviving Company or a holder of Surviving Company Ordinary Shares. In lieu of any fractional share of Surviving Company Ordinary Shares to which any holder of SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares, would otherwise be entitled in connection with the payment of the SPAC Consideration or Per Share Merger Consideration, as applicable, the Exchange Agent shall round up or down to the nearest whole share of Surviving Company Ordinary Shares. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03 [Reserved].

3.04 Register of Members. At the Acquisition Merger Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of Company Capital Shares thereafter on the records of the Company. From and after the Acquisition Merger Effective Time, the holders of Certificates representing Company Capital Shares outstanding immediately prior to the Acquisition Merger Effective Time shall cease to have any rights with respect to such Company Capital Shares, except as otherwise provided in this Agreement or by Law. On or after the Acquisition Merger Effective Time, any Certificates presented to the Exchange Agent or the Surviving Company for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

3.05 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, SPAC Class A Ordinary Shares and SPAC Founders Shares that are outstanding immediately prior to the Initial Merger Effective Time and that are held by Persons who shall have demanded properly in writing dissenters’ rights for such SPAC Class A Ordinary Shares and SPAC Founders Shares in accordance with Section 238 of the Companies Act and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such SPAC shareholders shall have no right to receive, the applicable SPAC Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Companies Act. The SPAC Class A Shares and SPAC Founders Shares owned by any shareholder of the SPAC who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Initial Merger Effective Time, the right to receive the applicable SPAC Consideration, without any interest thereon. Prior to the Closing, the SPAC shall give the Company prompt notice of any demands for dissenters’ rights received by the SPAC and any withdrawals of such demands and the SPAC shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Initial Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, Company Capital Shares that are outstanding immediately prior to the Acquisition Merger Effective Time and that are held by Persons who shall have demanded properly in writing dissenters’ rights for such Company Capital Shares in accordance with Section 238 of the Companies Act and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such Company shareholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such Company shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Companies Act. The Company Capital Shares owned by any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Merger Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon. Prior to the Closing, the Company shall give the SPAC prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Acquisition Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless it is reasonably apparent on its face that such disclosure relates to another section of this Article IV) or by cross-reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to SPAC, Holdings and Merger Sub as follows:

4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other constitutional power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not have a Company Material

Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) Cheche Technology (HK) Limited is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of Baodafang Technology Co., Ltd. (保大坊科技有限公司) (“Baodafang Technology”) and Cheche Technology (Ningbo) Co., Ltd.(车车科技（宁波）有限公司) (“Cheche Ningbo,” together with Baodafang Technology, the “WFOEs” and each a “WFOE,” respectively), each a wholly foreign-owned enterprise in accordance with the laws of the PRC. There are no outstanding Equity Securities of any WFOE or any Contract to directly or indirectly purchase or acquire any Equity Securities of any WFOE. Cheche Ningbo is a party to certain Control Documents with Beijing Cheche Technology Co., Ltd (the “VIE Entity”), and the registered shareholders of the VIE Entity, which are set forth on Section 4.01(c) of the Company Disclosure Schedule, pursuant to which the economic benefits of the VIE Entity are payable to Cheche Ningbo directly or indirectly, and the VIE Entity is contractually controlled directly or indirectly by Cheche Ningbo.

(d) The capital and organizational structure of each WFOE, the VIE Entity and the VIE Entity’s Subsidiaries (each, a “PRC Subsidiary”) are valid and in full compliance with the applicable Laws of the PRC. The registered capital of each PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its Constitutional Documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with all applicable Laws of the PRC. The PRC Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable Laws of the PRC, and the operation and conduct of business by, and the term of operation of the PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with all applicable Laws of the PRC.

4.02 Constitutional Documents. The Company has, prior to the date of this Agreement, made available to SPAC a complete and correct copy of the constitutional documents, each as amended to date, of the Company and each Company Subsidiary. Such constitutional documents are in full force and effect. The Company is not in violation of any of the provisions of each of their respective constitutional documents. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, memorandum and articles of association, bylaws or equivalent constitutional documents.

4.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 4,405,062,186 Company Ordinary Shares and 594,937,814 Company Preferred Shares, consisting of (i) 97,693,437 Series Seed Preferred Shares, (ii) 74,125,000 Series Pre-A Preferred Shares, (iii) 125,000,000 Series A Preferred Shares, (iv) 109,375,000 Series B Preferred Shares, (v) 51,394,500 Series C Preferred Shares, and (vi) 4,733,810 Series D1 Preferred Shares, (vii) 9,065,521 Series D2 Preferred Shares, and (viii) 123,550,546 Series D3 Preferred Shares. As of the date of this Agreement, (1) 348,755,568 Company

Ordinary Shares are issued and outstanding, (2) 567,337,064 Company Preferred Shares are issued and outstanding. As of the date of this Agreement, 27,600,750 Company Ordinary Shares are held in the treasury of the Company. As of the date of this Agreement, (x) 133,750,000 Company Ordinary Shares are reserved for future issuance pursuant to the 2019 Equity Incentive Plan, (y) 865,228 shares of Company Capital Shares that are reserved for future issuance pursuant to exercise of the Company Warrant.

(b) Other than (i) the Company Options, (ii) the Company Restricted Shares Awards, (iii) the Company Preferred Shares, (iv) the Company Warrant, there are no Company Equity Interests or any Equity Securities of any Company Subsidiary issued or outstanding as of the date of this Agreement. Except as provided in the Company Constitutional Documents and the Control Documents, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any Equity Securities in the Company or any Company Subsidiary or any other preemptive rights, warrants, options, purchase rights, conversion rights, exchange rights, rights of first refusal, rights of first offering, put or call options, redemption rights, repurchase rights, equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital, or other Equity Securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Shareholder Support Agreement and the Control Document, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Ordinary Shares or any other Equity Securities or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Ordinary Shares or any of the Equity Securities or other securities of the Company.

(c) No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Ordinary Shares as of the date such Company Option was granted. All Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in the Company Constitutional Documents and the Control Documents, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) All outstanding Company Ordinary Shares, all outstanding Company Options, all outstanding Company Restricted Shares Award Awards, Company Warrant and all outstanding shares in the capital of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws, and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the constitutional documents of the Company and the Company Subsidiaries.

(f) Pursuant to the Control Documents, (i) Cheche Ningbo has exclusive control over the VIE Entity and its Subsidiaries and is entitled to all of the economic benefits and residual returns from the operations of the VIE Entity and its Subsidiaries; and (ii) the VIE Entity is a “variable interest entity” of the Company and its and its Subsidiaries’ financial results are consolidated into consolidated financial statements of the Company as if they were wholly owned Subsidiaries of the Company under GAAP (as defined below).

(g) Each outstanding share of capital of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is beneficially owned or controlled 100% by the Company or another Company Subsidiary free and clear of all Liens except for, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective constitutional documents and the Control Documents.

(h) Immediately prior to the Acquisition Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be convertible into Company Ordinary Shares in accordance with the conversion mechanism set forth in the Company Constitutional Documents.

4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Requisite Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the Companies Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Holdings and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Companies Act shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the Companies Act and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the constitutional documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, legislative, regulatory or administrative authority, agency, instrumentality, board, department, bureau, or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act and other Antitrust Laws as may be required in connection with the Transactions, (ii) the filing of the Plans of Merger and other related documents required by the Companies Act, and the publication of notification of the Mergers in the Cayman Islands Government Gazette pursuant to the Companies Act, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is, and has been, in the past two (2) years, in possession of all material applicable franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business in all material respects as it is now being conducted (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been, in the past two (2) years, in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as whole.

(b) Without limiting the generality of the foregoing, all material permits, licenses and approvals by, and filings and registrations and other requisite formalities with the Governmental Authorities in the PRC that are required to be obtained or made in respect of each Company Subsidiary established in the PRC in connection with its establishment, capital structure, business and operations have been duly completed in accordance with applicable Laws of the PRC. For any business carried out by any Company Subsidiary in the PRC, such Company Subsidiary has not violated any applicable Law of the PRC that imposes any prohibition or restriction on foreign investment, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary that is established in the PRC has been conducting its business activities within its permitted scope of business, and has been operating its business in compliance with all relevant legal requirements and with all requisite permits, licenses and approvals granted by, and filings and registrations made with Governmental Authorities of the PRC.

(c) To the knowledge of the Company, each direct or indirect holder of the Company Equity Interests who is a PRC resident (as defined in the SAFE Circular 37) and subject to any of the registration or reporting requirements under any regulations and rules of SAFE has registered with SAFE as required pursuant to the SAFE Circular 37 with respect to any direct or indirect holdings of Company Shares. Neither the Company nor, to the knowledge of the Company, such direct or indirect holder has received any inquiries, notifications, Governmental Orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with any regulations and rules of SAFE, including the SAFE Circular 37.

(d) The Company has applied for and completed the cybersecurity review filing for overseas listing to the CAC in accordance with applicable Laws of the PRC and has not received revocation or withdrawal notice from the CAC.

4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of

December 31, 2020, December 31, 2021 and June 30, 2022, and the related unaudited consolidated statements of operations and comprehensive loss of the Company and the Company Subsidiaries for the years/period then ended (collectively, the “Unaudited Annual Financial Statements”). The Unaudited Annual Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) None of the Company or any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since December 31, 2021, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(c) Since January 1, 2020, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.08 Business Activities; Absence of Certain Changes or Events.

(a) Since December 31, 2021 through the execution date of this Agreement, except as expressly contemplated by this Agreement (i) there has not been a Company Material Adverse Effect, and (ii) other than in the ordinary course, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b).

4.09 Absence of Litigation. In the past two (2) years, (a) there has been no litigation, suit, claim, charge, action, proceeding, audit, arbitration, or mediation (in each case, whether civil, criminal or administrative and whether public or private) or, to the knowledge of the Company, investigation or examination by or before, or otherwise involving, any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, that (i) as of the date of this Agreement, would reasonably be expected to have a Company Material Adverse Effect or (ii) as of the Acquisition Closing, would reasonably be expected to have a Company Material Adverse Effect and (b) neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Reserved.

4.11 Labor and Employment Matters.

(a) The Company has made available to SPAC a true, correct and complete list of all key personnel of the Company or any Company Subsidiary as of the date of this Agreement and sets forth for each such individual’s name and title.

(b) No employee, or to the Company’s knowledge, other Service Provider of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of Service Providers. There are no, and since January 1, 2020 there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees, the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) In the past two (2) years, there have been no material Actions pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary by or on behalf of or involving any of their respective current or former employees or Service Providers, in each case with respect to employment or labor matters, that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries are and have been, in the past two (2) years, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings, Social Security Benefits, immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the investigation and remediation of any complaints) and occupational safety and health requirements. Except as set forth on Section 4.11 (d) of the Company Disclosure Schedule and as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, during the past two (2) years each employee and other Service Provider of the Company and each Company Subsidiary has been paid (and as of the Acquisition Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

(e) Each benefit or similar plan relating to any director, officer, employee, consultant or other Service Provider of the Company or of any Company Subsidiary (collectively the “Company Benefit Plans”) has been established, maintained, funded and administered in compliance in all material respects with applicable Laws. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereunder could (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding or vesting of any material compensation or benefits to any current or former director, officer, employee, consultant or other Service Provider of the Company or any Company Subsidiary under any Company Benefit Plan, or (ii) result in the payment by the Company or any Company Subsidiary to any of their current or former employees, officers, directors, consultants or other Service Providers of any severance pay or any increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to such persons.

(f) All obligations of the Company and the Company Subsidiaries, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company and the Company Subsidiaries to trusts or other funds or to any governmental agency, in connection with unemployment compensation benefits, Social Security Benefits or any other benefits for their employees, have been paid or adequate accruals therefor have been made on the Unaudited Annual Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All reasonably anticipated obligations of the Company and the Company Subsidiaries to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company and the Company Subsidiaries prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.12 Real Property; Title to Tangible Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company or any Company Subsidiary is required to make payments in excess of RMB100,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property and pursuant to which the Company or any Company Subsidiary is required to make payments in excess of RMB100,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Other than due to any actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, to the knowledge of the Company (only in the case of Leased Real Property and leasehold and subleasehold interests) free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole.

4.13 Intellectual Property; Data Security.

(a) Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business) (“Licensed IP Agreements”); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted. The Company IP is sufficient for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b) The Company and the Company Subsidiaries own and possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Registered Intellectual Property constituting Company-Owned IP has been duly maintained, has not been canceled or abandoned or permitted to lapse or expire, is currently in compliance with all formal legal requirements (including the payment of all applicable fees), and is subsisting, and, to the knowledge of the Company, valid and enforceable. There are no Governmental Orders, settlements, covenants not to sue, consents or other dispute-related obligations to which the Company or any Company Subsidiary is a party or otherwise bound that (i) restrict the rights of the Company or any Company Subsidiary to use any Intellectual Property; (ii) restrict the business of the Company or any Company Subsidiary to accommodate any Intellectual Property of any other person; or (iii) permit any third party to use any Company-Owned IP.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written and enforceable confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i)There have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person, and there are no claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the activities of the Company and the Company Subsidiaries and the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries substantially in the form(s) made available to Merger Sub, Holdings or SPAC and pursuant to which such persons presently assign to the Company or the applicable Company Subsidiary all of their right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center, or other Person was used directly or indirectly in the development of any Company-Owned IP in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Company-Owned IP.

(g) Neither the Company nor any Company Subsidiary has provided or disclosed, directly or indirectly, any source code of any Product or any of the Software constituting Company-Owned IP to any Person other than to employees, consultants and contractors pursuant to written obligations of confidentiality. Neither the Company nor any Company Subsidiary has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Product or any of the Software constituting Company-Owned IP. The Company and Company Subsidiaries do not use and have not used any Open Source Software in a manner that would obligate the Company or any Company Subsidiary to license or provide the source code to any Product or any of the Software constituting Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Product or any of the Software constituting Company-Owned IP at no or minimum charge. The Company and the Company Subsidiaries have complied and comply with the license of each item of Open Source Software that they use or distribute in all material respects.

(h) The Company and the Company Subsidiaries maintain commercially reasonable and appropriate disaster recovery, business continuity, risk assessment and information security plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned or controlled by the Company and the Company Subsidiaries, and (ii) detect and prevent data security incidents, unauthorized Processing, ransomware, and other misuse, such as by monitoring network traffic for threats and scan and assess vulnerabilities in the Business Systems owned or controlled by the Company and the Company Subsidiaries. There has not been any malfunction or failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused an outage or unavailability of the Products for any material period of time.

(i) To the Company’s knowledge, the Company and the Company Subsidiaries own or have valid and enforceable rights to use the Business Systems. The Company and the Company Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or have otherwise provided to their employees and contractors. Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

(j) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Surviving Subsidiary Company or such Company Subsidiaries, as applicable, from receiving, using, or otherwise Processing Company IP, Personal Information or other Business Data after the Closing Date, in substantially the same manner in which the Company or such Company Subsidiaries receive and use such Company IP, Personal Information and other Business Data prior to the Closing Date.

(k) The Company and each of the Company Subsidiaries comply, and have, in the past two (2) years, complied in all material respects with: (i) all Privacy Laws applicable to the Company or a Company Subsidiary; (ii) Company and Company Subsidiary policies, statements, and contractual obligations relating to the Processing of Personal Information; and (iii) all applicable industry standards, including, without limitation, all applicable requirements of any payment card brands (romanettes (i)–(iii) collectively, the “Privacy Requirements”). The Company and each of the Company Subsidiaries display a privacy policy as required by the Privacy Laws on each website and mobile application owned, controlled or operated by the Company or the applicable Company Subsidiary, and each such privacy policy incorporates all disclosures to data subjects required by the Privacy Requirements. None of the disclosures made or contained in any such privacy policy has been, in any material respect, inaccurate, misleading or deceptive, or in violation of the Privacy Laws (including containing any material omission). Neither the Company nor any Company Subsidiary has supplied or provided access to Personal Information Processed by it to a third party for unlawful remuneration or other consideration.

(l) The Company and each of the Company Subsidiaries have taken reasonable steps to implement appropriate constitutional, physical, administrative, and technical measures required by the Privacy Requirements and consistent with standards prudent in the industry in which the Company and each Company Subsidiary operate to protect: (i) the integrity, security, and operations of all Business Systems; and (ii) all Personal Information and all other data owned, controlled, or stored by the Company and each of the Company Subsidiaries from and against data security incidents or other misuse. The Company and each of the Company Subsidiaries have implemented reasonable procedures, satisfying the requirements of applicable Privacy Requirements, to detect security incidents and to protect Personal Information against loss and against unauthorized Processing, or other misuse.

(m) Except as would not have a Company Material Adverse Effect, in the past two (2) years, there have been no: (i) data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any Business Systems, Personal Information, or Company data in the custody or control of the Company, any of the Company Subsidiaries, or, to the knowledge of the Company, any service provider Processing Personal Information on behalf of the Company or the Company Subsidiaries; and (ii) breaches or violations of the security of any Business Systems, nor have any such breaches or violations been threatened in writing, and there has been no unauthorized or illegal use of, or access to, or Processing of, any Personal Information, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have a data breach response plan which has been tested on at least an annual basis.

(n) There have not been any claims or proceedings related to any data security incidents, ransomware incidents, or any material violations of any Privacy Laws, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries have received any correspondence relating to, or notice of, any proceedings, claims, investigations or alleged violations of, Privacy Laws, or any subject access or other individual rights requests made pursuant to the Privacy Requirements, with respect to Personal Information from any Person or Governmental Authority, and there is no such ongoing proceeding, claim, investigation or allegation.

(o) The consummation of any of the Transactions, will not violate in any material respect any applicable Privacy Laws as they currently exist or as they existed at any time during which any of the

Personal Information was collected or obtained. Neither the Company nor any of the Company Subsidiaries is subject to any Privacy Laws that, following the closing, would prohibit the Company, applicable Subsidiary, or Merger Sub from receiving, Processing, or otherwise using Personal Information in the manner in which the Company and each of the Company Subsidiaries receive, Processes, and otherwise uses such Personal Information prior to the Acquisition Closing.

(p) The Company and each of the Company Subsidiaries have: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to, the Company’s and Company’s Subsidiaries’ systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; and (iii) timely installed software security patches and other fixes to identified technical information security vulnerabilities. The Company and each of the Company Subsidiaries provide their employees with regular training on privacy and data security matters, consistent with reasonable industry practices.

(q) In connection with each third-party servicing, outsourcing or Processing Personal Information on behalf of the Company or any Company Subsidiary, the Company, or the applicable Company Subsidiary, has in accordance with the Privacy Laws entered into valid, binding and enforceable written data processing agreements with any such third party to: (i) comply with applicable Privacy Laws with respect to Personal Information; (ii) act only in accordance with the instructions of the Company or applicable Company Subsidiary; (iii) take appropriate steps to protect and secure Personal Information from data security incidents; and (iv) restrict Processing of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement.

4.14 Taxes.

(a) The Company and the Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are obligated to pay, except with respect to current period Taxes that are not yet due and payable or Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Unaudited Annual Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than (i) an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes, or (ii) an agreement among only the Company and the Company Subsidiaries.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii)

“closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company and the Company Subsidiaries (or a subset of the foregoing) are the only members).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise by operation of Law (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) None of the Internal Revenue Service (“IRS”) nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for material Taxes.

(k) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(l) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) The Company does not expect to be a “passive foreign investment company” within the meaning of Section 1297 of the Code for the taxable year that includes the Closing Date. Neither the Company nor any Subsidiary has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Taxation in such jurisdiction.

(o) As of the date of this Agreement, to the knowledge of the Company, there are no current facts that would reasonably be expected to prevent or impede (i) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that would reasonably be expected to prevent or impede (i) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) Neither the Company nor any Company Subsidiary has deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act. The Company and each Company Subsidiary has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act.

(q) Neither the Company nor any Company Subsidiary has been, is, or immediately prior to the Closing will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

4.15 Environmental Matters. (a) The Company and the Company Subsidiaries are not, and since January 1, 2020, have not been, in violation of applicable Environmental Law; (b) to the Company’s knowledge, none of the real properties currently or formerly owned or leased by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing clauses (a) through (f), as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole. The Company has provided all written environmental site assessments, reports, studies or other evaluations in its possession relating to any real properties currently or formerly owned or leased by the Company or any Company Subsidiary.

4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of currently in effect Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all Contracts with a Material Customer or a Material Supplier involving aggregate payments to or by the Company or any Company Subsidiary in excess of $5,000,000 per year;

(ii) all Contracts evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements pursuant to which the Company or any Company

Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, involving an amount (including the amount of any undrawn but available commitments thereunder) greater than $3,000,000;

(iii) all co-broker, partnership, joint venture, strategic alliance, profit sharing, funding, or similar Contracts;

(iv) all Contracts with any Governmental Authority that involve payments by the Company or any Company Subsidiaries in excess of $3,000,000, in the aggregate, over any 12-month period;

(v) all Contracts that materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(vi) all Contracts that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(vii) all leases or master leases of personal property with annual payments of $3,000,000 or more in a 12-month period;

(viii) all (A) Licensed IP Agreements and (B) Contracts that involve the license or grant of rights by the Company or any Company Subsidiary to a third party of material Company-Owned IP other than (1) agreements with contractors of the Company or any Company Subsidiary to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company or any Company Subsidiary, (2) non-exclusive licenses granted to Company’s customers in the ordinary course, (3) non-disclosure agreements entered into in the ordinary course, or (4) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(ix) all Contracts under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier, or grant to any Person the right to purchase goods or services from the Company or any Company Subsidiary on, a “most favored supplier” basis;

(x) all Contracts that relate to the direct or indirect acquisition of any person or business or the disposition of any material assets of the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) in the last 12 months, in each case, involving payments of $3,000,000 or more, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(xi) all Contracts for a Company Interested Party Transaction; and

(xii) all Contracts involving any resolution or settlement of any actual or threatened Action which require payment in excess of $3,000,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral notice or claim of any such breach, violation or default under any such Material Contract, in each case of the foregoing Section (b)(i) through (iii), except for any such conflicts, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. The Company has made available to SPAC true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

4.17 Customers and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth the top five (5) customers of the Company for the 12-month period ended December 31, 2021 (based upon aggregate consideration paid to the Company for goods or services rendered since December 31, 2021) (collectively, the “Material Customers”), and (ii) the top five (5) suppliers of the Company for the 12-month period ended December 31, 2021 (based upon the aggregate consideration paid by the Company for goods or services rendered for the 12-month period ended December 31, 2021) (collectively, the “Material Suppliers”). The Company has not received written notice that any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

4.18 Insurance. The Company maintains, and has maintained, since January 1, 2020, insurance policies and coverage in such amounts and against such risk (i) as is sufficient for compliance with all material contracts to which the Company or any Company Subsidiary is a party or by which it is bound, and (ii) as is sufficient for compliance with all applicable Laws.

4.19 Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Mergers) are in the best interests of the Company, (ii) approved and adopted this Agreement and the Transactions (including the Mergers) and declared their advisability, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s shareholders. The Requisite Company Shareholder Approval is the only vote of the holders of any class or series of capital or other Company Equity Interests necessary to adopt this Agreement and approve the Transactions. The shareholder resolutions of the Company executed and delivered by shareholders of the Company holding sufficient shares of capital of the Company to deliver the Requisite Company Shareholder Approval, would qualify as the Requisite Company Shareholder Approval and no additional approval or vote from any holders of any class or series of capital of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.20 Certain Business Practices.

(a) Since the later of January 1, 2017 or the date(s) when the Company or the applicable Company Subsidiary was established, none of the Company, any Company Subsidiary, or any of their respective directors, officers, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery. The Company has maintained, and has caused each Company Subsidiary to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with applicable Anti-Corruption Laws, and to ensure that all books and records of the Company and each Company Subsidiary accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company, any Company Subsidiary, or any of their respective officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Law.

(b) Since the later of January 1, 2017 or the date(s) when the Company or the applicable Company Subsidiary was established, (i) none of the Company, any Company Subsidiary, or any of their respective directors, officers, employees or agents is or has been a Sanctioned Person; and (ii) none of the Company, any Company Subsidiary, any of their respective directors, employees or officers, or, to the Company’s knowledge, any of their respective agents (x) has transacted business with or for the benefit of any Sanctioned Person, (y) has otherwise violated applicable Sanctions or (z) has violated any Ex-Im Laws. The Company has maintained, and has caused each Company Subsidiary to maintain, sufficient internal controls and procedures to ensure compliance with all applicable Sanctions and Ex-Im Laws.

(c) Since the later of January 1, 2017 or the date(s) when the Company or the applicable Company Subsidiary was established, there have not been any internal or external investigations, audits, actions or proceedings, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.21 Interested Party Transactions.

(a) Except for employment relationships, agreements relating to the purchase of the Company’s Equity Securities and/or the payment of cash or equity compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any Material Customer or Material Supplier, or (ii) any contractual arrangement with the Company or any Company Subsidiary, other than indemnity arrangements or directors’ and officers’ liability insurance coverage (each, a “Company Interested Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 4.21 with respect to any matter set forth in the foregoing clauses (i) and (ii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not, since January 1, 2020, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. To the knowledge of the Company, there are no contracts or legally binding arrangements between the Company or any of the Company Subsidiaries, on the one hand, and any family member of any director or executive officer (or equivalent thereof) of the Company or any of the Company Subsidiaries, on the other hand.

(b) Except for Contracts with any Service Providers (including employee offer letters), there are no contracts, side letters, legally binding arrangements or legally binding understandings between the Company or any Company Subsidiary, on the one hand, and any other person holding capital of the Company, on the other hand, which grant or purport to grant any board observer or governance rights.

4.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or Holdings.

4.24 Control Documents.

(a) Each Company Subsidiary that is a party to any of the Control Documents has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform its obligations thereunder. The execution and delivery by such Company Subsidiary of each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by such party. Each Control Document is in full force and effect, and represents the legal, valid and binding obligations of respective Company Subsidiaries, enforceable in accordance with its terms.

(b) Each Company Subsidiary that is a party to any of the Control Documents is not, and to the knowledge of the Company, other parties to the Control Document are not in breach or default in the performance or observance of any of the terms or provisions of such Control Document, and to the knowledge of the Company, none of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto to the Company’s knowledge.

4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(e), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to Section 8.02(e) of this Agreement, none of the Company, nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

4.26 Company’s Investigation and Reliance. The Company is a sophisticated Person and has made its own independent investigation, review and analysis regarding the SPAC, Holdings, Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its Representatives have been provided with sufficient access to the Representatives, properties, offices, plants and other facilities, books and records of the SPAC, Holdings and Merger Sub and other information that they have requested in connection with their investigation of SPAC, Holdings and Merger Sub and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, the Sponsor or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.03(c). Neither SPAC, the Sponsor nor any of its respective shareholders, securityholders, Affiliates or Representatives shall have any liability to the Company, any Company Subsidiary, or any of their respective shareholders, securityholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, any Company Subsidiary or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement. The Company acknowledges that, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement, neither the SPAC, the Sponsor nor any of their respective shareholders, securityholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the SPAC, its share trading price or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC, HOLDINGS AND MERGER SUB

Except as set forth in the SPAC SEC Reports or SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a) Except to the extent expressly contemplated by the Transactions, each of SPAC, Holdings and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions, each of SPAC, Holdings and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

5.02 Constitutional Documents. As of the date hereof, each of SPAC, Holdings and Merger Sub has furnished to the Company complete and correct copies of the SPAC Constitutional Documents, the Holdings Constitutional Documents and the Merger Sub Constitutional Documents. Except to the extent expressly contemplated by the Transactions, the SPAC Constitutional Documents, the Holdings Constitutional Documents and the Merger Sub Constitutional Documents are in full force and effect. Neither SPAC, Holdings nor Merger Sub is in violation of any of the provisions of the SPAC Constitutional Documents, the Holdings Constitutional Documents and the Merger Sub Constitutional Documents.

5.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, par value $0.0001 per share, (ii) 20,000,000 SPAC Founders Shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement (iv) 6,794,168 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) 8,102,103 SPAC Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no SPAC Class A Ordinary Shares or SPAC Founders Shares are held in the treasury of SPAC, (vii) 16,508,480 SPAC Warrants are issued and outstanding, and (viii) 16,508,480 SPAC Class A Ordinary

Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Shares issued and outstanding. Prior to the Initial Merger, each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.

(b) As of the date of this Agreement, the authorized share capital of Merger Sub consists of 5,000,000 shares of Ordinary Shares, par value $0.01 per share (the “Merger Sub Ordinary Shares”). As of the date hereof, 5,000,000 shares of Merger Sub Ordinary Shares are issued and outstanding. All outstanding shares of Merger Sub Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Holdings free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Constitutional Documents.

(c) As of the date of this Agreement, the authorized share capital of Holdings consists of 5,000,000,000 shares of Ordinary Shares, par value $0.00001 per share (the “Holdings Ordinary Shares”). As of the date hereof, 5,000,000 shares of Holdings Ordinary Shares are issued and outstanding. All outstanding shares of Holdings Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Sponsor free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Holdings Constitutional Documents. The Surviving Company Ordinary Shares being delivered by Holdings pursuant to Section 3.01(a) and the Per Share Merger Consideration being delivered by Holdings hereunder shall be duly and validly issued, fully paid and non-assessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Surviving Company Constitutional Documents.

(d) All outstanding SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Constitutional Documents.

(e) As of the date of this Agreement, other than this Agreement, the SPAC Warrants (including any SPAC Warrants issued as repayment for any loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions) and the SPAC Founders Shares, SPAC has not issued any Equity Securities of SPAC. All Surviving Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Class A Shares (or, following the Initial Merger, Surviving Company Ordinary Shares) or any of the Equity Securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights, any promissory notes or Working Capital Loan between SPAC and Sponsor, and the SPAC Warrants and pursuant to the Sponsor Support Agreement and this Agreement, there are no outstanding contractual obligations of SPAC to issue, repurchase, redeem or otherwise acquire any SPAC Class A Shares (or, following the Initial Merger, Surviving Company Ordinary Shares). There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Authority Relative to This Agreement. Each of SPAC, Holdings and Merger Sub have all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, Holdings and Merger Sub and the consummation by each of SPAC, Holdings and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC, Holdings and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions, other than (a) with respect to the Initial Merger, the approval of the holders of two thirds of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting and by the holders of a majority of the then outstanding shares of Holdings Ordinary Shares and Merger Sub Ordinary Shares, and the filing and recordation of appropriate merger documents as required by the Companies Act and (b) with respect to the other Transactions, the approval of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting. This Agreement has been duly and validly executed and delivered by SPAC, Holdings and Merger Sub and constitutes a legal, valid and binding obligation of SPAC, Holdings and Merger Sub, enforceable against SPAC, Holdings and Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Constitutional Documents shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC, Holdings and Merger Sub do not, and the performance of this Agreement by each of SPAC, Holdings and Merger Sub will not, (i) conflict with or violate the SPAC Constitutional Documents, Holdings Constitutional Documents or the Merger Sub Constitutional Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC, Holdings and Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, Holdings and Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC, Holdings and Merger Sub is a party or by which each of SPAC, Holdings or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of SPAC, Holdings and Merger Sub do not, and the performance of this Agreement by each of SPAC, Holdings and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act and other Antitrust Laws, to the extent applicable, and filing and recordation of appropriate merger documents as required by the Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC, Holdings or Merger Sub from performing its material obligations under this Agreement.

5.06 Compliance. Neither SPAC, Holdings nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC, Holdings or Merger Sub or by which any property or asset of SPAC, Holdings or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC, Holdings or Merger Sub is a party or by which SPAC, Holdings or Merger Sub or any property or asset of SPAC, Holdings or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC, Holdings and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC, Holdings or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2022, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Neither SPAC, Holdings nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s, Holdings’ and Merger Sub’s business.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of the SPAC Warrants.

5.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Constitutional Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Since its organization, neither Holdings nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the Holdings Constitutional Documents and Merger Sub Constitutional Documents, there is no agreement, commitment, or Governmental Order binding upon Holdings or Merger Sub, or to which Holding or Merger Sub, is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Holdings, Merger Sub or any acquisition of property by Holdings or Merger Sub or the conduct of business by Holdings or Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(d) Neither Holdings nor Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e) Holdings and Merger Sub were incorporated solely for the purpose of effecting the Mergers and have no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(f) Since September 30, 2022 there has not been a SPAC Material Adverse Effect that is continuing.

5.09 Absence of Litigation. (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority, and (b) as of the Acquisition Closing, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called quorate and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Mergers) are in the best interests of SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Mergers and the other Transactions) and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Mergers and the other Transactions), and directed that this Agreement and the Transactions (including the Mergers and the other Transactions), be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting.

(c) Each of the Holdings Board and the Merger Sub Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are in the best interests of Holdings and Merger Sub, (ii) approved and adopted this Agreement and the Transactions (including the Mergers) and declared their advisability, and (iii) recommended that the sole shareholders of each of Holdings and Merger Sub approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the sole shareholders of each of Holdings and Merger Sub.

(d) The only votes of the holders of any class or series of capital of each of Holdings and Merger Sub that are necessary to approve this Agreement, the Initial Merger, the Acquisition Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of each of Holdings Ordinary Shares and Merger Sub Ordinary Shares.

5.11 No Prior Operations of Holdings and Merger Sub. Each of Holdings and Merger Sub was formed solely for the purpose of engaging in Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Holdings or Merger Sub. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $70,153,199 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $11,342,945 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 9, 2020, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. Except for the Waiver Letters, there are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their Surviving Company Ordinary Shares pursuant to the SPAC Constitutional Documents) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption

Rights in accordance with the provisions of the SPAC Constitutional Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Acquisition Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Acquisition Merger Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of SPAC who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Mergers. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Acquisition Merger Effective Time.

5.14 Taxes.

(a) SPAC, Holdings and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) None of SPAC, Holdings nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes. SPAC has not entered into any Tax sharing agreement or arrangement with Sponsor or any direct or indirect owner of Sponsor.

(c) None of SPAC, Holdings nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition

Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d) Each of SPAC, Holdings and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) None of SPAC, Holdings nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is the common parent).

(f) None of SPAC, Holdings nor Merger Sub has any material liability for the Taxes of any person (other than SPAC or Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) None of SPAC, Holdings nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between SPAC, Holdings or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h) None of SPAC, Holdings nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) None of SPAC, Holdings nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) None of the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC, Holdings or Merger Sub any deficiency or claim for material Taxes.

(k) There are no Tax liens upon any assets of SPAC, Holdings or Merger Sub except for Permitted Liens.

(l) None of SPAC, Holdings nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) None of SPAC, Holdings nor Merger Sub has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) None of SPAC, Holdings nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which SPAC, Holdings or Merger Sub does not file Tax Returns stating that SPAC, Holdings or Merger Sub (as applicable) is or may be subject to material Taxation in such jurisdiction.

(o) SPAC has no Subsidiaries. Holdings has no Subsidiaries other than Merger Sub.

(p) As of the date hereof, to the knowledge of the SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. None of SPAC, Holdings nor Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.15 Registration and Listing. As of the date hereof, the issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “PIAI,” and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “PIAI.W.” SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. As of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. As of the date hereof, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares or the SPAC Warrants under the Exchange Act.

5.16 Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

5.17 Agreements; Contracts and Commitments.

(a) Section 5.17 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC, Holdings or Merger Sub is party, including contracts by and among SPAC, Holdings or Merger Sub, on the one hand, and any director, officer, shareholder or Affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b) Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

5.18 Title to Property. Neither SPAC, Holdings nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which SPAC, Holdings or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

5.19 Employees. Section 5.19 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of employees of each of SPAC, Holdings and Merger Sub. SPAC has no unsatisfied material liability with respect to any officer or director. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any employee of SPAC.

5.20 Intellectual Property. Neither SPAC, Holdings nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of SPAC, neither SPAC, Holdings nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other person.

5.21 Investment Company Act. Neither SPAC, Holdings nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.22 SPAC’s, Holdings’ and Merger Sub’s Investigation and Reliance. Each of SPAC, Holdings and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC, Holdings and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Holdings, Merger Sub, and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC, Holdings nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective shareholders, Affiliates or Representatives shall have any liability to SPAC, Holdings, Merger Sub, or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Holdings, Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. SPAC, Holdings and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

5.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by SPAC, Holdings and Merger Sub pursuant to Section 8.02(d), each of SPAC, Holdings and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, Holdings, Merger Sub, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, any of their respective Affiliates or any of their respective Representatives by, or on behalf of, SPAC, Holdings and Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the Company pursuant to Section 8.03(c) of this Agreement, none of SPAC, Holdings, Merger Sub nor any other person on behalf of SPAC, Holdings or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, any of their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC, Holdings or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, any of their respective Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

6.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (y) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business (taking into account recent past practice in light of COVID-19, including COVID-19 Measures by the Company taken prior to the date hereof); and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and other key Service Providers of the Company and the Company Subsidiaries and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, except as the Company deems reasonably prudent in the conduct of its and the Company’s Subsidiaries’ business (on a consolidated basis).

(b) By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, and (y) required by applicable Law (including COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the constitutional documents of the Company or any Company Subsidiary;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Mergers);

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance, directly or indirectly, of, (A) any Equity Securities of SPAC, any Subsidiary of SPAC, the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options, Company Restricted Shares Awards or Company Warrant in effect on the date of this Agreement, (2) the issuance of Company Ordinary Shares (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Shares and the Company Warrant, or (3) the issuance of any Equity Securities of the Company pursuant to the Permitted Equity Financing, in each case, in effect on the date of this Agreement, in each case, shall not require the consent of SPAC; or (B) any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless property or property that is no longer used or useful in the business of the Company and its Subsidiaries and (2) transactions solely among the Company and the Company Subsidiaries or solely among the Company Subsidiaries, (3) the sale or provision of goods or services to customers in the ordinary course of business, (4) Permitted Liens, (5) the use of cash or cash equivalents and conversions of cash equivalents into cash or other cash equivalents, in each case, in a manner not prohibited herein, (6) the leasing or subleasing of assets in the ordinary course of business, (7) any involuntary loss, damage or destruction of property, so long as the fair market value of such property is less than $3,000,000 in the aggregate in any fiscal year, (8) dispositions of equipment or real property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (9) the sale or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, in a material amount in any year, (10) abandonment, cancellation or disposition of any Intellectual Property which, in the Company’s reasonable business judgment is no longer material in the conduct of the business, taken as a whole, and (11) other dispositions of property for fair market value in a single transaction or a series of related transactions with an aggregate value not to exceed $3,000,000 in the aggregate in any fiscal year;

(iv) acquire any Equity Securities in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned Company Subsidiary);

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital of the Company or any Company Subsidiary, other than (i) acquisitions of any such capital or other Equity Interests of the Company or any Company Subsidiary in connection with the forfeiture or cancellation of such interests or the exercise of Company Options or warrants or settlement of Company Restricted Shares Awards, (ii) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, and (iii) the Conversion of the Company Preferred Shares into Company Ordinary Shares as contemplated in this Agreement;

(vii) (A) acquire (including by merger, consolidation, or acquisition of shares or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $3,000,000 in aggregate; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or intentionally grant any security interest in any of its assets, except for any such indebtedness among the Company and any wholly-owned Company Subsidiary or among wholly-owned Company Subsidiaries;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $3,000,000, individually or in the aggregate, make any material adverse change in its existing borrowing or lending arrangements for or on behalf of such persons, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business, and (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business;

(ix) make any material capital expenditures (or commit to making any capital expenditures) in excess of $3,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC;

(x) acquire any real property;

(xi) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof, (A) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider, except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider below the level of executive officers (and any corresponding related bonus opportunity increases); (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance, change in control or termination agreement with any current or former Service Provider (other than employment offer letters or engagement letters entered into in the ordinary course of business); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options or Company Restricted Shares Awards; or (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of Company employees; except that, in each case and without limiting the generality of the foregoing subclauses (A)–(D), the Company may (1) take action as required under any Plan or other employment or consulting agreement (or offer letter) in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business;

(xii) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law;

(xiii) (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, Tax assessment, Tax claim or other controversy relating to Taxes;

(xiv) (A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or Control Document or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case of the foregoing, except in the ordinary course of business or as required by applicable Law;

(xv) knowingly fail to use reasonable best efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;

(xvi) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in material items of Company-Owned IP;

(xvii) waive, release, assign, settle or compromise any Action or threatened Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $3,000,000 individually or $6,000,000 in the aggregate, in each case in excess of insurance proceeds;

(xviii) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xix) voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties or change coverage in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company Subsidiaries;

(xx) fail to use reasonable best efforts to keep current and in full force and effect without replacement, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xxi) enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02 Conduct of Business by SPAC, Holdings and Merger Sub Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or otherwise in connection with the PIPE Investment) and except as required by applicable Law, SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Initial Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall use reasonable best efforts to, and shall cause Holdings and Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or otherwise in connection with the PIPE Investment) and as required by applicable Law, neither SPAC, Holdings nor Merger Sub shall, between the date of this Agreement and the Initial Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the SPAC Constitutional Documents, the Holdings Constitutional Documents, the Merger Sub Constitutional Documents, or form any Subsidiary of SPAC;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital, other than redemptions from the Trust Fund that are required pursuant to the SPAC Constitutional Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Ordinary Shares, SPAC Founders Shares, Surviving Company Ordinary Shares or SPAC Warrants except for redemptions from the Trust Fund and conversion of the SPAC Founders Shares that are required pursuant to the SPAC Constitutional Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital or other Equity Securities of SPAC, Holdings or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares in such share capital, or any other ownership interest (including any phantom interest), of SPAC, Holdings or Merger Sub, except in connection with conversion of the SPAC Founders Shares pursuant to the SPAC Constitutional Documents;

(e) (i) acquire (including by merger, consolidation, or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or except for any promissory notes or Working Capital Loan between SPAC and Sponsor or any loans from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions incurred in the ordinary course of business;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law;

(h) (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, Tax assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC, Holdings or Merger Sub;

(j) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k) (i) hire any employee or (ii) adopt or enter into any Company Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC)); or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Prior to the Closing Date, each of the Company and SPAC shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor any of the Company’s Affiliates, securityholders or Representatives has, or shall have at any time prior to the Acquisition Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company or any of its Affiliates, securityholders or Representatives on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives on behalf of itself and its Affiliates, securityholders and Representatives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Holdings, Merger Sub, or any other person for legal relief against monies or other assets of SPAC, Holdings or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement) in accordance with the terms of this Agreement and the Trust Agreement so long as such claim would not affect SPAC’s ability to fulfil its obligations under the Trust Agreement, including to effectuate the Redemption Rights. In the event that the Company or any of its Affiliates, securityholders or Representatives commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (w) sale of any material assets of the Company and its Subsidiaries, taken as a whole, except for transactions permitted pursuant to Section 6.01(b)(iii)(B), (x) sale of any Company Equity Interests or Equity Securities of any Company Subsidiary, except for those sales permitted pursuant to Section 6.01(b)(iii)(A), (y) listing of any of its Equity Securities on any listing exchange, or (z) merger, joint venture, consolidation, liquidation, dissolution or similar transaction involving the Company and its Subsidiaries, taken as a whole (each, an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Company Equity Interests or any Equity Securities of any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue, permit or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its controlled Affiliates or Representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective controlled Affiliates and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.

(b) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify SPAC promptly after receipt by the Company, the Company Subsidiaries or any of their respective securityholders or Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case, that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, each of SPAC, Holdings and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of shares or assets or any other business combination expressly involving SPAC and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue, permit or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of SPAC, Holdings and Merger Sub shall, and shall direct their respective Affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any Representative or Affiliate of SPAC, including Sponsor, or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company), including any business combination involving a special purpose acquisition company (other than SPAC). The Parties agree that any violation of the restrictions set forth in this Section 7.01 by SPAC, Holdings, Merger Sub or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by SPAC, Holdings and Merger Sub.

(e) From the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, SPAC shall notify the Company promptly after receipt by SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for information relating to SPAC or for access to the business, properties, assets, personnel, books or records of SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f) If SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then SPAC shall promptly notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

7.02 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, (i) SPAC and Holdings (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (such initial filing, the “Initial Proxy Statement”, and as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to the SPAC’s shareholders relating to the meeting of SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and approval of the Transactions by way of an ordinary resolution pursuant to the Companies Act; (B) the approval and authorization of the Mergers by way of a special resolution pursuant to the Companies Act; (C) the approval and adoption of the legal name of the Surviving Company and the Surviving Company Constitutional Documents, in the form attached as Exhibit B to this Agreement (with such changes as may be agreed in writing by SPAC and the Company) effective as of the Initial Merger Effective Time; (D) any separate or unbundled proposals as are required to implement the foregoing; (E) approval of the issuance of Surviving Company Ordinary Shares as contemplated by this Agreement, and the PIPE Investment, if any, (F) approval and adoption of the Omnibus Incentive Plan; (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; (H) any other proposals the Parties mutually agree are necessary or advisable to effectuate the Mergers; and (I) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (A), (B), (D) and (E) collectively, the “Required SPAC Proposals”), and (ii) the Company, Holdings and SPAC shall jointly prepare and Holdings shall file with the SEC a registration statement on Form F-4 (such initial filing, the “Initial Registration Statement”, and together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Assumed SPAC Warrants (and the Surviving Company Class A Ordinary Shares issuable upon exercise thereof) and the Surviving Company Ordinary Shares to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the shareholders of the Company as of immediately prior to the Acquisition Merger Effective Time, in each case, pursuant to this Agreement. Each of the Company, Holdings and SPAC shall furnish all information concerning such Party as the other Party may reasonably request in connection with such actions and the preparation of the Merger Materials. SPAC, the Company and Holdings each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable, and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within five (5) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company, Holdings and SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, each of the Company and SPAC (i) agrees to promptly provide Holdings with all information concerning the business, management, operations and financial condition of the Company and SPAC, as applicable, and their respective Subsidiaries, in each case, reasonably requested by Holdings for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company or SPAC, as applicable, and their respective Subsidiaries to be reasonably available to Holdings in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by Holdings or SPAC without the approval of SPAC and the Company, respectively (such approval not to be unreasonably withheld, conditioned or delayed). Holdings will advise SPAC and the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Surviving Company Ordinary Shares to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the shareholders of the Company as of immediately prior to the Acquisition Merger Effective Time, in each case, pursuant to this Agreement. Holdings will advise SPAC and the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply SPAC with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Holdings or SPAC without the prior consent of SPAC or the Company, respectively (such consent not to be unreasonably withheld, conditioned or delayed), and without providing SPAC or the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) SPAC represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to SPAC, Merger Sub, Holdings, or any of their respective officers, directors or securityholders, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Merger Materials, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company and Holdings each represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to the Company, Holdings, any Company Subsidiary or any of their respective officers, directors or securityholders, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform SPAC. All documents that the Company and Holdings are responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Prior to distributing materials to be provided to the shareholders of the Company in connection with soliciting consent from such Persons to the Transactions, the Company shall provide a draft copy of such materials to SPAC. No materials, including any amendment or supplement thereto, will be provided to the shareholders of the Company in connection with soliciting consent from such Persons to the Transactions without the prior written approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed).

7.03 Company Shareholder Approval. The Company shall (i) obtain and deliver to SPAC, the Requisite Company Shareholder Approval in accordance with the terms and subject to the conditions of the Company Constitutional Documents, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than ten (10) Business Days prior to the date of the SPAC Shareholders’ Meeting, and (ii) take all other action necessary or advisable to secure the Requisite Company Shareholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto. Promptly following the execution of this Agreement, the Company shall approve and adopt this Agreement and approve the Initial Merger and the other Transactions.

7.04 SPAC Shareholders’ Meeting, Holdings’ Shareholder’s Approval and Merger Sub Shareholder’s Approval.

(a) SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that SPAC may postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09. SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. Subject to Section 7.04(b) and applicable Law, the SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction.

(b) Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Required SPAC Proposals, solely in response to a SPAC Intervening Event, the SPAC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the SPAC Recommendation (any such action, a “Change in Recommendation”) if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such SPAC Intervening Event, a failure to make a Change in Recommendation would reasonably be expected to constitute a violation of its fiduciary duties under applicable Law; provided, that the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) SPAC delivers to the Company a written notice (a “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take or has taken such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Intervening Event has occurred (it being acknowledged that any SPAC Intervening Event Notice shall not itself constitute a breach of this Agreement), (B) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening

Event Notice (it being understood that any material development with respect to a SPAC Intervening Event shall require a new notice but with an additional five-Business Day (instead of ten-Business Day) period from the date of such notice), the “SPAC Intervening Event Notice Period”), the SPAC Board determines (after consultation with its outside legal counsel) that a failure to make a Change in Recommendation would reasonably be excepted to constitute a violation of its fiduciary duties under applicable Law.

(c) Promptly following the execution of this Agreement, Holdings shall approve and adopt this Agreement and approve the Acquisition Merger and the other Transactions as the sole shareholder of Merger Sub.

7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing Date, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated May 19, 2022 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may disclose to any persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions, and all materials (including any Tax analysis) that are provided to such person.

7.06 Incentive Equity Plan. Prior to the Closing Date, subject to approval of the shareholders of SPAC, the 2023 Incentive Award Plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit C (the “Omnibus Incentive Plan”) shall be adopted by the Surviving Company. The maximum number of the Surviving Company Class A Ordinary Shares issuable pursuant to the Omnibus Incentive Plan shall represent up to 10.0% of the total issued and outstanding Ordinary Shares of the Surviving Company immediately after the Closing Date (excluding any outstanding Assumed SPAC Warrants and Assumed Company Warrant), provided that the exact percentage of the Surviving Company Class A Ordinary Shares issuable under the Omnibus Incentive Plan shall be determined by the board of directors of the Company no later than immediately prior to the effectiveness of the Registration Statement. Subject to applicable Law, as soon as reasonably practicable following the Closing Date, the Surviving Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Surviving Company Class A Ordinary Shares issuable under the Omnibus Incentive Plan, and the Surviving Company shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan remain outstanding.

7.07 Directors’ and Officers’ Indemnification.

(a) The constitutional documents of the Surviving Company shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the memorandum and articles of association, charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company (collectively, the “D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the constitutional documents or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, the Surviving Company shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been permitted under applicable Law, the Company Constitutional Documents, the constitutional documents or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The constitutional documents of the Surviving Company shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the constitutional documents of SPAC and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the memorandum and articles of association, charter or bylaws of SPAC as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, (i) the Surviving Company shall indemnify and hold harmless each present and former director and officer of SPAC and each present and former officer, manager and member of the Sponsor, in each case, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); and (ii) the Surviving Company shall indemnify and hold harmless the Sponsor and each present and former director, officer and Affiliate of the Sponsor against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date.

(c) The Company shall obtain and bind as of the Closing Date a pre-paid “tail” policy providing directors’ and officers’ liability, fiduciary liability and employment practice liability insurance (“D&O Insurance”) covering those individuals who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) (the “Company D&O Insurance”) with a reporting period extending six years after the Closing Date on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Surviving Company for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing Date, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Closing Date, the Surviving Corporation will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor its obligations thereunder. The Surviving Company will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and the Surviving Company is unable to obtain the insurance described in this Section 7.07(c) for an amount less than or equal to the Maximum Annual Premium, the Surviving Company will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d) Prior to the Closing Date, SPAC may, in good faith consultation with the Company, purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those individuals who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If SPAC elects to purchase such SPAC Tail Policy prior to the Closing Date, the Surviving Company will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor SPAC’s obligations thereunder.

(e) With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Closing Date, SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Closing Date, the Surviving Company shall cooperate with any person insured by such policies as reasonably requested by such person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Closing Date shall be an expense of the Surviving Company following the Acquisition Closing.

(f) The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the constitutional documents of the Surviving Company or its Subsidiaries, as the case may be, or under any applicable Contracts (including the indemnification agreements referred to in this Section 7.07) or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ and other D&O Indemnitees’ insurance claims under any policy that is or has been in existence with respect to SPAC, the Company, the Surviving Company or their respective Subsidiaries for any of their respective directors or officers, other employees or other D&O Indemnitees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(g) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on the Surviving Company and all successors and assigns of the Surviving Company. In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.

(h) On the Closing Date, the Surviving Company shall enter into mutually acceptable indemnification agreements, reasonably satisfactory to each of the Company, SPAC and the indemnified parties therein, with the directors and officers of the Surviving Company following the Acquisition Closing, which indemnification agreements shall continue to be effective following the Acquisition Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of SPAC prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and the Surviving Company shall continue to honor SPAC’s obligations thereunder. For the avoidance of doubt, the indemnification agreements with and covering the directors and officers and other D&O Indemnitees of the Company prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and the Surviving Company shall continue to honor the Company’s obligations thereunder.

7.08 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Acquisition Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

7.09 Further Action; Reasonable Best Efforts; PIPE Investment.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions.

No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) From the date of this Agreement until the earlier of the termination of this Agreement and the Initial Merger Effective Time, each of the Parties shall, and each of them shall cause its respective Subsidiaries, controlled Affiliates and Representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties may mutually agree to seek in connection with the Transactions, including the PIPE Investment. Without limiting the generality of the foregoing, upon the mutual agreement of SPAC and the Company, each of the Parties shall, and each of them shall cause its respective Subsidiaries, controlled Affiliates and Representatives to (a) provide such information and assistance as any of the other Parties may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries), (b) granting such access to the other Parties and its Subsidiaries and Representatives as may be reasonably necessary for a third party’s due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted only upon mutual agreement by SPAC and the Company during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC or their respective Subsidiaries or Representatives.

7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party; provided that no Party shall be required to obtain consent pursuant to this Section 7.10 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

7.11 Stock Exchange Listing. The Company will use its reasonable best efforts, and each of SPAC and Holdings will use is reasonable best efforts to cooperate with the Company, to (a) cause the Surviving Company Class A Ordinary Shares to be issued in connection with the Transactions (including the Surviving Company Class A Ordinary Shares to be issued in the PIPE Investment), and the Assumed SPAC Warrants (and the Surviving Company Class A Ordinary Shares issuable upon exercise thereof) to be approved for listing on the Listing Exchange at the Acquisition Closing, and (b) cause the Surviving Company to meet all the applicable initial listing requirements of the Listing Exchange, including any requisite public float requirement. During the period from the date hereof until the Initial Merger Effective Time, SPAC shall use its reasonable best efforts to keep the SPAC Class A Ordinary Shares and SPAC Warrants listed for trading on the Listing Exchange.

7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than fifteen (15) Business

Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable, under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such material written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any material written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in-person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.13 Trust Account; SPAC Operating Account. As of the Acquisition Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Mergers or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. Prior to the Acquisition Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Acquisition Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer to SPAC all funds held in the Trust Account after deducting all amounts to be paid pursuant to the exercise of Redemption Rights (to be held as available cash for immediate use on the balance sheet of the Surviving Company and to be used (a) to pay the Company’s and SPAC’s unpaid transaction expenses in connection with this Agreement and the Transactions in accordance of Section 9.03 of this Agreement and (b) thereafter, for working capital and other general corporate purposes of the business following the Acquisition Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of (i) the Initial Merger and (ii) the Acquisition Merger. Each of SPAC, Holdings, Merger Sub, the Company and the Company Subsidiaries shall (i) use its commercially reasonable efforts to: (A) cause the Initial Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code, (B) cause the Acquisition Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Holdings, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code, and (C) not (and not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take any action which to its knowledge would reasonably be expected to materially prevent or impede (I) the Initial Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code or (II) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, in each case, as described above, and (ii) report (A) the Initial Merger as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Acquisition Merger as a transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, in each case, as described above unless otherwise required pursuant to applicable law.

(b) If, in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, the SEC requires that Tax opinions be prepared and submitted in such connection, SPAC and the Company shall deliver, and shall cause each of their respective Subsidiaries to deliver, to Goodwin Procter LLP and Wilson Sonsini Goodrich Rosati, Professional Corporation (or, in each case, other nationally recognized Tax counsel described in this Section 7.14(b)), respectively, customary Tax representation letters satisfactory to its Tax counsel, dated and executed as of the date the Registration Statement, Proxy Statement or similar filing shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, and, if required, SPAC shall cause Goodwin Procter LLP (or such other nationally recognized Tax counsel to SPAC reasonably satisfactory to the Company) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Initial Merger and, if required, the Company shall cause Wilson Sonsini Goodrich Rosati, Professional Corporation (or such other nationally recognized Tax counsel to the Company reasonably satisfactory to SPAC) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Acquisition Merger.

(c) All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement shall be paid by SPAC.

7.15 Directors. The Company and Holdings shall take all necessary action so that immediately after the Acquisition Merger Effective Time, the board of directors of the Surviving Company is comprised of up to seven directors, which shall initially include the director nominees set forth on Schedule C, which may include, at the request of the Company, one director designated by Sponsor who qualifies as “independent” under applicable SEC and stock exchange rules and who is reasonably acceptable to the Company.

7.16 SPAC Public Filings. From the date hereof through the Acquisition Closing, SPAC will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

7.17 Litigation.

(a) In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Acquisition Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Board of the Company by any of Company’s shareholders prior to the Acquisition Closing, the Company shall promptly notify SPAC of any such Action and keep the SPAC reasonably informed with respect to the status thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

7.18 PCAOB Financial Statements. As promptly as reasonably practicable, but in no event later than February 28, 2023, the Company shall deliver to SPAC and Holdings (a) the audited consolidated balance sheets of the Company and the Company Subsidiaries and the related audited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries as of and for any year-to-date period and as of and for the end of any fiscal quarter and any pro forma financial statements, in each case, that are required to be included in the Initial Proxy Statement and Initial Registration Statement for the two years ended December 31, 2020 and 2021, and (b) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of June 30, 2022, and the related unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries for the six months ended June 30, 2021 and 2022 (collectively, the “PCAOB Financial Statements”). From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall use reasonable best efforts to promptly deliver to SPAC and Holdings any unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries as of and for the end of any fiscal quarter and any required pro forma financial statements, in each case, that are required to be included in the Proxy Statement and Registration Statement. All such financial statements, together with any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries that are required to be included in the Proxy Statement or Registration Statement, as applicable, (A) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) in the case of any audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (C) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

7.19 Overseas Securities Offering and Listing Filings. If the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) released by CSRC on December 24, 2021 shall have been formally enacted and become effective (such formally enacted and effective version, the “Final Administrative Measures”), the Company shall keep current and timely file all necessary documents required by CSRC and otherwise comply in all material respects with its filing obligations under the Final Administrative Measures and other applicable Laws (if any).

ARTICLE VIII

CONDITIONS TO THE MERGERS

8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Holdings, SPAC and Merger Sub to consummate the Initial Closing, are subject to the satisfaction or waiver by each of SPAC and the Company (where permissible) at or prior to the Initial Merger Effective Time of the following conditions:

(a) Requisite Company Shareholder Approval. The shareholders resolutions constituting the Requisite Company Shareholder Approval, shall have been delivered to SPAC.

(b) SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the Companies Act, the SPAC Articles of Association, and the rules and regulations of the New York Stock Exchange and applicable Law.

(c) No Order. No Governmental Authority shall have enacted, issued or enforced any Governmental Order which is then pending or in effect and has or would have the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Reserved.

(e) Proxy Statement and Registration Statement. Each of the Proxy Statement and the Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Proxy Statement or the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Proxy Statement or the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The Surviving Company Class A Ordinary Shares to be issued pursuant to this Agreement (including the PIPE Investment, if any, and the Assumed SPAC Warrants and the Surviving Company Class A Ordinary Shares issuable upon exercise thereof) shall have been approved for listing on the Listing Exchange, subject only to official notice of listing thereof.

(g) SPAC Net Tangible Assets. Either: (i) SPAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the SPAC constitutional documents and after giving effect to the PIPE Investment or (ii) the Surviving Company Ordinary Shares to be issued pursuant to this Agreement shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

The obligations of the Company, Holdings, SPAC and Merger Sub to consummate the Acquisition Closing are subject to the satisfaction or waiver by each of SPAC and the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

(h) Initial Closing. The Initial Closing shall have been completed as provided in Section 2.02(b).

8.02 Conditions to the Obligations of SPAC, Holdings and Merger Sub. The obligations of SPAC, Holdings and Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by SPAC (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03, Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date),

(ii) Section 4.08(a) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that, for purposes of this Section 8.02(b), the Company shall only be deemed to have not performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time if the Company has materially breached such a covenant or agreement and failed to cure such breach within five (5) days after written notice of such breach has been delivered by SPAC to the Company (or if earlier, the Outside Date).

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect has occurred.

(d) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC, Holdings and Merger Sub contained in (i) Section 5.01, Section 5.03(b), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 5.03(a) and Section 5.03(d) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Holdings, SPAC, Merger Sub, or their Affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC, Holdings and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that, for purposes of this Section 8.03(b), the SPAC, Holdings or Merger Sub shall only be deemed to have not performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time if SPAC, Holdings or Merger Sub, as applicable, has materially breached such a covenant or agreement and failed to cure such breach within five (5) days after written notice of such breach has been delivered by the Company to SPAC (or if earlier, the Outside Date).

(c) Deferred Underwriting Commission Waiver Letter. Each of the Waiver Letters shall remain enforceable in accordance with its terms and shall have not been withdrawn or become invalid.

(d) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated, and the Mergers and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Acquisition Merger Effective Time shall not have occurred prior to September 13, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the proximate cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either SPAC or the Company (i) upon rejection by China Cybersecurity Review Technology and Certificate Center of the Transactions under the New Measures for Cybersecurity Review issued by the CAC and certain other Governmental Authorities on January 4, 2022, or (ii) if the Final Administrative Measures shall have been formally enacted and become effective, and the Transaction is rejected by CSRC of pursuant to the Final Administrative Measures;

(d) by either SPAC or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Mergers;

(e) by the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);

(f) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach expressly in writing and SPAC, Holdings and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.02(a) or 8.02(b); provided, further, that, if such Terminating Company Breach is curable by the Company prior to the Outside Date, SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, Holdings or Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC, Holdings or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach expressly in writing and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.03(a) or 8.03(b); provided, further, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as SPAC, Holdings and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC;

(h) by SPAC at any time before the Company delivers to SPAC the Requisite Company Shareholder Approval, in the event the Company fails to deliver the shareholder resolutions constituting the Requisite Company Shareholder Approval to SPAC within five (5) Business Days of the Registration Statement becoming effective pursuant to Section 7.03; or

(i) by SPAC at any time before the Company delivers to SPAC the PCAOB Financial Statements, in the event the Company fails to deliver the PCAOB Financials Statements within 75 days of the date hereof pursuant to Section 7.18.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article X (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto occurring prior to such termination.

9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that SPAC and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act, if any, and one half of any filing fee payable in connection with the Proxy Statement or Registration Statement; provided, further, that if the Acquisition Closing is consummated, the Surviving Company shall be responsible for paying the SPAC Transaction Expenses and the Company Transaction Expenses. Notwithstanding the immediately preceding sentence or anything to the contrary in this Agreement or any other Transaction Document, to the extent that: (a) the aggregate SPAC Transaction Expenses; exceed (b) the combined proceeds from (x) the funds held in the Trust Account at Closing (after deducting all the amounts to be paid pursuant to the exercise of the Redemption Rights, but prior to payment of any SPAC Transaction Expenses or other liabilities of the SPAC, the Company or any of their respective Affiliates or Representatives), plus (y) the gross proceeds raised from the portion of the PIPE Investment that was procured through the efforts led by the SPAC, its Affiliates and/or Representatives (such excess, the “Overage Amount”), the Sponsor shall (or shall cause an Affiliate of Sponsor to) purchase, pursuant to a PIPE Subscription Agreement, a number of Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company having an aggregate value equal to the Overage Amount, either (A) on the best terms, including purchase price, pursuant to which Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company shall have been sold to any Person, other than the Sponsor, pursuant to the PIPE Investment or, (B) if no Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company shall have been sold to any Person, other than the Sponsor, pursuant to the PIPE Investment, on terms mutually agreed by the Sponsor and the Company, which shall in no event be worse in any material respect to the Sponsor than the best terms, including price, that the SPAC and the Company mutually agree prior to the Closing Date to offer to any Person, other than Sponsor, to purchase Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company in connection with a potential PIPE Investment. For the avoid of doubt and notwithstanding anything to the contrary in this Agreement, prior to the Outside Date, other than as set forth in this Section 7.11, Section 7.19 and Section 9.03, the Company shall not be required to advance or pay for any costs or expenses incurred in connection with this Agreement and the Transactions.

9.04 Amendment. This Agreement may be amended in writing: (a) by the parties hereto at any time prior to the Acquisition Merger Effective Time; and (b) by the Surviving Company and the Sponsor following the Acquisition Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto prior to the Acquisition Merger Effective Time and by the Surviving Company and the Sponsor following the Acquisition Merger Effective Time.

9.05 Waiver. At any time prior to the Acquisition Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, Holdings or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC, Holdings or Merger Sub contained herein or in any document delivered by SPAC, Holdings and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC, Holdings or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC, Holdings or Merger Sub prior to the Acquisition Merger Effective Time, or to Holdings after the Initial Merger Effective Time:

Prime Impact Acquisition I

132 E San Carlos Street, Suite 12

San Jose, CA 95112

Attention: Mark Long

Email: mark.long@primeimpactcapital.com

with a copy to (but shall not constitute notice):

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Dan Espinoza

Email: DEspinoza@goodwinlaw.com

if to the Company prior to the Acquisition Merger Effective Time, or to the Surviving Subsidiary Company after the Acquisition Merger Effective Time to:

8/F, Desheng Hopson Fotune Plaza

13-1 Deshengmenwai Avenue

Xicheng District, Beijing 100088, China

Attention: Lei Zhang

Email: zhanglei@cheche365.com

with copies to (but shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

Unit 2901, 29F, Tower C, Beijing Yintai Centre

No. 2 Jianguomenwai Avenue

Chaoyang District, Beijing 100022

The People’s Republic of China

Attention: Dan Ouyang, Esq./Ronnie K. Li, Esq.

Email: douyang@wsgr.com/keli@wsgr.com

10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Acquisition Closing (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07, Section 10.11 and Section 3.03(e) (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the Cayman Islands applicable to contracts executed in and to be performed in the Cayman Islands. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the federal courts of the State of New York sitting in New York, New York or any appellate courts thereof. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any Action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to common law fraud with scienter against the person who committed such common law fraud with scienter, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

10.12 Conflicts and Privilege. SPAC, Holdings, and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company and the Surviving Subsidiary Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Agreement or the Transactions arises from or after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Securities of SPAC, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Subsidiary Company) (collectively, the “SPAC Group”), on the one hand, and (y) the Surviving Subsidiary Company and/or the Company or any of its Subsidiaries or Affiliates, on the other hand, Goodwin Procter LLP (“Goodwin”), may represent the Sponsor and/or any other member of the SPAC Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Subsidiary Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing unrelated matters for the Surviving Subsidiary Company and/or the Sponsor. SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Subsidiary Company), further agree that, as to all legally privileged communications made prior to the Closing (in each case to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the SPAC Group, on the one hand, and Goodwin, on the other hand (the “Goodwin Privileged Communications”), the attorney/client privilege, attorney work-product protection, and the expectation of client confidence shall survive the Acquisition Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Subsidiary Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Subsidiary Company. SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of SPAC, Surviving Subsidiary Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Acquisition Merger.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub, the Company and Holdings have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIME IMPACT ACQUISITION I

By:	/s/ Mark Long
Name:	Mark Long
Title:	Founder, Co-CEO, and CFO

CHECHE MERGER SUB INC.

By:	/s/ Zhang Lei
Name:	Zhang Lei
Title:	Director

CHECHE GROUP INC.

By:	/s/ Zhang Lei
Name:	Zhang Lei
Title:	Director

CHECHE TECHNOLOGY INC.

By:	/s/ Zhang Lei
Name:	Zhang Lei
Title:	Director

EXHIBIT A

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

FORM OF CONSTITUTIONAL DOCUMENTS OF SURVIVING COMPANY

EXHIBIT C

FORM OF OMNIBUS INCENTIVE PLAN

SCHEDULE A

Company Knowledge Parties

SCHEDULE B

Key Company Shareholders

SCHEDULE C

Holdings Director Nominees

SCHEDULE I

CERTAIN DIRECTORS AND ADVISORS OF SPAC

SCHEDULE II

COMPANY MATERIAL ADVERSE EFFECT KNOWLEDGE PARTIES

Annex B

THE COMPANIES ACT (2022 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHECHE GROUP INC.

(adopted by a Special Resolution passed on [●] and effective on [●])

1.	The name of the Company is Cheche Group Inc.

2.

The Registered Office of the Company will be situated at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbor Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.

The authorized share capital of the Company is US$50,000 divided into 5,000,000,000 shares comprising (i) 4,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, and (ii) 1,000,000,000 Class B Ordinary Shares of a par value of US$0.00001 each. Subject to the Companies Act and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company has the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.	Capitalized terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

THE COMPANIES ACT (2022 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHECHE GROUP INC

(adopted by a Special Resolution passed on [●] and effective on [●])

TABLE A

The regulations contained or incorporated in Table A in the First Schedule of the Companies Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate”	means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, whether by blood, marriage or adoption, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as amended and restated or substituted from time to time;

“Board” and “Board of Directors” and “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Chairman”	means the chairman of the Board of Directors;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Class A Ordinary Share”	means an Ordinary Share of a par value of US$0.00001 in the capital of the Company, designated as a Class A Ordinary Shares and having the rights provided for in these Articles;

“Class B Ordinary Share”	means an Ordinary Share of a par value of US$0.00001 in the capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles;

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Communication Facilities”	means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and being heard by each other;

“Company”	means Cheche Group Inc., a Cayman Islands exempted company;

“Companies Act”	means the Companies Act (2022 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Company’s Website”	means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the Commission in connection with its initial public offering of shares, or which has otherwise been notified to Shareholders;

“Designated Person”	means ZHANG Lei (张磊), the founder of the Company.

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;

“electronic”	has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“electronic record”	has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Memorandum of Association”	means the memorandum of association of the Company, as amended or substituted from time to time;

“Ordinary Resolution”	means a resolution:

(a)

passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company held in accordance with these Articles; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Share”	means a Class A Ordinary Share or a Class B Ordinary Share;

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

“Person”	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Present”	means, in respect of any Person, such Person’s presence at a general meeting of Shareholders, which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorized representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being: (a) physically present at the meeting; or (b) in the case of any meeting at which Communications Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities;

“Register”	means the register of Members of the Company maintained in accordance with the Companies Act;

“Registered Office”	means the registered office of the Company as required by the Companies Act;

“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”	means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder” or “Member”	means a Person who is registered as the holder of one or more Shares in the Register;

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;

“signed”	means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”	means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)

passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and.

“Virtual Meeting”	means any general meeting of the Shareholders at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to attend and participate solely by means of Communications Facilities.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)	any phrase introduced by the terms “including”, “include” or “in particular” or similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(i)	any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(j)

any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transaction Law; and

(k)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be conducted as the Directors see fit.

5.

The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortized over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

SHARES

8.

Subject to these Articles and where applicable the Designated Stock Exchange Rules, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Members, cause the Company to:

(a)

issue, allot and dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)

grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)	grant options with respect to Shares and issue warrants or similar instruments with respect thereto.

9.

The Directors may authorize the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 17, the Directors may issue from time to time, out of the authorized share capital of the Company (other than the authorized but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)

the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)

whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)

whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)

whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)

the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)

the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)

any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof; and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares to bearer.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

12.

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to three (3) votes on all matters subject to vote at general meetings of the Company.

13.

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

14.

Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Ordinary Share as a Class A Ordinary Share. Such conversion shall become effective (i) in the case of any conversion effected pursuant to Article 13, forthwith upon the receipt by the Company of the written notice delivered to the Company as described in Article 13 (or at such later date as may be specified in such notice), or (ii) in the case of any automatic conversion effected pursuant to Article 15, forthwith upon occurrence of the event specified in Article 15 which triggers such automatic conversion, and the Company shall make entries in the Register to record the re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

15.

Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by a Shareholder to any person who is not the Designated Person or an Affiliate of the Designated Person, or upon a change of ultimate beneficial ownership of any Class B Ordinary Share to any Person who is not the Designated Person or an Affiliate of the Designated Person, such Class B Ordinary Share shall be automatically and immediately converted into the same number of Class A Ordinary Share. For the avoidance of doubt, (i) where a sale, transfer, assignment or disposition involves a change to the legal title to Class B Ordinary

Shares, it shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register, and where a sale, transfer, assignment or disposition involves a change to the ultimate beneficial ownership or there is otherwise no change to the legal title to Class B Ordinary Shares, it shall be deemed effective at the time of the change, as determined in good faith by the Directors in their sole discretion; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition, or a change of ultimate beneficial ownership, unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares. For the purposes of this Article 15, beneficial ownership shall have the meaning set forth in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended.

16.

Save and except for voting rights and conversion rights as set out in Articles 12 to 15 (inclusive), the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

MODIFICATION OF RIGHTS

17.

Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued Shares of that Class or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

18.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be materially adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

19.

Every Person whose name is entered as a Member in the Register may, without payment and upon its written request, request a certificate within two calendar months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors. All certificates shall specify the Share or Shares held by that Person, provided that in respect of a Share or Shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register.

20.	Every share certificate of the Company shall bear such legends as may be required under applicable laws, including the Securities Act.

21.

Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be canceled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of one dollar (US$1.00) or such smaller sum as the Directors shall determine.

22.

If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

23.	In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

24.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

25.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.

26.

The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

27.

For giving effect to any such sale the Directors may authorize a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

28.

The proceeds of the sale after deduction of expenses, fees and commissions incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

29.

Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

30.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

31.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

32.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

33.

The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

34.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

35.

If a Shareholder fails to pay any call or installment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

36.

The notice shall name a further day (not earlier than the expiration of fourteen calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

37.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

38.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be canceled on such terms as the Directors think fit.

39.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

40.

A certificate in writing under the hand of a Director that a Share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

41.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favor of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

42.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

43.

The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

44.

(a)	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien.

(b)	The Directors may also decline to register any transfer of any Share unless:

(i)

the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one Class of Shares;

(iii)	the instrument of transfer is properly stamped, if required;

(iv)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(v)

a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

45.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty calendar days in any calendar year.

46.

All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within three calendar months after the date on which the transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

47.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognized by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognized by the Company as having any title to the Share.

48.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

49.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

50.

The Company shall be entitled to charge a fee not exceeding one U.S. dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

ALTERATION OF SHARE CAPITAL

51.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

52.	The Company may by Ordinary Resolution:

(a)	increase its share capital by new Shares of such amount as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)

subdivide its Shares, or any of them, into Shares of an amount smaller than that fixed by the Memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so canceled.

53.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

54.	Subject to the provisions of the Companies Act and these Articles, the Company may:

(a)

issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by Special Resolution;

(b)

purchase its own Shares (including any redeemable Shares) on such terms and in such manner and terms as have been approved by the Board or by the Members by Ordinary Resolution, or are otherwise authorized by these Articles; and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

55.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

56.

The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancelation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

57.	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

58.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

59.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

60.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

61.

(a)

The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.

(b)	At these meetings the report of the Directors (if any) shall be presented.

62.

(a)

The Chairman or a majority of the Directors (acting by a resolution of the Board) may call general meetings, and they shall on a Shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)

A Shareholders’ requisition is a requisition of Members holding at the date of deposit of the requisition Shares which carry in aggregate not less than a simple majority of all votes attaching to all issued and outstanding Shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)

If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

(e)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

63.

At least ten (10) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a simple majority of the Shareholders having a right to attend and vote at the meeting, Present at the meeting.

64.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

65.

No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time when the meeting proceeds to business. One or more Shareholders holding Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Shares in issue and entitled to vote at such general meeting, Present at the meeting, shall be a quorum for all purposes.

66.	If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting shall be dissolved.

67.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, attendance and participation in any general meeting of the Company may be by means of Communications Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communications Facilities will be utilized (including any Virtual Meeting) must disclose the Communications Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the Meeting who wishes to utilize such Communications Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

68.

The Chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company. If there is no such Chairman of the Board of Directors, or if at any general meeting he is not Present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or Person nominated by the Chairman (or, in the absence of such Chairman nomination, the Directors) shall preside as chairman of that meeting, failing which the Shareholders Present shall choose any Person Present to be chairman of that meeting.

69.

The chairman of any general meeting shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)	The chairman of the meeting shall be deemed to be Present at the meeting; and

(b)

If the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the board of Directors.

70.

The chairman may with the consent of any general meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

71.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

72.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting or any Shareholder Present, and unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

73.

If a poll is duly demanded it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

74.

All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Act. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

75.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

76.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder Present at the meeting shall, at a general meeting of the Company, each have one (1) vote and on a poll every Shareholder Present at the meeting shall have one (1) vote for each Class A Ordinary Share and three (3) votes for each Class B Ordinary Share of which he is the holder.

77.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

78.

Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.

79.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

80.	On a poll votes may be given either personally or by proxy.

81.

Each Shareholder, other than a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy on a show of hand. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Shareholder.

82.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

83.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)

in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)

where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The Chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

84.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

85.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

86.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

87.

If a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorize such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization, including the right to vote individually on a show of hands.

DIRECTORS

88.

(a)

Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three (3) Directors, the exact number of Directors to be determined from time to time by the Board of Directors.

(b)

The Board of Directors shall elect and appoint a Chairman by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

(c)	The Company may by Ordinary Resolution appoint any person to be a Director.

(d)

The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the Board.

(e)

An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

89.

A Director may be removed from office by an Ordinary Resolution, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by an Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

90.

The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

91.

A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

92.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

93.

The Directors shall be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR OR PROXY

94.

Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

95.

Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

96.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

97.

Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

98.

The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

99.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

100.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such Person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorize any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him.

101.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

102.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

103.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

104.	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

105.

The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

106.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixing of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

107.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixing of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

108.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

109.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated; or

(e)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

110.

The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each

Director present in person or represented by his proxy or alternate shall be entitled to one vote. In case of an equality of votes the Chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

111.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

112.

The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the quorum shall be a majority of Directors then in office. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

113.

A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

114.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

115.

Any Director may act by himself or through his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorize a Director or his firm to act as auditor to the Company.

116.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

117.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

118.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

119.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

120.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

121.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

122.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

123.

A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIVIDENDS

124.

Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor.

125.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

126.

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied, and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

127.

Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by check it will be sent by mail addressed to the holder at his address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

128.

The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

129.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

130.	If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

131.	No dividend shall bear interest against the Company.

132.	Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

133.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

134.	The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

135.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorized by the Directors or by Ordinary Resolution.

136.

The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

137.	The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

138.

Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

139.

The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

140.

The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALIZATION OF RESERVES

141.	Subject to the Companies Act, the Directors may:

(a)	resolve to capitalize an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)

appropriate the sum resolved to be capitalized to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorize a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to the resolution.

142.

Notwithstanding any provisions in these Articles, the Directors may resolve to capitalize an amount standing to the credit of reserves (including the share premium account, capital redemption reserve and profit and loss account) or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a)

employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members; or

(b)

any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members.

SHARE PREMIUM ACCOUNT

143.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

144.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

145.

Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognized courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

146.	Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognized courier service.

147.

Any Shareholder Present at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

148.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)

electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

149.

Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

150.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

151.

Subject to the relevant laws, rules and regulations applicable to the Company, no Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

152.

Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

153.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

154.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agen of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud.

FINANCIAL YEAR

155.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31, in each calendar year and shall begin on January 1, in each calendar year.

NON-RECOGNITION OF TRUSTS

156.

No Person shall be recognized by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP

157.

If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

158.

If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

AMENDMENT OF ARTICLES OF ASSOCIATION

159.	Subject to the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

160.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty calendar days in any calendar year.

161.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

162.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

163.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

164.

The Directors, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

Annex C

Investment Banking Valuation & Financial Advisory Special Situations

January 29, 2023	PRIVATE & CONFIDENTIAL

Board of Directors

Prime Impact Acquisition I

123 East San Carlos Street, Suite 12

San Jose, CA 95112

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Prime Impact Acquisition I (“Client” or the “Company” or “Prime Impact”) intends to enter into a business combination transaction or series of transactions (the “Transaction”) with Cheche Technology Inc. (“Cheche” or “Target”), whereby all of the outstanding shares of capital stock, options, warrants and other equity interest of Target are exchanged for a total consideration determined by the Company and Target, which such consideration is expected to consist of shares, options warrants or other direct or indirect equity interests of the combined company resulting from the Transaction (the “Combined Company”) representing a number of Class A ordinary shares and Class B ordinary shares of the Combined Company equal to the quotient obtained by dividing: (i) $760 million; by (b) $10.00. The Class B ordinary shares of the Combined Company issuable to Cheche equity holders in connection with the Transaction have similar rights, preferences and privileges to the Class A shares of the Combined Company issuable in the Transaction, except that such Class B ordinary shares are entitled to 20 votes per Class B ordinary share on all matters that may be submitted to a vote of shareholders of the Combined Company.

Pursuant to an engagement letter dated August 3, 2022, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, whether or not favorable, as to whether, as of the date of this Opinion, the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the shareholders of the Company and whether the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, Prime Impact Cayman, LLC.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•

Held discussions with certain members of Company management (“Company Management”) and Target management (“Target Management”) regarding the Transaction, the historical performance and financial projections of the Target, and the future outlook for the Target;

•	Review of information provided by Client and Target including, but not limited to:

•	Annual financial statements for Cheche for the fiscal years ended December 31, 2019 through 2021;

•	Projected financial statements for Cheche for the fiscal years ended December 31, 2022 through 2023;

•	Non-binding executed term sheet, dated July 7, 2022;

200 West Madison Suite 2150 Chicago, IL 60606

Tel: 312.450.8600 Fax: 312.277.7599

www.houlihan.com

Board of Directors of Prime Impact Acquisition I

January 29, 2023

Fairness Opinion - Confidential

•

Draft business combination agreement, delivered to Houlihan Capital as of January 1, 2023, among the Company, Cheche, Cheche Group Inc., a Cayman Islands exempted company (“Holdings”), and Cheche Merger Sub Inc., a Cayman Islands exempted company and wholly owned direct Subsidiary of Holdings;

•	Cheche Company Presentation, dated April 2022;

•	Draft Cheche Investor Presentation, dated January 2023;

•	Draft Form F-4 Registration Statement;

•	Cap table pro forma for the Transaction;

•

Discussed with Company Management and Target Management the status of current outstanding legal and environmental claims and confirmed that any potential related financial exposure has been properly disclosed;

•

Reviewed the industry in which the Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•	Developed indications of value for the Target using generally accepted valuation methodologies; and

•	Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to holders of Client’s equity holders, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its security holders with respect to the adoption of the Transaction or how any security holder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the

Board of Directors of Prime Impact Acquisition I

January 29, 2023

Fairness Opinion - Confidential

Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. Company Management has represented: (i) that it directed Houlihan Capital to rely on certain forecasted financial information prepared by Cheche Management (the “Forecast”); (ii) the Forecast represents Cheche Management’s good faith estimate of the projected future financial performance of the Combined Company for the periods stated therein; (iii) after conducting such due diligence as Company Management has deemed necessary or appropriate, Company Management has no reason to believe that Houlihan Capital should not rely upon the Forecast; (iv) Houlihan Capital had no role whatsoever in the preparation of the Forecast; (v) Houlihan Capital was not asked to provide an outside “reasonableness review” of the Forecast; (vi), the Company did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions; and (vii) that Houlihan Capital accurately summarized and presented the Forecast. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the shareholders of the Company and whether the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, Prime Impact Cayman, LLC. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its security holders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its security holders, or any other party.

Board of Directors of Prime Impact Acquisition I

January 29, 2023

Fairness Opinion - Confidential

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company or Target and has provided no previous investment banking or consulting services to the Company or Target. Houlihan Capital was not requested to, and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction.

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated August 3, 2022, the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

As of the date hereof, it is Houlihan Capital’s opinion that the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the shareholders of the Company and the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, Prime Impact Cayman, LLC.

Respectfully submitted,

/s/ Houlihan Capital, LLC

Houlihan Capital, LLC

Annex D

Cheche Group Inc.

2023 EQUITY INCENTIVE PLAN

1.	Purpose.

The purpose of the Plan is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and thereby better aligning the interests of such persons with those of the Company’s shareholders. Capitalized terms used in the Plan are defined in Section 11 below.

On                 , Cheche Technology Inc. underwent a business combination transaction, pursuant to which (among other things) the Company was established (the “Business Combination”), and the Company is the successor in interest to Cheche Technology Inc. Prior to the Business Combination, Cheche Technology Inc. issued options and restricted shares under the 2019 equity incentive plan (collectively, the “Pre-Merger Awards”). In connection with and a result of the Business Combination, effective as of the Effective Date, each Pre-Merger Award outstanding as of immediately prior to the Effective Date shall automatically convert into an Award under the Plan, with each such Award covering a number of Shares equal to the number of shares of Cheche Technology Inc. subject to the corresponding Pre-Merger Award as of immediately prior to the Acquisition Merger Effective Time (each such converted Award, a “Converted Award”).

2.	Eligibility.

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

3.	Administration and Delegation.

(a) Administration. The Plan will be administered by the Administrator. The Administrator shall have authority to determine which Service Providers will receive Awards, to grant Awards and to set all terms and conditions of Awards (including, but not limited to, vesting, exercise and forfeiture provisions). In addition, the Administrator shall have the authority to take all actions and make all determinations contemplated by the Plan and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Administrator may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem necessary or appropriate to carry the Plan and any Awards into effect, as determined by the Administrator. The Administrator shall make all determinations under the Plan in the Administrator’s sole discretion and all such determinations shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by Applicable Laws, the Board may delegate any or all of its powers under the Plan to one or more Committees. The Board may rescind such delegation at any time and re-vest in itself any previously delegated authority.

4.	Shares Available for Awards.

(a) Number of Shares. Subject to adjustment under Section 8 hereof, Awards may be made under the Plan covering up to             Shares (the “Share Limit”). For clarity, as of the Effective Date, the Share Limit shall automatically be reduced by the aggregate number of Shares subject to Converted Awards. If any Award expires or lapses or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Shares subject to such Award being repurchased by the Company at or below the original issuance price), in any case in a manner that results in any Shares covered by such Award not being issued or being so reacquired by the Company, the unused Shares covered by such Award shall again be available for the grant of Awards under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) shall be added to the number of Shares available for the grant of Awards under the Plan. However, in the case of Incentive Options, the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, shares purchased on the open market or treasury shares.

(b) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or shares of an entity, the Administrator may grant Awards in substitution for any options or other share or share-based awards granted prior to such merger or consolidation by such entity or an affiliate thereof (“Substitute Awards”). Substitute Awards may be granted on such terms as the Administrator deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall Share Limit set forth in Section 4(a) hereof, except as may be required by reason of Section 422 of the Code.

5.	Options.

(a) General. The Administrator may grant Options to any Service Provider, subject to the limitations on Incentive Options described below. The Administrator shall determine the number of Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to Applicable Laws, as it considers necessary or advisable.

(b) Incentive Options. The Administrator may grant Options intended to qualify as Incentive Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Options under the Code. All Options intended to qualify as Incentive Options shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Participant, or any other party, (i) if an Option (or any part thereof) which is intended to qualify as an Incentive Option fails to qualify as an Incentive Option or (ii) for any action or omission by the Administrator that causes an Option not to qualify as an Incentive Option, including without limitation, the conversion of an Incentive Option to a Non-Qualified Option or the grant of an Option intended as an Incentive Option that fails to satisfy the requirements under the Code applicable to an Incentive Option. Any Option that is intended to qualify as an Incentive Option, but fails to so qualify for any reason, including without limitation, the portion of any Option becoming exercisable in excess of the $100,000 limitation described in Treasury Regulation Section 1.422-4, shall be treated as a Non-Qualified Option for all purposes.

(c) Exercise Price. The Administrator shall establish the exercise price of each Option and specify the exercise price in the applicable Award Agreement. Except with respect to Participants who are non-United States nationals, are employed or subject to tax laws outside the United States and are not subject to Section 409A of the Code, the exercise price shall be not less than 100% of the Fair Market Value of the Shares underlying the Option on the date the Option is granted. In the case of an Incentive Option granted to an employee who, at the time of grant of the Option, owns (or is treated as owning under Section 424 of the Code) shares representing more than 10% of the voting power of all classes of shares of the Company (or a “parent corporation” or “subsidiary corporation” thereof within the meaning of Sections 424(e) or 424(f) of the Code, respectively), the per share exercise price shall be no less than 110% of the Fair Market Value on the date the Option is granted.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Administrator may specify in the applicable Award Agreement, provided that the term of any

Option shall not exceed ten years. In the case of an Incentive Option granted to an employee who, at the time of grant of the Option, owns (or is treated as owning under Section 424 of the Code) shares representing more than 10% of the voting power of all classes of shares of the Company (or a “parent corporation” or “subsidiary corporation” thereof within the meaning of Sections 424(e) or 424(f) of the Code, respectively), the term of the Option shall not exceed five years.

(e) Exercise of Option; Notification of Disposition. In order to exercise Options, there must be delivered to the Company a written notice of exercise, in a form approved by the Administrator (which may be an electronic form), signed by the person authorized to exercise the Option and containing such person’s address, together with payment in full (i) as specified in Section 5(f) hereof for the number of Shares for which the Option is exercised and (ii) as specified in Section 9(e) hereof for any applicable withholding taxes. Following a valid exercise of an Option in accordance with the foregoing, the Company shall enter the person authorized to exercise the Option on the Register of Members as the registered holder of the applicable Shares. Unless otherwise determined by the Administrator, an Option may not be exercised for a fraction of a Share. If an Option is designated as an Incentive Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired from the Option if such disposition or transfer is made (i) within two years from the grant date with respect to such Option or (ii) within one year after the transfer of such shares to the Participant (other than any such disposition made in connection with a Change in Control). Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

(f) Payment Upon Exercise. Shares issued or purchased upon the exercise of an Option granted under the Plan shall be paid for in cash or by check, payable to the order of the Company, or, to the extent permitted by the Administrator, by:

(i) (A) delivery of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(ii) delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (A) such method of payment is then permitted under Applicable Laws, (B) such Shares, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Company at any time, and (C) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(iii) surrendering Shares then issuable upon exercise of the Option valued at their Fair Market Value on the date of exercise;

(iv) delivery of a promissory note of the Participant to the Company on terms determined by the Administrator;

(v) delivery of property of any other kind which constitutes good and valuable consideration as determined by the Administrator;

(vi) payment to the Company of any other consideration (whether cash or non-cash) as may be permitted by Applicable Laws; or

(vii) any combination of the above permitted forms of payment (including cash or check).

(g) Early Exercise of Options. Subject to Applicable Laws and the Company’s Memorandum and Articles, the Administrator may provide in the terms of an Award Agreement that the Service Provider may exercise an Option in whole or in part prior to the full vesting of the Shares subject to the Option in exchange for

Restricted Shares with respect to any unvested portion of the Option so exercised. Restricted Shares acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

6.	Restricted Shares; Restricted Share Units.

(a) General. The Administrator may grant Restricted Shares, or the right to purchase Restricted Shares, to any Service Provider, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares if issued at no cost) in the event that conditions specified by the Administrator in the applicable Award Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award. In addition, the Administrator may grant to Service Providers Restricted Share Units, which may be subject to vesting and forfeiture conditions during applicable restriction period or periods, as set forth in an applicable Award Agreement.

(b) Terms and Conditions for All Restricted Shares and Restricted Share Unit Awards. The Administrator shall determine and set forth in the applicable Award Agreement the terms and conditions applicable to each Restricted Shares and Restricted Share Unit Award, including the conditions for vesting and repurchase or redemption (or forfeiture) and the issue price, in each case, if any.

(c) Additional Provisions Relating to Restricted Shares.

(i) Dividends. Participants holding shares of Restricted Shares will be entitled to all ordinary cash dividends paid with respect to such Shares to the extent such dividends have a record date that is on or after the date on which the Participant to whom such Shares are issued becomes registered as the holder of such Shares on the Register of Members, unless otherwise provided by the Administrator in the applicable Award Agreement. In addition, unless otherwise provided by the Administrator, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Shares or property other than an ordinary cash dividend, the shares or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid. Each dividend payment will be made as provided in the applicable Award Agreement, but (with respect to dividends payable to Participants who are United States taxpayers) in no event later than the end of the calendar year in which the dividends are paid to shareholders of that class of shares or, if later, the 15th day of the third month following the later of (A) the date the dividends are paid to shareholders of that class of shares, and (B) the date the dividends are no longer subject to forfeiture.

(d) Additional Provisions Relating to Restricted Share Units.

(i) Settlement. Upon the vesting of a Restricted Share Unit, the Participant shall be entitled to receive from the Company one Share or an amount of cash or other property equal to the Fair Market Value of one Share on the settlement date, as the Administrator shall determine and as provided in the applicable Award Agreement. The Administrator may provide that settlement of Restricted Share Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Share Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, provided that any deferral with respect to a Participant who us a United States taxpayer complies with Section 409A.

(ii) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Share Units unless and until shares are delivered in settlement thereof.

(iii) Dividend Equivalents. To the extent provided by the Administrator, a grant of Restricted Share Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or Shares and may be subject to the same restrictions on transfer and forfeitability as the Restricted Share Units with respect to which the Dividend Equivalents are paid, as determined by the Administrator, subject, in each case, to such terms and conditions as the Administrator shall establish and set forth in the applicable Award Agreement.

7.	Other Share-Based Awards.

Other Share-Based Awards may be granted hereunder to Participants, including, without limitation, Awards entitling Participants to receive Shares to be delivered in the future. Such Other Share-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments and/or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share-Based Awards may be paid in Shares, cash or other property, as the Administrator shall determine. Subject to the provisions of the Plan, the Administrator shall determine the terms and conditions of each Other Share-Based Award, including any purchase price, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement.

8.	Adjustments for Changes in Shares and Certain Other Events.

(a) In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Administrator may, in such manner as it may deem equitable, adjust any or all of:

(i) the number and kind of Shares (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 4 hereof on the maximum number and kind of Shares which may be issued);

(ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards;

(iii) the grant or exercise price with respect to any Award; and

(iv) the terms and conditions of any Awards (including, without limitation, any applicable financial or other performance “targets” specified in an Award Agreement).

(b) In the event of any transaction or event described in Section 8(a) hereof (including without limitation any Change in Control) or any unusual or nonrecurring transaction or event affecting the Company or the financial statements of the Company, or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(i) To provide for the cancelation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the vested portion of such Award may be terminated without payment;

(ii) To provide that such Award shall vest and, to the extent applicable, become exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the securities of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iv) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(v) To replace such Award with other rights or property selected by the Administrator; and/or

(vi) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

Without limiting the foregoing, the Administrator may require a Participant to execute a release of claims, in a form prescribed by the Company, as a condition to the Participant’s receipt of payment in connection with a Change in Control for or in respect of any Award granted or issued under the Plan.

(c) Notwithstanding the provisions of Section 8(b) above, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (i) the Company, or (ii) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then immediately prior to the Change in Control such Awards shall become fully vested (and accordingly, the applicable Shares have been registered in the name of the Participant in the Register of Members), exercisable and/or payable, as applicable, and all forfeiture, redemption, repurchase and other restrictions provided for under this Plan or the applicable Award Agreement on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Shares (A) which may be on such terms and conditions as apply generally to holders of Shares under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (B) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

(d) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in this Section 8, the Administrator will equitably adjust each outstanding Award, which adjustments may include adjustments to the number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, the grant of new Awards to Participants, and/or the making of a cash payment to Participants, as the Administrator deems appropriate to reflect such Equity Restructuring. The adjustments provided under this Section 8(d) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company; provided that whether an adjustment is equitable shall be determined by the Administrator.

(e) In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the price of the Shares, including any Equity Restructuring, for reasons of administrative convenience the Administrator may refuse to permit the exercise of any Award during a period of up to thirty days prior to the consummation of any such transaction.

(f) Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other company or corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or exercise price of any Award. The existence of the Plan, any Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including without limitation, securities with rights superior to those of the Share or which are convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Section 8.

9.	General Provisions Applicable to Awards.

(a) Transferability. Except as the Administrator may otherwise determine or provide in an Award Agreement or otherwise, and in any case in accordance with Applicable Laws, Awards shall not be sold, assigned, transferred, mortgaged, charged, pledged or otherwise encumbered by the person to whom such Awards are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. Except as the Administrator may otherwise determine or provide in an Award Agreement or otherwise, and in any case in accordance with Applicable Laws, Shares acquired by a Participant in connection with Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom such Shares are issued, either voluntarily or by operation of law, except as may be expressly permitted under the terms of the Company’s Memorandum and Articles, any shareholders’ agreement and/or other governing documents applicable to the Shares. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in an Award Agreement, which may be in such form (written, electronic or otherwise) as the Administrator shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

(d) Termination of Service. The Administrator shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status (including any Termination of Service) and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

(e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Administrator may otherwise determine, all such payments shall be made in cash or by certified check. Notwithstanding the foregoing, to the extent permitted by the Administrator, Participants may satisfy such tax obligations in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by Applicable Laws, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Option to a Non-Qualified Option. The Participant’s consent to such action shall be required unless (i) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the change is permitted under Section 8 and 10(f) hereof.

(g) Conditions on Delivery of Shares. The Company will not be obligated to issue any Shares pursuant to the Plan or to remove restrictions from Shares previously issued under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and any applicable securities exchange or securities market rules and regulations, (iii) if so requested by the Company, the Participant has entered into a shareholders’ agreement applicable to the Shares (if any), and (iv) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy the requirements of any Applicable Laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Administrator to be necessary to the lawful issuance and sale of any securities hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(h) Acceleration. The Administrator may at any time provide that any Award shall become immediately vested and/or exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

10.	Miscellaneous.

(a) No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an applicable Award Agreement.

(b) No Rights as Shareholder; Certificates. Subject to the provisions of the applicable Award Agreement, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Shares to be distributed with respect to an Award until becoming the registered holder of such Shares on the Register of Members. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any Applicable Laws, the Company shall not be required to issue or deliver to any Participant certificates evidencing Shares issued in connection with any Award, it being noted that such Shares shall be issued to the Participant by the Participant being registered on the Register of Members as the registered holder of such Shares. The Company may place legends on certificates evidencing Shares issued under the Plan deemed necessary or appropriate by the Administrator in order to comply with Applicable Laws.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board (the “Effective Date”). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s shareholders, but Awards previously granted may extend beyond that date in accordance with the terms of the Plan.

(d) Amendment of Plan. The Administrator may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, except as otherwise provided in Section 10(f) hereof, no amendment of the Plan shall materially and adversely affect any Award outstanding at the time of such amendment without the consent of the affected Participant. Awards outstanding under the Plan at the time of any suspension or termination of the Plan shall continue to be governed in accordance with the terms of the Plan and the applicable Award Agreement, as in effect prior to such suspension or termination. The Board shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(e) Provisions for Non-United States Participants. The Administrator may modify Awards granted to Participants who are not United States nationals or who are employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such jurisdictions outside the United States with respect to tax, securities, currency, employee benefit or other matters.

(f) Section 409A.

(i) General. The Company intends that all Awards granted or issued to Participants who are United States taxpayers be structured in compliance with, or to satisfy an exemption from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply in connection with any Awards. Notwithstanding anything herein or in any Award Agreement to the contrary, the Administrator may, without a Participant’s prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Awards under the Plan, including without limitation, any such actions intended to (A) exempt this Plan and/or any Award from the application of Section 409A, and/or (B) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Award. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 10(f) or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

(ii) Separation from Service. With respect to any Award that constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award that is to be made upon a termination of a Participant’s Service Provider relationship shall, to the extent necessary to avoid the imposition of taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or subsequent to the termination of the Participant’s Service Provider relationship. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” that are otherwise required to be made under an Award to a “specified employee” (as defined under Section 409A and determined by the Administrator) as a result of his or her “separation from service” shall, to the extent necessary to avoid the imposition of taxes under Code Section 409A(a)(2)(B)(i), be delayed until the expiration of the six-month period immediately following such “separation from service” (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award that are, by their terms, payable more than six months following the Participant’s “separation from service” shall be paid at the time or times such payments are otherwise scheduled to be made.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a Director, officer, other Employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as an Administrator, director, officer, other employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be granted or delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(h) Lock-Up Period. The Company may, at the request of any representative of the underwriters or otherwise, in connection with any registration of the offering of any securities of the Company under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other securities of the Company during a period of up to twelve months following the effective date of a registration statement of the Company filed under the Securities Act.

(i)	Right of First Refusal.

(i) Before any Shares held by a Participant or any permitted transferee (each, a “Holder”) may be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of (each, a “Transfer”, with the terms “Transferred” and “Transferable” having correlative meanings), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares proposed to be Transferred on the terms and conditions set forth in this Section 10(i) (the “Right of First Refusal”). In the event that the Company’s Memorandum and Articles, shareholders’ agreement and/or other governing documents applicable to the Shares contain a right of first refusal with respect to the Shares, such right of first refusal shall apply to the Shares to the extent such provisions are more restrictive than the Right of First Refusal set forth in this Section 10(i) and the Right of First Refusal set forth in this Section 10(i) shall not in any way restrict the operation of the Company’s Memorandum and Articles or the operation of any applicable shareholders’ agreement.

(ii) In the event any Holder desires to Transfer any Shares, the Holder shall deliver to the Company a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise Transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be Transferred to each Proposed Transferee; and (D) the price for which the Holder proposes to Transfer the Shares (the “Offered Price”), and the Holder shall offer such Shares at the Offered Price to the Company or its assignee(s).

(iii) Within twenty-five days after receipt of the Notice, the Company and/or its assignee(s) may elect in writing to purchase all, but not less than all, of the Shares proposed to be Transferred to any one or more of the Proposed Transferees by delivery of a written exercise notice to the Holder (a “Company Notice”). The purchase price (“Purchase Price”) for the Shares repurchased under this Section 10(i) shall be the Offered Price.

(iv) Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check or wire transfer), by cancelation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof, within five days after delivery of the Company Notice or in the manner and at the times mutually agreed to by the Company and the Holder. Should the Offered Price specified in the Notice be payable in property other than cash, the Company or its assignee shall have the right to pay the Purchase Price in the form of cash equal in amount to the value of such property, as determined by the Administrator.

(v) If all or a portion of the Shares proposed in the Notice to be Transferred are not purchased by the Company and/or its assignee(s) as provided in this Section 10(i), then the Holder may sell or otherwise Transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price; provided that such sale or other Transfer is consummated within sixty days after the date of the Notice; and provided, further, that any such sale or other Transfer is effected in accordance with the Memorandum and Articles and any Applicable Laws and the Proposed Transferee agrees in writing that the provisions of this Plan and the applicable Award Agreement and any other applicable agreements governing the Shares to be Transferred shall continue to apply to the Shares when registered in the Register of Members in the name of such Proposed Transferee. If the Shares described in the Notice are not Transferred to the Proposed Transferee within such sixty-day period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal, as provided herein, before any Shares held by the Holder may be sold or otherwise Transferred.

(vi) Anything to the contrary contained in this Section 10(i) notwithstanding and to the extent permitted by the Administrator, the Transfer of any or all of the Shares during a Participant’s lifetime or upon a Participant’s death by will or intestacy to the Participant’s Immediate Family or a trust for the benefit of the Participant’s Immediate Family shall be exempt from the Right of First Refusal. As used herein, “Immediate Family” shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister or stepchild (whether or not adopted). In such case, the transferee or other recipient shall receive and hold the Shares so Transferred subject to the provisions of this Plan (including the Right of First Refusal), the applicable Award Agreement and any other applicable agreements governing the Shares to be Transferred, and there shall be no further Transfer of such Shares except in accordance with the terms of this Section 10(i) (or otherwise as expressly provided under the Plan).

(vii) The Right of First Refusal shall terminate as to all Shares if the Company becomes a Publicly Listed Company upon such occurrence.

(j)	Take-Along Rights.

(i) If the Administrator shall deliver a notice to any Holder stating that the Board has approved a sale of all or a portion of the Company (an “Approved Sale”) and specifying the name and address of the proposed parties to such transaction and the consideration payable in connection therewith, the Holder shall (i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (ii) waive any dissenter’s rights and other similar rights, and (iii) if the Approved Sale is structured as a sale of securities, agree to sell Holder’s Shares on the terms and conditions of the Approved Sale, which terms and conditions shall treat all holders of Shares equally (on a pro rata basis). The Holder will take all necessary and desirable lawful actions as directed by the Company in connection with the consummation of any Approved Sale, including without limitation, the execution of such agreements and such instruments (including, without limitation an instrument of transfer in respect of Shares) and other actions reasonably necessary to (A) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to such Approved Sale and, (B) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale, provided, that the Holder shall not be required to indemnify the acquirer in any Approved Sale for breaches of the representations, warranties or covenants of the Company or any other shareholder, except to the extent that (x) the Holder is not required to incur more than its pro rata share of such indemnity obligation (based on the total consideration to be received by all shareholders that are similarly situated and hold the same class or series of shares) and (y) such indemnity obligation is provided for and limited to a post-closing escrow or holdback arrangement of cash or shares paid in connection with the Approved Sale. The rights described in this Section 10(j) are referred to as the “Take-Along Rights”. In the event that the Company’s Memorandum and Articles, shareholders’ agreement and/or other governing documents applicable to the Shares contain take-along rights with respect to the Shares, such take-along rights shall apply to the Shares to the extent such provisions are more restrictive than the Take-Along Rights set forth in this Section 10(j) and the Take-Along Rights set forth in this Section 10(j) shall not in any way restrict the operation of the Company’s Memorandum and Articles, shareholders’ agreement and/or other governing documents.

(ii) The Holder will bear such Holder’s pro rata share (based upon the amount of consideration to be received) of the reasonable costs of any sale of Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling shareholders of the Company and are not otherwise paid by the Company or the acquiring party. Costs incurred by the Holder on the Holder’s own behalf will not be considered costs of the transaction hereunder.

(iii) To the extent one or more share certificates has previously been delivered to the Holder, then the Holder shall, at the consummation of the Approved Sale, deliver to the Company the certificate(s) representing the Shares subject to the Company’s exercise of its Take-Along Rights, each certificate to be properly endorsed for transfer. In no event will any failure by the Holder to comply with this requirement affect the right of the Company to participate in any proposed transaction.

(iv) The Take-Along Rights shall terminate as to all Shares on the date on which the Company becomes a Publicly Listed Company.

(k) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10(k) by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its subsidiaries and affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its subsidiaries and affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its subsidiaries and affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Award(s) if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(l) Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

(m) Governing Documents. In the event of any contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any subsidiary of the Company that has been approved by the Administrator, the terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan shall not apply.

(n) Submission to Jurisdiction; Waiver of Jury Trial. By accepting an Award, each Participant irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of

Delaware and of the United States of America, in each case located in the State of Delaware, for any action arising out of or relating to the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company shall be effective service of process for any litigation brought against it in any such court. By accepting an Award, each Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of Plan or Award hereunder in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By accepting an Award, each Participant irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or any Award hereunder.

(o) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Cayman Islands, without regard to any otherwise governing principles of conflicts of law.

(p) Restrictions on Shares; Claw-back Provisions. Shares acquired in respect of Awards shall be subject to such terms and conditions as the Administrator shall determine, including, without limitation, restrictions on the transferability of Shares, the right of the Company to repurchase Shares, the right of the Company to require that Shares be transferred in the event of certain transactions, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Administrator, be contained in the applicable Award Agreement or in an exercise notice, shareholders’ agreement or in such other agreement as the Administrator shall determine, in each case in a form determined by the Administrator. The issuance of such Shares shall be conditioned on the Participant’s consent to such terms and conditions and the Participant’s entering into such agreement or agreements. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

(q) Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(r) Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the United States Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan and all Awards granted hereunder shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Laws, the Plan and all Award Agreements shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

11.	Definitions. As used in the Plan, the following words and phrases shall have the following meanings:

(a) “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(b) “Applicable Laws” means the requirements relating to the administration of equity incentive plans under Cayman Islands securities, tax and other applicable laws, rules and regulations, the applicable rules of any securities exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of the United States and any other country or other jurisdiction where Awards are granted or issued under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Shares, Restricted Share Units or Other Share-Based Awards.

(d) “Award Agreement” means a written agreement evidencing an Award, which agreements may be in electronic medium and shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with and subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause,” with respect to a Participant, means “Cause” (or any term of similar effect) as defined in such Participant’s employment agreement (or similar agreement) with the Company if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall include, but not be limited to: (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of a written agreement between the Participant and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company; or (v) any acts, omissions or statements by a Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

(g) “Change in Control” means (i) a merger or consolidation of the Company with or into any other company, corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including the sale by the Company of new shares or a transfer of existing shares of the Company, the result of which is that a third party that is not an affiliate of the Company or its shareholders (or a group of third parties not affiliated with the Company or its shareholders) immediately prior to such transaction acquires or holds shares of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor company, corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) an initial public offering of any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(i) “Committee” means one or more committees or subcommittees of the Board, which may be comprised of one or more Directors and/or executive officers of the Company, in either case, to the extent permitted in accordance with Applicable Laws.

(j) “Company” means Cheche Group Inc., a Cayman Islands exempted company, or any successor thereto. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary companies or corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Administrator.

(k) “Consultant” means any person, including any advisor, engaged by the Company or a parent or subsidiary of the Company to render services to such entity if: (i) the consultant or adviser renders bona fide services to the Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person, or such other advisor or consultant as is approved by the Administrator.

(l) “Designated Beneficiary” means the beneficiary or beneficiaries designated, in a manner determined by the Administrator, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or incapacity In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(m) “Director” means a member of the Board from time to time.

(n) “Disability” means, with respect to any Participant, that such Participant is “totally and permanently disabled” within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalents” means a right granted to a Participant pursuant to Section 6(d)(iii) hereof to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

(p) “Employee” means any person, including officers and Directors, employed by the Company or any parent or subsidiary of the Company.

(q) “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price Shares (or other securities of the Company) and causes a change in the per Share value of the Shares underlying outstanding Awards.

(r) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the value of Shares determined as follows: (i) if the Shares are listed on any established securities exchange, its Fair Market Value shall be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the first market trading day immediately prior to such date during which a sale occurred, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (ii) if the Shares are not traded on a securities exchange but are quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (iii) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined by the Administrator in its sole discretion.

(t) “Incentive Option” means an “incentive stock option” as defined in Section 422 of the Code.

(u) “Memorandum and Articles” means the memorandum and articles of association of the Company as filed with the Registrar of Companies in the Cayman Islands, as the same may be amended and/or amended and restated from time to time.

(v) “Non-Qualified Option” means an Option that is not intended to be or otherwise does not qualify as an Incentive Option.

(w) “Option” means an option to purchase Shares.

(x) “Other Share-Based Awards” means other Awards of Shares, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property.

(y) “Participant” means a Service Provider who has been granted an Award under the Plan.

(z) “Plan” means this 2023 Cheche Group Inc. Equity Incentive Plan.

(aa) “Prior Plan” means the 2019 Cheche Technology Inc. Equity Incentive Plan.

(bb) “Publicly Listed Company” means that the Company or its successor (i) is required to file periodic reports pursuant to Section 12 of the Exchange Act and (ii) the Shares are listed on one or more National Securities Exchanges (within the meaning of the Exchange Act) or is quoted on NASDAQ or the New York Stock Exchange or, in each case, a successor quotation system.

(cc) “Register of Members” means the register of members of the Company kept by the Company for the purposes of section 40 of the Cayman Islands Companies Act (Revised).

(dd) “Restricted Shares” means Shares awarded to a Participant pursuant to Section 6 hereof that is subject to certain vesting conditions and other restrictions.

(ee) “Restricted Share Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

(ff) “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

(gg) “Securities Act” means the United States Securities Act of 1933, as amended from time to time.

(hh) “Service Provider” means an Employee, Consultant or Director.

(ii) “Shares” means the Class A ordinary shares of the Company of a par value of US$0.00001 each.

(jj) “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Cheche Group Inc.

2023 EQUITY INCENTIVE PLAN

CALIFORNIA SUPPLEMENT

This supplement is intended to satisfy the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder (“Section 25102(o)”). Notwithstanding anything to the contrary contained in the Plan and except as otherwise determined by the Administrator, the provisions set forth in this supplement shall apply to all Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) and which are intended to be exempt from registration in California pursuant to Section 25102(o), and otherwise to the extent required to comply with Applicable Law (but only to such extent). Definitions in the Plan are applicable to this supplement.

1. Limitation On Securities Issuable Under Plan. The amount of securities issued pursuant to the Plan shall not exceed the amounts permitted under Section 260.140.45 of the California code of regulations to the extent applicable.

2. Additional Limitations For Grants. The terms of all Awards shall comply, to the extent applicable, with Section 260.140.41 and 260.140.42 of the California code of regulations.

3. Additional Requirement To Provide Information To California Participants. The Company shall provide to each California Participant, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key persons whose duties in connection with the Company assure their access to equivalent information. In addition, this information requirement shall not apply to any plan or agreement that complies with all conditions of Rule 701 of the Securities Act of 1933, as amended; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

* * * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The post-closing memorandum and articles of association that will become effective immediately prior to the completion of Business Combination provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s willful default or fraud, in or about the conduct of HoldCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning HoldCo or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1**	Agreement and Plan of Merger, dated as of January 29, 2023, by and among Cheche Technology Inc., Cheche Group Inc., Cheche Merger Sub Inc. and Prime Impact Acquisition I. (attached to the proxy statement/prospectus which forms part of this registration statement as Annex A).

3.1	Memorandum and Articles of Association of Cheche Group Inc., as currently in effect

3.2	Form of Amended and Restated Memorandum and Articles of Association of Cheche Group Inc. (attached to the proxy statement/prospectus which forms part of this registration statement as Annex B)

3.3	Amended and Restated Memorandum and Articles of Association of Prime Impact Acquisition I, as currently in effect (incorporated herein by reference to Exhibit 3.1 of Prime Impact’s Current Report on Form 8-K filed with the SEC on September 15, 2020).

4.1	Specimen Unit Certificate of Prime Impact Acquisition I (incorporated by reference to Exhibit 4.1 of Prime Impact’s Registration Statement on Form S-1 filed with the SEC on August 12, 2020).

4.2	Specimen Class A Ordinary Share Certificate of Prime Impact Acquisition I (incorporated by reference to Exhibit 4.2 of Prime Impact’s Registration Statement on Form S-1 filed with the SEC on August 12, 2020).

4.3	Specimen Warrant Certificate of Prime Impact Acquisition I (incorporated by reference to Exhibit 4.3 of Prime Impact’s Registration Statement on Form S-1 filed with the SEC on August 12, 2020).

4.4	Warrant Agreement between Prime Impact and Continental Stock Transfer & Trust Company dated September 9, 2020 (incorporated by reference to Exhibit 4.4 of Prime Impact’s Registration Statement on Form S-1 filed with the SEC on August 12, 2020).

Exhibit Number	Description

4.5	Specimen Class A Ordinary Share Certificate of Cheche Group Inc.

4.6	Specimen Class B Ordinary Share Certificate of Cheche Group Inc.

4.7	Specimen Warrant Certificate of Cheche Group Inc.

4.8	Form of Warrant Assignment Agreement by and among Cheche Group Inc, Prime Impact and Continental Stock Transfer & Trust Company.

5.1	Opinion of Harney Westwood & Riegels as to the validity of the Ordinary Shares of Cheche Group Inc. to be issued.

5.2	Opinion of Wilson Sonsini Goodrich & Rosati as to the validity of Cheche Group Inc. Warrants to be issued.

8.1	Opinion of Goodwin Procter as to certain tax matters

8.2	Opinion of Wilson Sonsini Goodrich & Risati as to certain tax matters

10.1	Investment Management Trust Agreement, dated as of September 9, 2020, by and between Prime Impact Acquisition I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 of Prime Impact’s Current Report on Form 8-K filed with the SEC on September 15, 2020).

10.2	Letter Agreements, dated as of September 9, 2020, by and between Prime Impact Acquisition I and its officers, directors and Initial Shareholders (incorporated by reference to Exhibit 10.5 of Prime Impact’s Current Report on Form 8-K filed with the SEC on September 15, 2020).

10.3	Registration and Shareholder Rights Agreement dated September 9, 2020, by and among Prime Impact, the Sponsor and the Holders signatory (incorporated by reference to Exhibit 10.2 of Prime Impact’s Current Report on Form 8-K filed with the SEC on September 15, 2020).

10.4	Administrative Services Agreement dated September 9, 2020 between Prime Impact and the Sponsor (incorporated by reference to Exhibit 10.4 of Prime Impact’s Current Report on Form 8-K filed with the SEC on September 15, 2020).

10.5	Private Placement Warrant Agreement dated September 9, 2020 between the Company and the Sponsor (incorporated by reference to Exhibit 10.3 of Prime Impact’s Current Report on Form 8-K filed with the SEC on September 15, 2020).

10.6	English translation of the executed form Spousal Consent granted by the spouse of the individual shareholder of Beijing Cheche Technology Co., Ltd. and a schedule of all executed spousal undertaking adopting the same form.

10.7	English translation of Equity Interest Pledge Agreements among Cheche Technology (Ningbo) Co., Ltd., Beijing Cheche Technology Co., Ltd. and shareholders of Beijing Cheche Technology Co., Ltd. dated June 18, 2021 and November 14, 2022, respectively.

10.8	English translation of the executed form Power of Attorney by shareholders of Beijing Cheche Technology Co., Ltd. and a schedule of all executed power of attorney adopting the same form.

10.9	English translation of Exclusive Business Cooperation Agreement between Cheche Technology (Ningbo) Co., Ltd. and Beijing Cheche Technology Co., Ltd. dated November 22, 2018.

10.10	English translation of Exclusive Option Agreements among Cheche Technology Inc., Cheche Technology (Ningbo) Co., Ltd., Beijing Cheche Technology Co., Ltd. and shareholders of Beijing Cheche Technology Co., Ltd. dated June 18, 2021 and November 14, 2022, respectively.

Exhibit Number	Description

10.11	Form of Shareholder Support Agreement, by and among certain shareholders of Cheche Technology Inc, Cheche Technology Inc., Cheche Group Inc. and Prime Impact Acquisition I (incorporated by reference to Exhibit 10.2 of Prime Impact’s Current Report on Form 8-K filed with the SEC on January 30, 2023).

10.12	Sponsor Support Agreement, dated as of January 29, 2023, by and among certain shareholders of Prime Impact, Cheche Technology Inc, Cheche Group Inc. and Prime Impact Acquisition I (incorporated by reference to Exhibit 10.1 of Prime Impact’s Current Report on Form 8-K filed with the SEC on January 30, 2023).

10.13	Form of A&R Registration Rights Agreement.

10.14	Form of Director Indemnification Agreement

10.15	2023 Equity Incentive Plan of Cheche Group Inc. (attached to the proxy statement/prospectus which forms part of this registration statement as Annex D).

21.1	List of subsidiaries of Cheche Technology Inc.

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, as the independent registered accounting firm for Cheche Technology Inc.

23.2	Consent of WithumSmith+Brown, PC, an independent registered accounting firm for Prime Impact Acquisition I

23.3	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

23.4	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.2).

23.5	Consent of Han Kun Law Offices.

23.6	Consent of iResearch.

23.7	Consent of Houlihan Capital.

23.8	Consent of Goodwin Procter (included in Exhibit 8.1)

24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1*	Form of Proxy for the Extraordinary General Meeting.

99.2	Code of Business Conduct and Ethics of Cheche Group Inc.

99.3	Consent of Shengwen Rong as an independent director nominee of Cheche Group Inc.

99.4	Consent of Liqun Li as an independent director nominee of Cheche Group Inc.

99.5	Consent of Xiufang Li as an independent director nominee of Cheche Group Inc.

107	Filing Fee Table

*	To be filed by Amendment
**	All schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

•	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•

to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as of the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 24, 2023.

Cheche Group Inc.

By:	/s/ Lei Zhang
Name: Lei Zhang
Title: Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Lei Zhang as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form F-4, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 24, 2023.

Signature	Title	Date

/s/ Lei Zhang Lei Zhang	Director and Chief Executive Officer (Principal Executive Officer)	July 24, 2023

/s/ Weiqing Xiang Weiqing Xiang	Financial Controller (Principal Financial and Accounting Officer)	July 24, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States, has signed this registration statement or amendment thereto in the New York, United States, on July 24, 2023.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.